As filed with the U.S. Securities and Exchange Commission on September 26, 2023.

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________

Delta Corp Holdings Limited
(Exact name of registrant as specified in its charter)

___________________________________

Cayman Islands	4112	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Delta Corp Holdings Limited
Boundary Hall
Cricket Square
Grand Cayman, KY1-1102
Cayman Islands
Tel: (345) 814-6677
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________________________

Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, Delaware 19807
Tel: (302) 300-4063
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________________

Copies to:

Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Telephone: (212) 262-6700	Barry I. Grossman, Esq. Sarah Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300

___________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†           The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS	SUBJECT TO COMPLETION,	DATED SEPTEMBER 26, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
COFFEE HOLDING CO., INC.

AND PROSPECTUS FOR UP TO 119,344,963 ORDINARY SHARES OF DELTA CORP HOLDINGS LIMITED

To the Stockholders of Coffee Holding Co., Inc.:

You are cordially invited to attend a special meeting of the stockholders of Coffee Holding Co., Inc. (also referred to as “JVA,” “we” or “us”) to be held virtually at 10:00 a.m. Eastern time, on _____, 2023, at [ ]. Only stockholders who held shares of JVA’s common stock at the close of business on _____, 2023, the record date for the special meeting, will be entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

At the special meeting, we will ask you to vote on a proposal to approve and adopt the Merger and Share Exchange Agreement that we entered into on September 29, 2022, with Delta Corp Holdings Limited, a company incorporated in England and Wales (“Delta”), shareholders of Delta, consisting of Core Maritime Commodities FZ-LLC, a company organized under the laws of the United Arab Emirates, which is owned entirely beneficially by Delta’s founder and chief executive officer, Mudit Paliwal and his related persons (the “Sellers”), Delta Corp Holdings Limited, a Cayman Islands exempted company (“Pubco”), CHC Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Pubco (“Merger Sub”), and the other parties thereto (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides for the combination of JVA and Delta as wholly owned subsidiaries of Pubco, a newly formed holding company, and pursuant to which (a) Pubco will acquire all of the issued and outstanding capital shares of Delta from the Sellers in exchange for the issue by Pubco of ordinary shares in the capital of Pubco, such that Delta will become a wholly owned subsidiary of Pubco and the Sellers become shareholders of Pubco (the “Share Exchange”); and immediately thereafter (b) Merger Sub will merge with and into JVA, with JVA continuing as the surviving entity and wholly owned subsidiary of Pubco (the “Merger”). We refer to the Share Exchange, the Merger and the other transactions contemplated by the Merger Agreement as the “Business Combination.”

According to the Merger Agreement, at the effective time: (a) each of JVA’s issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock” or “JVA Common Stock”), will be cancelled in exchange for the right to receive one ordinary share, par value $0.0001 per share, in the capital of Pubco (a “Pubco Ordinary Share”), consisting in the aggregate of 5,708,599 Pubco Ordinary Shares (the “Merger Consideration”); and (b) the Sellers will receive Pubco Ordinary Shares in the Share Exchange, consisting in the aggregate of 113,636,364 Pubco Ordinary Shares (the “Exchange Consideration”, which collectively with the Merger Consideration, we refer to as the “Business Combination Consideration”), in each case subject to adjustment as set forth in the Merger Agreement, and all upon the terms and subject to the conditions set forth in the Merger Agreement.

The estimated total consideration to be issued to JVA stockholders in the Business Combination is approximately $31.5 million, consisting of Pubco Ordinary Shares, subject to adjustment in accordance with the terms and conditions of the Merger Agreement, as described further in the accompanying proxy statement/prospectus. The exact number of Pubco Ordinary Shares to be issued as consideration in connection with the Business Combination remains subject to adjustment and will be finally determined in accordance with, and subject to, the terms of the Merger Agreement. For an explanation and estimate of the consideration in the Business Combination, see the section of the accompanying proxy statement/prospectus entitled “The Business Combination Proposal (Proposal 1) — Merger Consideration.”

At the effective time of the Merger, each vested or unvested option of JVA exercisable into JVA Common Stock will be substituted for an equivalent option exercisable into the same number of Pubco Ordinary Shares at the same exercise price, which options outstanding as of the date of this proxy statement/prospectus consist of options exercisable for approximately 1,000,000 shares of JVA Common Stock. The Merger Agreement provides for additional Pubco Ordinary Shares to be issued to the Sellers if Delta completes any acquisition of other companies, whether by stock or asset purchase, after the date of the Merger Agreement and prior to the date of the mailing to JVA stockholders of the proxy statement of which the accompanying proxy statement/prospectus forms a part, upon agreement between JVA and Delta on the aggregate value of such transaction(s), and which we refer to as the “Aggregate Other Acquisition Value.” Additionally, if the net income (as defined in the Merger Agreement) of Pubco equals or exceeds $70 million as reported in Pubco’s audited financial statements for the fiscal year ending December 31, 2023, the Sellers will be eligible to receive additional Pubco Ordinary Shares valued at $50 million based on the trading price of Pubco Ordinary Shares during a specified period, which we refer to as the Earnout Shares.

It is anticipated that, immediately following completion of the Business Combination, the existing shareholders of Delta, the Sellers, will own approximately 95.21% of the issued and outstanding Pubco Ordinary Shares (a portion of which will be allocated to Maxim Partners LLC in respect of the success fee owed to it by Delta), and JVA’s existing stockholders will own approximately 4.79% of the issued and outstanding Pubco Ordinary Shares. These percentages do not include the Earnout Shares, or Pubco Ordinary Shares which may be issued upon exercise of outstanding options exercisable for JVA Common Stock which will be exchanged for options exercisable for Pubco Ordinary Shares in connection with the Business Combination, in each case as described in the accompanying proxy statement/prospectus, and are calculated assuming there is no Aggregate Other Acquisition Value based on the current agreement of the parties to the Merger Agreement as of the date of this proxy statement/prospectus. For a discussion of this assumption and other information about the merger consideration, see “The Business Combination Proposal (Proposal 1) — Merger Consideration” and “Unaudited Pro Forma Combined Financial Information.” After the consummation of the Business Combination, Pubco intends to apply to have its ordinary shares listed on the Nasdaq Capital Market under the symbol “DLOG.”

At the special meeting, JVA’s stockholders will be asked to consider and vote upon the following proposals:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Merger and the Share Exchange resulting in each of JVA and Delta surviving as a direct, wholly-owned subsidiary of Pubco, and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”);

•        Proposal No. 2 — The Charter Amendments Proposal — to consider and vote upon a proposal to approve and adopt the amended and restated memorandum and articles of association of Pubco (the “Proposed Charter”), in the form attached hereto as Annex B (which we refer to as the “Charter Amendments Proposal”);

•        Proposal No. 3 — The Advisory Charter Amendments Proposal — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with U.S. Securities and Exchange Commission (“SEC”) requirements (which we refer to as the “Advisory Charter Amendments Proposal”);

•        Proposal No. 4 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), the issuance of more than 20% of Ordinary Shares in the share capital of Pubco in connection with the Business Combination (which we refer to as the “Nasdaq Stock Issuance Proposal” and together with the Business Combination Proposal and the Charter Amendments Proposal, the “Condition Precedent Proposals”); and

•        Proposal No. 5 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting (which we refer to as the “Adjournment Proposal”).

Each of these proposals is more fully described in the accompanying proxy statement/prospectus. The accompanying document is a proxy statement of JVA and a prospectus of Pubco, and provides you with information about JVA, Delta, Pubco, the proposals referenced above, and the procedures for voting at the special meeting of JVA stockholders. We encourage you to read the entire proxy statement/prospectus carefully and in its entirety.

The approval of each of the Condition Precedent Proposals is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all the Condition Precedent Proposals. The Advisory Charter Amendments Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

In connection with its evaluation of the Business Combination, the board of directors of JVA engaged Newbridge Securities Corporation (“Newbridge”) to act as its financial advisor. Newbridge has rendered its opinion stating that, as of September 29, 2022 and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the Merger Consideration to be received by JVA’s stockholders pursuant to the Merger Agreement is fair, from a financial point of view, to JVA’s stockholders. The written opinion of Newbridge is attached as Annex C to this proxy statement/prospectus, and you are encouraged to read it carefully.

The Business Combination cannot be completed unless JVA’s stockholders approve and adopt the Merger Agreement and approve the Business Combination. Such adoption and approval require the affirmative vote of the holders of a majority of the shares of JVA Common Stock outstanding on the record date for the special meeting.

THE BOARD OF DIRECTORS OF JVA UNANIMOUSLY RECOMMENDS ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

The accompanying proxy statement/prospectus contains detailed information about the Business Combination and the special meeting. We encourage you to read carefully this proxy statement/prospectus, including the section entitled “Risk Factors Relating to the Transactions” beginning on page 32.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR INTERNET AS PROVIDED IN THE ENCLOSED PROXY CARD, AS SOON AS POSSIBLE.

Sincerely,
Coffee Holding Co., Inc.
By:
Name:	Andrew Gordon
Title:	President and Chief Executive Officer

Staten Island, New York
•, 2023

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE BUSINESS COMBINATION, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated •, 2023 and is first being mailed to the stockholders of Coffee Holding Co., Inc. on or about •, 2023.

COFFEE HOLDING CO., INC.
3475 Victory Boulevard
Staten Island, NY 10314

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON _____, 2023
YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Coffee Holding Co., Inc. (also referred to as “JVA,” “we” or “us”), a Nevada corporation, will be held virtually at 10:00 a.m., Eastern time, on _____, 2023 (the “Special Meeting”) at [ ]. Stockholders will be able to listen to the meeting live, submit questions and vote online regardless of location via the Internet at [ ] by using the Control ID and Request ID included on your notice regarding the availability of proxy materials, proxy card (printed in the box and marked by the arrow) and the instructions that accompany your proxy materials.

At the Special Meeting, you will be asked to consider and vote upon the following proposals (collectively, the “Proposals”):

(1)    Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Merger and Share Exchange Agreement (the “Merger Agreement”), dated September 29, 2022, by and among JVA, Delta Corp Holdings Limited, a company incorporated in England and Wales (“Delta”), the shareholders of Delta (the “Sellers”), Delta Corp Holdings Limited, a Cayman Islands exempted company (“Pubco”), CHC Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Pubco (“Merger Sub”), and the other parties thereto (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides for the combination of JVA and Delta as wholly owned subsidiaries of Pubco, a newly formed holding company, and pursuant to which (a) Pubco will acquire all of the issued and outstanding capital shares of Delta from the Sellers in exchange for the issue by Pubco of ordinary shares in the capital of Pubco, such that Delta becomes a wholly owned subsidiary of Pubco and the Sellers become shareholders of Pubco (the “Share Exchange”); and immediately thereafter (b) Merger Sub will merge with and into JVA, with JVA continuing as the surviving entity and a wholly owned subsidiary of Pubco (the “Merger”). The Share Exchange, the Merger and the transactions contemplated by the Merger Agreement are sometimes collectively referred to herein as the “Business Combination” and we refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

Pursuant to the Merger Agreement, at the effective time:

(i)     JVA’s issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock”) will be cancelled in exchange for the right to receive 5,708,599 ordinary shares in the capital of Pubco, each ordinary share in the capital of Pubco having a par value of $0.0001 (a “Pubco Ordinary Share”); and

(ii)    The Sellers will receive Pubco Ordinary Shares in the Share Exchange, consisting in the aggregate of 113,636,364 Pubco Ordinary Shares (the “Sellers Shares”);

in each case subject to adjustment as set forth in the Merger Agreement, and all upon the terms and subject to the conditions set forth in the Merger Agreement.

Each vested or unvested option of JVA exercisable into JVA Common Stock will be substituted for an equivalent option exercisable into the same number of Pubco Ordinary Shares at the same exercise price.

Additionally, if the net income of Pubco equals or exceeds $70 million as reported in Pubco’s audited financial statements for the fiscal year ending December 31, 2023, the Sellers will be eligible to receive additional Pubco Ordinary Shares valued at $50 million based on the trading price of Pubco’s Ordinary Shares during a specified period, which we refer to as the “Earnout Shares.” A portion of the Sellers Shares will be allocated to Maxim Partners LLC (“Maxim”) in respect of the success fee owed to it by Delta.

(2)    Proposal No. 2 — The Charter Amendments Proposal — to consider and vote upon a proposal to approve and adopt the amended and restated memorandum and articles of association of Pubco (the “Proposed Charter”), in the form attached hereto as Annex B (which we refer to as the “Charter Amendments Proposal”).

(3)    Proposal No. 3 — The Advisory Charter Amendments Proposal — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with U.S. Securities and Exchange Commission (“SEC”) requirements (which we refer to as the “Advisory Charter Amendments Proposal”).

(4)    Proposal No. 4 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), the issuance of more than 20% of Ordinary Shares in the share capital of Pubco in connection with the Business Combination (which we refer to as the “Nasdaq Stock Issuance Proposal” and together with the Business Combination Proposal and the Charter Amendments Proposal, the “Condition Precedent Proposals”); and

(5)    Proposal No. 5 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting (which we refer to as the “Adjournment Proposal”).

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of JVA’s common stock at the close of business on            , 2023 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of JVA stockholders of record entitled to vote at the Special Meeting will be available for ten (10) days before the Special Meeting (or otherwise after a demand in accordance with Nevada law) at the principal executive offices of JVA for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting. As a result of the Business Combination, and subject to the terms and conditions of the Merger Agreement, Pubco is expected to become a public company. Pubco intends to apply to have its Ordinary Shares listed on the Nasdaq Capital Market under the symbol “DLOG.”

Under the Merger Agreement, the approval of each of the Condition Precedent Proposals is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all the Condition Precedent Proposals. The Advisory Charter Amendments Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal. If JVA’s stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

After careful consideration, the Board of Directors of JVA has unanimously approved the Business Combination and approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote “FOR” each of the Proposals presented to our stockholders at the Special Meeting. When you consider the Board’s recommendation of these proposals, you should keep in mind that directors and officers of JVA have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of JVA’s Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING VIA THE INTERNET, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) THROUGH THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Special Meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such bank, broker or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Your broker or other agent cannot vote on any of the Proposals, including the proposal to approve the Business Combination, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet, or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record, voting electronically via the Internet at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain from the record holder a valid “legal” proxy issued in your name in order to vote at the Special Meeting.

We encourage you to read the accompanying proxy statement carefully and in its entirety, as well as the documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2022. If you have any questions concerning the Business Combination or the Special Meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of common stock, please contact JVA’s proxy solicitor at:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Toll Free: 800-574-6216

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,
Coffee Holding Co., Inc.
By:
Name:	David Gordon
Title:	Secretary

•, 2023

You are cordially invited to attend the special meeting via the Internet. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote via the Internet if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy issued in your name from that record holder.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Pubco, constitutes a prospectus of Pubco under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to (1) the Pubco Ordinary Shares to be issued to the JVA stockholders, (2) the Pubco Ordinary Shares to be issued to the shareholders of Delta (a portion of such shares being allocated to Maxim in respect of the success fee owed to it by Delta); and (3) the Pubco Ordinary Shares underlying options of JVA which are exchanged for options exercisable into Pubco Ordinary Shares at the effective time of the Business Combination, in each case, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of JVA stockholders at which JVA stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/ prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to JVA stockholders nor the issuance by Pubco of its Ordinary Shares in connection with the Business Combination will create any implication to the contrary.

Information contained or incorporated by reference in this proxy statement/prospectus regarding JVA and its business, operations, management and other matters has been provided by JVA, and information contained in this proxy statement/prospectus regarding Delta and its business, operations, management and other matters has been provided by Delta. Information provided by either JVA, on the one hand, or Delta, on the other hand, does not constitute any representation, estimate or projection of any other party.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, please contact JVA’s proxy solicitor listed below. You will not be charged for any of these documents that you request.

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Toll Free: 800-574-6216

In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on            , 2023, you must request the information no later than seven business days prior to the date of the Special Meeting, by            , 2023.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 221 of this proxy statement/prospectus.

TRADEMARKS

JVA and Delta own or have rights to trademarks that they use in connection with the operation of their respective businesses and that are used in this proxy statement/prospectus. This proxy statement/prospectus also includes other trademarks, trade names and service marks that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry data and forecasts that JVA and Delta obtained or derived from internal company analyses, independent third-party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses, information, assumptions or judgments, as well as the independent sources referred to above. Statements as to industry position are based on market data currently available. Any estimates underlying such market-derived information and other factors could cause actual results to differ from those expressed in the independent parties’ estimates and in our estimates, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. This includes, without limitation, statements regarding the financial position, financial performance, business strategy, expectations of our business and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this presentation are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•        a delay in completing, or the inability to complete, the transactions contemplated by the proposed Business Combination, due to a failure to obtain the approval of the stockholders of JVA, a failure to satisfy other conditions to Closing in the Merger Agreement or some other reason;

•        the inability to obtain and/or maintain the listing of Pubco Ordinary Shares on Nasdaq or another exchange following the Business Combination;

•        the risk that the proposed Business Combination disrupts Delta’s or JVA’s current business and operations;

•        the reaction of Delta’s or JVA’s customers to the Business Combination;

•        the inability to realize anticipated benefits of the Business Combination, which could result from, among other things, competition, the inability to integrate the JVA and Delta businesses or the inability of the combined business to generate revenue, grow and manage growth profitably;

•        differences in the debt, or working capital, or other expenses, or other items that affect the consideration in the Business Combination, or other assumptions relating to our calculation of possible values and percentages holdings by parties to the Business Combination;

•        costs related to the Business Combination;

•        the outcome of any legal proceedings that might be instituted against JVA or Delta, including any legal proceedings relating to the proposed Business Combination;

•        changes in applicable laws or regulations;

•        the timing of revenue and expenditures;

•        the ability of Delta or JVA to access sufficient capital to run its business;

•        assumptions regarding, and changes in, energy, material and labor prices;

•        Delta’s business strategy and plans, including future growth initiatives;

•        the result of future financing efforts;

•        the effects of increased competition as well as innovations by new and existing competitors in the markets within which JVA and Delta operate;

•        JVA’s and Delta’s ability to retain their existing customers and to increase the number of customers;

•        JVA’s and Delta’s ability to effectively manage or sustain growth;

•        potential acquisitions and integration of complementary businesses and technologies;

v

•        future revenue, hiring plans, expenses, capital expenditures, and capital requirements;

•        JVA’s and Delta’s ability to comply with new or modified laws and regulations that currently apply or become applicable to their businesses;

•        the loss of key employees or management personnel;

•        the possibility that JVA or Delta might be adversely affected by other economic, business or competitive factors; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those indicated under the section entitled “Risk Factors.”

We caution you that the foregoing list may not contain all the forward-looking statements made in this proxy statement/prospectus. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, JVA and Delta operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for the companies’ management to predict all risks, nor can they assess the impact of all factors on the companies’ businesses or the extent to which any factor, or combination of factors, may cause the actual results of JVA or Delta to differ materially from those contained in any forward-looking statements that may be made. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this proxy statement/prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus to conform these statements to actual results or to changes in our expectations.

You should read this proxy statement/prospectus and the documents that we reference in this proxy statement/prospectus and have filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of JVA stockholders. The following questions and answers do not include all the information that is important to stockholders of JVA. We urge the stockholders of JVA to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     The board of directors of JVA is soliciting your proxy to vote at the Special Meeting because you owned shares of JVA Common Stock at the close of business on ________ __, 2023, the “Record Date” for the Special Meeting, and are therefore entitled to vote at the Special Meeting. This proxy statement/prospectus, along with a proxy card or a voting instruction card, is being mailed to stockholders on or about ______ __, 2023. JVA has made these materials available to you on the Internet, and JVA has delivered printed proxy materials to you or sent them to you by e-mail. This proxy statement summarizes the information that you need to know to cast your vote at the Special Meeting. You do not need to attend the Special Meeting to vote your shares of JVA Common Stock.

JVA’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination contemplated by the Merger Agreement, among other proposals. The Business Combination cannot be completed unless JVA’s stockholders approve the Business Combination Proposal, the Charter Amendments Proposal and the Nasdaq Proposal set forth in this proxy statement/prospectus. Information about the Special Meeting, the Business Combination and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus.

Upon the completion of the transactions contemplated by the Merger Agreement, each of JVA and Delta will become a direct, wholly owned subsidiary of a newly formed company, Pubco. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at JVA’s Special Meeting. You should read this proxy statement/prospectus and its annexes and the other documents referred to herein carefully and in their entirety.

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO SUBMIT YOUR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

Q:     When and where will the Special Meeting be held?

A:     The Special Meeting will be held at 10:00 a.m., local time, on ________, ________ __, 2023 virtually at [    ]. JVA stockholders will be able to listen to the meeting live, submit questions and vote online regardless of location via the Internet at [    ] by using the Control ID and Request ID included on your notice regarding the availability of proxy materials, proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.

Q:     On what matters will I be voting?

A:     Stockholders of JVA are being asked to vote on the following proposals:

(1)    The Business Combination Proposal (Proposal 1) — To approve and adopt the Merger Agreement and the transactions contemplated therein, including the Business Combination (which we refer to as the “Business Combination Proposal”). A summary of the Business Combination is set forth in the “Business Combination (Proposal 1)” section of this proxy statement/prospectus, and a complete copy of the Merger Agreement is attached hereto as Annex A. You are encouraged to read them in their entirety.

(2)    The Charter Amendments Proposal (Proposal 2) — To approve and adopt the amended and restated memorandum and articles of association of Pubco (the “Proposed Charter”), in the form attached hereto as Annex B (which we refer to as the “Charter Amendments Proposal”), including, among other things, for the following:

(a)     a single class of ordinary shares with 499,000,000 authorized shares;

(b)    1,000,000 authorized preferred shares;

(c)     establishing that the board of directors of Pubco following the Closing of the Business Combination (the “Pubco Board”) will be divided into three classes with only one class of directors being appointed in each year and each class serving a three-year term and with the number of directors being initially fixed at six members or up to seven members; and

(d)    prohibiting shareholder actions by written consent.

(3)    The Advisory Charter Amendments Proposal (Proposal 3) — To approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with U.S. Securities and Exchange Commission (“SEC”) requirements (which we refer to as the “Advisory Charter Amendments Proposal”);

(4)    The Nasdaq Stock Issuance Proposal (Proposal 4) — To approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), the issuance of more than 20% of the Ordinary Shares in the share capital of Pubco in connection with the Business Combination (which we refer to as the “Nasdaq Stock Issuance Proposal”); and

(5)    The Adjournment Proposal (Proposal 5) — To approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting (which we refer to as the “Adjournment Proposal”).

The Business Combination is conditioned upon the approval of the Business Combination Proposal, the Charter Amendments Proposal and the Nasdaq Proposal, subject to the terms of the Merger Agreement. The Business Combination is not conditioned on the approval of the Advisory Charter Amendments Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

Q:     Why is JVA proposing the Merger?

A:     In the course of its evaluation of the Merger Agreement and merger with Delta, the JVA Board held numerous meetings, consulted with JVA’s executive management, JVA’s outside legal counsel and JVA’s financial advisors, and reviewed and assessed a significant amount of information, and considered a number of factors, including, without limitation, the following:

•        the JVA Board’s conclusion that the Business Combination provides existing JVA stockholders an opportunity to participate in the potential growth of post-Business Combination Pubco while still participating in the continuing business of JVA, which will be a wholly owned subsidiary of Pubco post-Business Combination;

•        the JVA’s Board’s belief that post-Business Combination, JVA will be in a greatly enhanced financial position to continue the business of JVA; and

•        the JVA Board’s consideration that post-Business Combination Pubco will be led by an experienced senior management team.

However, there is no assurance of the growth potential of Pubco.

Q:     What consideration will JVA stockholders receive if the Business Combination is completed?

A:     The estimated total consideration to JVA stockholders in the Business Combination is approximately $31.5 million consisting of Pubco Ordinary Shares, subject to adjustment in accordance with the terms and conditions of the Merger Agreement, as described further in the accompanying proxy statement/prospectus. This total consideration payable to JVA stockholders in Pubco Ordinary Shares is agreed upon amongst the parties pursuant to the Merger Agreement based upon an implied per-share value of $5.50 to be paid to JVA stockholders as consideration in the Business Combination, and reflecting an agreed-upon premium to the then-current trading price of shares of JVA Common Stock. At the effective time of the Merger, each vested or unvested option of JVA exercisable into JVA Common Stock will be substituted for an equivalent option exercisable into the same number of Pubco Ordinary Shares at the same exercise price. The exact number of Pubco Ordinary Shares to be issued as consideration in connection with the Business Combination remains subject to adjustment and will be finally determined in accordance with, and subject to, the terms of the Merger Agreement. The Merger Agreement provides if Delta completes any acquisition of other companies, whether by stock or asset purchase, after the date of the Merger Agreement and prior to the date of the mailing to JVA stockholders of the proxy statement of which this proxy statement/prospectus forms a part, then JVA and Delta shall agree in good faith on the aggregate value of such transaction(s) and shall increase the number of Pubco Ordinary Shares the Sellers are entitled to receive as consideration in the Business Combination, as so agreed between JVA and Delta, which consideration we refer to as the “Aggregate Other Acquisition Value.” In addition, if the net income (as defined in the Merger Agreement) of Pubco equals or exceeds $70 million as reported in Pubco’s audited financial statements for the fiscal year ending December 31, 2023, the Sellers will be eligible to receive additional Pubco Ordinary Shares valued at $50 million based on the trading price of Pubco’s Ordinary Shares of a specified period, which we refer to as the Earnout Shares. For an explanation and estimate of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — Merger Consideration.”

It is anticipated that, immediately following completion of the Business Combination, the Sellers, as the existing stockholders of Delta, will own approximately 95.21% of the issued and outstanding Pubco Ordinary Shares in the capital of Pubco (a portion of which will be allocated to Maxim in respect of the success fee owed to it by Delta), and JVA’s existing stockholders will own approximately 4.79% of the issued and outstanding Pubco Ordinary Shares in the capital of Pubco. These percentages do not include the Earnout Shares or Pubco Ordinary Shares which may be issued upon exercise of outstanding options exercisable for JVA Common Stock which will be exchanged for options exercisable for Pubco Ordinary Shares in connection with the Business Combination described in the accompanying proxy statement/prospectus and are calculated assuming there is no Aggregate Other Acquisition Value based on the current agreement of the parties to the Merger Agreement as of the date of this proxy statement/prospectus. For a discussion of this assumption and the merger consideration, see “The Business Combination Proposal (Proposal 1) — Merger Consideration” and “Unaudited Pro Forma Combined Financial Information.”

Q:     What happens if I transfer my shares after the Record Date, but before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of JVA after the Record Date but before the Special Meeting, you will retain your right to vote at the Special Meeting, but will transfer ownership of the shares and will not hold an interest in JVA with respect of such shares after the Business Combination is completed.

Q:     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:     Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

Q:     How does JVA’s board of directors recommend that I vote?

A:     The JVA board of directors (the “JVA Board”) recommends that JVA stockholders vote or give instruction to vote:

☐      “ FOR ” the Business Combination Proposal;

☐      “ FOR ” the Charter Amendments Proposal;

☐      “ FOR ” the Advisory Charter Amendments Proposal;

☐      “ FOR ” the Nasdaq Stock Issuance Proposal; and

☐      “ FOR ” the Adjournment Proposal, if presented.

You should read section entitled “The Business Combination — Recommendation of JVA’s Board of Directors and Reasons for the Business Combination” beginning on page 82 for a discussion of the factors that the JVA Board considered in deciding to recommend the approval of the Business Combination Proposal.

Q:     Do persons involved in the Business Combination have interests that may conflict with those as a JVA stockholder generally?

A:     In considering the recommendation of the JVA Board to approve the Merger Agreement, JVA stockholders should be aware that certain JVA executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of JVA stockholders generally.

As of March 1, 2023, JVA’s directors and executive officers beneficially owned approximately 21.6% of the outstanding shares of JVA Common Stock.

Further, as of March 1, 2023, there were outstanding options exercisable for up to 1,000,000 shares of JVA Common Stock, an aggregate of which options exercisable for 689,000 are held by JVA’s directors and executive officers. With the exception of Andrew Gordon and David Gordon, no current director or executive officer of JVA will be a director or executive officer of Pubco after the completion of the Business Combination. The Merger Agreement provides that the 2013 Equity Compensation Plan of JVA (the “2013 Plan”) will continue and be assumed by Pubco following the consummation of the Business Combination and the options currently held by each of the members of the JVA Board and executive officers will be amended to be exercisable for Pubco’s Ordinary Shares and the options, with respect to JVA directors who are not also officers of JVA, will be extended to two years from the date of expiration or termination of such directors’ service to JVA as a result of the Business Combination (rather than expiring two months after such expiration or termination as otherwise set forth in the 2013 Plan and any relevant award agreements).

Upon the closing of the Business Combination, Andrew Gordon, JVA’s Chief Executive Officer, and David Gordon, JVA’s Executive Vice President, will each enter into an employment agreement with Pubco whereby Messrs. Gordon will each become an employee of Pubco or a subsidiary thereof.

These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “Interests of Directors and Executive Officers of JVA in the Merger.”

Q:     Are the Proposals conditioned on one another?

A:     Yes. We refer to the Business Combination Proposal, the Charter Amendments Proposal and the Nasdaq Stock Issuance Proposal, as “Condition Precedent Proposals.” The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the Special Meeting. The Condition Precedent Proposals are each conditioned on each other. If the Business Combination Proposal is not approved, the other Proposals, other than the Adjournment Proposal, will not be presented to the stockholders of JVA at the Special Meeting. The Adjournment Proposal, as well as the Advisory Charter Amendments Proposal, is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

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Q:     How do I vote?

A:     After you have carefully read this proxy statement prospectus and have decided how you wish to vote your shares of JVA Common Stock, please vote your shares promptly.

Stockholders of Record

If your shares of JVA Common Stock are registered directly in your name with JVA’s transfer agent, Direct Transfer, LLC, you are the stockholder of record of those shares and these proxy materials have been mailed or e-mailed to you by JVA. You may vote your shares by Internet or by mail as further described below. Your vote authorizes Andrew Gordon, Chief Executive Officer of JVA, as your proxy, with the power to appoint his substitute, to represent and vote your shares as you direct.

☐	Vote by Internet — http://www.___________________________.
☐	Use the Internet to transmit your voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on ______, ______ __, 2023.
☐	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

☐      Vote by mail.

☐      Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

Beneficial Owners

If you own shares through a bank, broker, trust or other nominee rather than in your own name, you are the beneficial owner of shares, but considered to be holding the shares in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your broker, bank or other record holder, along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

The JVA Board of Directors is not aware of any other matters to be presented for action at the meeting, but if other matters are properly brought before the Special Meeting, shares represented by properly completed proxies received by mail, telephone, Fax or the Internet will be voted in accordance with the judgment of the persons named as proxies.

Q:     What constitutes a quorum for voting at the Special Meeting?

A:     A quorum of stockholders at the Special Meeting is necessary to hold a valid meeting. If the holders of one third of the total number of votes eligible to be cast by the holders of the outstanding shares of JVA Common Stock entitled to vote are represented in person or by proxy at the Special Meeting, a quorum will exist. JVA will count proxies marked as “abstain”, “withhold” and broker non-votes (as defined and described below) as shares present for purposes of forming a quorum at the Special Meeting.

Q:     What vote is required to approve each Proposal?

A:     Assuming a quorum is present at the Special Meeting the following votes will be required to approve each Proposal:

The Business Combination Proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of JVA. As a result, abstentions and “broker non-votes” (see below), if any, will have the effect of a vote against the Business Combination Proposal. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

The Charter Amendments Proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of JVA. As a result, abstentions and “broker non-votes” (see below), if any, will have the effect of a vote against the Charter Amendments Proposal. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

The Advisory Charter Amendments Proposal requires the affirmative vote of the holders of a majority of shares present and entitled to vote at the Special Meeting, if a quorum is present. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Advisory Charter Amendments Proposal.

The approval of the Advisory Charter Amendments Proposal is not required by the Nevada Revised Statutes (the “NRS”) separate and apart from the Charter Amendments Proposal. However, pursuant to SEC guidance, JVA is required to submit these provisions to its stockholders separately for approval. However, the stockholder votes regarding this proposal is advisory, and are binding on JVA or the JVA Board (separate and apart from the approval of the Charter Amendments Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendments Proposal (separate and apart from approval of the Charter Amendments Proposal).

The Nasdaq Stock Issuance Proposal requires the affirmative vote of the holders of a majority of shares present and entitled to vote at the Special Meeting, if a quorum is present. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Nasdaq Stock Issuance Proposal.

The Adjournment Proposal, if presented, requires the affirmative vote of the holders of a majority of shares present and entitled to vote at the Special Meeting, if a quorum is present. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Adjournment Proposal.

Q:     What are abstentions and broker non-votes and how do they impact the Proposals?

A:     An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Under the NRS, abstentions are considered present and entitled to vote at the Special Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of the majority of the voting power of JVA (the Business Combination Proposal and the Charter Amendments Proposal).

If your shares of JVA Common Stock are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your shares.

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

We believe the Adjournment Proposal will be considered “routine” under the relevant securities exchange rules and will not be subject to broker non-vote. All other Proposals involve matters that we believe will be considered “non-routine” and brokers and other intermediaries will not have the discretion to vote on them without voting instructions. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by such organization.

If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

If you are a JVA stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Amendments Proposal, the Advisory Charter Amendments Proposal, the Nasdaq Stock Issuance Proposal, or the Adjournment Proposal.

Q:     How many votes do I and others have?

A:     You are entitled to one vote for each share of JVA Common Stock that you held as of the Record Date. As of the close of business on the Record Date, there were              outstanding shares of JVA Common Stock.

Q:     What if I vote and then change my mind?

A:     If you give us your proxy, you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:

•        filing with the Secretary of JVA a notice of revocation prior to the Special Meeting;

•        re-voting over the Internet as instructed above;

•        sending in another duly executed proxy bearing a later date; or

•        attending the Special Meeting and voting at the meeting. Attending the Special Meeting will not in and of itself revoke a previously submitted proxy.

For purposes of submitting your vote online, you may change your vote until 11:59 p.m. Eastern Time on            , 2023. At this deadline, the last vote submitted will determine the vote that is counted.

Q:     How will our directors and executive officers vote on the Proposals?

A:     As of the Record Date, the directors and executive officers of JVA as a group owned and were entitled to vote _________ shares of the common stock of JVA, representing approximately _____% of the outstanding shares of JVA Common Stock on that date. JVA expects that its directors and executive officers will vote their shares in favor of the Business Combination Proposal, the Charter Amendments proposal, the Advisory Charter Amendments Proposal, the Nasdaq Stock Issuance Proposal and the Adjournment Proposal (if presented). In connection with the execution of the Merger Agreement, Andrew Gordon, JVA’s Chief Executive Officer and Chief Financial Officer, and David Gordon, JVA’s Executive Vice President — Operations, have entered into a Voting and Support Agreement that obligates them to do so.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of JVA Common Stock represented by your proxy will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

Q:     Can I change my vote after I have returned a proxy or voting instruction card?

A:     Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of four ways:

☐	you can grant a new, valid proxy bearing a later date;
☐	you can send a signed notice of revocation;
☐

if you are a holder of record, you can attend the Special Meeting and vote, which will automatically cancel any proxy previously given, or you may revoke your proxy at the Special Meeting, but your attendance alone will not revoke any proxy that you have previously given; or

☐

if your shares of JVA Common Stock are held in an account with a broker, bank or other nominee, you must follow the instructions on the voting instruction card you received in order to change or revoke your instructions.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of JVA, as specified in this proxy statement, no later than the beginning of the Special Meeting. If your shares are held in street name by your broker, bank or nominee, you should contact them to change your vote.

Q:     Are JVA stockholders entitled to appraisal rights?

A:     No. JVA stockholders do not have appraisal rights in connection with the Business Combination under the NRS.

Q:     What do I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement, proxy cards and/or voting instruction forms. This can occur if you hold your shares of common stock in more than one brokerage account, if you hold shares directly as a record holder and also in street name, or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, each should be voted and/or returned separately in order to ensure that all of your shares of common stock are voted.

Q:     If I am a JVA stockholder, should I send in my JVA stock certificates (if any) with my proxy card?

A:     No. Please DO NOT send your JVA stock certificates (if any) with your proxy card.

After the Business Combination is completed, if you held certificates representing shares of JVA Common Stock prior to the Business Combination, Pubco’s transfer agent,               , will send you a letter of transmittal and instructions for exchanging your shares of JVA Common Stock for Pubco Ordinary Shares. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, you will receive your Pubco Ordinary Shares.

Q:     What are the material U.S. federal income tax consequences of the Business Combination to U.S. holders of JVA Common Stock?

A:     Please review carefully the information under “Material U.S. Federal Income Tax Consequences of the Business Combination” for a description of the material U.S. federal income tax consequences of the Business Combination. The tax consequences to you will depend on your own situation. Please consult your tax advisors as to the specific tax consequences to you of the Business Combination, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in light of your particular circumstances.

Q:     When do you expect the Business Combination to be completed?

A:     We are working to complete the Business Combination as quickly as possible, and we expect to complete all transactions as early as in the fourth quarter of 2023. However, JVA cannot assure you when or if the Business Combination will occur. The Business Combination is subject to JVA stockholder approval and other conditions, and it is possible that factors outside the control of both JVA and Delta could result in the Business Combination being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Business Combination.

Q:     Whom should I call with questions about the Special Meeting or the Business Combination?

A:     JVA stockholders should call Alliance Advisors LLC, 200 Broadacres Drive, 3rd Floor Bloomfield, NJ 07003 Telephone: 866-619-8907. Banks and brokers can call collect at: 866-619-8907.

JVA will pay the cost of soliciting proxies for the Special Meeting. JVA has engaged Alliance Advisors LLC to assist in the solicitation of proxies for the special meeting. The fees that will be paid to Alliance Advisors LLC are anticipated to be approximately $15,000, and JVA will reimburse their out-of-pocket expenses. JVA has also agreed to indemnify Alliance Advisors against certain claims. JVA also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of JVA Common Stock for their expenses in forwarding soliciting materials to beneficial owners of JVA Common Stock and in obtaining voting instructions from those owners. JVA’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What will the business of Pubco be if the Business Combination is consummated?

A:     The business of Pubco is anticipated to be organized into four segments, (i) Coffee, (ii) Bulk Logistics, (iii) Energy Logistics and (iv) Asset Management.

Q:     What will the board of directors and management of Pubco be if the Business Combination is consummated?

A:     Following the consummation of the Business Combination, the Board of Directors of Pubco will be comprised of six directors, including one director appointed by JVA, currently expected to be Andrew Gordon. In addition, Mudit Paliwal and Joseph Nelson, currently the Chief Executive Officer and Chief Financial Officer, respectively, of Delta, will be the chief executive officer and chief financial officer, respectively, of Pubco. See “Management of Pubco Following the Business Combination” for more information.

Q:     What were the bases of the board of JVA’s recommendation for the Business Combination and what other factors did it consider in connection with the Business Combination?

A:     In evaluating the Merger Agreement and the transactions contemplated thereby and recommending that JVA’s stockholders vote in favor of the Business Combination Proposal, JVA’s board of directors, in consultation with JVA’s senior management, outside legal counsel and financial advisor, considered numerous positive factors relating to the Merger Agreement, the Business Combination and the other transactions contemplated thereby including the following material factors:

•        the JVA Board’s conclusion that the Business Combination provides existing JVA stockholders an opportunity to participate in the potential growth of post-Business Combination Delta (through Pubco) following the Business Combination while still participating in the continuing business of JVA, which will continue as a wholly-owned subsidiary of Pubco;

•        the approximately $31.5 million valuation of JVA in the context of the Business Combination vis a vis the perceived value of JVA reflected in the price of its common stock;

•        the JVA Board’s belief that JVA, as a wholly owned subsidiary of Pubco, will be in a greatly enhanced financial position to continue the coffee roasting business of JVA;

•        the fact that JVA’s board of directors received and reviewed a fairness opinion from Newbridge stating that the Merger Consideration to be received in the Business Combination is fair; and

•        the fact that resolutions approving the Merger Agreement were unanimously approved by JVA’s board of directors, which is comprised of a majority of independent directors.

Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

Coffee Holding Co., Inc. (“JVA”)

Coffee Holding Co., Inc., or JVA, was incorporated on October 9, 1995, under the laws of the State of Nevada under the name Transpacific International Group Corp (“Transpacific”). On April 16, 1998, Transpacific completed a merger with Coffee Holding Co., Inc., a New York corporation. Upon the consummation of the merger, Coffee Holding Co., Inc. was merged into Transpacific and Transpacific changed its name to Coffee Holding Co., Inc.

JVA is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. JVA has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. JVA’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

JVA’s principal executive offices are located at 3475 Victory Boulevard, Staten Island, New York 10314. JVA’s telephone number is (718) 832-0800.

JVA’s common stock, par value $0.001 per share, is listed on the Nasdaq Capital Market under the trading symbol “JVA”.

Delta Corp Holdings Limited

Delta was incorporated in 2021 as a holding company for global businesses engaged in logistics, fuel supply and asset management related services, primarily servicing the maritime supply chain. Several of Delta’s subsidiaries have been in operation since 2019. Delta operates its businesses in three segments: Bulk Logistics, Energy Logistics and Asset Management. Together its businesses facilitate the global trade of energy, raw materials, intermediate goods and agricultural products. Delta offers customized & client-centric solutions for their logistic and asset management requirements. Delta seeks to operate in high-growth and niche markets in providing these solutions. Delta partners with companies that value long-term relationships, care about quality of service and seek a company with a thoroughly professional approach to managing their supply chains.

On January 28, 2021, Delta was organized as a private company under the laws of England and Wales by organizing the businesses of Delta established in 2019. The following is a list of Delta’s direct and indirect subsidiaries as of December 31, 2022:

Name	Country of incorporation	Ownership
Delta Corp Shipping B.V.	Netherlands	100%
Delta Corp Shipping Pte. Ltd.	Singapore	100%
Delta Corp Europe Aps	Denmark	100%
Delta Carrier ME DMCC	United Arab Emirates	100%
Delta HNT FZE	United Arab Emirates	100%
Deltabulk Shipping India Private Ltd.	India	100%
Delta Bulk Shipping DMCC	United Arab Emirates	100%
Vishwaa Carriers LLC	United Arab Emirates	49%
Delta Energy Fuel Supply & Trading B.V.	Netherlands	100%
Delta Energy Fuel Supply & Trading S.A.	Switzerland	100%
Delta Energy Fuel Supply & Trading Ltd.	Ireland	100%

Name	Country of incorporation	Ownership
Delta Energy Fuel Supply & Trading GmbH	Germany	100%
DeltaConnect DMCC	United Arab Emirates	51%
Delta Energies Limited	United Kingdom	100%
Oleo Energy DMCC	United Arab Emirates	100%
Oleo India Pvt. Ltd.	India	100%
Gulf Petrochem Factory LLC	United Arab Emirates	49%
Delta Corp (Mauritius) Limited	Mauritius	100%
Delta Energy Fuel & Lubricants Nigeria Ltd.	Nigeria	100%
Delta Lubricants & Greases Tanzania Ltd.	Tanzania	100%
Delta Energies (Mauritius) Limited	Mauritius	100%
DC Energy Kenya Ltd.	Kenya	100%
Delta Energy Rwanda Ltd.	Rwanda	100%
DC Energy Uganda Ltd.	Uganda	100%
Delta Corp Tanzania Ltd.	Tanzania	100%
Delta Corp Ship Management B.V.	Netherlands	100%
Delta Corp Ship Management DMCCO*	United Arab Emirates	100%

Delta’s principal executive offices and mailing address are located at Suite 3016, The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB, United Kingdom and its phone number is (+44) 0203 753 5598.

Pubco

Pubco is a Cayman Islands exempted company and is the owner of all of the issued and outstanding equity interests of Merger Sub. Pubco was incorporated under the laws of the Cayman Islands on September 21, 2022. Pubco owns no material assets other than the equity interests of Merger Sub and it does not operate any business.

The mailing address of the principal executive offices of Pubco is Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands, and its telephone number is (345) 814-6677.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Pubco formed solely for the purpose of effectuating the merger with JVA in which JVA will be the surviving entity. Merger Sub was incorporated under the laws of the State of Nevada on September 23, 2022. Merger Sub owns no material assets and does not operate any business.

The mailing address and telephone number of Merger Sub’s principal executive office is the same as for Pubco. At the consummation of the Business Combination, Merger Sub will cease to exist after being merged into JVA.

The Merger Agreement

On September 29, 2022, JVA entered into a Merger and Share Exchange Agreement (as amended and supplemented, the “Merger Agreement”) with Delta Corp Holdings Limited, a company incorporated in England and Wales (“Delta”), shareholders of Delta, consisting of Core Maritime Commodities FZ-LLC, a company organized under the laws of the United Arab Emirates (referred to herein as “CMC”), which is owned entirely beneficially by Delta’s founder and chief executive officer, Mudit Paliwal and his related persons (the “Sellers”), Delta Corp Holdings Limited, a Cayman Islands exempted company (“Pubco”), CHC Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Pubco (“Merger Sub”), and the other parties thereto. Pursuant to the Merger Agreement (a) Pubco will acquire all of the issued and outstanding capital shares of Delta from the Sellers in exchange for the issue by Pubco of ordinary shares in the capital of Pubco, such that Delta becomes a wholly owned subsidiary of Pubco and the Sellers become shareholders of Pubco (the “Share Exchange”); and immediately thereafter (b) Merger Sub will merge into JVA, with JVA continuing as the surviving entity and wholly owned subsidiary of Pubco, resulting in each of JVA and Delta continuing as separate, wholly-owned subsidiaries of Pubco. For more information about the transactions contemplated by the Merger Agreement, please see the section entitled “The Business Combination Proposal — Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated herein by reference.

Business Combination Consideration

The Merger Agreement provides that, as of the effective time, JVA stockholders will receive approximately $31.5 million of Pubco Ordinary Shares and Delta stockholders will receive approximately $625 million of Pubco Ordinary Shares, subject to certain adjustments, at an estimated implied diluted value per share of approximately $5.50. This per share implied diluted value was agreed upon by the parties in the Merger Agreement, and reflects for JVA stockholders an agreed-upon premium to the then-current trading price of the JVA Common Stock.

Pursuant to the Merger Agreement, based on this consideration, at the effective time:

(i)     JVA’s Common Stock will be cancelled in exchange for the right to receive 5,708,599 Pubco Ordinary Shares; and

(ii)    Sellers will receive Pubco Ordinary Shares in the Share Exchange, consisting in the aggregate of 113,636,364 Ordinary Shares (the “Sellers Shares”);

in each case subject to adjustment as set forth in the Merger Agreement, and all upon the terms and subject to the conditions set forth in the Merger Agreement.

Each vested or unvested option of JVA exercisable into JVA Common Stock will be exchanged for an equivalent option exercisable into the same number of Pubco Ordinary Shares at the same exercise price.

The Merger Agreement provides the Sellers may receive additional Pubco Ordinary Shares in the amount of the Aggregate Other Acquisition Value, if Delta completes any acquisition of other companies, whether by stock or asset purchase, after the date of the Merger Agreement and prior to the date of the mailing to JVA stockholders of the proxy statement of which this proxy statement/prospectus forms a part. The Merger Agreement provides that JVA and Delta shall agree in good faith on the aggregate value of such transaction(s) to be ascribed to as Aggregate Other Acquisition Value. Additionally, if the net income (as defined in the Merger Agreement) of Pubco equals or exceeds $70 million as reported in Pubco’s audited financial statements for the fiscal year ending December 31, 2023, the Sellers will be eligible to receive additional Pubco Ordinary Shares valued at $50 million based on the trading price of Pubco’s Ordinary Shares during a specified period, which we refer to as the Earnout Shares. A portion of the Sellers Shares will be allocated to Maxim in respect of the success fee owed to it by Delta, as described below.

Representations and Warranties

JVA, Pubco, Delta and the Sellers have made customary representations and warranties in the Merger Agreement and have agreed to customary covenants regarding the operation of their respective businesses prior to the closing of the transactions contemplated thereby.

Conditions to Closing

According to the terms of the Merger Agreement, the Closing of the Business Combination is subject to customary closing conditions, including, conditions exercisable by each of Delta and JVA, which we refer to as Mutual Conditions, and by Delta and JVA respectively.

Mutual Conditions

The obligations of Delta and JVA to consummate the Business Combination are subject to the satisfaction or waiver (by each of Delta and JVA) at or prior to the effective time of the Merger of the following conditions:

•        The Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of JVA stockholders at the Special Meeting in accordance with this proxy statement/prospectus, the NRS, JVA’s existing organizational documents and applicable law;

•        Any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under any antitrust laws shall have expired or been terminated;

•        All required consents set forth in the Merger Agreement having been obtained;

•        No governmental authority having enacted, issued, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Merger Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

•        The members of the Pubco Board having been elected or appointed as of the Closing consistent with the Merger Agreement;

•        At or prior to the Closing, the shareholders of Pubco having amended and restated the memorandum and articles of association of Pubco, which we refer to as the Pubco Charter, in form and substance as shall have been mutually agreed by Pubco, Delta and JVA prior to the Closing;

•        Each of Delta and JVA having received evidence reasonably satisfactory to such party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing;

•        The Registration Statement of which this proxy statement/prospectus forms a part having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC; and

•        The Pubco Ordinary Shares to be issued in connection with the closing of the Business Combination having been approved for listing on the Nasdaq, subject to official notice of issuance.

Conditions to Obligations of Delta, Pubco, Merger Sub and the Sellers

In addition to the mutual conditions specified above, the obligations of Delta, Pubco, Merger Sub and the Sellers to consummate the Business Combination are subject to the satisfaction or written waiver (by Delta and Pubco) of the following conditions:

•        The accuracy of the representations and warranties of JVA set forth in the Merger Agreement and in any certificate delivered by or on behalf of JVA;

•        JVA having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Closing;

•        No Material Adverse Effect (as described below in the section entitled “Merger Agreement — Material Adverse Effect”) having occurred with respect to JVA since the date of the Merger Agreement;

•        The Registration Rights Agreement being in full force and effect as of the Closing;

•        JVA not having net exposure in excess of $1,500,000 under all of its hedging activities at the Closing;

•        Upon the Closing, JVA having no more than $9.0 million of debt (inclusive of capital leases and liabilities), $4.0 million in available cash post-closing, $0.9 million of minority interests and no stand-by equity lines, preferred equity, warrants, options (other than the JVA Stock Options outstanding), derivatives or any other convertible securities outstanding); and

•        The delivery by JVA of customary closing documents and certificates certifying as to the satisfaction of certain conditions specified in the Merger Agreement, among other things.

Conditions to Obligations of JVA

In addition to the conditions specified above, the obligations of JVA to consummate the Business Combination are subject to the satisfaction or written waiver (by JVA) of the following conditions:

•        The accuracy of the representations and warranties of Delta, Pubco, Merger Sub and the Sellers set forth in the Merger Agreement and in any certificate delivered by or on behalf of Delta, Pubco, Merger Sub and the Sellers;

•        Delta, Pubco, Merger Sub and the Sellers having performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Merger Agreement;

•        No Material Adverse Effect shall have occurred with respect to any Delta Company or Pubco since the date of the Merger Agreement;

•        Each Non-Competition Agreement, each Lock-Up Agreement and the Registration Rights Agreement having been in full force and effect in accordance with the terms thereof as of the Closing;

•        The Share Exchange having been effectuated;

•        The delivery by Delta, Pubco, Merger Sub and the Sellers of customary closing documents and certificates certifying as to the satisfaction of certain conditions specified in the Merger Agreement, among other things;

•        Delta having provided to JVA reasonably satisfactory evidence that Delta has cash and cash equivalents of not less than $5,000,000; and

•        At or prior to the Closing, counsel for each of JVA, and Delta, delivered a tax opinion, dated as of the Closing, that the transactions contemplated by the Merger Agreement should be treated as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended.

Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing as follows:

•        by mutual written consent of JVA and Delta;

•        by written notice by JVA or Delta if any of the conditions to Closing have not been satisfied or waived by December 31, 2023, which is referred to as the Outside Date (unless such party’s breach or violation of any representation, warranty, covenant or obligation was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date);

•        by written notice by either JVA or Delta if a governmental authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable (unless such party’s failure to comply with any provision of the Merger Agreement was a substantial cause of, or substantially resulted in, the action by the governmental authority);

•        by written notice by Delta to JVA, if (i) there has been a material breach by JVA of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or if any representation or warranty of JVA has become materially untrue or materially inaccurate, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to JVA by Delta or (B) the Outside Date (unless at such time Delta Pubco, Merger Sub or any Seller is in material uncured breach of the Merger Agreement);

•        by written notice by JVA to Delta, if (i) there has been a breach by Delta, Pubco, Merger Sub or any Seller of any of their respective representations, warranties, covenants or agreements, or if any representation or warranty have become untrue or inaccurate, in any case, which would result in a failure of an applicable closing condition in the Merger Agreement to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Delta by JVA or (B) the Outside Date (unless at such time JVA is in material uncured breach of the Merger Agreement);

•        by written notice by JVA to Delta, if there has been a Material Adverse Effect (as described below in the section entitled “Merger Agreement — Material Adverse Effect”) on any Delta Company or Pubco following the date of the Merger Agreement which is uncured and continuing;

•        by written notice by either JVA or Delta to the other if the Condition Precedent Proposals are not approved at the Special Meeting; or

•        by written notice by JVA to Delta, if JVA accepts a Takeover Proposal (as defined in the Merger Agreement) which is a “Superior Proposal” or effects a Change in Recommendation (as defined in the Merger Agreement), contemporaneously with the acceptance of the Takeover Proposal or Change in Recommendation (as described below).

If the Merger Agreement is terminated under certain circumstances, including, among others, as a result of breach by either JVA or Delta of their respective representations, warranties or covenants in the Merger Agreement, whereby JVA or Delta, respectively, may be entitled to a termination fee in the amount of $750,000 plus disbursements of all documented, out-of-pocket expenses up to $250,000. In addition, if JVA terminates the Merger Agreement to accept a Takeover Proposal that is a Superior Proposal (as defined elsewhere in this proxy statement/prospectus) or JVA or the board of directors of JVA (i) adversely changes its recommendation to the stockholders of JVA regarding the adoption of the Merger Agreement or (ii) supports the approval of such Takeover Proposal that is a Superior Proposal, then Delta will be entitled to a termination fee of $1.3 million plus a disbursement of reasonable expenses, up to an aggregate of $2 million.

Ancillary Documents

Under the terms of the Merger Agreement, the following ancillary agreements have been executed, as described below.

Voting and Support Agreement

Concurrently with the entry into the Merger Agreement, JVA, Delta and Pubco entered into a Voting and Support Agreement (the “Voting Agreement”) with certain holders of JVA Common Stock (the “Holders”), pursuant to which the Holders have agreed to vote in favor of (i) approving all resolutions related to the Merger Agreement and related transactions as contemplated thereunder and (ii) adopting the Merger Agreement. The Voting Agreement will terminate upon the earliest to occur of upon the earliest to occur of (x) the mutual written consent of each of Delta, Pubco, JVA and Messrs. Andrew and David Gordon, (y) the effective time of the Merger, and (z) the date of termination of the Merger Agreement in accordance with its terms.

Registration Rights Agreement

Concurrently with the entry into the Merger Agreement, Pubco entered into a Registration Rights Agreement with David Gordon, who holds 367,181 shares of JVA Common Stock and 281,000 JVA Options (as defined below) exercisable into 281,000 shares of JVA Common Stock (the “David Gordon Securities”), and Andy Gordon, who holds 287,750 shares of JVA Common Stock and JVA Options exercisable into 349,000 shares of JVA Common Stock (the “Andy Gordon Securities”), and CMC, pursuant to which these shareholders will have certain customary registration rights with respect to the Pubco Ordinary Shares they receive pursuant to the terms of the Merger Agreement. These registration rights would apply to all of the Pubco Ordinary Shares received by each such person in the Business Combination and consist of up to approximately 648,181 Pubco Ordinary Shares for David Gordon (collectively, with the David Gordon Securities, the “David Gordon Holdings”) and up to approximately 636,750 Pubco Ordinary Shares for Andy Gordon (collectively, with the Andy Gordon Securities, the “Andy Gordon Holdings”), respectively, and for CMC approximately 113,636,364 of Pubco Ordinary Shares (the “CMC Holdings”).

The Registration Rights Agreement, among other things, grants certain registration rights to these holders of securities, including demand registration rights and piggyback registration rights.

Non-Competition and Non-Solicitation Agreement

Concurrently with the entry into the Merger Agreement, certain directors, officers and equity holders of JVA entered into non-competition and non-solicitation agreements pursuant to which they will agree not to engage, anywhere in the United States, in the business of JVA during the one-year period following the Closing and, during (i) such one-year restricted period, not to solicit, hire or engage employees or independent contractors of Pubco, Delta and JVA or (ii) during the one-year restricted period following the Closing, not to solicit customers of Pubco, Delta and JVA. The agreements also contain customary non-disparagement and confidentiality provisions.

Lock-Up Agreements

Concurrently with the entry into the Merger Agreement, Pubco, Delta and JVA have entered into lock-up agreements with David Gordon in respect of the David Gordon Holdings, Andy Gordon with respect to the Andy Gordon Holdings and CMC with respect to the CMC Holdings (collectively, the “Restricted Securities”). These lock-up agreements provide for a lock-up period commencing on the date of Closing of the Business Combination and ending: (a) with respect to seventy five percent (75%) of those Restricted Securities, the six (6)-month anniversary of the date of the Closing (or if earlier, the date on which Pubco completes a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property (a “Subsequent Sale”)); and (b) with respect to the remaining twenty five percent (25%) of the Restricted Securities, such six (6)-month anniversary of the date of the Closing, unless if earlier, the date of Subsequent Sale or the date on which the closing price of Pubco Ordinary Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $6.875 per share for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing.

As a result of the Business Combination, and subject to the terms and conditions of the Merger Agreement, Pubco is expected to become a public company. Pubco intends to apply to have its Ordinary Shares listed on the Nasdaq Capital Market under the symbol “DLOG.”

Engagement Letter between Delta and Maxim Group LLC

Pursuant to a letter agreement between Delta and Maxim Group LLC (“Maxim LLC”), dated July 1, 2021 and as amended on May 17, 2022 and from time to time (the “Delta Letter Agreement”), Delta will pay a success fee to Maxim LLC at the closing of the Business Combination equal to 3.50% (the “Success Fee”) of the $625 million Enterprise Value of Delta together with its subsidiaries. Maxim LLC will also be due a Success Fee on any earn-out structures. The Delta Letter Agreement provides that in a merger, reverse merger or other similar transaction that the Success Fee is payable in Pubco Ordinary Shares, and is issued to Maxim Partners LLC, which we refer to herein as Maxim. The Pubco Ordinary Shares issued to Maxim in exchange for its holdings in Delta will reduce the Pubco Ordinary Shares otherwise exchanged at the Closing to other of Delta’s shareholders on a one-for-one basis.

The Special Meeting

The Special Meeting will be held at 10:00 a.m., Eastern time, on _____, __________ __, 2023, virtually at [    ]. Shareholders will be able to listen to the meeting live, submit questions and vote online regardless of location via the Internet at         by using the Control ID and Request ID included on your notice regarding the availability of proxy materials, proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.

The Special Meeting will be held to consider and vote upon the Proposals listed above, and/or if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, JVA is not authorized to consummate the Business Combination.

Recommendation to Stockholders

After careful consideration, JVA’s board of directors has determined that the Business Combination Proposal, the Charter Amendments Proposal, the Advisory Charter Amendments Proposal, the Nasdaq Stock Issuance Proposal and the Adjournment Proposal are fair to and in the best interests of JVA and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendments Proposal, “FOR” the Advisory Charter Amendments Proposal, “FOR” the Nasdaq Stock Issuance Proposal and “FOR” the Adjournment Proposal, if presented.

Opinion of Financial Advisor to the Board of Directors of JVA

On September 27, 2022, at a meeting of the JVA Board, Newbridge Securities Corporation (“Newbridge”), JVA’s advisor for purposes of rendering a fairness opinion in connection with the Business Combination, rendered its oral opinion to the JVA Board, subsequently confirmed by delivery of a written opinion, dated September 29, 2022, to the JVA Board, that the Merger Consideration to be received by the stockholders of JVA in the Business Combination was fair, from a financial point of view, to the stockholders of JVA as of the date of such opinion and based on the various assumptions, qualifications and limitations set forth therein.

The full text of Newbridge’s written opinion, dated September 29, 2022 (the “Opinion”), which describes the assumptions made, procedures followed, other matters considered and limits of the review by Newbridge, is attached to this proxy statement/prospectus as Annex C and is incorporated into this proxy statement/prospectus by reference. JVA encourages its stockholders to read the Opinion in its entirety. The summary of the Opinion set forth herein is qualified by reference to the full text of the Opinion. The Opinion is not a recommendation to the JVA Board or to any stockholder as to how to vote at the Special Meeting or to take any other action in connection with the Business Combination or otherwise.

For additional information, see Annex C and the section entitled “The Business Combination — Opinion of Newbridge.”

Interests of JVA’s Directors and Officers in the Business Combination

As of the Record Date, the directors and executive officers of JVA as a group owned and were entitled to vote            shares of the common stock of JVA, representing approximately             % of the outstanding shares of JVA Common Stock on that date (this figure includes 689,000 shares of JVA’s common stock underlying options that are exercisable as of the Record Date). With the exception of Andrew Gordon and David Gordon, no current director or officer of JVA will be a director or executive officer of Pubco after the completion of the Business Combination. In connection with their termination from the JVA Board upon completion of the Business Combination, the expiration date of the options held by the JVA directors will be extended to two years from the date of termination (rather than two months after expiration or termination as set forth in the 2013 Plan).

JVA expects that its directors and executive officers will vote their shares in favor of the Proposals, and Andy Gordon, JVA’s Chief Executive Officer and Chief Financial Officer, and David Gordon, JVA’s Executive Vice President — Operations, have entered into a Voting and Support Agreement which obligates each of them to do so.

Upon the closing of the Business Combination, Andrew Gordon and David Gordon are each expected to enter into an employment agreement with Pubco or a subsidiary thereof.

Besides the equity ownership of JVA detailed above, the directors and executive officers of JVA do not have interests different than the other stockholders of JVA.

Treatment of Stock Options and Warrants

At its effective time, each vested or unvested outstanding option of JVA exercisable into JVA Common Stock will be substituted for an equivalent option exercisable into the same number of Pubco’s Ordinary Shares at the same exercise price.

As of the Record Date, there were options outstanding exercisable for up to 1,000,000 shares of JVA Common Stock at an exercise price of $5.43 per share (referred to herein as “JVA Options”), an aggregate of which options exercisable for 689,000 shares of JVA Common Stock are held by JVA’s directors and executive officers.

Appraisal Rights

JVA stockholders do not have appraisal rights in connection with the Business Combination under the NRS.

Certain Material U.S. Federal Income Tax Considerations

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences of the Business Combination” below, each of Lowenstein Sandler LLP (“Lowenstein”), counsel for JVA, and Ellenoff Grossman & Schole LLP (“EGS”), U.S. counsel for Delta, shall deliver a tax opinion, dated as of the Closing Date, that the Merger, taken together with the Share Exchange, should qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). It is intended that a U.S. shareholder of JVA or Delta that receives Pubco Ordinary Shares in exchange for shares of JVA Common Stock or capital shares of Delta, respectively, in the Business Combination generally should not recognize any gain or loss on such exchange. In addition, no gain or loss should be recognized by JVA, Delta or Pubco as a result of the issuance of shares of Pubco Ordinary Shares in connection with the Business Combination. You should consult your tax advisor to fully understand the tax consequences of the Business Combination to you.

For a description of certain material U.S. federal income tax consequences of the Business Combination and the ownership and disposition of Pubco Ordinary Shares, see the section entitled “Material U.S. Federal Income Tax Considerations”.

Anticipated Accounting Treatment

For accounting purposes, the Proposed Transaction is effectuated in two main steps:

1)      The exchange of shares held by Delta’s shareholders, which is accounted for as a common control transaction.

2)      The merger of Coffee and Merger Sub, which is within the scope of IFRS 3 Business Combinations. The Business Combination will be accounted for as an acquisition in accordance with IFRS. Under this method of accounting, JVA will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) Pubco’s existing operations will comprise the ongoing operations of the combined company, (ii) Pubco’s senior management will comprise the senior management of the combined company, and (iii) the former owners and management of Pubco will have control of the board of directors after the Business Combination by virtue of being able to appoint a majority of the directors of the combined company. However, no single factor was the sole determinant in the overall conclusion that Pubco is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion. Under the acquisition method of accounting, the assets and liabilities of JVA, as the accounting acquired company, will be recorded at their respective fair value as of the date the Business Combination is completed.

Regulatory Approvals Required for the Business Combination

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the State of Nevada necessary to effectuate the transactions contemplated by the Merger Agreement.

Post-Business Combination Board of Directors and Executive Officers of Pubco

As of the effective time of the Business Combination, under the terms of the Merger Agreement, six members of the board of directors of Pubco will be designated by Delta and one member will be designated by JVA. Pubco’s board of directors will be staggered, with at least four members of the board of directors of Pubco being independent at any given time, or as otherwise required or permitted by the terms of the Nasdaq Stock Market.

Each director will serve their term of office as specified for applicable classified directors in Pubco’s amended and restated memorandum of association.

JVA and Delta have agreed in the Merger Agreement to take all action necessary so that that the Chief Executive Officer and Chief Financial Officer of Delta, Mudit Paliwal and Joseph Nelson, respectively, will be the respective Chief Executive Officer and Chief Financial Officer of Pubco.

Summary of Risk Factors

Risks Related to the Business Combination

•        Completion of the Business Combination is subject to a number of conditions and if these conditions are not satisfied or waived, the Business Combination will not be completed.

•        Because consideration paid pursuant to the Merger Agreement is payable in Pubco shares, and those shares are subject to adjustments, you may be required to decide whether or not to approve the transaction before knowing the actual amount of consideration you will receive in the Business Combination.

•        Failure to complete the Business Combination could negatively impact JVA’s stock price, future business or operations.

Risks if the Adjournment Proposal is Not Approved

•        If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the JVA Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Risks Relating to the Business of Delta

•        Delta relies on third-party contractors and suppliers, as well as other partners and agents, to provide various products and services and unsatisfactory or faulty performance of its contractors, suppliers, partners or agents could have a material adverse effect on its business.

•        Delta is a recently incorporated company with a limited history of operations.

•        Delta leases vessels whose owners are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Risks in Connection with Delta’s Bulk Logistics Operating Segment

•        Delta’s Bulk Logistics segment is an asset-light, third-party logistics (“3PL”) provider of freight forwarding, ocean transportation, mine-to-port and related services and is reliant on outsourced services from ocean freight carriers and inland transportation companies to transport its clients’ cargo.

•        Delta anticipates that the future demand for its Bulk Logistics’ services will be dependent upon economic growth in the world’s economies, seasonal and regional changes in demand and sources of supply of commodities, agricultural products and intermediate capital goods to be transported by sea as well as changes in seaborne transportation capacity.

•        Freight rates are volatile and may decline to and remain at low levels for a sustained period which may adversely affect Delta’s earnings, revenue and profitability.

Risks in Connection with the Delta Energy and Asset Management Operating Segments

•        The value of Delta Energy’s marine fuel inventory is subject to price fluctuations which may result in reduced value of its inventory and cause it to suffer financial loss.

•        The refined marine fuel and lubricants that Delta Energy purchases from its suppliers may fail to meet the contractual specifications that it has agreed to supply to its customers and, as a result, Delta Energy could lose business from those customers and be subject to claims or other liabilities.

•        Delta Energy faces intense competition in its purchasing, selling, gathering, blending, terminalling, transporting, storage and logistics activities.    Competition from other providers of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane that can supply Delta Energy’s customers with those products and services at a lower price and have capital resources many times greater than that of Delta Energy, which could diminish Delta Energy’s operating results.

Risks affecting JVA’s Business

•        Because JVA’s business is highly dependent upon a single commodity, coffee, any decrease in demand for coffee could materially adversely affect JVA’s revenues and profitability.

•        If JVA is unable to geographically expand its branded and private label products, JVA’s growth will be impeded which could result in reduced sales and profitability.

Risks related to the coffee industry

•        Increases in the cost of high quality Arabica or Robusta coffee beans could reduce JVA’s gross margin and profit.

•        Disruptions in the supply of green coffee could result in a deterioration of JVA’s relationships with its customers, decreased revenues or could impair JVA’s ability to grow its business.

•        Increased severe weather patterns may increase commodity costs, damage JVA’s facilities and/or disrupt its production capabilities and supply chain.

Risks related to JVA’s common stock

•        JVA’s operating results may fluctuate significantly, which makes its results of operations difficult to predict and could cause its results of operations to fall short of expectations.

•        Andrew Gordon and David Gordon have the ability to influence actions requiring JVA stockholder approval.

•        The market price of JVA’s common stock has been volatile over the year and may continue to be volatile.

Additional Risks Related to JVA and Pubco

•        Pubco and JVA future success depends on sales to, and the management of, international customers.

•        If Pubco and JVA fail to make the right investment decisions in their offerings and technology platform, the combined company may not attract customers and its revenue and results of operations may decline.

•        The combined company’s revenues and profitability could be adversely affected if its joint ventures or acquisitions are not successful.

Risks Related to Pubco’s Ordinary Shares

•        An investment in Pubco’s Ordinary Shares is speculative and there can be no assurance of any return on any such investment.

•        The price of Pubco’s Ordinary Shares may be volatile.

•        Delta’s founder and CEO, Mudit Paliwal, and his affiliates, will have considerable influence over important corporate matters following the consummation of the Business Combination, which may result in Pubco taking certain actions with which some other shareholders may or may not agree.

Risks Related to Pubco Becoming a Public, Emerging Growth Company

•        Pubco will incur significant increased costs as a result of operating as a public company and its management will be required to devote substantial time to new compliance initiatives.

•        Pubco is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its securities less attractive to investors.

•        Pubco’s status as a foreign private issuer exempts Pubco from certain of the corporate governance standards of the Nasdaq, limiting the protections afforded to investors.

SELECTED HISTORICAL FINANCIAL INFORMATION OF DELTA

The following tables present selected historical financial data for Delta. Delta derived the selected statement of operations data for the fiscal years ended December 31, 2022, 2021, and 2020, the selected balance sheet data as of December 31, 2022, 2021, 2020, and selected consolidated cash flow data for the fiscal years ended December 31, 2022, 2021 and 2020, from its audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. Delta’s historical results are not necessarily indicative of the results that may be expected in any future period.

You should read this information together with Delta’s financial statements and related notes included elsewhere in this proxy statement/prospectus and the section titled “Delta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations Data:

	Year Ended December 31,
(in thousands)	2022	2021	2020
Total revenue	$621,056	$532,150	$196,340
Total cost of sales	(584,513)	(481,175)	(187,319)
Gross profit	36,543	50,975	9,021
Employee benefit expenses	(9,596)	(7,637)	(2,725)
General and administrative expenses	(11,361)	(5,973)	(947)
Finance expense	(6,371)	(977)	(1,388)
Finance income	29	8,272	370
Depreciation and amortization	(2,339)	(878)	(117)
Other income	19,311	5	664
Profit before tax	26,216	43,787	4,878
Tax expense	1,581	1,020	(55)
Remeasurement of defined benefit plans	(133)	(21)	—
Foreign exchange (loss) gain	(87)	(10)	2
Other comprehensive income, net of taxes	(220)	(31)	2
Total comprehensive income (loss)	$27,797	$44,776	$4,825

Consolidated Balance Sheet Data:

(in thousands)	As of December 31, 2022	As of December 31, 2021	As of December 31, 2020
	(Audited)	(Audited)	(Audited)
Working capital	$44,186	$45,002	$3,938
Total assets	172,704	102,099	43,878
Total liabilities	95,884	52,856	39,411
Total equity	$76,820	$49,243	$4,467

Consolidated Statement of Cash Flows Data:

(in thousands)	For the year ended December 31, 2022	For the year ended December 31, 2021	For the year ended December 31, 2020
	(Audited)	(Audited)	(Audited)
Net cash provided by operating activities	$5,692	$14,149	$2,572
Net cash provided by (used in) investing activities	(25,093)	(448)	(204)
Net cash provided by (used in) financing activities	$8,484	$(11,288)	$14,458

SELECTED HISTORICAL FINANCIAL INFORMATION OF JVA

The following tables set forth selected historical financial information derived from JVA’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus, as of and for the year then ended October 31, 2022 and October 31, 2021, respectively.

This information is only a summary and should be read in conjunction with JVA’s financial statements and related notes and the sections entitled “JVA’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period. All amounts are in dollars.

Consolidated Statement of Operations Data:

	2022	2021
NET SALES	$65,706,879	$63,922,402
COST OF SALES	54,692,933	47,901,126
GROSS PROFIT	11,013,946	16,021,276

OPERATING EXPENSES:
Selling and administrative	12,989,032	12,883,328
Goodwill and other impairment charges	2,769,552	1,080,000
Officers’ salaries	594,262	612,793
TOTAL	16,352,846	14,576,121
(LOSS) INCOME FROM OPERATIONS	(5,338,900)	1,445,155

OTHER INCOME (EXPENSE):
Interest income	14,094	7,658
Loss from equity method investment	(47,801)	(159,160)
Interest expense	(225,043)	(85,796)
TOTAL	(258,750)	(237,298)

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) PROVISION	(5,597,650)	1,207,857
Income Tax (benefit) provision	(995,793)	340,180

NET (LOSS) INCOME BEFORE ADJUSTMENT FOR NON-CONTROLLING INTEREST IN SUBSIDIARY	(4,601,857)	867,677
Plus: Net loss attributable to the non-controlling interest in subsidiary	857,072	387,677

NET (LOSS) INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$(3,744,785)	$1,255,354
Basic and diluted (loss) earnings per share	$(0.66)	$0.22
Weighted average common shares outstanding:
Basic and diluted	5,708,599	5,575,453

Balance Sheet Data:

	October 31, 2022	October 31, 2021
- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$2,515,873	$3,696,275
Accounts receivable, net of allowances of $144,000 for 2022 and 2021	7,816,473	9,299,978
Inventories	19,252,214	15,961,866
Due from broker	818,892	725,000
Prepaid expenses and other current assets	432,126	542,224
Prepaid and refundable income taxes	866,155	75,952
TOTAL CURRENT ASSETS	31,701,733	30,301,295

Building machinery and equipment, net	3,199,790	2,662,628
Customer list and relationships, net of accumulated amortization of $279,883 and $237,131 for 2022 and 2021, respectively	215,250	447,869
Trademarks and tradenames	327,000	408,000
Non-compete, net of accumulated amortization of $99,000 and $69,300 for 2022 and 2021, respectively	—	29,700
Goodwill	—	2,488,785
Equity method investments	354,444	402,245
Investment – other	2,500,000	2,500,000
Right of use asset	2,871,773	3,545,786
Deferred income tax assets – net	1,073,187	77,394
Deposits and other assets	449,348	449,225
TOTAL ASSETS	$42,692,525	$43,312,927

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,814,864	$5,047,640
Cash overdrafts	876,148	—
Due to broker	1,523,563	708,321
Note payable – current portion	4,200	4,200
Lease liability – current portion	220,734	340,400
Income taxes payable	—	416,449
TOTAL CURRENT LIABILITIES	6,439,509	6,517,010

Line of credit	8,314,000	3,800,850
Lease liabilities	3,136,006	3,299,784
Note payable – long term	9,105	13,092
Deferred compensation payable	243,238	311,872
TOTAL LIABILITIES	18,141,858	13,942,608

	October 31, 2022	October 31, 2021
Commitments and Contingencies (Note 8)	—	—
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,633,930 shares issued for 2022 and 2021; 5,708,599 shares outstanding for 2022 and 2021	6,634	6,634
Additional paid-in capital	19,094,618	18,688,797
Retained earnings	10,327,437	14,471,222
Less: Treasury stock, 925,331 common shares, at cost for 2022 and 2021	(4,633,560)	(4,633,560)
Total Coffee Holding Co., Inc. stockholders’ equity	24,795,129	28,533,093
Non-controlling interest	(244,462)	837,226
TOTAL EQUITY	24,550,667	29,370,319
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,692,525	$43,312,927

Statement of Cash Flows Data:

	As of October 31, 2022	As of October 31, 2021
Net cash (used in) provided by operating activities	(5,437,508)	4,709,519
Net cash used in investing activities	(1,059,205)	(3,887,317)
Net cash provided by (used in) financing activities	5,316,311	(1,047)

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

On September 29, 2022, Coffee Holding Co., Inc. (“Coffee” or “JVA”) entered into a Merger and Share Exchange Agreement with Delta Corp Holdings Limited, a company incorporated in England and Wales (“Delta”), the shareholders of Delta (the “Sellers”), Delta Corp Holdings Limited, a Cayman Islands exempted company (“Pubco”), CHC Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Pubco (“Merger Sub”), and the other parties thereto (as may be amended from time to time, the “Merger Agreement”). The transactions contemplated by the Merger Agreement, which elsewhere are referred to in this proxy statement/prospectus as the Business Combination, are referred to in this section also as the “Proposed Transaction.”

The unaudited pro forma combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined financial information presents the pro forma effects of the Proposed Transaction between Delta and Coffee.

The unaudited pro forma combined statement of financial position as of December 31, 2022 gives pro forma effect to the Proposed Transaction as if it was consummated on December 31, 2022. The unaudited pro forma combined statements of profit and loss and other comprehensive income for the year ended December 31, 2022, give pro forma effect to the Proposed Transaction as if it had occurred on January 1, 2022. The unaudited pro forma combined statement of financial position does not purport to represent, and is not necessarily indicative of, what the actual financial condition of Delta would have been had the Proposed Transaction taken place on December 31, 2022, nor is it indicative of the financial condition of Delta as of any future date. The unaudited pro forma combined statement of profit and loss and other comprehensive income does not purport to represent, and is not necessarily indicative of, what the actual results of operations of Delta would have been had the Proposed Transaction taken place on January 1, 2022, nor is it indicative of the results of operations of Delta for any future period. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma combined financial information and are subject to change as additional information becomes available and analyses are performed.

This information should be read together with the audited and unaudited historical financial statements of each of Delta and Coffee, including the notes thereto, as well as the disclosures contained in the sections titled “Delta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Coffee’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•        Delta’s historical audited consolidated financial statements as of and for the year ended December 31, 2022; and

•        Coffee’s historical unaudited consolidated financial statements as of and for the year ended October 31, 2022.

The historical consolidated financial statements of Delta have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and in its presentation currency of USD. The historical financial statements of Coffee have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) in its presentation currency of USD. In the case of Coffee, adjustments were made to conform the U.S. GAAP financial statements to IFRS, as issued by the IASB. Accordingly, pro forma adjustments have been reflected to conform the basis of accounting and accounting policies for Coffee to those of Delta.

These above-mentioned financial statements are each incorporated by reference into this Form F-4. The Proposed Transaction will be accounted for as a reverse acquisition and will reflect the application of acquisition accounting in accordance with IFRS 3, Business Combinations.

Description of the Proposed Transaction

Acquisition of Coffee

On September 29, 2022, Delta, Pubco, Merger Sub, JVA and the Sellers entered into the Merger Agreement. The Merger Agreement provides for the combination of each of JVA and Delta as wholly owned subsidiaries of Pubco, a newly formed holding company, and pursuant to which (a) subject to the completion of the Delta share exchange, each share of JVA’s Common Stock will be cancelled in exchange for the right to receive one Pubco Ordinary Share in the capital of Pubco, consisting in the aggregate of 5,708,599 Pubco Ordinary Shares (the “Merger”); and (b) the Sellers will receive the number of Ordinary Shares in the capital of Pubco in the Share Exchange, consisting in the aggregate of 113,636,364 Pubco Ordinary Shares, in each case subject to adjustment as set forth in the Merger Agreement, and all upon the terms and subject to the conditions set forth in the Merger Agreement.

Based on the structure of the Proposed Transaction, the stockholders of JVA (the “Coffee Stockholders”) will receive Pubco Ordinary Shares equal to an aggregate of approximately 4.79% of the total issued and outstanding shares in the capital of Pubco, with shareholders of Delta (the “Delta Shareholders”) receiving Pubco Ordinary Shares equal to an aggregate of approximately 95.21% of the total issued and outstanding shares in the capital of Pubco, excluding stock options and earn-out shares (see Note 4).

The preliminary fair value of the purchase consideration payable to the Coffee Stockholders, or the purchase price, in the unaudited pro forma combined financial information is estimated to be approximately $31.5 million of 5,708,599 Pubco Ordinary Shares based on a per-share price of $5.50, excluding earn-out shares and options (refer to Note 4(b)). Delta Shareholders will receive approximately $625 million of Pubco Ordinary Shares, subject to certain adjustments.

Acquisition of GP Global HNT Terminals FZE

On December 9, 2022, a subsidiary of Delta signed an agreement for the purchase (the “Acquisition of HNT”) of the entire issued and outstanding share capital of GP Global HNT Terminals FZE (“HNT”), from GP Global Gulf Terminals FZE. The purchase price of the acquisition is $34 million. Delta previously made a $6.8 million deposit with cash on hand, of which approximately $6.7 was refunded to Delta in May 2023, as discussed below, with a remaining approximately $0.1 million held in escrow. The balance of the purchase price, if the Acquisition of HNT proceeds, would be expected to be funded by a credit facility and cash on hand. HNT owns and operates a 204,000 cubic meter petroleum storage terminal in the Port of Hamriyah in the United Arab Emirates (the “Terminal”). The Terminal handles petroleum and petroleum-derived products and has access to several jetties and proximity to a growing refinery base in the Middle East. Completion of the Acquisition of HNT remains subject to certain closing conditions, including among others the approval of the courts of the United Arab Emirates (the “UAE Courts”), and the Acquisition of HNT is subject to approval or disapproval in the discretion of the UAE Courts. As of the date of this proxy statement/prospectus, the UAE Courts have not ruled to approved by either preliminary or final ruling the Acquisition of HNT, Delta has no assurance that the Acquisition of HNT will be approved by UAE Courts and accordingly Delta has determined that the Acquisition of HNT is not probable. Whereas Delta originally intended to take effective control of the Terminal associated with the Acquisition of HNT, Delta instead has entered into with HNT a lease agreement for such Terminal in a lease agreement dated July 2023. Because the UAE Court has not granted approval either in preliminary or final ruling of the Acquisition of HNT, Delta does not believe the Acquisition of HNT is “probable” under applicable rules and regulations of Regulation S-X, has entered into a lease agreement to lease from HNT the associated Terminal, and accordingly Delta has not included HNT financial information elsewhere in this proxy statement/prospectus. Delta received partial refund of the purchase consideration deposited, amounting to $6.7 million, in May 2023. Delta has not made any new deposits for the Acquisition of HNT in 2023. In the event the UAE Courts approve the Acquisition of HNT, and Delta believes the Acquisition of HNT would become probable, Delta intends to include the applicable financial information thereby pursuant to Regulation S-X prior to the effectiveness of this Registration Statement.

Accounting for the Proposed Transaction

The Proposed Transaction is comprised of a series of transactions pursuant to the Merger Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Proposed Transaction is effectuated in two main steps:

1)      The exchange of shares held by Delta’s shareholders, which is accounted for as a common control transaction.

2)      The merger of Coffee and Merger Sub, which is within the scope of IFRS 3, Business Combinations since Coffee meets the definition of a business in accordance with IFRS 3. In respect of the Proposed Transaction, the acquired assets and assumed liabilities, together with acquired processes and employees, represent a business as defined in IFRS 3, Business Combinations. The unaudited pro forma combined financial information assumes that the Proposed Transaction is accounted for as a merger using the acquisition method of accounting, pursuant to IFRS 3, Business Combinations, with Pubco determined as the acquirer and Coffee as the acquiree. Under the acquisition method of accounting, the assets and liabilities of Coffee, as the acquiree, will be recorded at their respective fair value as of the date the Proposed Transaction is completed, with any excess consideration assigned to goodwill.

In identifying Pubco as the acquiring entity for accounting purposes, Pubco and Coffee took into account a number of factors as of the date of this proxy statement/prospectus, including the relative voting rights and the intended corporate governance structure of Pubco. However, no single factor was the sole determinant in the overall conclusion that Pubco is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion. Under the acquisition method of accounting, the assets and liabilities of Coffee, as the accounting acquiree, will be recorded at their respective fair value as of the date the Proposed Transaction is completed.

For purposes of developing the unaudited pro forma combined statement of financial position as of December 31, 2022, the net assets, including identifiable intangible assets and liabilities assumed, of Coffee have been recorded at their estimated fair value with the excess consideration assigned to goodwill. The pro forma adjustments are based on preliminary estimates of the fair value of the assets acquired and liabilities assumed and information available as of the date of this proxy statement/prospectus. Certain valuations and assessments, including valuations of property, plant and equipment, other intangible assets as well as the assessment of the tax positions and tax rates of the combined business, are in process and will not be completed until subsequent to the close of the Proposed Transaction. The estimated fair values assigned in this unaudited pro forma combined financial information is preliminary and represent Delta’s current best estimate of fair value and are subject to revision.

Earn-out Shares Issued to Delta Shareholders

As the Proposed Transaction between Pubco and Delta is accounted for as a common control transaction, the issuance of the Earn-out Shares (see Note 4) to pre-merger Delta shareholders, on a pro rata ownership basis, will be accounted for as an equity distribution transaction (as a deemed dividend of a derivative contract). Prior to the contingency achievement, the Earn-out Shares will be classified as a liability under IAS 32 Financial Instruments: Presentation because the Earn-out Shares are not considered indexed to the combined company’s own stock.

UNAUDITED PRO FORMA COMBINED STATEMENT OF
FINANCIAL POSITION
As at December 31, 2022
(in thousands)

	Delta Corp Holdings Limited (December 31, 2022)	Coffee Holding Co., Inc. (October 31, 2022) (IFRS) See Note 3	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$9,190	$2,516	$—		$11,706
Inventories	19,408	19,252	—		38,660
Trade and other receivables	81,470	7,816	—		89,286
Amount due from related party	1,580	—	—		1,580
Due from broker	—	432	—		432
Prepaid expenses and other current assets	—	819	—		819
Prepaid and refundable income taxes	—	866	—		866
Other current assets	16,480	—	—		16,480
	128,128	31,701	—		159,829
Non-current assets
Property plant and equipment (net)	31,751	3,200	—		34,951
Right-of-use assets	3,609	2,777	—		6,386
Intangible assets	5,093	—	—		5,093
Deferred tax assets	4,123	1,073	(402)	4(b)	4,794
Customer list and relationships	—	216	531	4(b)	747
Trademarks and tradenames	—	327	903	4(b)	1,230
Goodwill	—	—	6,048	4(b)	6,048
Equity method investments	—	354	—		354
Investment – other	—	2,500	—		2,500
Deposits and other assets	—	449	—		449
TOTAL ASSETS	$172,704	$42,597	$7,080		$222,381

Liabilities
Current liabilities
Trade and other payables	$66,600	$3,815	$—		$70,415
Tax payable	1,830	—	—		1,830
Short term borrowings	7,895	—	—		7,895
Amount due to ultimate holding company	1,979	—	—		1,979
Lease liabilities	939	221	—		1,160
Provisions for employee benefits	23	—	—		23
Derivative liability	4,676	—	—		4,676
Due to broker	—	1,523	—		1,523
Note payable – current portion	—	4	—		4
Accrued transaction liabilities	—	—	3,143	4(c)	3,143
Cash overdrafts	—	876	—		876
	83,942	6,439	3,143		93,524

UNAUDITED PRO FORMA COMBINED STATEMENT OF
FINANCIAL POSITION — (Continued)
As at December 31, 2022
(in thousands)

	Delta Corp Holdings Limited (December 31, 2022)	Coffee Holding Co., Inc. (October 31, 2022) (IFRS) See Note 3	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
Non-current liabilities
Long term borrowings	8,589	—	—		8,589
Line of credit		8,314			8,314
Lease liability	2,700	3,136	—		5,836
Note payable – long term	—	9	—		9
Deferred compensation payable	—	243	—		243
Provisions for employee benefits	653	—	—		653
Earn-out liability	—	—	11,326	4(f)	11,326
Total liabilities	95,884	18,141	14,469		128,494

Equity
Share capital	1	—	10	4(d)	11
			—	4(g)	—
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	—	—	—		—
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,633,930 shares issued and 5,708,599 shares outstanding	—	7	(7)	4(d)	—
Less: Treasury stock, 925,331 common shares, at cost	—	(4,634)	4,634	4(d)	—
Additional paid-in capital	—	19,095	7,080	4(b)	53,645
			5,595	4(d)
			21,875	4(g)
Retained earnings (deficit)	76,914	10,232	(3,143)	4(c)	40,570
			(10,232)	4(d)
			(11,326)	4(f)
			(21,875)	4(g)
Foreign exchange translation reserve	(95)	—	—		(95)
	76,820	24,700	(7,389)		94,131
Non-controlling interest	—	(244)	—		(244)
Total equity	76,820	24,456	(7,389)		93,887
TOTAL EQUITY AND LIABILITIES	$172,704	$42,597	$7,080		$222,381

UNAUDITED PRO FORMA COMBINED STATEMENT OF PROFIT AND LOSS AND OTHER COMPREHENSIVE INCOME
For the Year Ended December 31, 2022
(in thousands)

	Delta Corp Holdings Limited (December 31, 2022)	Coffee Holding Co., Inc. (October 31, 2022) (IFRS) See Note 3	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
Revenue	$621,056	$65,707	$—		$686,763
Cost of revenue	(584,513)	(54,693)	—		(639,206)
Gross profit	36,543	11,014	—		47,557

Other income	19,311	14	—		19,325
Finance income	29	—	—		29
Employee benefit expenses	(9,596)	(4,721)	—		(14,317)
General and administration expenses	(11,361)	(6,293)	—		(17,654)
Depreciation and amortisation	(2,339)	(2,375)	5	4(b)	(4,709)
Goodwill and other impairment charges	—	(2,770)	—		(2,770)
Finance expense	(6,371)	(388)	—		(6,759)
Loss from equity method investment	—	(48)	—		(48)
Profit before tax	26,216	(5,567)	5		20,654

Tax benefit	1,581	996	(1)	4(h)	2,576
Profit after tax	27,797	(4,571)	4		23,230

Other comprehensive loss
Items that will not to be reclassified to profit or loss
Remeasurement of defined benefit plans	(133)	—	—		(133)

Items that may be reclassified to profit or loss:
Exchange loss arising on translation of foreign operations	(87)	—	—		(87)
Other comprehensive loss for the year	(220)	—	—		(220)

Total comprehensive income	27,577	(4,571)	4		23,010

Profit for the year
Owners of the parent	27,797	(3,714)	5		24,088
Net loss attributable to the non-controlling interest in subsidiary	—	(857)	(1)		(858)
	27,797	(4,571)	4		23,230

Total comprehensive income
Owners of the parent	27,577	(3,714)	5		23,868
Net loss attributable to the non-controlling interest in subsidiary	—	(857)	(1)		(858)
	27,577	(4,571)	4		23,010
Earnings per equity share
Basic	$27.80	$(0.00)		4(e)	$0.19

Diluted	$27.80	$(0.00)		4(e)	$0.19

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
COMBINED FINANCIAL INFORMATION

Note 1 — Basis of presentation

The unaudited pro forma combined financial information gives effect to the Proposed Transaction as if it had taken place on December 31, 2022, for the purposes of the unaudited pro forma combined statement of financial position and as if the Proposed Transaction had taken place on January 1, 2022, for the purposes of the unaudited pro forma combined statement of profit or loss and comprehensive income. The Proposed Transaction will be accounted for in a two-step approach. Delta and Pubco will be a common control transaction. Coffee and Pubco will be accounted for as an acquisition and will reflect the application of acquisition accounting in accordance with IFRS 3, Business Combinations. The purchase price allocation presented for Pubco’s acquisition of Coffee is based on an estimation of the identifiable assets acquired and liabilities assumed.

The unaudited pro forma combined statement of financial position reflects the transaction accounting adjustments attributable to the Proposed Transaction, which depict the accounting adjustments required by IFRS and the unaudited pro forma combined statement of profit or loss and other comprehensive income reflects the transaction accounting adjustments attributable to the pro forma adjustments, which depict the accounting adjustments required by IFRS. The unaudited pro forma combined financial information reflects pro forma adjustments that management believes are necessary to present fairly the combined company’s pro forma results of operations and financial position following the closing of the pro forma Transactions as of and for the periods indicated. The unaudited pro forma combined financial information does not reflect any adjustment for liabilities or related costs of any integration and similar activities, or benefits that may be derived in future periods, from the Proposed Transaction.

Coffee’s consolidated financial statements were prepared in accordance with U.S. GAAP, which differs in certain respects from IFRS. Adjustments were made to Coffee’s consolidated financial statements to convert them from U.S. GAAP to IFRS after evaluating potential areas of differences. In addition, reclassifications have been made to align Coffee’s financial statement presentation to Delta’s financial statement presentation.

The estimated income tax impacts of the pre-tax adjustments that are reflected in the unaudited pro forma combined financial information are calculated using an estimated blended statutory rate, which is based on preliminary assumptions related to the jurisdictions in which the income (expense) adjustments will be recorded. The blended statutory rate and the effective tax rate of the combined company following the Proposed Transaction could be significantly different depending on activities following the closing of the Proposed Transaction and the geographical mix of the combined company’s profits or losses before taxes.

The Proposed Transaction is comprised of two main steps:

1)      The exchange of shares held by Delta’s shareholders, which is accounted for as a common control transaction.

2)      The merger of Coffee and Merger Sub, which is within the scope of IFRS 3, Business Combinations since Coffee meets the definition of a business in accordance with IFRS 3.

The IFRS 3 acquisition method of accounting applies the fair value concepts defined in IFRS 13 and requires, among other things, that the identifiable assets acquired and liabilities assumed in a business combination are recognized at their fair values as of the acquisition date, with limited exceptions to this recognition and measurement principle. Any excess of the purchase consideration over the fair value of identifiable net assets acquired is recognized as goodwill. The purchase price calculation and purchase price allocation presented for the acquisition of Coffee is based on the purchase price allocation determined at Note 4. The measurement period ended on October 31, 2022, and therefore the assets acquired, liabilities assumed, and goodwill recognized were adjusted to reflect new information obtained about facts and circumstances that existed as of the acquisition date, and, if known, would have affected the measurement of the amounts recognized as of that date.

In addition, Pubco will also be treated as the accounting acquirer in the Proposed Transaction, and accordingly, all assets acquired and liabilities assumed from Coffee are adjusted based on the preliminary purchase price allocation made solely for the purpose of preparing the unaudited pro forma combined financial information. As of the date of this proxy statement/prospectus, the fair value for all of Coffee’s assets to be acquired and liabilities to be assumed are preliminary estimates. Upon completion of the Proposed Transaction, the combined company will conduct a detailed valuation of all assets and liabilities of Coffee as of the date of completion of Coffee’s acquisition, at which point the actual fair values will be determined and may vary materially from these preliminary estimates. In identifying Pubco

Note 1 — Basis of presentation (Continued)

as the accounting acquirer, Pubco and Coffee took into account (i) the background of the Proposed Transaction, (ii) the Merger Agreement, (iii) the anticipated share ownership and voting rights of the combined company, (iv) the intended corporate governance structure of the combined company, (v) the designation of certain senior management positions, and (vi) the relative market values, size, and profitability of the combining companies.

The pro forma adjustments are based upon the best information available to Delta and certain assumptions that Delta believes to be reasonable. Further, these adjustments could materially change as both the determination and allocation of the purchase consideration for the acquisition of Coffee and the Proposed Transaction have not been finalized. Accordingly, there can be no assurance that the final allocation of the purchase consideration for the acquisition of Coffee and the Proposed Transaction will not differ from the provisional allocations reflected in the unaudited pro forma combined financial information. The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of the combined company’s financial position or results of operations that would have been realized had the Proposed Transaction and the acquisition of Coffee occurred as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after completion of the Proposed Transaction. The actual financial position and results of operations will differ, perhaps significantly, from the unaudited pro forma combined financial information due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the unaudited pro forma combined financial information.

Note 2 — Reclassifications

Certain reclassifications were made to align Coffee’s financial statement presentation with that of Delta’s, based on information available to date.

Unaudited pro forma combined balance sheet as of October 31, 2022:

Presentation in Coffee’s U.S. GAAP financial statements	Presentation in unaudited pro forma combined statement of financial position	Amount (in thousands)
Accounts receivable, net of allowances of $144,000	Trade and other receivables	$7,816
Building machinery and equipment, net	Property plant and equipment (net)	3,200
Right of use asset	Right-of-use assets	2,872
Deferred income tax assets – net	Deferred tax assets	1,073
Accounts payable and accrued expenses	Trade and other payables	3,815
Lease liability – current portion	Lease liabilities	$221

Unaudited pro forma combined statement of operations for the year ended of October 31, 2022:

Presentation in Coffee’s U.S. GAAP financial statements	Presentation in unaudited pro forma combined statement of profit or loss and other comprehensive income	Amount (in thousands)
Net sales	Revenue	$65,707
Cost of sales	Cost of revenue	54,693
Selling and administrative	General and administration expenses	12,989
Interest income	Other income	$14

Note 3 — Adjustments to Coffee’s consolidated financial statements

The financial information below illustrates the impact of adjustments made to Coffee’s consolidated financial statements as prepared in accordance with U.S. GAAP, in order to present them on a basis consistent with the Delta’s accounting presentation in accordance with IFRS. These adjustments reflect the best estimates based upon the information currently available to the registrant and could be subject to change once more detailed information is obtained.

Coffee’s historical U.S. GAAP financial information has been extracted without material adjustment from the Coffee’s consolidated financial statements, which appear elsewhere in this proxy statement/prospectus.

Note 3 — Adjustments to Coffee’s consolidated financial statements (Continued)

Unaudited Adjusted Consolidated Statement of Financial Position as of October 31, 2022
(in thousands)

	Coffee Holding Co., Inc. (U.S. GAAP)	Reclassifications and U.S. GAAP to IFRS Adjustments			Coffee Holding Co., Inc. (IFRS)
		Reclassifications 1	Leases 2	Stock- based Payments 3
Assets
Current assets
Cash and cash equivalents	$2,516	$—	$—	$—	$2,516
Inventories	19,252	—	—	—	19,252
Trade and other receivables	7,816	—	—	—	7,816
Due from broker	432	—	—	—	432
Prepaid expenses and other current assets	819	—	—	—	819
Prepaid and refundable income taxes	866	—	—	—	866
	31,701	—	—	—	31,701
Non-current assets
Property plant and equipment (net)	3,200	—	—	—	3,200
Right-of-use assets	2,872	—	(95)	—	2,777
Deferred tax assets	1,073	—	—	—	1,073
Customer list and relationships	216	—	—	—	216
Trademarks and tradenames	327	—	—	—	327
Equity method investments	354	—	—	—	354
Investment – other	2,500	—	—	—	2,500
Deposits and other assets	449	—	—	—	449
TOTAL ASSETS	$42,692	$—	$(95)	$—	$42,597

Liabilities
Current liabilities
Trade and other payables	3,815	—	—	—	3,815
Cash overdrafts	876	—	—	—	876
Lease liabilities	221	—	—	—	221
Due to broker	1,523	—	—	—	1,523
Note payable – current portion	4	—	—	—	4
	6,439	—	—	—	6,439
Non-current liabilities
Lease liability	3,136	—	—	—	3,136
Note payable – long term	9	—	—	—	9
Line of credit	8,314	—	—	—	8,314
Deferred compensation payable	243	—	—	—	243
Total liabilities	18,141	—	—	—	18,141

Equity
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	$—	$—	$—	$—	$—
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,633,930 shares issued and 5,708,599 shares outstanding	7	—	—	—	7
Additional paid-in capital	19,095	—	—	—	19,095
Retained earnings	10,327	—	(95)	—	10,232
Less: Treasury stock, 925,331 common shares, at cost	(4,634)	—	—	—	(4,634)
	24,795	—	(95)	—	24,700
Non-controlling interest	(244)	—	—	—	(244)
Total equity	24,551	—	(95)	—	24,456
TOTAL EQUITY AND LIABILITIES	$42,692	$—	$(95)	$—	$42,597

Note 3 — Adjustments to Coffee’s consolidated financial statements (Continued)

Unaudited Adjusted Consolidated Statement of Profit and Loss and Comprehensive Income
for the Year Ended October 31, 2022
(in thousands)

	Coffee Holding Co., Inc. (U.S. GAAP)	Reclassifications and U.S. GAAP to IFRS Adjustments			Coffee Holding Co., Inc. (IFRS)
		Reclassifications 1	Leases 2	Stock- based Payments 3
Revenue	$65,707	—	—	—	$65,707
Cost of revenue	54,693	—	—	—	54,693
Gross profit	11,014	—	—	—	11,014

Employee benefit expenses	—	(4,721)	—	—	(4,721)
General and administration expenses	(12,989)	6,502	(94)	288	(6,293)
Goodwill and other impairment charges	(2,770)	—	—	—	(2,770)
Finance expense	—	(225)	(163)	—	(388)
Officers’ salaries	(594)	594	—	—	—
Depreciation and amortisation	—	(2,375)	—	—	(2,375)
Other income	14	—	—	—	14
Loss from equity method investment	(48)	—	—	—	(48)
Interest expense	(225)	225	—	—	—
Loss before tax and non-controlling interest in subsidiary	(5,598)	—	(257)	288	(5,567)

Tax benefit	996	—	—	—	996
Loss for the year before non-controlling interest in subsidiary	(4,602)	—	(257)	288	(4,571)

Loss before non-controlling interest in subsidiary	(4,602)	—	(257)	288	(4,571)
Plus: Net loss attributable to the non-controlling interest in subsidiary	857	—	—	—	857
Loss attributable to Coffee Holding Co, Inc.	$(3,745)	$—	$(257)	$288	$(3,714)

1.      The classification of certain items presented by Coffee under U.S. GAAP has been adjusted in order to align with the presentation of Delta under IFRS.

Modification to Coffee’s historical consolidated statement of operations include for:

•        Separate presentation of Depreciation & amortisation from General and administration expenses $2.38 million and the year ended October 31, 2022;

•        Separate presentation of Employee benefit expenses from General and administration expenses ($4.13 million for the year ended October 31, 2022) and Officers’ salaries ($0.59 million for the year ended October 31, 2022); and

•        Separate presentation of Finance cost from Interest expense ($0.23 million and the year ended October 31, 2022).

2.      Under U.S. GAAP, leases are classified as either finance or operating at lease commencement if specified criteria have been met, whereas after the adoption of IFRS 16 Leases, IFRS does not distinguish between operating and finance leases. Rather, IFRS applies a single recognition and measurement model to all leases, which is similar to the treatment of finance leases under GAAP after the adoption of ASC 842

Note 3 — Adjustments to Coffee’s consolidated financial statements (Continued)

Leases with effect from January 1, 2019. All of Coffee’s leases have been classified as operating under its U.S. GAAP accounting policy, where the lease liability is measured as the present value of the remaining lease payments and the right-of-use asset is re-measured as the amount of the lease liability adjusted for any lease incentives, prepaid/ accrued rents, initial direct costs, or impairment. This treatment results in the recognition of rent expense on a straight-line basis over the lease term.

The adjustment represents an increase of an increase of $0.09 million of depreciation on right-of-use assets and an increase of $0.16 million of finance cost for the year ended October 31, 2022 recognised under IFRS.

3.      Under U.S. GAAP, Coffee elected to apply the straight-line approach for graded vesting when measuring stock-based payment awards. Under IFRS, the graded vesting method would be used, resulting in a higher proportion of cost being allocated to the earlier years. As a result, a decrease of $0.29 million is recognised in the statement of operations for the year ended October 31, 2022.

Note 4 — Adjustments related to the Proposed Transaction

The unaudited pro forma combined statement of financial position and the unaudited pro forma combined statement of profit or loss and other comprehensive income give effect to the following assumptions and adjustments.

The Proposed Transaction will be accounted for as a reverse acquisition using the acquisition method of accounting in conformity with IFRS 3, Business Combinations. Under this method, the assets acquired, and liabilities assumed have been recorded based on preliminary estimates of fair value and limited information available. The actual fair values will be determined upon the consummation of the Transaction and may vary from these estimates.

(a) Preliminary purchase consideration

The total preliminary purchase consideration as of October 31, 2022 amounts to $31.5 million, and has been calculated as follows:

Preliminary fair value of share based purchase consideration paid by Pubco to acquire 100% of the common stock of Coffee	$31,467,295
Fair value of replacement Coffee’s stock options attributable to the purchase price(1)	66,430
Total preliminary purchase consideration	$31,533,725

____________

(1)      Represents the incremental fair value of the Coffee replacement options of $0.07 million related to the fully vested replacement options subject to service-based vesting conditions, achieved prior to consummation of the Merger.

The preliminary purchase consideration reflected in the unaudited pro forma combined financial information does not purport to represent what the actual consideration transferred will be when the Proposed Transaction is completed. The fair value of the shares of Coffee underlying the shares of Delta to be delivered as part of the consideration transferred will be measured, at completion of the Proposed Transaction, based on the number of shares of Coffee outstanding multiplied by the exchange ratio of 1.00.

Note 4 — Adjustments related to the Proposed Transaction (Continued)

(b) Preliminary purchase consideration allocation

Under the acquisition method of accounting, the preliminary purchase consideration is allocated to Coffee’s assets and liabilities based on their estimated fair values. The preliminary allocation included in the unaudited pro forma combined financial information below has been developed based on preliminary estimates of fair value using the historical financial statements of Coffee as of October 31, 2022 and is therefore subject to change.

The preliminary allocation of the preliminary purchase consideration using October 31, 2022 statement of financial position of JVA is estimated as follows (in thousands):

Total preliminary purchase consideration (Note 4 (a))(1)	$31,534
Allocation of preliminary purchase consideration:

Net assets acquired (in thousands):
Cash	2,516
Working capital, excluding cash	23,847
Fixed assets	3,200
Other assets	1,877
Customer relationship	745
Trademarks and tradenames	1,230
Right of use of assets	2,777
Investment – other	2,500
Deferred tax assets – net	(402)
Lease liability	(3,357)
Line of credit	(8,314)
Other liabilities	(1,133)
Goodwill adjustment	$6,048

Note 4 — Adjustments related to the Proposed Transaction (Continued)

(b) Preliminary purchase consideration allocation (Continued)

	Coffee Holding Co., Inc. (October 31, 2022) (IFRS) See Note 3	Preliminary fair value adjustments	Coffee Holding Co., Inc. (after IFRS and preliminary fair value adjustments)
Assets
Current assets
Cash and cash equivalents	$2,516	$—	$2,516
Trade and other receivables	7,816	—	7,816
Inventories	19,252	—	19,252
Due from broker	432	—	432
Prepaid expenses and other current assets	819	—	819
Prepaid and refundable income taxes	866	—	866
	31,701	—	31,701
Non-current assets
Property plant and equipment (net)	3,200	—	3,200
Right-of-use assets	2,777	—	2,777
Deferred tax assets	1,073	(402)	671
Customer list and relationships	216	531	747
Trademarks and tradenames	327	903	1,230
Goodwill	—	6,048	6,048
Equity method investments	354	—	354
Investment – other	2,500	—	2,500
Deposits and other assets	449	—	449
TOTAL ASSETS	$42,597	$7,080	$49,677

Liabilities
Current liabilities
Trade and other payables	3,815	—	3,815
Cash overdrafts	876	—	876
Lease liabilities	221	—	221
Due to broker	1,523	—	1,523
Note payable – current portion	4	—	4
	6,439	—	6,439
Non-current liabilities
Lease liability	3,136	—	3,136
Note payable – long term	9	—	9
Line of credit	8,314	—	8,314
Deferred compensation payable	243	—	243
TOTAL LIABILITIES	$18,141	$—	$18,141

NET ASSETS	24,456	7,080	31,536

(i) The assessment of the preliminary fair value of the intangible assets were allocated on a similar basis to recent relevant transactions performed by Coffee. The assumptions used by Coffee to arrive at the estimated fair value of the identifiable intangible assets were derived primarily from publicly available information, including market transactions of varying degrees of comparability. However, a detailed analysis has not been completed and the final determination of fair value may differ from these estimates.

Note 4 — Adjustments related to the Proposed Transaction (Continued)

(b) Preliminary purchase consideration allocation (Continued)

The fair value and estimated useful lives of identifiable customer relationships are estimated as follows:

	Pro forma adjusted carrying value	Amortization Estimates Year ended December 31, 2022
Fair value of assets acquired:
Customer relationship	$745	$58
Total fair value of assets acquired	$745	$58

Depreciation and amortisation expenses		$58
Less historical depreciation and amortisation expense		(63)
Pro forma adjustments to depreciation and amortisation expense		$(5)

(ii) The credit adjustment to deferred tax assets of $0.32 million related to the estimated fair value of customer relationships ($0.75 million) and trademarks ($1.23 million) calculated using an estimated blended statutory rate of 28%, resulting in a total deferred tax asset of $1.62 million, which includes tax assets of $4.32 million already recorded on the Delta’s statement of financial position and tax assets of $1.24 million already recorded on Coffee’s statement of financial position.

The deferred tax effects for depreciation and amortization adjustment is approximately $1,000 for the year ended December 31, 2022.

(c) Transaction costs

Delta and Coffee expect to incur the following non-recurring costs in connection with the Proposed Transaction, such as investment banking fees, legal fees, accounting fees, valuation fees, and other expenses directly associated with the Proposed Transaction:

Total transaction costs of (in thousands):
Delta	$2,165
Coffee	978
$3,143

The total costs related to the Proposed Transaction are estimated to amount to $3.14 million. Transaction costs of $3.14 million incurred in connection with the Proposed Transaction have been recorded as accrued transaction liability in the combined statement of financial position as of December 31, 2022.

(d) Adjustments to shareholders’ equity

The estimated impact to total shareholders’ equity as of December 31, 2022:

	Share capital		Additional paid-in capital	Retained earnings	Treasury stock	Total shareholders’ equity
	Shares	Amount
Eliminate Coffee historical equity	—	$(7)	$5,605	$(10,232)	$4,634	$—
Eliminate Delta historical equity	(1,000)	(1)	1	—	—	—
Fair value adjustment on purchase price allocation	—	—	7,080	—	—	7,080
Issuance of shares to Delta Shareholders	109,659,091	11	(11)	—	—	—
Issuance of shares to Financial Adviser	3,977,273	—	21,875	(21,875)	—	—
Transaction costs (to be paid in cash)	—	—	—	(3,143)	—	(3,143)
Earn out liability (Note 4 (f))	—	—	—	(11,326)	—	(11,326)
Total transaction accounting adjustments	113,635,364	$3	$34,550	$(46,576)	$4,634	$(7,389)

These amounts have not been tax effected as the tax deductibility of these items has not been determined.

Note 4 — Adjustments related to the Proposed Transaction (Continued)

(e) Earnings per share

Pro forma earnings per share (referred to as “EPS”) for the unaudited pro forma combined statement of profit and loss and comprehensive income have been recalculated to show the impact of the Proposed Transaction after giving to the share exchange, assuming that the Delta Shares issued in connection with the acquisition of Coffee were outstanding at the beginning of the period presented. For the year ended December 31, 2022, basic EPS and diluted EPS for the unaudited pro forma combined statement of profit and loss and comprehensive income is as follows:

For the year ended December 31, 2022
Weighted average number of ordinary shares – basic	119,344,963
Basic EPS (in thousands)	$0.19
Weighted average number of ordinary shares – diluted	120,293,963
Diluted EPS (in thousands)	$0.19

(f) Earn-out shares

In accordance with the Merger Agreement, $50 million of shares of the combined company (the “Earn-Out Shares”) to the securityholders of Delta (who were securityholders of Delta immediately prior to the closing of the transaction) if the net income of the combined company, as reported in the audited financial statements set forth in the annual report of the combined company for the fiscal year ending December 31, 2023 filed with the SEC (the “2023 Annual Report”) equals or exceeds $70 million. The Earn-Out Shares will be valued based upon the ten-day volume-weighted average price (VWAP) for the ten-day period preceding the date on which the combined company files the 2023 Annual Report with the SEC.

There is diversity in practice for the accounting treatment of these type of agreements but management believe at this time, it should evaluate this in accordance with IAS 32 (Financial Instruments — Presentation). The Earn Out Shares have, in accordance with the requirements of IAS 32, been recognized as a financial liability measured at fair value in the unaudited combined pro forma statement of financial position. The preliminary estimated acquisition-date fair value is approximately $11.3 million.

The preliminary estimated acquisition-date fair value of the Earn-Out Shares was determined using an option pricing method using the most reliable information available. Assumptions used in the valuation were as follows:

Selected volatility	46.2%
Risk-free interest	4.6%
Contractual term	0.50
Implied probability	23.6%

(g) Transaction costs associated with the Merger

3,977,273 shares of the combined company have been issued to Delta’s financial adviser as transaction cost incurred in connection with the Merger in lieu of payment of advisory fees.

(h) Income tax impact

The estimated income tax impacts of the pre-tax adjustments that are reflected in the unaudited pro forma combined financial information are calculated using an estimated blended statutory rate of 28%, which is based on preliminary assumptions related to the jurisdictions in which the income adjustments will be recorded. The blended statutory rate of the combined company following the Proposed Transaction could be significantly different depending on activities following the closing of the Proposed Transaction and the geographical mix of profit or loss before tax.

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for Delta and JVA on a stand-alone basis and the unaudited pro forma combined share information for the year ended December 31, 2022, after giving effect to the Business Combination, without taking into effect any Earnout Shares.

The historical book value per share is computed by dividing the total common shareholders’ equity by the number of shares of JVA Common Stock outstanding at the end of the period. The pro forma combined book value per share of JVA Common Stock is computed by dividing the total pro forma common shareholders’ equity by the pro forma number of shares of JVA Common Stock outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma income available to the combined company’s common shareholders by the pro forma weighted-average number of shares of JVA Common Stock outstanding over the period.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Delta and JVA and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.

	Historical
As of and for the Year Ended December 31, 2022	Delta Corp Holdings Limited (December 31, 2022)	Coffee Holding Co., Inc. (October 31, 2022) (IFRS)	Pro forma
Book value per share (in thousands)(1)	$76.82	$0.00	$0.00
Earnings per share – basic (in thousands)	$27.80	$(0.00)	$0.19
Weighted average ordinary shares outstanding – basic	1,000	—	119,344,963
Weighted average shares of common stock outstanding – basic	—	5,708,599	—
Earnings per share – diluted (in thousands)	$27.80	$(0.00)	$0.19
Weighted average ordinary shares outstanding – diluted	1,000	—	120,293,963
Weighted average shares of common stock outstanding – diluted	—	5,708,599	—

____________

(1)      Book value per share is calculated as total equity divided by pro forma information.

RISK FACTORS

You should carefully consider the following risk factors. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of JVA, Delta and/or the post-combination company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Business Combination

Completion of the Business Combination is subject to a number of conditions and if these conditions are not satisfied or waived, such transactions will not be completed.

JVA’s obligation and the obligation of Delta to complete the Business Combination are subject to satisfaction or waiver of a number of conditions, including, among others:

•        approval of the Business Combination by JVA’s stockholders;

•        absence of injunctions or certain legal impediments;

•        approval for the listing on NASDAQ of Pubco’s ordinary shares to be issued in the Business Combination; and

•        accuracy of the representations and warranties of each of the parties, subject to certain materiality thresholds.

There can be no assurance that the conditions to closing set forth in the Merger Agreement will be satisfied or waived or that the Business Combination itself will be completed.

Failure to complete the Business Combination could negatively impact JVA’s stock price, future business or operations.

If the Business Combination is not completed, JVA and Delta may be subject to a number of material risks, including the following:

•        JVA may be required under certain circumstances to pay Delta a termination fee;

•        the price of JVA’s common stock may decline to the extent that the relevant current market price reflects a market assumption that the Business Combination will be completed; and

•        costs related to the Business Combination, such as legal, accounting, certain financial advisory and financial printing fees, must be paid even if the Business Combination is not completed.

Further, if the Business Combination is terminated and either company’s board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner on terms as attractive as those provided for in the Merger Agreement. In addition, while the Merger Agreement is in effect and subject to very narrowly defined exceptions, JVA is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, other than with Delta.

The exercise of JVA’s and Delta’s boards of directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in JVA’s and Delta’s shareholders’ best interests.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require JVA and/or Delta to agree to amend the Merger Agreement, to consent to certain actions taken by Delta or JVA, as applicable, or to waive rights that JVA or Delta is entitled to under the Merger Agreement. Such events could arise because of changes in the course of JVA’s or Delta’s business, a request by JVA or Delta to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on JVA’s or Delta’s business. In any of such circumstances, it would be at JVA’s or Delta’s discretion, acting through their respective board of directors, to grant consent or waive those rights. The existence of the financial and personal interests of the directors of JVA and Delta described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for JVA and its stockholders and what he or they may believe is best for themselves in determining whether or not to take the requested action.

As of the date of this proxy statement/prospectus, JVA and Delta do not believe there will be any changes or waivers that JVA’s or Delta’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, JVA will circulate a new or amended proxy statement/prospectus and resolicit JVA’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the merger proposal.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, JVA’s board of directors will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

JVA’s board of directors is seeking approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination. If the Adjournment Proposal is not approved, JVA’s board of directors will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such event, the Business Combination would not be completed.

Risks Relating to the Business of Delta

The value of your investment in Pubco following consummation of the Merger will be subject to the significant risks affecting Delta and those inherent in its industry. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-Business Combination business and financial results of the combined company could be adversely affected in a material way. This could cause the trading price of the ordinary shares in the capital of Pubco to decline, perhaps significantly, and you therefore may lose all or part of your investment. The following risk factors apply to the business and operations of Delta and will also apply to the business and operations of Pubco following the Business Combination.

Delta relies on third-party contractors and suppliers, as well as other partners and agents, to provide various products and services and unsatisfactory or faulty performance of its contractors, suppliers, partners or agents could have a material adverse effect on its business.

Delta engages third-party contractors, partners and agents to provide services in connection with its business. For example, Delta’s Bulk Logistics segment leases seaborne transportation capacity from independent suppliers to facilitate its business. The lessor is generally obligated to provide the crews, insurance, and maintenance. Disruptions caused by third-party contractors, partners and agents could materially and adversely affect Delta’s operations and reputation.

Additionally, Delta has a number of freight suppliers. If its suppliers are subject to labor or work stoppages, such stoppages may impact its contractual relationship with them and could adversely affect Delta’s operations if an alternative source of supply were not readily available. Also, Delta outsources part of its back-office functions to a third-party contractor. The back-office support center may shut down due to various reasons beyond Delta’s control, which could have an adverse effect on its business. There can be no assurance that the products delivered and services rendered by Delta’s third-party contractors and suppliers will be satisfactory and match the required quality levels. Furthermore, major contractors or suppliers may experience financial or other difficulties, such as natural disasters, terror attacks, failure of information technology systems or labor stoppages, which could affect their ability to perform their contractual obligations to Delta, either on time or at all. Any delay or failure of Delta’s contractors or suppliers to perform their contractual obligations could have a material adverse effect on its business, financial condition, results of operations and liquidity.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs of and cause disruption to Delta’s business.

The international trade of goods is subject to various security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance the security of seaborne transportation. In 2002, the Maritime Transportation Security Act (“MTSA”) came into effect. To implement certain portions of the MTSA, the United States Coast Guard (“USCG”) issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. These security procedures can result in delays in the loading, offloading or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, carriers.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on Delta. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on Delta’s business, financial condition and results of operations.

Delta is a recently incorporated company with a limited history of operations.

Delta is a holding company for global businesses engaged in logistics, fuel supply and asset management related services, primarily servicing the maritime supply chain. On January 28, 2021, Delta was organized as a private company under the laws of England and Wales by organizing the businesses of Delta established in 2019. Several of Delta’s subsidiaries have been in operation since 2019. As a result, Delta has a limited performance record, operating history, and historical financial statements upon which you can evaluate its operations or its ability to implement and achieve its business strategy. These factors may make evaluating an investment in Delta difficult. Delta cannot assure you that it will be successful in implementing its business strategy.

Any failure to comply with the complex laws and regulations governing international trade could adversely affect Delta’s operations.

The shipment of goods across international borders subjects Delta to extensive trade laws and regulations. Import activities are governed by unique customs laws and regulations in each of the countries of operation. Moreover, many countries, including the United States, control the export and re-export of certain goods, services and technology and impose related export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities.

The laws and regulations concerning import activity, export recordkeeping and reporting, export control and economic sanctions are complex and constantly changing. These laws and regulations may be enacted, amended, enforced or interpreted in a manner materially impacting Delta’s operations. Shipments can be delayed and denied export or entry for a variety of reasons, some of which are outside Delta’s control and some of which may result from failure to comply with existing legal and regulatory regimes. Shipping delays or denials could cause unscheduled operational downtime. Any failure to comply with applicable legal and regulatory trading obligations also could result in criminal and civil penalties and sanctions, such as fines, imprisonment, debarment from government contracts, seizure of shipments and loss of import and export privileges.

Delta leases vessels whose owners are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business, and if such owners fail to comply, there is a potential risk to Delta’s operations for disruption of Delta’s service or other adverse effects on its business.

Delta leases vessels whose owners’ operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which it operates, which can significantly affect its operations. If such owners fail to comply, there is a potential risk to Delta’s operations for disruption of Delta’s service or other adverse affects on its business.

Delta may also incur additional costs to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, development and implementation of emergency procedures and insurance coverage or other financial assurance of its ability to address pollution incidents. These costs could have a material adverse effect on Delta’s business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of Delta’s operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject Delta to liability without regard to whether it was negligent or at fault. Under U.S. Oil Pollution Act of 1990 (“OPA”), for example, owners, operators and lessees are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other federal, state and local laws, as well as third-party damages. Delta is required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although Delta has arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on its business, results of operations, cash flows and financial condition and its ability to pay dividends, if any, in the future.

Climate change and greenhouse gas restrictions may adversely impact Delta’s operations and markets.

Due to concern over the risk of climate change, several countries and international regulatory bodies have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap-and-trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. In addition, although the emissions of greenhouse gases from seaborne transportation are not currently subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which required adopting countries to implement national programs to reduce emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on the emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on emissions from seaborne sources. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016. The Paris Agreement does not directly limit greenhouse gas emissions from seaborne sources. Compliance with changes in laws, regulations and obligations relating to climate change could increase Delta’s costs and require it to acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities could also be adversely affected by compliance with such changes.

Delta relies on its information systems to conduct its business, and failure to protect these systems against security breaches could adversely affect Delta’s business and results of operations. Additionally, if these systems fail or become unavailable for any significant period, Delta’s business could be harmed.

Delta relies on its computer systems and network infrastructure across its operations. The safety and security and efficient operation of Delta’s business, including processing, transmitting and storing electronic and financial information, is dependent on computer hardware and software systems, which are increasingly vulnerable to security breaches and other disruptions. Any significant interruption or failure of Delta’s information systems or any significant breach of security could adversely affect its business and results of operations.

Delta relies on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on its information systems. However, these measures and technology may not adequately prevent security breaches. The technology and other controls and processes designed to secure Delta’s confidential and proprietary information, detect and remedy any unauthorized access to that information were designed to obtain reasonable, but not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately. Such controls may in the future fail to prevent or detect, unauthorized access to Delta’s confidential and proprietary information. In addition, the foregoing events could result in violations of applicable privacy and other laws. If confidential information is inappropriately accessed and used by a third party or an employee for illegal purposes, Delta may be responsible to the affected individuals for any losses they may have incurred as a result of misappropriation. In such an instance, Delta may also be subject to regulatory action, investigation or liable to a governmental authority for fines or penalties associated with a lapse in the integrity and security of its information systems.

Delta’s operations and business administration could be targeted by individuals or groups seeking to sabotage or disrupt such systems and networks, or to steal data, and these systems may be damaged, shutdown or cease to function properly (whether by planned upgrades, force majeure, telecommunications failures, hardware or software break-ins or viruses, other cyber-security incidents or otherwise). The threats to Delta’s information systems are constantly evolving, and have become increasingly complex and sophisticated. Furthermore, such threats change frequently and are often not recognized or detected until after they have been launched, and therefore, Delta may be unable to anticipate these threats and may not become aware in a timely manner of such a security breach, which could exacerbate any damage it experiences.

Delta may be required to expend significant capital and other resources to protect against and remedy any potential security breaches and their consequences. A cyber-attack could result in significant expenses to investigate and repair security breaches or system damages and could lead to litigation, fines, other remedial action, heightened regulatory scrutiny and diminished customer confidence. In addition, Delta’s remediation efforts may not be successful and it may not have adequate insurance to cover these losses.

The unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt Delta’s business and could have a material adverse effect on its business, results of operations, cash flows and financial condition.

Delta may be unable to attract and retain key management personnel and other employees, which may negatively affect the effectiveness of its management and results of operations.

To a significant extent, Delta’s success depends upon the abilities and efforts of its management team and its ability to hire and retain key members of its management team. Specifically, individuals on Delta’s management team have established strong relationships with many of its significant customers, which in some cases predate such executive’s employment with Delta. The loss of any of these individuals could adversely affect Delta’s business prospects and financial condition, and relationships with those customers for which such departing executive had an established relationship. In addition, difficulty in hiring and retaining personnel could adversely affect Delta’s business, results of operations, cash flows and financial condition.

Delta will be dependent on the services of its founder and chief executive officer and other members of its senior management team.

Delta will be dependent upon its founder and chief executive officer, Mudit Paliwal, and the other members of its senior management team for the principal decisions with respect to its business activities. The loss or unavailability of the services of any of these key members of its management team for any significant period, or the inability of these individuals to manage or delegate their responsibilities successfully as the company’s business grows, could adversely affect its business, financial condition and results of operations. Delta intends to maintain “key man” life insurance for its chief executive and other members of its senior management team.

Delta may not be able to obtain financing for its growth or to fund potential future capital expenditures, which could negatively impact its results of operations and financial condition.

To fund future growth, increased working capital levels or capital expenditures, Delta will be required to use cash from operations, incur borrowings or raise capital through the sale of debt or additional equity securities. Delta’s ability to obtain additional bank financing or to access the capital markets for any future offerings may be limited by its financial condition at the time of any such financing or offering, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond its control or influence. Any failure to obtain the funds for future growth or capital expenditures could impact Delta’s results of operations, financial condition and its ability to pay any dividends.

Delta extends trade credit to most of its customers and its financial position and results of operations may diminish if it is unable to collect accounts receivable.

Delta extends trade credit to most of its customers and its success in attracting business has been due, in part, to its willingness to extend trade credit on an insured but unsecured basis to customers across its global network of offices, across several different sectors. Delta’s credit procedures and policies, which it believes are robust and effective, are designed for a commercial organization and as such do not and cannot fully eliminate customer credit risk. Any credit losses, if significant, could diminish Delta’s financial position and results of operations.

Delta’s businesses have a significant number of counterparties, subjecting it to counterparty risk.

Delta transacts with a wide array of customers across different segments, products, and geographies. There is a risk of counterparts failing to meet their obligations to Delta in general or in the event of an operational incident. In the event of such an incident, should the parties not be able to reach a commercial agreement or settlement, there is a risk that Delta may have to engage in arbitration and/or litigation to collect its dues. Furthermore, international sanctions have become more comprehensive and complex in recent years, which has restricted business with certain counterparties and/or trades.

If Delta becomes subject to tax in the jurisdictions in which it operates, its net income and cash flow would decrease.

Delta’s business is affected by taxes imposed on the purchase and sale of refined marine petroleum products in various jurisdictions in which it operates from time to time. These taxes include sales, excise, goods and services taxes, value-added taxes, and other taxes. Delta does not pay a material amount of tax in any jurisdiction in which it operates. As a result of changes in tax laws or the application by tax authorities of these laws or our failure to comply with tax laws or otherwise, Delta may become liable for an increased amount of tax in any jurisdiction. An increased liability for taxes would decrease Delta’s net income and cash flow.

Environmental, social and governance (ESG) matters may impact Delta’s business and reputation.

In addition to the importance of their financial performance, companies are increasingly being judged by their performance on a variety of environmental, social and governance matters, or ESG, which are considered to contribute to the long-term sustainability of companies’ performance.

A variety of organizations measure the performance of companies on such ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Topics considered in such assessments include, among others, Delta’s efforts and impacts on climate change and human rights, ethics and compliance with law, and the role of the company’s board of directors in supervising various sustainability issues.

Considering investors’ increased focus on ESG matters, there can be no certainty that Delta will manage such issues successfully, or that it will successfully meet society’s expectations as to its proper role. Any failure or perceived failure by Delta in this regard could have a material adverse effect on its reputation and on its business, financial condition, or results of operations, including the sustainability of its business over time.

Delta’s business requires significant working capital for operations as well as growth, which it presently funds out of cash flow from operations. A decline in cash flows from operations may affect Delta’s ability to grow and/or require it to fund growth with alternative sources such as the issuances of new equity or raising debt finance.

As of December 31, 2022, Delta had total liquidity of approximately $9.2 million in cash and cash equivalents and net working capital (defined as current assets minus current liabilities) of $48 million. Delta’s short-term liquidity requirements include the payment of operating and overhead expenses and lease payments as well as funding its other working capital requirements. Delta expects to manage its near-term liquidity needs from our working capital, together with expected cash flows from operations. A decline in cash flows from operations, for any reason, may require Delta to seek alternative sources of funding to support its future growth, such as the issuance of new common or preferred equity or the raising of debt financing.

Delta’s business and its customers’ businesses are subject to currency exchange risks which could negatively affect Delta’s results of operations, cash flows and reduce its profitability.

The industries and businesses in which Delta operates substantially transact using the U.S. Dollar and Delta generates almost all its revenues and incurs most of its expenses in U.S. Dollars. Specifically, Delta invoices its customers for the sale and delivery of marine petroleum products and lubricants in U.S. Dollars. In addition, receivables and payables in its Bulk Logistics segment are also transacted in U.S Dollars. Many of Delta’s customers are foreign customers and may be required to obtain U.S. Dollars to pay for Delta’s products and services. A rapid depreciation or devaluation in a currency affecting Delta’s customers could have an adverse effect on its customers’ operations and their ability to convert local currency to U.S. dollars to make required payments. This would in turn result in higher credit losses for Delta, which may reduce its results of operations and cash flows.

Delta’s operating expenses and general and administrative expenses are in currencies other than the U.S. Dollar — primarily the Euro, British Pound and other currencies. Changes in the rates of exchange between these currencies and the U.S. Dollar would lead to deviations from Delta’s budgeted operating expenses, which would affect its financial results. When translated into U.S. Dollars, expenses incurred in currencies other than the U.S. Dollar increase when the value of the U.S. dollar falls, which reduces Delta’s profitability.

Delta is subject to funding calls by its protection and indemnity associations, and its associations may not have enough resources to cover claims made against them.

Delta is indemnified for certain liabilities incurred during its operations through membership in protection and indemnity associations, which are mutual insurance associations whose members contribute to cover losses sustained by other association members. Claims are paid through the aggregate premiums (typically annually) of all members of the association, although members remain subject to calls for additional funds if the aggregate premiums are insufficient to cover claims submitted to the association. Claims submitted to the association may include those incurred by members of the association, as well as claims submitted to the association from other protection and indemnity associations with which Delta’s association has entered into inter-association agreements. Delta is at risk if the associations to which it belongs are in default.

Delta from time-to-time acts as a guarantor for finance arrangements at its subsidiaries. As a guarantor, Delta may be subjected to covenants by the lender which can affect its ability to finance future operations or pursue or expand its business activities.

Delta may from time to time enter into a guarantee for finance leases of its subsidiaries in connection with their marine assets. Although currently Delta is guarantor of only one such finance lease, which is non-material, such leases may arise in the ordinary course of business. Financial covenants relating to such leases may limit Delta’s ability to engage in certain corporate actions without the lender’s consent or require Delta or its subsidiary to maintain certain economic measures such a minimum liquidity or net worth. A lenders’ interests may be different from Delta’s and Delta may not be able to obtain its lenders’ permission when needed. This may limit Delta’s ability to pay dividends to you if it determines to do so in the future, finance its future operations or capital requirements, make acquisitions or pursue business opportunities.

Delta’s ability to comply with covenants and restrictions contained in financing leases and any future loan agreements may also be affected by events beyond its control, including prevailing economic, financial and industry conditions. If Delta’s cash flow is insufficient to service its current and future indebtedness and to meet its other obligations and commitments, it will be required to adopt one or more alternatives, such as reducing or delaying its business activities, acquisitions, investments, capital expenditures, the payment of dividends or the implementation of its other strategies, refinancing or restructuring any debt obligations, selling assets or seeking to raise additional debt or equity capital or seeking bankruptcy protection.

Political instability, terrorist attacks, international hostilities and global public health threats can affect the seaborne transportation industry, which could adversely affect Delta’s business.

Delta conducts most of its operations outside of the United States, and its business, results of operations, cash flows, financial condition and ability to pay dividends, if any, in the future may be adversely affected by changing economic, political and government conditions in the countries and regions where it conducts its business. Moreover, Delta operates in a sector of the economy that is likely to be adversely impacted by the effects of political conflicts, including the current military conflict between Russia and Ukraine as well as political instability in the Middle East and the South China Sea region and other geographic countries and areas, geopolitical events such as Brexit, terrorist or other attacks, and war (or threatened war) or international hostilities, such as those between the United States and North Korea or Iran, or between the Houthi and Arab counties in Yemen, or internally in Libya, and stabilizing growth in China, as well as public health concerns stemming from the COVID-19 pandemic.

Frequent incidents of terrorism in the Middle East, and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks around the world, continues to cause uncertainty in the world’s financial markets and may affect Delta’s business, operating results and financial condition. Continuing conflicts and recent developments in the Middle East, including increased tensions between the U.S. and Iran, as well as the presence of U.S. or other armed forces in Iraq, Syria, Afghanistan and various other regions, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. As a result of the above, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. These uncertainties could also adversely affect Delta’s ability to obtain additional financing on terms acceptable to it or at all.

In the past, political instability has also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international seaborne trade, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia.

In addition, public health threats, such as those posed by COVID-19, influenza and other highly communicable diseases or viruses, outbreaks of which have from time to time occurred in various parts of the world in which Delta operates could adversely impact its operations as well as the operations of its customers.

Any of these occurrences could have a material adverse impact on Delta’s future performance, results of operations, cash flows and financial position.

Protectionist trade policies, including tariffs and other barriers to global trade could adversely affect Delta’s business.

Governments have previously turned to trade barriers to protect their domestic industries against imports and may look to erect further protectionist measures in the future. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (i) the cost of goods exported from regions globally, (ii) the length of time required to transport goods and (iii) the risks associated with exporting goods. Such increases may significantly affect the quantity of goods to be transported, delivery time schedules, voyage costs and other associated costs, which could have an adverse impact on Delta’s customer’s business, operating results and financial condition and could thereby affect their ability to make timely payments to it and to renew and increase their business with Delta. This could have a material adverse effect on Delta’s business, results of operations, and financial conditions.

Acts of piracy on ocean-going vessels have had and may continue to have an adverse effect on Delta’s business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean, West Africa and in the Gulf of Aden off the coast of Somalia. Although the frequency of sea piracy worldwide has decreased from 2014 to 2022, sea piracy incidents continue to occur in the Gulf of Guinea and the West Coast of Africa, vessels transporting commodities are particularly vulnerable to such attacks. If piracy attacks continue to occur in regions that are characterized as “war risk” zones, or Joint War Committee “war and strikes” listed areas, insurance premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain.

Risks in Connection with Delta’s Bulk Logistics Operating Segment

Delta’s Bulk Logistics segment is an asset-light, third-party logistics (“3PL”) provider of freight forwarding, ocean transportation, mine-to-port and related services and is reliant on outsourced services from ocean freight carriers and inland transportation companies to transport Delta’s clients’ cargo.

Delta’s Bulk Logistics segment relies on independent ocean freight carriers and inland transportation companies for the movement of its clients’ cargo. Consequently, its ability to provide services for its clients could be adversely impacted by: shortages in available cargo capacity; changes by carriers and transportation companies in policies and practices such as scheduling, pricing, payment terms and frequency of service or increases in the cost of fuel, taxes and labor; and other factors not within its control. Reductions in seaborne transportation capacity could negatively impact its yields. Material interruptions in service or stoppages in transportation, whether caused by strike, work stoppage, lock-out, slowdown or otherwise, could adversely impact its business, results of operations and financial condition.

Delta anticipates that the future demand for its Bulk Logistics’ services will be dependent upon economic growth in the world’s economies, seasonal and regional changes in demand and sources of supply of commodities, agricultural products and intermediate capital goods to be transported by sea as well as changes in seaborne transportation capacity.

The level of future demand for Delta’s Bulk Logistics segment will be dependent upon economic growth in the world’s economies, including China and India, seasonal and regional changes in demand and supply of commodities, agricultural products, and intermediate capital goods as well as changes in the capacity of the global merchant fleet. A decrease in the level of China’s imports of raw materials or a decrease in trade globally could have a material adverse impact on Delta’s customer’s business and, in turn, could cause a material adverse impact on Delta’s results of operations, financial condition and cash flows. Although global economic conditions have improved following the COVID-19 pandemic, there can be no assurance as to the sustainability of future economic growth. Adverse economic, political, social, or other developments could have a material adverse effect on Delta’s business, financial condition, and operating results.

Freight rates are volatile and may decline to and remain at low levels for a sustained period, which may adversely affect Delta’s earnings, revenue and profitability.

Changes in the demand for and sources of supply of commodities, agricultural products and intermediate capital goods may cause fluctuations in the demand and supply of seaborne transportation capacity and thus freight rates. Because these factors are outside of Delta’s control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable. Spot and short-term lease rates may fluctuate significantly based upon availability and the supply of and demand for seaborne shipping capacity.

Factors that influence the demand for seaborne transportation include:

•        supply of and demand for energy resources, commodities, consumer and industrial products;

•        changes in the exploration or production of energy resources, commodities, consumer and industrial products;

•        the location of regional and global exploration, production and manufacturing facilities;

•        the location of consuming regions for energy resources, commodities, consumer and industrial products;

•        the globalization of production and manufacturing;

•        global and regional economic and political conditions, including armed conflicts and terrorist activities, embargoes and strikes;

•        natural disasters and weather;

•        embargoes and strikes;

•        disruptions and developments in international trade, including trade disputes or the imposition of tariffs on various commodities or finished goods;

•        changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•        environmental and other legal regulatory developments; and

•        currency exchange rates.

Factors that influence the supply of seaborne transportation capacity include:

•        the number of newbuilding orders and deliveries including slippage in deliveries;

•        number of shipyards and ability of shipyards to deliver vessels;

•        port and canal congestion;

•        the scrapping rate of vessels;

•        speed of vessel operation;

•        vessel casualties;

•        the number of vessels that are out of service, namely those that are laid-up, dry docked, awaiting repairs or otherwise not available for hire;

•        availability of financing for new vessels;

•        changes in national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage; and

•        changes in environmental and other regulations that may limit the useful lives of vessels.

In addition to the prevailing and anticipated freight rates, factors that influence global seaborne transportation capacity include pricing, secondhand values in relation to demolition proceeds, fuel costs, operating costs, normal maintenance costs, regulatory compliance costs, insurance coverage costs, the efficiency and age profile of existing capacity, and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors are outside of Delta’s control, and it may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

An increase in trade protectionism globally or by certain countries could have a material adverse impact on Delta’s Bulk Logistics’ customer’s businesses and, in turn, could cause a material adverse impact to its results of operations, financial condition and cash flows.

Delta’s operations expose it to the risk that increased level in trade protectionism, will adversely affect its business. If governments impose trade barriers to protect their domestic industries against imports, it may adversely affect Delta’s business.

Delta’s Bulk Logistics operating results may be subject to seasonal fluctuations, which could affect its operating results.

Although Delta’s Bulk Logistics business is not currently subject to substantial seasonal fluctuations, demand for vessel capacity has historically exhibited seasonal variations and, as a result, fluctuations in charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results for shipping voyages in the spot market.

Fuel cost may adversely affect the profits of Delta’s Bulk Logistics segment.

Fuel is a significant factor in negotiating lease rates. As a result, an increase in the price of fuel beyond Delta’s expectations may adversely affect its profitability at the time of negotiation. While Delta can mitigate the cost of fuel by supplying it through its Delta Energy business, the price and supply of fuel is unpredictable and fluctuates based on events outside Delta’s control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries (“OPEC”) and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns.

Delta’s Bulk Logistics business has inherent operational risks, which may not be adequately covered by insurance.

The operations of Delta’s Bulk Logistics business has certain unique risks. The cargo Delta transports for its customers and their interaction with the vessels Delta leases can be an operational risk as they are often heavy, dense, easily shifted, and may react badly to water exposure. In addition, unloading operations often involve battering treatment with grabs, jackhammers, and small bulldozers. This treatment may cause damage to the vessels Delta leases and the cargo it transports. The loss of a vessel or its cargo due to damage could negatively impact Delta’s business, financial condition and results of operations.

Marine disasters, bad weather, mechanical failures, human error, environmental accidents, war, terrorism, piracy and other circumstances or events may also result in damage to the vessels Delta leases and/or its customer’s cargo. In addition, transporting cargoes across a wide variety of international jurisdictions creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts, the potential for changes in tax rates or policies, and the potential for government expropriation of our supplier’s vessels. Any of these events may result in loss of revenues, increased costs and decreased cash flows to Delta’s customers, which could impair their ability to make payments to Delta.

In the event of a casualty to a supplier’s vessel or other catastrophic event, to the extent that the owner does not provide insurance, Delta relies on its insurance to pay for the loss or damage to its customer’s cargo, the freight earnings and fuel lost. Delta procures insurance against those risks that it believes the maritime transportation industry commonly insures against. These insurances include Charterers Liability Protection and Indemnity Insurance, and Freight, Demurrage and Defense (“FD&D”) insurance.

Trading and hedging activities in freight, tonnage and Forward Freight Agreements, or FFAs, as part of Delta’s Bulk Logistics segment, subjects it to trading risks, and it may suffer trading losses, which could adversely affect its financial condition and results of operations.

Due to the volatility in the cost of the vessels Delta leases, from time-to-time it seeks to adjust the balance between leasing vessels for long periods of time and leasing them on a spot or short-term basis. A long-term lease might profitable or unprofitable depending on the direction of freight rates over the term of the contract. Delta seeks to manage and mitigate this risk through trading and complementary hedging activities in freight, tonnage and FFAs. Delta may trade FFAs with an objective of both economically hedging the risk on the vessels its leases or freight commitments and taking advantage of short-term fluctuations in market prices. Upon settlement, if the contracted lease rate is less than the average of the rates, as reported by an identified index, for the specified route and period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If Delta takes positions in FFAs or other derivative instruments and does not correctly anticipate movements in lease rates over the specified route and time period, it could suffer losses in the settling or termination of the FFA.

There can be no assurance that Delta will be able at all times to successfully protect itself from volatility in freight market. Delta may not successfully mitigate its risks, leaving it exposed to unprofitable contracts, and may suffer trading losses resulting from these hedging activities.

Delta is subject to certain credit risks with respect to its counterparties on contracts, and the failure of such counterparties to meet their obligations could cause it to suffer losses on such contracts and thereby decrease revenues.

Delta and specifically, its Bulk Logistics segment, from time-to-time enters into contracts of affreightment (“COAs”) pursuant to which it agrees to carry cargoes, typically for industrial customers, who export or import commodities, agricultural products and/or intermediate goods. Additionally, Delta may also enter into FFAs, parts of which are traded over-the-counter. It also enters into spot market voyage contracts, where it is paid a rate per ton to carry a specified cargo on a specified route. The FFAs and these contracts and arrangements subject Dela to counterparty credit risks at various levels. If the counterparties fail to meet their obligations, Delta could suffer losses on such contracts, which could materially adversely affect its financial condition and results of operations.

Risks in Connection with the Delta Energy and Asset Management Operating Segments

The value of Delta Energy’s marine fuel inventory is subject to price fluctuations which may result in reduced value of its inventory and cause it to suffer financial loss.

Due to the nature of Delta Energy’s business, it may increase the volume of its marine fuel inventories. Depending upon the price and price movement of refined marine fuel, Delta Energy’s marine fuel inventories may subject it to a risk of financial loss. Pricing terms with Delta Energy’s suppliers and customers and hedges by way of oil futures or other instruments, should Delta Energy enter into them, may not adequately protect it in the event of a substantial downward movement in the price of marine fuel.

The refined marine fuel and lubricants that Delta Energy purchases from its suppliers may fail to meet the contractual specifications that it has agreed to supply to its customers and, as a result, Delta Energy could lose business from those customers and be subject to claims or other liabilities.

If the refined marine fuel and lubricants that Delta Energy purchases from its suppliers fails to meet the specifications Delta Energy has contractually agreed to supply to its customers, Delta Energy could be subject to claims or other liabilities. Delta Energy has in place insurance policies that protect it against most of the risks involved in the conduct of its business but it may not be adequate and Delta Energy may not have any recourse against its suppliers for marine fuel that fails to meet agreed specifications.

Delta Energy faces intense competition in its purchasing, selling, gathering, blending, terminalling, transporting, storage and logistics activities. Competition from other providers of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane that can supply Delta Energy’s customers with those products and services at a lower price and have capital resources many times greater than Delta’s could diminish Delta Energy’s operating results.

Delta Energy is subject to competition from distributors and suppliers of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane that may be able to supply customers with the same or comparable products and gathering, blending, terminalling, transporting and storage services and logistics on a more competitive basis. Delta Energy competes with terminal companies, major integrated oil companies and their marketing affiliates, wholesalers, producers and independent marketers of varying sizes, financial resources and experience. Marine fueling requires facilities at ports to service vessels, and Delta Energy competes with other providers of marine fuels in those ports.

Some of Delta Energy’s competitors are substantially larger than it, have greater financial resources and control greater supplies of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane than Delta Energy does. If Delta Energy is unable to compete effectively, it may lose existing customers or fail to acquire new customers, which could have a material adverse effect on its financial condition and results of operations.

Delta Energy’s operations are subject to extensive environmental laws and regulations, the violation of which could result in liabilities, fines or penalties and changes of which may require increased costs necessary to operate its business.

Delta Energy is subject to various environmental laws and regulations dealing with the handling of fuel and fuel products. Delta Energy currently stores fuel inventories on its marine fuel tankers and land-based storage facilities and it may, in the future, maintain fuel inventories at several other locations in fixed or floating storage facilities. Delta Energy’s operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among other things. If Delta Energy is involved in a spill or other accident involving hazardous substances, if there are releases of fuel and fuel products it owns, or if Delta Energy are found to be in violation of environmental laws or regulations, it could be subject to liabilities that could have a materially adverse effect on its business and operating results. Delta Energy is also subject to possible claims by customers, employees and others who may be injured by a fuel spill, exposure to fuel, or other accidents. If Delta Energy should fail to comply with applicable environmental regulations, it could be subject to substantial fines or penalties and to civil or criminal liability.

In particular, Delta Energy’s operations are subject to numerous laws and regulations in the form of international conventions, national, state and local laws and national and international regulations in force in the jurisdictions in which we operate or are registered, which can significantly affect Delta Energy’s operations. These regulations include, but are not limited to, (i) the International Convention on Civil Liability for Oil Pollution Damage of 1969, (ii) the International Convention for the Prevention of Marine Pollution from Ships of 1973 and (iii) the International Convention for the Safety of Life at Sea of 1974.

A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Some environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. An oil spill could result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages as well as third-party damages. Delta Energy are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Delta Energy’s insurance policies covering certain environmental risks may not be sufficient to cover all such risks and any claim may have a material adverse effect on its business, results of operations, cash flows and financial condition.

Delta Energy may not be able to enter or effectively manage our entry into these new lines of business, which could negatively impact our results of operations and financial condition.

Delta Energy seeks to build a marine lubricants business alongside our existing marine fuels business and to take advantage of the synergies and potential savings afforded by such complimentary businesses working together. Delta Energy has limited experience marketing marine lubricants and as a result, it is difficult to predict its sales and customer service team needs. Accordingly, Delta Energy may be required to increase the number of its employees. It will also have to market its products and services in new locations and to an expanded customer base. Marine lubricants also have a different credit and collections profile that will need to be managed effectively alongside the marine fuels business. Delta Energy may not be successful in executing its growth plans and may incur significant expenses and losses in connection with its future line of business which could negatively impact its results of operations and financial condition.

Delta’s Asset Management segment is subject to the availability of qualified crew; global personnel shortages could impact this availability, particularly in the case of any pandemic disease such as COVID-19.

An inability of owners to attract and retain qualified personnel as needed could materially impair our ability to find owners with qualified vessels for Delta’s operations and could adversely affect Delta’s business, financial condition and results of operations. Furthermore, as such demand has been increasing, the supply of qualified personnel has experienced some possible decrease and shortages. Qualified personnel historically have come from a limited number of countries, including the Philippines and Ukraine, and the Ukraine is currently experiencing armed conflict and a mandatory draft of certain males, which has reduced significant or eliminated the seaman available from the Ukraine, and reduced the supply of skilled and qualified personnel. Also, due to the COVID-19 pandemic, the shipping industry as a whole is experiencing difficulties in carrying out crew changes, which could impede our ability to find ship owners with qualified personnel operations and could adversely affect Delta’s business, financial condition, results of operations.

Risks affecting JVA’s Business

Because JVA’s business is highly dependent upon a single commodity, coffee, any decrease in demand for coffee could materially adversely affect JVA’s revenues and profitability.

JVA’s business is centered on one commodity: coffee. JVA’s operations have primarily focused on the following areas of the coffee industry:

•        the roasting, blending, packaging and distribution of private label coffee;

•        the roasting, blending, packaging and distribution of proprietary branded coffee; and

•        the sale of wholesale specialty green coffee.

Demand for JVA’s products is affected by:

•        consumer tastes and preferences;

•        global economic conditions;

•        demographic trends; and

•        the type, number and location of competing products.

Because JVA relies on a single commodity, any decrease in demand for coffee would harm its business more than if it had more diversified product offerings and could materially adversely affect its revenues and operating results.

The COVID-19 pandemic has, and may continue to have, an adverse impact on JVA’s business, financial condition and results of operations.

The World Health Organization declared the novel coronavirus (COVID-19), first identified in Wuhan, China, a pandemic in March 2020. JVA’s business, financial condition and results of operations have been and are expected to continue to be adversely affected by the COVID-19 pandemic. The COVID-19 pandemic has affected nearly all regions of the world, and preventative measures taken to contain or mitigate the outbreak have caused, and are continuing to cause, business slowdown or shutdown in affected areas. This has and could continue to negatively affect the global economy, including reduced consumer spending and disruption of global supply chains. JVA cannot predict the degree to which its business, financial condition and results of operations will be affected by the COVID-19 pandemic, but the effects could be material.

In addition to the factors above, the COVID-19 pandemic has subjected JVA’s business to additional risk, including, but not limited to:

•        Disruption to its green coffee supplier partners and vendors, including through the effects of facility closures, reductions in operating hours, labor shortages, and changes in operating procedures;

•        Disruption to its own distribution and general office facilities and operations, including through the effects of facility closures, reductions in operating hours, labor shortages, and changes in operating procedures, including for additional cleaning and disinfection procedures;

•        Closure or reduced operations of cafes, restaurants and food service stores and reductions in consumer traffic, which may adversely affect its Private Label Coffee and Branded Coffee channels;

•        Lower performance of customers in its wholesale channel, which may result in reduction or cancellation of future orders; and

•        Reductions in consumer spending due to macroeconomic conditions caused by the COVID-19 pandemic, including decreased disposable income and increased unemployment, which may result in decreased sales in all of its channels.

At this time, JVA cannot assess the ultimate economic impact of the COVID-19 pandemic on its business, operations or financial performance, which will be determined by, among other things, the duration, severity and magnitude of such circumstances and governmental responses and requirements relating to the pandemic, nor can JVA predict the long-term effects of governmental and public responses to changing conditions. The extent to which the COVID-19 pandemic will impact its operations, liquidity or financial results in subsequent periods is uncertain, but such impact could be material. If the COVID-19 pandemic becomes prolonged, and/or more severe, it could exacerbate the negative impacts on JVA’s business and results of operations and may also heighten many of the other risks described in this section entitled “Risk Factors.”

If JVA is unable to geographically expand its branded and private label products, JVA’s growth will be impeded which could result in reduced sales and profitability.

JVA’s business strategy emphasizes, among other things, geographic expansion of its branded and private label products as opportunities arise. JVA may not be able to implement successfully this portion of its business strategy. JVA’s ability to implement this portion of its business strategy is dependent on its ability to:

•        market its products on a national scale;

•        increase its brand recognition on a national scale;

•        enter into distribution and other strategic arrangements with third party retailers; and

•        manage growth in administrative overhead and distribution costs likely to result from any expansion of its distribution channels.

JVA’s sales and profitability may be adversely affected if it fails to successfully expand the geographic distribution of its branded and private label products. In addition, JVA’s expenses could increase and its profits could decrease as it implements its growth strategy.

If JVA’s hedging policy is not effective, it may not be able to control its coffee costs, it may be forced to pay greater than market value for green coffee and its profitability may be reduced.

The supply and price of coffee beans are subject to volatility and are influenced by numerous factors which are beyond JVA’s control. JVA has used and expects to continue to use to a lesser extent short-term coffee futures and options contracts for the purpose of hedging the effects of changing green coffee prices. In addition, JVA has acquired and expects to continue to acquire to a lesser extent futures contracts with longer terms, generally three to four months, for the purpose of guaranteeing an adequate supply of green coffee. Realized and unrealized gains or losses on options and futures contracts are reflected in JVA’s cost of sales. Gains on options and futures contracts reduce JVA’s cost of sales and losses on options and futures contracts increase its cost of sales.

The use of these derivative financial instruments has generally enabled JVA to mitigate the effect of changing prices. However, no strategy can entirely eliminate pricing risks and JVA generally remains exposed to losses on futures contracts when prices decline significantly in a short period of time, and JVA would generally remain exposed to supply risk in the event of non-performance by the counterparties in any one of the absence of any law or order that prevents or prohibits the consummation of the Business Combination its physical contracts. Historically, JVA generally has been able to pass green coffee price increases through to customers, thereby maintaining its gross profits, however, it may not be able to pass price increases through to its customers in the future. Failure to properly design and implement an effective hedging strategy may materially adversely affect JVA’s business and operating results. If the hedges that JVA enters do not adequately offset the risks of coffee bean price volatility or its hedging results in losses, its cost of sales may increase, resulting in a decrease in profitability or an increase in losses. Although JVA has had net gains on options and futures contracts in the past, it has incurred losses on options and futures contracts during some reporting periods. In these cases, JVA’s cost of sales has increased, resulting in a decrease in its profitability or an increase in losses. Such losses have and could in the future materially increase JVA’s cost of sales and materially decrease its profitability or increase losses and adversely affect its stock price.

Any inability to successfully implement JVA’s strategy of growth through selective acquisitions, licensing arrangements and other strategic alliances, including joint ventures, could materially affect its revenues and profitability.

Part of JVA’s growth strategy utilizes the selective acquisition of coffee companies, the selective acquisition or licensing of additional coffee brands and other strategic alliances including joint ventures, presents risks that could result in increased expenditures and could materially adversely affect its revenues and profitability, including:

•        such acquisitions, licensing arrangements or other strategic alliances may divert JVA’s management’s attention from its existing operations;

•        JVA may not be able to successfully integrate any acquired coffee companies or new coffee brands into its existing business;

•        JVA may not be able to manage the contingent risks associated with the past operations of, and other unanticipated problems arising in, any acquired coffee company; and

•        JVA may not be able to control unanticipated costs associated with such acquisitions, licensing arrangements or strategic alliances.

In addition, any such acquisitions, licensing arrangements or strategic alliances may result in:

•        potentially dilutive issuances of JVA’s equity securities;

•        the incurrence of additional debt;

•        restructuring charges; and

•        the recognition of significant charges for depreciation and amortization related to intangible assets.

As has been JVA’s practice in the past, it will continuously evaluate any such acquisitions, licensing opportunities or strategic alliances as they arise. However, JVA has not reached any new agreements or arrangements with respect to any such acquisition, licensing opportunity or strategic alliance (other than those described herein) at this time and JVA may not be able to consummate any acquisitions, licensing arrangements or strategic alliances on terms favorable to it or at all. The failure to consummate any such acquisitions, licensing arrangements or strategic alliances may reduce its growth and expansion. In addition, if these acquisitions, licensing opportunities or strategic alliances are not successful, JVA’s earnings could be materially adversely affected by increased expenses and decreased revenues.

JVA’s revenues and profitability could be adversely affected if its joint ventures or acquisitions are not successful.

JVA has historically utilized joint ventures and acquisitions to grow its business and JVA intends to continue to seek opportunities for new joint ventures and acquisitions that will be complimentary to its business. While JVA believes that its joint ventures will be successful, losses in its joint ventures or any future joint ventures would hurt its profitability. In addition, JVA generally will not be in a position to exercise sole decision-making authority regarding its joint ventures. Investments in joint ventures may under certain circumstances, involve risks not present when a third party is not involved, including the possibility that joint venture partners might become bankrupt or fail to fund its share of the required capital contributions. Joint venture partners may have business interests, strategies or goals that are inconsistent with JVA’s business interests, strategies or goals and may be, in cases where JVA has a minority interest, in a position to take actions contrary to its policies, strategies or objectives. Any disputes that may arise between JVA and its joint venture partners may result in litigation or arbitration that could increase its expenses and could prevent its officers and/or directors from focusing their time and effort exclusively on its business strategies. In addition, JVA may in certain circumstances be liable for the actions of its third-party joint venture partners.

Acquisitions including strategic investments or alliances entail numerous risks, which may include:

•        difficulties in integrating acquired operations or products, including the loss of key employees from, or customers of, acquired businesses;

•        diversion of management’s attention from JVA’s existing businesses;

•        adverse effects on existing business relationships with suppliers and customers;

•        adverse impacts of margin and product cost structures different from those of JVA’s current mix of business; and

•        risks of entering distribution channels, categories or markets in which JVA has limited or no prior experience.

JVA’s failure to successfully complete the integration of any acquired business, and any adverse consequences associated with its acquisition activities, could have a material adverse effect on its business, financial condition and operating results.

The loss of any of JVA’s key customers, could negatively affect JVA’s revenues and decrease JVA’s earnings.

No one customer accounted for greater than 10% of JVA’s net sales during the 2022 fiscal year. JVA generally does not enter long-term contracts with most of its customers. Accordingly, some of JVA’s customers can stop purchasing JVA’s products at any time without penalty and are free to purchase products from JVA’s competitors. The loss of, or reduction in sales to any of JVA’s other customers to which it sells a significant amount of its products or any material adverse change in the financial condition of such customers would negatively affect JVA’s revenues and decrease its earnings.

If JVA loses its key personnel, including Andrew Gordon and David Gordon, JVA’s revenues and profitability could suffer.

JVA’s success depends to a large degree upon the services of Andrew Gordon, JVA’s President, Chief Executive Officer, Chief Financial Officer and Treasurer, and David Gordon, JVA’s Executive Vice President — Operations and Secretary. JVA also depends to a large degree on the expertise of JVA’s coffee roasters. JVA does not have employment contracts with its coffee roasters. JVA’s ability to source and purchase a sufficient supply of high-quality coffee beans and to roast coffee beans consistent with JVA’s quality standards could suffer if it loses the services of any of these individuals. As a result, JVA’s business and operating results would be adversely affected. JVA may not be successful in obtaining and retaining a replacement for either Andrew Gordon or David Gordon if they elect to stop working for JVA. In addition, JVA does not have key-person insurance on the lives of Andrew Gordon or David Gordon.

If JVA’s goodwill, indefinitely lived intangible assets, or amortizable intangible assets become impaired, then JVA could be required to record a significant charge to earnings.

GAAP requires JVA to test for goodwill and indefinite lived intangible asset impairment at least annually. In addition, we review JVA’s goodwill, indefinitely lived intangible assets, and amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances indicating that the carrying value of JVA’s goodwill, indefinite lived intangible assets, or amortizable intangible assets may not be recoverable include declines in stock price, market capitalization or cash flows, and slower growth rates in JVA’s industry. Depending on the results of JVA’s review, we could be required to record a significant charge to earnings in JVA’s consolidated financial statements during the period in which any impairment of JVA’s goodwill, indefinite lived intangible assets, or amortizable intangible assets were determined, negatively impacting JVA’s results of operations.

JVA’s indebtedness may adversely affect JVA’s ability to obtain additional funds and may increase JVA’s vulnerability to economic or business downturns.

From time to time, we utilize borrowings under JVA’s credit facility in connection with operations. Outstanding debt could have important negative consequences to the holders of JVA’s securities, including the following:

•        general domestic and global economic conditions;

•        a portion of JVA’s cash flow from operations will be needed to pay debt service and will not be available to fund future operations;

•        we have increased vulnerability to adverse general economic and coffee industry conditions;

•        we may be vulnerable to higher interest rates because interest expense on borrowings under JVA’s revolving line of credit is based on variable rates; and

•        we may be subject to covenants that could restrict JVA’s operations.

JVA’s ability to make payments on JVA’s indebtedness and to fund JVA’s operations depends on JVA’s ability to generate cash in the future. JVA’s future operating performance is subject to market conditions and business factors that are beyond JVA’s control. If we are unable to make payments on JVA’s debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance JVA’s debt.

JVA’s credit facility contains covenants that place annual restrictions on JVA’s operations, including covenants relating to debt restrictions, capital expenditures, minimum deposit restrictions, tangible net worth, net profit, leverage, employee loan restrictions, distribution restrictions (common stock and preferred stock), dividend restrictions and restrictions on intercompany transactions. The credit facility also requires that JVA maintain a minimum working capital at all times. There can be no assurance that JVA will be in compliance with all covenants in the future or that JVA will be able to modify the terms of the credit facility should that become necessary. Failure to comply with any of these covenants and restrictions would result in an event of default under the loan agreement.

If we fail to promote, enhance and maintain JVA’s brands, the value of JVA’s brands could decrease and JVA’s revenues and profitability could be adversely affected.

We believe that promoting and enhancing JVA’s brands is critical to JVA’s success. If JVA’s brand-building strategy is unsuccessful, these expenses may never be recovered, and we may be unable to increase awareness of JVA’s brands or protect the value of JVA’s brands. If we are unable to achieve these goals, JVA’s revenues and ability to implement JVA’s business strategy could be adversely affected.

JVA’s success in promoting and enhancing JVA’s brands will also depend on JVA’s ability to provide customers with high quality products and service. Although JVA takes measures to ensure that JVA sells only fresh roasted coffee, JVA has no control over JVA’s roasted coffee products once they are purchased by JVA’s customers. Accordingly, wholesale customers may store JVA’s coffee for longer periods of time or resell JVA’s coffee without JVA’s consent, in each case, potentially affecting the quality of the coffee prepared from JVA’s products. Although JVA believes it is less susceptible to quality control problems than many of JVA’s competitors because JVA’s products are processed in-house under strict quality control guidelines which have been in place for more than 40 years, if consumers do not perceive JVA’s products and service to be of high quality, then the value of JVA’s brands may be diminished and, consequently, JVA’s operating results and ability to implement JVA’s business strategy may be adversely affected.

JVA’s roasting methods are not proprietary, so competitors may be able to duplicate them, which could harm JVA’s competitive position. If JVA’s competitive position is weakened, JVA’s revenues and profitability could be materially adversely affected.

JVA considers its roasting methods essential to the flavor and richness of JVA’s roasted coffee and, therefore, essential to JVA’s brands of coffee. Because JVA does not hold any patents for JVA’s roasting methods, it may be difficult for JVA to prevent competitors from copying JVA’s roasting methods if such methods become known. If JVA’s competitors copy JVA’s roasting methods, the value of JVA’s coffee brands may be diminished, and JVA may lose customers to competitors. In addition, competitors may be able to develop roasting methods that are more advanced than JVA’s roasting methods, which may also harm JVA’s competitive position.

The success of JVA’s brand also depends in part on JVA’s intellectual property. JVA relies on a combination of trademarks, copyrights, service marks, trade secrets and similar rights to protect JVA’s intellectual property. The success of JVA’s growth strategy depends on JVA’s continued ability to use JVA’s existing trademarks and service marks in order to increase brand awareness and further develop JVA’s brand in both domestic and international markets. If JVA’s efforts to protect JVA’s intellectual property are not adequate, or if any third party misappropriates or infringes on JVA’s intellectual property, the value of JVA’s brand may be harmed, which could have a material adverse effect on JVA’s business. JVA may become engaged in litigation to protect JVA’s intellectual property, which could result in substantial costs to JVA as well as diversion of management attention.

Since JVA relies heavily on common carriers to ship JVA’s coffee on a daily basis, any disruption in their services or increase in shipping costs could adversely affect JVA’s relationship with JVA’s customers, which could result in reduced revenues, increased operating expenses, a loss of customers or reduced profitability.

JVA relies on a number of common carriers to deliver coffee to JVA’s customers and to deliver coffee beans to it. JVA has no control over these common carriers and the services provided by them may be interrupted as a result of labor shortages, contract disputes and other factors. If JVA experiences an interruption in these services, JVA may be unable to ship JVA’s coffee in a timely manner, which could reduce JVA’s revenues and adversely affect JVA’s relationship with its customers. In addition, a delay in shipping could require JVA to contract with alternative, and possibly more expensive, common carriers and could cause orders to be cancelled or receipt of goods to be refused. Any significant increase in shipping costs could lower JVA’s profit margins or force it to raise prices, which could cause JVA’s revenue and profits to suffer.

If there was a significant interruption in the operation of JVA’s Colorado or Massachusetts facilities, JVA may not have the capacity to service all of JVA’s customers and JVA may not be able to service JVA’s customers in a timely manner, thereby reducing JVA’s revenues and earnings.

JVA is dependent on the continued operations of JVA’s Colorado and Massachusetts coffee roasting and distribution facilities. JVA’s ability to maintain JVA’s computer and telecommunications equipment in effective working order and to protect against damage from fire, natural disaster, power loss, telecommunications failure or similar events. In addition, growth of JVA’s customer base may strain or exceed the capacity of JVA’s systems and lead to degradations in performance or systems failure. Although JVA continually reviews and considers upgrades to JVA’s order fulfillment infrastructure and provide for system redundancies to limit the likelihood of systems overload or failure, substantial damage to JVA’s systems or a systems failure that causes interruptions for a number of days could adversely affect JVA’s business. Additionally, if JVA is unsuccessful in updating and expanding JVA’s order fulfillment infrastructure, JVA’s ability to grow may be constrained. As a result, JVA’s revenues and earnings could be materially adversely affected.

There may be limitations on the effectiveness of JVA’s internal controls, and a failure of JVA’s control systems to prevent error or fraud may materially harm JVA.

JVA is required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by JVA’s management on, among other things, the effectiveness of JVA’s internal control over financial reporting. This assessment includes disclosure of any material weaknesses identified by JVA’s management in JVA’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

Further, in January 2023, JVA determined that it made certain errors in the presentation of net sales and cost of sales in its consolidated statement of operations in its financial statements during the fiscal year ended October 31, 2020. The effect of these errors was to overstate net sales and cost of sales for the reported period. JVA therefore found it necessary to restate its previously filed annual financial statements for the fiscal year ended October 31, 2020. The errors and the required restatement had no effect on JVA’s net income or earnings per share or other items in the consolidated statement of operations as of any reporting date and had no impact on JVA’s consolidated balance sheet, consolidated statement of changes in stockholders’ equity or consolidated statement of cash flows.

As a result, JVA determined that there was an overstatement of net sales and cost of sales in the consolidated statement of operations of approximately $8.3 million in its financial statements during the fiscal year ended October 31, 2020. This was due to inadequate design and implementation of controls to evaluate and monitor the presentation and compliance with accounting principles generally accepted in the United States of America related to the statement of operations. Accordingly, JVA’s management determined that this control deficiency constituted a material weakness and, as a result, management concluded that, as of October 31, 2020, JVA’s internal control over financial reporting was not effective.

Effective internal control over financial reporting is necessary for JVA to provide reliable and timely financial reports and, together with adequate disclosure controls and procedures, are designed to reasonably detect and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause JVA to fail to meet its reporting obligations. Undetected material weaknesses in JVA’s internal control over financial reporting could lead to financial statement restatements and require JVA to incur the expense of remediation.

Moreover, JVA does not expect that disclosure controls or internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of JVA’s control systems to detect or prevent error or fraud could materially adversely impact us.

JVA’s remediation efforts may not enable it to avoid a material weakness in JVA’s internal control over financial reporting in the future. Any of the foregoing occurrences, should they come to pass, could negatively impact the public perception of JVA, which could have a negative impact on JVA’s stock price. During the years ended October 31, 2020, 2021 and 2022, we identified material weaknesses in our financial reporting, as set forth in Item 9A. Controls and Procedures. As of the date hereof, these material weaknesses have not been remediated.

The failure of JVA’s suppliers or customers to adhere to the quality standards that JVA set for JVA’s products could lead to investigations, litigation, write-offs, recalls or boycotts of JVA’s products, which could damage JVA’s reputation and JVA’s brand, increase JVA’s costs, and otherwise adversely affect JVA’s business. Unfavorable allegations, government investigations and legal actions surrounding JVA’s products and/or JVA’s business could harm its reputation, impair its ability to grow or sustain JVA’s business, and adversely affect its business, financial condition and operating results.

JVA does not control the operations of JVA’s suppliers or customers and JVA cannot guarantee that JVA’s suppliers or customers will comply with applicable laws and regulations or operate in a legal, ethical and responsible manner. Additionally, it is possible that JVA may not be able to identify noncompliance by JVA’s suppliers or customers notwithstanding any precautionary measures JVA implements. Violation of applicable laws and regulations by JVA’s suppliers or customers, or their failure to operate in a legal, ethical or responsible manner, could expose JVA to legal risks, cause JVA to violate laws and regulations and reduce demand for JVA’s products if, as a result of such violation or failure, JVA attracts negative publicity. In addition, the failure of JVA’s suppliers and customers to adhere to the quality standards that JVA sets for its products could lead to government investigations, litigation, write-offs and recalls, which could damage its reputation and JVA’s brand, increase its costs, and otherwise adversely affect JVA’s business.

JVA relies on its reputation for offering great value, superior service and a broad assortment of high-quality, safe products. If JVA becomes subject to unfavorable allegations, government investigations or legal actions involving JVA’s products or JVA, such circumstances could harm JVA’s reputation and JVA’s brand and adversely affect JVA’s business, financial condition and operating results. If this negative impact is significant, JVA’s ability to grow or sustain JVA’s business could be jeopardized.

As disclosed further herein, JVA was named as a defendant in one class action lawsuit, and JVA has agreed to indemnify a client named in another class action lawsuit, alleging that JVA’s products were mislabeled and thus violate consumer protection and false advertising statutes, among others. In September 2021, JVA’s motion to dismiss with prejudice was granted. In the dismissal order, the court stated that no reasonable coffee drinker would be deceived by JVA’s packaging. These types of lawsuits, which generally allege that JVA’s coffee products do not make the number of servings as stated on the label, are affecting the entire coffee industry and numerous similar lawsuits have been filed against numerous private label coffee manufacturers and retailers.

Negative publicity surrounding product matters, including publicity about other retailers, may harm JVA’s reputation and affect the demand for JVA’s products. In addition, if more stringent laws or regulations are adopted in the future, JVA may have difficulty complying with the new requirements imposed by such laws and regulations, and in turn, JVA’s business, financial condition, and operating results could be adversely affected. Moreover, regardless of whether any such changes are adopted, JVA may become subject to claims or governmental investigations alleging violations of applicable laws and regulations. Any such matter may subject JVA to fines, penalties, and/or litigation. Any one of these results could negatively affect JVA’s business, financial condition, and operating results and impair JVA’s ability to grow or sustain JVA’s business.

Unfavorable global economic conditions and adverse developments with respect to financial institutions and associated liquidity risk could adversely affect our business, financial condition and stock price.

The global credit and financial markets are currently, and have from time to time experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, rising interest and inflation rates, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, including the ongoing conflict between Russia and Ukraine, terrorism or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. More recently, the closures of Silicon Valley Bank, or SVB, and Signature Bank and their placement into receivership with the Federal Deposit Insurance Corporation, or FDIC created bank-specific and broader financial institution liquidity risk and concerns. Although the Department of the Treasury, the Federal Reserve, and the FDIC jointly released a statement that depositors at SVB and Signature Bank would have access to their funds, even those in excess of the standard FDIC insurance limits, under a systemic risk exception, future adverse developments with respect to specific financial institutions or the broader financial services industry may lead to market-wide liquidity shortages, impair the ability of companies to access near-term working capital needs, and create additional market and economic uncertainty. There can be no assurance that future credit and financial market instability and a deterioration in confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, liquidity shortages, volatile business environment or continued unpredictable and unstable market conditions. If the equity and credit markets deteriorate, or if adverse developments are experienced by financial institutions, it may cause short-term liquidity risk and also make any necessary debt or equity financing more difficult, more costly, more onerous with respect to financial and operating covenants and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, financial institutions, manufacturers and other partners may be adversely affected by the foregoing risks, which could directly affect our ability to attain our operating goals on schedule and on budget.

Adverse global conditions, including economic uncertainty, may negatively impact our financial results.

Global conditions, dislocations in the financial markets, any negative financial impacts affecting United States corporations operating on a global basis as a result of tax reform or changes to existing trade agreements or tax conventions, or inflation, could adversely impact our business in a number of ways, including longer sales cycles, lower prices for our products, reduced licensing renewals, customer disruption or foreign currency fluctuations.

In addition, the global macroeconomic environment could be negatively affected by, among other things, the COVID-19 pandemic or other epidemics, instability in global economic markets, increased U.S. trade tariffs and trade disputes with other countries, instability in the global credit markets, supply chain weaknesses, instability in the geopolitical environment as a result of the withdrawal of the United Kingdom from the European Union, the Russian invasion of Ukraine and the resulting prolonged conflict and other political tensions, and foreign governmental debt concerns. Such challenges have caused, and may continue to cause, uncertainty and instability in local economies and in global financial markets.

Risks related to the coffee industry

Increases in the cost of high-quality Arabica or Robusta coffee beans could reduce JVA’s gross margin and profit.

Green coffee is JVA’s largest single cost of sales. Coffee is a traded commodity and, in general, its price can fluctuate depending on:

•        outside speculative influences such as indexed and algorithmic commodity funds;

•        weather patterns in coffee-producing countries;

•        economic and political conditions affecting coffee-producing countries, including acts of terrorism in such countries;

•        foreign currency fluctuations;

•        disruptions in JVA’s supply chain; and

•        trade regulations and restrictions between coffee-producing countries and the United States.

If the cost of wholesale green coffee increases due to any of these factors, JVA’s margins could decrease and JVA’s profitability could suffer accordingly. It is expected that coffee prices will remain volatile in the coming years. Although JVA has historically attempted to raise the selling prices of JVA’s products in response to increases in the price of wholesale green coffee, when wholesale green coffee prices increase rapidly or to significantly higher than normal levels, JVA is not always able to pass the price increases through to JVA’s customers on a timely basis, if at all, which adversely affects JVA’s operating margins and cash flow. JVA may not be able to recover any future increases in the cost of wholesale green coffee. Even if JVA is able to recover future increases, JVA’s operating margins and results of operations may still be materially and adversely affected by time delays in the implementation of price increases.

Disruptions in the supply of green coffee could result in a deterioration of JVA’s relationship with JVA’s customers, decreased revenues or could impair JVA’s ability to grow its business.

Green coffee is a commodity and its supply is subject to volatility beyond JVA’s control. Supply is affected by many factors in the coffee growing countries including weather, pest damage, economic conditions, acts of terrorism, as well as efforts by coffee growers to expand or form cartels or associations. In addition, the political situation in many of the Arabica coffee growing regions, including Africa, Indonesia, and Central and South America, can be unstable, and such instability could affect JVA’s ability to purchase coffee from those regions. If Arabica coffee beans from a region become unavailable or prohibitively expensive, JVA could be forced to discontinue particular coffee types and blends or substitute coffee beans from other regions in JVA’s blends. Frequent substitutions and changes in JVA’s coffee product lines could lead to cost increases, customer alienation and fluctuations in JVA’s gross margins.

Some of the Arabica coffee beans of the quality JVA purchases do not trade directly on the commodity markets. Rather, JVA purchases the high-end Arabica coffee on a negotiated basis. JVA depends on its relationships with coffee brokers, exporters and growers for the supply of JVA’s primary raw material, high quality Arabica coffee beans. If any of JVA’s relationships with coffee brokers, exporters or growers deteriorate, JVA may be unable to procure a sufficient quantity of high-quality coffee beans at prices acceptable to JVA or at all. In such case, JVA may not be able to fulfill the demand of JVA’s existing customers, supply new retail stores or expand other channels of distribution. A raw material shortage could result in a deterioration of JVA’s relationship with JVA’s customers, decreased revenues or could impair JVA’s ability to expand its business.

Increases in shipping costs, long lead times, supply shortages, and supply changes could disrupt JVA’s supply chain and factors such as wage rate increases and inflation can have a material adverse effect on JVA’s business, financial condition, and operating results.

JVA may experience supply delays and shortages due to a variety of macroeconomic factors, including disruptions on the global supply chain. The COVID-19 pandemic resulted in significant disruption to the operations of certain suppliers and the related transportation of their goods to the United States that are parts of JVA’s global supply chain. JVA has been able to make alternative delivery arrangements for limited quantities of goods, at increased cost.

While JVA has not yet experienced material shortages in supply as a result of these disruptions and JVA’s alternative delivery arrangements, if they were to be prolonged or expanded in scope, there could be resulting supply shortages that could impact JVA’s ability to deliver JVA’s products to its customers. Accordingly, such supply shortages and delivery limitations could have and material adverse effect on JVA’s business, financial condition, results of operations, and cash flows.

Furthermore, increases in compensation, wage pressure, and other expenses for JVA’s employees and the employees of JVA’s suppliers, may adversely affect JVA’s profitability. These cost increases may be the result of inflationary pressures that could further reduce JVA’s sales or profitability. Increases in other operating costs, including changes in energy prices and lease and utility costs, may increase JVA’s cost of products sold or selling, general, and administrative expenses. JVA’s competitive price model and pricing pressures in the industry may inhibit JVA’s ability to reflect these increased costs in the prices of JVA’s products, in which case such increased costs could have a material adverse effect on JVA’s business, financial condition, and results of operations.

Increased severe weather patterns may increase commodity costs, damage JVA’s facilities and disrupt JVA’s production capabilities and supply chain.

There is increasing concern that a gradual increase in global average temperatures due to increased concentration of carbon dioxide and other greenhouse gases in the atmosphere have caused and will continue to cause significant changes in weather patterns around the globe and an increase in the frequency and severity of extreme weather events. Major weather phenomena are dramatically affecting coffee growing countries. The wet and dry seasons are becoming unpredictable in timing and duration, causing improper development of the coffee cherries. Decreased agricultural productivity in certain regions as a result of changing weather patterns may affect the quality, limit the availability or increase the cost of key agricultural commodities, which are important ingredients for JVA’s business. Increased frequency or duration of extreme weather conditions could damage JVA’s facilities, impair production capabilities, disrupt JVA’s supply chain or impact demand for JVA’s products. As a result, the effects of climate change could have a long-term adverse impact on JVA’s business and results of operations.

The coffee industry is highly competitive and if JVA cannot compete successfully, JVA may lose JVA’s customers or experience reduced sales and profitability.

The coffee markets in which JVA does business are highly competitive and competition in these markets could become increasingly more intense due to the increasing popularity and growth of the coffee industry. The industry in which JVA competes is particularly sensitive to price pressure, as well as quality, reputation and viability for wholesale and brand loyalty for retail. To the extent that one or more of JVA’s competitors becomes more successful with respect to any key competitive factor, JVA’s ability to attract and retain customers could be materially adversely affected. JVA’s private label and branded coffee products compete with other manufacturers of private label coffee and branded coffees. These competitors, such as Kraft Foods, Inc. (owner of the Maxwell House brand), and J.M. Smucker Co. (owner of the Folgers and Café Bustelo brands), have much greater financial, marketing, distribution, management and other resources than JVA does for marketing, promotions and geographic and market expansion. In addition, there are a growing number of specialty coffee companies who provide specialty green coffee and roasted coffee for retail sale. If JVA is unable to compete successfully against existing and new competitors, JVA may lose customers or experience reduced sales and profitability.

If JVA is unable to geographically expand its branded and private label products, JVA’s growth will be impeded which could result in reduced sales and profitability.

JVA’s business strategy emphasizes, among other things, geographic expansion of JVA’s branded and private label products as opportunities arise. JVA may not be able to implement successfully this portion of JVA’s business strategy. JVA’s ability to implement this portion of its business strategy is dependent on JVA’s ability to:

•        market its products on a national scale;

•        increase its brand recognition on a national scale;

•        enter into distribution and other strategic arrangement with third party retailers; and

•        manage growth in administrative overhead and distribution costs likely to results from the planned expansion of its distribution channels.

JVA’s sales and profitability may be adversely affected if it fails to successfully expand the geographic distribution of JVA’s branded and private label products. In addition, JVA’s expenses could increase and JVA’s profits could decrease as it implements its growth strategy.

Besides coffee, JVA faces exposure to other commodity cost fluctuations, which could impair JVA’s profitability.

In addition to the increase in coffee costs discussed in the risk factors above, JVA is exposed to cost fluctuation in other commodities, including, in particular, steel, natural gas and gasoline. In addition, an increase in the cost of fuel could indirectly lead to higher electricity costs, transportation costs and other commodity costs. Much like coffee costs, the costs of these commodities depend on various factors beyond JVA’s control, including economic and political conditions, foreign currency fluctuations, and global weather patterns. To the extent JVA is unable to pass along such costs to JVA’s customers through price increases, JVA’s margins and profitability will decrease.

The loss of any of JVA’s key customers could negatively affect JVA’s revenues and decrease JVA’s earnings.

No one customer accounted for greater than 10% of JVA’s net sales during JVA’s 2022 fiscal year. JVA generally does not enter long-term contracts with most of its customers, but JVA does enter into one and two year agreements with most of its key customers on JVA’s private label business. Accordingly, some of JVA’s customers can stop purchasing JVA’s products at any time without penalty and are free to purchase products from JVA’s competitors. The loss of, or reduction in sales to any of JVA’s other customers to which JVA sells a significant amount of JVA’s products or any material adverse change in the financial condition of such customers would negatively affect JVA’s revenues and decrease JVA’s earnings.

If JVA loses its key personnel, including Andrew Gordon and David Gordon, JVA’s revenues and profitability could suffer.

JVA’s success depends to a large degree upon the services of Andrew Gordon, JVA’s President, Chief Executive Officer, Chief Financial Officer and Treasurer, and David Gordon, JVA’s Executive Vice President — Operations and Secretary. JVA also depends to a large degree on the expertise of JVA’s coffee roasters. JVA does not have employment contracts with JVA’s coffee roasters. JVA’s ability to source and purchase a sufficient supply of high-quality coffee beans and to roast coffee beans consistent with JVA’s quality standards could suffer if JVA loses the services of any of these individuals. As a result, JVA’s business and operating results would be adversely affected. JVA may not be successful in obtaining and retaining a replacement for either Andrew Gordon or David Gordon if they elect to stop working for JVA. In addition, JVA does not have key-person insurance on the lives of Andrew Gordon or David Gordon.

Adverse public or medical opinion about caffeine may harm JVA’s business.

Coffee contains caffeine and other active compounds, the health effects of some of which are not fully understood. A number of research studies conclude or suggest that excessive consumption of caffeine may lead to increased heart rate, nausea and vomiting, restlessness and anxiety, depression, headaches, tremors, sleeplessness and other adverse health effects. An unfavorable report on the health effects of caffeine or other compounds present in coffee could significantly reduce the demand for coffee, which could harm JVA’s business and reduce JVA’s sales and profits. In addition, JVA could become subject to litigation relating to the existence of such compounds in JVA’s coffee, which litigation could be costly and could divert management attention.

Risks related to JVA’s common stock

JVA’s operating results may fluctuate significantly, which makes JVA’s results of operations difficult to predict and could cause JVA’s results of operations to fall short of expectations.

JVA’s operating results may fluctuate from quarter to quarter and year to year as a result of a number of factors, many of which are outside of JVA’s control. These fluctuations could be caused by a number of factors including:

•        fluctuations in purchase prices and supply of green coffee;

•        fluctuations in the selling prices of JVA’s products;

•        the level of marketing and pricing competition from existing or new competitors in the coffee industry;

•        the success of JVA’s hedging strategy;

•        JVA’s ability to retain existing customers and attract new customers; and

•        JVA’s ability to manage inventory and fulfillment operations and maintain gross margins.

As a result of the foregoing, period-to-period comparisons of JVA’s operating results may not necessarily be meaningful and those comparisons should not be relied upon as indicators of future performance. Accordingly, JVA’s operating results in future quarters may be below market expectations. In this event, the price of JVA’s common stock may decline.

The Gordon family has the ability to influence action requiring stockholder approval.

Members of the Gordon family, including Andrew Gordon, JVA’s President, Chief Executive Officer, Chief Financial Officer and Treasurer, and David Gordon, JVA’s Executive Vice President — Operations and Secretary, own, in the aggregate, approximately 21.2% of JVA’s outstanding shares of common stock. As a result, the Gordon family is able to influence the actions that require stockholder approval, including:

•        the election of a majority of JVA’s directors;

•        the amendment of JVA’s charter documents; and

•        the approval of mergers, sales of assets or other corporate transactions or matters submitted for stockholder approval.

As a result, JVA’s other stockholders may have reduced influence over matters submitted for stockholder approval. In addition, the Gordon family’s influence could preclude any unsolicited acquisition of us and consequently materially adversely affect the price of JVA’s common stock.

Concentration of ownership of JVA’s common stock among JVA’s existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

As of March 15, 2023, JVA’s executive officers, directors and current beneficial owners of 5% or more of JVA’s common stock and their respective affiliates, in the aggregate, beneficially owned approximately 29.1% of JVA’s outstanding common stock. These persons, acting together, are able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with JVA’s interests or the interests of other stockholders. This concentration of ownership may have the effect of deterring, delaying or preventing a change of control of JVA’s company, could deprive JVA’s stockholders of an opportunity to receive a premium for their common stock as part of a sale of JVA’s company and might ultimately affect the market price of JVA’s common stock.

The market price of JVA’s common stock has been volatile over the year and may continue to be volatile.

The market price and trading volume of JVA’s common stock has been volatile over the past fiscal year and it may continue to be volatile. During the year ended October 31, 2022, JVA’s common stock has traded as low as $2.14 and as high as $5.35 per share. JVA cannot predict the price at which JVA’s common stock will trade in the future and it may decline. The price at which JVA’s common stock trades may fluctuate significantly and may be influenced by many factors, including JVA’s financial results, developments generally affecting the coffee industry, general economic, industry and market conditions, the depth and liquidity of the market for JVA’s common stock, fluctuations in coffee prices, investor perceptions of JVA’s business, reports by industry analysts, negative announcements by JVA’s customers, competitors or suppliers regarding their own performances, and the impact of other “Risk Factors” discussed in this proxy statement/prospectus.

Provisions in JVA’s articles of incorporation, bylaws and of Nevada law have anti-takeover effects that could prevent a change in control that could be beneficial to JVA’s stockholders, which could depress the market price of shares of JVA’s common stock.

JVA’s articles of incorporation, bylaws and Nevada corporate law contain provisions that could delay, defer or prevent a change in control of us or JVA’s management that could be beneficial to JVA’s stockholders. These provisions could also discourage JVA’s proxy contests and make it more difficult for JVA’s stockholders to elect directors and take other corporate actions. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price above the then current market price for shares of JVA’s common stock. These provisions:

•        provide that directors may only be removed upon a vote of at least eighty percent of the shares outstanding;

•        establish advance notice requirements for nominating directors and proposing matters to be voted on by shareholders at shareholder meetings;

•        limit the right of JVA’s stockholders to call a special meeting of stockholders;

•        authorize JVA’s board of directors to issue preferred stock and to determine the rights and preferences of those shares, which would be senior to JVA’s common stock, without prior stockholder approval;

•        require amendments to JVA’s articles of incorporation to be approved by the holders of at least eighty percent of JVA’s outstanding shares of common stock;

•        a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of JVA’s board of directors; and

•        provide a prohibition on stockholder action by written consent, thereby only permitting stockholder action to be taken at an annual or special meeting of JVA’s stockholders.

JVA is also subject to certain anti-takeover provisions under Nevada law. Under Nevada law, a corporation may not, in general, engage in a business combination with any “interested stockholder” for two years after the date the person first became an interested stockholder, unless the combination meets all of the requirements of JVA’s articles of incorporation and (i) the purchase of shares by the interested stockholder is approved by JVA’s board of directors before that date or (ii) the combination is approved by JVA’s board of directors and, at or after that time, the combination is approved at an annual or special meeting of JVA’s stockholders, and not by written consent, by the affirmative vote of the holders of stock representing at least sixty percent (60%) of JVA’s outstanding voting power not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder.

JVA’s revenues and profitability could be adversely affected if JVA’s joint ventures or acquisitions are not successful.

JVA has historically utilized joint ventures and acquisitions to grow JVA’s business and JVA intends to continue to seek opportunities for new joint ventures and acquisitions that will be complimentary to JVA’s business. While JVA believes that JVA’s joint ventures will be successful, losses in JVA’s joint ventures or any future joint ventures would hurt JVA’s profitability. In addition, JVA generally will not be in a position to exercise sole decision-making authority regarding JVA’s joint ventures. Investments in joint ventures may, under certain circumstances, involve risks that are not present when a third party is not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their share of the required capital contributions. Joint venture partners may have business interests, strategies or goals that are inconsistent with JVA’s business interests, strategies or goals and may be, in cases where JVA has a minority interest, in a position to take actions contrary to JVA’s policies, strategies or objectives. Any disputes that may arise between us and JVA’s joint venture partners may result in litigation or arbitration that could increase JVA’s expenses and could prevent JVA’s officers and/or directors from focusing their time and effort exclusively on JVA’s business strategies. In addition, JVA may in certain circumstances be liable for the actions of JVA’s third-party joint venture partners.

Acquisitions including strategic investments or alliances entail numerous risks, which may include:

•        difficulties in integrating acquired operations or products, including the loss of key employees from, or customers of, acquired businesses;

•        diversion of management’s attention from JVA’s existing businesses;

•        adverse effects on existing business relationships with suppliers and customers

•        adverse impacts of margin and product cost structures different from those of JVA’s current mix of business; and

•        risks of entering distribution channels, categories or markets in which JVA has limited or no prior experience.

JVA’s failure to successfully complete the integration of any acquired business, and any adverse consequences associated with JVA’s acquisition activities, could have a material adverse effect on JVA’s business, financial condition and operating results.

Risks Related to Pubco’s Ordinary Shares

An investment in Pubco’s Ordinary Shares is speculative and there can be no assurance of any return on any such investment.

An investment in Pubco’s Ordinary Shares is highly speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in their investment, including the risk of losing their entire investment.

The price of Pubco’s Ordinary Shares may be volatile.

The price of Pubco’s Ordinary Shares may fluctuate due to a variety of factors, including:

•        actual or anticipated fluctuations in Pubco’s quarterly or annual operating results;

•        publication of research reports by securities analysts about JVA or JVA’s competitors or JVA’s industry;

•        the public’s reaction to its press releases, its other public announcements and its filings with the SEC;

•        Pubco’s failure or the failure of its competitors to meet analysts’ projections or guidance that Pubco or its competitors may give to the market;

•        additions and departures of key personnel;

•        mergers and strategic alliances in the industries in which Pubco operates;

•        market prices and conditions in the industries in which Pubco operates;

•        changes in government regulation;

•        the failure of securities analysts to publish research about Pubco, or shortfalls in Pubco’s operating results compared to levels forecast by securities analysts;

•        announcements concerning Pubco or its competitors;

•        strategic decisions by Pubco or its competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•        the passage of legislation or other regulatory developments affecting Pubco or its industries;

•        speculation in the press or investment community;

•        changes in accounting principles;

•        potential or actual military conflicts or acts of terrorism, acts of war or periods of widespread civil unrest;

•        natural disasters and other calamities, including natural disasters affecting the supply chain or use of petroleum products; and

•        changes in general market and economic conditions.

These market and industry factors may materially reduce the market price of Pubco’s Ordinary’s Shares, regardless of Pubco’s operating performance. In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert Pubco’s management’s attention and resources, and could also require Pubco to make substantial payments to satisfy judgments or to settle litigation.

Pubco’s quarterly revenues and operating results may fluctuate for many reasons, which may make Pubco’s future results difficult to predict and could cause its operating results to fall below investors’ and analysts’ expectations, negatively affecting its stock price.

Each of JVA’s and Delta’s revenues and operating results have fluctuated in the past, and will likely fluctuate significantly from quarter to quarter as a result of a variety of factors, many of which are beyond their control. Because the companies’ businesses are changing and evolving rapidly, their historical operating results may not be useful in predicting Pubco’s future operating results. Factors that may cause fluctuations in Pubco’s operating results include, without limitation:

•        changes in the composition and size of the companies’ customer base;

•        macroeconomic conditions, both nationally and locally;

•        expansion to new markets;

•        fluctuations in commodity prices and freight prices;

•        the pricing of third-party services, including leasing costs;

•        changes in the companies’ distribution network, particularly the gain or loss of key distribution network partners;

•        changes in the companies’ subsidiaries’ business models;

•        changes in the number of customers which do business with the companies, or the amount of spending per customer;

•        the introduction of new technologies or product or services offerings by the companies’ competitors;

•        changes in customers’ budget allocations, affiliations or marketing strategies;

•        uncertainty in the regulatory environments for the companies or their customers;

•        changes in capital expenditures as the companies acquire assets or businesses to support their businesses;

•        costs relating to the maintenance or acquisition of business or technologies;

•        labor availability and costs for hourly and management personnel; and

•        changes in interest rates, to the extent that the companies or their customers have exposure to changes in interest rates.

Due to the above factors, Pubco believes that period-to-period comparisons of each of Delta’s and JVA’s financial results, while informative, are not necessarily meaningful, and you should not rely on past financial results as an indicator of Pubco’s future performance. If Pubco’s financial results in any future period fall below the expectations of securities analysts and investors, the market price of Pubco’s securities would likely decline.

Pubco may need additional capital in the future to support its operations and/or future growth initiatives, if such additional financing is not available, on reasonable terms or at all, Pubco’s liquidity and results of operations will be materially and adversely impacted.

Future growth initiatives, or other developments in the short term, such as the entry into agreements which require large cash payments or the acquisition of businesses, may necessitate additional financing. Pubco may seek to raise additional capital through public or private debt or equity financings in order to:

•        fund the additional operations and capital expenditures;

•        take advantage of favorable business opportunities, including geographic expansion or acquisitions of complementary businesses or technologies;

•        develop and upgrade its technology infrastructure beyond current plans;

•        develop new product and service offerings;

•        take advantage of favorable conditions in capital markets; or

•        respond to competitive pressures.

Although Pubco does not currently believe it will need to raise capital in the near term, the capital markets have historically been volatile. It is difficult to predict when, if at all, it will be possible for Pubco to raise capital through these markets. Pubco cannot assure you, if it needs additional financing, that the additional financing will be available on terms favorable to Pubco, or at all. If Pubco must raise additional capital, and additional financing is not available, its liquidity and results of operations will be materially and adversely impacted.

JVA’s stockholders will experience dilution in the ownership of Pubco due to the issuance of Pubco Ordinary Shares to the Delta shareholders as consideration in the Business Combination. Having a minority share position likely reduces the influence that JVA’s current stockholders have on the management of Pubco.

Based on Delta’s current capitalization, JVA anticipates Pubco issuing (or reserving for issuance) an aggregate of 5,708,599 Pubco Ordinary Shares, subject to adjustment, to the JVA stockholders as consideration in the Business Combination. It is anticipated that, immediately following completion of the Business Combination, the Sellers, as the existing stockholders of Delta, will own approximately 95.21% of the issued and outstanding Ordinary Shares in the capital of Pubco (a portion of which will be allocated to Maxim in respect of the success fee owed to it by Delta), and JVA’s existing stockholders will own approximately 4.79% of the issued and outstanding Ordinary Shares in the capital of Pubco. These percentages do not include the Earnout Shares or Pubco Ordinary Shares which may be issued upon exercise of outstanding options exercisable for JVA Common Stock which will be exchanged for options exercisable for Pubco Ordinary Shares in connection with the Business Combination, and are calculated based on the assumption that there is no Aggregate Other Acquisition Value (as described herein) based on the current agreement of the parties to the Merger Agreement as of the date of this proxy statement/prospectus and are subject to adjustment in accordance with the terms of the Merger Agreement. For a discussion of these assumptions, see “The Business Combination Proposal (Proposal 1) — Merger Consideration.” For more information, see “Risk Factors — Risks Related to Pubco — Delta’s founder and CEO, Mudit Paliwal and his affiliates, will have considerable influence over important corporate matters following the consummation of the Business Combination, which may result in Pubco taking certain actions that some other shareholders may or may not agree.” Moreover, the ownership percentages with respect to the post-Business Combination company do not take into account sources of dilution from any equity awards following the consummation of the Business Combination. Such dilution could, among other things, limit the ability of JVA’s current stockholders to influence the management of Pubco through the election of directors and approving of some proposals submitted to shareholders following the Business Combination.

Future issuances of any equity securities by Pubco may dilute the existing interests of JVA stockholders and Delta shareholders and decrease the trading price of Pubco shares.

Pubco will issue Pubco Ordinary Shares as consideration for the Business Combination, and Pubco may issue additional Pubco Ordinary Shares, including the Earnout Shares, or other equity or convertible debt securities without approval of the holders of Pubco Ordinary Shares. Any future issuance of equity securities by Pubco could dilute the existing interests of JVA stockholders and Delta shareholders, unless they participate in those issuances, and could substantially decrease the trading price of Pubco Ordinary Shares.

Moreover, Pubco may require significant capital investment to support its business, or for acquisitions, and Pubco may issue additional Pubco Ordinary Shares, or other equity-linked securities or convertible debt securities of equal or senior rank, without approval of the holders of the Pubco Ordinary Shares in certain circumstances for a number of reasons, including to finance Pubco’s operations and business strategy (including in connection with acquisitions and other transactions); if Pubco were to incur debt, to adjust Pubco’s ratio of debt to equity; to satisfy its obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons.

Pubco’s issuance of additional Pubco Ordinary Shares, or other equity or convertible debt securities of equal or senior rank, would have the following effects: (i) Pubco’s existing shareholders’ proportionate ownership interest in Pubco may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding Pubco Ordinary Share may be diminished; and (iv) the market price of Pubco Ordinary Shares may decline.

After the consummation of the Business Combination, executive officers and directors of Pubco and its subsidiaries may be granted share-based compensation pursuant to the terms of the Pubco Equity Plan. You will experience additional dilution as, and to the extent that, such share-based compensation becomes vested and settled or exercised, as applicable, for Pubco Ordinary Shares.

For additional information on dilution scenarios, see “Management of Pubco Following the Business Combination.”

Pubco may acquire businesses in the future, potentially exposing it to increased operating risks and have a dilutive impact on Pubco’s Ordinary Shares.

Pubco intends to explore acquisition opportunities across its business segments as part of its growth strategy. This expansion could expose Pubco to additional business and operating risks and uncertainties, including:

•        the ability to effectively integrate and manage acquired businesses;

•        the ability to realize its investment in the acquired businesses;

•        the diversion of management’s time and attention from other business concerns;

•        the risk of entering markets in which Delta or JVA may have no or limited direct prior experience; and

•        the potential loss of key employees.

Although Pubco’s management will endeavor to evaluate the risks inherent in any particular transaction, it cannot assure you that it will properly ascertain all such risks. In addition, future acquisitions could result in the incurrence of substantial additional indebtedness and other expenses. Future acquisitions may also result in potentially dilutive issuances of equity securities and may affect the market price of Pubco’s Ordinary Shares. Difficulties encountered with acquisitions may have a material adverse effect on Pubco’s business, financial condition and results of operations.

Following the consummation of the Business Combination, Pubco’s management and majority ownership will be different than for that of JVA prior to the Business Combination, and may take actions different from actions taken by the existing management of JVA or with which you disagree regarding important transactions, including relating to a change in control.

Upon consummation of the Business Combination, JVA will have the right to appoint one director to Pubco’s board of directors, and Delta will have the right to appoint the remaining directors of the board of directors for Pubco, according to the Merger Agreement the Pubco Charter. In addition, the ownership of Pubco will be composed of different shareholders as reflected in the section entitled “Security Ownership of Certain Beneficial Owners and Management” contained elsewhere in this proxy statement/prospectus, than existing shareholders of JVA. Accordingly, the board of directors of Pubco and the applicable majority of its shareholders may take actions, subject to applicable law and the Pubco Charter and other obligations of Pubco, which are different from the decisions and actions taken by JVA’s board of directors or owners. These decisions and actions could include entry into material agreements; acquisitions of assets, business lines or segments or businesses; dispositions of assets, business lines or segments or businesses; mergers of assets, business lines or segments or business with related or other companies; recharacterization of the accounting treatment of Pubco’s business segments; changes of control of Pubco or any of its subsidiaries; entry into or modification of credit lines, and other items related to managing and owning an operating company generally and particularly related to a company with more than one operating segment. There can be no assurance that you will agree with the decisions taken by the management or relevant ownership of Pubco, and subject to applicable law and the governing documents of Pubco and its agreements, including the Pubco Charter, important transactions may be made which you may or may not agree, such as those referenced above or other matters. Pubco’s management and other existing shareholders, individually or together, may vote in a way with which you disagree and which may be adverse to your interests. In addition, the concentrated voting power of Pubco may have the effect of delaying, preventing or deterring, on the one hand, or affecting on the other hand, a change in control of Pubco or entry of Pubco into important transactions.

The unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Pubco’s actual financial position or results of operations would have been.

The unaudited pro forma combined financial information in this proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on a number of assumptions and is not necessarily indicative of what Pubco’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue.

Because Pubco is incorporated in the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Pubco is an exempted company incorporated in the Cayman Islands with limited liability. As a result, it may be difficult for investors to effect service of process within the United States upon Pubco’s directors or officers, or enforce judgments obtained in the United States courts against Pubco’s directors or officers.

Pubco’s corporate affairs will be governed by the Pubco Charter the Cayman Islands Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. Pubco will also be subject to the federal securities laws of the United States. The rights of Pubco shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of Pubco’s shareholders and the fiduciary responsibilities of Pubco’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Pubco has been advised by its Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against Pubco or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

After the closing of the Business Combination, JVA expects that several of the post-Business Combination company’s directors and officers will live outside the United States and that certain assets of the post-Business Combination company will be located outside the United States; therefore, investors may not be able to enforce federal securities laws or their other legal rights.

JVA expects that after the closing of the Business Combination, several of the post-Business Combination company’s directors and officers will reside outside of the United States and that certain assets of the post-Business Combination company will be located outside of the United States. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon the post-Business Combination company or any of its directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties on its directors and officers under U.S. laws, including federal securities laws.

Pubco cannot assure you that it will pay dividends.

Pubco does not intend to pay dividends in the near future and will make dividend payments to its shareholders in the future only if its board of directors, acting in its sole discretion, determines that such payments would be in Pubco’s best interest and in compliance with relevant legal, fiduciary and contractual requirements. The payment of any dividends is not guaranteed or assured, and if paid at all in the future, may be discontinued at any time at the discretion of the board of directors.

Pubco’s ability to pay dividends will in any event be subject to factors beyond its control, including the following:

•        its earnings, financial condition and anticipated cash requirements;

•        the terms of any current or future credit facilities or loan agreements Pubco has or will enter into (which it expects will prohibit the payment of dividends upon the occurrence of customary events of default and other provisions);

•        the acquisition of one or more finance leases or assets;

•        required capital expenditures;

•        reserves that its board of directors considers necessary or advisable;

•        or unanticipated expenses;

•        future issuances of securities;

•        disputes or legal actions; and

•        the requirements of the laws of the Cayman Islands, if any, which limit payments of dividends if Pubco is, or could become, insolvent and generally prohibit the payment of dividends other than from surplus (retaining earnings and the excess of consideration received for the sale of shares above the par value of the shares).

Pubco has no current plans to pay cash dividends on its shares for the foreseeable future, and you may not receive any return on investment unless you sell your Ordinary Shares for a price greater than that which you paid for it.

Pubco may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of Pubco’s board of directors and will depend on, among other things, Pubco’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that its board of directors may deem relevant. In addition, Pubco’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that Pubco or its subsidiaries incur. As a result, you may not receive any return on an investment in Pubco shares unless you sell your shares for a price greater than that which you paid for them and any potential investor who anticipates the need for current dividends should not purchase Pubco’s securities.

Pubco is a holding company, and it will depend on the ability of its subsidiaries to distribute funds to Pubco in order to satisfy its subsidiaries’ financial and other obligations.

Pubco is a holding company and will have no significant assets other than the equity interests in its subsidiaries. As a result, its ability to pay dividends and meet its other obligations will depend on the performance of its subsidiaries and their ability to distribute funds to Pubco. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, by the terms of any Pubco credit facility, any financing agreement it may enter into in the future or by Cayman Islands law, which regulates the payment of dividends by companies. If Delta or JVA do not satisfy a requirement or breach a covenant in any financing agreement it has or may enter into in the future, such subsidiary may be restricted from paying dividends. If Pubco is unable to obtain funds from its subsidiaries, it will not be able to pay dividends unless it obtains funds from other sources, which it may not be able to do.

Pubco’s corporate governance practices will be in compliance with, and will not be prohibited by, the laws of the Cayman Islands, and, as such, Pubco will be entitled to exemption from certain national exchange corporate governance standards. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the national exchange corporate governance requirements.

Pubco’s corporate governance practices will be in compliance with, and are not prohibited by, the laws of the Cayman Islands. Therefore, Pubco expects to be exempt from many of national exchange corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with Nasdaq corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter. For a list of the practices followed by Pubco in lieu of national exchange corporate governance rules, see “ Management of Pubco Following the Merger — Other Corporate Governance Matters” in this proxy statement/prospectus.

Anti-takeover provisions in the Pubco Charter could make it difficult for its shareholders to replace or remove its board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of its common stock.

Several provisions of the Pubco Charter could make it difficult for its shareholders to change the composition of its board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:

•        authorizing the board of directors to issue “blank check” preferred shares without shareholder approval;

•        providing for a classified board of directors with staggered, three-year terms;

•        prohibiting cumulative voting in the appointment of directors;

•        authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of two-thirds of the outstanding shares of Pubco’s ordinary shares entitled to vote for the directors;

•        prohibiting shareholder action by written consent unless consent is signed by all shareholders entitled to vote on the action;

•        limiting the persons who may call special meetings of shareholders; and

•        establishing advance notice requirements for nominations for election to its board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of Pubco’s ordinary shares and your ability to realize any potential change of control premium.

Delta’s founder and CEO, Mudit Paliwal and his affiliates, will have considerable influence over important corporate matters following the consummation of the Business Combination, which may result in Pubco taking certain actions with which some other shareholders may or may not agree.

Immediately following the consummation of the Business Combination, Mr. Paliwal and his affiliates will hold approximately 92% of the aggregate voting power of Pubco, reflecting the assumptions set forth under “Unaudited Pro Forma Combined Financial Information.”

As a result, Mr. Paliwal will have considerable influence over matters such as electing or removing directors, approving any amendments to the Pubco Charter and approving material mergers, acquisitions or other business combination transactions. As a Pubco director, Mr. Paliwal owes a fiduciary duty to Pubco’s shareholders and must act in good faith in a manner he reasonably believes to be in the best interests of Pubco’s shareholders. As a shareholder, even a controlling shareholder, Mr. Paliwal is entitled to vote his shares, and shares over which he has voting control, in his own interests, which may not always be in the interests of Pubco’s shareholders generally. Therefore, Mr. Paliwal may take actions that are not in the best interests of Pubco’s other shareholders. Even if Mr. Paliwal is no longer a director of Pubco, he will continue to have the ability to exercise the same significant voting power and potentially control the outcome of matters submitted to Pubco’s shareholders for approval.

This concentrated control will, among other things, limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of Pubco Ordinary Shares of the opportunity to sell their shares at a premium over the prevailing market price.

The Nasdaq may not list Pubco’s securities, which could limit investors’ ability to make transactions in Pubco’s securities and subject Pubco to additional trading restrictions.

Pubco anticipates that its securities will be listed on The NASDAQ Stock Market, or Nasdaq, a national securities exchange, upon consummation of the Business Combination. Although, after giving effect to the Business Combination, Pubco expects to meet, on a pro forma basis, Nasdaq’s minimum initial listing standards, which generally mandate that Pubco meets certain requirements relating to shareholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, Pubco cannot assure you that it will be able to meet those initial listing requirements. If Nasdaq does not list Pubco’s securities for trading on its exchange, Pubco could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity with respect to its securities;

•        a determination that its shares are “penny stock” which will require brokers trading in its shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its shares;

•        a limited amount of news and analyst coverage for the company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Assuming Pubco’s shares will be listed on Nasdaq, its shares will be covered securities. Although the states are preempted from regulating the sale of its securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Furthermore, if Pubco were no longer listed on Nasdaq, its shares would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

Pubco’s failure to meet the continued listing requirements of Nasdaq could result in a de-listing of its Ordinary Shares.

If after listing Pubco fails to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to de-list the Pubco Ordinary Shares. Such a de-listing would likely have a negative effect on the price of the Pubco Ordinary Shares and would impair your ability to sell or purchase the Pubco Ordinary Shares when you wish to do so. In the event of a de-listing, Pubco would take actions to restore its compliance with Nasdaq’s listing requirements, but JVA can provide no assurance that any such action taken by Pubco would allow the Pubco Ordinary Shares to become listed again, stabilize the market price or improve the liquidity of the Pubco Ordinary Shares, prevent its shares from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

If the Pubco Ordinary Shares are delisted from Nasdaq and become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If Pubco does not obtain or retain a listing on the Nasdaq and if the price of its ordinary shares is less than $5.00, its shares will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our shares, and therefore stockholders may have difficulty selling their shares.

If securities or industry analysts do not publish or cease publishing research or reports about Pubco, its business or its market, or if they change their recommendations regarding Pubco’s ordinary shares adversely, the price of Pubco’s ordinary shares and trading volume could decline.

The trading market for Pubco Ordinary Shares may be influenced by the research and reports that securities or industry analysts may publish about Pubco, its business, its market or its competitors. If any of the analysts who may cover Pubco change their recommendation regarding its ordinary shares adversely, or provide more favorable relative recommendations about its competitors, the price of Pubco’s ordinary shares would likely decline. If any analyst who may cover Pubco was to cease coverage of Pubco or fail to regularly publish reports on it, Pubco could lose visibility in the financial markets, which in turn could cause the price of its ordinary shares or trading volume to decline.

There can be no assurance that Pubco will ever provide liquidity to its investors through a sale of the company.

While acquisitions of holding companies like Pubco are not uncommon, potential investors are cautioned that no assurances can be given that any form of merger, combination, or sale of our company will take place following the Business Combination, or that any merger, combination, or sale, even if consummated, would provide liquidity or a profit for Pubco’s investors following the Business Combination. You should not invest in our company with the expectation that we intend to or will be able to sell the business in order to provide liquidity or a profit for our investors.

In making your investment decision, you should understand that Pubco has not authorized any other party to provide you with information concerning Pubco or the Business Combination.

You should carefully evaluate all the information in this proxy statement/prospectus before investing in Pubco. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by Pubco’s officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by Pubco, its officers or employees. Pubco has not authorized any other party to provide you with information concerning Pubco or the Business Combination, and you should not rely on this information in making an investment decision.

Executive officers and directors of JVA may have interests in the Business Combination that are different from, or in addition to, the rights of JVA stockholders.

Executive officers of JVA negotiated the terms of the Merger Agreement and the JVA board of directors approved the Merger Agreement and the transactions contemplated thereunder and recommend that you vote in favor of the proposals at the Special Meeting. These executive officers and directors may have interests in these transactions that are different from, or in addition to, yours. These interests include the continued employment of certain executive officers of JVA by Pubco or its subsidiaries, certain amendments to option agreements and expiration dates of options, and the indemnification of JVA executive officers and directors by Pubco. Stockholders should be aware of these interests when they consider the board of directors’ recommendation that stockholders vote in favor of the transactions. For a description of the interests of JVA executive officers and directors in the transactions, see “Interests of JVA Directors and Executive Officers in the Transactions” beginning on page 91 of this proxy statement/prospectus.

Pubco’s Proposed Charter provides that Pubco will waive any interest or expectancy in business opportunities presented to its officers, directors, affiliates and representatives, which will not limit such person’s activities in business opportunities that otherwise would be presented to Pubco.

Pubco’s Proposed Charter, which we also refer to as the Pubco Charter, provides that Pubco renounces and waives any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to its, officers, directors or shareholders or their affiliates or representatives, even if the opportunity is one that Pubco might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of Pubco’s officers or directors will generally be liable to Pubco for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to Pubco. This will allow our officers or directors, in part, to not provide business opportunities to Pubco or provide such opportunities to other which may compete with Pubco. Strong competition for business opportunities could result in fewer such opportunities for us. We likely will not always be able to compete successfully with our competitors and competitive pressures or other factors may also result in significant price competition, particularly during industry downturns, which could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

An investment in Pubco may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

The formation of our company and our financings, as well as an investment in our company generally, involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any State or local taxing authority has reviewed the transactions described herein and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing or voting your shares, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warrants regarding such matters.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of Pubco’s income or other tax returns could adversely affect its financial condition and results of operations.

Pubco will be subject to income taxes in the United States, and its domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Its future effective tax rates could be subject to volatility or adversely affected by several factors, including:

•        changes in the valuation of its deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings;

•        changes in tax laws, regulations or interpretations thereof; or

•        lower than anticipated future earnings in jurisdictions where Pubco has lower statutory tax rates and higher than anticipated future earnings in jurisdictions where it has higher statutory tax rates.

In addition, Pubco may be subject to audits of its income, sales and other transaction taxes by federal, state and local authorities. Outcomes from these audits could have an adverse effect on Pubco’s financial condition and results of operations.

The Merger, taken together with the Share Exchange, may not qualify as an exchange described in Section 351 of the Code, potentially causing a U.S. shareholder to recognize gain for U.S. federal income tax purposes.

The parties intend that the Merger, taken together with the Share Exchange, qualify as an exchange described in Section 351(a) of the Code. In addition, Lowenstein, counsel for JVA, and EGS, U.S. counsel for Delta, each shall deliver a tax opinion, dated as of the Closing Date, that the Merger, taken together with the Share Exchange, should qualify as an exchange described in Section 351 of the Code. The Merger may also qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, the qualification of the transaction as an exchange described in Section 351(a) of the Code or a “reorganization” within the meaning of Section 368(a) of the Code could be adversely affected by events or actions that occur after the time of the Business Combination.

If, for example, Pubco disposes or sells the shares of JVA Common Stock or a substantial portion of JVA’s business assets following the Business Combination, there is a risk that the Merger, taken together with the Share Exchange, will fail to qualify as an exchange described in Section 351(a) of the Code and/or a “reorganization” within the meaning of Section 368(a) of the Code. In such case, a U.S. shareholder of JVA Common Stock would recognize gain or loss upon the exchange of the shares of JVA Common Stock for Pubco Ordinary Shares equal to the difference between the fair market value, at the time of the Merger, of the Pubco Ordinary Shares received in the Merger and such U.S. Holder’s tax basis in the shares of JVA Common Stock surrendered in the Merger. Such gain or loss would be long-term capital gain or loss if the shares of JVA Common Stock were held for more than one year at the time of the Merger. In such event, the tax basis of Pubco Ordinary Shares received in the Merger would equal their fair market value at the time of the Merger and the holding period of such Pubco Ordinary Shares would commence the day after the Merger.

If Pubco or a subsidiary of Pubco is a “passive foreign investment company,” or a PFIC, in the year of the offering or in any future year, a U.S. shareholder may be subject to adverse U.S. federal income tax consequences.

Under the Code, a foreign corporation will be a PFIC for any taxable year in which, after the application of certain look-through rules with respect to the foreign corporation’s subsidiaries, either (i) 75% or more of the foreign corporation’s gross income consists of passive income or (ii) 50% or more of the average quarterly value of the foreign corporation’s assets consists of assets that produce, or are held for the production of, passive income (including cash). Passive income includes, among other things, dividends, interest, certain non-active rents and royalties, and capital gains. Based on Delta’s and JVA’s current and projected operations, Pubco does not expect that it, or any of its subsidiaries, will be a passive foreign investment company following the Business Combination, nor does it expect to become (or expect that any of its subsidiaries will become) a PFIC with respect to any taxable year. However, the determination whether Pubco or a subsidiary of Pubco is a PFIC is a fact-intensive determination that must be made on an annual basis applying principles and methodologies that are in some circumstances unclear, and whether Pubco or any of its subsidiaries will be a PFIC in 2022 or any future taxable year is uncertain because, among other things, (i) Pubco will own directly and/or indirectly after the closing of the Business Combination, a substantial amount of passive assets, including cash, (ii) the valuation of Pubco’s and its subsidiaries’ assets that generate non-passive income for PFIC purposes, including intangible assets, is uncertain and may depend in part of the market price of Pubco’s Ordinary Shares from time to time, which may fluctuate substantially, (iii) the treatment of amounts in respect of refundable tax credits from governmental entities Pubco receives, or may become entitled to receive, as gross income that is not passive income is uncertain, and (iv) the composition of Pubco’s and its subsidaries’ income may vary substantially over time. There can be no assurance that Pubco or a subsidiary of Pubco (including Delta) will not be a PFIC for any taxable year, and our U.S. counsel expresses no opinion with respect to Pubco’s or any of its subsidiaries’ PFIC status, or with respect to the expectations regarding Pubco’s or a subsidiary’s PFIC status in 2022 or any future taxable year.

If Pubco or its subsidiary is a PFIC for any taxable year during which a U.S. shareholder holds Pubco Ordinary Shares, Pubco or its relevant subsidiary would continue to be treated as a PFIC with respect to that U.S. shareholder for all succeeding years during which the U.S. shareholder holds Pubco Ordinary Shares, even if Pubco or the relevant subsidiary ceased to meet the threshold requirements for PFIC status, unless certain exceptions apply. Such a U.S. shareholder may be subject to adverse U.S. federal income tax consequences, including (i) the treatment of all or a portion of any gain on the disposition of Pubco Ordinary Shares as ordinary income (and therefore ineligible for the preferential rates that apply to capital gains with respect to some U.S. shareholders), (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends on Pubco Ordinary Shares and (iii) compliance with certain reporting requirements. We do not intend to provide the information that would enable shareholders to make a qualified electing fund election, or a QEF Election, that could mitigate the adverse U.S. federal income tax consequences should Pubco or its subsidiary be classified as a PFIC.

If U.S. tax authorities were to treat Pubco as a “controlled foreign corporation,” there could be adverse U.S. federal income tax consequences to certain U.S. investors.

If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Pubco Ordinary Shares, such person may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” (“CFC”) in the Pubco group. Certain United States shareholders of a CFC may be required to annually report and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and certain investments in U.S. property by controlled foreign corporations, whether or not Pubco makes any distributions to such United States shareholder. An individual that is a United States shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. A failure to comply with these reporting obligations may subject a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to a United States shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. Furthermore, there can be no assurance that Pubco will have sufficient information to assist investors in determining whether Pubco or any of its subsidiaries are treated as a CFC or whether such holder is treated as a United States shareholder with respect to any of such CFC. In addition, Pubco cannot guarantee that it will be in a position to furnish to any United States shareholder information that may be necessary to comply with the aforementioned reporting and tax paying obligations. U.S. shareholders should consult their own advisors regarding the potential application of these rules to an investment in Pubco Ordinary Shares.

Pubco could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If Pubco faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

Risks Related to Pubco Becoming a Public, Emerging Growth Company

Pubco will incur significant increased costs as a result of operating as a public company and its management will be required to devote substantial time to new compliance initiatives.

As a public company, Pubco will incur significant legal, accounting and other expenses that are incurred by a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, has imposed various requirements on public companies. Pubco’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Pubco anticipates that compliance with these rules and regulations will result in substantially greater legal, accounting and financial compliance costs. A number of those requirements will require Pubco to carry out activities it has not done previously. For example, Pubco will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, these rules and regulations may make Pubco’s activities related to legal, accounting and financial compliance more difficult, time-consuming and costly and may also place undue strain on Pubco’s personnel, systems and resources. Furthermore, if Pubco identifies any issues in complying with those requirements (for example, if Pubco or its auditors identify a material weakness or significant deficiency in Pubco’s internal control over financial reporting), Pubco could incur additional costs rectifying those issues, and the existence of those issues could adversely affect Pubco, its reputation or investor perceptions of Pubco. If these requirements divert the attention of Pubco’s management and personnel from other business concerns, they could have a material adverse effect on Pubco’s business, financial condition and results of operations. For example, Pubco expects these rules and regulations to make it more difficult and more expensive for Pubco to obtain directors’ and officers’ liability insurance, and Pubco may be required to incur substantial costs to maintain such coverage. Pubco estimates the additional costs it may incur to respond to these requirements to range from $500,000 to $1,000,000 million annually, although unforeseen circumstances could increase actual costs. These increased costs will require Pubco to divert a significant amount of money that it could otherwise use to expand its business and achieve its strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase Pubco’s costs.

Pubco is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its securities less attractive to investors.

Pubco is an “emerging growth company,” as defined in the JOBS Act. It will remain an “emerging growth company” for up to five years. However, if its non-convertible debt issued within a three-year period or revenues exceeds $1.235 billion, or the market value of its common shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, it would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, Pubco is not required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, it has reduced disclosure obligations regarding executive compensation in its periodic reports, and it is exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Pubco has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, will not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard. This may make comparison of Pubco’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used. The company cannot predict if investors will find its common shares less attractive because it may rely on these provisions. If some investors find its common shares less attractive as a result, there may be a less active trading market for its shares and its share price may be more volatile.

As an “emerging growth company” under applicable law, Pubco will be subject to lessened disclosure requirements, which could leave its shareholders without information or rights available to shareholders of more mature companies.

For as long as Pubco remains an “emerging growth company”, it intends to elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•        taking advantage of an extension of time to comply with new or revised financial accounting standards;

•        reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Pubco expects to take advantage of these reporting exemptions until it is no longer an “emerging growth company.” Because of these lessened regulatory requirements, Pubco’s shareholders would be left without information or rights available to shareholders of more mature companies.

Because Pubco has elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company”, its financial statements may not be comparable to companies that comply with public company effective dates.

Pubco has elected to use the extended transition period for complying with new or revised accounting standards for an emerging growth company. This election allows Pubco to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, Pubco’s financial statements may not be comparable to companies that comply with public company effective dates, and thus investors may have difficulty evaluating or comparing Pubco’s business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of Pubco’s ordinary shares.

If Pubco fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in Pubco’s financial and other public reporting, which would harm its business and the trading price of its ordinary shares.

Effective internal controls over financial reporting are necessary for Pubco to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause Pubco to fail to meet its reporting obligations. In addition, any testing by it conducted in connection with Section 404 of Sarbanes-Oxley, or any subsequent testing by its independent registered public accounting firm, may reveal deficiencies in its internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in Pubco’s reported financial information, which could have a negative effect on the trading price of its ordinary shares.

Pubco will be required to disclose changes made in its internal controls and procedures and its management will be required to assess the effectiveness of these controls annually. However, for as long as Pubco is an “emerging growth company,” its independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404 of Sarbanes-Oxley. An independent assessment of the effectiveness of its internal controls could detect problems that its management’s assessment might not. Undetected material weaknesses in Pubco’s internal controls could lead to financial statements and restatements and require it to incur the expense of remediation.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on Pubco’s business and share price.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following Pubco’s first annual report required to be filed with the SEC. Pubco’s independent registered public accounting firm will not be required to attest to the effectiveness of Pubco’s internal control over financial reporting until the later of the year following its first annual report required to be filed with the SEC or the date Pubco is no longer an emerging growth company and is an accelerated or large accelerated filer.

To comply with the requirements of being a public company, Pubco may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. In addition, Pubco may identify material weaknesses in its internal control over financial reporting that it may not be able to remediate in time to meet the applicable deadline imposed upon Pubco for compliance with the requirements of Section 404.

If Pubco identifies weaknesses in its internal control over financial reporting, is unable to comply with the requirements of Section 404 in a timely manner or to assert that its internal control over financial reporting is effective, or if its independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting, investors may lose confidence in the accuracy and completeness of Pubco’s financial reports and the market price of its ordinary shares could be negatively affected, and Pubco could become subject to investigations by the Nasdaq or other market or exchange on which its securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Following the Business Combination, Pubco’s business and share price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about Pubco, its business, or its market, or if they change their recommendations regarding Pubco’s Ordinary Shares in an adverse manner, the price and trading volume of Pubco’s Ordinary Shares could decline.

Prior to the completion of the Business Combination, Delta has been a privately-held company. Delta’s lack of public company operating experience may make it difficult to forecast and evaluate its future prospects. If Pubco is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, Pubco’s business, prospects, financial condition and operating results may be harmed.

The trading market for Pubco’s Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about Pubco, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on Pubco. If no securities or industry analysts commence coverage of Pubco, its share price and trading volume would likely be negatively impacted. If any of the analysts who may cover Pubco changes its recommendation regarding Pubco’s Ordinary Shares in an adverse manner, or provides more favorable relative recommendations about its competitors, the price of Pubco’s Ordinary Shares would likely decline. If any analyst who may cover Pubco were to cease coverage of Pubco or fail to regularly publish reports on it, Pubco could lose visibility in the financial markets, which could cause Pubco’s Ordinary Shares or trading volume to decline.

Pubco’s status as a foreign private issuer exempts Pubco from certain of the corporate governance standards of the Nasdaq, limiting the protections afforded to investors.

Pubco is a “foreign private issuer” within the meaning of the Nasdaq corporate governance standards. Under the Nasdaq rules, a foreign private issuer may elect to comply with the practice of its home country and not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

•        a majority of the board of directors consists of independent directors;

•        both a nominating and corporate governance and a compensation committee be established and composed entirely of independent directors and each committee has a written charter addressing its purpose and responsibilities;

•        an annual performance evaluation of the nominating and corporate governance and compensation committees be undertaken;

•        non-management directors meet in regular executive sessions without members of management in attendance;

•        a company has corporate governance guidelines or a code of ethics; and

•        an audit committee consists of a minimum of three independent directors.

Pubco voluntarily complies with most of the Nasdaq rules. However, you will not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, Pubco is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards and these practices may afford less protection to shareholders than they would enjoy if Pubco complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer listed on Nasdaq, Pubco will be subject to its corporate governance listing standards. However, Nasdaq rules permit foreign private issuers to follow the corporate governance practices of its home country. Some corporate governance practices in the Cayman Islands may differ from Nasdaq corporate governance listing standards. Currently, Pubco intends to follow home country practice to the maximum extent possible. Therefore, Pubco’s shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers. For an overview of Pubco’s corporate governance practices, see “Management.”

Pubco may lose its foreign private issuer status in the future, which could result in significant additional cost and expense.

While Pubco currently qualifies as a foreign private issuer, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, Pubco’s next determination will be made on [•], 2024. In the future, Pubco would lose its foreign private issuer status if it were to fail to meet the requirements necessary to maintain its foreign private issuer status as of the relevant determination date. For example, if 50% or more of Pubco’s outstanding voting securities are held by U.S. residents and more than 50% of its senior management or directors are residents or citizens of the United States, Pubco could lose its foreign private issuer status. Immediately following the closing of the Business Combination, approximately [•]% of Pubco’s outstanding ordinary shares will likely be held of record by U.S. residents.

The regulatory and compliance costs to Pubco under U.S. securities laws as a U.S. domestic issuer may be significantly more than costs Pubco incurs as a foreign private issuer. If we Pubco is not a foreign private issuer, it will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. Pubco would be required under current SEC rules to prepare its financial statements in accordance with U.S. GAAP rather than IFRS and modify certain of its policies to comply with corporate governance practices required of U.S. domestic issuers. Such conversion of Pubco’s financial statements to U.S. GAAP would involve significant time and cost. In addition, Pubco may lose its ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers, such as the ones described above and exemptions from procedural requirements related to the solicitation of proxies.

THE SPECIAL MEETING OF JVA STOCKHOLDERS

Date, Time and Place of the Special Meeting

The Special Meeting will be held at 10:00 a.m., Eastern time, on _____, __________ __, 2023, virtually via the Internet at [            ], to consider and vote upon the Business Combination Proposal, the Charter Amendments Proposal, the Advisory Charter Amendments Proposal, the Nasdaq Stock Issuance Proposal, and/or if necessary, the Adjournment Proposal (as all terms are defined below) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, JVA is not authorized to consummate the Business Combination.

Purpose of the Special Meeting

At the Special Meeting, JVA is asking its stockholders as of the record date of ________________, 2023 (the “Record Date”) to consider and vote upon:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the merger of JVA into Merger Sub and the Share Exchange resulting in each of JVA and Delta surviving as a direct, wholly-owned subsidiary of Pubco, and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”);

•        Proposal No. 2 — The Charter Amendments Proposal — to consider and vote upon a proposal to approve and adopt the amended and restated memorandum and articles of association of Pubco (the “Proposed Charter”), in the form attached hereto as Annex B (which we refer to as the “Charter Amendments Proposal”);

•        Proposal No. 3 — The Advisory Charter Amendments Proposal — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with U.S. Securities and Exchange Commission (“SEC”) requirements (which we refer to as the “Advisory Charter Amendments Proposal”);

•        Proposal No. 4 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), the issuance of more than 20% of the total Ordinary Shares in the share capital of Pubco in connection with the Business Combination (which we refer to as the “Nasdaq Stock Issuance Proposal”); and

•        Proposal No. 5 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting (which we refer to as the “Adjournment Proposal”).

Record Date; Shares Entitled to Vote; Quorum

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of JVA Common Stock on the Record Date, which is            , 2023. Stockholders will have one vote for each share of JVA Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 5,708,599 shares of JVA Common Stock outstanding.

A quorum of JVA stockholders is necessary to hold a valid meeting. If the holders of record of one third of the total number of votes eligible to be cast by the holders of the outstanding shares of the capital stock of JVA entitled to vote thereat, represented in person or by proxy at the Special Meeting, a quorum will exist. We will count proxies marked as “abstain”, “withhold” and broker non-votes as shares present to determine the total number of shares present at the Special Meeting.

Vote Required; Abstentions and Broker Non-Votes

Assuming a quorum is present at the Special Meeting, the following will be required to approve each Proposal:

The Business Combination Proposal requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of JVA. As a result, abstentions and “broker non-votes” (see below), if any, will have the effect of a vote against the Business Combination Proposal. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

The Charter Amendments Proposal requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of JVA. As a result, abstentions and “broker non-votes” (see below), if any, will have the effect of a vote against the Charter Amendments Proposal. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

The Advisory Charter Amendments Proposal requires the affirmative vote of the holders of a majority of shares present and entitled to vote at the Special Meeting, if a quorum is present. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on Advisory Charter Amendments Proposal.

The Nasdaq Stock Issuance Proposal requires the affirmative vote of the holders of a majority of shares present and entitled to vote at the Special Meeting, if a quorum is present. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on Nasdaq Stock Issuance Proposal.

The Adjournment Proposal, if presented, requires the affirmative vote of the holders of a majority of shares present and entitled to vote at the Special Meeting, if a quorum is present. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on Adjournment Proposal.

Shares Held by JVA’s Directors and Executive Officers

As of the Record Date, the directors and executive officers of JVA as a group owned and were entitled to vote              shares of the common stock of JVA, representing approximately       % of the outstanding shares of JVA Common Stock on that date (this figure includes              shares of JVA’s common stock underlying options that are exercisable as of the Record Date). JVA expects that its directors and executive officers will vote their shares in favor of the Business Combination Proposal and all other Proposals.

In connection with their entry into the Merger Agreement, JVA, Delta and Andrew Gordon, JVA’s Chief Executive Officer and Chief Financial Officer, and David Gordon, JVA’s Executive Vice President — Operations, entered into a Voting Agreement, which generally requires that Messrs. Andrew and David Gordon, in their capacity as stockholders of JVA, vote all of their shares of JVA Common Stock in favor of the Business Combination Proposal. As of the Record Date, Messrs. Andrew and David Gordon beneficially held an aggregate of 1,284,931 shares of JVA Common Stock, representing approximately 21.2% of the outstanding shares of JVA’s common stock.

Voting of Proxies

If your shares are registered in your name with JVA’s transfer agent, Direct Transfer, LLC, you may cause your shares to be voted by returning a signed proxy card, or you may vote during the Special Meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote, you can do so electronically during the Special Meeting via live webcast by visiting [            ]. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting. If you attend the Special Meeting and vote, your vote will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” each of the Proposals and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement at the time of the Special Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if possible, or do not attend the special meeting and vote with a proxy from your broker, bank or other nominee, it will have the same effect as if you voted “AGAINST ” the Business Combination Proposal, and the Charter Amendments Proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•        Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•        Signing another proxy card with a later date and returning it to us prior to the Special Meeting; or

•        Attending the Special Meeting and electing to vote your shares.

Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by us prior to the Special Meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on _______, 2023. If you have submitted a proxy, your appearance at the Special Meeting alone, in the absence of voting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote via the Internet during the Special Meeting if you obtain a valid “legal” proxy from your bank, broker or other nominee. Any adjournment, recess or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow JVA stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, recessed or postponed.

Board of Directors’ Recommendation

After careful consideration, the JVA Board has determined that the Business Combination Proposal, the Charter Amendments Proposal, the Advisory Charter Amendments Proposal, the Nasdaq Stock Issuance Proposal, and the Adjournment Proposal are fair to and in the best interests of JVA and its stockholders and unanimously recommends that you vote or give instruction to vote:

☐	“FOR” the Business Combination Proposal;
☐	“FOR” the Charter Amendments Proposal;
☐	“FOR” the Advisory Charter Amendments Proposal;
☐	“FOR” the Nasdaq Stock Issuance Proposal; and
☐	“FOR” the Adjournment Proposal, if presented.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by JVA. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile, e-mail or other means of communication. No additional compensation will be paid for such services. JVA has engaged Alliance Advisors LLC to assist in the solicitation of proxies for the special meeting. The fees that will be paid to Alliance Advisors LLC are anticipated to be approximately $15,000, and JVA will reimburse their out-of-pocket expenses. JVA has also agreed to indemnify Alliance Advisors against certain claims. JVA also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of JVA Common Stock for their expenses in forwarding soliciting materials to beneficial owners of JVA Common Stock and in obtaining voting instructions from those owners. JVA’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Anticipated Date of Completion of the Business Combination

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to approve the Merger Agreement, we anticipate that the Business Combination will be consummated in the fourth quarter of 2023.

Other Matters

At this time, we know of no other matters to be submitted at the Special Meeting.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of JVA Common Stock, you may call:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Toll Free: 800-574-6216

THE BUSINESS COMBINATION

This section and the section titled “The Merger Agreement” in this proxy statement/prospectus describe the material aspects of the Business Combination, including the Merger Agreement. While JVA and Delta believe that this description covers the material terms of the Business Combination and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Business Combination and the Merger Agreement, including the Merger Agreement attached as Annex A hereto and the other documents to which you are referred. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

Parties Involved in the Transactions

Coffee Holding Co., Inc. (“JVA”)

Coffee Holding Co., Inc., or JVA, was incorporated on October 9, 1995 under the laws of the State of Nevada under the name Transpacific International Group Corp (“Transpacific”). On April 16, 1998, Transpacific completed a merger with Coffee Holding Co., Inc., a New York corporation. Upon the consummation of the merger, Coffee Holding Co., Inc. was merged into Transpacific and Transpacific changed its name to Coffee Holding Co., Inc.

JVA is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. JVA has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. JVA’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

JVA’s principal executive offices are located at 3475 Victory Boulevard, Staten Island, New York 10314. JVA’s telephone number is (718) 832-0800.

JVA’s common stock, par value $0.001 per share (“Common Stock”), is listed on the Nasdaq Capital Market under the trading symbol “JVA”.

Delta Corp Holdings Limited

Delta was incorporated under the laws of England and Wales in 2021 as a holding company for global businesses engaged in logistics, fuel supply and asset management related services, primarily servicing the maritime supply chain. Several of Delta’s subsidiaries have been in operation since 2019. Delta operates its businesses in three segments: Bulk Logistics, Energy Logistics and Asset Management. Together its businesses facilitate the global trade of energy, raw materials, intermediate goods and agricultural products. Delta offers customized & client-centric solutions for their logistic and asset management requirements. Delta seeks to operate in high-growth and niche markets in providing these solutions. Delta partners with companies that value long-term relationships, care about quality of service and seek a company with a thoroughly professional approach to managing their supply chains.

Delta’s principal executive offices and mailing address are located at Suite 3016, The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB, United Kingdom and which has the phone number (+44) 0203 753 5598.

Pubco

Pubco is the owner of all of the issued and outstanding equity interests of Merger Sub. Pubco was incorporated under the laws of the Cayman Islands on September 21, 2022. Pubco owns no material assets other than the equity interests of Merger Sub and it does not operate any business.

The mailing address of the principal executive offices of Pubco is Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands, and its telephone number is (345) 814-6677.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Pubco formed solely for the purpose of effectuating the merger with JVA in which JVA will be the surviving entity. Merger Sub was incorporated under the laws of the State of Nevada on September 23, 2022. Merger Sub owns no material assets and does not operate any business.

The mailing address and telephone number of Merger Sub’s principal executive office is the same as for Pubco. At the consummation of the Business Combination, Merger Sub will cease to exist after being merged into JVA.

Effect of the Business Combination

The Merger Agreement provides for the combination of JVA and Delta as wholly owned subsidiaries of Pubco, a newly formed holding company, and pursuant to which (a) Pubco will acquire all of the issued and outstanding capital shares of Delta from the Sellers in exchange for the issue by Pubco of ordinary shares in the capital of Pubco, such that Delta becomes a wholly owned subsidiary of Pubco and the Sellers become shareholders of Pubco (the “Share Exchange”); and immediately thereafter (b) JVA will merge with Merger Sub, with JVA continuing as the surviving entity and wholly owned subsidiary of Pubco (the “Merger”).

Effect on JVA if the Business Combination is Not Completed

If the Merger Agreement is not approved by JVA stockholders or if the Business Combination is not completed for any other reason, JVA stockholders will not receive any consideration for their shares of JVA Common Stock. Instead, JVA will remain an independent public company, its common stock will continue to be listed and traded on Nasdaq (assuming the JVA can continue to meet all of Nasdaq’s continued listing standards) and registered under the Exchange Act and JVA will continue to file periodic reports with the SEC. In addition, if the Business Combination is not completed, JVA expects that management will operate the business in a manner similar to that in which it is being operated today and that JVA’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which JVA operates and adverse economic conditions.

Furthermore, if the Business Combination is not completed, and depending on the circumstances that would have caused the Business Combination not to be completed, the price of JVA’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of JVA’s common stock would return to the price at which it trades as of the date of this proxy statement/prospectus.

Accordingly, if the Business Combination is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of JVA Common Stock. If the Business Combination is not completed, the JVA Board will continue to evaluate and review JVA’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not approved by JVA’s stockholders or if the Business Combination is not completed for any other reason, there can be no assurance that any other transaction acceptable to JVA will be offered or that JVA’s business, prospects or results of operation will not be adversely impacted.

Merger Consideration

At its effective time, the Merger Agreement provides that JVA stockholders will receive approximately $31.5 million of Pubco Ordinary Shares and Delta stockholders will receive approximately $625 million of Pubco Ordinary Shares, subject to certain adjustments, at an estimated implied diluted value per share of $5.50. This per share implied diluted value was agreed upon by the parties in the Merger Agreement, and reflects for JVA stockholders an agreed-upon premium to the then-current trading price of the JVA Common Stock at the time of signing the Merger Agreement.

Pursuant to the Merger Agreement, based on this consideration, at the Merger Agreement’s effective time,

(i)     JVA’s Common Stock will be cancelled in exchange for the right to receive 5,708,599 Pubco Ordinary Shares; and

(ii)    the Sellers will receive the number of Pubco Ordinary Shares in the Share Exchange, consisting in the aggregate of 113,636,364 Ordinary Shares (the “Sellers Shares”); and

(iii)   each vested or unvested outstanding option of JVA exercisable into JVA Common Stock will be substituted for an equivalent option exercisable into the same number of Pubco’s Ordinary Shares at the same exercise price.

The Merger Agreement provides the Sellers may receive additional Pubco Ordinary Shares in the amount of the Aggregate Other Acquisition Value, if Delta completes any acquisition of other companies, whether by stock or asset purchase, after the date of the Merger Agreement and prior to the date of the mailing to JVA stockholders of the proxy statement of which this proxy statement/prospectus forms a part. The Merger Agreement provides that JVA and Delta shall agree in good faith on the aggregate value of such transaction(s) to be ascribed to as Aggregate Other Acquisition Value. The Merger Agreement further provides that if the net income (as defined in the Merger Agreement) of Pubco equals or exceeds $70 million as reported in Pubco’s audited financial statements for the fiscal year ending December 31, 2023, the Sellers will be eligible to receive additional Pubco Ordinary Shares valued at $50 million based on the trading price of Pubco’s Ordinary Shares during a specified period, which are referred to as the Earnout Shares. The consideration discussed above is in each case subject to adjustment as set forth in the Merger Agreement, and all upon the terms and subject to the conditions set forth in the Merger Agreement.

Background of the Business Combination

The following is a brief discussion of the background of the negotiations that led to the entry into the Merger Agreement and related documents. These negotiations were conducted on an arm’s-length basis between Mr. Andrew Gordon (the “JVA Representative”) and Mr. Mudit Paliwal (“Paliwal”), Mr. Joseph Nelson (“Nelson”) and Mr. Peter Shaerf (“Shaerf” and, collectively with Paliwal and Nelson, the “Delta Representatives”).

The JVA Board and management have periodically evaluated JVA’s short-term and long-term strategic options, recognizing that the costs of maintaining its status as a stand-alone public company are and will continue to be significant. In light of these periodic evaluations, JVA from time to time has consummated acquisitions and entered into joint ventures intended to strategically increase the size of JVA’s operations, and thereby enhance stockholder value. However, JVA’s efforts have thus far had limited success and have not resulted in a sustained material increase in JVA’s stock price. The JVA Board and executive management believe that the costs of being a stand-alone public company would be reduced as a result of the Business Combination, and the reduction in the operational and monetary resources spent on being a stand-alone public company would benefit JVA stockholders. Strategic options that were being considered prior to the commencement of negotiations of the Business Combination included additional strategic alliances and joint ventures, prospects for mergers and acquisitions, additional strategic acquisitions and other business combinations. However, the JVA Board and management were unsuccessful in finding a transaction that they believed to be equally or more accretive to the JVA stockholders than the Business Combination. JVA has also sought to enhance its operating performance and positioning in order to improve its prospects as an independent public company, with a view toward enhancing stockholder value.

Maxim Group LLC (“Maxim”) has historically provided business services to Delta as its investment banker. Through this relationship, Maxim was made aware that Delta was interested in pursuing a public company merger through which it could list its common shares on a national exchange. Through Maxim and JVA’s long standing relationship stemming from Maxim serving as JVA’s banker in connection with a number of past potential financings and acquisitions, Maxim was aware that JVA’s management was open to possibilities and opportunities for growing JVA’s operations, as described above. In connection with the transaction, Maxim is representing Delta. JVA has engaged a separate investment bank to render a fairness opinion, as described below.

On May 16, 2022, a representative of Maxim on behalf of Delta contacted JVA’s executive management, Andrew Gordon and David Gordon, regarding Delta’s interest in engaging in a potential merger transaction. JVA management expressed interest in the possibility of a merger transaction with Delta, pending further details regarding the business rationale behind any potential transaction, Delta’s thoughts on any resulting and go-forward business, as well as transaction terms.

On May 18, 2022, Maxim informed Delta of the initiated discussions with JVA’s management. On the same day, JVA and Delta entered into a confidentiality agreement in order to protect the confidentiality of any information provided in furtherance of the discussions, and to permit future discussions.

On June 1, 2022, representatives from Maxim, the JVA Representative and the Delta Representatives held an introductory meeting at Maxim’s office to further discuss Delta’s proposal for a potential merger between JVA and Delta.

On June 4, 2022, representatives from Maxim, on behalf of Delta, sent JVA a non-binding letter of intent (the “Letter of Intent”) which outlined Delta’s proposed terms for a potential merger transaction, which provided for (i) a 90 day exclusivity period commencing on the date of the signed Letter of Intent, (ii) an equity evaluation of JVA equal to $31.5 million and an equity evaluation of Delta equal to $625.0 million, (iii) the structure of the transaction which included the formation of a holding company and the subsequent acquisition of JVA and Delta by such holding company, (iv) a mutual breakup fee of $10.0 million payable upon termination except in the event of (a) the stockholders of JVA not approving the Business Combination or (b) the SEC not declaring effective the F-4 registration filed under the Securities Act in connection with the Pubco securities to be issued under the Merger Agreement to the JVA stockholders.

On June 7, 2022, representatives from Maxim held a telephonic discussion with JVA management regarding the terms of the Letter of Intent.

On June 10, 2022, JVA management, with representatives from Lowenstein Sandler LLP, outside counsel to JVA (“Lowenstein”), held discussions with the JVA Board to discuss the proposal from Delta. During the meeting, a representative from Lowenstein provided an overview of the JVA Board’s fiduciary duties in evaluating a potential acquisition transaction for JVA and the expected transaction process. Representatives of Lowenstein also discussed certain provisions that the JVA Board should consider in light of these duties, including the inclusion of a “go-shop” period and “fiduciary-out” provisions in any definitive transaction agreement. The JVA Board also discussed engaging a financial advisor for purposes of evaluating the potential transaction with Delta and delivering a fairness opinion (“Fairness Opinion”), and authorized Mr. Andrew Gordon and Lowenstein to reach out to financial advisors to discuss a potential engagement. Following discussions, the JVA Board determined to move forward with the negotiation of the Letter of Intent with Delta.

On June 15, 2022, JVA provided to Maxim comments and proposed alterations to the Letter of Intent, which included the addition of a (i) 20-day go-shop period during which JVA would have a customary “fiduciary out” in the event it received an unsolicited bona fide superior proposal and (ii) a 45-day period of exclusivity.

On June 16, 2022, Maxim, on behalf of Delta, delivered comments to the Letter of Intent back to JVA which included the addition of a proposed $10.0 million breakup fee in the event of the termination by JVA of the Merger Agreement during the “go-shop” period.

On June 17, 2022, representatives of Maxim, on behalf of Delta, and JVA held a telephonic discussion to negotiate open points in the Letter of Intent, including the calculation of JVA and Delta’s relative equity values, the terms of the “go-shop” provision and the breakup fee related to any termination of the Merger Agreement during the “go-shop” period, and the terms of exclusivity.

On June 22, 2022, the JVA Representative, the Delta Representatives, and representatives from Maxim, Lowenstein, and Ellenoff Grossman & Schole LLP, outside counsel to Delta (“EGS”), held a telephonic conference call to discuss numerous remaining open issues in the Letter of Intent, including the structure of the transaction, the calculation of JVA and Delta relative equity values, reducing the amount of the breakup fee related to any termination of the Merger Agreement during the “go-shop” provision from $10.0 million to $2.5 million, and extended the terms of exclusivity from 45 days to 75 days.

On June 23, 24, 26, and 27, 2022, representatives of Lowenstein, on behalf of JVA, and EGS, on behalf of Delta, exchanged email correspondences and held a telephonic conference call to continue negotiating the remaining open items in the Letter of Intent, including the finalization of the terms of any breakup fee in connection with the “go-shop” period which provided for a termination fee payable by JVA if JVA terminated the Merger Agreement during the “go-shop” period equal to the greater of (i) $1.3 million and (ii) the amount of all reasonable out of pocket costs fees and expenses incurred by Delta, not to exceed $2.0 million.

On June 27, 2022, JVA management, with representatives from Lowenstein, had a discussion with the JVA Board to discuss the terms of the Letter of Intent and changes that were made to the Letter of Intent, including the addition of a “go-shop” provision and a breakup fee provision payable by Delta. During the meeting, the JVA Board determined to accept the terms of the Letter of Intent. The JVA Board also formed a special committee of the JVA Board (the “JVA Special Committee”), comprised of Messrs. Knepper, Thomas and Dwyer, solely to engage a financial advisor for the purpose of evaluating the potential transaction with Delta, and authorized Mr. Andrew Gordon and Lowenstein to reach out to financial advisors to discuss a potential engagement. Messrs. Knepper and Thomas were selected to be part of the JVA Special Committee due to their positions as independent directors of JVA, and Mr. Dwyer was selected due to his extensive knowledge of JVA’s business and operational history.

On June 28, 2022, the Letter of Intent was executed by JVA and Delta.

On June 28, 2022, the JVA Representative, the Delta Representatives, and representatives from Lowenstein and EGS held a telephonic conference to discuss the proposed Business Combination, including the diligence process, the timing of delivery of audited financial statements, the structure of the transaction, including the proposed tax structure and the terms of a potential merger agreement.

From July 1 to July 6, 2022, the JVA Special Committee discussed the proposals received from two financial advisors. On July 6, 2022. The JVA Special Committee determined to engage Newbridge Securities Corporation (“Newbridge”) as JVA’s financial advisor for purposes of evaluating the potential Delta transaction. The JVA Special Committee selected Newbridge based on Newbridge’s competitive pricing and because the JVA Special Committee believed Newbridge had relevant company and industry knowledge and expertise and the requisite experience to assist the JVA Board in evaluating the potential Delta transaction.

On July 6, 13, 20, and 27, 2022, the JVA Representative, the Delta Representatives, and representatives from Lowenstein, Maxim and EGS held telephonic conferences to discuss the proposed Business Combination, including open diligence matters, the status of the draft Merger Agreement, the timing of delivery of audited financial statements and the process related to stockholder approval.

On July 22, 2022, EGS, on behalf of Delta executive management, delivered a draft of the Merger Agreement to JVA executive management for review.

On July 28, 2022, representatives from Lowenstein and EGS held a telephonic conference to discuss the tax implications and alternatives of the proposed structure of the Business Combination and the Merger Agreement.

On August 3, 10, 17, and 24, 2022, the JVA Representative, the Delta Representatives, and representatives from Lowenstein, Maxim and EGS held telephonic conferences to negotiate the proposed Business Combination and the terms of the Merger Agreement, including closing conditions, valuation and transaction structure, and to discuss open diligence matters and diligence requests.

On August 7, 2022, Lowenstein, on behalf of JVA, delivered comments to the draft of the Merger Agreement to Delta executive management for review.

On August 16, 2022, representatives from Lowenstein and EGS held a telephonic conference to discuss open items, including the treatment of outstanding JVA equity awards in the proposed Business Combination.

On August 23 and 25, 2022, representatives from Lowenstein and JVA held a telephonic conference to discuss JVA’s representations and warranties to be included in the Merger Agreement.

On August 30, 2022, EGS, on behalf of Delta executive management, delivered a revised draft of the Merger Agreement to JVA executive management for review.

On September 1, 2022, Lowenstein circulated a draft of the Merger Agreement to the board, along with a list of open items on the Merger Agreement.

On September 2, 2022, the JVA Board held a meeting at which representatives from Lowenstein provided an overview of the status of the transaction and remaining open issues that were being negotiated. During the meeting, a representative from Newbridge, JVA’s financial advisor, provided the board of directors with an overview of its fairness opinion process to date and responded to questions from the JVA Board.

On September 7, 2022, EGS delivered drafts of certain ancillary documents related to the Merger Agreement, including draft versions of a voting agreement, non-competition agreement and lock-up agreement.

From September 8, 2022, through September 27, 2022, Lowenstein and EGS exchanged drafts of the Merger Agreement, voting agreement, non-competition agreement and lock-up agreement and had numerous discussions to address certain remaining legal aspects of these documents.

Following the execution of the Letter of Intent on June 28, 2022, through September 27, 2022, Lowenstein and EGS exchanged drafts of the Merger Agreement, voting agreement, non-competition agreement and lock-up agreement and had numerous discussions to address certain remaining legal aspects of these documents. The negotiation of the Merger Agreement did not materially change the terms agreed to and set forth in the Letter of Intent. The negotiations and discussions focused on matters related to: (i) finalizing the transaction structure; (ii) conducting due diligence on each of the respective parties, including but not limited to review of respective benefits plans, material contracts, and organizational documents; and (iii) finalizing drafts of each of the transaction documents set forth above.

On September 27, 2022, the JVA Board held a telephonic meeting with representatives of Lowenstein and Newbridge present. Representatives of Lowenstein made a presentation regarding the director’s fiduciary duties in connection with the proposed Delta transaction. Lowenstein then provided an overview of the negotiations that had transpired related to the Merger Agreement, the voting agreement and other related agreements. Lowenstein then reviewed the final terms of the Merger Agreement, the voting agreement and other related agreements, which had not changed materially from the drafts circulated on September 8, 2022. Representatives from Newbridge then reviewed and discussed their financial analyses with respect to JVA and the proposed Business Combination and responded to questions from the board regarding the financial analysis. Thereafter, at the request of the JVA Board, Newbridge rendered its oral opinion to the JVA Board (which was subsequently confirmed in writing by delivery of Newbridge’s written opinion addressed to the JVA Board dated as of September 29, 2022), that and subject to the factors, limitations, qualifications and other matters set forth in its written opinion, the fairness, the Merger Consideration to be received by the stockholders of JVA in the Business Combination was fair, from a financial point of view, to JVA’s stockholders. It was then decided that the JVA Board would reconvene on September 28, 2022 to continue discussions related to the proposed Merger Agreement.

On September 28, 2022, the JVA Board held a telephonic meeting with the JVA Representative, the Delta Representatives and representatives of Lowenstein, Newbridge, and Maxim. The Delta Representatives made a presentation regarding Delta’s operating history and development, historical financial results and unaudited interim financial results for the six month period ended June 30, 2022, and projected results of Delta for the fiscal years 2022 through 2027. It was then decided that the JVA Board would reconvene on September 29, 2022 to continue discussions related to the proposed Merger Agreement.

On September 29, 2022, the JVA Board held a telephonic meeting with representatives of Lowenstein, at which the JVA Board reviewed and discussed the additional financial information related to Delta provided on September 28, 2022, and representatives from Lowenstein confirmed for the JVA Board that there were no changes to the presentation or opinion of Newbridge. After evaluating these factors, and subject to receipt of Ladenburg’s final fairness opinion and the finalization of immaterial details related to the draft of the Merger Agreement, after considering the foregoing, and taking into consideration the factors described under “The Business Combination — Reasons for the Business Combination and Recommendation of Our Board,” the JVA Board unanimously: (i) determined that the terms and provisions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are fair to, advisable and in the best interests of JVA and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Business Combination, (iii) determined that it is advisable and in the best interests of JVA and its stockholders to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Business Combination, and (iv) resolved to recommend the adoption of the Merger Agreement by JVA’s stockholders. On September 29, 2022, Newbridge delivered its written fairness opinion to the JVA Board, which had not changed from the version presented at the September 27, 2022 meeting of the JVA Board.

On September 29, 2022, JVA, Delta and the other parties thereto executed the Merger Agreement.

On the morning of September 30, 2022, prior to market open on Nasdaq, JVA issued a press release announcing its entry into the Merger Agreement and announcing the commencement of the “go-shop” period contained in the Merger Agreement.

Pursuant to the terms of the Merger Agreement, during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (New York City time) on October 19, 2022 (the “Go Shop Period”), JVA and its representatives had the right to, directly or indirectly: (i) initiate, solicit, facilitate, whether publicly or otherwise, and encourage any acquisition, (ii) provide access to non-public information to any person pursuant to an acceptable confidentiality agreement, and (iii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any persons with respect to any acquisition proposal or otherwise cooperate with, or assist or participate in, or facilitate, any such discussions or negotiations or any effort or attempt to make any acquisition proposal. Promptly after execution of the Merger Agreement, at the request of JVA executive management, representatives of Newbridge contacted approximately ten strategic parties and approximately six financial institutions about a potential transaction with JVA as an alternative to the transaction with Delta.

The Go Shop Period expired at 11:59 p.m. Eastern Time on October 19, 2022. As of the expiration of the Go Shop Period, JVA had not received any alternative acquisition proposals.

During the Go Shop Period, Newbridge reached to its network of (i) privately held companies it knew were seeking to enter the public markets, (ii) investment banking firms that specialize in taking small and medium sized companies into the public markets, and (iii) independent financial advisors who specialized in guiding companies into the United States from Asia and/or Eastern Europe. Discussions were had at a very preliminary level wherein Newbridge described the types of companies that would meet the criteria for a possible transaction with JVA, including having financial statement audits ready, and a desire to have management teams move in an expeditious manner. Newbridge spoke with several private companies as a result of its own outreach, but did not speak with any companies as a result of Newbridge’s outreach to investment banking firms or independent financial advisors. Most concerns from possible counterparties related to the compressed time frame, specifically whether financial statement audits could be ready on the desired time frame.

Upon the expiration of the Go Shop Period and in accordance with the terms of the Merger Agreement, JVA ceased all activities and became subject to “no-shop” restrictions on JVA’s ability to solicit acquisition proposals from third parties (including by furnishing non-public information), or to participate in discussions or negotiations with third parties regarding any acquisition proposals, subject to certain exceptions to permit JVA’s Board to comply with its fiduciary duties.

Recommendation of JVA’s Board of Directors and Reasons for the Business Combination

After discussion, in an action by unanimous written consent, the JVA Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, are fair to, advisable and in the best interests of JVA and its stockholders and (ii) approved and declared advisable the Merger Agreement and the Business Combination, pursuant to the terms of the Merger Agreement.

After careful consideration and consulting with our financial advisor, Newbridge, the JVA Board has determined that the Business Combination Proposal, including the transactions contemplated by the Merger Agreement, the Charter Amendments Proposal, the Advisory Charter Amendments Proposal, the Nasdaq Stock Issuance Proposal and the Adjournment Proposal are fair to and in the best interests of JVA and its stockholders and unanimously recommends that you vote or give instruction to vote:

☐	“FOR” the Business Combination Proposal;
☐	“FOR” the Charter Amendments Proposal;
☐	“FOR” the Advisory Charter Amendments Proposal;
☐	“FOR” the Nasdaq Stock Issuance Proposal; and
☐	“FOR” the Adjournment Proposal, if presented.

Reasons for the Business Combination

In evaluating the Merger Agreement and the transactions contemplated thereby and recommending that JVA’s stockholders vote in favor of approval of the Merger Agreement and the transactions contemplated thereby, JVA’s board of directors, in consultation with JVA’s senior management, outside legal counsel and financial advisor, considered numerous positive factors relating to the Merger Agreement, the Business Combination and the other transactions contemplated thereby including the following material factors:

•        the JVA Board’s conclusion that the Business Combination provides existing JVA stockholders an opportunity to participate in the potential growth of post-Business Combination Delta following the Business Combination while still participating in the continuing business of JVA, which will continue as a wholly-owned subsidiary of Pubco;

•        the fact that JVA and Delta operate in different markets allows JVA to mitigate both sector specific risks and mitigates associated exposure for both companies;

•        the fact that Pubco will be led by an experienced senior management team from Delta;

•        the $31.5 million valuation of JVA in the context of the Business Combination vis a vis the perceived value of JVA reflected in its market capitalization;

•        the JVA Board’s belief that JVA, as a wholly owned subsidiary of Pubco, will be in an enhanced financial position to continue the coffee roasting business of JVA;

•        the rights of, and limitation on, JVA under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances, should JVA receive a “superior offer”;

•        the JVA Board’s belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, deal protection provisions and the conditions were reasonable for a transaction of this nature;

•        the JVA Board’s consideration of the fact that following the Business Combination, Pubco will operate as a single entity with separate business programs. While each of Pubco’s businesses will be operated and managed independently, they will share common resources and functions, including but not limited to human resources, legal, back office operations and administrative support. JVA and Delta will likely benefit both operationally and financially from the sharing of these common functions and resources;

•        following the Business Combination, Pubco will be led by an experienced senior management team, with representation from each of the current management teams of JVA and Delta;

•        the fact that JVA Board received and reviewed a fairness opinion from Newbridge finding the Business Combination Consideration to be received by JVA stockholders in the Business Combination as fair from a financial point of view to the stockholders of JVA; and

•        the fact that resolutions approving the Merger Agreement were unanimously approved by JVA’s Board, which is comprised of a majority of independent directors.

In the course of reaching the determinations and decisions and making the recommendation described above, JVA’s Board, in consultation with JVA’s senior management, outside legal counsel and financial advisor, considered the risks and potentially negative factors relating to the Merger Agreement, the Merger and the other transactions contemplated thereby, including the following material factors:

•        the possible volatility of the trading price of the JVA Common Stock resulting from the announcement of the signing of the Merger Agreement;

•        the possibility that the share price of Delta could decline after the Business Combination, reducing the overall value proposition of the transaction;

•        the possibility that the consummation of the Business Combination may be delayed or not occur at all, and the adverse impact such event would have on JVA, its reputation, stock price, and business;

•        the substantial expenses to be incurred by JVA in connection with the Business Combination;

•        the possible disruption to JVA’s business that may result from announcement of the Business Combination and the resulting distraction of management’s attention from the day-to-day operations of the business;

•        the potential negative effect of the pendency of the Business Combination on JVA’s business, including uncertainty about the effect of the proposed Business Combination on JVA’s employees, customers and other parties, which may impair its ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with JVA;

•        that if the Business Combination is not consummated, JVA may be required to pay its own expenses associated with the Merger Agreement and the transactions contemplated thereby;

•        JVA’s Board believed that, overall, the potential benefits of the Business Combination to JVA’s stockholders outweighed the risks and uncertainties of the Business Combination; and

•        various other risks associated with Pubco and the Business Combination, including those described in the sections titled “Risk Factors.”

The foregoing discussion of factors considered by JVA’s Board is not intended to be exhaustive, but includes the material factors considered by the JVA Board. In light of the variety of factors considered in connection with its evaluation of the Business Combination, the JVA Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the JVA Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The JVA Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The JVA Board based its recommendation on the totality of the information presented.

Opinion of Newbridge Securities Corporation

Generally

As stated above, pursuant to an engagement letter dated July 6, 2022, JVA retained Newbridge to render an opinion to the JVA Board of directors as to the fairness of the Business Combination Consideration to be received by the stockholders of JVA in the Business Combination (the “Opinion”). Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. JVA selected Newbridge to provide the Opinion in connection with the proposed Business Combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On September 27, 2022, at the request of the JVA Board at a meeting of the JVA Board held to evaluate the Business Combination, Newbridge delivered to the JVA Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated September 29, 2022, to the effect that, as of the date of the Opinion and based on and subject to various assumptions and limitations described in the Opinion, that the Business Combination Consideration to be received by the stockholders of JVA in the Business Combination is fair, from a financial point of view, to JVA’s stockholders.

The full text of Newbridge’s written Opinion to the JVA Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s Opinion is qualified in its entirety by reference to the full text of the Opinion. Newbridge delivered its Opinion to the JVA Board for the benefit and use of the JVA Board (in its capacity as such) in connection with and for purposes of its evaluation the fairness of the Business Combination Consideration to be received by the stockholders of JVA in the Business Combination. Newbridge’s Opinion also does not address the relative merits of the proposed Business Combination as compared to any alternative business strategies or transactions that might exist for JVA, or the underlying business decision of JVA whether to proceed with those business strategies or transactions.

In rendering its Opinion, Newbridge, among other things:

•        Considered its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions, and business and securities valuations generally;

•        Reviewed drafts of the Merger Agreement related to the Business Combination, including a draft dated September 28, 2022, which was the most recent draft made available to Newbridge prior to the delivery of the Opinion;

•        Reviewed JVA’s last twelve publicly available fiscal quarters of historical financial results (Q4-2019 -Q3-2022) as well as certain publicly available information concerning the trading of, and the trading market for, JVA Common Stock since September 2020;

•        Reviewed publicly available financial information of JVA filed with the SEC, including JVA’s Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K from September 14th, 2020, through September 26th, 2022;

•        Performed a Comparable Precedent M&A Transaction analysis of similar companies to Delta in the “Air Freight and Logistics” sector to derive the Price-To-Earnings multiples;

•        Performed a Public Company Comparable analysis of similar companies to JVA in the “Specialty Coffee Brewing” sector to derive the Enterprise Value/EBITDA multiples;

•        Took into account Newbridge’s experience in other transactions, as well as Newbridge’s experience in securities valuations and Newbridge’s general knowledge of the industry in which Delta operates; and

•        Performed such other analyses and examinations, as it deemed appropriate.

Newbridge also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which it deemed relevant. In conducting its review and arriving at its Opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of JVA and Delta that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of JVA or Delta, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of JVA or Delta. Furthermore, Newbridge has assumed, with JVA’s consent, that there will be no further adjustments to the Business Combination Consideration between the date of its Opinion and the date the final Business Combination Consideration is determined. With respect to the financial forecasts supplied to Newbridge by JVA regarding Delta, Newbridge has, with JVA’s consent, assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgements of the management of JVA and Delta, as applicable, as to the future operating and financial performance of JVA and Delta, as applicable, and that they provided a reasonable basis upon which Newbridge could form its Opinion.

The issuance of Newbridge’s Opinion was approved by an authorized internal committee of Newbridge. Newbridge’s Opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of JVA or Delta and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of JVA Common Stock actually will be when the Business Combination is consummated or the prices at which shares of JVA Common Stock will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s Opinion, Newbridge does not have any obligation to update, revise or reaffirm its Opinion and has expressly disclaimed any responsibility to do so.

Summary of Financial Analyses

The following represents a brief summary of the material financial analyses reviewed by the JVA Board and performed by Newbridge in connection with its Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Newbridge or of its presentation provided to the JVA Board on September 27, 2022.

In conducting the analysis as to the fairness of the Business Combination Consideration to be received by the stockholders of JVA in the Business Combination, Newbridge evaluated stand-alone valuations of Delta and whether JVA’s market capitalization was undervalued.

The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Newbridge or the JVA Board. Except as otherwise noted, the following quantitative information, to the extent it is based on market data, is based on market data as it existed on or before September 27, 2022, and is not necessarily indicative of current market conditions. All analyses conducted by Newbridge were going-concern analyses and Newbridge expressed no opinion regarding the liquidation value of any entity.

Valuation Analyses Summary

Based on its analysis of the Business Combination and the implied equity value of Delta, the implied equity values derived from, the different analyses that Newbridge performed showed a range between $640.2 million to $782.7 million, on average. The Business Combination Consideration to be received by Delta’s shareholders of $625.0 million is below the valuation ranges in Newbridge’s analyses.

This range is based on the following:

•        The comparative values of public “asset light” air freight and logistics;

•        The comparative values of recent M&A transactions involving similar companies; and

•        The midpoint of the Discounted Cash Flow Analysis.

Comparable Public Company Analysis

Newbridge analyzed the current market valuations of comparable publicly listed companies (“Peers”). Obtaining a meaningful valuation result from this method depends on ensuring a good level of comparability between Delta and its Peers.

To calculate the equity value of the operating business, Newbridge first obtained the midpoint of the median 2022 and 2023 Price-to-Earnings (“P/E”) multiples from ten comparable public companies identified by Newbridge and applied the P/E multiple to Delta’s midpoint of fiscal year 2022E and fiscal year 2023E Net Income. The public company comparables were selected using the following criteria: (i) Operates in the Air Freight and Logistics Sector and to be determined by Newbridge as “Asset Light”, and (ii) were listed on a major U.S. or European stock exchange, and (iii) had a market capitalization greater than $75M, and (iv) had positive net income over the last four quarters.

The median P/E multiples of such comparable public companies were approximately 9.8x in 2022E and 13.5x in 2023E. The midpoint of these two P/E multiples (11.7x) was used and multiplied by the midpoint of the 2022E and 2023E Net Income ($54.9M) to obtain the Implied Equity Value of Delta using this analysis of $640.2M.

The table below summarizes certain observed historical and projected financial performance. The trading multiples of the selected public companies were sourced from S&P Capital IQ data.

Comparable Public Company Analysis ($ in millions, except per share data)	9/26/2022		Balance Sheet		Income Statement
Company Name	Symbol	Stock Price	Market Capitalization	Enterprise Value	Revenue		EBITDA		Net Income
					2022E	2023E	2022E	2023E	2022E	2023E
Air Freight and Logistics (Asset Light)
Hapag-Lloyd Aktiengesellschaft	XTRA:HLAG	$162.94	$28,637.8	$24,161.2	$32,961.4	$20,727.7	$17,843.6	$7,464.9	$16,156.0	$4,911.5
DSV A/S	CPSE:DSV	$114.75	$25,737.7	$29,654.1	$30,440.7	$25,476.5	$3,802.1	$3,049.5	$3,191.9	$2,414.9
Kuehne + Nagel International AG	SWX:KNIN	$206.48	$24,836.4	$24,574.6	$39,123.8	$31,401.9	$4,683.5	$3,126.7	$3,884.9	$2,324.6
Expeditors International of Washington	NASDAQ:EXPD	$86.78	$14,196.8	$12,732.8	$17,765.8	$13,733.6	$1,890.0	$1,379.6	$1,824.0	$1,292.1
C.H. Robinson Worldwide, Inc.	NASDAQ:CHRW	$97.20	$12,041.5	$14,424.6	$26,349.2	$22,944.8	$1,596.4	$1,208.9	$1,509.4	$1,132.8
XPO Logistics, Inc.	NYSE:XPO	$42.33	$4,869.6	$8,176.6	$12,937.3	$12,748.8	$1,421.3	$1,437.5	$1,060.3	$951.0
Landstar System, Inc.	NASDAQ:LSTR	$144.64	$5,268.9	$5,375.3	$7,511.5	$6,355.2	$622.4	$507.2	$567.5	$442.7
Forward Air Corporation	NASDAQ:FWRD	$89.32	$2,398.3	$2,672.5	$1,994.7	$2,040.8	$315.3	$313.6	$267.9	$251.8
Universal Logistics Holdings, Inc.	NASDAQ:ULH	$31.39	$824.9	$1,329.1	$2,027.5	$2,041.8	$314.0	$298.9	$218.1	$195.0
Western Bulk Chartering AS	OB:WEST	$3.58	$120.3	$76.7	$98.8	$49.3	$56.6	$19.7	$56.4	$19.4
Valuation Multiples
		EV/Revenue		EV/EBITDA		Price-to-Earnings
Company Name	Symbol	2022E	2023E	2022E	2023E	2022E	2023E
Air Freight and Logistics (Asset Light)
Hapag-Lloyd Aktiengesellschaft	XTRA:HLAG	0.7x	1.2x	1.4x	3.2x	1.8x	5.8x
DSV A/S	CPSE:DSV	1.0x	1.2x	7.8x	9.7x	11.2x	14.1x
Kuehne + Nagel International AG	SWX:KNIN	0.6x	0.8x	5.2x	7.9x	9.2x	15.1x
Expeditors International of Washington	NASDAQ:EXPD	0.7x	0.9x	6.7x	9.2x	10.6x	14.8x
C.H. Robinson Worldwide, Inc.	NASDAQ:CHRW	0.5x	0.6x	9.0x	11.9x	11.0x	14.4x
XPO Logistics, Inc.	NYSE:XPO	0.6x	0.6x	5.8x	5.7x	7.3x	7.4x
Landstar System, Inc.	NASDAQ:LSTR	0.7x	0.8x	8.6x	10.6x	12.3x	15.4x
Forward Air Corporation	NASDAQ:FWRD	1.3x	1.3x	8.5x	8.5x	12.3x	12.8x
Universal Logistics Holdings, Inc.	NASDAQ:ULH	0.7x	0.7x	4.2x	4.4x	5.4x	6.0x
Western Bulk Chartering AS	OB:WEST	0.8x	1.6x	1.4x	3.9x	2.4x	7.8x
MEDIAN		0.7x	0.9x	6.2x	8.2x	9.8x	13.5x

The comparable public company analysis uses data from comparable guideline companies to develop a measure of current value for Delta. The theory underlying the comparable public companies’ valuation is that companies in the same industry with similar operating characteristics should have certain valuation benchmarks in common. The goal of the analysis is to develop a premise for relative value, which when coupled with other valuation approaches, presents a foundation for determining a range of values for Delta.

Precedent M&A Transaction Company Analysis

Newbridge analyzed the last approximately three years of mergers and acquisitions (“M&A”) transaction data in the Air Freight and Logistics sector to find similar transactions where the targets being acquired most resembled Delta. The universe of transactions where there were similarities to Delta, and where financial data was recorded for the Business Combination value was generally limited, as is usually the case when compared to Public Comparables.

The criteria used for the selected transactions were those in which the targets most resembled the proposed Business Combination with Delta, and included:

•        Targets that were in the Air Freight and Logistics sector.

•        Targets that had corporate headquarters in Europe / Israel / United States.

•        Transactions that were larger than $20 million in consideration paid.

•        Where the identified Equity Value/Net Income multiple was known.

Newbridge obtained the median Implied Equity Value/Last Twelve-Month Net Income multiples from this dataset (of 14.3x) and multiplied it by the mid-point of Delta’s 2022E and 2023E Net Income (of $54.9M) to obtain the Implied Equity Value of Delta using this analysis being $782.7 million.

The comparable M&A transaction analysis examines the values that acquirers have previously placed on comparable companies in a merger or acquisition in order to develop a measure of current value for Delta.

The table below summarizes three years of mergers and acquisitions (“M&A”) transaction data in the Air Freight and Logistics sector, as of September 28th, 2022, and were sourced from S&P Capital IQ data.

M&A Comparables Analysis (2019 – Present) (in USD)
M&A Closed Date	Headquarters	Target/Issuer	Transaction Value	Implied Equity Value/ LTM Net Income	Buyers/Investors
11/13/2019	Slovenia	Intereuropa, d.d. (LJSE:IEKG)	$124.51	4.4x	Posta Slovenije d.o.o.
11/30/2019	France	XPO Logistics Europe S.A.	$257.06	23.2x	XPO Logistics, Inc. (NYSE:XPO)
3/31/2020	United States	The Apex Group, Inc.	$177.57	19.3x	KLN Investment (US) LLC
6/3/2020	Netherlands	Seven Subsidiaries of KLG Europe Holding B.V.	$422.26	26.1x	SE Netherlands Logistics Holding B.V.
6/24/2020	Israel	Maman-Cargo Terminals & Handling Ltd (TASE:MMAN)	$30.23	9.2x	Taavura Holdings Ltd.; Allied Logistics Ltd.
3/1/2021	Netherlands	PostNL N.V. (ENXTAM:PNL)	$69.18	8.5x	Vesa Equity Investment S.à R.L.
11/23/2021	United States	Echo Global Logistics, Inc.	$1,463.72	28.3x	The Jordan Company, L.P.
4/22/2022	United States	Assets of PeriShip, LLC	$20.47	3.5x	VerifyMe, Inc. (NasdaqCM:VRME)
		Median		14.3x

Discounted Cash Flow Analysis

The Discounted Cash Flow Analysis (the “DCF Analysis”) approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of value.

Newbridge performed a DCF Analysis of the estimated future unlevered free cash flows attributable to Delta for the fiscal years of 2022 through 2031. In applying the DCF Analysis, Newbridge relied on the financial projections prepared by Delta that estimated certain revenue growth rates, as well as EBITDA and net income margins. While Newbridge has reviewed the financial projections to determine the reasonableness of the financial model’s assumptions, neither Newbridge, JVA nor Delta can guarantee that the milestones in the model can be achieved in the timeframes suggested.

The Net Present Value of Cash Flows were discounted using a discount rate of 19.0% and a Growth in Perpetuity rate of 1.0%.

Newbridge determined that the middle of the range of the discounted cash flow values was $705.2M.

Newbridge did not provide any independent examination, analysis or investigation with respect to any of the assumptions or financial information included in the projections. Newbridge does not express any opinion or imply any form of assurance with respect to the projections and does not assume any responsibility for any of the assumptions underlying the projections.

It should be noted that the discount rate does not take into consideration the specific company risks such as the failure of Delta to raise capital and bankruptcy.

The following projections for revenue growth and cash-flow margins between 2022 – 2027 were provided by the management team of Delta. The estimates for revenue growth and cashflow margins between 2028 – 2031 were determined collectively by the management team of Delta and Newbridge, and are meant to be conservative, with no guarantees that these milestones can be achieved.

Revenue Growth (2022E – 2027E)	43.5%
Revenue Growth (2028E – 2031E)	20.0%

EBITDA Margins (2022E – 2027E)	3.9%
EBITDA Margins (2028E – 2031E)	2.9%

Net Income Margins/FCF (2022E – 2027E)	3.7%
Net Income Margins/FCF (2028E – 2031E)	2.8%

TV Based on Growth in Perpetuity	1.0%
Discount Rate	19.0%

JVA Market Value

As of the market close on September 26th, JVA had a market capitalization of $14.0 million and it traded at a significant premium to two comparable publicly listed companies on an Enterprise Value / Last Twelve-Month EBITDA basis. The Business Combination Consideration to be received by JVA’s shareholders of $31.5 million was above its equity value and above its implied equity value versus its peer group.

Comparable Public Company Analysis ($ in millions, except per share data)	9/26/2022		Balance Sheet		Income Statement				Valuation Multiples
Company Name	Symbol	Stock Price	Market Cap.	Total Enterprise Value	Total Revenue LTM	EBITDA LTM	Net Income LTM	EPS LTM	TEV/ Revenue LTM	TEV/ EBITDA LTM	P/E LTM
Farmer Bros. Co.	NASDAQ:FARM	$4.86	$91.5	$217.2	$469.2	$13.5	($17.4)	($0.9)	0.5x	16.1x	NM
Swiss Water Decaffeinated Coffee Inc.	TSX:SWP	$1.83	$16.8	$92.9	$122.2	$12.4	$9.4	$0.3	0.8x	7.5x	6.7x
								Median	0.6x	11.8x	6.7x

Coffee Holding Co., Inc.	NASDAQ:JVA	$2.45	$14.0	$22.1	$67.9	$1.2	$0.6	$0.1	0.3x	18.0x	35.6x

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the JVA Board in connection with its Opinion and is not a comprehensive description of all analyses undertaken by Newbridge in connection with its Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and Opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Newbridge considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of JVA and Delta. The estimates of the future performance of JVA and Delta in or underlying Newbridge’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of the JVA Common Stock.

Related party transactions, going private transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. Newbridge in the future may provide financial advisory or investment banking services to JVA, Delta or their respective affiliates and may receive compensation for the rendering of these services. During the past two years, (i) JVA has not engaged Newbridge to provide, and Newbridge has not provided, investment banking, financial advisory or other financial services to JVA unrelated to the Business Combination for which JVA has paid or expects to pay fees to Newbridge and (ii) neither Newbridge nor any of its affiliates have provided investment banking services or other financial services to Delta or its affiliates unrelated to the Business Combination for which Newbridge and its affiliates have received, or may receive, compensation.

Conclusion

The implied equity values of Delta derived from the different analyses that Newbridge employed showed a range between $640.2 million to $782.7 million, on average. The Business Combination Consideration to be received by Delta’s shareholders of $625.0 million is below the valuation ranges in Newbridge’s analyses.

As of the market close on September 26th, 2022, JVA had a market capitalization of $14.0 million and it traded at a significant premium to two comparable publicly listed companies on an Enterprise Value / Last Twelve-Month EBITDA basis. The Business Combination Consideration to be received by JVA’s shareholders of $31.5 million was above JVA’s equity value and above its implied equity value versus its peer group.

Newbridge’s Opinion that the Business Combination Consideration to be received by the stockholders of JVA in the Business Combination is fair, from a financial point of view, to JVA’s stockholders.

The type and amount of consideration payable in the Business Combination was determined through negotiations between JVA and Delta, and was approved by Delta’s board of directors. The decision to enter into the Business Combination was solely that of the JVA Board. As described above, Newbridge’s Opinion and analyses were only one of many factors considered by the JVA Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the JVA Board or management with respect to the Business Combination.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its Opinion to the JVA Board, JVA agreed to pay Newbridge a fee of $100,000. $20,000 of the fee was paid as an upfront retainer and the remaining $80,000 was due upon delivery of the opinion. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the Opinion. JVA has also agreed to indemnify Newbridge against certain liabilities and other items that may arise out of JVA’s engagement of Newbridge. The JVA board of directors did not limit Newbridge in any way in the investigations it made or the procedures it followed in rendering its Opinion.

Interests of JVA’s Directors and Officers in the Business Combination

As of the Record Date, the directors and executive officers of JVA as a group owned and were entitled to vote 1,382,089 shares of JVA Common Stock, representing approximately 21.6% of the outstanding shares of JVA Common Stock on that date (this figure includes 689,000 shares of JVA’s common stock underlying options that are exercisable as of the Record Date). JVA expects that its directors and executive officers will vote their shares in favor of the Business Combination proposal.

Contemporaneously with the execution of the Merger Agreement, Andrew Gordon and David Gordon entered into voting agreements, pursuant to which, among other things, they agreed to vote to approve the Business Combination Proposal.

Further, as of March 1, 2023, there were outstanding options exercisable for up to 1,000,000 shares of JVA Common Stock, an aggregate of which options exercisable for 689,000 are held by JVA’s directors and executive officers. With the exception of Andrew Gordon and David Gordon, no current director or executive officer of JVA is expected to be a director or executive officer of Pubco or its subsidiaries after the completion of the Business Combination. In connection with their termination from the JVA Board upon completion of the Business Combination, the expiration date of the options held by each of those non-management directors will be extended to two years from the date of termination, rather than two months after termination as set forth in the JVA 2013 Equity Compensation Plan (the “2013 Plan”).

Upon the closing of the Business Combination, Andrew Gordon and David Gordon are each expected to enter into an employment agreement with Pubco or its subsidiaries.

Besides the equity ownership of JVA detailed above, the directors and executive officers of JVA do not have interests different than the other stockholders of JVA.

Closing and Effective Time of the Business Combination

We are working to complete the Business Combination as quickly as possible, and we expect to complete all these transactions as early as in the fourth quarter of 2023. However, JVA cannot assure you when or if the Business Combination will occur. The Business Combination is subject to stockholder approvals and other conditions, and it is possible that factors outside the control of both JVA and Delta could result in the Business Combination being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Business Combination.

Voting Securities, Record Date; Ownership of the Post-Closing Company

As of August 31, 2023, there were 5,708,599 shares of JVA Common Stock issued and outstanding. Only JVA’s shareholders who hold Common Stock of record as of the close of business on [•], being the Record Date, are entitled to vote at the Special Meeting or any adjournment of the Special Meeting. Approval of the Business Combination Proposal and Charter Amendments Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding JVA Common Stock, and the approval of the remaining proposals will require the affirmative vote of the holders of a majority of the issued and outstanding JVA Common Stock present and entitled to vote at the Special Meeting.

With respect to the Business Combination, each of Andrew Gordon and David Gordon, who collectively own approximately             % of JVA’s outstanding Common Stock as of the Record Date, has agreed to vote his Common Stock in favor of the Business Combination Proposal.

The Merger Agreement provides for the combination of JVA and Delta as wholly owned subsidiaries of Pubco, with each of JVA and Delta continuing as a surviving entity and wholly owned subsidiary of Pubco.

It is anticipated that, immediately following completion of the Business Combination, the existing stockholders of Delta, the Sellers, will own approximately 95.21% of the outstanding Pubco Ordinary Shares (a portion of which will be allocated to Maxim Partners, LLC in respect of the success fee owed to it by Delta), and JVA’s existing stockholders will own approximately 4.79% of the outstanding Pubco Ordinary Shares. These percentages do not include the Earnout Shares or Pubco Ordinary Shares which may be issued upon exercise of outstanding options for JVA Common Stock which will be exchanged for options for Pubco Ordinary Shares in connection with the Business Combination and are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration” and “Unaudited Pro Forma Combined Financial Information.”

Appraisal Rights

JVA stockholders do not have appraisal rights in connection with the Business Combination under the NRS.

Accounting Treatment

For accounting purposes, the Proposed Transaction is effectuated in two main steps:

1)      The exchange of shares held by Delta’s shareholders, which is accounted for as a common control transaction.

2)      The merger of Coffee and Merger Sub, which is within the scope of IFRS 3 Business Combinations. The Business Combination will be accounted for as an acquisition in accordance with IFRS. Under this method of accounting, JVA will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) Pubco’s existing operations will comprise the ongoing operations of the combined company, (ii) Pubco’s senior management will comprise the senior management of the combined company, and (iii) the former owners and management of Pubco will have control of the board of directors after the Business Combination by virtue of being able to appoint a majority of the directors of the combined company. However, no single factor was the sole determinant in the overall conclusion that Pubco is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion. Under the acquisition method of accounting, the assets and liabilities of JVA, as the accounting acquired company, will be recorded at their respective fair value as of the date the Business Combination is completed.

Cayman Islands Tax Consequences of the Merger

Under current Cayman Islands law, we will not be subject to Cayman Islands income tax as a result of the transactions described in the Merger Agreement and our shareholders will not be subject to any Cayman Islands income, withholding or capital gains by reason of such transactions.

Material U.S. Federal Income Tax Consequences of the Business Combination

The following is a discussion of the material U.S. federal income tax consequences of the Business Combination that may be relevant to U.S. Holders (as defined below) of shares of JVA Common Stock. Subject to the assumptions, qualifications and limitations set forth below, to the extent that this section consists of statements as to matters of U.S. federal tax law and regulations or legal conclusions with respect thereto, this section is the opinion of Lowenstein.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of JVA Common Stock or Delta that, for U.S. federal income tax purposes, is or is treated as:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code, which we refer to as “United States persons”) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative interpretations and court decisions as in effect as of the date of this document, all of which may change, possibly with retroactive effect. This discussion does not address any non-income tax or any foreign, state or local tax consequences of the Business Combination, or the consequences under any proposed Treasury regulations that have not taken effect as of the date of this document. This discussion assumes that the Business Combination will be completed in accordance with the terms of the Merger Agreement. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) as to the U.S. federal income tax consequences of the Business Combination, and the following summary is not binding on the IRS or the courts. As a result, the IRS could adopt a contrary position, and such a contrary position could be sustained by a court.

This discussion only addresses U.S. Holders who hold shares of JVA Common Stock (and will hold Pubco Ordinary Shares) as capital assets and does not purport to be a complete analysis of all potential tax effects of the Business Combination. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Business Combination (whether or not such transactions occur in connection with the Business Combination). It also does not address all aspects of U.S. federal income taxation that may be important to a U.S. Holder in light of that U.S. Holder’s particular circumstances or to a U.S. Holder subject to special rules, such as:

•        U.S. Holders subject to special treatment under U.S. federal income tax laws (for example, brokers or dealers in securities, financial institutions, mutual funds, insurance companies, or tax-exempt organizations);

•        a U.S. Holder that holds shares of JVA Common Stock as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy;

•        a U.S. Holder whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•        a U.S. Holder that is a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

•        a U.S. Holder that holds shares of JVA Common Stock through a pass-through entity;

•        a U.S. Holder liable for the alternative minimum tax;

•        a U.S. Holder who acquired shares of JVA Common Stock pursuant to the exercise of options or rights or otherwise as compensation or through a tax-qualified retirement plan; or

•        a U.S. Holder who actually or constructively owns an interest in Delta.

THIS IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. THE U.S. FEDERAL INCOME TAX TREATMENT OF THESE TRANSACTIONS IS COMPLEX. ACCORDINGLY, EACH U.S. HOLDER IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE TRANSACTIONS WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

Material U.S. Federal Income Tax Consequences of the Business Combination to Pubco, JVA, and U.S. Holders of JVA Common Stock.

Subject to the qualifications and assumptions described in this proxy statement/prospectus, the Merger, taken together with the Share Exchange, is intended to qualify for U.S. federal income tax purposes as an exchange described in Section 351(a) of the Code (the “Intended Tax Treatment”). In addition, Lowenstein, counsel for JVA, and EGS, U.S. counsel for Delta, each shall deliver a tax opinion, dated as of the Closing Date, that the Merger, taken together with the Share Exchange, should qualify as an exchange described in Section 351 of the Code.

Assuming the Merger, taken together with the Share Exchange, qualifies for the Intended Tax Treatment, and subject to the discussion below under the heading “— Additional Requirements for Tax Deferral,” the following are the material U.S. federal income tax consequences of the Business Combination to the U.S. Holders of shares of JVA Common Stock, JVA and Merger Sub:

•        a U.S. Holder will not recognize gain or loss upon the exchange of shares of JVA Common Stock for Pubco Ordinary Shares pursuant to the Business Combination;

•        a U.S. Holder’s aggregate tax basis for the Pubco Ordinary Shares actually received in the Merger will equal the U.S. Holder’s aggregate tax basis in the shares of JVA Common Stock surrendered in the Merger;

•        the holding period of the Pubco Ordinary Shares received by a U.S. Holder in the Merger will include the holding period of the U.S. Holder’s shares of JVA Common Stock surrendered in the Merger; and

•        no gain or loss will be recognized by JVA or Merger Sub solely as a result of the Merger.

Tax Treatment of the Business Combination under Section 351(a) of the Code

Pursuant to the Merger Agreement, JVA and Delta shall receive an opinion of its counsel regarding the qualification of the Merger, taken together with the Share Exchange, as a transaction described in Section 351(a) of the Code. This opinion will be based on certain assumptions and on representation letters provided by JVA, Delta and Pubco. As discussed above, neither JVA nor Delta intends to request any ruling from the IRS as to the U.S. federal income tax consequences of any aspect of the Business Combination (including the Merger), and there is no guarantee that the IRS will not successfully challenge the position that the Merger, taken together with the Share Exchange, qualify as an exchange described in Section 351(a) of the Code.

If the Merger, taken together with the Share Exchange, fails to qualify as an exchange described in Section 351(a) of the Code, then a U.S. Holder would recognize gain or loss upon the exchange of its shares of JVA Common Stock for Pubco Ordinary Shares equal to the difference between the fair market value, at the time of the Merger, of the Pubco Ordinary Shares received in the Merger and such U.S. Holder’s tax basis in the shares of JVA Common Stock surrendered in the Merger. Such gain or loss would be long-term capital gain or loss if the shares of JVA Common Stock was held for more than one year at the time of the Merger. In such event, the tax basis of Pubco Ordinary Shares received in the Merger would equal its fair market value at the time of the Merger and the holding period of such Pubco Ordinary Shares would commence the day after the Merger.

The remainder of this discussion assumes that the Merger, taken together with the Share Exchange, will qualify as an exchange described in Section 351(a) of the Code.

Additional Requirements for Tax Deferral

Section 367 of the Code and the Treasury Regulations promulgated thereunder provide that, where a U.S. Holder exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify under Section 351(a) of the Code, the U.S. Holder is required to recognize any gain (but not loss) realized on such exchange unless certain requirements are satisfied. In general, for the Merger to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee non-U.S. corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee non-U.S. corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury Regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury Regulations Section 1.367(a)-3(c)(3) must be satisfied. It is currently expected that conditions (i), (ii), and (iii) will be met and that, as a result, the Merger is intended to satisfy the applicable requirements under Section 367 of the Code on account of such conditions. Accordingly, it is intended that the Merger not require gain recognition by a U.S. Holder receiving Pubco Ordinary Shares in exchange for their JVA Common Stock so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of the transferee non-U.S. corporation (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” of the transferee non-U.S. corporation and enters into an agreement with the IRS to recognize gain under certain circumstances. All U.S. Holders that will own 5% or more of either the total voting power or the total value of the outstanding shares of Pubco stock after the Business Combination may want to enter into a valid “gain recognition agreement” under applicable Treasury Regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Business Combination.

Whether the requirements described above are met will depend on facts existing at the effective time of the Merger, and the closing of the Merger is not conditioned upon the receipt of an opinion of counsel that the Merger will not result in gain being recognized by U.S. Holders of JVA Common Stock under Section 367(a) of the Code. In addition, no assurance can be given that the IRS will not challenge that the relevant requirements under Section 367(a) of the Code and the Treasury Regulations promulgated thereunder have been met with respect to the Merger or Business Combination, or that a court would not sustain such a challenge.

If, at the effective time of the Merger, any requirement for Section 367(a) of the Code not to impose gain on U.S. Holders is not satisfied, then a U.S. Holder of JVA Common Stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value of the Pubco Ordinary Shares as of the closing date and the amount of cash received in the Merger over such holder’s tax basis in the JVA commons tock surrendered by such holder in the Merger. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the JVA Common Stock for more than one year at the effective time of the Merger (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. A U.S. Holder’s holding period in the Pubco Ordinary Shares received in the Merger, if any, would not include the holding period for the block of JVA Common Stock in exchange therefor.

The remainder of this discussion assumes that the Business Combination will not result in gain being recognized by U.S. Holders of JVA Common Stock under Section 367(a) of the Code (other than any such holder that would own, actually or constructively, 5% or more (by vote or value) of outstanding shares of Pubco Ordinary Shares immediately after the Merger).

U.S. Federal Income Tax Considerations of the Ownership and Disposition of Pubco Ordinary Shares to U.S. Holders

Distributions on Pubco Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Status,” the gross amount of any distribution on Pubco Ordinary Shares generally will be includible in a U.S. Holder’s gross income as dividend income on the date of receipt, but only to the extent the distribution is paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any such dividends will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds Pubco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of a U.S. Holder’s tax basis in the Pubco Ordinary Shares, and then to the extent such excess amount exceeds such holder’s tax basis in such Pubco Ordinary Shares, as capital gain. Pubco currently does not, and it does not intend to, calculate its earnings and profits under U.S. federal income tax principles. Therefore, U.S. Holders should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

The amount of any distribution paid in foreign currency that will be included in the gross income of a U.S. Holder will be the U.S. dollar value of the distribution payment based on the exchange rate in effect on the date such distribution is included in such holder’s income, whether or not the payment is converted into U.S. dollars at that time. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Any dividends paid by Pubco with respect to Pubco Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends paid by Pubco with respect to Pubco Ordinary Shares will generally constitute “passive category income” for purposes of the foreign tax credit. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances, including the effects of any applicable tax treaty.

Sale, exchange, redemption or other taxable disposition of Pubco Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Status,” a U.S. Holder generally will recognize capital gain or loss on any sale, exchange, redemption or other taxable disposition of Pubco Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Pubco Ordinary Shares. Any gain or loss recognized by a U.S. Holder will be long-term capital gain or loss if the U.S. Holder’s holding period in such shares or such warrants exceeds one year at the time of the disposition. Long-term capital gains of non-corporate U.S. Holders generally will be subject to U.S. federal income tax at reduced tax rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Status

The treatment of U.S. Holders of Pubco Ordinary Shares could be materially different from that described above, if Pubco is treated as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•        at least 75% of its gross income for such year is passive income (such as interest income); or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, Pubco will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Pubco owns, directly or indirectly, 25% or more (by value) of the stock.

Under the PFIC rules, if Pubco were considered a PFIC at any time that a U.S. Holder owns Pubco Ordinary Shares, Pubco would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Pubco Ordinary Shares at their fair market value on the last day of the last taxable year in which Pubco is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the Pubco Ordinary Shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Pubco subsequently becomes a PFIC.

Based on the current and anticipated composition of the income, assets and operations of Pubco and its subsidiaries, it is not expected that Pubco, or any of its subsidiaries, will be a PFIC for U.S. federal income tax purposes for the taxable year that includes the Business Combination or for future taxable years. However, this is a factual determination that depends on, among other things, the composition of Pubco’s income and assets, and the market value of its shares and assets, including the composition of its subsidiaries’ income and assets and the market value of shares and assets of its subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year. In addition, the application of the PFIC rules is subject to certain ambiguities and, moreover, proposed U.S. Treasury Regulations governing PFICs, if enacted, may further change the rules for determining PFIC status. Therefore, no assurance can be given that Pubco or a subsidiary will not be classified as a PFIC for the current taxable year or any future taxable year.

If Pubco is considered a PFIC at any time that a U.S. Holder holds Pubco Ordinary Shares, any gain recognized by the U.S. Holder on a sale or other disposition of the Pubco Ordinary Shares, as well as the amount of any “excess distribution” (defined below) received by the U.S. Holder, generally would be allocated ratably over the U.S. Holder’s holding period for the Pubco Ordinary Shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before Pubco became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on Pubco Ordinary Shares exceeds 125% of the average of the annual distributions on the Pubco Ordinary Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. In addition, if Pubco is a PFIC and any of its subsidiaries is also a PFIC, a U.S. Holder may also be subject to the adverse tax consequences described above with respect to any gain or “excess distribution” realized or deemed realized in respect of such subsidiary PFIC. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment or treatment as a qualified electing fund (“QEF”)) of Pubco Ordinary Shares if Pubco is considered a PFIC. However, Pubco cannot provide any assurances that it will assist holders of Pubco Ordinary Shares in determining whether Pubco or any of its subsidiaries is a PFIC for any taxable year, and if Pubco were a PFIC, it does not expect to furnish holders of the Pubco Ordinary Shares with the tax information necessary to enable a U.S. Holder to make a QEF election. In addition, an election for mark-to-market treatment is unlikely to be available to mitigate any adverse tax consequences with respect to a subsidiary that is also a PFIC. If Pubco is considered a PFIC, a U.S. Holder will also be subject to annual information reporting requirements. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in Pubco Ordinary Shares and the potential consequences related thereto.

Characterization of Pubco as a “Controlled Foreign Corporation” for U.S. federal income tax purposes

Special rules would apply if Pubco is treated as a “controlled foreign corporation,” or CFC, for U.S. federal income tax purposes. Pubco will generally be treated as a CFC if more than 50% of its outstanding shares, measured by reference to voting power or value, are owned (directly, indirectly or by attribution) by “United States shareholders.” For this purpose, a “United States shareholder” is any U.S. person that owns directly, indirectly or by attribution, 10% or more of the total voting power of stock of a foreign corporation or 10% or more of the total value of shares of all classes of stock of such foreign corporation. If Pubco were to be treated as a CFC, each United States shareholder with respect to Pubco may be subject to U.S. federal income taxation at ordinary income tax rates on all or a portion of Pubco’s undistributed earnings and profits attributable to certain categories of passive income and certain other income described in Subpart F of the Code, and may also be subject to U.S. federal income taxation at ordinary income tax rates on any gain realized on a sale of Pubco Ordinary Shares, to the extent of the current and accumulated earnings and profits of Pubco attributable to such shares.

In addition, each person who is a United States shareholder must include in gross income for U.S. federal income tax purposes such United States shareholder’s global intangible low-taxed income (“GILTI”) for the taxable year. In general, GILTI with respect to a United States shareholder is the excess (if any) of its “net CFC tested income” (as described below) over its “net deemed tangible income return” (generally representing a 10% deemed return on tangible business assets). A United States shareholder’s “net CFC tested income” is generally equal to the excess of its aggregate pro rata share of the “tested income” of each CFC with respect to which it is a United States shareholder over its aggregate pro rata share of the “tested loss” of each such CFC. The “tested income” or “tested loss” of a CFC is generally determined by subtracting from the CFC’s gross income (excluding any Subpart F income and certain other amounts) the amount of any deductions properly allocable to such gross income. If Pubco or any of its non-U.S. subsidiaries is a CFC, any United States shareholder with respect to Pubco who owns Pubco Ordinary Shares directly, or indirectly through non-U.S. entities, on the last day in such company’s taxable year for which it is a CFC must take into account its pro rata share (based on direct or indirect ownership of value) of such company’s “tested income” or “tested loss” for purposes of determining the amount of GILTI that such United States shareholder must include in gross income.

If Pubco or one of its non-U.S. subsidiaries is a CFC, the rules relating to PFICs generally would not apply to a U.S. Holder who qualifies as a United States shareholder of such CFC.

The CFC rules are complex and U.S. Holders that are, or may be, a United States shareholder with respect to Pubco are urged to consult their own tax advisors regarding the possible application of the CFC rules to them in their particular circumstances.

Additional reporting requirements

Certain U.S. Holders may be required to report information relating to an interest in Pubco Ordinary Shares, subject to certain exceptions (including an exception for Pubco Ordinary Shares held in accounts maintained by U.S. financial institutions). Penalties can apply if a U.S. Holder fails to satisfy such reporting requirements, and the statute of limitations on the assessment and collection of all U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date on which such information is required to be reported. U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Pubco Ordinary Shares.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends received by U.S. Holders of Pubco Ordinary Shares, and the proceeds received on the sale, exchange or redemption of Pubco Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. Holders may be subject to backup withholding on, dividends on Pubco Ordinary Shares or proceeds from the sale, exchange or redemption of Pubco Ordinary Shares, in each case, received through certain U.S.-related financial intermediaries, unless the non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. Holder otherwise establishes an exemption, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information in a timely manner.

This discussion is intended to provide only a summary of certain U.S. federal income tax consequences of the Business Combination to holders of shares of JVA Common Stock, or, after the Merger, holders of Pubco Ordinary Shares. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S. or U.S. state or local tax consequences of the Business Combination. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or non-U.S. income or other tax consequences to you of the Business Combination.

Regulatory Approvals Required for the Merger

The Merger and the transactions contemplated by the Merger Agreement are not expected to be subject to any additional federal or state regulatory requirement or approval, except for filings with the State of Nevada necessary to effectuate the transactions contemplated by the Merger Agreement.

Legal Matters

JVA is sometimes subject to other legal proceedings and claims that arise in the ordinary course of its business. While the amount of ultimate liability with respect to such actions is not expected to materially affect the Company’s results of operations, cash flows or financial position, any litigation resulting from any such legal proceedings or claims could be time consuming and injure our reputation.

Delta is also sometimes subject to other legal proceedings and claims that arise in the ordinary course of its business. While the amount of ultimate liability with respect to such actions is not expected to materially affect its results of operations, cash flows or financial position, any litigation resulting from any such legal proceedings or claims could be time consuming and injure Delta’s reputation.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this summary. This summary may not contain all of the information about the Merger Agreement that is important to JVA stockholders, and JVA stockholders are encouraged to read the Merger Agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the Merger Agreement and not this summary.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included in its entirety as part of this proxy statement/prospectus to provide investors with information regarding its terms. It is not intended to provide to any person not a party thereto any other factual information about JVA, Delta, Merger Sub or Pubco. The Merger Agreement contains representations and warranties of JVA, Delta, Merger Sub and Pubco, negotiated between the parties and made as of specific dates solely for purposes of the Merger Agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the Merger. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in JVA or Pubco’s public disclosures. As a result, no person should rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of JVA, Delta, Merger Sub or Pubco or any of their respective subsidiaries or affiliates.

Structure of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions thereof, (a) Pubco will acquire all of the issued and outstanding capital shares of Delta from the Sellers in exchange for the issue by Pubco of ordinary shares in the capital of Pubco, such that Delta becomes a wholly owned subsidiary of Pubco and the Sellers become shareholders of Pubco (the “Share Exchange”); and immediately thereafter (b) Merger Sub will merge with and into JVA, with JVA continuing as the surviving entity and wholly owned subsidiary of Pubco, resulting in each of JVA and Delta continuing as separate, wholly-owned subsidiaries of Pubco.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed to in writing by JVA and Delta, the closing of the Business Combination will occur on the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement. The Merger Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated herein by reference, and the Merger will become effective upon the filing of a certificate of a certificate of merger with the Secretary of State of the State of Nevada, or at such later time as JVA and Delta may agree and specify in the certificate of merger.

Merger Consideration

At its Effective Time, the Merger Agreement provides that JVA stockholders will receive approximately $31.5 million consisting of Pubco Ordinary Shares and Delta stockholders will receive approximately $625 million consisting of Pubco Ordinary Shares, subject to certain adjustments, at an estimated implied diluted value per share of $5.50. The total consideration of $31.5 million payable to JVA stockholders (to be paid in Pubco Ordinary Shares) is based upon such implied diluted per-share value of $5.50 to be paid to JVA stockholders as consideration in the transaction. This price was agreed by the parties to the Merger Agreement in the course of their negotiations and reflects an agreed-upon premium to the then-current trading price of the JVA Common Stock.

At the Merger Effective Time:

(i)     Each share of JVA’s Common Stock that is issued and outstanding as of immediately prior to the Merger Effective Time will be cancelled in exchange for the right to receive one Pubco Ordinary Share; and

(ii)    Pubco will issue to the Sellers in the Share Exchange, approximately 113,636,364 Pubco Ordinary Shares (the “Sellers Shares”) with a value equal to $625,000,000, plus a number of Pubco Ordinary Shares equal to the value of the Aggregate Other Acquisition Value (as discussed below), if any; and

in each case subject to adjustment as set forth in the Merger Agreement, and all upon the terms and subject to the conditions set forth in the Merger Agreement.

If Delta completes any acquisitions of other companies, whether by stock or asset purchase, prior to the date of the mailing of this Proxy Statement, JVA and Delta shall agree in good faith on the aggregate value of such transaction, which we refer to as the “Aggregate Other Acquisition Value”, which such Aggregate Other Acquisition Value shall increase the number of Pubco Ordinary Shares the Sellers are entitled to receive.

Treatment of JVA Options

Each vested or unvested outstanding option of JVA exercisable into JVA Common Stock will be substituted for an equivalent option exercisable into the same number of Pubco’s Ordinary Shares at the same exercise price.

Earn Out Shares

If the net income (as defined in the Merger Agreement) of Pubco equals or exceeds $70 million as reported in Pubco’s audited financial statements for the fiscal year ending December 31, 2023, the Sellers will be eligible to receive additional Pubco Ordinary Shares valued at $50 million based on the trading price of Pubco’s Ordinary Shares during a specified period, which we refer to as the Earnout Shares. The Earnout Shares shall be valued based upon the ten-day volume weighted average price for the ten-day period preceding the date on which Pubco files its annual report with the SEC, in accordance with the terms of the Merger Agreement.

Representations and Warranties

JVA made customary representations and warranties in the Merger Agreement that are subject, in some cases, to materiality and material adverse effect qualifications and specified exceptions contained in the Merger Agreement, in the disclosure schedules that JVA delivered in connection with the Merger Agreement and certain documents filed by JVA with the SEC. These representations and warranties relate to, among other things:

•        due organization, existence, good standing and authority to carry on JVA business;

•        compliance with applicable laws, permits and licenses;

•        JVA’s corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement and the transactions contemplated by the Merger Agreement;

•        required governmental consents, approvals, notices and filings;

•        the absence of violations of, or conflicts with, JVA’s governing documents, governmental orders, applicable law and material agreements as a result of entering into and performing under the Merger Agreement and completing the merger;

•        JVA’s capitalization;

•        JVA’s indebtedness;

•        JVA’s dividend history;

•        organization, existence, good standing and authority of each of JVA’s subsidiaries;

•        JVA’s SEC filings since November 1, 2019, and the financial statements included therein;

•        Preparation of the financial projections delivered in connection with the Merger Agreement and the transactions were made in good faith using reasonable assumptions;

•        compliance with the applicable corporate governance rules and regulations of the SEC and applicable provisions of the Sarbanes-Oxley Act of 2002;

•        compliance with the U.S. Investment Company Act of 1940, as amended;

•        JVA’s disclosure controls and procedures and internal controls over financial reporting;

•        the absence of a material adverse effect (as defined therein);

•        the absence of certain legal proceedings, investigations and governmental orders against JVA since January 1, 2017;

•        compliance of JVA’s permits;

•        material contracts of JVA and the enforceability and absence of breach of such contracts;

•        intellectual property;

•        tax matters;

•        validity and enforceability of JVA’s permits;

•        JVA owned real property;

•        material leases relating to JVA’s licenses and the absence of any default under any such material lease;

•        JVA owned personal property

•        title and sufficiency of JVA’s assets;

•        JVA’s employee benefit plans;

•        environmental matters;

•        transactions with affiliates;

•        insurance matters;

•        the absence of any undisclosed broker’s or finder’s fees; and

•        JVA’s independent investigation of the business operations and condition of Delta.

Delta made customary representations and warranties in the Merger Agreement that are subject, in some cases, to materiality and material adverse effect qualifications and specified exceptions contained in the Merger Agreement, in the disclosure schedules that Delta delivered in connection with the Merger Agreement. These representations and warranties relate to, among other things:

•        due organization, existence, good standing and authority to carry on Delta’s business;

•        compliance with applicable laws, permits and licenses;

•        Delta’s corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement and the transactions contemplated by the Merger Agreement;

•        required governmental consents, approvals, notices and filings;

•        the absence of violations of, or conflicts with, Delta’s governing documents, governmental orders, applicable law and material agreements as a result of entering into and performing under the Merger Agreement and completing the merger;

•        Delta’s capitalization;

•        Delta’s indebtedness;

•        Delta’s dividend history;

•        organization, existence, good standing and authority of each of Delta’s subsidiaries;

•        Preparation of the financial projections delivered in connection with the Merger Agreement and the transactions were made in good faith using reasonable assumptions;

•        compliance with the U.S. Investment Company Act of 1940, as amended;

•        Delta’s disclosure controls and procedures and internal controls over financial reporting;

•        the absence of a material adverse effect (as defined therein);

•        the absence of certain legal proceedings, investigations and governmental orders against Delta since January 1, 2017;

•        compliance of Delta’s permits;

•        material contracts of Delta and the enforceability and absence of breach of such contracts;

•        intellectual property;

•        tax matters;

•        validity and enforceability of Delta’s permits;

•        Delta owned real property;

•        material leases relating to Delta’s licenses and the absence of any default under any such material lease;

•        Delta owned personal property

•        title and sufficiency of Delta’s assets;

•        Delta’s employee benefit plans;

•        environmental matters;

•        transactions with affiliates;

•        insurance matters;

•        the absence of any undisclosed broker’s or finder’s fees; and

•        Delta’s independent investigation of the business operations and condition of JVA.

Pubco and Merger Sub made customary representations and warranties in the Merger Agreement that are subject, in some cases, to materiality and material adverse effect qualifications and specified exceptions contained in the Merger Agreement, in the disclosure schedules that Pubco and Merger delivered in connection with the Merger Agreement. These representations and warranties relate to, among other things:

•        due organization, existence, good standing and authority to carry on each of Pubco and Merger Sub’s respective businesses;

•        compliance with applicable laws, permits and licenses;

•        Pubco and Merger Sub’s corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement and the transactions contemplated by the Merger Agreement;

•        required governmental consents, approvals, notices and filings;

•        the absence of violations of, or conflicts with, Pubco and Merger Sub’s respective governing documents, governmental orders, applicable law and material agreements as a result of entering into and performing under the Merger Agreement and completing the merger;

•        Pubco’s capitalization;

•        valid title to the Exchange Shares (as defined therein), including ownership of the Exchange Shares duly authorized and free and clear of all liens;

•        respective business activities, or lack thereof, on behalf of both Pubco and Merger Sub;

•        tax matters;

•        legal matters;

•        compliance with the U.S. Investment Company Act of 1940, as amended;

•        the absence of any undisclosed broker’s or finder’s fees; and

•        authenticity of the information supplied by Pubco or Merger Sub with respect to certain documents and filings related to the Merger Agreement, Merger and the transactions.

The Sellers made customary representations and warranties in the Merger Agreement that are subject, in some cases, to materiality and material adverse effect qualifications and specified exceptions contained in the Merger Agreement, in the disclosure schedules that the Sellers delivered in connection with the Merger Agreement. These representations and warranties relate to, among other things:

•        if Seller is an entity, Seller is duly organized, validly existing and in good standing;

•        corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement and the transactions contemplated by the Merger Agreement;

•        ownership of valid and marketable title to the Delta Shares;

•        required governmental consents, approvals, notices and filings;

•        the absence of violations of, or conflicts with, Seller’s governing documents, governmental orders, applicable law and material agreements as a result of entering into and performing under the Merger Agreement and completing the merger;

•        the absence of certain legal proceedings, investigations and governmental orders against the Sellers or known to the Sellers;

•        investment representations on behalf of each Seller;

•        tax matters;

•        the absence of any undisclosed broker’s or finder’s fees;

•        reliance on information provided; and

•        each Seller’s independent investigation of the business operations and conditions of JVA, Pubco and Merger Sub.

Conduct of Business of Delta and Pubco

The Merger Agreement provides that, subject to limited exceptions, prior to closing, Delta, Pubco and Merger Sub shall conduct business in the ordinary course, consistent with past practice and give reasonable access to respective company information (including but not limited to, tax returns, client contracts, employees, and books and records). The Merger Agreement also expressly restricts the ability of Delta, Pubco and Merger Sub, subject to limited exceptions without the prior written consent of JVA (such consent not to be unreasonably withheld, conditioned or delayed) to take the following actions:

•        amend the certificate of incorporation, bylaws or other similar organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, provided that Delta shall be entitled to issue a number of shares up to five percent (5%) of the issued and outstanding Delta Shares to directors, officers, employees and consultants pursuant to share or option awards or otherwise, provided that the recipient or transferee of such securities executes and delivers to Pubco, Delta, and JVA a joinder agreement in form and substance reasonably acceptable to Delta and JVA to become bound by the terms and conditions of this Agreement as a Seller hereunder, as well as execute and deliver to Pubco, Delta and JVA any transaction documents to which such a New Seller (as defined in the Merger Agreement) would have been required to be a party or bound if such New Seller were a Seller on the date of the Merger Agreement, and the Parties shall make any appropriate adjustments to the transaction documents to account for such New Seller;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        except in connection with any Other Acquisition (as defined in the Merger Agreement), incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $5,000,000, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person in excess of $5,000,000;

•        increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Delta Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable law, pursuant to the terms of any benefit plans or in the ordinary course of business consistent with past practice;

•        make, change or revoke any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, make any material change in its accounting or tax policies or procedures, file any tax return in a manner inconsistent with past practice, or enter into any contractual obligation in respect of taxes with any tax authority, in each case, except as required by applicable Law or in compliance with GAAP or IFRS, as relevant;

•        transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Delta intellectual property or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

•        terminate, or waive or assign any material right under any Delta material contract or enter into any contract that would be a Delta material contract, in any case outside of the ordinary course of business consistent with past practice;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

•        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with such Party’s outside auditors;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Merger Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such party or its affiliates) not in excess of $1,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in Delta financials or the consolidated financial statements of Pubco, as applicable, other than any waivers, releases, assignments, settlements or compromises entered into in the ordinary course of business of Delta in accordance with its past practices which are not material individually or in the aggregate;

•        close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

•        sell, transfer or dispose of, or authorize the sale, transfer or disposition of, any material assets, taken as a whole, except for dispositions of obsolete assets or sales;

•        except for any Other Acquisition, acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice or pursuant to any Delta material contract;

•        except in connection with any Other Acquisition, make capital expenditures in excess of $5,000,000 for any project;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $5,000,000 other than in the ordinary course of business consistent with past practice, pursuant to the terms of a Delta material contract or Delta benefit plan, or in connection with any Other Acquisition;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, in any case outside of the ordinary course of business consistent with past practice;

•        enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Delta, Pubco or Merger Sub;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement;

•        accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by this Agreement) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice; or

•        authorize or agree to do any of the foregoing actions.

Conduct of Business of JVA

The Merger Agreement provides that, subject to limited exceptions, prior to closing, JVA, and each of the JVA subsidiaries, shall conduct business in the ordinary course, consistent with past practice and give reasonable access to respective company information (including but not limited to: tax returns, client contracts, employees, and books and records). The Merger Agreement also expressly restricts the ability of JVA and each JVA subsidiary to take the following actions, subject to limited exceptions without the prior written consent of Delta and Pubco (such consent not to be unreasonably withheld, conditioned or delayed):

•        amend the certificate of incorporation, bylaws or other similar organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards (other than the issuances of common stock issuable pursuant to the JVA Stock Options, which options are outstanding as of the date thereof), or engage in any hedging transaction with a third Person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability, or obligation of any person, provided that JVA may borrow funds necessary to finance its ordinary course administrative costs and expenses, including its ordinary course accounts payables, and expenses incurred in connection with consummation of the Merger;

•        make, change or revoke any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, make any material change in its accounting or tax policies or procedures, file any tax return in a manner inconsistent with past practice, or enter into any contractual obligation in respect of taxes with any tax authority, in each case, except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

•        terminate, waive or assign any material right under any material agreement to which it is a party;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

•        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting JVA’s outside auditors;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Merger Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, JVA or any JVA Company) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in the JVA Financials, other than waivers, releases, assignments, settlements or compromises entered into in the ordinary course of business of JVA in accordance with its past practices which are not material individually or in the aggregate;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

•        sell, transfer or dispose of, or authorize the sale, transfer or disposition of, any material assets, taken as a whole, except for dispositions of obsolete assets or sales;

•        make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding, for the avoidance of doubt, incurring any expenses);

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

•        voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a contract in existence as of the date of the Merger Agreement or entered into in the ordinary course of business or in accordance with the terms of the Merger Agreement prior to closing;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•        enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement;

•        take any action that would result in JVA having a net exposure in excess of One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate under all of its hedging activities; or

•        authorize or agree to do any of the foregoing actions.

Conditions to Closing

Mutual Conditions

The obligations of Delta and JVA to consummate the Business Combination are subject to the satisfaction or waiver (by Delta and JVA, respectively) at or prior to the Merger Effective Time of the following conditions:

•        The Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of JVA stockholders at the Special Meeting in accordance with this proxy statement/prospectus, the NRS, JVA’s existing organizational documents and applicable law;

•        Any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under any antitrust laws shall have expired or been terminated;

•        All required consents set forth in the Merger Agreement having been obtained;

•        No governmental authority having enacted, issued, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Merger Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

•        The members of the Pubco Board having been elected or appointed as of the Closing consistent with the Merger Agreement;

•        At or prior to the Closing, the shareholders of Pubco having amended and restated the memorandum and articles of association of Pubco in form and substance as shall have been mutually agreed by Pubco, Delta and JVA prior to the Closing;

•        Each of Delta and JVA having received evidence reasonably satisfactory to such party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing;

•        The Registration Statement of which this proxy statement/prospectus forms a part having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC; and

•        The Pubco Ordinary Shares to be issued in connection with the closing of the Business Combination having been approved for listing on the Nasdaq, subject to official notice of issuance.

Conditions to Obligations of Delta, Pubco, Merger Sub and the Sellers

In addition to the mutual conditions specified above, the obligations of Delta, Pubco, Merger Sub and the Sellers to consummate the Business Combination are subject to the satisfaction or written waiver (by Delta and Pubco) of the following conditions:

•        The accuracy of the representations and warranties of JVA set forth in the Merger Agreement and in any certificate delivered by or on behalf of JVA;

•        JVA having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Closing;

•        No Material Adverse Effect having occurred with respect to JVA since the date of the Merger Agreement;

•        The Registration Rights Agreement being in full force and effect as of the Closing;

•        JVA not having net exposure in excess of $1,500,000 under all of its hedging activities at the Closing;

•        Upon the Closing, JVA having no more than $9.0 million of debt (inclusive of capital leases and liabilities), $4.0 million in available cash post-closing, $0.9 million of minority interests and no stand-by equity lines, preferred equity, warrants, options (other than the JVA Stock Options outstanding), derivatives or any other convertible securities outstanding); and

•        The delivery by JVA of customary closing documents and certificates certifying as to the satisfaction of certain conditions specified in the Merger Agreement, among other things.

Conditions to Obligations of JVA

In addition to the conditions specified above, the obligations of JVA to consummate the Business Combination are subject to the satisfaction or written waiver (by JVA) of the following conditions:

•        The accuracy of the representations and warranties of Delta, Pubco, Merger Sub and the Sellers set forth in the Merger Agreement and in any certificate delivered by or on behalf of Delta, Pubco, Merger Sub and the Sellers;

•        Delta, Pubco, Merger Sub and the Sellers having performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Merger Agreement;

•        No Material Adverse Effect shall have occurred with respect to any Delta Company or Pubco since the date of the Merger Agreement;

•        Each Non-Competition Agreement, each Lock-Up Agreement and the Registration Rights Agreement having been in full force and effect in accordance with the terms thereof as of the Closing;

•        The Share Exchange having been effectuated;

•        The delivery by Delta, Pubco, Merger Sub and the Sellers of customary closing documents and certificates certifying as to the satisfaction of certain conditions specified in the Merger Agreement, among other things;

•        Delta having provided to JVA reasonably satisfactory evidence that Delta has cash and cash equivalents of not less than $5,000,000; and

•        At or prior to the Closing, Lowenstein Sandler LLP, counsel for JVA, and EGS, U.S. counsel for Delta, Pubco, Merger Sub and the Sellers, each having delivered a tax opinion, dated as of the Closing, that the transactions contemplated by the Merger Agreement should be treated as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended.

Material Adverse Effect

Some of the foregoing conditions to the obligations of the parties to the Merger Agreement to close the Business Combination are qualified by the concept of a “Material Adverse Effect.” Under the terms of the Merger Agreement, a “Material Adverse Effect” means with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary documents thereto, to which it is a party or bound or to perform its obligations thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) will not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic (including, without limitation, COVID-19), including the effects of any governmental authority or other third-party responses thereto; and (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception therein); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries in which such person or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to JVA, the failure to obtain the required stockholder approvals at the Special Meeting will not be deemed to be a Material Adverse Effect on or with respect to JVA.

Go-Shop; No Solicitation; Recommendations of the JVA Board

From the date of the Merger Agreement until 11:59 p.m. on October 19, 2022 (the “Go-Shop Period”), JVA had the right to initiate, solicit, facilitate and encourage any inquiry or the making of any proposals or offers that constitute a “Takeover Proposal” (as defined in the Merger Agreement). The Go-Shop Period expired without receiving a Takeover Proposal.

From and after the date of the Merger Agreement, and following the expiration of the Go Shop Period on October 19, 2022, JVA agreed to customary non solicitation provisions, including to immediately cease, and cause each of JVA’s representatives to immediately cease and terminate any existing discussions or negotiations with respect to any Takeover Proposal. From and after the date of the Merger Agreement until the Effective Time, JVA agreed not to (i) solicit, initiate, encourage or take any other action designed to solicit or which may have the effect of soliciting or indicating an interest in a solicitation of, the submission of, any Takeover Proposal, (ii) participate or engage in any written correspondence, discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (iii) unless the JVA Board determined in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be reasonably likely to violate the fiduciary duties of the JVA Board to JVA’s stockholders under applicable law and solely to the extent necessary to permit such third party to submit an unsolicited Takeover Proposal that is, or is reasonably likely to be, a Superior Proposal, to the JVA Board, release any third party from any confidentiality or standstill agreement to which JVA is a party, or fail to reasonably enforce or grant any material waiver, request or consent to any Takeover Proposal under, any such agreement.

However, if at any time prior to receiving the approval of the approval of the Merger Agreement by a majority of the JVA stockholders, the JVA Board may change its recommendation that stockholders vote to adopt the Merger Agreement (a “Change in Recommendation”) (i) in response to any material event or change in circumstances with respect to JVA that was not actually known or reasonably foreseeable by JVA prior to the date of the Merger Agreement (an “Intervening Event”) that the JVA Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to change its recommendation in such circumstances would be reasonably likely to violate its fiduciary duties to the stockholders of JVA under applicable law or (ii) if JVA has received a Superior Proposal (in which case JVA may also terminate the Merger Agreement to enter into such Superior Proposal, subject to certain conditions including payment of the JVA Termination Fee, as described below).

Before the JVA Board may change its recommendation in connection with an Intervening Event or a Superior Proposal, or terminate the Merger Agreement to accept a Superior Proposal, JVA must provide Delta prompt written notice of its decision to make a Change in Recommendation and for at least five (5) business days after such notice and negotiate with Delta to enable Delta to revise the terms of the Merger Agreement so that the Takeover Proposal no longer constitutes a Superior Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined under Section 13(d) of the Exchange Act) (other than Delta, Merger Sub or any of their affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, dissolution, direct or indirect business combination, asset acquisition, exclusive license, tender or exchange offer or other similar transaction involving JVA or any JVA subsidiary and involving (a) assets or businesses that constitute or represent 15% or more of the total revenue or assets of JVA and its subsidiaries, taken as a whole, (b) 15% or more of the outstanding shares of JVA Common Stock or any other JVA capital stock or capital stock of, or other equity or voting interests in, any JVA subsidiary directly or indirectly holding, individually or taken together, the assets or business referred to in clause (a) above, (c) a transaction pursuant to which the stockholders of JVA immediately preceding such transaction would hold less than 85% of the voting equity interest in the surviving or resulting entity of such transaction, or (d) any combination of the foregoing.

The term “Superior Proposal” means a bona fide written offer in respect of a Takeover Proposal, provided, that for purposes of a “Superior Proposal” all references in the definition of Takeover Proposal of “15%” are changed to references to “a majority” and references to “85%” are replaced by “50%”. The Superior Proposal must have been received by JVA after the date of the Merger Agreement, but not as a result of a breach or violation of the Merger Agreement by JVA and must be on terms that the JVA Board determines in its good faith judgment (after consultation with a financial advisor and outside legal counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the ability to finance the proposal, financial, legal and regulatory considerations, the possibility of JVA’s stockholders to participate in the continuing growth of the Surviving Corporation, and other aspects of the proposal that the JVA Board deems relevant, (i) if completed, is more favorable from a financial point of view to the holders of JVA Common Stock than the Business Combination (taking into account the payment of the Superior Proposal termination fee, as well as the terms of any proposal by Delta to modify the terms of the Transactions (as defined in the Merger Agreement)) and (ii) is reasonably capable of being completed on the terms proposed.

Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing as follows:

•        by mutual written consent of JVA and Delta;

•        by written notice by JVA or Delta if any of the conditions to Closing have not been satisfied or waived by December 31, 2023 (the “Outside Date”); provided, however, that the right to terminate is not available if the breach or violation of any representation, warranty, covenant or obligation was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

•        by written notice by either JVA or Delta if a governmental authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable; provided, however, that the right to terminate is not be available if the failure to comply with any provision of the Merger Agreement was a substantial cause of, or substantially resulted in, the action by the governmental authority;

•        by written notice by Delta to JVA, if (i) there has been a material breach by JVA of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or if any representation or warranty of JVA has become materially untrue or materially inaccurate, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to JVA by Delta or (B) the Outside Date; provided, that Delta shall not have the right to terminate the Merger Agreement if at such time Delta, Pubco, Merger Sub or any Seller is in material uncured breach of the Merger Agreement;

•        by written notice by JVA to Delta, if (i) there has been a breach by Delta, Pubco, Merger Sub or any Seller of any of their respective representations, warranties, covenants or agreements, or if any representation or warranty have become untrue or inaccurate, in any case, which would result in a failure of a closing condition to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Delta by JVA or (B) the Outside Date; provided, that JVA shall not have the right to terminate if at such time JVA is in material uncured breach of the Merger Agreement;

•        by written notice by JVA to Delta, if there has been a Material Adverse Effect on any Delta Company or Pubco following the date of the Merger Agreement which is uncured and continuing;

•        by written notice by either JVA or Delta to the other if the Condition Precedent Proposals are not approved at the Special Meeting; or

•        by written notice by JVA to Delta, if JVA accepts a Takeover Proposal (as defined in the Merger Agreement) which is a “Superior Proposal” or effects a Change in Recommendation (as defined in the Merger Agreement), contemporaneously with the acceptance of the Takeover Proposal or Change in Recommendation.

If the Merger Agreement is terminated under certain circumstances, including, among others, as a result of breach by either JVA or Delta of their respective representations, warranties or covenants in the Merger Agreement, whereby JVA or Delta, respectively, may be entitled to a termination fee in the amount of $750,000 plus disbursements of all documented, out-of-pocket expenses up to $250,000. In addition, if JVA terminates the Merger Agreement to accept a Takeover Proposal that is a Superior Proposal or JVA or the JVA Board (i) adversely changes its recommendation to the stockholders of the Company regarding the adoption of the Merger Agreement or (ii) supports the approval of any Takeover Proposal that is a Superior Proposal, then Delta will be entitled to a termination fee of $1.3 million plus a disbursement of reasonable expenses up to in the aggregate $2 million (the “JVA Termination Fee”).

As defined in the Merger Agreement and referred to herein, the term “Takeover Proposal that is a Superior Proposal” means any inquiry, proposal or offer from any person or “group” (as defined under Section 13(d) of the Exchange Act) (other than Delta, Merger Sub or any of their affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, dissolution, direct or indirect business combination, asset acquisition, exclusive license, tender or exchange offer or other similar transaction involving JVA or any of its direct or indirect subsidiaries and involving (a) assets or businesses that constitute or represent a majority of the total revenue or assets of JVA and its subsidiaries, taken as a whole, (b) a majority of the outstanding shares of JVA Common Stock or any other JVA capital stock or capital stock of, or other equity or voting interests in, JVA or any of its subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (a) above, (c) a transaction pursuant to which the stockholders of JVA immediately preceding such transaction would hold less than 50% of the voting equity interest in the surviving or resulting entity of such transaction, or (d) any combination of these transactions, which is received by JVA not as the result of a breach or violation of the Merger Agreement by JVA, and is on terms that the JVA Board determines in its good faith judgment (after consultation with a financial advisor and outside legal counsel), taking into account all relevant factors, (i) if completed, is more favorable from a financial point of view to the holders of JVA Common Stock than the transactions contemplated by the Merger Agreement and the Ancillary Documents (taking into account the payment of the Superior Proposal Termination Fee, as well as the terms of any proposal by Delta to modify the terms of such transactions) and (ii) is reasonably capable of being completed on the terms proposed. This type of proposal does not include transactions contemplated by the Merger Agreement and its ancillary documents.

Ancillary Documents

Under the terms of the Merger Agreement, the following ancillary agreements have been executed, as described below.

Voting and Support Agreement

Concurrently with the entry into the Merger Agreement, JVA, Delta and Pubco entered into a Voting and Support Agreement (the “Voting Agreement”) with certain holders of JVA Common Stock (the “Holders”), pursuant to which the Holders have agreed to vote in favor of (i) approving all resolutions related to the Merger Agreement and related transactions as contemplated thereunder and (ii) adopting the Merger Agreement. The Voting Agreement will terminate upon the earliest to occur of (i) the mutual written consent of each of Delta, Pubco, JVA and Messrs. Gordon, (ii) the Merger Effective Time, and (iii) the date of termination of the Merger Agreement in accordance with its terms.

Registration Rights Agreement

Concurrently with the entry into the Merger Agreement, Pubco entered into a Registration Rights Agreement with David Gordon, who holds 367,181 shares of JVA Common Stock and 281,000 JVA Options exercisable into 281,000 shares of JVA Common Stock (the “David Gordon Securities”), and Andy Gordon, who holds 287,750 shares of JVA Common Stock and JVA Options exercisable into 349,000 shares of JVA Common Stock (the “Andy Gordon Securities”), and CMC, pursuant to which these shareholders will have certain customary registration rights with respect to the Pubco Ordinary Shares they receive pursuant to the terms of the Merger Agreement. These registration rights would apply to all of the Pubco Ordinary Shares received by each such person in the Business Combination and consist of up to approximately 648,181 for David Gordon (collectively, with the David Gordon Securities, the “David Gordon Holdings”) and up to approximately 636,750 for Andy Gordon (collectively, with the Andy Gordon Securities, the “Andy Gordon Holdings”), respectively, and for CMC approximately 113,636,364 of Pubco Ordinary Shares (the “CMC Holdings”).

The Registration Rights Agreement, among other things, grants certain registration rights to these holders of securities, including demand registration rights and piggyback registration rights.

Demand Registration Rights

At any time following the execution of the Registration Rights Agreement, when an effective shelf registration is on file with the SEC, holders of a majority of the total registrable securities then outstanding may make up to two (2) demands in any twelve month period for Pubco to register under the Securities Act any or all of the registrable securities not then covered by an existing and effective registration statement of Pubco by delivering to Pubco a written notice of each such demand.

Piggyback Registration Rights

Subject to certain limitations, if, at any time following the execution of the Registration Rights Agreement, when any registrable securities remain outstanding, Pubco or any holder proposes to conduct a registered offering of, or if Pubco proposes to file a registration statement under the Securities Act (other than pursuant to a registration statement on Form F-4 (or a similar or successor form)) with respect to an offering of Pubco Ordinary Shares by Pubco for its own account or for the account of any of its stockholders, it must at each such time promptly give written notice to the investors of its intention to do so (but in no event less than ten (10) days before the anticipated filing date) and, to the extent permitted under the provisions of Rule 415 under the Securities Act, include in such registration all registrable securities with respect to which Pubco has received written requests for inclusion therein within five (5) days after receipt of Pubco’s notice.

Expenses

All fees and expenses incidental to Pubco’s performance of or compliance with its obligations under the Registration Rights Agreement (excluding any underwriting discounts and selling commissions) will be borne by Pubco whether or not any registrable securities are sold pursuant to a registration statement, provided, that, the fees and expenses of counsel to the investors will be limited to the reasonable and customary fees and expenses of one counsel with respect to any registration statement.

Indemnification

The Registration Rights Agreement also includes customary cross-indemnification provisions, under which Pubco is obligated to indemnify each holder of registrable securities, the officers, directors, agents, and each person or entity who controls such holders, and their control persons, in the event of material misstatements or omissions in the registration statement attributable to Pubco, and the holder of registrable securities is obligated to indemnify Pubco, its directors, officers, agents, and each of their control persons, for material misstatements or omissions attributable to them.

Non-Competition and Non-Solicitation Agreement

Concurrently with the entry into the Merger Agreement, certain directors, officers and equity holders of JVA entered into non-competition and non-solicitation agreements pursuant to which they will agree not to engage, anywhere in the United States, in the business of JVA during the one-year period following the Closing and, during (i) such one-year restricted period, not to solicit, hire or engage employees or independent contractors of Pubco, Delta and JVA or (ii) during the one-year restricted period following the Closing, not to solicit customers of Pubco, Delta and JVA. The agreements also contain customary non-disparagement and confidentiality provisions.

Lock-Up Agreements

Concurrently with the entry into the Merger Agreement, Pubco, Delta and JVA have entered into lock-up agreements with David Gordon with respect to the David Gordon Holdings, Andy Gordon with respect to the Andy Gordon Holdings and CMC with respect to the CMC Holdings (collectively, the “Restricted Securities”) and pursuant to the terms of the Merger Agreement. These lock-up agreements provide for a lock-up period commencing on the date of Closing of the Business Combination and ending: (a) with respect to seventy five percent (75%) of those Restricted Securities, the six (6)-month anniversary of the date of the Closing (or if earlier, the date on which Pubco completes a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property (a “Subsequent Sale”)); and (b) with respect to the remaining twenty five percent (25%) of the Restricted Securities, such six (6)-month anniversary of the date of the Closing, unless if earlier, the date of Subsequent Sale or the date on which the closing price of Pubco Ordinary Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $6.875 per share for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing.

JVA STOCKHOLDER PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

JVA stockholders are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. JVA stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, substantially in the form attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Merger Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Vote Required for Approval

The Business Combination Proposal will be approved with the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of JVA Common Stock. Accordingly, if a valid quorum is established, a JVA stockholder’s failure to vote by proxy or to vote at the Special Meeting with regard to the Business Combination Proposal will have the same effect as a vote “against” such proposal. Abstentions and broker non-votes will count as a vote “against” the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Business Combination Proposal is conditioned on the approval of each of the other Proposals (other than the Advisory Charter Amendments Proposal and the Adjournment Proposal).

Recommendation of the JVA Board

JVA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

JVA STOCKHOLDER PROPOSAL NO. 2 — THE CHARTER AMENDMENTS PROPOSAL

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then JVA is asking its stockholders to approve the Charter Amendment Proposal. Under the Merger Agreement, the approval of the Charter Amendment Proposal is also a condition to the consummation of the Business Combination. If, however, the Charter Amendment Proposal is approved but the Business Combination Proposal is not approved, then the Business Combination will not be consummated. As required by SEC guidance to give stockholders the opportunity to present their separate views on important charter provisions, JVA is requesting that its stockholders vote upon the proposals comprising the Charter Amendment Proposal, which are separately being presented in accordance with SEC guidance.

Assuming the Business Combination Proposal, is approved, JVA stockholders are also being asked to consider and vote upon a proposal to approve the Amended and Restated Memorandum and Articles of Association of Pubco, or Pubco Charter, and for purposes of this proposal we refer to as the Proposed Charter. A copy of the Pubco Charter which is the Proposed Charter is attached to the accompanying proxy statement/prospectus as Annex B, and providing for, among other things, the following material differences from JVA’s current Amended and Restated Articles of Incorporation:

(a)     a single class of ordinary shares with 499,000,000 authorized shares (“Proposal 2a”);

(b)    1,000,000 authorized preferred shares (“Proposal 2b”);

(c)     establishing that the board of directors of Pubco following the Closing of the Business Combination (the “Pubco Board”) will be divided into three classes with only one class of directors being appointed in each year and each class serving a three-year term and with the number of directors being initially fixed at six members or up to seven members (“Proposal 2(c)”); and

(d)    prohibiting stockholder actions by written consent (“Proposal 2(d)”).

Vote Required for Approval

If the Business Combination proposal is not approved, the Charter Amendment Proposal will not be presented at the Special Meeting. The approval of each of the proposals comprising the Charter Amendment Proposal will require the affirmative vote of a majority of the voting power of the issued and outstanding shares of JVA Common Stock. Accordingly, if a valid quorum is established, a JVA stockholder’s failure to vote by proxy or to vote at the Special Meeting with regard to each of the proposals comprising the Charter Amendment Proposal will have the same effect as a vote “against” such proposal. Abstentions and broker non-votes will count as a vote “against” each of the proposals comprising the Charter Amendment Proposal.

Recommendation of the JVA Board

JVA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENTS PROPOSALS.

JVA STOCKHOLDER PROPOSAL NO. 3 — THE ADVISORY CHARTER AMENDMENTS PROPOSAL

Overview

In connection with the Business Combination, JVA is asking its stockholders to vote upon, on a non-binding advisory basis, a proposal with specified sub-proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by the NRS separate and apart from the Charter Amendments Proposal but, pursuant to SEC guidance, JVA is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding this proposal is advisory, and not binding on JVA or the JVA Board (separate and apart from the approval of the Charter Proposal). In the judgment of the JVA Board, these provisions are necessary to adequately address the needs of Pubco. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendments Proposal (separate and apart from approval of the Charter Amendments Proposal).

JVA stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter of Pubco and the existing JVA Certificate of Incorporation, which are being presented in accordance with the requirements of the SEC as four separate sub-proposals (the “Advisory Charter Amendments Proposal”):

Advisory Charter Amendment Proposal 3(a) — To provide for a single class of Pubco Ordinary Shares and increase the number of authorized Pubco Ordinary Shares to 499,000,000;

Advisory Charter Amendment Proposal 3(b) — To provide for 1,000,000 of authorized preference shares of Pubco and their terms;

Advisory Charter Amendment Proposal 3(c) — To establish that the board of directors of Pubco following the Closing of the Business Combination (the “Pubco Board”) will be divided into three classes with only one class of directors being appointed in each year and each class serving a three-year term and with the number of directors being initially fixed at six members or up to seven members (pursuant to the Merger Agreement and in accordance with the initial appointment rights provided therein, as discussed under “Management of the Pubco after the Business Combination — Board Composition”); and

Advisory Charter Amendment Proposal 3(d) — To require that stockholders only act at meetings of Pubco and not by written consent.

Reasons for the Advisory Charter Amendments

Advisory Charter Amendment Proposal 3(a)

The principal purpose of this Charter Amendment is to authorize 499,000,000 Pubco Ordinary Shares. The greater number of authorized Pubco Ordinary Shares will be used to issue shares pursuant to the Merger Agreement and for general corporate purposes. Additionally, the JVA Board believes that it is important for the Combined Entity to have available for issuance a number of authorized Pubco Ordinary Shares and Pubco preference shares sufficient to support the growth of Pubco following the consummation of the Business Combination, which we refer to as the Combined Entity, and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The JVA Board also believes that a single class of ordinary shares provides a cleaner capital structure and suits the Combined Entity’s requirements following the consummation of the Business Combination.

Notwithstanding the foregoing, authorized but unissued ordinary shares may enable the Combined Entity’s board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may negatively impact the market price of the Combined Entity’s common stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s board of directors were to determine that a takeover proposal was not in the best interests of Combined Entity, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Combined Entity to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Pubco currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Advisory Charter Amendment Proposal 3(b)

The JVA Board believes that authorizing 1,000,000 preference shares will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Notwithstanding the foregoing, authorized but unissued preference shares may enable the Pubco Board to render it more difficult or to discourage an attempt to obtain control of Pubco and thereby protect continuity of or entrench its management, which may negatively impact the market price of the Pubco Ordinary Shares. If, in the due exercise of its fiduciary obligations, for example, the Pubco Board was to determine that a takeover proposal was not in the best interests of Pubco, such preference shares could be issued by the Pubco Board, in certain circumstances, without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Pubco Board to issue the authorized preference shares on its own volition will enable Pubco to have the flexibility to issue such preference shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. However, Pubco currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Advisory Charter Amendment Proposal 3(c)

The total number constituting the Pubco Board following the Closing will initially consist of six individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. The Proposed Charter customarily can specify independence requirements to the extent relevant to a listing on Nasdaq or a securities exchange.

Pubco’s Proposed Charter provides for a classified board of directors, such that only a specified portion of the directors is to be elected each year. The JVA Board believes that the classified nature of Pubco’s board would likely make it more difficult for a potential acquiror or other person, group or entity to gain control of Pubco’s board of directors.

JVA’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of JVA’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Advisory Charter Amendment Proposal 3(d)

The Proposed Charter provides that any action to be taken by the Pubco shareholders may not be taken by written consent. The JVA Board believes that each decision of the shareholders should be made by all shareholders and only after thoughtful consideration of complete information. Information is provided to shareholder through a proxy statement, and the period between delivery of the proxy statement and the shareholder meeting provides time for consideration of stockholder proposals. The JVA Board believes that all shareholders, not just shareholders executing a written consent, should have the opportunity to participate in the decision-making process. This allows minority shareholders to take whatever action they deem appropriate to protect their interests, including seeking to persuade majority shareholders to follow a different course, or selling their shares.

The proposed Charter Amendment will have the effect of preventing Pubco shareholders from taking action at any time other than at an annual general meeting or an extraordinary general meeting to replace directors or take any other action authorized to be taken by shareholders under Cayman Islands law and the Proposed Charter. This Charter Amendment may make more difficult, or delay, actions by a person or a group seeking to acquire a substantial percentage of Pubco Ordinary Shares, to replace directors or to take other action to influence or control its management or policies, even though the holders of a majority of the outstanding Pubco Ordinary Shares might desire those actions.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendments Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

The Advisory Charter Amendments Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast on the Advisory Charter Amendments Proposal, and thus will have no effect on the Advisory Charter Amendments Proposal.

The approval and adoption of the Advisory Charter Amendments Proposal is non-binding and not conditioned on any other Proposal at the Special Meeting.

Recommendation of the JVA Board

JVA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY CHARTER AMENDMENTS PROPOSAL.

JVA STOCKHOLDER PROPOSAL NO. 4 — THE NASDAQ STOCK ISSUANCE PROPOSAL

Overview

JVA is seeking stockholder approval of the Nasdaq Stock Issuance Proposal, or Nasdaq Proposal, in order to comply with Nasdaq Listing Rules 5635(a) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

JVA currently has 5,708,599 shares of common stock issued and outstanding.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, up to an aggregate of 119,344,963 Pubco Ordinary Shares will be issued to JVA stockholders and the Sellers upon the Closing and              additional Pubco Ordinary Shares subsequent to the Closing conditioned upon satisfaction of certain other conditions relating to the Earnout Shares, if any.

The issuance of the Pubco Ordinary Shares described above would result in significant dilution to JVA stockholders and result in JVA stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Pubco.

In the event that this Proposal is not approved by JVA stockholders, the Business Combination cannot be consummated. In the event that this Proposal is approved by JVA stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of Pubco Ordinary Shares pursuant to the Merger Agreement, Pubco will not issue such Ordinary Shares.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The Nasdaq Proposal will be approved with the affirmative vote of the holders of a majority of JVA shares of common stock present and entitled to vote at the Special Meeting, if a quorum is present. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast on the Nasdaq Proposal, and thus will have no effect on the Nasdaq Proposal.

Failure to submit a proxy or to vote at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Nasdaq Proposal.

The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

Recommendation of the Board

JVA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

JVA STOCKHOLDER PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL

If JVA fails to receive a sufficient number of votes to approve the Business Combination Proposal, JVA may propose to adjourn the Special Meeting for the purpose of soliciting additional proxies to approve the Business Combination Proposal. JVA currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve the Business Combination Proposal.

If on the date of the Special Meeting, or a date preceding the date on which the Special Meeting is scheduled, JVA reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the Business Combination Approval, whether or not a quorum would be present or (ii) it will not have sufficient shares of common stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting, JVA may postpone or adjourn, or make one or more successive postponements or adjournments of, the Special Meeting as long as the date of the Special Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

If the Special Meeting is adjourned, JVA stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any Proposal, or if you sign and return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares will be voted in favor of the Adjournment Proposal.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of JVA shares of common stock present and entitled to vote at the Special Meeting, if a quorum is present. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

THE JVA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS
STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INFORMATION WITH RESPECT TO DELTA

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to Delta immediately prior to the Business Combination and Pubco following the consummation of the Business Combination. See page v for a glossary of certain terms used throughout this section. You should review the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following description of Delta’s business.

Overview

We are a fully integrated global businesses engaged in logistics, fuel supply and asset management related services, primarily servicing the international supply chains of commodity, energy, and capital goods producers. Delta Corp Holdings Limited is our holding company, incorporated in 2021, while several of our subsidiaries have been in operation since 2019. Together our businesses facilitate the global trade of energy, raw materials, intermediate goods, and agricultural products. We are a multinational business headquartered in London with over 300 personnel and a global footprint through a network of offices in fifteen countries throughout Europe, the Middle East, Africa, and Asia.

In general, our business is asset light, and we rely on our people, technology, customer relationships and differentiated service offerings to drive our business and its growth. We have leadership positions in niche markets where we have a unique competitive advantage which allows us to leverage our broad portfolio of service offerings to reduce our customers’ logistics costs while enhancing our profitability.

We operate our business through three segments: Bulk Logistics, Energy Logistics and Asset Management. Our segments are headed by proven management teams and share a commitment to the value of client focus and a vision of setting a new standard of excellence within the sectors we operate. We seek high-growth niche opportunities within our core business offerings or adjacent industries and leverage our diverse service offering to gain share of our products and services in our markets.

A summary of each segment and our strengths, the competitive landscape, and customers can be found below:

Bulk Logistics

Our Bulk Logistics segment began operations in November 2019 and is an asset-light international third-party logistics (“3PL”) provider of freight forwarding, ocean transportation, mine-to-port, and related services connecting producers of commodities, agricultural products, intermediate capital goods and energy to end users such as power plants, steel mills, granaries, food processors, and trading houses. We do not own the assets we use to handle and/or transport our client’s products. We utilize our expertise, scale, and relationships within the industries we serve along with proprietary data and technology driven decision making to optimize our customer’s maritime supply chains and reduce their unit freight costs.

Industry Overview and Market Opportunity

Maritime transportation is the cornerstone of international trade, being by far the most cost effective, practical and carbon efficient means of transporting large volumes of industrial commodities and finished goods. As such, approximately 90% of all goods traded internationally are transported by sea, according to estimates from the Organisation for Economic Co-operation and Development (“OECD”), representing a total of about 11 billion tons of goods transported across the world’s oceans each year. More specifically, 9 billion tons of the total amount of goods transported by sea (or 80% of the total) are primarily industrial commodities such as iron ore, alumina, and copper; energy products such as crude oil, coal, and liquefied natural gas; agricultural products such fertilizers and grains; and capital goods such as steel products, according to data from the United Nations Conference on Trade and Development (“UNCTD”). It is the producers of these 9 billion tons of commodities, agricultural products, intermediate capital goods, and energy products that make up the addressable market for Delta’s Bulk Logistics services.

Delta’s scale, technology, operational expertise, and relationships provide us with the ability to reduce the per unit cost of goods delivered to market. The import and export of goods across the ocean requires significant planning and operational expertise to complete in a cost-efficient manner. This includes delivery of the goods to port for export, scheduling of ocean transportation, leasing of ocean transportation capacity, customs, duties, route planning, and demurrage management, to name several of the steps involved. For many producers, handling this process in house is time consuming, expensive, and an inefficient use of their resources. As such, producers will in many cases hire 3PL logistics managers such as Delta to coordinate and execute the process of delivering their goods to international markets.

The demand for goods transported by sea and ultimately the demand for Delta’s services, is closely correlated with macro-economic indicators like aggregate industrial production and GDP growth. This relationship makes sense as the goods Delta’s customers produce are necessary for feeding the global population, supplying the energy needs of industry, corporations, and households, as well as supporting infrastructure maintenance and development. This historical correlation can be seen in Figure 1 with data obtained from the UNCTD. Looking forward, the OECD projects global GDP growth to average around 3.0% in the coming decade which in turn serve as a good indicator of the long-term prospects for Delta’s business.

Figure 1 — International Maritime Trade, World GDP and Maritime Trade-to-GDP ratio, 2006 – 2021 (Y/Y change in percentage)1

Our Suppliers

As an asset light 3PL provider, Delta does not own the assets it utilizes to handle and/or transport our customer’s goods. Instead, we lease transportation capacity at scale and lease it out to our customers. We handle both full shipments for a single customer per voyage or less than full shipments for multiple customers. Intermediaries of a type like Delta are sometimes referred to as Non-Vessel Operating Common Carriers (NVOCC). This provides both Delta and its customers maximum flexibility in their parcel sizing and allows for smaller producers to take advantage of our purchasing scale to reduce their per unit costs of delivered goods.

The global merchant fleet of vessels used to transport goods around the world ranges widely in specification (oil products, containerized goods, commodities, etc.) and size from less than 1,000 tons in carrying capacity to vessels with carrying capacity of hundreds of thousands of tons of cargo. In general, the cargo we transport is delivered on mid-sized vessels with carrying capacities ranging from 12-39,000 tons (referred to “handysize” vessels) to 45-65,000 tons (referred to as “supramax” or “ultramax” vessels). These vessels primarily carry non-containerized dry goods such as industrial commodities, energy products, agricultural products and capital goods such as steel although they can be fitted and rated to carry containerized goods. In addition, vessels of this type have onboard cranes which allow for loading and discharge into ports and locations with limited onshore infrastructure.

Within the global merchant fleet there are, according to Clarksons Platou (CKN:L), the world’s largest broker of shipping and offshore oil and gas assets, approximately 3,400 handysize vessels and 3,400 supramax and ultramax vessels. In addition to having a large pool of assets to draw from, our suppliers’ market is highly fragmented, meaning Delta is not reliant on any one supplier to support its business. This flexibility allows us to provide our customers with access to the most appropriate and cost competitive assets to transport their goods.

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1        https://unctad.org/publication/review-maritime-transport-2021

In general, lease rates for the vessels we utilize are cyclical and volatile and our ability to optimize and manage these costs, including using derivatives such as freight forward agreements (“FFA”), are a competitive advantage. These lease rates are determined based on the supply and demand fundamentals for ocean transportation capacity which can be influenced by many factors including global industrial production and GDP growth, vessel supply growth, shipyard capacity, regulations, and the average voyage speed and distance of the global fleet. Furthermore, upcoming environmental regulations coming into effect in 2023 such as the Energy Efficiency Ship Index (EEDI), Energy Efficiency Existing Ship Index (EEXI), and the Carbon Intensity Indicator (CII) have the potential to result in reduced sailing speeds and more operational slack over the short-term

Competitive Landscape

The Bulk Logistics’ industry is large and established but also fragmented. Our competitors include other independent 3PL providers as well as in-house logistics teams of large established commodities and energy producers. For transportation, we compete with individual owner operators of ocean-going merchant vessels. It is our view that Delta’s customer focus, efficiency and strong network of industry connections drive our competitive advantage as detailed below.

Bulk Logistics’ Competitive Strengths

The Bulk Logistics segment’s current and future success is underpinned by the following competitive strengths:

•        Strong relationships at both ends of the value chain.    We have deep relationships with many of our cargo producing customers as well as our merchant vessel owning suppliers. These relationships have been formed over many years and are strengthened by our ability to execute in a safe, timely and efficient manner while delivering a high degree of service.

•        Operational excellence.    Customers choose Delta Corp’s Bulk Logistics business because we offer a way to reduce their logistics costs, optimize their supply chain and deliver goods to market. Our ability to do this comes from the strength of our operational teams and their expertise in demurrage management, route optimization, parcelling and related services, aided by our proprietary data analysis and risk management tools.

•        Flexible, asset light business model.    We do not own the vessels we utilize to transport our customers goods. This approach guarantees our customers are getting the most efficient pricing in the market at the time of their transactions. Unburdened by a large asset-base to keep fully utilized, Delta Corp’s Bulk Logistics business can offer a broad array of differing solutions to meet our customer’s requirements.

•        Multiple service offerings imbed Delta into our customer’s supply chain.    The Bulk Logistics segment benefits from several adjacent service offerings from the broader Delta Corp portfolio such as commercial and technical management of vessels as well as fuel and lubricant supply. Together, our broad selection of services reduces slippage in the value chain and creates a comprehensive solution for our customer’s logistics needs.

Bulk Logistics’ Customers

We service a broad array of producers of commodities, agricultural products, intermediate capital goods such as steel products, and energy which includes many of the worlds’ leading companies in these segments.

Energy Logistics

The Energy Logistics segment was formed in January 2021 and primarily services the marine transportation market, providing customers with industry leading fuels and carbon offset products, powering their businesses while reducing their environmental impact. Energy Logistics’ marine fuel supply businesses operate under two tradenames, “Delta Energy”, which operates through offices in Rotterdam, London, Geneva, Hamburg, Singapore, and Seoul and “Oleo Energy” which operates through offices in Dubai, India, and Singapore. Delta Energy offers a carbon neutral physical delivery service (by means of offsets through investments in emissions reductions programs, as described below) within the Amsterdam, Rotterdam, and Antwerp markets, collectively known as “ARA” while Oleo Energy offers a physical delivery network within the Middle East and India. These regions are some of the largest marine traffic centers in the world, making them a large, addressable market for our services.

In addition, Delta’s Energy Logistics segment offers industrial, marine, and automotive lubricants through its manufacturing facility in Lagos, Nigeria under the brand name “HI-SPEED Lubricants” and owns a network of retail fuelling stations within East Africa under the name, “DC Energy”.

Industry Overview and Market Opportunity

The market for marine fuels is large, with approximately 260 million metric tons of marine fuel sold in 2021, representing approximately $140 billion in sales globally, according to estimates from Marine and Energy Consulting Limited (“MECL”). The demand for marine fuel is ultimately derived from the consumption of fuel from the global merchant fleet. This can be impacted by the demand for goods being transported by sea, the size of the global merchant fleet, its speed, the distance travelled between load port and destination port, operational efficiency, technological advancements in engine design and the source of fuel. Looking forward, the market for marine fuels is expected to grow between 4-6% per annum through 2030, according to a variety of industry estimates.

There are three types of marine fuel which constitute nearly all marine fuels commercially sold around the world: fuel oil, which includes both high sulfur (“HSFO”) and very low sulfur fuel oil (“VLSFO”) grades, marine gas oil (“MGO”, also referred to as marine diesel), and liquified natural gas (“LNG”). Fuel oil and MGO are derived from crude oil and their prices closely track global prices for crude oil while LNG bunkers closely track global natural gas prices, primarily in Europe and Asia. The annual consumption for each fuel type, in millions of metric tons, is shown in Table 1 with data collected from the IMO’s annual, “Report of fuel oil consumption data submitted to the IMO Ship Fuel Oil Consumption Database in GISIS”. Within the fuel oil category there has been a dramatic shift in preference for VLSFO over HSFO following new regulations imposed by the IMO which capped the amount of sulfur allowed in marine fuels to <0.5%.

Table 1 — International Marine Fuel Consumption by Type — million tons1

	Fuel Oil	MGO	LNG	Other	Total
2019	178.36	24.12	10.48	0.11	213.07
2020	165.44	25.50	11.97	0.19	203.10
2021	173.67	25.73	12.62	0.21	212.23

Marine fuels are sold in ports around the world; however, sales are concentrated in several large regions. The top 7 regions account for approximately 40% of all marine fuels sold as shown in Table 2. In general, large markets for marine fuels are found in areas with significant import and export volumes and/or marine traffic. Although sales regions are concentrated, the market for marine fuel suppliers such as Delta’s is highly fragmented with over 600 marine suppliers estimated to be in operation around the world.

Table 2 — Marine Fuel Sales for Seven Largest Ports — million tons2

Ranking	Port/Markets	2019	2020	2021	2022
1	Singapore	47.5	49.8	50.0	47.1
2	ARA	16.0	14.4	14.7	16.1
3	Fujairah	8.3	6.9	7.1	7.7
4	USGC	9.2	7.4	7.6	7.1
5	Gibraltar Straits	6.9	6.4	6.6	8.3
6	Korea	7.5	6.4	6.6	6.3
7	Zhoushan	4.1	4.7	4.8	5.6
	Total tons	99.5	96.0	97.3	98.2

Suppliers of marine fuels such as Delta can be broken down into two principal types — physical suppliers and intermediaries. Physical suppliers can be refiners selling directly to the end users or companies which purchases marine fuels from refiners or other suppliers and blend it in terminals before selling the product on to the end user.

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1        Report of fuel oil consumption data submitted to the IMO Ship Fuel Oil Consumption Database in GISIS for the years 2019, 2020, and 2021 (https://www.imo.org/en/ourwork/environment/pages/data-collection-system.aspx)

2        https://shipandbunker.com/bi/bunker-volumes

Intermediaries operate between the physical suppliers and the end user, buying from a physical supplier on letters of credit and reselling to the end user providing credit of typically 30 days and so taking the credit risk from the physical supplier. The intermediary often only takes title to the fuel momentarily as it physically passes from the barge manifold into the vessel’s fuel tanks. Delta operates as both a physical supplier and intermediary.

Delivery of marine fuels to end users primarily occur by barge and over 80% of marine fuels are delivered to the end users in this way. Generally, the barges load the desired fuel at a terminal and deliver through a flexible hose on the side of the receiving vessel. This operation is typically performed away from the berth and/or at an anchorage location. In some ports marine fuels are pumped to the quay side from a terminal by pipeline and delivery takes place via hydrants. In smaller ports delivery can also be by road wagon.

The barges are owned and usually operated by independent owners but also by physical suppliers and sometimes by port authorities. Some fuel suppliers lease barges but many deliveries are undertaken on a spot basis with rates typically between $5 and $15 per ton of fuel delivered.

A long-term issue facing the marine fuel sector is the rate of decarbonization of the marine transportation industry. Zero carbon fuels are presently expected to be two or three times more costly than conventional marine fuels taking account of production costs as well as the supporting infrastructure required to be constructed. Technological innovation and economies of scale are anticipated to reduce unit cost of low carbon energy for the marine sector but it is unlikely to be within the next two decades before truly zero carbon marine fuels are commercially available. These cost increases will be one of the factors decreasing the growth in demand for marine fuels as there are price elasticities in marine transport even though it currently carries over 90% of international trade.

Figure 1 — Global Marine Fuel Demand in millions of barrels of oil or oil equivalent per day3

The demand for conventional marine fuels is expected to remain at the same level as today as demand for the movement of goods and passengers grows but a slower rate and offset by increased efficiencies and the introduction of alternative, low and zero carbon fuels. As shown in Figure 1, the future demand for conventional marine fuels is expected to remain above 90%, through at least 2030, according to estimates from Wood Mackenzie.

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(3)      Wood Mackenzie, “Decarbonising global shipping”, May 2022 (https://www.woodmac.com/news/opinion/decarbonising-global-shipping/)

Competitive Landscape

The Energy Logistics’ industry is large, fragmented and undergoing a significant shift in customer expectations as environmental regulations evolve around the world. Our competitors include other regional and global suppliers of marine fuels and lubricants. It is our view that Delta Corp’s Energy Logistics’ customer focus, product mix, proprietary technology, and track record of innovation drive its competitive advantage as detailed below.

Energy Logistics’ Competitive Strengths

Our Energy Logistics segment has, and its future success will continue to be driven by the following competitive strengths:

•        High quality product offerings.    Delta Corp’s Energy Logistics’ suppliers are some of the world’s leading energy companies including ExxonMobil, Shell, and BP. A high-quality product suite attracts a high-quality customer base and our relationship and track record with leading suppliers allows Energy Logistics to compete effectively in our end markets.

•        Pricing transparency supported by leading technology platform.    Through our online platform, Delta Connect, customers get live pricing in addition to a digital fuel procurement and management service, providing them comfort that they are receiving the best price in addition to a quality service.

•        Culture of innovation.    The fuel supply market is evolving rapidly as customers looks to reduce their environmental impacts. In response, the Energy Logistics segment now offers its customers in the ARA region the ability to offset their carbon footprint through a variety of suitable offset projects. In addition, Delta Energy also offers customers carbon credit related products and their derivatives.

•        Carbon neutral physical delivery.    In the ARA and River Thames, UK markets we offer customers physical delivery through barges we lease. In addition, our barges are operated on a carbon neutral basis, because we have partnered with Numerco Limited, a company organized under the laws of the United Kingdom specializing in the field of carbon offset, and have invested in emissions reduction projects in partnership with Numerco, which allows a reduction of the environmental impact of our customer’s business.

•        Broad array of credit and risk management products.    We offer customers a full suite of credit products to facilitate their purchases and streamline their operations. Our team can offer a tailored suite of products and services which maximizes flexibility and supports our customer’s businesses. In addition, Delta Energy offers various pricing structures for fuel supply such as fixed forward pricing, floating price contracts and spot pricing and can advise on derivatives and the use these tools to give security and flexibility to customers.

Energy Logistics’ Customers

Customers include some of the world’s largest maritime transportation companies such as Maersk and CMA CGM as well as the fleets of some of the world’s largest energy and commodities producers such as ExxonMobil, Shell, and Cargill.

Asset Management

Delta Corp entered the asset management business in August 2021 following the acquisition of Noah Shipmanagement and the segment now operates under the name Delta Corp Ship Management. The Asset Management segment services the marine transportation and offshore oil and gas industries. We offer a full suite of services including technical management, performance monitoring, crewing and new building and project supervision. We presently manage 11 assets including three drill ships, three jack-up rigs, one semi-submersible rig, three bulk carriers and one product tanker with a combined market value of approximately $575 million.

Industry Overview and Market Opportunity

There are over 135,000 marine assets in the global merchant and offshore oil and gas fleets, with a total market value of over $1 trillion, according to Clarkson Platou (CKN:L), the world’s largest broker of shipping and offshore oil and gas assets. Industry estimates suggest that about 18%, or approximately 25,000 vessels in the global fleet are currently managed by third-party managers such as Delta Corp Ship Management.

For owners, the achievement of economies of scale and reduction of per unit costs are the main driver for deciding whether to manage their assets inhouse or to hire a third-party manager. Owners with a few assets or with many assets dispersed across different market segments will often struggle to absorb the administrative and operating costs required to remain competitive today and in the future. This favors the employment of third-party managers such as Delta Corp Ship Management. For example, the maritime transportation industry’s drive towards a carbon-free future has the potential to result in greater regulation and standards thereby necessitating the need for greater administrative back-office support and associated costs. This is a favorable tailwind for third party asset managers as their scale can reduce these administrative costs for owners.

The asset management industry, including Delta Corp Ship Management, is investing strongly in training and welfare initiatives to remain attractive to crew and to owners. Crew welfare is a crucial aspect of asset management and is leading many third-party managers to reinvent themselves as crew management experts. The acceleration in digitalization has impacted positively on crew training with new training courses and ways of training coming available — online; remote tutoring; even via portals. The International Chamber of Shipping has indicated that 2026 may mark the beginning of a shortage of qualified crew as the COVID-19 pandemic negatively impacted crew retention. Consequently, this may translate into higher crew wages as well as a reduction in the availability of qualified and experienced crews. It is our view that this challenge will continue to drive consolidation in the ship management sector.

The need for shore-based vessel monitoring has also been an important trend in recent years, creating a strong opportunity set for the third-party asset management sector. By strengthening and investing in their digital footprint asset managers can drive value to the owner’s bottom line. Vessel speed, operation, efficiency, and performance can be strictly monitored. With owners keen to save fuel costs and reduce emissions, the digital interface between the ship, shore, and port is essential in ensuring only the required amount of fuel to be consumed, is consumed, and that the vessel arrives at the port ‘just in time’.

We expect third party asset management to become more important as the need for operational efficiencies and the associated cost savings intensifies. This is likely to drive industry consolidation amongst third-party asset managers in the years ahead as they also see economies of scale, in our view. The third-party asset management sector is fragmented and Delta Corp Ship Management has the potential to grow market share through organic growth in the number of assets under management as well as industry consolidation. This growth can be built largely on relationships, expertise, and investments in a broad swath of services for owners.

Competitive Landscape

Asset Management operates in a large, mature, and fragmented industry with an estimated 500+ third party managers competing for market share. The largest — Anglo Eastern/Univan and V.Group, with managed fleets of 800-1000 vessels, accounting for only 1%-2% of the total third party managed share. It is our view that the Asset Management segment’s focus on operational excellence, safety, transparency, and environmental consciousness underpin its competitive advantage.

Asset Management’s Competitive Strengths

The Asset Management segment current and future success will continue to be driven by the following competitive strengths:

•        Commitment to operational excellence.    Our technical teams reduce customer’s operating and maintenance expenses and ensure that their assets are operating to the highest technical standards with minimal unplanned downtime. In addition, we ensure that our assets under management meet all compliance codes and work with our customers to plan and prepare for new environmental and efficiency standards.

•        Safety is our focus.    We manage our customer’s assets to the highest levels of safety and continually seek to reduce risk to personnel and the assets entrusted to us. We do this through ongoing training programs, technology enhancements and monitoring of personnel wellbeing. A strong safety record is a key success factor in the marine transportation and offshore oil and gas industries. Our customers are very often selected for their own business based on their track record of safe operations.

•        Transparency through technology.    As regulations evolve having a technology driven approach to monitoring and reporting becomes increasingly important. We offer customers insight into their asset’s performance through real-time monitoring and reporting allowing for efficient planning and decision making and reducing waste and downtime.

•        Environmentally conscious.    Environmental regulations in the offshore oil and gas and marine transportation industries have evolved rapidly in recent years and are expected to continue changing in the years ahead. We aim to be at the forefront of these new regulations and work with our customers to plan and implement policies and procedures to ensure environmental compliance today and in the future.

Asset Management’s Customers

Customers of Delta Corp’s Asset Management Sector are a diverse group of offshore oil and gas and marine transportation providers.

Delta’s Growth Strategy

Our growth has historically come from a combination of market share capture and strategic, bolt-on acquisitions. We anticipate continuing this approach in the years ahead. Specifically, we anticipate future organic growth in each of our three segments to come from geographic expansion, and further market share gains. In addition, we will continue to search for acquisition opportunities which complement our existing product and service offerings. We make no assurances that we will be able to consummate any future acquisitions.

Delta strives to be a world leader in its core areas: logistics, fuel supply and asset management related services, primarily servicing the maritime supply chain. To achieve this objective, we have the following growth strategies:

A.     Strategically expand the geographic footprint of Delta’s Bulk Logistics and Energy Logistics segments and increase the assets under management in the Asset Management segment.    The markets in which Delta’s Bulk Logistics and Energy Logistics segments operate is large, global, and fragmented. Although both segments transact with customers globally, Bulk Logistics’ customers are concentrated primarily in the Middle East and South Asia while Energy Logistics’ customer base is concentrated primarily in Northern Europe and the Middle East. Delta intends to leverage the strengths and expertise detailed above to drive expansion into new geographies at both segments. In both instances, this may include the opening of new office locations and/or the expansion of existing locations, hiring of personnel with existing relationships with new customers or acquiring existing businesses which operate in geographies where Delta doesn’t currently have a significant presence. In the Asset Management segment, we intend to expand our assets under management within our core sectors of merchant vessels and offshore oil and gas assets. This may include the hiring of new personnel with relationships with new customers, the opening of new or expansion of existing office locations, increased marketing spend targeting new customers, investments in new technologies to further streamline the business and/or the acquisition of existing businesses.

B.      Enter new markets which are adjacent or related to and have synergies with our existing businesses.    We intend to expand our business presence to include new services which are adjacent to and have synergies with our existing business lines. For example, fuel costs are a large expense for the Bulk Logistics segment which, in part, drove the establishment of the Energy Logistics business. As a result, Bulk Logistics can leverage Energy Logistics’ expertise in purchasing fuel to reduce this cost, while Energy Logistics’ has a core book of business from which to expand, making Delta’s overall business more successful. Similarly, marine lubricants are a significant need for the Asset Management segment and consequently Energy Logistics intends to expand its sales of marine lubricants as the customer base for and suppliers of marine lubricants often overlap with Energy Logistics’ core business. Expansions of this type for Bulk Logistics could include expansion into or acquiring businesses or assets which engage in warehousing, terminalling, mine-to-port logistics or related services which can reduce our customers overall logistics costs and leverage Delta’s existing capabilities. Further expansion for Energy Logistics, could include expansion into or acquiring businesses or assets which engage in terminalling, physical delivery of marine fuels, alternative or “green” supply of marine fuels, onshore fueling or related services.

C.     Broaden our sustainability and environmental stewardship related service offerings.    Environmental sustainability and stewardship are at the core of our operations and are increasingly ways in which customers select their suppliers. To improve our competitive advantage, Delta intends to continue investing in sustainable services and product lines across its segments. In Bulk Logistics this may include investments to reduce or offset the emissions from fuel used to deliver our customer’s goods. It may also include investments in new technologies or service offerings such as delivery of goods by electric vehicles. Energy Logistics presently offers its customers carbon neutral delivery of marine fuels in the ARA and river Thames markets as well as the ability to offset emissions from fuel purchases through the purchase of carbon credits. This may be further augmented by additional investments in the supply and distribution of alternative marine fuels such as biofuels, ammonia or liquefied natural gas or in projects which may offset or reduce emissions from marine fuel procurement. In Asset Management, we are working with customers create new ways to ensure their assets meet the International Maritime Organization’s (“IMO”) new emissions targets for 2030 and 2050.

D.     Investments in new technologies to increase operational efficiency, reduce risk and/or enhance our decisioning making processes.    Delta has a track record of investing in new and cutting-edge technologies to enhance our competitive position or improve the experience for our customers. For example, in February 2022 Delta acquired QuantShip a predictive algorithm and machine learning platform to better inform the hedging and risk management at the Bulk Logistics segment. In addition, Delta has invested resources to create “Delta Connect”, a web-based platform where customers can ensure they are receiving the best pricing and hedging offerings in real-time. We expect to continue investing in technology across our businesses and this may include the hiring of additional personnel with specialized skill sets and/or acquiring existing businesses which can offer us a proprietary technology and competitive advantage.

E.      Careful stewardship of capital with disciplined returns on our investments and acquisitions.    Delta is an asset light provider of logistics, fuel supply and asset management related services, primarily to the commodity, agricultural goods, intermediate goods, and maritime sectors. We intend to keep an asset light approach to our businesses as this provides us with significant flexibility without the burdens of a high fixed cost asset base to keep employed. We do intend to invest in or acquire assets in the expansion of our business; however, we do not intend to acquire merchant vessels as part of our strategy. We expect any assets or businesses we acquire or invest in to be backed by stable earnings and cash flows and/or have significant rates of revenue growth where cash flows may be negative as well as be supportive to our existing core businesses. We have been disciplined in our approach to expansion and expect any future investments to meet high return hurdles and create value for our underlying businesses.

Government Regulation; Effect of Existing or Probable Governmental Regulations on the Vessels We Lease; Costs and Effects of Compliance with Environmental Laws

General

Vessels we lease are significantly regulated. As required by applicable law, the following is a general discussion of government regulation of vessels we lease in the course of our business. Because we lease and do not own vessels, a number of these regulations apply to owners of the vessels we lease, and not to us as lessees. We endeavor to ascertain that vessels we lease are in compliance with applicable regulations; however incidents of non-compliance may require us to lease alternative vessels from other owners, or in certain circumstances, adversely affect our operation for vessels we leased which are already in contract or in operation.

Vessels we lease are significantly regulated by international conventions, (i.e., SOLAS, the International Convention for the Prevention of Pollution from Ships, or “MARPOL”), class requirements, U.S. federal, state and local and foreign health, safety and environmental protection laws and regulations, including the Oil Pollution Act of 1990, as amended, or the “OPA,” the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, the U.S. Port and Tanker Safety Act, the Act to Prevent Pollution from Ships, regulations adopted by the IMO and the European Union, various volatile organic compound air emission requirements, IMO/U.S. Coast

Guard pollution regulations and various SOLAS and MARPOL amendments, as well as other regulations. Compliance with these laws, regulations and other requirements would likely entail additional expense, including implementation of certain operating procedures.

A variety of governmental and quasi-governmental agencies and private organizations require vessels we lease to obtain permits, licenses and certificates, depending upon such factors as the country of registry, the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew, the age and size of the vessel and its status as owner or charterer. Although we generally are not required to obtain permitting to lease a vessel, to the extent the owner fails to maintain necessary permits, licenses or certificates could require us to incur substantial costs or temporarily suspend operations of one or more of these vessels, or to find replacement vessels with proper permits, licenses and certifications.

Vessels we lease are subject to both scheduled and unscheduled inspections by a variety of governmental and private entities, each of which may have unique requirements. These entities include the local port authorities (such as U.S. Coast Guard, Harbor Head or equivalent), classification societies, flag state administration P&I Associations, charterers, and particularly terminal operators and oil companies which conduct frequent vessel inspections.

Delta believes that vessels it leases are in full compliance with applicable environmental laws and regulations. However, because such laws and regulations frequently change and may impose increasingly strict requirements, Delta cannot predict the ultimate cost of complying with these and any future requirements or the impact of these and any future requirements or limits on our ability to do business or increase the cost of doing business.

A general description of many of the regulations applicable to the vessels we lease are enclosed in the section below.

International Maritime Organization

Vessels we lease are subject to standards imposed by the International Maritime Organization, or the IMO, the United Nations agency for maritime safety and the prevention of pollution by vessels. The IMO has adopted several international conventions that regulate the international shipping industry, including but not limited to the International Convention on Civil Liability for Oil Pollution Damage of 1969, generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, and the International Convention for the Prevention of Pollution from Ships of 1973, or the MARPOL Convention. The MARPOL Convention is broken into six Annexes, each of which establishes environmental standards relating to different sources of pollution: Annex I of this convention relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively. Annex VI was separately adopted by the IMO in September of 1997 and new emissions standards, titled IMO-2020, took effect on January 1, 2020.

In 2012, the IMO’s Marine Environmental Protection Committee (MEPC), adopted a resolution amending the International Code for the Construction and Equipment of Ships Carrying Dangerous Chemicals in Bulk (IBC Code). The provisions of the IBC Code are mandatory under MARPOL and the SOLAS Convention. These amendments, which entered into force in June 2014, pertain to revised international certificates of fitness for the carriage of dangerous chemicals in bulk and identifying new products that fall under the IBC Code.

In 2013, the MEPC adopted a resolution amending MARPOL Annex I Conditional Assessment Scheme (CAS). These amendments became effective on October 1, 2014 and require compliance with the 2011 International Code of Enhanced Programme of Inspections during Surveys of Bulk Carriers and Oil Tankers, which provides for enhanced inspection programs,

We may need to make certain financial expenditures to continue to comply with these amendments. We believe that vessels we lease are currently in compliance in all material respects with these requirements.

Air Emissions

Starting January 1, 2020, the MEPC agreed to implement the IMO 2020 Regulations, including a global 0.5% m/m sulfur oxide emissions limit (reduced from 3.5%). This limitation can be met by using low-sulfur compliant fuel oil, alternative fuels, or certain exhaust gas cleaning systems. Ships are now required to obtain bunker delivery notes and International Air Pollution Prevention (IAPP) Certificates from their flag states that specify sulfur content.

Additionally, amendments to Annex VI to prohibit the carriage of bunkers above 0.5% sulfur on ships were adopted and took effect March 1, 2020, with the exception of vessels fitted with scrubbers which can carry fuel of higher sulfur content. These regulations subject ocean-going vessels to stringent emissions controls, and may cause us to incur substantial costs, in particular those related to the purchase of compliant fuel oil.

Annex VI also provides for the establishment of special areas known as Emission Control Areas, or ECAs, where more stringent controls on sulfur and nitrogen emissions apply. Since January 1, 2015, ships operating within an ECA have not been permitted to use fuel with sulfur content in excess of 0.1% m/m. Currently, the IMO has designated four ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area and United States Caribbean area. If new ECAs are approved by the IMO or other new or more stringent air emission requirements are adopted by the IMO or the jurisdictions where we operate, compliance with these requirements could entail significant additional capital expenditures, operational changes or otherwise increase the costs of our operations.

As determined at the MEPC 70, the new Regulation 22A of MARPOL Annex VI became effective as of March 1, 2018 and requires ships above 5,000 gross tonnage to collect and report annual data on fuel oil consumption to an IMO database, with the first year of data collection commenced on January 1, 2019. The IMO intends to use such data as the first step in its roadmap (through 2023) for developing its strategy to reduce greenhouse gas emissions from ships, as discussed further below.

As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. All ships are now required to develop and implement Ship Energy Efficiency Management Plans (SEEMPS), and new ships must be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index (EEDI). Under these measures, by 2025, all new ships built will be required to be 30% more energy efficient than those built in 2014.

We may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial conditions.

Safety Management System Requirements

The IMO also adopted the International Convention for the Safety of Life at Sea, or SOLAS, and the International Convention on Load Lines, or LL, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL standards. May 2012 SOLAS amendments entered into force as of January 1, 2014. The Convention on Limitation for Maritime Claims (“LLMC”) was recently amended and went into effect on June 8, 2022. The amendments alter the limits of liability for a loss of life or personal injury claim and a property claim against ship owners.

Vessels we lease and some of Delta’s operations are also subject to environmental standards and requirements contained in the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, promulgated by the IMO under Chapter IX of SOLAS. The ISM Code requires the owner of a vessel, or any person who has taken responsibility for operation of a vessel, to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. Delta relies upon the safety management system that has been developed for the vessels it leases for compliance with the ISM Code. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports, which could affect Delta’s operations.

The ISM Code requires that vessel operators also obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. Delta has obtained documents of compliance for its offices and safety management certificates for all of its vessels for which the certificates are required by the ISM Code. These documents of compliance and safety management certificates are renewed as required.

Noncompliance with the ISM Code and other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in, or invalidation of, available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. This would require Delta to find alternative vessels to lease, or otherwise affect its transportation of products.

Ballast water discharge requirements

In 2004, the IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the BWM Convention). The BWM Convention entered into force on September 8, 2017. The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments.

As of the entry into force date, all ships in international traffic are required to manage their ballast water and sediments to a certain standard according to a ship-specific ballast water management plan, maintain a record book of the ship’s discharge, intake and treatment of ballast water and (for ships over 400 gross tons) be issued a certificate by or on behalf of the flag state certifying that the ship carries out ballast water management in accordance with the BWM Convention. The MEPC adopted two ballast water management standards. The “D-1 standard” requires the exchange of ballast water in open seas and away from coastal waters. The “D-2 standard” specifies the maximum amount of viable organisms allowed to be discharged. The D-1 standard generally applies to all existing ships. The D-2 standard applies to all new ships, and for existing ships, becomes effective upon the ship’s first IOPP renewal survey on or after September 8, 2019 but no later than September 9, 2024. For most existing ships, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Ballast water management systems, which include systems that make use of chemical, biocides, organisms or biological mechanisms, or which alter the chemical or physical characteristics of the ballast water, must be approved in accordance with IMO Guidelines (Regulation D-3). As of October 13, 2019, MEPC 72’s amendments to the BWM Convention took effect, making the Code for Approval of Ballast Water Management Systems, which governs assessment of ballast water management systems, mandatory rather than permissive, and formalized an implementation schedule for the D-2 standard. Costs of compliance with these regulations may be substantial.

Once mid-ocean ballast water treatment requirements under the D-2 standard become mandatory pursuant to the BWM Convention, the cost of compliance could increase for ocean carriers and may have a material effect on our operations. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The U.S., for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements. The system specification requirements for trading in the U.S. have been formalized and we have been installing ballast water treatment systems on vessels we lease as their special survey deadlines come due. The cost of each ballast water treatment system is approximately $0.4 million, primarily dependent on the size of the vessel.

Pollution Control and Liability Requirements

IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatory nations to such conventions. For example, many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended by different Protocol in 1976, 1984, and 1992, and amended in 2000, or the CLC. Under the CLC and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain exceptions. The 1992 Protocol changed certain limits on liability, expressed using the International Monetary Fund currency unit of Special Drawing Rights. The limits on liability have since been amended so that compensation limits on liability were raised. The right to limit liability is forfeited under the CLC where the spill is caused by the ship owner’s personal fault and under the 1992 Protocol where the spill is caused by the ship owner’s personal act or omission by intentional or reckless conduct where the ship owner knew pollution damage would probably result. The CLC requires ships covered by it to maintain insurance covering the liability of the owner in a sum equivalent to an owner’s liability for a single incident. Delta believes that its protection and indemnity insurance will cover the liability under the plan adopted by the IMO.

The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

In addition, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. To date, there has not been sufficient adoption of this standard for it to take force, but it is close. Many of the implementation dates originally written in the BWM Convention have already passed, so that once the BWM Convention enters into force, the period for installation of mandatory ballast water exchange requirements would be extremely short, with several thousand ships a year needing to install ballast water management systems (BWMS). For this reason, on December 4, 2013, the IMO Assembly passed a resolution revising the application dates of BWM Convention so that they are triggered by the entry into force date and not the dates originally in the BWM Convention. This in effect makes all vessels constructed before the entry into force date ’existing’ vessels, and allows for the installation of a BWMS on such vessels at the first renewal survey following entry into force. Once mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers. Although Delta does not believe that the costs of compliance with a mandatory mid-ocean ballast exchange would be material, it is difficult to predict the overall impact of such a requirement on its operations.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on Delta’s operations.

U.S. Regulations

The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade in the United States, its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S. territorial sea and its 200 nautical mile exclusive economic zone. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. OPA and CERCLA both define “owner and operator” “in the case of a vessel, as any person owning, operating or chartering by demise, the vessel.” Accordingly, both OPA and CERCLA impact Delta’s operations.

Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

•        injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

•        injury to, or economic losses resulting from, the destruction of real and personal property;

•        net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

•        loss of subsistence use of natural resources that are injured, destroyed or lost;

•        lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

•        net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability to the greater of $2,000 per gross ton or $17.088 million for any double-hull tanker that is over 3,000 gross tons (subject to periodic adjustment for inflation), and Delta’s fleet is entirely composed of vessels of this size class. These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damage for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million for vessels carrying a hazardous substance as cargo or residue and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law.

OPA and CERCLA both require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. Delta has provided such evidence and received certificates of financial responsibility from the U.S. Coast Guard’s for each of vessels we lease that is required to have one.

OPA permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA. Some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, however, in some cases, states which have enacted this type of legislation have not yet issued implementing regulations fully defining responsibilities under these laws.

The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA. For example, on August 15, 2012, the U.S. Bureau of Safety and Environmental Enforcement (BSEE) issued a final drilling safety rule for offshore oil and gas operations that strengthens the requirements for safety equipment, well control systems, and blowout prevention practices. Compliance with any new requirements of OPA may substantially impact Delta’s cost of operations or require it to incur additional expenses to comply with any new regulatory initiatives or statutes.

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. Furthermore, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The EPA and U.S. Coast Guard, or USCG, have enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on Delta’s vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict vessels we lease from entering U.S. waters.

The EPA requires a permit regulating ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters under the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels, or VGP. For a new vessel delivered to an owner or operator after September 19, 2009 to be covered by the VGP, the owner must submit a Notice of Intent, or NOI, at least 30 days before the vessel operates in United States waters. On March 28, 2013 the EPA re-issued the VGP for another five years. This VGP took effect on December 19, 2013. The VGP focuses on authorizing discharges incidental to operations of commercial vessels and the new VGP contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in US waters, more stringent requirements for exhaust gas scrubbers and the use of environmentally acceptable lubricants.

USCG regulations adopted and proposed for adoption under the U.S. National Invasive Species Act, or NISA, impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters, which require the installation of equipment on Delta’s vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures, and/or otherwise restrict vessels we lease from entering U.S. waters. The USCG must approve any technology before it is placed on a vessel, but has not yet approved the technology necessary for vessels to meet the foregoing standards.

Notwithstanding the foregoing, as of January 1, 2014, vessels are technically subject to the phasing-in of these standards. As a result, the USCG has provided waivers to vessels which cannot install the as-yet unapproved technology. The EPA, on the other hand, has taken a different approach to enforcing ballast discharge standards under the VGP. On December 27, 2013, the EPA issued an enforcement response policy in connection with the new VGP in which the EPA indicated that it would take into account the reasons why vessels do not have the requisite technology installed, but will not grant any waivers.

The U.S. Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990, or the CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Delta’s vessels will be subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. Delta’s vessels that operate in such port areas with restricted cargoes will be equipped with vapor recovery systems that satisfy these requirements. The CAA also requires states to adopt State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in primarily major metropolitan and/or industrial areas. Several SIPs regulate emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. As indicated above, Delta’s vessels operating in covered port areas will be equipped with vapor recovery systems that satisfy these existing requirements.

Compliance with the EPA and the U.S. Coast Guard regulations could require the installation of equipment on Delta’s vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict Delta’s vessels from entering U.S. waters.

European Union Regulations

The European Union has also adopted legislation that (1) requires member states to refuse access to their ports to certain sub-standard vessels, according to vessel type, flag and number of previous detentions, (2) obliges member states to inspect at least 25% of foreign vessels using their ports annually and provides for increased surveillance of vessels posing a high risk to maritime safety or the marine environment, (3) provides the European Union with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of negligent societies and (4) requires member states to impose criminal sanctions for certain pollution events, such as the unauthorized discharge of tank washings, and including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Regulation (EU) 2015/757 of the European Parliament and of the Council of 29 April 2015 (amending EU Directive 2009/16/EC) governs the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, and, subject to some exclusions, requires companies with ships over 5,000 gross tonnage to monitor and report carbon dioxide emissions annually, which may cause us to incur additional expenses.

Furthermore, the EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/33/EC (amending Directive 1999/32/EC) introduced requirements parallel to those in Annex VI relating to the sulfur content of marine fuels. In addition, the EU imposed a 0.1% maximum sulfur requirement for fuel used by ships at berth in the Baltic, the North Sea and the English Channel (the so-called Sox-Emission Control Area). As of January 2020, EU member states must also ensure that ships in all EU waters, except the SOx-Emission Control Area, use fuels with a 0.5% maximum sulfur content.

The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, flag, and the number of times the ship has been detained. The European Union also adopted and then extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply.

Greenhouse Gas Regulation

Currently, emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020. International negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships. The U.S. withdrew from the Paris Agreement in 2020, but rejoined in 2021 and is currently a party to the Paris Agreement.

International or multinational bodies or individual countries or jurisdictions may adopt climate change initiatives. For example, the U.S. Congress has from time to time considered adopting legislation to reduce greenhouse gas emissions and almost one-half of the states have already taken legal measures to reduce greenhouse gas emissions primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap-and-trade programs. Most cap-and-trade programs require major sources of emissions, such as electric power plants, and major producers of fuels, such as refineries and gas processing plants, to acquire or surrender emission allowances that correspond to their annual greenhouse gas emissions. The number of allowances available for purchase is reduced each year in an effort to achieve the overall greenhouse gas emission reduction goal. The adoption of legislation or regulatory programs to reduce greenhouse gas emissions, if and to the extent applicable to us, could increase our operating costs.

At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved. In accordance with this roadmap, in April 2018, nations at the MEPC 72 adopted an initial strategy to reduce greenhouse gas emissions from ships. The initial strategy identifies “levels of ambition” to reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships through implementation of further phases of the Energy Efficiency Design Index for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008 emission levels; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely. The initial strategy notes that technological innovation, alternative fuels and/or energy sources for international shipping will be integral to achieve the overall ambition. These regulations could cause us to incur additional substantial expenses.

The member states of the EU made a unilateral commitment to reduce by 2020 their 1990 levels of greenhouse gas emissions by 20%. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol’s second period from 2013 to 2020. Starting in January 2018, large ships over 5,000 gross tonnage calling at EU ports are required to collect and publish data on carbon dioxide emissions and other information. In the U.S., the EPA has adopted regulations under the CAA to limit greenhouse gas emissions from certain mobile sources, and has issued standards designed to limit greenhouse gas emissions from both new and existing power plants and other stationary sources.

The EPA or individual U.S. states could enact environmental regulations that would affect our operations. Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement that restricts emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation and regulations, our business and operations may be materially affected to the extent that climate change results in sea level changes and more frequent and intense weather events.

Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where Delta operates, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require the owners of the vessels we lease to make significant financial expenditures, including capital expenditures to upgrade their vessels, which it cannot predict with certainty at this time.

Other regional requirements

The environmental protection regimes in certain other countries, such as Canada, resemble those of the United States. To the extent we operate in the territorial waters of such countries or enter their ports, vessels we lease would typically be subject to the requirements and liabilities imposed in such countries. Other regions of the world also have the ability to adopt requirements or regulations that may impose additional obligations on vessels we lease and may entail significant expenditures on our part and may increase the costs of our operations. These requirements, however, would apply to the industry operating in those regions as a whole and would also affect our competitors.

International Labour Organization

The International Labour Organization (ILO) is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006 (MLC 2006). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance will be required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 entered into force on August 20, 2013. The MLC 2006 requires Delta to develop new procedures to ensure full compliance with its requirements.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the EPA.

Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter V became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facilities Security Code (“ISPS Code”). The ISPS Code is designed to enhance the security of ports and ships against terrorism. Amendments to SOLAS Chapter VII, made mandatory in 2004, apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code (“IMDG Code”).

Amendments to the SOLAS Convention Chapter VII apply to vessels transporting dangerous goods and require those vessels be in compliance with the IMDG Code. Effective January 1, 2018, the IMDG Code includes updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, new marking, packing and classification requirements for dangerous goods, and new mandatory training requirements. Amendments that took effect on January 1, 2020 also reflect the latest material from the UN Recommendations on the Transport of Dangerous Goods, including new provision regarding IMO type 9 tank, new abbreviations for segregations groups, and special provisions for carriage of lithium batteries and of vehicles powered by flammable liquid or gas.

To trade internationally, a vessel must attain an International Ship Security Certificate (“ISSC”), from a recognized security organization approved by the vessel’s flag state. Among the various requirements are:

•        on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

•        on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

•        the development of vessel security plans;

•        ship identification number to be permanently marked on a vessel’s hull;

•        a continuous synopsis record kept onboard showing a vessel’s history, including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•        compliance with flag state security certification requirements.

Ships operating without a valid certificate, may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.

The USCG regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels provided that such vessels have on board a valid ISSC that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Delta has implemented the various security measures addressed by MTSA, SOLAS and the ISPS Code, and its fleet is in compliance with applicable security requirements.

Exchange Controls

Under Cayman Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of Delta’s common shares.

Human Capital and Employees

Our experienced employees and management are highly value for our enterprise and we are committed to attracting, motivating, and retaining top professionals going forward. We have been able to locate and engage highly qualified employees as needed and do not expect our growth efforts to be constrained by a lack of qualified personnel. We consider our employee relations to be good.

We are committed to maintaining secure business operations globally by following our well-established security standards, as well as applicable health and safety laws and regulation. We have mechanisms in place to report accidents, injuries and unsafe working conditions.

As a knowledge-based organization we focus on employees’ professional development through regular performance reviews and training, including mandatory trainings related to compliance; ethics, health and security; specific certifications where required to perform certain duties; supervising skills and development of succession plans of key employees.

We evaluate our ability to engage and retain employees by monitoring turnover rates, percentage of positions filled internally, and by regularly conducting employee satisfaction surveys to identify opportunities where we can improve.

As of December 31, 2022, we had 286 full time employees, with 84 in the United Arab Emirates, 79 in India, and 123 across approximately 15 other countries. Of these employees, in respect of their areas of activity, approximately 119 work in the Bulk Logistics segment, 108 in the Delta Energy Segment, and 15 in the Asset Management segment. We also had approximately 7 part-time employees.

Dependence on Service Providers

In providing our services, we have relationships with a variety of entities, including airlines, ocean carrier lines, ground transportation providers and governmental agencies. The significance of maintaining acceptable working relationships with these entities has increased in importance in recent years due to supply chain disruptions, COVID pandemic related factors, ongoing concern over security and changes in governmental regulation and oversight of international trade. We use a consistent approach in selecting and managing service providers across all of our product offerings, beginning with a rigorous qualification and risk-based diligence process. We select and engage with compliance-focused, efficiently run, growth-oriented and high quality partners. We consider our current working relationships with these entities to be satisfactory. However, changes in operating capabilities and capacity of asset-based carriers, capacity allotments available from carriers, governmental regulation or deregulation efforts, modernization of the regulations governing customs brokerage, and/or changes in governmental restrictions, quota restrictions or trade accords could affect our business in unpredictable ways.

Properties

We are headquartered in London, United Kingdom, and conduct business worldwide. Delta does not own any material real property. Delta leases its principal executive offices at Suite 3016, The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB, United Kingdom. The lease commenced in April 2022 and is subject to renewal every six months.

Legal Proceedings

Delta may, from time to time, be involved in litigation and claims arising out of its operations in the normal course of business. Delta is not aware of any proceedings against it or the vessels in its fleet or contemplated to be brought against it or the vessels in its fleet which could have significant effects on Delta’s financial position or profitability. Following completion of the Merger, Delta will maintain insurance policies with insurers in amounts and with coverage and deductibles as its board of directors believes are reasonable and prudent. Delta expects that most claims arising in the normal course of business would be covered by insurance, subject to customary deductibles. Any such claims, however, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Enforceability of Civil Liabilities Against Foreign Persons

Certain of the directors and executive officers of Delta or Pubco may be non-residents of the U.S. All or a substantial portion of the assets of such non-resident persons and of Delta are located outside the U.S. As a result, it may not be possible to effect service of process within the U.S. upon such persons or Delta, or to enforce against such persons or Delta in U.S. courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the U.S. Delta has been advised by counsel that there is doubt as to the enforceability in the Cayman Islands against Delta and/or its executive officers and directors who are non-residents of the U.S., in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the U.S.

Implications of Being an Emerging Growth Company

As a company with less than US$1.0 billion in revenues for the last fiscal year, each of Delta and Pubco qualifies as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Furthermore, each of Delta and Pubco is not required to present selected financial information or any management’s discussion herein for any period prior to the earliest audited period presented in connection with this proxy statement/prospectus.

Pubco will remain an emerging growth company until the earliest of (a) the last day of its fiscal year during which Pubco has total annual gross revenues of at least $1.0 billion; (b) the last day of its fiscal year following the fifth anniversary of the completion of the Merger; (c) the date on which Pubco has, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which Pubco is deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of Pubco’s ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter. Once Pubco ceases to be an emerging growth company, Pubco will not be entitled to the exemptions provided in the JOBS Act discussed above.

MANAGEMENT OF DELTA

Directors, Officers and Key Employees

The following table sets forth certain information regarding Delta’s board of directors, executive officers, and some of its key employees, as of the date of this proxy statement/prospectus.

Name	Age	Position
Mudit Paliwal	51	Chief Executive Officer and Director
Andrew Benjamin	50	Executive Vice President
Joseph Nelson	40	Chief Financial Officer
Peter Shaerf	68	Chairman of the Board of Directors
Michelle R. Bockmann	53	Director
Lelia Konyn	56	Director
Elizabeth Turnbull	50	Director

Mudit Paliwal has held a number of C-Level positions for over a decade in Shipping and Commodity focused companies. He has established and grown companies from small regional players and taken them global. Besides founding Delta Corp about 30 months ago, he was instrumental in taking companies global like Norvic Shipping, Caravel Group, etc. Prior to that he was with Noble Group for almost 10 years where he was their Executive VP with overall responsibility for Freight, Fuel teams with additional responsibility of investment management for the group’s logistic assets. He is a graduate Marine Engineer, went out to sea and became a Chief Engineer at 26 years. He received an MBA from LUMS, has a Masters degree in Mathematical Trading & Finance from Cass Business School and has a diploma in Corporate Strategy from INSEAD, France.

Andrew Benjamin has served as an Executive Vice President of the Company since January 2021. Mr. Benjamin is a seasoned Dry-Bulk Freight Professional, having worked for more than 28 years in several Multi-National Commodity Trading houses, working across Australasia, Asia, Middle East, and Europe. 10 Years respectively with BHP (ASX: BHP) and Bunge (NYSE: BG) and most recently, using his vast experience in Shipping markets, has been intimately involved in the establishment and growth of Delta Corp Holding’s Shipping business. Mr. Benjamin is a graduate of The Victoria University of Technology receiving a diploma in Civil Engineering.

Joseph Nelson has served as the Chief Financial Officer of the Company since May 2022. Mr. Nelson has nearly 20 years of experience in a diversified career covering capital markets, shipping, energy, infrastructure, and investor relations. Prior to joining Delta Corp, Mr. Nelson was Head of Investor Relations for GasLog Ltd. and GasLog Partners LP. Joseph previously worked as an Equity Research Analyst at Credit Suisse covering marine transportation and oilfield services equities. Joseph began his career as a consultant for the Louis Berger Group (now WSP Global, TSX:WSP). He has a BS in Chemistry and a BA in Philosophy from the Stevens Institute of Technology and an MBA from New York University’s Leonard N. Stern School of Business. He is also a Director on the Board of Directors of DatChat, Inc. (NASDAQ: DATS), a blockchain-enabled cybersecurity, metaverse advertising platform and social media company.

Peter Shaerf has served as the Chairman of the Board of Directors of the Company since December 2021. In addition to his role as Chairman of the Company, Mr. Shaerf has been a partner at AMA Capital Partners since 2002. Prior to joining the Company and AMA Capital, Mr. Shaerf founded and operated The Commonwealth Group in 1982. Mr. Shaerf, has been actively involved in the operation, chartering, purchase and sale of vessels as well as significant experience advising private equity and institutional investors in the broad maritime space. Mr. Shaerf has also served on numerous boards of directors of both public and private companies, including serving on several audit committees and also as Deputy Chairman of a leading NYSE shipowning company. Mr. Shaerf is a graduate of London Metropolitan University where he received a Bachelor of Arts in Business Law.

Michelle Bockmann is currently a Market’s Editor/Analyst and a member of the Editorial Board of Lloyd’s List and Lloyd’s List Intelligence where she covers energy commodities and shipping trade flows, advising on regulatory, corporate, financial and geopolitical developments for the global maritime, dry bulk, and oil and gas sectors. Ms. Bockmann has a detailed understanding of the freight derivatives market resulting from twenty-five years of experience in global seaborne trade analysis working across three continents. Ms. Bockmann is a graduate of the University of South Australia where she received a Bachelor of Arts in Journalism.

Lelia Konyn, most recently, was Head of HR & Corporate Affairs at Shun Shing Group, where she drove growth through strategy and brand articulation, performance, talent acquisition and organization development. She worked with the Board to transform the Group from an Asia family business to an international corporate. Prior to Shun Shing Group, she was global head of HR at Noble Group, playing a key role in Noble’s growth and transformation into a global multinational with operations in 38 countries. Ms. Konyn holds a degree in International Relations and East Asia Studies (China) from the Hebrew University in Jerusalem, and completed management courses at INSEAD and IMD. She is a qualified Non-Executive Director (Diploma, Financial Times) and speaks 7 languages.

Elizabeth Turnbull is a solicitor admitted to practice law in the United Kingdom. She specializes in shipping and arbitration matters and practices litigation and arbitration in a variety of international trade, transportation and investment matters. Ms. Turnbull is a founding partner of London law firm Preston Turnbull LLP and is a native Spanish speaker and a graduate of Bristol University.

Family Relationships

There are no family relationships among Delta’s directors and executive officers.

Voting Securities of Delta and their Principal Holders

As described in the Merger Agreement, including Annex I thereto, all of the outstanding voting securities of Delta, consisting of 1,000 shares, are owned by CMC (Core Maritime Commodities FZ-LLC, a company organized under the laws of the United Arab Emirates), which entity is entirely beneficially owned by Delta’s founder and chief executive officer Mudit Paliwal and his family members (other than relating to an allocation to pay the fee of Maxim Partners LLC as provided in the Delta Letter Agreement). For more information see “Unaudited Pro Forma Combined Financial Information.”

Aggregate Compensation of Directors and Other Executive Officers

The aggregate compensation in wage and salaries paid by Delta to its directors and executive officers, including equity-based compensation, for the year ended December 31, 2021, was approximately $1,369,000 (of which $996,000 was paid to CMC), and for the year ended December 31, 2022 was approximately $1,848,000 (of which $985,000 was paid to CMC). For more information, see “Related Party Transactions of Delta.”

In addition, see “Description of the Business Combination — Merger Consideration” for a description of the payments to members of Delta’s management in connection with the consummation of the Merger Agreement.

Director Compensation

During the fiscal year ended December 31, 2021, no non-employee director received cash, equity or other non-equity compensation for service on Delta’s board of directors. During 2022, Delta modified its compensation for non-employee directors. During this period, non-executive directors of Delta’s board of directors received annualized compensation of $50,000 in cash for the calendar year, with such compensation commencing on May 15, 2022 and Delta’s Chairman received annualized compensation of $100,000 in cash for the calendar year, commencing January 1, 2022. Accordingly, for the year ended December 31, 2022, each non-employee director received cash compensation of approximately $31,250, and the Chairman received compensation of $100,000, in each case in respect of such person’s applicable role as director. The aggregate compensation to Delta’s directors, consisting of such three non-employee directors and to the Chairman, for the year ended December 31, 2022, accordingly was approximately $193,750. Delta’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Named officers do not receive additional compensation for their services as a director.

Following the consummation of the Business Combination, Pubco intends to adopt a board of directors’ compensation program that is designed to align compensation with Pubco’ business objectives and the creation of stockholder value, while enabling Pubco to attract, retain, incentivize and reward directors who contribute to the long-term success of Pubco. That compensation program is expected to consist of, for each director of Pubco, as follows: (i) $50,000 in cash payable quarterly; and (ii) $25,000 in Pubco Ordinary Shares payable on the anniversary of the beginning of the calendar year following such director’s services (i.e., January 1, 2024 for the calendar year 2023). The chairman of the board of directors of Pubco, in lieu of the foregoing, will receive for (i) and (ii) above, the amounts of $100,000 and $50,000 in Pubco Ordinary Shares, respectively. The Pubco Ordinary Shares will vest immediately upon their award.

Post-Business Combination Executive Compensation

Following the consummation of the Business Combination, the Compensation Committee of Pubco may develop an executive compensation program that is designed to align compensation with Pubco’ business objectives and the creation of stockholder value, while enabling Pubco to attract, retain, incentivize and reward individuals who contribute to the long-term success of Pubco. Decisions on the executive compensation program will be made by the Compensation Committee.

DELTA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the audited consolidated financial statements of Delta Corp Holdings Limited and its subsidiaries (the “Group”) as of December 31, 2022 and December 31, 2021, and for the years ending December 31, 2022 and 2021, and their related notes, in each case included elsewhere in this proxy statement/prospectus. In addition, because the Group believes the information is important for its shareholders and investors, the following discussion includes the audited consolidated financial statements of the Group as of December 31, 2020 and for the year ending December 31, 2020, and their related notes, and these financial statements are likewise included elsewhere in this proxy statement/prospectus. This discussion includes forward-looking statements which are subject to known and unknown risks and uncertainties. Actual results, events or conditions may differ materially from those currently anticipated and expressed or implied by such forward-looking statements due to a number of factors, including those set forth in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus. In this discussion of Delta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, the terms “we,” “us,” and the “Company” refer to Delta.

Overview

Delta Corp Holdings Limited, our holding company, is incorporated under the laws of England and Wales and is headquartered in London and operates globally from locations in the United Kingdom, Ireland, Denmark, Netherlands, Switzerland, Germany, UAE, India, Singapore, Nigeria, Tanzania, Rwanda, Kenya, Uganda, and South Korea. We are a fully integrated asset-light global business engaged in logistics, fuel supply and asset management related services, primarily servicing the international supply chains of commodity, energy, and capital goods producers. We started the business in October 2019 and have grown significantly with revenue increasing from $7 million in 2019 to $623 million in 2022. The Group operates through 30 subsidiaries across different geographies supporting its strategy to deliver exceptional customer service and innovative solutions.

The Group operates in three business segments: Bulk Logistics, Energy Logistics and Asset Management. Each segment is headed by an experienced leadership team with over 100 years of combined industry experience. Operations in the Energy Logistics and Asset Management segments began in 2021 while Bulk Logistics operations date back to the Group’s founding in 2019.

During 2021, the Group acquired Noah Ship Management DMCCO, a Free Zone Company incorporated in United Arab Emirates, which we refer to as Noah Shipmanagement. This acquisition diversified the Group’s sources of income and enhanced its technical and crew management capabilities. Post-acquisition, the acquired entity was renamed Delta Corp Ship Management DMCO and it operates as part of the Group’s Asset Management segment. Intangible assets such as ship management manuals, ship management software and existing customer relationships were obtained as part of the acquisition.

During the fiscal year ended December 31, 2022, the Group acquired several companies and the financial information relating thereto has been included in the Group’s financial statements as of and for the period ended December 31, 2022, which are discussed below and included elsewhere in this proxy statement/prospectus. In 2022, the Group acquired Vishwaa Carriers LLC, a company incorporated in United Arab Emirates (“Vishwaa Carriers”). This acquisition diversified the Group’s service offerings to include mine-to-port transportation within the United Arab Emirates. Post-acquisition the acquired entity operates as part of the Group’s Bulk Logistics segment. Tangible assets including a fleet of 34 trucks were obtained as part of the acquisition.

In 2022, the Group also acquired Oleo Energy DMCC, a company incorporated in Dubai, United Arab Emirates as a Free Zone Company and primarily engaged in the supply of marine fuels. This acquisition operates under the tradename “Oleo Energy” as part of the Group’s Energy Logistics segment. Tangible assets included with the acquisition include land and an office building in the UAE while intangible assets included customer relationships and personnel.

In addition, in 2022 the Group acquired GP Global Mauritius Limited, Gulf Petroleum Energy Services Limited, GP Global Uganda Limited, and GP Global Energy Services (T) Limited, collectively known as the “African entities”. These acquisitions operate within the Group’s Energy Logistics segment and broadens the Group’s service offerings to include industrial, marine, and automotive lubricant manufacturing and retail fuel supply. The lubricants business operates under the tradename “HI SPEED Lubricants” while the retail fuelling stations operate under the tradename “DC Energy”. Tangible assets acquired include land, a lubricant manufacturing facility in Lagos, Nigeria, and a network of retail fuel stations in East Africa. Intangible assets include supply contracts, customer lists, and personnel.

Key terms and concepts

Below are descriptions of several key terms and concepts either used throughout this discussion of Delta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations or which may better assist the reader in understanding the industries in which we operate.

Unit freight cost — The cost for delivery of one unit of our customer’s goods from origin to destination. This is commonly expressed in USD per ton.

Lease rate — Lease rates, also called “hire rates” in the industry, are the prices we pay to third-party transportation suppliers for use of their assets, commonly expressed in the industry in USD per day. From time-to-time Delta have excess transportation capacity relative to customer needs, and in such cases will seek to lease out its excess capacity for a specific period, typically less than one year.

Commissions — It is common industry practice to use third parties or brokers to arrange for the lease of transportation capacity. These brokers are paid commissions, commonly expressed as a percentage of the lease rate.

Demurrage — Demurrage is a penalty paid for exceeding a contractually allotted time for loading or unloading a vessel. Demurrage is paid by the customer.

Consumption — The amount of fuel used in transporting goods from origin to destination, commonly expressed in tons per day. Fuel expenses are the responsibility of the lessee and are a significant expense in the transportation of goods by sea.

Freight forward agreements — A financial forward contract that allows market participants to hedge against the volatility of freight rates.

Physical supplier of marine fuels — Physical suppliers can be refiners selling directly to the end users or companies, such as Delta, which purchases marine fuels from refiners or other suppliers and blend it in terminals before selling the product on to the end user.

Back-to-back fuel sales — The purchase of marine fuels from a physical supplier on letters of credit and reselling to the end user providing credit of typically 30 days and so taking the credit risk from the physical supplier. When acting in this regard, Delta often takes title to the fuel only momentarily as it physically passes from the barge manifold into the vessel’s fuel tanks.

Technical management — A collection of services performed by our Asset Management segment which involve safety, quality and environmental compliance, operating expense budgeting, operating supervision, preventive maintenance and repairs, communications systems monitoring, procurement services, dry-docking preparation and supervision and other related services which involve the operating performance of the assets we manage.

Operations and markets

We have three business operating segments, Bulk Logistics, Energy Logistics and Asset Management. Our business segments share synergies with each other that provide us with a competitive advantage and allow for greater customer service and acquisition. Although our business segments have synergies with each other they do operate in distinct markets with their own dynamics that affect our revenues, cost of sales and results of operations. Below is a summary of the operations for our business segments and the factors that influence their revenues, cost of sales and results of operations.

Bulk Logistics

Our Bulk Logistics segment began operations in November 2019 and is an asset-light international third-party logistics (“3PL”) provider of freight forwarding, ocean transportation, mine-to-port, and related services connecting producers of commodities, agricultural products, intermediate capital goods and energy to end users such as power plants, steel mills, granaries, food processors, and trading houses. We do not own the assets we use to handle and/or transport our client’s products. We utilize our expertise, scale, and relationships within the industries we serve along with proprietary data and technology driven decision making to optimize our customer’s maritime supply chains and reduce their unit freight costs.

The import and export of goods across the ocean requires significant planning and operational expertise to complete in a cost-efficient manner. This includes delivery of the goods to port for export, scheduling of ocean transportation, leasing of ocean transportation capacity, customs, duties, route planning, and demurrage management, to name several of the steps involved. For many producers, handling this process in house is time consuming, expensive, and an inefficient use of their resources. As such, producers will in many cases hire 3PL logistics managers such as Delta to coordinate and execute the process of delivering their goods to international markets.

Energy Logistics

The Energy Logistics segment was formed in January 2021 and primarily services the marine transportation market, providing customers with industry leading fuels, lubricants, and carbon offset products, powering their businesses while reducing their environmental impact. Delta Corp’s Energy Logistics business operates world-wide through offices in Rotterdam, London, Geneva, Hamburg, Singapore, Seoul, and Dubai. In addition, we offer a carbon neutral physical delivery service within the Amsterdam, Rotterdam, and Antwerp markets, collectively known as “ARA” and physical delivery in the Middle East and India. These regions are some of the largest marine traffic centers in the world, making it a large, addressable market for our services.

Asset Management

Delta Corp entered the asset management business in August 2021 following the acquisition of Noah Shipmanagement and the segment now operates under the name Delta Corp Ship Management. The Asset Management segment services the marine transportation and offshore oil and gas industries. We offer a full suite of services including technical management, performance monitoring, crewing and new building and project supervision. We presently manage 15 assets including five drill ships, two jack-up rigs, one semi-submersible rig, one land rig, five bulk carriers and one expedition cruise ship with a combined market value of approximately $847 million.

For asset owners, the achievement of economies of scale and reduction of per unit costs are the main driver for deciding whether to manage their assets inhouse or to hire a third-party manager. Owners with a few assets or with many assets dispersed across different market segments will often struggle to absorb the administrative and operating costs required to remain competitive today and in the future. This favors the employment of third-party managers such as Delta. For example, the maritime transportation industry’s drive towards a carbon-free future has the potential to result in greater regulation and standards thereby necessitating the need for greater administrative back-office support and associated costs. This is a favorable tailwind for third party asset managers as their scale can reduce these administrative costs for owners.

Customers

Our customer base includes a diverse collection of many of the world’s leading industrial, natural resource, and energy businesses. In 2021, we delivered approximately 10 million tons of goods for customers of our Bulk Logistics segment and during the year ended December 31, 2022, we delivered approximately 10 million tons of goods for customers in this segment. During 2021, our Energy Logistics team supplied over 220,000 tons of fuel as part of 1,400 transactions for over 200 customers, and 2022, our Energy Logistics team supplied over 249,000 tons of fuel as part of almost 1,900 transactions for over 300 customers. We presently manage 15 assets including five drill ships, two jack-up rigs, one semi-submersible rig, one land rig, five bulk carriers and one expedition cruise ship with a combined market value of approximately $847 million.

Growth Strategy

Our growth has historically come from a combination of market share capture and strategic, bolt-on acquisitions. We anticipate continuing this approach in the years ahead. Specifically, we anticipate future organic growth in each of our three segments to come from geographic expansion, and further market share gains. In addition, we will continue to search for acquisition opportunities which complement our existing product and service offerings.

Subsequent Events

On May 5, 2022, Delta signed a binding term sheet to acquire at least a 51% shareholding of Three Wheels United, Inc. (“TWU”), a company engaged in the financing of electric two and three wheeled vehicles, primarily servicing the Indian market, for total consideration of $5.5 million. The acquisition of TWU enters the Company into the fast-growing market for the electrification of last-mile logistics. Together with the acquisition of Zyngo, discussed below, Delta is developing a leading electrified last mile logistics platform within the Indian consumer market.

The Group closed this transaction on March 1, 2023. The share purchase was funded by the Group with cash on hand.

On September 9, 2022, the Group signed a binding term sheet to acquire at least a 46.33% shareholding of Zyngo EV Mobility Private Limited (“Zyngo”), a company engaged in last-mile delivery services, primarily servicing the Indian market, for total consideration of Indian Rupees 350 million (or approximately $4.3 million). As of December 31, 2022, the Group advanced approximately $1.08 million as partial consideration for this transaction in the form of an interest-bearing loan. This transaction has not closed as of the date of this proxy statement/prospectus.

On December 9, 2022, a subsidiary of Delta signed an agreement for the purchase of the entire issued and outstanding share capital of GP Global HNT Terminals FZE (“HNT”), from GP Global Gulf Terminals FZE (the “Acquisition of HNT”). The purchase price of the acquisition is $34 million. Delta previously made a $6.8 million deposit with cash on hand, of which approximately $6.7 was refunded to Delta in May 2023, with a remaining approximately $0.1 million held in escrow. The balance of the purchase price, if the Acquisition of HNT proceeds, would be expected to be funded by a credit facility and cash on hand. HNT owns and operates a 204,000 cubic meter petroleum storage terminal in the Port of Hamriyah in the United Arab Emirates (the “Terminal”). The Terminal handles petroleum and petroleum-derived products and has access to several jetties and proximity to a growing refinery base in the Middle East.

Completion of the Acquisition of HNT remains subject to certain closing conditions, including among others the approval of the courts of the United Arab Emirates (the “UAE Courts”). The Acquisition of HNT is subject to approval or disapproval in the discretion of the UAE Courts. As of the date of this proxy statement/prospectus, the UAE Courts have not ruled to approve by either preliminary or final ruling the Acquisition of HNT, and Delta has no assurance that the Acquisition of HNT will be approved by UAE Courts. Therefore, Delta does not believe the Acquisition of HNT is “probable” under applicable rules and regulations of Regulation S-X. Whereas Delta originally intended to take effective control of the Terminal associated with the Acquisition of HNT, Delta instead has entered into with HNT a lease agreement for such Terminal dated July 2023, and accordingly Delta has not included HNT financial information elsewhere in this proxy statement/prospectus. The Group has not made any new deposits for the Acquisition of HNT in 2023. The Group has taken the Terminal on lease from July 2023.

On June 29, 2023, certain of the Group’s subsidiaries announced that they closed a revolving credit facility of up to $15 million with a leading bank in the United States of America. The facility is secured by the working capital of certain of the Group’s subsidiaries and carriers a rate of interest of 1- or 3-month SOFR plus an applicable margin. Borrowings under the facility are expected to fund growth in the Group’s Bulk Logistics and Energy Logistics segments and for general corporate purposes.

The Company has issued a corporate guarantee, guaranteeing the due payment of all amounts payable to the third party in relation to the above revolving credit facility. The above revolving credit facility is subject to financial covenants as follows:

(i)     Leverage ratio of not more than 2.0 to 1.0;

(ii)    Working capital of not less than $30 million; and

(iii)   minimum net worth of not less than $30 million.

Key Factors Affecting the Group’s Financial Condition and Results of Operations

The Group’s financial condition and results of operations are affected by a number of factors, including those that are outside of its control. These are described below:

Demand for the products we transport by sea

The demand for goods transported by sea and ultimately the demand for Delta’s services and the generation of its revenues, is closely correlated with macro-economic factors like industrial production and global GDP growth. This relationship makes sense as the goods Delta’s customers produce are necessary for feeding the global population, supplying the energy needs of industry, corporations, and households, as well as supporting infrastructure maintenance and development.

The availability of the transportation assets we lease to delivery our customer’s goods to market

As an asset light 3PL provider, Delta does not own the assets it utilizes to handle and/or transport our customer’s goods. Instead, we lease transportation capacity at scale and lease it out to our customers. It is our view that this asset-light business model provides Delta and its customers maximum flexibility in their parcel sizing and allows for smaller producers to take advantage of our purchasing scale to reduce their per unit costs of delivered goods. Although transportation capacity has been available to meet our customer’s needs to-date, there is no guarantee that we will be able to secure sufficient transportation capacity to meet our customer’s needs in the future.

Lease rates for the transportation capacity we utilize which can be volatile

The cost of ocean transportation is a significant cost for the Bulk Logistics segment and includes such items as the lease rate as well as fuel costs for the shipment of our customer’s goods from origin to destination. In general, lease rates for the vessels we utilize are cyclical and volatile and our ability to optimize and manage these costs, including using derivatives such as freight forward agreements (“FFA”), are a competitive advantage. These lease rates are determined based on the supply and demand fundamentals for ocean transportation capacity which can be influenced by many factors including global industrial production and GDP growth, vessel supply growth, shipyard capacity, regulations, and the average voyage speed and distance of the global fleet.

Underlying factors which influence the demand for marine fuel

The demand for marine fuel and the revenue generation of the Energy Logistics segment is ultimately derived from the consumption of fuel from the global merchant fleet. This can be impacted by the demand for goods being transported by sea, the size of the global merchant fleet, its speed, the distance travelled between load port and destination port, operational efficiency, technological advancements in engine design and the source of fuel.

The selling price of marine fuel and its cost of procurement which is closely tied to global energy prices

There are four types of marine fuel which constitute nearly all marine fuels commercially sold around the world: high sulfur fuel oil (“HSFO”), very low sulfur fuel oil (“VLSFO”), marine gas oil (“MGO”, also referred to as marine diesel), and liquified natural gas (“LNG”). HSFO, VLSFO and MGO are derived from crude oil and their prices closely track global prices for crude oil while LNG bunkers closely track global natural gas prices, primarily in Europe and Asia. Therefore, the selling prices for marine fuels commanded by the Energy Logistics segment and the cost of procuring marine fuel supply are closely tied to global energy prices. In addition, the cost of procuring marine fuel supply is significant portion of the cost of sales for the Energy logistics segment.

The number of assets under management and services rendered

Revenues in the asset management segment will be influenced primarily by the number of assets we have under management as well as the type of services requested from our customers. We expect to continue investing in our systems and people to enhance our competitiveness in attracting new customers and will seek to expand the number and type of assets under management. This may include assets outside of the marine and oil and gas assets we have historically managed to date such as warehouses or bulk liquid storage terminals.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with IFRS. All intercompany accounts and transactions have been eliminated on consolidation. For the purposes of presenting consolidated financial statements, our assets and liabilities and our foreign operations (including subsidiaries in other countries that use currencies which are different from our functional currency) are translated into U.S. dollars using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in equity.

Key Financial and Operating Metrics

We monitor several financial and operating metrics to measure our current performance and project our future performance.

We use revenue and gross margin, which is calculated as gross profit divided by total revenues, expressed as a percentage, as key operating metrics.

Our revenues for the year ended December 31, 2022 were $621.1 million, an increase of $88.9 million or 17%, from $532.2 million for the year ended December, 2021. The increase in revenues during the year ended December 31, 2022, in comparison to the prior year was due primarily to higher transaction volumes in the Energy Logistics segment as a result of a full years’ contribution of Delta Energy as well as the acquisition of Oleo Energy and the African entities in late 2022.

Revenues totalled $532.2 million for the year ended December 31, 2021, an increase of $335.8 million or 171%, from $196.3 million for the year ended December 31, 2020. The increase in revenues for the year ended December 31, 2021 in comparison to the prior year was due primarily to an increase in transaction volume and pricing in the Bulk Logistics segment as well as the commencement of operations in the Energy Logistics and Asset Management segments during 2021.

Our gross margin for the years ended December 31, 2022 and 2021, was 5.9% and 9.6%, respectively, a decrease of 3.7% primarily due to higher transaction volumes in the Energy Logistics segment, and for the year ended December 31, 2020 was 4.6%, with the increase to December 31, 2021 being primarily due to higher pricing and transaction volumes in the Bulk Logistics segment.

Adjusted EBIT and Adjusted EBITDA

Adjusted EBIT is a non-IFRS financial measure that we define as total comprehensive income (loss) adjusted to exclude finance income and (expense), net and income taxes, in order to reach our results from operating activities, or EBIT, and further adjusted to exclude impairments, capital gains (losses) beyond the ordinary course of business and expenses related to legal contingencies. Adjusted EBITDA is a non-IFRS financial measure that we define as net income (loss) adjusted to exclude finance income (expense), net, income taxes, depreciation and amortization in order to reach EBITDA, and further adjusted to exclude impairments of assets, capital gains (losses) beyond the ordinary course of business and expenses related to legal contingencies.

We present Adjusted EBIT and Adjusted EBITDA in this proxy statement/prospectus because each is a key measure used by our management and Board of Directors to evaluate our operating performance. Accordingly, we believe that Adjusted EBIT and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

The following is a reconciliation of our total comprehensive income (loss), the most directly comparable IFRS financial measure, to Adjusted EBIT and Adjusted EBITDA for each of the periods indicated. See “Summary consolidated financial and other data — Non-IFRS Financial Measures” for more information and a discussion of certain limitations regarding the usefulness of Adjusted EBIT and Adjusted EBITDA in evaluating our business.

	Year Ended December 31,
	2022	2021	2020
	(in thousands)
RECONCILIATION OF TOTAL COMPREHENSIVE INCOME (LOSS) TO ADJUSTED EBIT
Total comprehensive income (loss)	$27,577	$44,776	$4,825
Finance income	(29)	(8,272)	(370)
Finance expense	6,371	977	1,388
Income tax expense	(1,581)	(1,020)	55
Operating income (EBIT)	32,338	36,461	5,898
Remeasurement of defined benefit plan	133	21	—
Adjusted EBIT	$32,471	$36,482	$5,898
Adjusted EBIT margin(1)	5.2%	6.9%	3.0%
Adjusted EBIT as a % of gross profit(2)	88.9%	72.0%	65.4%

____________

(1)      Represents Adjusted EBIT divided by Revenue.

(2)      Represents Adjusted EBIT divided by Gross Profit.

	Year Ended December 31,
	2022	2021	2020
	(in thousands)
RECONCILIATION OF TOTAL COMPREHENSIVE INCOME (LOSS) TO ADJUSTED EBITDA
Total comprehensive income (loss)	$27,577	$44,776	$4,825
Finance income	(29)	(8,272)	(370)
Finance expense	6,371	977	1,388
Income tax expense	(1,581)	(1,020)	55
Depreciation and amortization	2,339	878	117
EBITDA	34,677	37,339	6,015
Remeasurement of defined benefit plan	133	21	—
Adjusted EBITDA	$34,810	$37,360	$6,015

Components of Results of Operations

Revenues

Revenues consists primarily of the transportation of cargo, including freight & forwarding revenue, hire revenue, demurrage revenue and additional value value-added services in the Bulk Logistics segment and the sale of marine fuels and lubricants in the Energy Logistics Segment. In the Asset Management segment, revenues are generated through fixed transaction prices agreed with the customer.

Cost of Sales

Cost of sales consists primarily of the cost of transportation we lease to service our customers’ requirements in our Bulk Logistics segment and related fuel expenses for servicing our customer’s requirements, as well as the cost of marine fuels and expenses related to their distribution in our Energy Logistics segment.

Employee Benefit Expenses

Employee benefit expenses are related primarily to employee wages and salaries as well as other employee benefits such as staff welfare benefits, insurance, and other miscellaneous employee related expenses.

General and Administrative Expenses

General and administrative expenses consist of legal, accounting, and professional fees, office rents and related office expenses, selling and marketing expenses, travel expenses, and allocations for expected credit losses.

We expect our general and administrative expenses to increase in absolute dollars but to decrease as a percentage of total revenue as our business grows. Growth in general and administrative expenses will be partially driven by the costs related to being a public company, including the need to hire more personnel to support compliance with the applicable provisions of the Sarbanes-Oxley Act and other SEC rules and regulations as well as increased premiums for directors’ and officers’ insurance and increased legal and professional fees as our business expands.

Finance Expense

Finance expense consist primarily of expenses associated with derivative settlements and interest associated with borrowings and lease liabilities.

Finance Income

Finance income consist primarily of income associated with realized and unrealized gains on derivative instruments.

Other Income

Other income consists primarily of income associated with liabilities written back and gains on lease cancellations.

Tax Expense

Tax expense represents the sum of the tax currently payable as well as deferred taxes. The tax currently payable is passed on taxable profit for the year and/or management’s estimate of the taxable profit for the full year during interim periods.

Remeasurement of Defined Benefit Plan

Actuarial valuations of defined benefit plans are carried out at the end of each annual reporting period. Remeasurements comprising actuarial gains and losses are recognised immediately in the statement of financial position with a charge or credit to other comprehensive income in the period in which they occur. Remeasurements recognised in other comprehensive income are not reclassified.

Foreign Exchange (Loss) Gain

Our functional currency is the U.S. dollar. Delta’s largest foreign currency exposure is to the Great British Pound and to a lesser extent the Indian rupee, Danish kroner, and Euro.

Results of Operations

Our results of operations for the years ended December 31, 2022, 2021 and 2020 are presented below:

Results of Operations

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021 and Compared to the Year Ended December 31, 2020

	Year Ended December 31,
	2022	2021	2020
(in thousands)	(Audited)	(Audited)	(Audited)
Total revenue	$621,056	$532,150	$196,340
Total cost of sales	(584,513)	(481,175)	(187,319)
Gross profit	36,543	50,975	9,021
Employee benefit expenses	(9,596)	(7,637)	(2,725)
General and administrative expenses	(11,361)	(5,973)	(947)
Finance expense	(6,371)	(977)	(1,388)
Finance income	29	8,272	370
Depreciation and amortization	(2,339)	(878)	(117)
Other income	19,311	5	644
Profit before tax	26,216	43,787	4,878
Tax expense	1,581	1,020	(55)
Remeasurement of defined benefit plans	(133)	(21)	—
Foreign exchange (loss) gain	(87)	(10)	2
Total comprehensive income (loss)	$27,577	$44,776	$4,825

Revenues.

Our revenues for the year ended December 31, 2022 were $621.1 million, an increase of $88.9 million or 17%, from $532.2 million for the year ended December, 2021. The increase in revenues during the year ended December 31, 2022, in comparison to the prior year was due primarily to higher transaction volumes in the Energy Logistics segment as a result of a full years’ contribution of Delta Energy as well as the acquisition of Oleo Energy and the African entities in late 2022.

Revenues totaled $532.2 million for the year ended December 31, 2021, an increase of $335.8 million or 171%, from $196.3 million for the year ended December 31, 2020. The increase in revenues for the year ended December 31, 2021 in comparison to the prior year was due primarily to an increase in transaction volume and pricing in the Bulk Logistics segment as well as the commencement of operations in the Energy Logistics and Asset Management segments during 2021. The Bulk Logistics segment experienced higher transaction volumes and pricing as a result of improving global demand for natural resources, industrial commodities, energy products and intermediate capital goods as economies around the world recovered from the COVID-19 pandemic and related lockdowns.

Cost of sales.

Cost of sales totaled $584.5 million for the year ended December 31, 2022, an increase of $103.3 million or 21% from $481.1 million for the year ended December 31, 2021. The increase in costs of sales in 2022 compared to the prior year is primarily the result of higher transaction volumes and costs of marine fuel in the Energy Logistics segment following a full year’s contribution of Delta Energy as well as the acquisition of Oleo Energy and the African entities.

Cost of sales totaled $481.2 million for the year ended December 31, 2021, an increase of $293.9 million or 157% from $187.3 million for the year ended December 31, 2020. The increase in costs of sales in 2021 compared to the prior year is primarily the result of higher transaction volumes and lease rates for the transportation capacity we utilize as well as the costs of marine fuel following the commencement of operations of our Energy Logistics segment.

Gross profit.

Gross profit for the year ended December 31, 2022 was $36.5 million or 6% of revenues, a decrease of $14.4 million or 28% from $51.0 million or 10% of revenues for the year ended December 31, 2021. The decrease in gross profits for the year ended December 31, 2021 compared to the prior year was primarily attributable to lower gross profit margins in the Bulk Logistics segment partially offset by higher transaction volumes in Delta Energy as well as the acquisition of Oleo Energy and the African entities.

Gross profit for the year ended December 31, 2021 was $51.0 million or 10% of revenues, an increase of $42.0 million or 467% from $9.0 million or 4.6% of revenues for the year ended December 31, 2020. The increase in gross profits for the year ended December 31, 2021 compared to the prior year was primarily attributable to increased margins in our Bulk Logistics segment as detailed above, offset by a negative gross profit margin in our Energy Logistics segment as the business began to ramp its operations.

Employee benefit expenses.

Employee benefit expenses were $9.6 million for the year ended December 31, 2022, compared with $7.6 million for the year ended December 31, 2021, which increase was due to an increase in headcount due to the acquisitions we made in 2022 as well as a full year’s contribution from Delta Energy and the Asset Management segment.

Employee benefit expenses were $7.6 million for the year ended December 31, 2021, compared with $2.7 million for the year ended December 31, 2020. The increase in employee benefit expenses were due to an increase in headcount as we expanded our Bulk Logistics teams and added the Energy Logistics and Asset Management segments as well as an increase in variable compensation related to higher revenues generated in 2021 as detailed above.

General and administrative expenses.

General and administrative expenses were $11.4 million for the year ended December 31, 2022, compared with $6.0 million for the year ended December 31, 2021. The increase for the year ended December 31, 2022 compared to the prior year in general and administrative expenses was primarily due to an increase in the allowance for impairment loss as well bad debt expenses following the acquisitions made in 2022 as well as other administrative expenses.

General and administrative expenses were $6.0 million for the year ended December 31, 2021, compared with $1.0 million for the year ended December 31, 2020. The increase for the year ended December 31, 2021 compared to the prior year in general and administrative expenses was due to higher legal and professional fees partially related to the startup of the Energy Logistics and Asset Management segments as well as an increase an allowance on receivables following the increase in revenues detailed above.

Finance income and finance expense.

Finance income was nil for the year ended December 31, 2022, compared with $8.3 million for the year ended December 31, 2021, due to a reduction in realized and unrealized gains on derivative instruments. Finance expense was $6.4 million for the year ended December 31, 2022, compared with $1.0 million for the year ended December 31, 2021. The increase in finance expense is primarily related to an increase on unrealized loss on derivative instruments.

Finance income was $8.3 million for the year ended December 31, 2021, compared with $0.4 million for the year ended December 31, 2020, which is primarily related to an increase of $4.5 million related to realized gains on derivative settlements as well as $3.8 million in unrealized gains on derivative instruments. Finance expense was $1.0 million for the year ended December 31, 2021, compared with $1.4 million for the year ended December 31, 2020. The decrease in finance expense is related to (i) a decrease in loss on derivative settlements offset by (ii) an increase in interest expense on borrowings.

Depreciation and amortization.

Depreciation and amortization was $2.3 million for the year ended December 31, 2022, compared to $0.9 million for the year ended December 31, 2021, which is primarily related to the sale and leaseback of the Delta Avon as well as a full year’s contribution of the three leased barges at Delta Energy and the acquisitions made in 2022.

Depreciation and amortization was $0.9 million for the year ended December 31, 2021, compared to $0.1 million for the year ended December 31, 2020, which is primarily related to the addition of three leased barges as part of the ramp up in the Delta Energy business.

Other income.

Other income for the year ended December 31, 2022 and December 31, 2021 was $19.3 million and nil, respectively. The increase in other income is primarily from a $8.7 million bargain gain on business combinations as the fair value of the acquisitions made exceeded the Group’s purchase price for them as well as $6.6 million of liabilities written back of which approximately $6.0 was a variable compensation reserve made in 2021 that was reversed in 2022.

Other income was nil for the years ended December 31, 2021 and $0.7 million for the year ended December 31, 2020. The decrease in other income for the year ended December 31, 2021 was primarily due to a reduction in liabilities written back.

Profit.

Profit for the year was $27.8 million for the year ended December 31, 2022, a decrease of $17.0 million from $44.8 million for the year ended December 31, 2021 due to an decrease in our results as detailed above.

Profit for the year was $44.8 million for the year ended December 31, 2021, an increase of $40 million from $4.8 million for the year ended December 31, 2020 due to an increase in our results as detailed above.

Results by Segment

The following is a discussion of revenue, segment expenses and segment profit before tax for the Bulk Logistics, Energy Logistics, and Asset Management segments for the year ended December 31, 2022 compared to the year ended December 30, 2021.

Bulk Logistics

The following table sets forth revenue, segment expenses, and segment profit before tax for the Bulk Logistics segment for the years ended December 31, 2022 and 2021:

	For the years ended December 31 (audited)
(USD thousands, except percentages)	2022	2021
Total revenue	424,350	479,588
Internal revenue	(4,901)	(56,732)
Total revenue from external customers	419,449	422,856
Segment expenses	(405,762)	(379,208)
Segment profit before tax	13,687	43,648

Total revenue from external customers.

Total revenue from external customers (or total revenues minus inter-segment sales) in the Bulk Logistics segment totaled $419.4 million for the year ended December 31, 2022, a decrease of $3.4 million or less than 1%, from $422.9 million for the year ended December 31, 2021. The decrease in total revenue from external customers for the year ended December 31, 2022 as compared to the prior year was due primarily to lower freight & forwarding revenue following a decline in commodity prices and lease rates for transportation capacity we pass on to customers offset by higher demurrage and hire revenue.

Segment expenses.

Segment expenses totaled $405.8 million for the year ended December 31, 2022, an increase of $26.6 million or 7% from $379.2 million for the year ended December 31, 2021. Segment expenses consists primarily of the lease expense for transportation capacity and related fuel expenses for servicing our customer’s requirements as well as other direct costs including finance costs, employee expenses and general and administrative expenses. The increase in segment expenses in 2022 as compared to 2021 is primarily the result of a combination of unrealized derivative losses, depreciation and amortization, and general and administrative expenses.

Segment profit before tax.

Segment profit before tax for the year ended December 31, 2022 was $13.7 million or 3% of total revenue from external customers, a decrease of $29.9 million from $43.6 million or 10% of total revenue from external customers for the year ended December 31, 2021. Segment profit before tax for the year ended December 31, 2022 was negatively impacted by higher segment expenses, as detailed above.

Energy Logistics

The following table sets forth revenue, segment expenses, and segment profit before tax for the Energy Logistics segment for the years ended December 31, 2022 and 2021:

	For the years ended December 31 (audited)
(USD thousands, except percentages)	2022	2021
Total revenue	250,183	112,339
Internal revenue	(49,571)	(3,407)
Total revenue from external customers	200,612	108,932
Segment expenses	(202,888)	(115,160)
Segment profit before tax	(2,276)	(6,228)

Total revenue from external customers.

Total revenue from external customers (or total revenues minus inter-segment sales) were $200.6 million for the year ended December 31, 2022, an increase of $91.7 million or 84% from $108.9 million for the year ended December 31, 2021. The increase in revenues is attributable to a full year’s contribution from Delta Energy as well as the acquisition of Oleo Energy and the African entities in 2022.

Segment expenses.

Segment expenses were $202.9 million for the year ended December 31, 2022, an increase of $87.7 million or 76% from $115.2 million for the year ended December 31, 2021. Segment expenses is primarily related to the cost of marine fuel supply, inland transportation fuels, and raw materials for the production of industrial, marine and automotive lubricants, as well as transportation and delivery costs of marine fuels to customers. The increase in segment expenses is primarily due to increased transaction volumes following a full year’s contribution of Delta Energy as well as the acquisition of Oleo Energy and the African entities.

Segment profit before tax.

Segment profit before tax for the year ended December 31, 2022 was ($2.3 million), and increase of $3.9 million from ($6.2 million) for the year ended December 31, 2021. Segment profit before tax for the year ended December 31, 2022 was positively impacted by a full year’s contribution from Delta Energy along with the acquisition of Oleo Energy and the African entities.

Asset Management

The following table sets forth revenues for the Asset Management segment for the year ended December 31, 2022 and the year ended December 31, 2021:

	For the years ended December 31 (audited)
(USD thousands, except percentages)	2022	2021
Total revenue	1,096	362
Internal revenue	(101)	—
Total revenue from external customers	995	362
Segment expenses	(1,806)	(640)
Segment profit before tax	(811)	(279)

Total revenue from external customers.

Revenues totaled $1.1 million for the year ended December 31, 2022, compared with $0.4 million for the year ended December 31, 2022. The increase in revenues for the year ended December 31, 2022 was primarily attributed to a full year’s contribution from the Asset Management segment as well as an increase in the number of assets under management.

Segment expenses.

Segment expenses were $1.8 million for the year ended December 31, 2022, an increase of $1.2 million from $0.6 million for the year ended December 31, 2021. Segment expenses is primarily related to employee expenses and general and administrative expenses. The increase in segment expenses is primarily due to a full year’s contribution from the Asset Management segment as well as an increase in employee expenses due to an increase in head count.

Segment profit before tax.

Segment profit before tax for the year ended December 31, 2022 was ($0.8 million), and decrease of $0.5 million from ($0.3 million) for the year ended December 31, 2021. Segment profit before tax for the year ended December 31, 2022 was primarily impacted by a full year’s contribution from the Asset Management segment as detailed above.

Liquidity and Capital Resources

As of December 31, 2022, our current assets totaled $128.1 million while our current liabilities totaled $83.9 million resulting in a positive working capital position of $44.2 million. Management monitors the company’s liquidity position throughout the year to ensure it has access to sufficient funds to meet its forecast cash requirements, including planned growth initiatives.

For the year ended December 31, 2022, the Group has financed its capital requirements through available cash, operating cash flows, and borrowings. Our primary liquidity needs are to fund our working capital, employee benefit expenses, general and administrative expenses, and growth. In monitoring our working capital, we project our revenues, cost of revenues, and overhead expenses, and we seek to maintain significant cash reserves to address revenue shortfalls, if any.

Our funding and treasury activities are intended to meet our operating and financing requirements while balancing investment returns to maintain appropriate liquidity. Cash and cash equivalents are held primarily in U.S. dollars.

As of December 31, 2022, we had approximately $9.2 million of cash and cash equivalents. Cash equivalents are invested in accordance with the Group’s investment policy. We anticipate our primary source of funds will be available cash, cash from operations, borrowings under new loan or lease agreements, and additional equity. We believe that these anticipated sources of funds will be sufficient to meet our liquidity needs for at least twelve months from the date of this proxy statement/prospectus.

As a growing business, Delta may need additional cash resources from time to time to fund its growth initiatives or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities, utilize our existing revolving credit facility (described below) or obtain other credit facilities. The issuance and sale of additional equity would result in dilution to our shareholders while the incurrence of indebtedness may result in increased fixed obligations and could result in operating covenants that would restrict our operations. We make no assurances that we will be able to obtain future debt and equity on terms acceptable to us.

Credit Facility

As described above under “Subsequent Events”, on June 29, 2023, Delta’s subsidiaries announced that they closed a revolving credit facility of up to $15 million with a leading bank in the United States of America. The facility is secured by the working capital of certain of Delta’s subsidiaries and carriers a rate of interest of 1- or 3-month SOFR plus an applicable margin. The facility contains customary covenants for a limited size revolving credit facility, including placing specified limits on the ability to incur additional indebtedness or liens, make fundamental changes to the business (other than as specified between loan parties to the facility), specified disposal of assets to third parties or make specified investments or payments other than to a loan party to the facility. The revolving credit facility also imposes financial maintenance covenants, discussed below, borrowings under the facility are expected to fund growth in Delta’s Bulk Logistics and Energy Logistics segments and for general corporate purposes.

Delta has issued a corporate guarantee, guaranteeing the due payment of all amounts payable to the third party in relation to the above revolving credit facility. The above revolving credit facility is subject to financial maintenance covenants on borrowers of the facility as follows:

(i)     Leverage ratio of not more than 2.0 to 1.0;

(ii)    Working capital of not less than $30 million; and

(iii)   minimum net worth of not less than $30 million.

As of September 1, 2023 there was approximately $14.9 million drawn under this revolving credit facility.

Cash Flows

The following table summarizes the cash flows provided by/used in operating, investing and financing activities for the years ended December 31, 2022 and 2021. See the consolidated cash flows statement and accompanying notes included elsewhere in this proxy statement/prospectus for additional information.

Year ended December 31, 2022 compared to the year ended December 31, 2021

(USD thousands, except percentages)	For the years ended December 31,
	2022	2021
Net cash (used in)/generated from operating activities	5,692	14,149
Net cash (used in)/generated from investing activities	(25,093)	(448)
Net cash flows (used in)/generated from financing activities	8,484	(11,288)
Net increase/(decrease) in cash and cash equivalents	(10,917)	2,413

Net cash flows from/(used in) operating activities

Our cash flow from operations is generated from the sale of 3PL related services, marine fuels and lubricants, and third-party asset management, less our payments for the cost of sales, employee related expenses, and general and administrative expenses. We use our cash flows generated from operating activities to provide working capital for current and future operations.

Net cash generated from operating activities in 2022 was $5.7 million compared with $14.1 million in 2021. The decrease in cash generated from operating activities was primarily the result of (i) a decrease in profit for the year of $17.0 million partially offset by (ii) a decrease related to working capital changes of $3.7 million.

Net cash flows from/(used in) investing activities

Our investing activities have primarily consisted of acquisitions of subsidiaries with small investments in tangible and intangible assets.

Net cash used in investing activities in 2022 was ($25.1 million) compared with ($0.4 million) in 2021. The increase in cash used in investing activities was primarily the result of acquisitions made in 2022 and advances for acquisitions made in 2022 that had not closed prior to the year ended December 31, 2022.

Net cash flow (used in)/from financing activities

Our financing activities have primarily consisted of receipt or repayment of borrowings and interest, derivative instruments, and lease liabilities.

Net cash from financing activities in 2022 was $8.5 million compared with net cash used in financing activities of ($11.3 million) in 2021. The increase in cash from financing activities was primarily the result of (i) net proceeds related to the sale and leaseback of the Delta Avon and (ii) receipt of cash from the settlement of derivative instruments offset by repayments of borrowings and lease payments.

Capital expenditures

During the years ended December 31, 2022 and 2021, our capital expenditures were $25.1 million and $0.45 million, respectively. Such expenditures were mainly related to acquisitions completed in 2022 and advances for future acquisitions and investments in our information systems and office equipment. Our projected capital expenditures for the next 12 months are aimed to maintain our ongoing operational needs. We believe our current cash and cash equivalents, our operating cash flows will be sufficient to fund our operations for at least the next 12 months.

Contractual obligations and commitments

Delta leases assets including office premises and barges used to transport marine fuels to customers of our Energy Logistics segment. The lease term for office premises is 24-60 months (2020: 24-60 months) and for barges is 38 months (2020: 38 months).

As of December 31, 2022, our contractual obligations were as follows:

	Total	Less than 1 year	1 – 2 years	3 – 5 years	More than 5 years
	(in thousands)
Trade and other payables	57,455	57,455
Borrowings	16,993	8,342	1,021	7,630
Lease liabilities(1)(2)	3,805	1,313	1,273	1,219	—
Total contractual obligations	$78,253	$67,110	$2,294	$8,849	$—

____________

(1)      Includes current maturities and interest.

(2)      Includes mainly the leasing of office premises and barges for marine fuel delivery (accounted under IFRS 16).

Debt and other financing arrangements

Total outstanding indebtedness as of December 31, 2022 consisted of $7.9 million in short-term borrowings, $0.9 million of short-term lease liabilities, $8.6 million of long-term borrowings, and $2.7 million of long-term lease liabilities.

Off-balance sheets arrangements

We do not currently have any off-balance sheet arrangements, other than the commitments for leases and services mentioned in the table above, that have or are reasonably likely to have a material current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

We have derivative financial asset and/or liabilities related to derivatives, which are presented on our balance sheet, and are described in the notes to our financial reports accompanying this proxy statement/prospectus.

Critical Accounting Policies and Estimates

The preparation of the Group’s consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosure at the date of our financial statements. The preparation of our consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. We believe that our estimates and judgments are reasonable; however, actual results and the timing of recognition of such amounts could differ from those estimates. Actual results may differ from these estimates under different assumptions and conditions. Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies/estimates, because they generally involve a comparatively higher degree of judgment in their application. For a description of all of our significant accounting policies, see Note 4 to the Group’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Revenue recognition

Revenue is recognised when or as a performance obligation in the contract with customer is satisfied, i.e., when the “control” of the goods or services underlying the performance obligation is transferred to the customer.

A performance obligation is a promise to transfer a distinct good or service (or a series of distinct goods or services that are substantially the same and that have the same pattern of transfer) to the customer that is explicitly stated in the contract and implied in our customary business practices.

Revenue is measured at the amount of consideration to which we expect to be entitled in exchange for transferring the promised goods or services to the customers, excluding amounts collected on behalf of third parties such as taxes. If the amount of consideration varies due to discounts, rebates, refunds, credits, incentives, penalties or other similar items, we estimate the amount of consideration to which we will be entitled based on the expected value or the most likely outcome. If the contract with customer contains more than one performance obligation, the amount of consideration is allocated to each performance obligation based on the relative stand-alone selling prices of the goods or services promised in the contract.

Revenue is recognised to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The control of the promised goods or services may be transferred over time or at a point in time. The control over the goods or services is transferred over time and revenue is recognised over time if:

•        the customer simultaneously receives and consumes the benefits provided by our performance as we perform; or

•        Our performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or

•        Our performance does not create an asset with an alternative use and we have an enforceable right to payment for performance completed to date.

Revenue for performance obligation that is not satisfied over time is recognised at the point in time at which the customer obtains control of the promised goods or services.

Revenue is measured at the fair value of the consideration received or receivable, net of returns, applicable taxes, cash, and trade discounts.

Determination of lease term

Delta as lessee

We assess whether a contract is, or contains, a lease, at inception of the contract. We recognise a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones). For these leases, we recognise the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, we use our incremental borrowing rate.

The incremental borrowing rate depends on the term, currency and start date of the lease and is determined based on a series of inputs including: the risk-free rate based on government bond rates; a country-specific risk adjustment; a credit risk adjustment based on bond yields; and an entity-specific adjustment when the risk profile of the entity that enters into the lease is different to that of Delta as a whole and the lease does not benefit from a guarantee from Delta.

Lease payments included in the measurement of the lease liability comprise:

•        Fixed lease payments (including in-substance fixed payments), less any lease incentives receivable

•        Variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date

•        The amount expected to be payable by the lessee under residual value guarantees

•        The exercise price of purchase options if the lessee is reasonably certain to exercise the options

•        Payments of penalties for terminating the lease, if the lease term reflects the exercise of an option to terminate the lease

The lease liability is presented as a separate line in the consolidated statement of financial position.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made.

Delta as lessor

We enter into lease agreements as a lessor from time-to-time with respect to ocean transportation capacity beyond which we need at that time to service our customer requirements.

Leases for which we are a lessor are classified as finance or operating leases. Whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee, the contract is classified as a finance lease. All other leases are classified as operating leases.

When we are an intermediate lessor, it accounts for the head lease and the sub-lease as two separate contracts. The sub-lease is classified as a finance or operating lease by reference to the right-of-use asset arising from the head lease.

Rental income from operating leases is recognised on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term.

Amounts due from lessees under finance leases are recognised as receivables at the amount of our net investment in the lease. Finance lease income is allocated to accounting periods to reflect a constant periodic rate of return on our net investment outstanding in respect of the lease.

We do not have any finance leases as of December 31, 2021.

Subsequent to initial recognition, we regularly review the estimated unguaranteed residual value and applies the impairment requirements of IFRS 9, recognising an allowance for expected credit losses on the lease receivables.

Finance lease income is calculated with reference to the gross carrying amount of the lease receivables, except for credit-impaired financial assets for which interest income is calculated with reference to their amortised cost (i.e., after a deduction of the loss allowance).

When a contract includes both lease and non-lease components, we apply IFRS 15 to allocate the consideration under the contract to each component.

Impairment of financial assets

We recognise a loss allowance for expected credit losses (“ECL”) on financial assets that are measured at amortised cost. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument.

We apply the simplified approach to measure the impairment of trade receivables and contract assets at lifetime ECL. The ECL are estimated based on our historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the end of the reporting period, including time value of money where appropriate.

To measure the ECL, trade receivables and contract assets have been grouped based on shared credit risk characteristics and the days past due. The contract assets relate to unbilled work in progress and have substantially the same risk characteristics as the trade receivables. We have therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the contract assets.

For other financial assets such as other receivables and amount owing from related companies, we recognises lifetime ECL when there has been a significant increase in credit risk since initial recognition. However, if the credit risk on the financial instrument has not increased significantly since initial recognition, we measure the impairment losses for that financial instrument at an amount equal to 12-month ECL.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECL, we consider reasonable and supportable information that is relevant and available without due cost or effort. This includes both quantitative and qualitative information and analysis, based on our historical experience and informed credit assessment and includes forward-looking information.

At the end of each reporting period, we asses whether the financial assets carried at amortised cost are credit impaired. A financial asset is “credit-impaired” when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred, such as debtor who have defaulted on payment, or are in significant financial difficulties, or it is becoming probable that the borrower will enter bankruptcy. These assets are written off when there is no reasonable expectation of recovery, with case-by-case assessment performed based on indicators such as insolvency or demise. Subsequent recoveries of amounts previously written off are recognised in profit or loss as bad debts recovered.

Deposits and bank balances are placed with reputable financial institution with high credit ratings and no history of default. Hence, we do not expect any losses from default or non-performance by the counterparties.

Quantitative and qualitative disclosures about market risk

We are exposed through our operations to credit, interest rate, foreign exchange, liquidity, and market price risks. Management has established risk management policies to monitor and manage these risks.

Credit risk is the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligation. We are mainly exposed to credit risk from cash and cash equivalents and trade and other receivables. Management monitors the credit ratings of counterparties regularly and at the reporting date and does not expect any losses from non-performance by its counterparties. For all financial assets to which the impairment requirements have not been applied, the carrying amount represents the maximum exposure to credit loss.

We are exposed to interest rate risk from short-term borrowings at variable rates. Foreign exchange risks arises when individual subsidiaries enter transactions denominated in a currency other than their functional currency. Our policy is, where possible to allow individual subsidiaries to settle liabilities denominated in their functional currency with the cash generated from their own operations in that currency. Where group entities have liabilities denominated in a currency other than their functional currency, cash already denominated in that currency will, where possible, be transferred from elsewhere within Delta. We are predominantly exposed to currency risk on purchases made from major suppliers based in Indian rupee (“INR”) and Danish kroner (“DKK”).

Market price risk arises from fluctuation in lease rates and marine fuel prices. We may enter derivative contracts to mitigate these risks. We have historically utilized two derivatives to mitigate these risks: freight forward agreements (“FFAs”) and oil price futures and swaps. Under FFA, we agree with our counterparties to exchange a fixed price and an average of the closing price on the Baltic Exchange at settlement. With oil price futures and swaps, we agree to exchange the difference between a fixed price and the average floating rate on underlying oil assets on respective exchanges.

For a further discussion of our exposure to market risk, including foreign currency risk and interest rate risk, and our periodic fair value measurements, see note 28 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

RELATED PARTY TRANSACTIONS OF DELTA

Kaizen — Equinox Loan

During 2019, Delta entered into a financing agreement, dated November 15, 2019, with Kaizen Capital Investments SPC (“Kaizen”), a company incorporated under the laws of Cayman Islands (formerly known as YNI-fin Capital Investments SPC), to obtain a short-term loan facility amounting to $20 million. A former director of a subsidiary of Delta was at that time also a director of Kaizen. The purpose of facility was to finance the working capital requirements of Delta.

This facility’s terms provided that the loan was repayable after 12 months from date of first drawdown. The loan carries interest rate of LIBOR + 6.5% with interest payable every six months. The loan was secured against pledge of the shares of shareholders.

Beginning March 1, 2021, the loan amounting to $17,796,868 was assigned by Kaizen to Equinox Investment Fund (“Equinox”), an exempted company incorporated in Cayman Islands, and which was not a related party to Delta. The security and terms of repayment remain the same after assignment. The facility and loan were repaid in full in the first quarter of 2022.

CMC

CMC is owned entirely beneficially by Mr. Mudit Paliwal, our CEO and founder, and his wife. Delta’s main and controlling shareholder is CMC or its beneficial owner, Mr. Paliwal. On July 1, 2021, CMC entered into a business combination whereby Delta Corp Europe APS, Delta Corp Shipping Pte. Ltd., Deltabulk Shipping India Pvt. Ltd., Delta Carriers ME DMCC and Delta Bulk Shipping DMCC were acquired by CMC from Delta’s predecessor, Delta Corp Holdings Limited, Dubai, UAE, and then these companies were transferred to Delta. The consideration paid to CMC in that transaction was $33,476 in 2021.

In connection with its services to Delta, CMC was paid by Delta in 2021 a consulting fee of $996,000. These fees are included in the aggregate compensation for directors and other executive officers of Delta. See “Information about Delta — Compensation of Directors and Other Executive Officers.”

In connection with its services to Delta, CMC was paid by Delta in 2022 a consulting fee of $985,000. These fees are included in the aggregate compensation for directors and other executive officers of Delta. See “Information about Delta — Compensation of Directors and Other Executive Officers.”

INFORMATION WITH RESPECT TO JVA

In this discussion of Information With Respect To JVA, the terms “we,” “us,” and “the Company” refer to JVA. You should read the following discussion and analysis together with JVA’s financial statements and related notes included elsewhere in this proxy statement. This discussion includes forward-looking statements which, although based on assumptions that JVA considers reasonable, are subject to risks and uncertainties which could cause actual events or conditions to differ materially from those currently anticipated and expressed or implied by such forward-looking statements. For a discussion of some of those risks and uncertainties, please read “Forward-Looking Statements” and “Additional Risks Related to JVA and/or Pubco.”

General Overview

Products and Operations.    We are an integrated wholesale coffee roaster and dealer located in the United States. Our core products can be divided into three categories:

•        Wholesale Green Coffee:    unroasted raw beans imported from around the world and sold to large and small roasters and coffee shop operators;

•        Private Label Coffee:    coffee roasted, blended, packaged and sold under the specifications and names of others, including supermarkets that want to have their own brand name on coffee to compete with national brands; and

•        Branded Coffee:    coffee roasted and blended to our own specifications and packaged and sold under our eight proprietary and licensed brand names in different segments of the market.

Our private label and branded coffee products are sold throughout the United States and certain countries in Asia to supermarkets, wholesalers, and individually owned and multi-unit retail customers. Our unprocessed green coffee, which includes over 90 specialty coffee offerings, is primarily sold to specialty gourmet roasters in the United states, Canada and multiple international countries.

We conduct our operations in accordance with strict freshness and quality standards. All of our private label and branded coffees are produced from high quality coffee beans that are deep roasted for full flavor using a slow roasting process that has been perfected utilizing almost 50 years of experience in the coffee industry. In order to ensure freshness, our products are delivered to our customers within 72 hours of roasting. We believe that our long history has enabled us to develop a loyal customer base.

In June 2016, we acquired substantially all of the assets of Coffee Kinetics LLC (doing business as Sonofresco) through our wholly-owned subsidiary Sonofresco, LLC (“Sonofresco” or “SONO”), including equipment, inventory, customer lists, relationships and accounts payable. In addition to our wholesale green coffee, private label coffee and branded coffee product offerings, we currently sell tabletop coffee roasting equipment to our customers through Sonofresco.

On February 23, 2017, we purchased all the outstanding common stock of Comfort Foods, Inc. (“CFI”). CFI is a medium sized regional roaster, manufacturing both branded and private label coffee for retail and foodservice customers located predominantly in the northeast United States marketplace.

On April 24, 2018, pursuant to an Asset Purchase Agreement, by and among Generations Coffee Company, LLC (“GCC”) the entity formed as a result of the Company’s joint venture with Caruso’s Coffee, Inc. and Steep & Brew, Inc. (“the Seller”) a Wisconsin corporation and the stockholder of the Seller, GCC purchased substantially all the assets, including equipment, inventory, customer lists and relationships of the Seller. As of the fiscal period ended January 31, 2022, the parties to the joint venture have agreed not to continue with this joint venture.

On October 15, 2020, we entered into a Contribution and Equity Purchase Agreement (the “Jordre Well Agreement”) to become a 49% owner in The Jordre Well, LLC (“The Jordre Well”), a cannabidiol (“CBD”) beverage company. Under the terms of the Jordre Well Agreement, The Jordre Well was to assist us in the development and commercialization of CBD-infused line extensions for non-coffee CBD-infused beverages and products. However, after further analysis by JVA management, we will no longer pursue this line of products.

We were incorporated on October 9, 1995 under the laws of the State of Nevada under the name Transpacific International Group Corp (“Transpacific”). On April 16, 1998, Transpacific completed a merger with Coffee Holding Co., Inc., a New York corporation. Upon the consummation of the merger, Coffee Holding Co., Inc. was merged into Transpacific and Transpacific changed its name to Coffee Holding Co., Inc.

Our corporate offices are located at 3475 Victory Boulevard, Staten Island, New York 10314. Our telephone number is (718) 832-0800 and our website address is www.coffeeholding.com. The information on our website is not incorporated by reference into this proxy statement/prospectus.

Our Competitive Strengths

To achieve our growth objectives described below, we intend to leverage the following competitive strengths:

Positioned to Profitably Grow Through Varying Cycles of the Coffee Market.    We believe that we are one of the few coffee companies to offer a broad array of branded and private label roasted ground coffees and wholesale green coffee across the spectrum of consumer tastes, preferences and price points. While many of our competitors engage in distinct segments of the coffee business, we sell products in each of the following areas:

•        Retail branded coffee;

•        Mainstream retail private label coffee;

•        Specialty retail coffees both private label and branded;

•        Wholesale specialty green and gourmet whole bean coffees;

•        Single cup coffee pods;

•        Food service;

•        Instant coffees;

•        Tea; and

•        Tabletop coffee roasting equipment.

Our branded and private label roasted ground coffees are sold at competitive and value price levels while some of our other branded and specialty coffees are sold predominantly at premium price levels. Premium price level coffee is high-quality gourmet coffee, such as AA Arabica coffee, which sell at a substantial premium over traditional retail canned coffee, while competitive and value price level coffee is mainstream or traditional canned coffee. Because of this diversification, we believe that our profitability is not dependent on any one area of the coffee industry and, therefore, is less sensitive than our competition to potential coffee commodity price and overall economic volatility.

Wholesale Green Coffee Market Presence.    As a large roaster-dealer of green coffee, we believe that we are favorably positioned to increase our specialty coffee sales. Since 1998, we have increased the number of our wholesale green coffee customers, including coffee houses, single store operators, mall coffee stores and mail order sellers. We are a charter member of the Specialty Coffee Association of America and one of the largest distributors of Swiss Water Processed Decaffeinated Coffees and Dattera specialty Brazil coffees in the United States. Our almost 50 years of experience as a roaster and a dealer of green coffee allows us to provide our roasting experience as a value added service to our gourmet roaster customers. The assistance we provide to our customers includes training, coffee blending and market identification. We believe that our relationships with wholesale green coffee customers and our focus on selling green coffee as a wholesaler has enabled us to participate in the growth of the specialty coffee market while mitigating the risks associated with the competitive retail specialty coffee environment.

Diverse Portfolio of Differentiated Branded Coffees.    We have amassed a portfolio of eight proprietary name brands sold to supermarkets, wholesalers and individually owned stores in the United States, including brands for specialty espresso, Latin espresso, Italian espresso, 100% Colombian coffee and blended and flavored coffees. In addition, we have entered into a licensing agreement with Del Monte Corporation for the exclusive right to use the S&W trademark in the United States and other countries approved by Del Monte Corporation in connection with the production, manufacture and sale of roasted whole bean and ground coffee for distribution to retail customers. Our existing portfolio of differentiated brands combined with our management expertise serve as a platform to add additional name brands through acquisition or licensing agreements which target product niches and segments that do not compete with our existing brands.

Management Has Extensive Experience in the Coffee Industry.    Andrew Gordon, our President, Chief Executive Officer, Chief Financial Officer and Treasurer, and David Gordon, our Executive Vice President — Operations, have worked with Coffee Holding for 40 and 42 years, respectively. During this period, the Company has successfully navigated varying cycles in both the coffee industry and macro economy. David Gordon is an original member of the Specialty Coffee Association of America. We believe that our employees and management are dedicated to our vision and mission, which is to produce high quality products, as well as to provide quality and responsive service to our customers.

Our Growth Strategy

We believe that significant growth opportunities exist by selectively pursuing strategic acquisitions and alliances, increasing penetration with existing customers by adding new products, and developing our Harmony Bay brand and increase the number of our wholesale green coffee customers. By capitalizing on this strategy, we hope to continue to grow our business with our commitment to quality and personalized service to our customers. We do not intend to compete on price alone nor do we intend to expand sales at the expense of profitability.

Selectively Pursue Strategic Acquisitions and Alliances.    We have expanded our operations by acquiring coffee companies, entering into strategic alliances and acquiring or licensing brands, which complement our business objectives and we intend to continue to seek such opportunities.

Grow Our Cafe Caribe and Cafe Supremo Products.    We believe the Latin population in the United States is the fastest growing and now represents the largest minority demographic in the United States. We believe there is significant opportunity for our Café Caribe and Café Supremo brands to gain market share among Latin consumers in the United States. Café Caribe, which has historically been our leading brand by poundage, is a specialty espresso coffee that targets espresso coffee drinkers and, in particular, Latin consumers. Café Supremo is a specialty espresso coffee which is priced for the more price sensitive Latin espresso coffee drinker.

Further Market Penetration of Our Niche Products.    We intend to capture additional market share through our existing distribution channels by selectively adding or introducing new brand names and products across multiple price points, including:

•        New licensing agreements;

•        Specialty blends and foodservice opportunities; and

•        Sales of our tabletop coffee roasting equipment.

Our Core Products

Our core products can be divided into three categories:

•        Wholesale Green Coffee:    unroasted raw beans imported from around the world and sold to large, medium and small roasters and coffee shop operators;

•        Private Label Coffee:    coffee roasted, blended, packaged and sold under the specifications and names of others, including supermarkets that want to have their own brand name on coffee to compete with national brands; and

•        Branded Coffee:    coffee roasted and blended to our own specifications and packaged and sold under our eight proprietary and licensed brand names in different segments of the market.

Wholesale Green Coffee.    The specialty coffee market remains the fastest growing area of our industry. The number of gourmet coffee houses have been increasing in all areas of the United States. The growth in specialty coffee sales has created a marketplace for higher quality and differentiated products, which can be priced at a premium in the marketplace. As a large roaster-dealer of green coffee, we are favorably positioned to increase our specialty coffee sales. We sell green coffee beans to small roasters and coffee shop operators located throughout the United States and carry over approximately 90 different varieties. Specialty green coffee beans are sold unroasted, direct from warehouses to small roasters and gourmet coffee shop operators, which then roast the beans themselves. We sell from as little as one bag (132 pounds) to a full truckload (44,000 pounds) of specialty green coffee beans, depending on the size and need of the customer. We believe that we can increase sales of wholesale green coffee without an increase in infrastructure as well as without venturing into the highly competitive retail specialty coffee environment. We believe that by utilizing our current strategy we can be as profitable or more profitable than our competitors in this segment by selling “one bag at a time” rather than “one cup at a time.”

Private Label Coffee.    We roast, blend, package and sell coffee under private labels for companies throughout the United States and Canada. Our private label coffee is sold in cans, brick packages and instants in a variety of sizes. We produce private label coffee for customers who desire to sell coffee under their own name but do not want to engage in the manufacturing process. Our private label customers seek a quality similar to the national brands at a lower cost, which represents a better value for the consumer.

Branded Coffee.    We roast and blend our branded coffee according to our own recipes and package the coffee at our facilities in La Junta, Colorado and North Andover, Massachusetts. We then sell the packaged coffee under our brand labels to supermarkets, wholesalers and individually-owned stores throughout the United States.

We hold trademarks for each of our proprietary name brands and have the exclusive right to use the S&W, IL CLASSICO brand names in the United States in connection with the production, manufacture and sale of roasted whole bean and ground coffee for distribution at the retail level. For further information regarding our trademark rights, see “Business — Trademarks.”

Each of our name brands is directed at a particular segment of the coffee market. Our branded coffees are:

Cafe Caribe, a specialty espresso coffee that targets espresso coffee drinkers and, in particular, the Latin consumer market;

Don Manuel, is produced from the finest 100% Colombian coffee beans. Don Manuel is an upscale quality product which commands a substantial premium compared to the more traditional brown coffee blends. We also use this known trademark in our food service business because of the high brand quality;

S&W, an upscale canned coffee established in 1921 and includes Premium, Premium Decaf, French Roast, Colombian, Colombian Decaf, Swiss Water Decaf, Kona, Mellow’d Roast and IL CLASSICO lines;

Cafe Supremo, a specialty espresso that targets espresso drinkers of all backgrounds and tastes. It is designed to introduce coffee drinkers to the tastes of dark roasted coffee;

Via Roma, an Italian espresso targeted at the more traditional espresso drinker;

Premier Roasters, a line of high quality retail and foodservice products packed in composite cans and poly bags and single serve; and

Harmony Bay, an upscale line of flavored beans in 11oz and 40oz bags, along with single serve offerings in a multitude of unique flavor profiles.

Other Products

We also offer several niche products, including tea and table-top coffee roasters and grinders.

Raw Materials

Coffee is a commodity traded on the Commodities and Futures Exchange subject to price fluctuations. Over the past five years, the average price per pound of coffee beans ranged from approximately $0.8635 to $2.6045. The price for coffee beans on the commodities market as of October 31, 2022 and 2021 was $1.7770 and $2.04 per pound, respectively. Specialty green coffee, unlike most coffee, is not tied directly to the commodities cash markets. Instead, it tends to trade on a negotiated basis at a substantial premium over commodity coffee pricing, depending on the origin, supply and demand at the time of purchase. We are a licensed Fair Trade dealer for Fair Trade certified coffee. Fair Trade certified coffee helps small coffee farmers to increase their incomes and improve the prospects of their communities and families by guaranteeing farmers a minimum price of ten cents above the current market price. Our North Andover plant operated by our Comfort Foods division, is certified organic by the Organic Crop Improvement Association (OCIA). All of our specialty green coffees, as well as all of the other coffees we import for roasting, are subject to multiple levels of quality control.

We purchase our green coffee from dealers located primarily within the United States. The dealers supply us with coffee beans from many countries, including Colombia, Mexico, Kenya, Indonesia, Brazil and Uganda. We do not have any formalized, material agreements or long-term contracts with any of these suppliers. Rather, our purchases are typically made pursuant to individual purchase orders. We do not believe that the loss of any one supplier would have a material adverse effect on our operations due to the availability of alternate suppliers.

The supply and price of coffee beans are subject to volatility and are influenced by numerous factors which are beyond our control. Supply and price can be affected by factors such as weather, politics, currency fluctuations and economics within the countries that export coffee. Increases in the cost of coffee beans can, to a certain extent, be passed on to our customers in the form of higher prices for coffee beans and processed coffee. Drastic or prolonged increases in coffee prices may also adversely impact our business as it could lead to a decline in overall consumption of coffee. Similarly, rapid decreases in the cost of coffee beans may force us to lower our sale prices before realizing cost reductions in our purchases.

We subject all of our private unroasted green coffee to both a pre-shipment sample approval and an additional sample approval upon arrival into the United States. Once the arrival sample is approved, we then bring the coffee to one of our facilities to roast and blend according to our own strict specifications. During the roasting and blending process, samples are pulled off the production line and tested on an hourly basis to ensure that each batch roasted is consistent with the others and meets the strict quality standards demanded by our customers and us.

Our Use of Derivatives

The supply and price of coffee beans are subject to volatility and are influenced by numerous factors which are beyond our control. Historically, we have used, and intend to continue to use in a limited capacity, short-term coffee futures and options contracts primarily for the purpose of partially hedging the effects of changing green coffee prices and to reduce our costs of sales. In addition, we acquired, and expect to continue to acquire, futures contracts with longer terms, generally three to four months, primarily for the purpose of guaranteeing an adequate supply of green coffee. Realized and unrealized gains or losses on options and futures contracts are reflected in our cost of sales. Gains on options and futures contracts reduce our cost of sales and losses on options and futures contracts increase our cost of sales. The use of these derivative financial instruments has generally enabled us to mitigate the effect of changing prices. We believe that, in normal economic times, our hedging policies remain a vital element of our business model not only in controlling our cost of sales, but also giving us the flexibility to obtain the inventory necessary to continue to grow our sales while trying to minimize margin compression during a time of high coffee prices. However, no strategy can entirely eliminate pricing risks and we generally remain exposed to losses on futures contracts when prices decline significantly in a short period of time, and we would generally remain exposed to supply risk in the event of non-performance by the counterparties in any one of our physical contracts. Although we have had net gains on options and futures contracts in the past, we have incurred significant losses on options and futures contracts during some reporting periods. In these cases, our cost of sales has increased, resulting in a decrease in our profitability or increase our losses. Such losses have and could in the future materially increase our cost of sales and materially decrease our profitability and adversely affect our stock price. Failure to properly design and implement an effective hedging strategy may materially adversely affect our business and operating results. If the hedges that we enter do not adequately offset the risks of coffee bean price volatility or our hedges result in losses, our cost of sales may increase, resulting in a decrease in profitability or increased losses. As previously announced, as a result of the volatile nature of the commodities markets, we have and are continuing to scale back our use of hedging and short-term trading of coffee futures and options contracts, and intend to continue to use these practices in a limited capacity going forward.

Trademarks and Tradename

We hold trademarks, registered with the United States Patent and Trademark Office, for all eight of our proprietary coffee brands and an exclusive license for S&W, IL CLASSICO brands for sale in the United States. Trademark registrations are subject to periodic renewal and we anticipate maintaining our registrations. We believe that our brands are recognizable in the marketplace and that brand recognition is important to the success of our branded coffee business.

Customers

We sell our private label and our branded coffee to some of the largest retail and wholesale customers in the United States (according to Supermarket News).

Although our agreements with wholesale customers generally contain only pricing terms, our contracts with certain customers also contain minimum and maximum purchase obligations at fixed prices. Because our profits on a fixed-price contract could decline if coffee prices increased, we acquire futures contracts with longer terms (generally three to four months) primarily for the purpose of guaranteeing an adequate supply of green coffee at favorable prices. Although the use of these derivative financial instruments has generally enabled us to mitigate the effect of changing prices, no strategy can entirely eliminate pricing risks or increased losses and we generally remain exposed to losses on futures contracts when prices decline significantly in a short period of time, and we would generally remain exposed to supply risk in the event of non-performance by the counterparties to any futures contracts. See “Our Use of Derivatives.”

Marketing

We market our private label and wholesale coffee through trade shows, industry publications, face-to-face contact and through the use of our internal sales force and non-exclusive independent food and beverage sales brokers. We also use our web site (www.coffeeholding.com) as a method of marketing our coffee products and ourselves.

For our private label and branded coffees, we will, from time to time in conjunction with retailers and with wholesalers, conduct in-store promotions, such as product demonstrations, coupons, price reductions, two-for-one sales and new product launches to capture changing consumer taste preferences for upscale canned, bagged and single cup coffees.

We evaluate opportunities for growth consistent with our business objectives. In addition, we have established relationships with independent sales brokers to market our products across the United States, in areas of the country where we have not had a high penetration of sales and Canada. We utilize our in-house sales personnel to market our private label brands. We intend to capture additional market share in our existing distribution channels by selectively adding or introducing new brand names and products across multiple price points, including niche specialty blends, private label “value” blends and tea and our own brands, filter packages, and peripheral products.

Charitable Activities

We are also a supporter of several coffee-oriented charitable organizations and during fiscal 2021 and 2020, we donated approximately $49,000 and $78,000, respectively, to charities.

•        For over 20 years, we have been members of Coffee Kids, an international non-profit organization that helps to improve the quality of life of children and their families in coffee-growing communities in Mexico, Guatemala, Nicaragua and Costa Rica.

•        We are members of Grounds for Health, an organization that educates, screens, and arranges treatment for women who have cancer and live in the rural coffee growing communities of Mexico.

•        We are a licensed Fair Trade dealer of Fair Trade certified coffee. Fair Trade certified coffee helps small coffee farmers to increase their incomes and improve the prospects of their communities and families. It guarantees farmers a minimum price of $1.40 per pound or fifteen cents above the current market price.

•        We are the administrative benefactors to a non-profit organization called Cup for Education. After discovering the lack of schools, teachers, and basic fundamental learning supplies in the poor coffee growing communities of Central and Latin America, “Cup” was established by our employee, Karen Gordon, to help build schools, sponsor teachers, and purchase basic supplies such as books, chalk and other necessities for a proper education.

Competition

The coffee market is highly competitive. We compete in the following areas:

Wholesale Green Coffee.    There are many green coffee dealers throughout the United States. Many of these dealers have greater financial resources than we do. However, we believe that we have both the knowledge and the capability to assist small specialty gourmet coffee roasters with developing and growing their businesses. Our over 40 years of experience as a roaster and a dealer of green coffee allows us to provide our roasting experience as a value added service to our gourmet roaster customers. While other coffee merchants may be able to offer lower prices for coffee beans, we market ourselves as a value-added supplier to small roasters, with the ability to help them market their specialty coffee products and develop a customer base. The assistance we provide our customers includes training, coffee blending and market identification. Because specialty green coffee beans are sold unroasted to small coffee shops and roasters that market their products to local gourmet customers, we do not believe that our specialty green coffee customers compete with our private label or branded coffee lines of business. We believe that the addition of Organic Products Trading Company, LLC (“OPTCO”), Sonofresco, and CFI as well as our external green coffee salespeople allows us to compete more effectively throughout the country and Canada.

Private Label Competition.    There are several major producers of coffee for private label sales in the United States. Many other companies produce coffee for sale on a regional basis. Our main competitor is the Massimo Zanetti Beverage Company. The Massimo Zanetti Beverage Company is larger and has more financial and other resources than we do and, therefore, is able to devote more resources to product development and marketing. We believe that we remain competitive by providing a higher level of quality and customer service. This service includes ensuring that the coffee produced for each label maintains a consistent taste and is delivered on time and in the proper quantities.

Branded Competition.    Our proprietary brand coffees compete with many other brands that are sold in supermarkets and specialty stores, primarily in the Northeastern United States. The branded coffee market in both the Northeast and elsewhere is dominated by two large companies: Kraft Foods, Inc. (owner of the Maxwell House brand), and J.M. Smucker Co. (owner of the Folgers and Café Bustelo brands). Our large competitors have greater access to capital and a greater ability to conduct marketing and promotions. We believe that, while our competitors’ brands may be more nationally recognizable, our Café Caribe and Café Supremo brands are competitive in the fast growing Latin demographic, our Harmony Bay has a strong regional presence in the northeast and our S&W brand has been a popular and recognizable brand on the west coast for over 80 years.

Government Regulation

Our coffee roasting operations are subject to various governmental laws and regulations, which require us to obtain licenses relating to customs, health and safety, building and land use and environmental protection. Our roasting facility is subject to state and local air-quality and emissions regulation. If we encounter difficulties in obtaining any necessary licenses or if we have difficulty complying with these laws and regulations, then we could be subject to fines and penalties, which could have a material adverse effect on our profitability. In addition, our product offerings could be limited, thereby reducing our revenues.

We believe that we are in compliance in all material respects with all such laws and regulations and that we have obtained all material licenses and permits that are required for the operation of our business. We are not aware of any environmental regulations that have or that we believe will have a material adverse effect on our operations.

Employees

We have 79 full-time employees. None of our employees are represented by unions or collective bargaining agreements. Our management believes that we maintain good working relationships with our employees. To supplement our internal sales staff, we sometimes engage independent national and regional sales brokers as independent contractors who work on a commission basis.

Properties

We are headquartered at 3475 Victory Boulevard, Staten Island, New York, where we lease office and warehouse space. We pay annual rent ranging from $182,749 to $297,864 under the terms of the lease, which expires on September 30, 2036.

We lease production, warehouse and office space in North Arlington, MA. We pay annual rent of $168,288 under the terms of a lease, which expires in May 2028.

We own a 50,000 square foot facility located at 27700 Frontage Road in La Junta, Colorado.

We also use a variety of independent, bonded commercial warehouses to store our green coffee beans. Our management believes that our facilities are adequate for our current operations and for our contemplated operations in the foreseeable future.

Legal Proceedings

We are subject to claims, charges, litigation and other proceedings in the ordinary course of our business, including those arising from or related to contractual matters, intellectual property, personal injury, environmental matters, product liability, product recalls, construction defect, insurance coverage, personnel and employment disputes, antitrust issues and other matters, including class actions. We believe that we have adequate defenses in these matters and that the likelihood that the outcome of these matters would have a material adverse effect on us is remote. However, there is no assurance that we will prevail in these matters, and we could in the future incur judgments, enter into settlements of claims or revise our expectations regarding the outcome of these matters, which could materially impact our results of operations.

We were named as a defendant in a putative class action lawsuit filed in the United States District Court for the Northern District of Illinois (the “Court”) on or about December 21, 2020. The plaintiffs, Eileen Brodsky and Rhonda Diamond, purported to represent a class of individuals who purchased coffee products at one of our supermarket customers, generally allege that such client sold private label coffee products manufactured by us and one of our partners, which falsely described the number of cups of coffee that could be made from the amount of product purchased. These parties were also named as defendants in the action. The complaint asserted a variety of claims under New York and California consumer protection laws, and seeks unspecified monetary damages, including disgorgement and restitution, as well as other forms of relief including class certification, declaratory and injunctive relief, attorneys’ fees, and interest. We believe the allegations in the complaint are wholly without merit and that the claims asserted are legally deficient, and the company intends to vigorously defend the action. On September 28, 2021, the Court entered an order granting our motion to dismiss with prejudice (the “Dismissal Order”). In the Dismissal Order, the Court stated that no reasonable coffee drinker would be deceived by our packaging. The plaintiffs filed an appeal with the 7th Circuit Court of Appeals (the “Appeal”). After the Appeal was filed, we settled the matter during mediation in late January 2022 and the Appeal was dismissed.

A significant customer of ours was named as a defendant in a putative class action lawsuit filed in the United States District Court for the District of Massachusetts (the “Massachusetts District Court”) on or about February 2, 2021, concerning the labeling on private label coffee productions we sold to the customer. The plaintiff, David Cohen, purporting to represent a class of individuals who purchased coffee products from our customer, generally allege that the customer sold private label coffee products manufactured by us which falsely described the number of cups of coffee that could be made from the amount of product purchased. We are not named as a defendant in the action, but we have agreed to indemnify the customer for the costs and expenses incurred in defending the lawsuit and for any liability the customer may suffer as a result. The complaint asserts a variety of claims under Massachusetts consumer protection laws, and seeks unspecified monetary damages as well as other forms of relief including class certification, declaratory and injunctive relief, attorneys’ fees, and interest. We believe the allegations in the complaint are wholly without merit and that the claims asserted are legally deficient, and we intend to vigorously support the customer in defending the action. On February 28, 2022, the Company and the plaintiff, in his individual capacity and not on behalf of a presumptive class, resolved the matter in principle and have reported the agreement in principle to the Massachusetts District Court. Subsequent to the end of the period, the parties finalized the details of a settlement agreement. The final settlement amount was immaterial to the Company’s operations and results from operation.

Available Information

Our website, www.coffeeholding.com, provides access, without charge, to JVA’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. The information provided on our website is not part of this report, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this report.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our company that we file electronically with the SEC.

MANAGEMENT OF JVA

The following is information about the board of directors and management of JVA, as of the date of this proxy statement/prospectus:

Name	Age(1)	Term Expires	Position(s) Held With Coffee Holding	Director Since
Andrew Gordon	62	2024	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director	1997
Daniel Dwyer	67	2024	Director	1998
Barry Knepper	73	2024	Director	2005
Gerard DeCapua	62	2025	Director	1997
George F. Thomas	75	2025	Director	2016
David Gordon	58	2023	Executive Vice President — Operations, Secretary and Director	1995
John Rotelli	65	2023	Director	2005

____________

(1)      As of September 20, 2023.

The principal occupation and business experience of each director are set forth below. Unless otherwise indicated, each of the following persons has held his present position for at least the last five years.

Andrew Gordon has been the Chief Executive Officer, President, Treasurer and a director of Coffee Holding since 1997 and its Chief Financial Officer since November 2004. He is responsible for managing Coffee Holding’s overall business and has worked for Coffee Holding for over 36 years, previously as a Vice President from 1993 to 1997. Mr. Gordon has worked in all capacities of Coffee Holding’s business and serves as the direct contact with its major private label accounts. Mr. Gordon received his Bachelor of Business Administration degree from Emory University. He is the brother of David Gordon. Through his experience as President and Chief Executive Officer of the Company, as well as his over 35 years of service with the Company, Mr. Gordon has demonstrated the requisite qualifications and skills necessary to serve as an effective director. We believe Mr. Gordon’s extensive experience with, and institutional knowledge of, Coffee Holding and the industry is an integral contribution to Coffee Holding’s current successes and its ability to grow and flourish in the industry.

Daniel Dwyer has served as a director of Coffee Holding since 1998. Mr. Dwyer was the Chief Executive Officer at Rothfos Corporation, a green coffee bean supplier, and prior to that, had been a senior coffee trader at Rothfos, since 1995. Mr. Dwyer was responsible for our account with Rothfos. We paid Rothfos approximately $3.5 million for green coffee purchases in fiscal 2021. All purchases were made on arms’ length terms. We believe that Mr. Dwyer’s experience with the coffee industry will enable him to provide the Board with beneficial insight for Coffee Holding’s business development and strategy. Mr. Dwyer serves on the board of directors of the National Coffee Association.

Barry Knepper has served as a director of Coffee Holding since 2005. From July 2004 to the present, Mr. Knepper has been the President and Chief Executive Officer of CFO Business Solutions, a management consulting firm. Mr. Knepper was the Chief Financial Officer for TruFoods Corporation, a growth oriented franchise management company from April 2001 through June 2004. From January 2000 through March 2001, he was the Chief Financial Officer of Offline Entertainment, an early stage television and motion picture production company. From 1982 through 1999, he served as the Chief Financial Officer of Unitel Video, Inc., a formerly publicly-traded nationwide high tech service company in the television, film and new media fields. We believe that Mr. Knepper’s diversified financial, accounting and business expertise provide him with the qualifications and skills to serve as a director.

Gerard DeCapua has served as a director of Coffee Holding since 1997. Mr. DeCapua has had his own law practice in Rockville Centre, New York since 1986. Mr. DeCapua received his law degree from Pace University. We believe that Mr. DeCapua’s legal experience brings significant knowledge regarding the legal issues Coffee Holding faces and provide him with the skills and qualifications to serve as a director.

George F. Thomas has served as a director of Coffee Holding since February 2016. Mr. Thomas has over 38 years of domestic and international corporate business experience in top management positions. Since February 2007, Mr. Thomas has served as a Principal at Radix Consulting Corporation, a consulting firm which provides specialized advice in the field of electronic payments. From 1981 through 2007, Mr. Thomas served in a number of positions at The Clearing House Payments Company L.L.C., a limited liability company which operates electronic payment systems, including such positions as Executive Vice President of the Payments Services Division, President of the Electronic Payments Network, Senior Vice President of Business Development and Information Technology and Vice President of Technical Services and Systems Development. Since 2007, Mr. Thomas has served as a director of eGistics, Inc., a provider of cloud-based document and data management solutions which was acquired by Top Image Systems, Ltd. in 2014. We believe that Mr. Thomas’ financial and business experience provide him with the qualifications and skills to serve as a director.

David Gordon has been the Executive Vice President — Operations, Secretary and a director of Coffee Holding since 1995. He is responsible for managing all aspects of Coffee Holding’s roasting and blending operations, including quality control, and has worked for Coffee Holding for 39 years, previously as an Operating Manager from 1989 to 1995. He is a charter member of the Specialty Coffee Association of America, or SCAA. Mr. Gordon attended Baruch College in New York City. He is the brother of Andrew Gordon. Through his 38 years of service with the Company, Mr. Gordon has demonstrated the requisite qualifications and skills necessary to serve as an effective director. We believe Mr. Gordon’s extensive institutional knowledge and leadership are invaluable to Coffee Holding’s current and future successes. Mr. Gordon’s leadership, as demonstrated by the launch of the Specialty Green segment of the business as well as the founding of the SCAA, is a valuable resource for Coffee Holding’s business development and future strategy.

John Rotelli has served as a director of Coffee Holding since 2005. Mr. Rotelli has over 40 years of experience in the green coffee industry business consisting of procurement from growing countries, every aspect of traffic and warehousing, quality analysis, and knowledge of both suppliers and competitors. Mr. Rotelli is currently the Vice President of L.J. Cooper Company, one of the largest green coffee brokers and agents in North America. He is also a director of the Green Coffee Association. Mr. Rotelli’s industry and business experience provides the Board with valuable expertise within the coffee industry as well as beneficial relationships that can help form new beneficial relationships for Coffee Holding.

Security Ownership of Certain Beneficial Owners and Management of JVA

The following table shows the number of shares of Coffee Holding’s common stock, par value $0.001 per share, beneficially owned by (i) each person known to be the owner of 5% or more of our common stock, (ii) each director and nominee, (iii) the Named Executive Officers identified in the Summary Compensation Table included elsewhere in this proxy statement and (iv) all directors and executive officers of Coffee Holding as a group, as of March 15, 2023. The percent of common stock outstanding was based on a total of 5,708,599 shares of Coffee Holding’s common stock outstanding as of March 15, 2023. Except as otherwise indicated, each person shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name. The address for each person shown in the table is c/o Coffee Holding Co., Inc., 3475 Victory Boulevard, Staten Island, New York 10314, unless otherwise indicated.

Name	Position	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding (%)(1)
Directors and Executive Officers
Andrew Gordon	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director	636,750	(2)	10.5%
David Gordon	Executive Vice President — Operations, Secretary and Director	648,181	(3)	10.8%
Gerard DeCapua	Director	14,100	(4)	*
Daniel Dwyer	Director	19,900	(5)	*
Barry Knepper	Director	36,010	(6)	*
John Rotelli	Director	20,548	(7)	*
George F. Thomas	Director	6,600	(8)	*
All directors and executive officers as a group (7 persons)		1,382,089		21.6%
5% or More Holders
Renaissance Technologies LLC		342,964	(9)	6.0%

____________

(1)      Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or investment power. Shares of common stock subject to stock options that are exercisable currently or within 60 days of the Record Date, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such stock options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person

(2)      Includes 14,000 shares owned by Mr. A. Gordon directly, a stock option to purchase 349,000 shares held directly by Mr. A Gordon, and 273,750 shares owned indirectly by Mr. A. Gordon through A. Gordon Family Ventures LLC.

(3)      Includes 367,181 shares of common stock owned by Mr. D. Gordon directly, and a stock option to purchase 281,000 shares of common stock owned directly by Mr. D. Gordon.

(4)      Includes 100 shares of common stock and an option to purchase 14,000 shares owned directly by Mr. DeCapua.

(5)      Includes 5,900 shares of common stock and an option to purchase 14,000 shares of common stock owned directly by Mr. Dwyer.

(6)      Includes 22,010 shares of common stock and an option to purchase 14,000 shares of common stock owned directly by Mr. Knepper.

(7)      Includes 6,548 shares of common stock and an option to purchase 14,000 shares of common stock owned directly by Mr. Rotelli.

(8)      Includes 3,000 shares of common stock owned by Mr. Thomas directly, an option to purchase 3,000 shares of common stock owned by Mr. Thomas directly, and 600 shares owned by Mr. Thomas’ wife.

(9)      Includes shares of common stock beneficially owned by Renaissance Technologies Holdings Corporation (“RTHC”) because of RTHC’s majority ownership of Renaissance Technologies LLC (“RTC”). The principal business address of both RTHC and RTC is 800 Third Avenue, New York, New York 10022. All information regarding RTHC is based on information disclosed in a statement on Schedule 13G filed with the SEC on February 13, 2023.

Independent Directors

Our Board currently consists of seven directors, four of whom our Board has determined are independent directors. The standards relied on by the JVA Board in affirmatively determining whether a director is “independent,” in compliance with Nasdaq’s rules, are comprised of those objective standards set forth in the rules promulgated by Nasdaq. The JVA Board is responsible for ensuring that independent directors do not have a relationship that, in the opinion of the JVA Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The JVA Board has determined that Gerard DeCapua, Barry Knepper, John Rotelli and George F. Thomas, comprising a majority of the JVA Board, are “independent” directors under Nasdaq’s rules.

Nasdaq’s rules, as well as SEC rules, impose additional independence requirements for all members of the Audit Committee. Specifically, in addition to the “independence” requirements discussed above, “independent” audit committee members must: (1) not accept, directly or indirectly, any consulting, advisory, or other compensatory fees from Coffee Holding or any subsidiary of Coffee Holding other than in the member’s capacity as a member of the JVA Board and any Board committee; (2) not be an affiliated person of Coffee Holding or any subsidiary of Coffee Holding; and (3) not have participated in the preparation of the financial statements of Coffee Holding or any current subsidiary of Coffee Holding at any time during the past three years. In addition, Nasdaq’s rules require that all audit committee members be able to read and understand fundamental financial statements, including Coffee Holding’s balance sheet, income statement, and cash flow statement. The JVA Board believes that the current members of the Audit Committee meet these additional standards.

Furthermore, at least one member of the Audit Committee must be financially sophisticated, in that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including but not limited to being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities. Additionally, the SEC requires that Coffee Holding disclose whether the Audit Committee has, and will continue to have, at least one member who is a “financial expert.” The JVA Board has determined that Barry Knepper meets the SEC’s definition of an audit committee financial expert.

Committees of the JVA Board

The JVA Board of Coffee Holding has established the following committees:

Audit Committee.    The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our registered independent public accountants and reports to the JVA Board any substantive issues found during the audit. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our registered independent public accountants. The Audit Committee reviews and approves all transactions with affiliated parties. The JVA Board has adopted a written charter for the Audit Committee, which is available on our website at www.coffeeholding.com under “Investor Relations — Corporate Governance.” All members of the Audit Committee are independent directors as defined under Nasdaq’s listing standards. Gerard DeCapua, Barry Knepper and George F. Thomas serve as members of the Audit Committee with Barry Knepper serving as its chairman. The JVA Board has determined that Barry Knepper qualifies as an audit committee financial expert as that term is defined by SEC regulations. The Audit Committee held six meetings during the fiscal year ended October 31, 2022, and acted by written consent on two occasions.

Compensation Committee.    The Compensation Committee provides advice and makes recommendations to the JVA Board in the areas of employee salaries, benefit programs and director compensation. The Compensation Committee also reviews the compensation of the President and Chief Executive Officer of Coffee Holding and makes recommendations in that regard to the JVA Board as a whole. The JVA Board has adopted a written charter for the Compensation Committee, which is available on our website at www.coffeeholding.com under “Investor Relations — Corporate Governance.” All members of the Compensation Committee are independent directors as defined under Nasdaq’s listing standards. Barry Knepper, John Rotelli and George F. Thomas serve as members of the Compensation Committee, with John Rotelli serving as its chairman. The Compensation Committee acted by written consent once during the fiscal year ended October 31, 2022.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee nominates individuals to be elected to the full Board by our stockholders. The Nominating and Corporate Governance Committee considers recommendations from stockholders if submitted in a timely manner in accordance with the procedures set forth in Article II, Section 11 of our Bylaws and applies the same criteria to all persons being considered. All members of the Nominating and Corporate Governance Committee are independent directors as defined under the Nasdaq listing standards. Gerard DeCapua, John Rotelli and George F. Thomas serve as members of the Nominating and Corporate Governance Committee, with Gerard DeCapua serving as its chairman. The JVA Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at www.coffeeholding.com under “Investor Relations — Corporate Governance.” The Nominating and Corporate Governance Committee acted by written consent once during the fiscal year ended October 31, 2022.

There are no minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee. It is the policy of the Nominating and Corporate Governance Committee to recommend individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other members of the JVA Board, in collectively serving the long-term interests of our stockholders.

Stockholder Communication with the JVA Board of Directors and Attendance at Annual Meetings

The JVA Board maintains a process for stockholders to communicate with the JVA Board and its committees. Stockholders of Coffee Holding and other interested persons may communicate with the JVA Board or the chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee by writing to the Secretary of Coffee Holding at 3475 Victory Boulevard, Staten Island, NY 10314. All communications that relate to matters that are within the scope of the responsibilities of the JVA Board will be presented to the JVA Board no later than the next regularly scheduled meeting. Communications that relate to matters that are within the responsibility of one of the JVA Board committees will be forwarded to the chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the JVA Board’s responsibilities, such as customer complaints, will be forwarded to the appropriate officer. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Directors are expected to prepare themselves for and attend all Board meetings, the Annual Meeting of Stockholders and the meetings of the committees on which they serve, with the understanding that, on occasion, a director may be unable to attend a meeting. All of our directors who served as directors during the 2022 fiscal year attended the 2022 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

The summary compensation table below summarizes information concerning compensation for the fiscal years ended October 31, 2022 and 2021 of the individuals who served as President, Chief Executive Officer, Chief Financial Officer and Treasurer (Andrew Gordon) and Executive Vice President — Operations and Secretary (David Gordon). We refer to these individuals as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the compensation of our Named Executive Officers for services in all capacities to us and our subsidiaries.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Andrew Gordon,	2022	323,863	0	0	0	0	59,371	383,234
President, Chief Executive Officer, Chief Financial Officer and Treasurer	2021	338,065	0	0	0	0	42,430	380,495

David Gordon, Executive Vice President –	2022	270,400	0	0	0	0	84,218	354,618
Operations and Secretary	2021	274,728	0	0	0	0	71,301	346,029

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(1)      The figures shown represent amounts earned for the fiscal year, whether or not actually paid during such year.

(2)      Stock option awards represent the grant date fair value of the awards pursuant to FASB ASC Topic 718, as described in Note 12 “Stockholders’ Equity” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2022.

(3)      Includes the amount of interest accrued on defined contribution deferred compensation balances at a rate in excess of 120% of the applicable federal mid-term rate under section 1274(d) of the Internal Revenue Code of 1986 (the “Code”) and dividends or dividend equivalents on balances denominated in Coffee Holding common stock in excess of the dividends paid to stockholders generally during the fiscal year.

(4)      The Named Executive Officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figures shown for Andrew Gordon include $10,641 and $10,603 in employer contributions to the 401(k) plan for 2022 and 2021, respectively; life insurance premiums of $0 and $816 for 2022 and 2021, respectively, business car expenses of $24,460 and $9,126 for 2022 and 2021, respectively, and health insurance premiums of $24,270 and $21,885 for 2022 and 2021, respectively. The figures shown for David Gordon include $12,655 and $7,368 for a business car expenses in 2022 and 2021, respectively; $7,760 and $7,676 in employer contributions to the 401(k) plan for 2022 and 2021, respectively, life insurance premiums of $3,000 and $3,000 for 2022 and 2021, respectively, and health insurance premiums of $60,803 and $53,257 for 2022 and 2021, respectively.

Narrative to Summary Compensation Table

Overview

Our Compensation Committee has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. In that regard, the Compensation Committee provides advice and makes recommendations to the JVA Board in the areas of employee salaries and benefit programs. The Compensation Committee ensures that the total compensation paid to our executive leadership team is fair and reasonable. Generally, the types of compensation and benefits provided to members of the executive leadership team, including the Named Executive Officers, are similar to those provided to our other officers and employees.

Compensation Components

Our compensation program for Named Executive Officers consists generally of base salary and annual bonuses. These elements are intended to provide an overall compensation package that is commensurate with our financial resources, that is appropriate to assure the retention of experienced management personnel, and that aligns their financial interests with those of our stockholders. We pay our Named Executive Officers commensurate with their experience and responsibilities.

Base Salary.    Each of our Named Executive Officers receives a base salary to compensate him for services performed during the year. The base salaries of our Named Executive Officers are established annually by the JVA Board upon recommendation by the Compensation Committee. When determining the base salary for each of our Named Executive Officers, the Compensation Committee considers the performance of the Named Executive Officer, the duties of the Named Executive Officer, the experience of the Named Executive Officer in his position and salary levels of the companies in our peer group. Salary levels are also intended to reflect our financial performance. We have entered into employment agreements with each of the Named Executive Officers that provide for minimum annual base salaries. The Named Executive Officers are eligible for annual increases in their base salaries as a result of company performance, individual performance and any added responsibility since their last salary increase.

Annual Bonus.    Our Named Executive Officers are eligible to receive annual cash bonuses. These bonuses are intended to reward the achievement of corporate goals and individual performance objectives. The bonus levels are intended to be competitive with those typically paid by the companies in our peer group and commensurate with the Named Executive Officers’ successful execution of duties and responsibilities.

Equity Compensation.    At the 2013 Annual Meeting of Stockholders, our stockholders approved the 2013 Equity Compensation Plan. Through the 2013 Equity Compensation Plan, we provide our employees, including our Named Executive Officers, with equity incentives that help align their interests with those of our stockholders by tying the value delivered to our Named Executive Officers to the value of our shares of common stock. We also believe that stock option grants to our Named Executive Officers provide them with long-term incentives that will aid in retaining executive talent by providing opportunities to be compensated through the Company’s performance and rewarding executives for creating shareholder value over the long-term.

During the years ended October 31, 2022, and October 31, 2021 we did not grant any stock option awards to the Named Executive Officers. During the year ended October 31, 2019, we granted stock option awards to the Named Executive Officers to purchase an aggregate of 630,000 shares of common stock at an exercise price of $5.43 per share. The stock options are fully vested.

Implementation for Fiscal Year 2022

For the 2022 fiscal year, Andrew Gordon received a base salary of $323,863 and did not receive an annual bonus. David Gordon received a base salary of $270,400 and did not receive an annual bonus.

As stated above, on April 18, 2019, Andrew Gordon was granted a stock option to purchase 349,000 shares of common stock, and David Gordon was granted a stock option to purchase 281,000 shares of common stock. The stock options have an exercise price of $5.43 and are completely vested.

Compensation Decision-Making Policies and Procedures

Decision-Making and Policy-Making.    As a Nasdaq listed company, we must observe governance standards that require executive officer compensation decisions to be made by the independent director members of our Board or by a committee of independent directors. Consistent with these requirements, our Board has established a Compensation Committee all of whose members are independent directors.

The Compensation Committee provides advice and makes recommendations to our Board in the areas of employee salaries and benefit programs. Compensation may consist of three components: (1) base salary; (2) bonuses; and (3) long-term incentives (e.g., deferred compensation and fringe benefits).

The Compensation Committee generally meets at least once each year or acts by written consent. It considers the expectations of the Chief Executive Officer with respect to his own compensation and his recommendations with respect to the compensation of more junior executive officers, as well as empirical data on compensation practices at peer group companies. The Compensation Committee does not delegate its duties to others.

Employment Agreements

We have entered into employment agreements with Andrew Gordon to secure his continued service as President, Chief Executive Officer, Chief Financial Officer and Treasurer and with David Gordon to secure his continued service as Executive Vice President — Operations and Secretary. These employment agreements have rolling five-year terms that began on May 6, 2005. These agreements may be converted to a fixed five-year term by the decision of our Board or the executive. These agreements provide for minimum annual salaries, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The employment agreements also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and thereafter for so long as the executives are subject to liability for such service to the extent permissible by the Nevada Revised Statutes.

The terms of the employment agreements provide that each executive will be entitled to severance benefits if his employment is terminated without “cause” or if he resigns for “good reason” or following a “change in control” (as such terms will be defined in the employment agreements) equal to the value of the cash compensation and fringe benefits that he would have received if he had continued working for the remaining unexpired term of the agreement. The employment agreements also provide uninsured disability benefits. During the term of the employment agreements and, in case of discharge with “cause” or resignation without “good reason,” for a period of one year thereafter, the executives are subject to (1) restrictions on competition with us; and (2) restrictions on the solicitation of our customers and employees. For all periods during and after the term of the employment agreements, the executives are subject to nondisclosure and restrictions relating to our confidential information and trade secrets.

The employment agreements provide that in the event either executive terminates employment in connection with a change in control under circumstances entitling him to severance benefits, and it is determined that the executive would be subject to a 20% excise tax imposed by Section 4999 of the Code which applies to certain “excess parachute payments” (the “Excise Tax”), we will pay the executive a “Tax Indemnity Payment” such that the net amount received by the executive after payment of such Excise Tax, and any federal, Medicare and state and local income taxes and Excise Tax upon the Tax Indemnity Payment, will be equal to the payments the executive would have retained had there been no Excise Tax. The effect of this provision is that we, and not the executives, bear the financial cost of the Excise Tax. In accordance with Section 280G of the Code, we cannot claim a federal income tax deduction for payments subject to the Excise Tax, including the Tax Indemnity Payment.

Potential Payments Upon a Change of Control

Under the 2013 Equity Compensation Plan, in the event of a change in control (as defined in the 2013 Equity Compensation Plan), the Compensation Committee may, at the time of the grant of an award provide for, among other things, the (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, or (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and stock appreciation rights to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or stock appreciation right in exchange for a substitute option; (d) cancel any award of restricted stock, restricted stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock, restricted stock unit, performance share or performance unit for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of our common stock on the date of the change in control; (f) cancel any option or stock appreciation right in exchange for cash and/or other substitute consideration based on the value of our common stock on the date of the change in control, and cancel any option or stock appreciation right without any payment if its exercise price exceeds the value of our common stock on the date of the change in control; or (g) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate. To date, there have been 689,000 options granted under the 2013 Equity Compensation Plan to the Named Executive Officers.

Other than the severance benefits described under “Employment Agreements” and the potential payments described under “Potential Payments Upon a Change of Control” above, we do not maintain contracts, agreements, plans or arrangements that provide for payments to the Named Executive Officers at, following, or in connection with any termination of employment.

Deferred Compensation Plan for Executive Officers

In January 2005, we established the Coffee Holding Co., Inc. Non-Qualified Deferred Compensation Plan for Named Executive Officers. Currently, Andrew Gordon is the only participant in the plan. Each Named Executive Officer who participates in the plan may defer receipt of all or a portion of his annual cash compensation received from Coffee Holding. The deferred amounts are allocated to a deferral account and credited with interest according to the investment classifications made available by the JVA Board. The plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events. The amounts deferred, and related investment earnings, are held in a corporate account for the benefit of participating Named Executive Officers until such amounts are distributed pursuant to the terms of the plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock options awarded to each of our Named Executive Officers as of October 31, 2022.

Name	Number of Securities Underlying Unexercised Options		Option exercise price ($)	Option expiration date
	Exercisable	Unexercisable
Andrew Gordon	349,000(1)	0(1)	$5.43	4/18/2029
David Gordon	281,000(1)	0(1)	$5.43	4/18/2029

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and rights and shares reserved for future issuance under our existing equity compensation plans as of October 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	(Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	1,000,000	$5.43	0
Equity compensation plans not approved by stockholders	—	$—	—

Total	1,000,000	$5.43	0

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(1)      Represents outstanding stock options granted to current or former employees and directors of the Company pursuant to its 2013 Equity Compensation Plan.

DIRECTOR COMPENSATION

Non-employee directors receive $800 per Board meeting and committee meeting attended in person and $400 per each JVA Board meeting and committee meeting attended telephonically. Non-employee directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with attendance at Board and committee meetings.

Total directors’ meeting and committee fees for the fiscal year ended October 31, 2022 were $15,200. We do not compensate our employee directors for service as directors. Directors are also entitled to the protection of certain indemnification provisions in our Amended and Restated Articles of Incorporation and Bylaws.

The following table sets forth information regarding compensation earned by our non-employee directors during the 2022 fiscal year.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Options(2)(3)	All Other Compensation ($)	Total ($)
Gerard DeCapua	$3,600	$0	$0	$3,600
Daniel Dwyer	$2,400	$0	$0	$2,400
Barry Knepper	$3,600	$0	$0	$3,600
John Rotelli	$2,400	$0	$0	$2,400
George F. Thomas	$3,200	$0	$0	$3,200

____________

(1)      Meeting fees earned during the fiscal year, whether such fees were paid currently or deferred.

(2)      Stock option awards represent the grant date fair value of the awards pursuant to FASB ASC Topic 718, as described in Note 12 “Stockholders’ Equity” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2022, to which reference is hereby made.

(3)      The total number of shares of common stock covered by stock options held by each non-employee director at October 31, 2022 were as follows:

No. of Shares
Gerard DeCapua	100
Daniel Dwyer	5,900
Barry Knepper	22,172
John Rotelli	6,548
George F. Thomas	4,000

JVA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with JVA’s financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion includes forward-looking statements which, although based on assumptions that JVA considers reasonable, are subject to risks and uncertainties which could cause actual events or conditions to differ materially from those currently anticipated and expressed or implied by such forward-looking statements. For a discussion of some of those risks and uncertainties, please read “Forward-Looking Statements” and “Additional Risks Related to JVA and/or Pubco.” In this discussion of JVA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, the terms “we,” “us,” and “the Company” refer to JVA.

Overview

We are an integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. As a result, we believe that we are well-positioned to increase our profitability and endure potential coffee price volatility throughout varying cycles of the coffee market and economic conditions.

Our operations have primarily focused on the following areas of the coffee industry:

•        the sale of wholesale specialty green coffee;

•        the roasting, blending, packaging and sale of private label coffee;

•        the roasting, blending, packaging and sale of our eight brands of coffee; and sales of our tabletop coffee roasting equipment.

Our operating results are affected by a number of factors including:

•        the level of marketing and pricing competition from existing or new competitors in the coffee industry;

•        our ability to retain existing customers and attract new customers;

•        our hedging policy;

•        fluctuations in purchase prices and supply of green coffee and in the selling prices of our products; and

•        our ability to manage inventory and fulfillment operations and maintain gross margins.

Our net sales are driven primarily by the success of our sales and marketing efforts and our ability to retain existing customers and attract new customers. For this reason, we have made, and will continue to evaluate, strategic decisions to invest in measures that are expected to increase net sales. These transactions include our acquisition of Premier Roasters, LLC, including equipment and a roasting facility in La Junta, Colorado, the addition of a west coast sales manager to increase sales of our private label and branded coffees to new customers and the transaction with OPTCO. On June 29, 2016, we purchased substantially all the assets, including equipment, inventory, customer lists and relationships of Coffee Kinetics, LLC., a Washington limited liability company. On February 24, 2017, we acquired 100% of the capital stock of Comfort Foods, Inc. (“CFI”), a Massachusetts based medium sized coffee roaster, manufacturing both branded and private label coffee for retail and foodservice customers. In April 2018, Generations Coffee Company, the entity formed as a result of our joint venture with Caruso’s Coffee, Inc., purchased substantially all the assets of Steep & Brew, Inc. As of the fiscal period ending January 31, 2022, we agreed with Generations to no longer move forward with this joint venture.

In October 2020, we entered into the Jordre Well Agreement to become a 49% owner in The Jordre Well, a CBD beverage company. Under the terms of the Jordre Well Agreement, The Jordre Well was to assist us in the development and commercialization of CBD-infused line extensions for the existing coffee brands within our portfolio, as well as launch new brands of non-coffee CBD-infused beverages and products. However, after further analysis, management has decided not to pursue commercialization or development of any beverages or products of this nature.

Our net sales are affected by the price of green coffee. We purchase our green coffee from dealers located primarily within the United States. The dealers supply us with coffee beans from many countries, including Colombia, Mexico, Kenya, Indonesia, Brazil and Uganda. The supply and price of coffee beans are subject to volatility and are influenced by numerous factors which are beyond our control. For example, in Brazil, which produces approximately 40% of the world’s green coffee, the coffee crops are historically susceptible to frost in June and July and drought in September, October and November. However, because we purchase coffee from a number of countries and are able to freely substitute one country’s coffee for another in our products, price fluctuations in one country generally have not had a material impact on the price we pay for coffee. Accordingly, price fluctuations in one country generally have not had a material effect on our results of operations, liquidity and capital resources. Historically, because we generally have been able to pass green coffee price increases through to customers, increased prices of green coffee generally result in increased net sales, irrespective of sales volume.

The supply and price of coffee beans are subject to volatility and are influenced by numerous factors which are beyond our control. Historically, we have used, and intend to continue to use in a limited capacity, short-term coffee futures and options contracts primarily for the purpose of partially hedging the effects of changing green coffee prices In addition, we acquired, and expect to continue to acquire, futures contracts with longer terms, generally three to four months, primarily for the purpose of guaranteeing an adequate supply of green coffee. Realized and unrealized gains or losses on options and futures contracts are reflected in our cost of sales. Gains on options and futures contracts reduce our cost of sales and losses on options and futures contracts increase our cost of sales. The use of these derivative financial instruments has generally enabled us to mitigate the effect of changing prices. We believe that, in normal economic times, our hedging policies remain a vital element to our business model not only in controlling our cost of sales, but also giving us the flexibility to obtain the inventory necessary to continue to grow our sales while trying to minimize margin compression during a time of historically high coffee prices. However, no strategy can entirely eliminate pricing risks and we generally remain exposed to losses on futures contracts when prices decline significantly in a short period of time, and we would generally remain exposed to supply risk in the event of non-performance by the counterparties to any of our futures contracts. Although we have had net gains on options and futures contracts in the past, we have incurred significant losses on options and futures contracts during some recent reporting periods. In these cases, our cost of sales has increased, resulting in a decrease in our profitability or increase our losses. Such losses have and could in the future materially increase our cost of sales and materially decrease our profitability and adversely affect our stock price. If our hedging policy is not effective, we may not be able to control our coffee costs, we may be forced to pay greater than market value for green coffee and our profitability may be reduced. Failure to properly design and implement an effective hedging strategy may materially adversely affect our business and operating results. If the hedges that we enter do not adequately offset the risks of coffee bean price volatility or our hedges result in losses, our cost of sales may increase, resulting in a decrease in profitability or increased losses. As previously announced, as a result of the volatile nature of the commodities markets, we have and are continuing to scale back our use of hedging and short-term trading of coffee futures and options contracts, and intend to continue to use these practices in a limited capacity going forward.

COVID-19 Pandemic

The global outbreak of COVID-19 was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020 and has negatively affected the U.S. and global economies, disrupted global supply chains, resulted in significant travel and transport restrictions, mandated closures and stay-at-home orders, and created significant disruption of the financial markets. However, we are classified as an essential business and our factories continued to operate with little to no impact from the pandemic-related closures.

To date, we have experienced disruption to our supply chain or distribution network, including the supply of green coffee beans, though it is possible that more significant disruptions could occur if the COVID-19 pandemic continues to impact markets around the world.

The continuing impact on our business, including the length and impact of any stay-at-home orders and/or regional quarantines, labor shortages and employment trends, disruptions to supply chains, including our ability to obtain products from global suppliers, higher operating costs, the form and impact of economic stimulus and general overall economic instability, is uncertain at this time and could have a material adverse effect on our business, results of operations, and financial condition.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Our significant accounting policies are described in Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements attached hereto. We believe the following critical accounting policies involve the most significant judgements and estimates used in the preparation of our consolidated financial statements.

The Company recognizes revenue in accordance with the five-step model as prescribed by the Financial Accounting Standards Board (“FASB”) Accounting Codification (“ASC”) Topic 606 (“ASC 606”) in which the Company evaluates the transfer of promised goods or services and recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the Company expects to be entitled to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

We have intangible assets consisting of our customer lists and relationships and trademarks acquired from Comfort Foods, OPTCO and SONO. At October 31, 2022 our balance sheet reflected intangible assets as set forth below:

October 31, 2022
Customer list and relationships, net	$215,250
Trademarks and tradenames	327,000
$542,250

Goodwill and the trademarks which are deemed to have indefinite lives are subject to annual impairment tests. Goodwill impairment tests require the comparison of the fair value and carrying value of reporting units. We assess the potential impairment of goodwill and indefinite lived intangible assets annually and on an interim basis whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Upon completion of such review, if impairment is found to have occurred, a corresponding charge will be recorded. The value assigned to the customer list and relationships is being amortized over a twenty year period and a recoverability test is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Because the Company is a single reporting unit, the Company used a hybrid approach to determine the fair market value of the Company, which included an income approach to conduct the annual impairment assessment. Goodwill and the indefinite lived intangible assets are tested annually at the end of each fiscal year to determine whether they have been impaired. Upon completion of each annual review, there can be no assurance that a material charge will not be recorded. Impairment testing is required more often than annually if an event or circumstance indicates that an impairment or decline in value may have occurred.

For the year ending October 31, 2022 an impairment charge of $2,488,785 was recorded as the market capitalization was substantially lower than the carrying amount of the Company. For the year ending October 31, 2022, we also took an $81,000 impairment charge for trademark, and a $199,767 impairment charge for customer lists and non-compete. For the year ended October 31, 2021, no impairment charges were recorded to the carrying value of goodwill and the reporting unit has a fair value in excess of its carrying value by approximately 4% as of October 31, 2021. For the year ended October 31, 2021, we recorded impairment on two of our trademarks totaling $1,080,000 as the carrying amount of these trademarks exceeded the respective fair values on the test date which were determined using a relief from royalty method.

Results of Operations

Three Months Ended July 31, 2023 Compared to the Three Months Ended July 31, 2022

Net Sales.    Net sales totaled $15,764,365 for the three months ended July 31, 2023, a decrease of $1,248,921, or 7.3%, from $17,013,286 for the three months ended July 31, 2022. The decrease in net sales was due to a decrease in sales from our Generations/Steep N Brew subsidiary and lower selling prices of green coffee to our wholesale green coffee customer base partially offset by an increase of sales to our legacy customers.

Cost of Sales.    Cost of sales for the three months ended July 31, 2023 was $13,315,602, or 84.5% of net sales, as compared to $13,867,710, or 81.5% of net sales, for the three months July 31, 2022. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. The decrease in cost of sales was due to our decreased sales partially offset by a small loss in our hedging operation compared to a gain in hedging in 2022.

Gross Profit.    Gross profit for the three months ended July 31, 2023 amounted to $2,448,763 or 15.5% of net sales, as compared to $3,145,576 or 18.5% of net sales, for the three months ended July 31, 2022. The decrease in gross profits on a percentage basis was attributable to the factors listed above.

Operating Expenses.    Total operating expenses decreased by $54,084 to $2,852,010 for the three months ended July 31, 2023 from $2,906,094 for the three months ended July 31, 2022. Selling and administrative expenses decreased by $49,757 and officers’ salaries decreased by $4,327. Operating expenses decreased primarily due to our Generations joint venture not generating expenses for the three months ended July 2023 compared to the three months ended July 31, 2022, partially offset by increase in various other categories

Other Income (Expense).    Other income for the three months ended July 31, 2023 was $251,116, an increase of $311,568 from other expense of $60,452 for the three months ended July 31, 2022. The increase in other income was attributable to an increase in other income of $400,140 due to an insurance claim, partially offset by an increase in interest expense of $90,924.

Income Taxes.    Our benefit for income taxes for the three months ended July 31, 2023 totaled $40,250 compared to a provision of $46,649 for the three months ended July 31, 2022. The change was primarily attributable to the difference in the loss for the quarter ended July 31, 2023 versus the income in the quarter ended July 31, 2022.

Net (Loss) Income.    We had a net loss of $111,881 or $(0.02) per share basic and diluted, for the three months ended July 31, 2023 compared to net income of $132,381, or $0.02 per share basic and diluted for the three months ended July 31, 2022.

Nine Months Ended July 31, 2023 Compared to the Nine Months Ended July 31, 2022

Net Sales.    Net sales totaled $49,411,183 for the nine months ended July 31, 2023, a decrease of $805,133, or 1.6%, from $50,216,316 for the nine months ended July 31, 2022. The decrease in net sales was due to a decrease in sales from our Generations/Steep N Brew subsidiary and lower selling prices of green coffee to our wholesale green coffee customer base partially offset by an increase of sales to our legacy customers.

Cost of Sales.    Cost of sales for the nine months ended July 31, 2023 was $41,810,204, or 84.6% of net sales, as compared to $40,806,381, or 81.3% of net sales, for the nine months July 31, 2022. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity.

Gross Profit.    Gross profit for the nine months ended July 31, 2023 amounted to $7,600,979 or 15.4% of net sales, as compared to $9,409,935 or 18.7% of net sales, for the nine months ended July 31, 2022. The decrease in gross profits on a percentage basis was attributable to the factors listed above.

Operating Expenses.    Total operating expenses decreased by $790,488 to $9,189,704 for the nine months ended July 31, 2023 from $9,980,192 for the nine months ended July 31, 2022. Selling and administrative expenses decreased by $808,661 and officers’ salaries increased by $18,173. Operating expenses decreased primarily due to our Generations joint venture not generating expenses for the nine months ended July 2023 compared to the nine months ended July 31, 2022, partially offset by increase in various other categories.

Other Income (Expense).    Other income for the nine months ended July 31, 2023 was $229,401, an increase of $411,853 from other expense of $182,452 for the nine months ended July 31, 2022. The increase was attributable to an increase in other income of $634,181 due to an insurance claim, a decrease in our loss from our equity investments of $28,844, partially offset by an increase in our interest expense of $250,197 and a decrease in our interest income of $975, during the nine months ended July 31, 2023.

Income Taxes.    Our benefit for income taxes for the nine months ended July 31, 2023 totaled $355,500 compared to a benefit of $188,626 for the nine months ended July 31, 2022. The change was primarily attributable to the difference in the income for the nine months ended July 31, 2023 versus the income in the nine months ended July 31, 2022.

Net (Loss) Income.    We had a net loss of $1,003,824 or ($0.18) per share basic and diluted, for the nine months ended July 31, 2023 compared to net income of $45,148, or $0.01 per share basic and diluted for the nine months ended July 31, 2022. The decrease in net income was due primarily to the reasons described above.

Year Ended October 31, 2022 (Fiscal Year 2022) Compared to the Year Ended October 31, 2021 (Fiscal Year 2021)

Net Sales.    Net sales totaled $65,706,879 for the fiscal year ended October 31, 2022, an increase of $1,784,477, or 3%, from $63,922,402 for the fiscal year ended October 31, 2021. The increase in net sales was due to an increase of sales to our legacy customers along with incremental sales to several significant new customers during the second half of the year.

Cost of Sales.    Cost of sales for the fiscal year ended October 31, 2022 was $54,692,933, or 83% of net sales, as compared to $47,901,126, or 75% of net sales, for the fiscal year ended October 31, 2021. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. For the fiscal year ended October 31, 2022, the net result of our hedging activities resulted in a loss of approximately $100,000, and for the fiscal year ended October 31, 2021, the net result of our hedging activities resulted in a gain of approximately $1.8 million. The increase in cost of sales was due to increased prices of green coffee, freight, salaries and packaging materials and the balance of our losses from our Generations/Steep N Brew subsidiary, which included obsolete inventory write-off of approximately $718,000.

Gross Profit.    Gross profit for the fiscal year ended October 31, 2022 was $11,013,946, a decrease of $5,007,330 from $16,021,276 for the fiscal year ended October 31, 2021. Gross profit as a percentage of net sales decreased to 17% for the fiscal year ended October 31, 2022 from 25% for the fiscal year ended October 31, 2021. The decrease in gross profit percentage was attributable to higher raw material costs and the impact of losses from our Generations/Steep N Brew subsidiary.

Operating Expenses.    Total operating expenses increased by $1,776,725 to $16,352,846 for the fiscal year ended October 31, 2022 from $14,576,121 for the fiscal year ended October 31, 2021. Selling and administrative expenses increased $105,704, to $12,989,032 for the fiscal year ended October 31, 2022 from $12,883,328 for the fiscal year ended October 31, 2021. The recording of $2,769,552 of goodwill and other intangible impairment during fiscal year ended October 31, 2022 increased by $1,689,552 as compared to $1,080,000 of trademark impairment during the fiscal year ended October 31, 2021. We also had increases in professional fees due to the Delta deal. Officers’ salary decreased by $18,531 or 3% to $594,262 for the fiscal year ended October 31, 2022 from $612,793 for the fiscal year ended October 31, 2021.

Other Income (Expense).    Other expense for the fiscal year ended October 31, 2022 was $258,750, an increase of $21,452 from other expense of $237,298 for the fiscal year ended October 31, 2021. The increase in other expense was attributable to an increase in interest expense of $139,248, partially offset by an increase in interest income of $6,436 and a decrease in our loss from equity investment of $111,360, during the fiscal year ended October 31, 2022.

Income (Loss) Before Provision For Income Taxes and Non-controlling Interest in Subsidiary.    We had a loss of $5,597,650 before income taxes and non-controlling interest in subsidiary for the fiscal year ended October 31, 2022 compared to income of $1,207,857 for the fiscal year ended October 31, 2021, resulting in a net change of $6,805,507 for the year ended October 31, 2022.

Income Taxes.    Our benefit for income taxes for the fiscal year ended October 31, 2022 totaled $995,793 compared to a provision of $340,180 for the fiscal year ended October 31, 2021. The change was attributable to the difference in the income for the year ended October 31, 2022 versus fiscal year ended October 31, 2021.

Net Income (Loss).    We had a net loss of $3,744,785 or $0.66 per share basic and diluted, for the fiscal year ended October 31, 2022 compared to net income of $1,255,354, or $0.22 per share basic and diluted for the fiscal year ended October 31, 2021. The decrease in net income was due to our results as described above.

Liquidity and Capital Resources

Going Concern

These condensed consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business.

We prepared internal forecasts representing our business plans for fiscal 2024, but we have yet to achieve increased revenues at higher margins and there is no assurance we will be successful. Our line of credit expires within 12 months and there have been no discussions with the financial institution to extend the line of credit (which had a balance of $9 million at July 31, 2023).

Our ability to execute our operating plan through fiscal 2024 and beyond depends on our ability to renew or replace our line of credit. We expect to renew the line of credit or, if necessary, seek alternative financing on similar terms. There can be no assurance that we will be able to renew the line of credit in a timely manner and or that any such renewal will contain commercially acceptable terms. Therefore, as of July 31, 2023, we concluded there is substantial doubt about our ability to continue as a going concern.

Liquidity and Capital Resources

As of July 31, 2023, we had working capital of $15,501,828, which represented a $9,760,396 decrease from our working capital of $25,262,224 as of October 31, 2022. Our working capital decreased primarily due to decreases of $97,323 in cash and cash equivalents, $1,334,319 in accounts receivable, $2,113,830 in inventories, $261,536 in due from broker and our line of credit of $9,020,000 being shown as current, partially offset by an increase of $9,306 in prepaid expenses and other current assets, decreases of $991,411 in accounts payable and accrued expenses, $876,148 in cash overdrafts, $1,038,057 in due to broker and $151,690 in lease liability — current portion. As of July 31, 2023, the outstanding balance on our line of credit was $9,020,000, compared to $8,314,000 as of October 31, 2022.

On April 25, 2017, we and OPTCO (together with the Company, collectively referred to herein as the “Borrowers”) entered into an Amended and Restated Loan and Security Agreement (the “A&R Loan Agreement”) and Amended and Restated Loan Facility (the “A&R Loan Facility”) with Sterling National Bank (“Sterling”), which was later acquired by Webster Financial Corp. (“Webster”), which consolidated (i) the financing agreement between the Company and Sterling, dated February 17, 2009, as modified, (the “Company Financing Agreement”) and (ii) the financing agreement between Company, as guarantor, OPTCO and Sterling, dated March 10, 2015 (the “OPTCO Financing Agreement”), amongst other things.

On March 17, 2022, we reached an agreement for a new loan modification agreement and credit facility which extended the maturity date to June 29, 2022. All other terms of the A&R Loan Agreement and A&R Loan Facility remained the same.

On June 28, 2022, we reached an agreement for a new loan modification agreement and credit facility with Webster. The terms of the new agreement, among other things: (i) provided for a new maturity date of June 30, 2024, and (ii) changed the interest rate per annum to SOFR plus 1.75% (with such interest rate not to be lower than 3.50%). All other terms of the A&R Loan Agreement and A&R Loan Facility remained the same.

As further explained in Note 5 to the condensed consolidated financial statements, we are subject to certain covenants with respect to our line of credit agreement and we were not in compliance with the net profit and non-borrower affiliate covenants as of October 31, 2022. We requested a waiver from the lender and the waiver was granted and received on March 15, 2023. The lender also extended the due date of the October 31, 2022 financial statements until April 15, 2023. On March 15, 2023, the A&R Loan Agreement was also modified to, among other things: (i) provide for a requirement for subordination agreements if necessary, (ii) change the terms of transactions with affiliates from a dollar limitation to allowable in the ordinary course of business, and (iii) establish a new covenant for a fixed charge coverage ratio.

Each of the A&R Loan Facility and A&R Loan Agreement contains covenants, subject to certain exceptions, that place annual restrictions on the Borrowers’ operations, including covenants relating to debt restrictions, capital expenditures, indebtedness, minimum deposit restrictions, tangible net worth, net profit, leverage, employee loan restrictions, dividend and repurchase restrictions (common stock and preferred stock), and restrictions on intercompany transactions. The outstanding balance on our lines of credit were $9,020,000 and $8,314,000 as of July 31, 2023 and October 31, 2022, respectively.

For the nine months ended July 31, 2023, our operating activities provided net cash of $799,162 as compared to the nine months ended July 31, 2022 when operating activities used net cash of $2,820,251. The increased cash flow from operations for the nine months ended July 31, 2023 was primarily due to our inventory position.

For the nine months ended July 31, 2023, our investing activities used net cash of $721,696 as compared to the nine months ended July 31, 2022 when net cash used by investing activities was $1,357,066. The decrease in our uses of cash in investing activities was due to our decreased purchases of machinery and equipment during the nine months ended July 31, 2023.

For the nine months ended July 31, 2023, our financing activities used net cash of $174,789 compared to net cash provided by financing activities of $1,911,519 for the nine months ended July 31, 2022. The change in cash flow from financing activities for the nine months ended July 31, 2023 was due to our credit line activity.

We expect to fund our operations, including paying our liabilities, funding capital expenditures and making required payments on our indebtedness, through at least the next twelve months from the date these condensed consolidated financial statements are issued, with cash provided by operating activities and the use of our credit facility. In addition, an increase in eligible accounts receivable and inventory would permit us to make additional borrowings under our line of credit.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Regulation S-K Item 303(a)(4), investments in special-purpose entities or undisclosed borrowings or debt. Additionally, we are not a party to any derivative contracts or synthetic leases.

RELATED PARTY TRANSACTIONS OF JVA

The following is a summary of transactions since November 1, 2020 and all currently proposed transactions, to which JVA has been a participant, in which:

•        The amounts exceeded or will exceed the lesser of $120,000 or one percent of the average of JVA’s total assets at year-end for the last two completed fiscal years; and

•        Any of the directors, executive officer or holders of more than 5% of the respective capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Mr. Dwyer, a member of our Board of Directors, was a senior coffee trader for Rothfos Corporation, a coffee trading company (“Rothfos”), during the year ended October 31, 2021. While employed at Rothfos, Mr. Dwyer was responsible for the JVA account. Mr. Dwyer retired from Rothfos on January 1, 2022. JVA paid Rothfos approximately $3.5 million and $5.3 million for green coffee purchases in fiscal 2021 and 2020, respectively.

JVA has engaged its 40% partner in Generations Coffee Company, LLC (“GCC”), with which JVA has a joint venture, as an outside contractor. JVA is the 60% equity owner of the joint venture and Caruso’s Coffee Company (“Caruso’s”) owns the other 40% equity interest. Payments to Caruso’s during the years ended October 31, 2022, October 31, 2021 and October 31, 2020 amounted to $285,696, $349,760 and $380,838, respectively, for the processing of finished goods.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of Pubco following the closing of the Business Combination.

The directors will be divided into three classes and serve the following terms:

Class	Term
Class I

Class I directors serve for a term of three years, and are appointed by the shareholders at the beginning of each term. The next full 3-year term for Class I directors extends to the annual general meeting of stockholders in 2025.

Class II	Class II directors serve for a term of one year, and are appointed by the shareholders at the beginning of each term. The next term for Class II directors extends to the 2024 annual general meeting.
Class III

Class III directors serve for a term of two years, and are appointed by the shareholders at the beginning of each term. The next term for Class III directors extends to the 2023 annual general meeting.

The following table sets forth information regarding Pubco’s executive officers and directors upon completion of the Business Combination.

Name	Age	Position
Executive Officers
Mudit Paliwal	51	Chief Executive Officer, Founder and Director
Andrew Benjamin	50	Executive Vice President
Joseph Nelson	39	Chief Financial Officer

Non-Employee Directors
Peter Shaerf	68	Chairman of the Board of Directors
Andrew Gordon	61	Director
Michelle R. Bockmann	53	Director
Lelia Konyn	56	Director
Elizabeth Turnbull	50	Director

____________

(1)      Member of the audit committee, effective upon the consummation of the Business Combination.

(2)      Member of the compensation committee, effective upon the consummation of the Business Combination.

(3)      Member of the nominating and corporate governance committee, effective upon the consummation of the Business Combination.

As provided in the Merger Agreement, JVA has designated Andrew Gordon to serve on the board of directors of Pubco and Delta has designated Mudit Paliwal, Peter Shaerf, Michelle R. Bockmann, Lelia Konyn and Elizabeth Turnbull to serve on the board of directors of Pubco.

Executive Officers and Directors

Mudit Paliwal has held a number of C-Level positions for over a decade in Shipping and Commodity focused companies. He has established and grown companies from small regional players and taken them global. Besides founding Delta Corp about 27 months ago, he was instrumental in taking companies global like Norvic Shipping, Caravel Group, etc. Prior to that he was with Noble Group for almost 10 years where he was their Executive VP with overall responsibility for Freight, Fuel teams with additional responsibility of investment management for the group’s logistic assets. He is a graduate Marine Engineer, went out to sea and became a Chief Engineer at 26 years. He received an MBA from LUMS, has a Master’s degree in Mathematical Trading & Finance from Cass Business School and has a diploma in Corporate Strategy from INSEAD, France.

Andrew Benjamin has served as an Executive Vice President of the Company since January 2021. Mr. Benjamin is a seasoned Dry-Bulk Freight Professional, having worked for more than 28 years in several Multi-National Commodity Trading houses, working across Australasia, Asia, Middle East, and Europe. 10 Years respectively with BHP (ASX: BHP) and Bunge (NYSE: BG) and most recently, using his vast experience in Shipping markets, has been intimately involved in the establishment and growth of Delta Corp Holding’s Shipping business. Mr. Benjamin is a graduate of The Victoria University of Technology receiving a diploma in Civil Engineering.

Joseph Nelson has served as the Chief Financial Officer of the Company since May 2022. Mr. Nelson has nearly 20 years of experience in a diversified career covering capital markets, shipping, energy, infrastructure, and investor relations. Prior to joining Delta Corp, Mr. Nelson was Head of Investor Relations for GasLog Ltd. (NYSE: GLOG) and GasLog Partners LP (NYSE: GLOP). Joseph previously worked as an Equity Research Analyst at Credit Suisse (NYSE: CS) covering marine transportation and oilfield services equities. Joseph began his career as a consultant for the Louis Berger Group (now WSP Global, TSX:WSP). He has a BS in Chemistry and a BA in Philosophy from the Stevens Institute of Technology and an MBA from New York University’s Leonard N. Stern School of Business. He is also a Director on the Board of Directors of DatChat, Inc. (NASDAQ: DATS), a blockchain-enabled cybersecurity, metaverse advertising platform and social media company. He is also a Director on the Board of Directors of DatChat, Inc. (NASDAQ: DATS), a blockchain-enabled cybersecurity, metaverse advertising platform and social media company.

Non-Employee Directors

Peter Shaerf has served as the Chairman of the Board of Directors of the Company since December 2021. In addition to his role as Chairman of the Company, Mr. Shaerf has been a partner at AMA Capital Partners since 2002. Prior to joining the Company and AMA Capital, Mr. Shaerf founded and operated The Commonwealth Group in 1982. Mr. Shaerf, has been actively involved in the operation, chartering, purchase and sale of vessels as well as significant experience advising private equity and institutional investors in the broad maritime space. Mr. Shaerf has also served on numerous boards of directors of both public and private companies, including serving on several audit committees and also as Deputy Chairman of a leading NYSE shipowning company. Mr. Shaerf is a graduate of London Metropolitan University where he received a Bachelor of Arts in Business Law.

Andrew Gordon has been the Chief Executive Officer, President, Treasurer and a director of Coffee Holding since 1997 and its Chief Financial Officer since November 2004. He is responsible for managing Coffee Holding’s overall business and has worked for Coffee Holding for over 36 years, previously as a Vice President from 1993 to 1997. Mr. Gordon has worked in all capacities of Coffee Holding’s business and serves as the direct contact with its major private label accounts. Mr. Gordon received his Bachelor of Business Administration degree from Emory University. He is the brother of David Gordon. Through his experience as President and Chief Executive Officer of the Company, as well as his over 35 years of service with the Company, Mr. Gordon has demonstrated the requisite qualifications and skills necessary to serve as an effective director. We believe Mr. Gordon’s extensive experience with, and institutional knowledge of, Coffee Holding and the industry is an integral contribution to Coffee Holding’s current successes and its ability to grow and flourish in the industry.

Michelle Bockmann is currently a Market’s Editor/Analyst and a member of the Editorial Board of Lloyd’s List and Lloyd’s List Intelligence where she covers energy commodities and shipping trade flows, advising on regulatory, corporate, financial and geopolitical developments for the global maritime, dry bulk, and oil and gas sectors. Ms. Bockmann has a detailed understanding of the freight derivatives market resulting from twenty-five years of experience in global seaborne trade analysis working across three continents. Ms. Bockmann is a graduate of the University of South Australia where she received a Bachelor of Arts in Journalism.

Lelia Konyn was Head of HR & Corporate Affairs at Shun Shing Group, where she drove growth through strategy and brand articulation, performance, talent acquisition and organization development. She worked with the Board to transform the Group from an Asia family business to an international corporate. Prior to Shun Shing Group, she was global head of HR at Noble Group, playing a key role in Noble’s growth and transformation into a global multinational with operations in 38 countries. Ms. Konyn holds a degree in International Relations and East Asia Studies (China) from the Hebrew University in Jerusalem, and completed management courses at INSEAD and IMD. She is a qualified Non-Executive Director (Diploma, Financial Times) and speaks 7 languages.

Elizabeth Turnbull is a solicitor admitted to practice law in the United Kingdom. She specializes in shipping and arbitration matters and practices litigation and arbitration in a variety of international trade, transportation and investment matters. Ms. Turnbull is a founding partner of London law firm Preston Turnbull LLP and is a native Spanish speaker and a graduate of Bristol University.

Compensation Arrangements

Following the consummation of the Business Combination, Pubco intends to adopt a board of directors’ compensation program that is designed to align compensation with Pubco’ business objectives and the creation of stockholder value, while enabling Pubco to attract, retain, incentivize and reward directors who contribute to the long-term success of Pubco. That compensation program is expected to consist of, for each director of Pubco, as follows: (i) $50,000 in cash payable quarterly; and (ii) $25,000 in Pubco Ordinary Shares payable on the anniversary of the beginning of the calendar year following such director’s services (i.e., January 1, 2024 for the calendar year 2023). The chairman of the board of directors of Pubco, in lieu of the foregoing, will receive for (i) and (ii) above, the amounts of $100,000 and $50,000 in Pubco Ordinary Shares, respectively. The Pubco Ordinary Shares will vest immediately upon their award.

Family Relationships

There are no family relationships among Pubco directors and executive officers.

Board Composition

Pubco’s business and affairs will be managed under the direction of the board of directors of Pubco, or the Pubco Board. Upon the Closing, Pubco’s board of directors will consist of six directors, including one designated by JVA. Delta will have the right to appoint the remaining members of the seven-member board of directors. Mr. [___] will serve as Chairperson of the Pubco Board. At least one of the directors appointed by JVA and three of the directors appointed by Delta are required to be independent directors under Nasdaq rules. JVA has designated [___] serve on the board of directors of Pubco. Delta has designated [___] and to serve on the board of directors of Pubco. Pubco’s Board of Directors will be divided into the following three classes upon consummation of the Business Combination:

•        Class I, which consists of [•], whose term[s] will expire at the annual general meeting of shareholders in 2025.

•        Class II, which consists of [•], whose term[s] will expire at the annual general meeting of shareholders in 2024.

•        Class III, which consists of [•], whose term[s] will expire at the annual general meeting of shareholders in 2023.

In accordance with the terms of the Proposed Charter and amended and restated memorandum and articles of association of Pubco, which will be effective upon the consummation of the Business Combination, the serving members of the Pubco Board will continue to serve as directors until their death, resignation, or removal or until their successors are duly appointed by the holders of Pubco Ordinary Shares. Pubco’s directors may be removed at any time with or without cause by the affirmative vote of the holders of a majority of its voting share.

Role of the Pubco Board in Risk Oversight/Risk Committee

Upon the consummation of the Business Combination, one of the key functions of the Pubco Board will be informed oversight of Pubco’s risk management process. The Pubco Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Pubco Board as a whole, as well as through various standing committees of the Pubco Board that address risks inherent in their respective areas of oversight. In particular, the Pubco Board will be responsible for monitoring and assessing strategic risk exposure and Pubco’s audit committee will have the responsibility to consider and discuss Pubco’s major financial risk exposures, as well as risks related to cybersecurity and reputational risks, and the steps its management will take to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Pubco’s compensation committee will also assess and monitor whether Pubco’ compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the consummation of the Business Combination, the Pubco Board will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. The Pubco Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. Pubco intends to comply with future requirements to the extent they will be applicable to Pubco. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of Pubco’s website.

Audit Committee

Pubco will establish an audit committee of the Pubco Board to be in place prior to or upon closing of the Business Combination. The audit committee will consist of             ,              and             .             will serve as the chair of the audit committee. The Pubco Board intends to determine that each of the members of the audit committee will be able to satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee will be able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Pubco Board intends to examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The Pubco Board intends to determine that each member of the audit committee qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the Pubco Board intends to consider each Member’s formal education and previous experience in financial roles. Both Pubco’s independent registered public accounting firm and management periodically will meet privately with Pubco’ audit committee.

The functions of the audit committee will include, among other things:

•        evaluating the performance, independence and qualifications of Pubco’s independent auditors and determining whether to retain Pubco’s existing independent auditors or engage new independent auditors;

•        reviewing Pubco’ financial reporting processes and disclosure controls;

•        reviewing and approving the engagement of Pubco’s independent auditors to perform audit services and any permissible non-audit services;

•        reviewing the adequacy and effectiveness of Pubco’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of Pubco’s internal audit function;

•        reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by Pubco;

•        obtaining and reviewing at least annually a report by Pubco’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•        monitoring the rotation of partners of Pubco’s independent auditors on Pubco’s engagement team as required by law;

•        prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of Pubco’ independent auditor;

•        reviewing Pubco’s annual and quarterly financial statements and reports, including the disclosures contained in “Delta’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with Pubco’s independent auditors and management;

•        reviewing with Pubco’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of Pubco’ financial controls and critical accounting policies;

•        reviewing with management and Pubco’s auditors any earnings announcements and other public announcements regarding material developments;

•        establishing procedures for the receipt, retention and treatment of complaints received by Pubco regarding financial controls, accounting, auditing or other matters;

•        preparing the report that the SEC requires in Pubco’s annual proxy statement;

•        engaging independent counsel and other advisers, as necessary to carry out the audit committee’s duties;

•        reviewing and providing oversight of any related person transactions in accordance with Pubco’ related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including Pubco’ code of ethics;

•        reviewing Pubco’ major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•        reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

Pubco believes the composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. Pubco intends to comply with future requirements to the extent they become applicable to Pubco.

Compensation Committee

Pubco will establish a compensation committee of the Pubco Board to be in place prior to or upon closing of the Business Combination. The compensation committee will consist of             ,             and             .             will serve as the chair of the compensation committee. The Pubco Board intends to determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the compensation committee will include, among other things:

•        reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•        reviewing and approving the compensation and other terms of employment of Pubco’s executive officers, including the Chief Executive Officer;

•        reviewing and approving performance goals and objectives relevant to the compensation of Pubco’s executive officers and assessing their performance against these goals and objectives;

•        making recommendations to the Pubco Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Pubco Board;

•        reviewing and making recommendations to the Pubco Board regarding the type and amount of compensation to be paid or awarded to Pubco’s non-employee board members;

•        reviewing and assessing the independence of compensation consultants, legal counsel, and other advisors as required by Section 10C of the Exchange Act;

•        administering Pubco’s equity incentive plans, to the extent such authority is delegated by the Pubco Board;

•        reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for Pubco’ executive officers;

•        reviewing with management Pubco’s disclosures under the caption “Compensation Discussion and Analysis” in Pubco’ periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•        preparing an annual report on executive compensation that the SEC requires in Pubco’s annual proxy statement; and

•        reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Pubco Board.

Pubco believes the composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. Pubco intends to comply with future requirements to the extent they become applicable to Pubco.

Nominating and Corporate Governance Committee

Pubco will establish a nominating and corporate governance committee of the Pubco Board to be in place prior to or upon closing of the Business Combination. The nominating and corporate governance committee will consist of             ,             and             .             will serve as the chair of Pubco’s nominating and corporate governance committee. The Pubco Board intends to determine that each of the members of Pubco’ nominating and corporate governance committee will satisfy the independence requirements of Nasdaq. The functions of the nominating and corporate governance committee include, among other things:

•        identifying, reviewing, and making recommendations of candidates to serve on the Pubco Board;

•        overseeing the self-evaluation of the performance of the Pubco Board;

•        establishing procedures for the submission and consideration of nominations by shareholders of candidates for appointment to the Pubco Board;

•        evaluating the current size, composition and organization of the Pubco Board and its committees and making recommendations to the Pubco Board for approvals;

•        developing a set of corporate governance policies and principles and recommending to the Pubco Board any changes to such policies and principles;

•        reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the Pubco Board current and emerging corporate governance trends;

•        reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Pubco Board, including undertaking an annual review of its own performance; and

•        overseeing the development and implementation of Pubco’s human capital management.

Pubco believes the composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. Pubco intends to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

Pubco expects that none of the intended members of Pubco’s compensation committee will have ever been an executive officer or employee of Pubco. None of Pubco’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Pubco Board or compensation committee.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The Pubco Board will adopt a Code of Business Conduct and Ethics applicable to all of Pubco’s employees, executive officers and directors, as well as a Code of Ethics for Senior Financial Officers applicable to its senior financial officers (collectively, the “Codes of Conduct”). The Codes of Conduct will be available on Pubco’s website at www.          .com. Information contained on or accessible through Pubco’s website is not a part of and is not incorporated by reference into this proxy statement/prospectus, and the inclusion of Pubco’ website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the Pubco Board will be responsible for overseeing the Codes of Conduct and must approve any waivers of the Codes of Conduct for employees, executive officers and directors. Pubco expects that any amendments to the Codes of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

The Pubco Board expects to review director compensation periodically to ensure that director compensation remains competitive such that Pubco is able to recruit and retain qualified directors. Following the consummation of the Business Combination, Pubco intends to develop a board of directors’ compensation program that is designed to align compensation with Pubco’s business objectives and the creation of stockholder value, while enabling Pubco to attract, retain, incentivize and reward directors who contribute to the long-term success of Pubco.

DESCRIPTION OF SECURITIES OF PUBCO

The following description of the material terms of Pubco’s ordinary shares following the Business Combination includes a summary of specified provisions of the amended and restated memorandum and articles of association of Pubco, which we refer to as the Pubco Charter, that will be in effect upon such time that the Business Combination has been completed. The Pubco Charter is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part of and incorporated herein by reference. You are encouraged to read the relevant provisions of the Cayman Islands Companies Act and the Pubco Charter as they relate to the following summary.

Authorized Share Capital

Pubco’s share capital is $50,000 divided into 499,000,000 ordinary shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each. The board of directors of Pubco is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper.

As of the close of business on September 30, 2022, Pubco had one ordinary share issued and outstanding and no preferred shares issued and outstanding. Upon the completion of the Business Combination, Pubco will issue approximately 119,344,963 ordinary shares in connection with the Business Combination and the pre-existing one ordinary share issued and outstanding prior to the Business Combination will be automatically surrendered and cancelled.

Ordinary Shares

General

All of Pubco’s issued and outstanding ordinary shares will be issued credited as fully paid and non-assessable. Pubco’s ordinary shares are issued in registered form, and are issued when registered in Pubco’s register of members. Pubco’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends

The holders of Pubco’s ordinary shares are entitled to such dividends as may be declared by Pubco’s board of directors, subject to Cayman Islands law, the Cayman Islands Companies Act and the Pubco Charter. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or share premium account, provided that in no circumstances may Pubco pay a dividend if this would result in Pubco being unable to pay its debts as they fall due in the ordinary course of business.

Register of Members

Under Cayman Islands law, Pubco must keep a register of members and there will be entered therein:

•        the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of shares of each member;

•        whether voting rights are attached to the share in issue;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon closing, the register of members will be immediately updated to reflect the issue of shares by Pubco. Once Pubco’s register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of Pubco’s ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Voting Rights

Each holder of ordinary shares is entitled to one vote on all matters upon which the ordinary shares are entitled to vote on a show of hands or, on a poll, each holder is entitled to have one vote for each share registered in his name on the register of members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of Pubco’s board of directors or by any one or more shareholders holding at least one-tenth of the votes attaching to the issued and outstanding ordinary shares in Pubco entitled to vote at general meetings, present in person or by proxy.

A quorum required for a general meeting of shareholders consists of one or more shareholders who hold in aggregate at least one-third of the votes attaching to the issued and outstanding ordinary shares in Pubco entitled to vote at general meetings, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Although not required by the Cayman Islands Companies Act or Pubco’s amended and restated memorandum and articles of association, Pubco expects to hold shareholders’ meetings annually and such meetings may be convened by Pubco’s board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least 25 percent in par value of Pubco’s issued shares that carry the right to vote at general meetings. An extraordinary general meeting may also be called by the Chairman of the Board or the President of the Company. Advance notice of at least 10 days is required for the convening of Pubco’s annual general meeting and other general meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of Pubco, as permitted by the Cayman Islands Companies Act and the Pubco Charter. A special resolution will be required for important matters such as change of name or making further changes to the amended and restated memorandum and articles of association of Pubco.

Transfer of Ordinary Shares

Subject to the restrictions of the Pubco Charter, as applicable, any of Pubco’s shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by Pubco’s board of directors.

Pubco’s board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which Pubco has a lien. Pubco’s directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with Pubco, accompanied by the certificate (if any) for the ordinary shares to which it relates and such other evidence as Pubco’s board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

•        the ordinary shares transferred are free of any lien in favor of Pubco.

If Pubco’s directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as Pubco’s board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended and the register shall not be closed for more than 30 days in any year.

Liquidation

On a winding up of Pubco, if the assets available for distribution among its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among its shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Pubco for unpaid calls or otherwise. If Pubco’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by its shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Pubco’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

Pubco may issue shares on terms that are subject to redemption, at Pubco’s option or at the option of the holders, on such terms and in such manner as may be determined before the issue of such shares, by Pubco’s board of directors or by a special resolution of Pubco’s shareholders. Pubco may also repurchase any of its shares provided that the manner and terms of such purchase have been agreed between the board of directors and the relevant shareholder or are otherwise authorized by the Pubco Charter. Under the Cayman Islands Companies Act, the redemption or repurchase of any share may be paid out of Pubco’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if Pubco can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Islands Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, Pubco may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Cayman Islands Companies Act, the Pubco Charter and Cayman Islands law, be varied either with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of Pubco’s ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of Pubco’s list of shareholders or its corporate records. However, Pubco will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Changes in Capital

Pubco may from time to time by ordinary resolution:

•        increase its share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•        consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•        convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•        sub-divide its existing shares, or any of them into shares of a smaller amount that is fixed by the Pubco Charter; and

•        cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to Companies Act and confirmation by the Grand Court of the Cayman Islands on an application by Pubco for an order confirming such reduction, Pubco may by special resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

Issuance of Additional Preferred Shares

The Pubco Charter authorizes Pubco’s board of directors to issue additional ordinary shares from time to time as its board of directors shall determine, to the extent of available authorized but unissued shares.

The Pubco Charter authorizes Pubco’s board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

Pubco’s board of directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Exempted Company

Pubco is an exempted company with limited liability under the Cayman Islands Companies Act. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Business Opportunities

The Pubco Charter waives the corporate opportunities doctrine in effect by providing that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Pubco; and (ii) Pubco renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer on the one hand, and Pubco, on the other and (iii) except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, Pubco’s management has no duty to communicate or offer any such corporate opportunity to Pubco and shall not be liable to Pubco or its shareholders for breach of any fiduciary duty as a shareholder, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Pubco. Pubco also waives any claims or causes of actions that Pubco may have for activities related to a corporate opportunity renounced in the Pubco Charter. In addition, the Pubco Charter contain provisions to exculpate and indemnify, to the maximum extent permitted by law, such persons in respect of any liability, obligation or duty to our company that may arise as a consequence of such persons becoming aware of any business opportunity or failing to present such business opportunity.

For information relating to the risks of the waiver of the business opportunities, see “Risk Factors — Pubco’s Proposed Charter provides that Pubco will waive any interest or expectancy in business opportunities presented to its officers, directors, affiliates and representatives, which will not limit such person’s activities in business opportunities that otherwise would be presented to Pubco.”

Taxation

The following summary of certain Cayman Islands tax consequences of an investment in Pubco’s ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this proxy statement/prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in Pubco’s ordinary shares, such as the tax consequences under other tax laws.

Prospective investors should consult their advisors on the possible tax consequences of investing in Pubco’s ordinary shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in Pubco’s ordinary shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of Pubco’s ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Pubco’s ordinary shares nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of Pubco’s ordinary shares or on an instrument of transfer in respect of such shares.

Pubco has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act
(As Revised)
Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), the Financial Secretary undertakes with Delta Corp Holdings Limited (the “Company”):

1.      That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.      In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1    On or in respect of the shares, debentures or other obligations of the Company; or

2.2    by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

These concessions shall be for a period of 20 years from the date hereof.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

Pubco has certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which Pubco is subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, Pubco will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

a)      where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)      where this is necessary for compliance with a legal and regulatory obligation to which Pubco is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

c)      where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should Pubco wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), Pubco will contact you.

Why We May Transfer Your Personal Data

In certain circumstances Pubco may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Anti-Takeover Provisions

Some provisions of Cayman Islands law and the Pubco Charter may have the effect of delaying, deterring or discouraging another party from acquiring control of Pubco. The Pubco Charter provides for a classified board of directors with three-year staggered terms as well as restrictions requiring the holders of shares together carrying at least one-third of the rights to vote at a shareholder meeting to be able to requisition a general meeting of shareholders. As a matter of Cayman Islands law, any resolutions in writing must be passed unanimously.

These provisions of the Pubco Charter and Cayman Islands law could delay the ability of shareholders to change the membership of a majority of its board, force shareholder action to be taken at an annual general meeting or an extraordinary general meeting called by Pubco’s board of directors or on the requisition of the holders of shares carrying at least one-third of the rights to vote at a shareholder meeting of Pubco, and in turn delay the ability of shareholders to force consideration of a proposal or take action.

The Pubco Charter requires an ordinary resolution to remove any director. The Pubco Charter and Cayman Islands law also require a special resolution to amend the Pubco Charter. Such requirements may prevent Pubco’s existing shareholders from effecting a change of management of Pubco and removing the provisions in Pubco’s constitutional documents that may have an anti-takeover effect. See the section entitled “Beneficial Ownership of Securities — Comparison of Corporate Governance and Shareholder Rights.”

Transfer Agent

The transfer agent and registrar for Pubco’s ordinary shares is expected to be American Stock Transfer & Trust Company, LLC.

COMPARISON OF SHAREHOLDER RIGHTS

Differences in Corporate Law

JVA is incorporated under Nevada law and Delta is organized under the laws of England and Wales. Following the consummation of the Business Combination, both JVA and Delta will become wholly-owned subsidiaries of Pubco which is organized under the laws of the Cayman Islands, and will receive Pubco Ordinary Shares.

The applicable provisions of the Companies Act 2006 of England and Wales (the “Companies Act”) differ from laws applicable to corporations organized in the Cayman Islands and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us, Business Corporation Act of the State of Nevada and Cayman Islands laws relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Cayman Islands law, Nevada law and the laws of England and Wales.

	England and Wales	Nevada	Cayman Islands
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.

Under Nevada law, A corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors, and for the manner in which the number of directors may be increased or decreased.

Subject to the memorandum and articles of association, the board of directors of a Cayman Islands company may increase the size of the board and fill any vacancies.
Removal of Directors

Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed, such as allowing the director to make representations against his or her removal either at the meeting or in writing.

Under Nevada law, any one or all of the directors may be removed, with or without cause, by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

	England and Wales	Nevada	Cayman Islands
Vacancies on the Board of Directors

Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.

Under Nevada law, unless otherwise provided in the articles of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum or the stockholders.

Subject to the memorandum and articles of association, the board of directors have the power to appoint additional directors in order to fill any vacancies.
Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.

Under Nevada law, unless otherwise provided in or in the articles of incorporation or the bylaws, the board of directors has the authority to set the date, time and place for the annual meeting of the stockholders.

Under the Cayman Islands law and subject to the articles of association, there is no requirement for a Cayman Islands exempted company to hold an annual general meeting.
General Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves (or any of them representing more than one half of the total voting rights of all of them) convene a general meeting.

		Under Nevada law. special meetings of stockholders may be called by the board of directors, any two directors or the President, unless the articles of incorporation or bylaws provide otherwise	Subject to the articles of association, a general meeting of the shareholders of a Cayman Islands exempted company may be called by the directors.
Notice of General Meetings

Subject to a company’s articles of association providing for a longer period, under the Companies Act, (i) at least 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting and (ii) at least 14 clear days’ notice is required for any other general meeting of a public limited company. In addition, certain matters,

Under Nevada law written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting. Except in the case of the annual meeting, the notice must state the purpose or purposes for which the meeting is called. In all instances, the notice must state: (a)  the date and time of the meeting;

Subject to a company’s articles of association providing for a longer period, under the Cayman Islands Companies Act, (i) at least five days’ notice has been served on every member; and in default of any regulations as to the persons to summon meetings, three members shall be competent to summon general meetings and any resolutions to be proposed at the meeting.

	England and Wales	Nevada	Cayman Islands

such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

(b)  the means of remote communication, if any, by which stockholders and proxies shall be deemed to be present in person and vote at the meeting; and (c)  unless the meeting is to be held solely by remote communication, the physical location of the meeting, which may be within or without the State of Nevada.

Quorum

Subject to the provisions of a company’s articles of association, the Companies Act provides that two shareholders present at a meeting (in person, by proxy or authorized representative under the Companies Act) shall constitute a quorum for companies with more than one member.

Under Nevada law, unless the articles of incorporation or the bylaws, or specific provisions of Nevada law, provide for different proportions, a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on any matter, constitutes a quorum for the transaction of business.

Subject to the provisions of a company’s articles of association, the Cayman Islands Companies Act provides that three shareholders personally present shall be a quorum at a meeting.
Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.

Under Nevada law, each stockholder entitled to vote at a meeting or express consent or dissent in writing without a meeting may authorize another person to act by proxy. The proxy must be in writing and is not valid after the expiration of 6 months from the date of its creation, unless the stockholder specifies a length of time, not to exceed 7 years. A proxy is irrevocable if the written authorization states it is irrevocable, but only for as long as it is coupled with an interest sufficient in law to support and irrevocable proxy.

Under the Cayman Islands Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.

	England and Wales	Nevada	Cayman Islands
Preemptive Rights

Under the Companies Act, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution, referred to as “ordinary shares,” or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing holders of equity shares in the company in proportion to the respective nominal value of their holdings of ordinary shares, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.

Under Nevada law, stockholders have no preemptive rights to acquire additional unissued shares in a corporation organized after October 1, 1991 except to the extent the articles of incorporation provide such rights.

Subject to the provisions of a company’s articles of association, under the Cayman Islands law, shareholders have no preemptive rights to subscribe to additional issues of shares or to any security convertible into such shares.

Authority to Allot

Under the Companies Act, the directors of a company must not allot shares or grant rights to subscribe for or convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act.

Under Nevada law, unless the articles of incorporation provide otherwise, the board of directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including, but not limited to, cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation. The nature and amount of such consideration may be made dependent upon a formula approved by the board of directors or upon any fact or event which may be ascertained outside the articles of incorporation or the resolution providing for the issuance of the shares adopted by the board of directors if the manner in which a fact or event may operate upon the nature and amount of the consideration is stated in the articles of incorporation

Under the Cayman Islands Companies Act and subject to the memorandum and articles of association, the Directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

	England and Wales	Nevada	Cayman Islands
or the resolution. The judgment of the board of directors as to the consideration received for the shares issued is conclusive in the absence of actual fraud in the transaction.
Liability of Directors and Officers

Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, is void. Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third party indemnity,” or an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is convicted; and (iii) provide a “qualifying pension scheme indemnity,” or an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan.

Nevada law limits the liability of directors and officer to the corporation liability by law unless the articles of incorporation provide for greater liability, so corporations in Nevada do not have to affirmatively elect to limit the liability of their officers and directors through a provision in their articles of incorporation.

Liability of directors may be limited, except with regard to their own fraud or willful default.

	England and Wales	Nevada	Cayman Islands
Voting Rights

Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares);

or (iii) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll. Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution.

Under Nevada law, unless otherwise provided in the articles of incorporation, or in the certificate of designation establishing the class or series of stock, every stockholder of record of a corporation is entitled to one vote for each share of stock standing in his or her name on the records of the corporation.

Subject to the articles of association, each shareholder is entitled to one vote for each share held by such shareholder.

	England and Wales	Nevada	Cayman Islands

On a show of hands, special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting. If a poll is demanded, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders present in person or by proxy who, being entitled to vote, vote on the resolution.

Shareholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•    the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, respectively, present and voting, either in person or by proxy; and

•    the approval of the court.

Generally, under Nevada law, unless the articles of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, or sale, lease or exchange of all of a corporation’s assets or dissolution requires the approval of the board of directors; and the approval by the vote of the holders of a majority of the voting power of the corporation.

The Cayman Islands Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•   the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, respectively, present and voting, either in person or by proxy; and

•   the approval of the court.

	England and Wales	Nevada	Cayman Islands
Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•    to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•    to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•    to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

•    to exercise independent judgment;

•    to exercise reasonable care, skill and diligence;

•    not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

•    to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

In Nevada, directors and officers must exercise their powers in good faith and with a view to the interests of the corporation. Nevada law requires that directors and officers act on an informed basis, and they may generally rely on information received from certain types of individuals listed by statute. However, a director or officer is not entitled to rely on any such information if he or she has knowledge concerning the matter that would cause reliance to be unwarranted. Directors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation. Directors andofficers, in exercising their respective powers with a view to the interests of the corporation, may consider: the interests of the corporation’s employees, suppliers, creditors and customers; the economy of the State and Nation; the interests of the community and of society; and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors and officers are not required to consider the effect of a proposed corporate action upon any particular group having an interest in the corporation as a dominant factor. Subject to certain exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act liable to the corporation or its stockholders or creditors

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

	England and Wales	Nevada	Cayman Islands

for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Directors are liable for unlawful distributions made during their tenure, except a director who was present at the meeting where the distribution was authorized and who caused his or her dissent to entered in the meeting minutes or who was not present at the meeting and caused his or her dissent to be entered on learning of the action.

Shareholder Litigation

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some or all of its shareholders.

Under Nevada law, a stockholder may bring a derivative action on behalf of a corporation, alleging injury to the corporation. The plaintiff bringing a derivative action on behalf of a corporation must have been a stockholder at the time of the transaction of which he complains or that his stock thereafter devolved on him by operation of law, and must remain a stockholder throughout the pendency of the suit. The complaint must allege with particularity the efforts, if any, made by the plaintiff to obtain the desired action from the director and, if necessary, from the stockholders and the reasons for the failure to obtain the action or for not making the effort.

Nevada law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff stockholder to furnish a security bond.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, Pubco will have 499,000,000 shares of Pubco Ordinary Shares authorized and, based on assumptions set out elsewhere in this proxy statement/prospectus, up to 119,344,963 shares of Pubco Ordinary Shares issued and outstanding. All of the shares of Pubco Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by Pubco’s “affiliates” or JVA’s or Delta’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Pubco Ordinary Shares in the public market could adversely affect prevailing market prices of the Pubco Ordinary Shares. Prior to the Business Combination, there has been no public market for shares of Pubco Ordinary Shares. Pubco intends to apply for listing of the Pubco Ordinary Shares on Nasdaq, but Pubco cannot assure you that a regular trading market will develop in the Pubco Ordinary Shares.

Lock-up Agreements

Simultaneously with the execution of the Merger Agreement, Pubco, Delta and JVA have entered into lock-up agreements with certain stockholders who as of the Closing of the Business Combination would receive Pubco Ordinary Shares or options exercisable into such shares (the “Restricted Securities”). These lock-up agreements provide for a lock-up period commencing on the date of Closing of the Business Combination and ending: (a) with respect to seventy five percent (75%) of those Restricted Securities, the six (6)-month anniversary of the date of the Closing (or if earlier, the date on which Pubco completes a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property (a “Subsequent Sale”)); and (b) with respect to the remaining twenty five percent (25%) of the Restricted Securities, such six (6)-month anniversary of the date of the Closing, unless if earlier, the date of Subsequent Sale or the date on which the closing price of Pubco Ordinary Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $6.875 per share for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing.

Rule 144

All of Pubco Ordinary Shares that will be outstanding upon the completion of the Business Combination, other than those shares of Pubco Ordinary Shares registered pursuant to the Registration Statement on Form F-4 of which this proxy statement/prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Pubco and has beneficially owned Pubco’ restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Pubco. Persons who are affiliates of Pubco and have beneficially owned Pubco’ restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding equity shares of the same class which, immediately after the Merger, will equal 1,287,950 equity shares; or

•        the average weekly trading volume of Pubco Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Pubco under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Pubco.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

Pubco is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that Pubco sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by Pubco’s affiliates. Generally, subject to certain limitations, holders of Pubco’s restricted shares who are not affiliates of Pubco or who are affiliates of Pubco by virtue of their status as an officer or director of Pubco may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of Pubco restricted shares by an officer or director who is an affiliate of Pubco solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of Pubco restricted shares who will be an affiliate of Pubco other than by virtue of his or her status as an officer or director of Pubco.

Pubco is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Pubco’s or any of its eligible subsidiaries’ employees, consultants or advisors who purchases equity shares from Pubco in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

In connection with the entry into the Merger Agreement, Pubco and certain persons and entities which will hold Pubco Ordinary Shares upon the consummation of the Transaction have entered into a Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, Pubco will be obligated to file a registration statement to register the resale of Pubco Ordinary Shares issuable in connection with the Business Combination to specified equityholders of Delta and JVA. The Registration Rights Agreement also provides these persons with demand and “piggy-back” registration rights, subject to certain minimum requirements and customary conditions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of JVA Common Stock as of the date of this proxy statement/prospectus (pre-Business Combination) and (ii) the expected beneficial ownership of Pubco Ordinary Shares immediately following the consummation of the Business Combination, by:

•        each person who is known to be the beneficial owner of more than 5% of the outstanding shares of JVA Common Stock and/or is expected to be the beneficial owner of more than 5% of the outstanding Pubco Ordinary Shares post-Business Combination;

•        each of JVA’s current executive officers and directors;

•        each person who will become an executive officer or director of Pubco post-Business Combination; and

•        all executive officers and directors of JVA as a group pre-Business Combination and all executive officers and directors of Pubco as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of JVA Common Stock pre-Business Combination is based on 5,708,599 shares of JVA Common Stock issued and outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of Pubco Ordinary Shares post-Business Combination is based on 119,344,963 Pubco Ordinary Shares issued and outstanding immediately following the closing of the Business Combination.

The ownership percentage set forth below with respect to Pubco includes the shares issuable to holders of Delta’s Ordinary Shares, but does not take into account any shares reserved for issuance relating to Earnout Shares. See “Unaudited Pro Forma Combined Financial Information” for further information.

Unless otherwise indicated, JVA and Pubco believe that all that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them.

	JVA Before the Business Combination			Pubco After the Business Combination
Name and Address of Beneficial Owner(1)	Number of Shares of JVA Common Stock		% of JVA Common Stock	Number of Pubco Ordinary Shares	%
5% Holders
Renaissance Technologies LLC	342,964	(9)	6.0%	342,964	0.2%
Directors and Executive Officers of JVA Before the Business Combination
Andrew Gordon	636,750	(2)	10.5%	636,750	0.5%
David Gordon	648,181	(3)	10.8%	648,181	0.5%
Gerard DeCapua	14,100	(4)	*	*	*
Daniel Dwyer	19,900	(5)	*	*	*
Barry Knepper	36,010	(6)	*	*	*
John Rotelli	20,548	(7)	*	*	*
George F. Thomas	6,600	(8)	*	*	*
All directors and executive officers of JVA Before the Business Combination (seven persons)	1,382,089		21.6%	1,382,089	1.2%

	JVA Before the Business Combination			Pubco After the Business Combination
Name and Address of Beneficial Owner(1)	Number of Shares of JVA Common Stock		% of JVA Common Stock	Number of Pubco Ordinary Shares		%
Directors and Executive Officers of Pubco After the Business Combination(10)
Mudit Paliwal	—		—	113,636,634	(11)	95.2%
Andrew Benjamin	—		—	—		—
Joseph Nelson	—		—	—		—
Peter Shaerf	—		—	—		—
Andrew Gordon	636,750	(2)	10.5%	636,750		0.5%
Michelle R. Bockmann	—		—	—		—
Lelia Konyn	—		—	—		—
Elizabeth Turnbull	—		—	—		—
All directors and executive officers of Pubco after the Business Combination (11 persons)(18)	636,750		10.5%	114,273,114		95.7%

____________

*        Less than one percent.

(1)      Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or investment power. Shares of common stock subject to stock options that are exercisable currently or within 60 days of the Record Date, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such stock options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person

(2)      Includes 14,000 shares owned by Mr. A. Gordon directly, a stock option to purchase 349,000 shares held directly by Mr. A Gordon, and 273,750 shares owned indirectly by Mr. A. Gordon through A. Gordon Family Ventures LLC.

(3)      Includes 367,181 shares of common stock owned by Mr. D. Gordon directly, and a stock option to purchase 281,000 shares of common stock owned directly by Mr. D. Gordon.

(4)      Includes 100 shares of common stock and an option to purchase 14,000 shares owned directly by Mr. DeCapua.

(5)      Includes 5,900 shares of common stock and an option to purchase 14,000 shares of common stock owned directly by Mr. Dwyer.

(6)      Includes 22,010 shares of common stock and an option to purchase 14,000 shares of common stock owned directly by Mr. Knepper.

(7)      Includes 6,548 shares of common stock and an option to purchase 14,000 shares of common stock owned directly by Mr. Rotelli.

(8)      Includes 3,000 shares of common stock owned by Mr. Thomas directly, an option to purchase 3,000 shares of common stock owned by Mr. Thomas directly, and 600 shares owned by Mr. Thomas’ wife.

(9)      Includes shares of common stock beneficially owned by Renaissance Technologies Holdings Corporation (“RTHC”) because of RTHC’s majority ownership of Renaissance Technologies LLC (“RTC”). The principal business address of both RTHC and RTC is 800 Third Avenue, New York, New York 10022. All information regarding RTHC is based on information disclosed in a statement on Schedule 13G filed with the SEC on February 13, 2023.

(10)    Unless otherwise noted, the business address of the each of the persons listed below is c/o Delta Corp. Holdings Ltd., Suite 3016, The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB, United Kingdom.

(11)    By virtue of ordinary shares held directly by Core Maritime Commodities FZ-LLC, an entity controlled by Mr. Paliwal and members of his family.

MARKET INFORMATION AND DIVIDENDS ON SECURITIES

JVA

Market for JVA Common Stock

JVA’s Common Stock is currently listed on the Nasdaq Capital Market under the symbol “JVA.”

Holders

As of the date of this proxy statement/prospectus, there were 170 holders of record of JVA Common Stock. See the section entitled “Beneficial Ownership of Securities.”

Dividend Policy

JVA does not pay a regular dividend on its common stock and does not currently intend to pay cash dividends. However, in the past JVA has paid special dividends on its common stock in certain circumstances and last paid a special dividend on February 9, 2022, in the amount of $0.07 per share of outstanding JVA Common Stock.

Pubco

Market for Pubco Ordinary Shares

Pubco is an entity newly formed to effectuate the Business Combination and there has been no public market for Pubco Ordinary Shares.

Holders

As a newly-formed entity, as of the date of this proxy statement/prospectus, there was one holder of Pubco’s securities.

Dividend Policy Following the Business Combination

Following completion of the Business Combination, Pubco’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of Pubco to retain any earnings for use in its business operations and, accordingly, Pubco does not anticipate its board of directors declaring any dividends in the foreseeable future.

Delta

Market for Delta’s Securities

Delta is a private entity and there has been no public market for Delta’s securities.

ENFORCEABILITY OF CIVIL LIABILITIES

Delta Corp Holdings Limited (“Pubco”) is an exempted company incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of Pubco’s assets are located outside the United States. In addition, a majority of Pubco’s directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Pubco or these persons, or to bring an action against Pubco or against these persons in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against Delta Corp Holdings Limited and its officers and directors. Pubco has appointed Maples Fiduciary Services (Delaware) Inc. as its agent to receive service of process in the United States.

Maples and Calder (Cayman) LLP (“Maples”), our legal counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against Pubco or its directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against Pubco or its directors or officers, predicated upon the securities laws of the United States or any state in the United States.

Maples has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, (e) is not inconsistent with a Cayman Islands judgement of the same matter, (f) is not impeachable on grounds of fraud, and (g) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

LEGAL MATTERS

The validity of the Pubco Ordinary Shares offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for Maples and Calder (Cayman) LLP. Certain legal matters relating to U.S. law will be passed upon for Pubco and Delta by Ellenoff Grossman & Schole LLP. Certain legal matters relating to U.S. law will be passed upon for JVA by Lowenstein Sandler LLP.

EXPERTS

The consolidated financial statements of JVA at October 31, 2022 and 2021, and for each of the two years in the period ended October 31, 2022, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Delta at December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for JVA’s securities is Direct Transfer LLC. The transfer agent Pubco’s Ordinary Shares is expected to be American Stock Transfer & Trust Company LLC.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, JVA and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of JVA’s annual report to shareholders and JVA’s proxy statement. Upon written or oral request, JVA will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that JVA deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that JVA deliver single copies of such documents in the future. Shareholders may notify JVA of their requests by calling or writing JVA at its principal executive offices at:

Coffee Holding Co., Inc.
3475 Victory Boulevard
Staten Island, NY 10314
(718) 832-0800

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholder Proposals

The Pubco Charter does not establish a procedure for shareholders who wish to present a proposal before an annual general meeting of shareholders. The Pubco Charter provides that the only business that may be conducted at an annual general meeting of shareholders is business that is properly brought before such meeting by or at the direction of Pubco’s board of directors.

The Pubco Charter does provide a means for shareholders holding at the date of deposit of the requisition not less than one-third of the share capital of Pubco as at that date carries the right of voting at general meetings of Pubco. The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at Pubco’s principal place of business (with a copy forwarded to the registered office), and may consist of several documents in like form each signed by one or more requisitionists. If the directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the second said 21 calendar days.

Shareholder Director Nominees

The Pubco Charter does not provide for shareholders to nominate directors for appointment at an annual general meeting or at a special meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of certain documents filed with the SEC by JVA through the “SEC Filings” section of our website.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Coffee Holding Co., Inc.
3475 Victory Boulevard
Staten Island, NY 10314
(718) 832-0800

MISCELLANEOUS

You should not send in your JVA stock certificates until you receive transmittal materials after the Merger is completed.

None of JVA, Delta or Pubco has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this prospectus/proxy statement or in any of the materials that have been incorporated in this prospectus/proxy statement. Therefore, neither JVA, Delta nor Pubco take any responsibility for any other information that others may provide you. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus/proxy statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus/proxy statement does not extend to you. This proxy statement/prospectus is dated __________, 2023. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement/prospectus) and the mailing of this proxy statement/prospectus to stockholders does not create any implication to the contrary. This proxy statement/prospectus does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JULY 31, 2023 AND OCTOBER 31, 2022

	July 31, 2023	October 31, 2022
	(Unaudited)
– ASSETS –
CURRENT ASSETS:
Cash	$2,418,550	$2,515,873
Accounts receivable, net of allowances of $144,000 for 2023 and 2022	6,482,154	7,816,473
Inventories	17,138,384	19,252,214
Due from broker	557,356	818,892
Prepaid expenses and other current assets	441,432	432,126
Prepaid and refundable income taxes	866,155	866,155
TOTAL CURRENT ASSETS	27,904,031	31,701,733

Building, machinery and equipment, net	3,507,692	3,199,790
Customer list and relationships, net of accumulated amortization of $302,758 and $279,883 for 2023 and 2022, respectively	192,375	215,250
Trademarks and tradenames	327,000	327,000
Equity method investments	340,134	354,444
Investment – other	2,500,000	2,500,000
Right of use asset	2,777,685	2,871,773
Deferred income tax assets – net	1,428,687	1,073,187
Deposits and other assets	337,406	449,348
TOTAL ASSETS	$39,315,010	$42,692,525

– LIABILITIES AND STOCKHOLDERS’ EQUITY –
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,823,453	$3,814,864
Line of credit	9,020,000	—
Cash overdrafts	—	876,148
Due to broker	485,506	1,523,563
Note payable – current portion	4,200	4,200
Lease liability – current portion	69,044	220,734
TOTAL CURRENT LIABILITIES	12,402,203	6,439,509

Line of credit	—	8,314,000
Lease liabilities	3,230,204	3,136,006
Note payable – long term	4,464	9,105
Deferred compensation payable	131,296	243,238
TOTAL LIABILITIES	15,768,167	18,141,858
Commitments and Contingencies	—	—
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,633,930 shares issued for 2023 and 2022; 5,708,599 shares outstanding for 2023 and 2022	6,634	6,634
Additional paid-in capital	19,094,618	19,094,618
Retained earnings	9,323,613	10,327,437
Less: Treasury stock, 925,331 common shares, at cost for 2023 and 2022	(4,633,560)	(4,633,560)
Total Coffee Holding Co., Inc. Stockholders’ Equity	23,791,305	24,795,129
Noncontrolling interest	(244,462)	(244,462)
TOTAL EQUITY	23,546,843	24,550,667
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,315,010	$42,692,525

See Notes to Condensed Consolidated Financial Statements

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
NINE AND THREE MONTHS ENDED JULY 31, 2023 AND 2022
(Unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2023	2022	2023	2022
NET SALES	$49,411,183	$50,216,316	$15,764,365	$17,013,286

COST OF SALES	41,810,204	40,806,381	13,315,602	13,867,710

GROSS PROFIT	7,600,979	9,409,935	2,448,763	3,145,576

OPERATING EXPENSES:
Selling and administrative	8,722,156	9,530,817	2,709,238	2,758,995
Officers’ salaries	467,548	449,375	142,772	147,099
TOTAL	9,189,704	9,980,192	2,852,010	2,906,094

(LOSS) INCOME FROM OPERATIONS	(1,588,725)	(570,257)	(403,247)	239,482

OTHER (EXPENSE) INCOME:
Interest income	3,120	4,095	7	2
Loss from equity method investment	(14,310)	(43,154)	(5,007)	(7,354)
Other income	634,181	—	400,140	—
Interest expense	(393,590)	(143,393)	(144,024)	(53,100)
TOTAL	229,401	(182,452)	251,116	(60,452)

(LOSS) INCOME BEFORE BENEFIT FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	(1,359,324)	(752,709)	(152,131)	179,030

(Benefit) provision for income taxes	(355,500)	(188,626)	(40,250)	46,649

NET (LOSS) INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	(1,003,824)	(564,083)	(111,881)	132,381
Less: Net loss attributable to the non-controlling interest	—	609,231	—	—

NET (LOSS) INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$(1,003,824)	$45,148	$(111,881)	$132,381

Basic and diluted (loss) income earnings per share	$(.18)	$.01	$(.02)	$.02

Weighted average common shares outstanding:
Basic and diluted	5,708,599	5,708,599	5,708,599	5,708,599

See Notes to Condensed Consolidated Financial Statements

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
THREE AND NINE MONTHS ENDED JULY 31, 2023 AND 2022
(Unaudited)

	Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings	Non- controlling Interest	Total
	Shares	Amount	Shares	Amount
Balance, October 31, 2021	5,708,599	$6,634	925,331	$(4,633,560)	$18,688,797	$14,471,222	$837,226	$29,370,319
Net income	—	—	—	—	—	280,863	—	280,863
Stock Compensation					189,768			189,768
Dividend to common shareholders						(399,000)		(399,000)
Non-controlling Interest							61,663	61,663
Balance, January 31, 2022	5,708,599	$6,634	925,331	$(4,633,560)	$18,878,565	$14,353,085	$898,889	$29,503,613
Stock Compensation					174,241			174,241
Distribution to non-controlling interest							(220,043)	(220,043)
Non-controlling Interest							(670,894)	(670,894)
Net loss	—	—	—	—	—	(368,096)	—	(368,096)
Balance, April 30, 2022	5,708,599	$6,634	925,331	$(4,633,560)	$19,052,806	$13,984,989	$7,952	$28,418,821
Stock Compensation					41,812			41,812
Net income	—	—	—	—	—	132,381	—	132,381
Balance, July 31, 2022	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$14,117,370	$7,952	$28,593,014
Balance, October 31, 2022	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$10,327,437	$(244,462)	$24,550,667
Net loss	—	—	—	—	—	(532,103)	—	(532,103)
Balance, January 31, 2023	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$9,795,334	$(244,462)	$24,018,564
Net loss	—	—	—	—	—	(359,840)	—	(359,840)
Balance, April 30, 2023	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$9,435,494	$(244,462)	$23,658,724
Beginning balance, value	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$9,435,494	$(244,462)	$23,658,724
Net loss	—	—	—	—	—	(111,881)	—	(111,881)
Net income loss	—	—	—	—	—	(111,881)	—	(111,881)
Balance, July 31, 2023	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$9,323,613	$(244,462)	$23,546,843
Ending balance, value	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$9,323,613	$(244,462)	$23,546,843

See Notes to Condensed Consolidated Financial Statements

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JULY 31, 2023 AND 2022
(Unaudited)

	2023	2022
OPERATING ACTIVITIES:
Net loss	$(1,003,824)	$(564,083)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	436,669	421,661
Stock-based compensation	—	405,821
Unrealized loss (gain) on commodities	(776,521)	38,241
Loss on equity method investments	14,310	43,154
Write-off of accounts receivable		415,096
Write-down of obsolete inventory		718,353
Amortization of right to use asset	240,504	258,028
Deferred income taxes	(355,500)	(71,192)
Changes in operating assets and liabilities:
Accounts receivable	1,334,319	1,349,778
Inventories	2,113,830	(4,215,991)
Prepaid expenses and other current assets	(9,306)	(165,419)
Prepaid and refundable income taxes	—	(577,043)
Lease liability	(203,908)	(217,777)
Deposits and other assets	—	(68,757)
Accounts payable and accrued expenses	(991,411)	(175,172)
Income taxes payable	—	(414,949)
Net cash provided by (used in) operating activities	799,162	(2,820,251)

INVESTING ACTIVITIES:
Purchases of machinery and equipment	(721,696)	(1,357,066)
Net cash used in investing activities	(721,696)	(1,357,066)

FINANCING ACTIVITIES:
Advances under bank line of credit	2,434,783	3,027,654
Cash overdraft	(876,148)	—
Principal payments on note payable	(4,641)	(2,631)
Payment of dividend		(399,000)
Principal payments under bank line of credit	(1,728,783)	(714,504)
Net cash (used in) provided by financing activities	(174,789)	1,911,519

NET DECREASE IN CASH	(97,323)	(2,265,798)

CASH, BEGINNING OF PERIOD	2,515,873	3,696,275
CASH, END OF PERIOD	$2,418,550	$1,430,477

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$373,043	$84,967
Income taxes paid	$—	$498,992

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchase of inventory by non-controlling interest		$220,043
Initial recognition of operating lease right of use asset	$146,416

See Notes to Condensed Consolidated Financial Statements

COFFEE HOLDING CO., INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023

(UNAUDITED)

NOTE 1 — BUSINESS ACTIVITIES:

Coffee Holding Co., Inc. (the “Company”) conducts wholesale coffee operations, including manufacturing, roasting, packaging, marketing and distributing roasted and blended coffees for private labeled accounts and its own brands, and it sells green coffee. The Company also manufactures and sells coffee roasters. The Company’s core product, coffee, can be summarized and divided into three product categories (“product lines”) as follows:

Wholesale Green Coffee:    unroasted raw beans imported from around the world and sold to large and small roasters and coffee shop operators;

Private Label Coffee:    coffee roasted, blended, packaged and sold under the specifications and names of others, including supermarkets that want to have their own brand name on coffee to compete with national brands; and

Branded Coffee:    coffee roasted and blended to the Company’s own specifications and packaged and sold under the Company’s eight proprietary and licensed brand names in different segments of the market.

The Company’s private label and branded coffee sales are primarily to customers that are located throughout the United States with limited sales in Canada and certain countries in Asia. Such customers include supermarkets, wholesalers, and individually-owned and multi-unit retailers. The Company’s unprocessed green coffee, which includes over 90 specialty coffee offerings, is sold primarily to specialty gourmet roasters and to coffee shop operators in the United States with limited sales in Australia, Canada, England and China.

The Company’s wholesale green, private label, and branded coffee product categories generate revenues and cost of sales individually but incur selling, general and administrative expenses in the aggregate. There are no individual product managers and discrete financial information is not available for any of the product lines. The Company’s product portfolio is used in one business and it operates and competes in one business activity and economic environment. In addition, the three product lines share customers, manufacturing resources, sales channels, and marketing support. Thus, the Company considers the three product lines to be one single reporting segment.

On September 29, 2022, the Company entered into a Merger and Share Exchange Agreement (the “Merger Agreement”), by and among the Company, Delta Corp Holdings Limited, a Cayman Islands exempted company (“Pubco”), Delta Corp Holdings Limited, a company incorporated in England and Wales (“Delta”), CHC Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Pubco (“Merger Sub”), and each of the holders of ordinary shares of Delta as named therein (the “Sellers”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving as a direct, wholly-owned subsidiary of Pubco (the “Merger”). As a result of the Merger, each issued and outstanding share of the Company common stock, $0.001 par value per share (the “Common Stock”), will be cancelled and converted for the right of the holder thereof to receive one ordinary share, par value $0.0001 of Pubco (the “Pubco Ordinary Shares”).

NOTE 2 — GOING CONCERN, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

Going Concern

These accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business.

The Company prepared a forecast representing their business plans for fiscal 2024. However, the Company has yet to achieve increased revenues at higher margins and there is no assurance they will be successful. The line of credit expires within 12 months and there have been no discussions with the financial institution to extend the line of credit ($9 million at July 31, 2023).

COFFEE HOLDING CO., INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023

(UNAUDITED)

NOTE 2 — GOING CONCERN, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (cont.)

The Company’s ability to execute its operating plan through fiscal 2024 and beyond depends on its ability to renew or replace its line of credit. The Company expects to renew the line of credit or, if necessary, seek alternative financing on similar terms. There can be no assurance that the Company will be able to renew the line of credit in a timely manner and or that any such renewal will contain commercially acceptable terms. Therefore, as of July 31, 2023, the Company has concluded there is substantial doubt about their ability to continue as a going concern. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation

The Company’s fiscal year ends on October 31, of each calendar year. The accompanying interim condensed consolidated financial statements are unaudited and have been prepared on substantially the same basis as our annual consolidated financial statements for the fiscal year ended October 31, 2022. In the opinion of the Company’s management, these interim condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement of our financial position, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. The October 31, 2022 year-end condensed consolidated balance sheet data in this document was derived from audited consolidated financial statements. These condensed consolidated financial statements and notes included in this quarterly report on Form 10-Q do not include all disclosures required by U.S. generally accepted accounting principles (“U.S. GAAP”) and should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended October 31, 2022 and notes thereto included in the Company’s fiscal 2022 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2023 (the “2022 10-K”). The results of operations and cash flows for the interim periods included in these condensed consolidated financial statements are not necessarily indicative of the results to be expected for any future period or the entire fiscal year.

The condensed consolidated financial statements include the accounts of its subsidiaries, namely, Organic Products Trading Company, LLC (“OPTCO”), Sonofresco, LLC (“SONO”), Comfort Foods, Inc. (“CFI”) and Generations Coffee Company, LLC (“GCC”), the entity formed as a result of the Company’s joint venture with Caruso’s Coffee, Inc. The Company owns a 60% equity interest in GCC. All significant inter-company transactions and balances have been eliminated in consolidation.

Significant Accounting Policies

The significant accounting policies used in the preparation of these condensed consolidated financial statements are disclosed in our 2022 10-K, and there have been no changes to the Company’s significant accounting policies during the three and nine months ended July 31, 2023.

Revenue Recognition

The Company recognizes revenue in accordance with the five-step model as prescribed by the Financial Accounting Standards Board (“FASB”) Accounting Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”) in which the Company evaluates the transfer of promised goods or services and recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the Company expects to be entitled to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of ASC 606, the Company performs

COFFEE HOLDING CO., INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023

(UNAUDITED)

NOTE 2 — GOING CONCERN, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (cont.)

the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The following table presents revenues by stream for the nine and three months ended July 31, 2023 and 2022.:

	Nine Months Ended July 31, 2023	Three Months Ended July 31, 2023	Nine Months Ended July 31, 2022	Three Months Ended July 31, 2022
Green	$21,078,402	$6,645,606	$21,163,637	$7,014,783
Packaged	28,332,781	9,118,759	29,052,679	9,998,503
Totals	$49,411,183	$15,764,365	$50,216,316	$17,013,286

NOTE 3 — INVENTORIES:

Inventories at July 31, 2023 and October 31, 2022 consisted of the following:

	July 31, 2023	October 31, 2022
Packed coffee	$2,818,664	$2,677,617
Green coffee	11,925,640	14,847,708
Roasters and parts	534,273	576,778
Packaging supplies	1,859,807	1,150,111
Totals	$17,138,384	$19,252,214

NOTE 4 — COMMODITIES HELD BY BROKER:

The Company has used, and intends to continue to use in a limited capacity, short-term coffee futures and options contracts primarily for the purpose of partially hedging and minimizing the effects of changing green coffee prices and to reduce cost of sales. The commodities held by broker represent the market value of the Company’s trading account, which consists of options and futures contracts for coffee held with a brokerage firm. The Company uses options and futures contracts, which are not designated or qualifying as hedging instruments, to partially hedge the effects of fluctuations in the price of green coffee beans. Options and futures contracts are recognized at fair value in the condensed consolidated financial statements with current recognition of gains and losses on such positions. The Company’s accounting for options and futures contracts may increase earnings volatility in any particular period. We record all open contract positions on our consolidated balance sheets at fair value in the due from and due to broker line items and typically do not offset these assets and liabilities.

The Company classifies its options and futures contracts as trading securities, and accordingly, unrealized holding gains and losses are included in earnings and not reflected as a net amount as a separate component of stockholders’ equity.

The Company recorded realized and unrealized gains and losses respectively, on these contracts as follows:

	Three Months Ended July 31,
	2023	2022
Gross realized gains	$265,801	$635,570
Gross realized losses	(236,404)	—
Unrealized losses	(159,955)	(150,687)
Total	$(130,558)	$484,883

COFFEE HOLDING CO., INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023

(UNAUDITED)

NOTE 4 — COMMODITIES HELD BY BROKER: (cont.)

	Nine Months Ended July 31,
	2023	2022
Gross realized gains	$642,709	$1,958,618
Gross realized losses	(1,528,765)	(1,257,359)
Unrealized gain (losses)	776,521	(38,241)
Total	$(109,535)	$663,018

NOTE 5 — LINE OF CREDIT:

On April 25, 2017 the Company and OPTCO (together with the Company, collectively referred to herein as the “Borrowers”) entered into an Amended and Restated Loan and Security Agreement (the “A&R Loan Agreement”) and Amended and Restated Loan Facility (the “A&R Loan Facility”) with Sterling National Bank (“Sterling”) (later acquired by Webster Financial Corp. (“Webster”), which consolidated (i) the financing agreement between the Company and Sterling, dated February 17, 2009, as modified, (the “Company Financing Agreement”) and (ii) the financing agreement between Company, as guarantor, OPTCO and Sterling, dated March 10, 2015 (the “OPTCO Financing Agreement”), amongst other things.

On March 17, 2022, the Company reached an agreement for a new loan modification agreement and credit facility which extended the maturity date to June 29, 2022. The facility was then approved for a two-year extension. All other terms of the A&R Loan Agreement and A&R Loan Facility remained the same.

On June 28, 2022, the Company reached an agreement for a new loan modification agreement and credit facility with Webster. The terms of the new agreement, among other things: (i) provided for a new maturity date of June 30, 2024, and (ii) changed the interest rate per annum to SOFR plus 1.75% (with such interest rate not to be lower than 3.50%). All other terms of the A&R Loan Agreement and A&R Loan Facility remained the same.

The Company is subject to certain covenants with respect to its line of credit agreement. The Company was not in compliance with the net profit and non-borrower affiliate covenants as of October 31, 2022. The Company requested a waiver from the lender and the waiver was granted and received on March 15, 2023. The lender also extended the due date of the October 31, 2022 financial statements until April 15, 2023. The loan agreement was also modified on March 15, 2023 to, among other things: (i) provide for a requirement for subordination agreements if necessary, and (ii) change the terms of transactions with affiliates from a dollar limitation to allowable in the ordinary course of business, (iii) establishe a new covenant for a fixed charge coverage ratio.

Each of the A&R Loan Facility and A&R Loan Agreement contains covenants, subject to certain exceptions, that place annual restrictions on the Borrowers’ operations, including covenants relating to debt restrictions, capital expenditures, indebtedness, minimum deposit restrictions, tangible net worth, net profit, leverage, employee loan restrictions, dividend and repurchase restrictions (common stock and preferred stock), and restrictions on intercompany transactions. The outstanding balance on the Company’s lines of credit were $9,020,000 and $8,314,000 as of July 31, 2023 and October 31, 2022, respectively.

NOTE 6 — INCOME TAXES:

The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for temporary differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or benefit is the tax incurred for the period plus or minus the change during the period in deferred tax assets and liabilities.

COFFEE HOLDING CO., INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023

(UNAUDITED)

NOTE 6 — INCOME TAXES: (cont.)

As of July 31, 2023 and October 31, 2022, the Company did not have any unrecognized tax benefits or open tax positions. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of July 31, 2023 and October 31, 2022, the Company had no accrued interest or penalties related to income taxes. The Company currently has no federal or state tax examinations in progress.

The Company files a U.S. federal income tax return and California, Colorado, Connecticut, Idaho, Kansas, Michigan, New Jersey, New York, New York City, Virginia, Texas, Rhode Island, South Carolina, and Oregon state tax returns.

The Company’s federal income tax return is no longer subject to examination by the federal taxing authority for years before fiscal 2019. The Company’s California, Colorado and New Jersey and Texas income tax returns are no longer subject to examination by their respective taxing authorities for the years before fiscal 2019. The Company’s Oregon, New York, Kansas, South Carolina, Rhode Island, Connecticut and Michigan income tax returns are no longer subject to examination by their respective taxing authorities for the years before fiscal 2019.

NOTE 7 — EARNINGS (LOSS) PER SHARE:

The Company presents “basic” and “diluted” earnings per common share pursuant to the provisions included in the authoritative guidance issued by FASB ASC 260, “Earnings per Share,” and certain other financial accounting pronouncements. Basic earnings per common share were computed by dividing net (loss) income by the sum of the weighted-average number of common shares outstanding. Diluted earnings per common share is computed by dividing the net (loss) income by the weighted-average number of common shares outstanding plus the dilutive effect of common shares issuable upon exercise of potential sources of dilution.

The weighted average common shares outstanding used in the computation of basic and diluted earnings per share were 5,708,599 for the nine and three months ended July 31, 2023 and 2022. The Company had granted 1,000,000 options in the second quarter of 2019, which have not been included in the calculation of diluted earnings per share due to their anti-dilutive nature.

NOTE 8 — COMMITMENTS AND CONTINGENCIES:

The Company has a 401(k) Retirement Plan, which covers all the full time employees who have completed one year of service and have reached their 21st birthday. The Company matches 100% of the aggregate salary reduction contribution up to the first 3% of compensation and 50% of aggregate contribution of the next 2% of compensation.

NOTE 9 — LEASES:

The following summarizes the Company’s operating leases:

	2023	2022
Right-of-use operating lease assets	$2,777,685	$2,871,773
Current lease liability	$69,044	$220,734
Non-current lease liability	3,230,204	3,136,006
Total lease liability	$3,299,248	$3,356,740

The amortization of the right-of-use asset for the three months ended July 31, 2023 and 2022 was $80,662 and $78,079, respectively. The amortization of the right-of-use asset for the nine months ended July 31, 2023 and 2022 was $240,504 and $258,028, respectively.

Weighted average remaining lease term	10.5
Weighted average discount rate	4.9%

COFFEE HOLDING CO., INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023

(UNAUDITED)

NOTE 9 — LEASES: (cont.)

Maturities of lease liabilities by year for our operating leases are as follows:

2023	$365,579
2024	519,304
2025	393,668
2026	376,683
2027	367,788
Thereafter	2,333,300
Total lease payments	$4,356,322
Less: imputed interest	(1,057,074)
Present value of operating lease liabilities	$3,299,248

In June 2021, the Company purchased a facility in Colorado for $900,321 that it was previously leasing. On the date of purchase, the Company wrote off the carrying value of the right-of-use asset and lease liability associated with this facility of $242,888.

In December 2022, the Company extended its lease at its subsidiary Sonofresco in Washington through December 2023. As a result, on the date of the modification the Company increased its right-of-use asset and lease liability by $40,797 as of January 31, 2023.

In March 2023, the Company extended its lease at its subsidiary Organics Products Trading Company in Washington through March 2026. As a result, on the date of the modification the Company increased its right-of-use asset and lease liability by $105,619 as of April 30, 2023.

NOTE 10 — RELATED PARTY TRANSACTIONS:

The Company has engaged its 40% former partner in Generation Coffee Company LLC (“GCC”) as an outside contractor (the “Partner”). Included in contract labor expense are expenses incurred by the Partner during the three and nine months ended July 31, 2023 and 2022 of $0 and $56,851 and $58,490 and $210,961, respectively, for the processing of finished goods.

In January 2005, the Company established the “Coffee Holding Co., Inc. Non-Qualified Deferred Compensation Plan.” Currently, there is only one participant in the plan: the Company’s Chief Executive Officer. Within the plan guidelines, this employee is deferring a portion of his current salary and bonus. The assets are held in a separate trust. The deferred compensation payable represents the liability due to the Chief Executive Officer of the Company. The assets were $131,296 and $243,238 at July 31, 2023 and October 31, 2022, respectively, and are included in the Deposits and other assets in the accompanying balance sheets. The deferred compensation liability at July 31, 2023 and October 31, 2022 were $131,296 and $243,238, respectively.

COFFEE HOLDING CO., INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023

(UNAUDITED)

NOTE 11 — STOCKHOLDERS’ EQUITY:

a.      Treasury Stock.    The Company utilizes the cost method of accounting for treasury stock. The cost of reissued shares is determined under the last-in, first-out method. The Company did not purchase any shares during the three and nine months ended July 31, 2023 and the year ended October 31, 2022.

b.      Stock Options.    The Company has an incentive stock plan, the 2013 Equity Compensation Plan (the “2013 Plan”), and on April 19, 2019, has granted 1,000,000 stock options to employees, officers and non-employee directors from the 2013 Plan each with an exercise price of $5.43. Options granted under the 2013 Plan may be Incentive Stock Options or Nonqualified Stock Options, as determined by the Administrator at the time of grant. No options were granted, forfeited or expired during the three and nine months ended July 31, 2023 or for the year ended October 31, 2022.

The Company recorded $0 stock-based compensation for the three and nine months ended July 31, 2023 and $41,812 and $405,821 for the three and nine months ended July 31, 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Coffee Holding Co., Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Coffee Holding Co., Inc. (the “Company”) as of October 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended October 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended October 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor from 2013 to 2021 and subsequently reappointed as the Company’s auditor in 2022.

New York, New York
March 29, 2023

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
OCTOBER 31, 2022 AND 2021

	2022	2021
- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$2,515,873	$3,696,275
Accounts receivable, net of allowances of $144,000 for 2022 and 2021	7,816,473	9,299,978
Inventories	19,252,214	15,961,866
Due from broker	818,892	725,000
Prepaid expenses and other current assets	432,126	542,224
Prepaid and refundable income taxes	866,155	75,952
TOTAL CURRENT ASSETS	31,701,733	30,301,295

Building machinery and equipment, net	3,199,790	2,662,628
Customer list and relationships, net of accumulated amortization of $279,883 and $237,131 for 2022 and 2021, respectively	215,250	447,869
Trademarks and tradenames	327,000	408,000
Non-compete, net of accumulated amortization of $99,000 and $69,300 for 2022 and 2021, respectively	—	29,700
Goodwill	—	2,488,785
Equity method investments	354,444	402,245
Investment – other	2,500,000	2,500,000
Right of use asset	2,871,773	3,545,786
Deferred income tax assets – net	1,073,187	77,394
Deposits and other assets	449,348	449,225
TOTAL ASSETS	$42,692,525	$43,312,927

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,814,864	$5,047,640
Cash overdrafts	876,148	—
Due to broker	1,523,563	708,321
Note payable – current portion	4,200	4,200
Lease liability – current portion	220,734	340,400
Income taxes payable	—	416,449
TOTAL CURRENT LIABILITIES	6,439,509	6,517,010

Line of credit	8,314,000	3,800,850
Lease liabilities	3,136,006	3,299,784
Note payable – long term	9,105	13,092
Deferred compensation payable	243,238	311,872
TOTAL LIABILITIES	18,141,858	13,942,608
Commitments and Contingencies (Note 8)	—	—
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,633,930 shares issued for 2022 and 2021; 5,708,599 shares outstanding for 2022 and 2021	6,634	6,634
Additional paid-in capital	19,094,618	18,688,797
Retained earnings	10,327,437	14,471,222
Less: Treasury stock, 925,331 common shares, at cost for 2022 and 2021	(4,633,560)	(4,633,560)
Total Coffee Holding Co., Inc. stockholders’ equity	24,795,129	28,533,093
Non-controlling interest	(244,462)	837,226
TOTAL EQUITY	24,550,667	29,370,319
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,692,525	$43,312,927

See Notes to Consolidated Financial Statements

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED OCTOBER 31, 2022 AND 2021

	2022	2021
NET SALES	$65,706,879	$63,922,402
COST OF SALES	54,692,933	47,901,126
GROSS PROFIT	11,013,946	16,021,276
OPERATING EXPENSES:
Selling and administrative	12,989,032	12,883,328
Goodwill and other impairment charges	2,769,552	1,080,000
Officers’ salaries	594,262	612,793
TOTAL	16,352,846	14,576,121

(LOSS) INCOME FROM OPERATIONS	(5,338,900)	1,445,155

OTHER INCOME (EXPENSE):
Interest income	14,094	7,658
Loss from equity method investment	(47,801)	(159,160)
Interest expense	(225,043)	(85,796)
TOTAL	(258,750)	(237,298)

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) PROVISION	(5,597,650)	1,207,857
Income Tax (benefit) provision	(995,793)	340,180

NET (LOSS) INCOME BEFORE ADJUSTMENT FOR NON-CONTROLLING INTEREST IN SUBSIDIARY	(4,601,857)	867,677
Plus: Net loss attributable to the non-controlling interest in subsidiary	857,072	387,677

NET (LOSS) INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$(3,744,785)	$1,255,354
Basic and diluted (loss) earnings per share	$(0.66)	$0.22
Weighted average common shares outstanding:
Basic and diluted	5,708,599	5,575,453

See Notes to Consolidated Financial Statements

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED OCTOBER 31, 2022 AND 2021

	Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings	Non- Controlling Interest	Total
	Shares	Amount	Shares	Amount
Balance, November 1, 2020	5,708,599	$6,634	925,331	$(4,633,560)	$17,929,724	$13,215,868	$1,224,903	$27,743,569
Stock Compensation	—	—	—	—	759,073			759,073
Non-Controlling interest							(387,677)	(387,677)
Net income						1,255,354		1,255,354
Balance, October 31, 2021	5,708,599	$6,634	925,331	$(4,633,560)	$18,688,797	$14,471,222	$837,226	$29,370,319
Stock Compensation	—	—	—	—	405,821			405,821
Distributions to non-controlling interest							(554,616)	(554,616)
Inflow from non-controlling interest							330,000	330,000
Non-Controlling Interest							(857,072)	(857,072)
Dividend to common shareholders						(399,000)		(399,000)
Net loss						(3,744,785)		(3,744,785)
Balance, October 31, 2022	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$10,327,437	$(244,462)	$24,550,667

See Notes to Consolidated Financial Statements

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED OCTOBER 31, 2022 AND 2021

	2022	2021
OPERATING ACTIVITIES:

Net (loss) income	$(4,601,857)	$867,677
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	584,595	662,909
Impairment of goodwill, trademarks and tradenames	2,569,785	1,080,000
Write-off of accounts receivable	415,096	—
Stock-based compensation	405,821	759,073
Unrealized loss (gain) on commodities – net	721,350	(469,004)
Loss on equity method investments	47,801	159,160
Impairment of customer list and non-compete agreement	199,767	321,651
Write down of obsolete inventory	718,353	—
Amortization of right of use asset	674,013	350,871
Deferred income taxes	(995,793)	(177,801)
Changes in operating assets and liabilities:
Accounts receivable	1,068,409	(1,891,073)
Inventories	(4,563,317)	1,141,127
Prepaid expenses and other current assets	110,098	(51,978)
Prepaid and refundable income taxes	(790,203)	69,353
Deposits and other assets	(68,757)	(128,353)
Accounts payable and accrued expenses	(1,232,776)	2,011,543
Change in lease liability	(283,444)	(406,714)
Income taxes payable	(416,449)	411,078
Net cash (used in) provided by operating activities	(5,437,508)	4,709,519

INVESTING ACTIVITIES:
Purchases of other investment	—	(2,500,000)
Proceeds from sale of machinery and equipment	—	113,166
Purchases of building, machinery and equipment	(1,059,205)	(1,500,483)
Net cash used in investing activities	(1,059,205)	(3,887,317)

FINANCING ACTIVITIES:
Advances under bank line of credit	6,427,654	6,016,413
Cash overdraft	876,148	—
Principal payment on note payable	(3,987)	(5,075)
Payment of dividend	(399,000)	—
Capital contributed by non-controlling interest	330,000	—
Principal payments under bank line of credit	(1,914,504)	(6,012,385)
Net cash provided by (used in) financing activities	5,316,311	(1,047)

NET (DECREASE) INCREASE IN CASH	(1,180,402)	821,155
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	3,696,275	2,875,120
CASH AND CASH EQUIVALENTS, END OF YEAR	$2,515,873	$3,696,275

See Notes to Consolidated Financial Statements

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
YEARS ENDED OCTOBER 31, 2022 AND 2021

	2022	2021
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$202,303	$85,357
Income taxes paid	$1,327,039	$35,120

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Initial recognition of operating lease right of use asset	$—	$2,091,316
Initial recognition of operating lease liabilities	$—	$2,091,316
Termination of operating lease right of use asset	$—	242,888
Termination of operating lease liability	$—	242,888
Distribution of inventory by non-controlling interest	$554,616	$—

See Notes to Consolidated Financial Statements

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 1 — BUSINESS ACTIVITIES:

Coffee Holding Co., Inc. (the “Company”) conducts wholesale coffee operations, including manufacturing, roasting, packaging, marketing and distributing roasted and blended coffees for private labeled accounts and its own brands, and it sells green coffee. The Company’s core product, coffee, can be summarized and divided into three product categories (“product lines”) as follows:

Wholesale Green Coffee:    unroasted raw beans imported from around the world and sold to large and small roasters and coffee shop operators;

Private Label Coffee:    coffee roasted, blended, packaged and sold under the specifications and names of others, including supermarkets that want to have their own brand name on coffee to compete with national brands; and

Branded Coffee:    coffee roasted and blended to the Company’s own specifications and packaged and sold under the Company’s eight proprietary and licensed brand names in different segments of the market.

The Company’s private label and branded coffee sales are primarily to customers that are located throughout the United States with limited sales in Canada and certain countries in Asia. Such customers include supermarkets, wholesalers, and individually-owned and multi-unit retailers. The Company’s unprocessed green coffee, which includes over 90 specialty coffee offerings, is sold primarily to specialty gourmet roasters and to coffee shop operators in the United States with limited sales in Australia, Canada, England and China.

The Company’s wholesale green, private label, and branded coffee product categories generate revenues and cost of sales individually but incur selling, general and administrative expenses in the aggregate. There are no individual product managers and discrete financial information is not available for any of the product lines. The Company’s product portfolio is used in one business and it operates and competes in one business activity and economic environment. In addition, the three product lines share customers, manufacturing resources, sales channels, and marketing support. Thus, the Company considers the three product lines to be one single reporting segment.

The Company during the quarter ended April 30, 2022 had begun a restructuring process with its Generations subsidiary. As part of this restructuring approximately $550,000 of its inventory was distributed to the non-controlling interest partner for $330,000 in cash. As part of the restructuring process, the Company recorded a write-down of obsolete inventory of $718,353 and a write-off of accounts receivable of $415,096.

On September 29, 2022, Coffee Holding Co., Inc, a Nevada corporation (the “Company”), entered into a Merger and Share Exchange Agreement (the “Merger Agreement”), by and among the Company, Delta Corp Holdings Limited, a Cayman Islands exempted company (“Pubco”), Delta Corp Holdings Limited, a company incorporated in England and Wales (“Delta”), CHC Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Pubco (“Merger Sub”), and each of the holders of ordinary shares of Delta as named therein (the “Sellers”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving as a direct, wholly-owned subsidiary of Pubco (the “Merger”). As a result of the Merger, each issued and outstanding share of the Company common stock, $0.001 par value per share (the “JVA Common Stock”), will be cancelled and converted for the right of the holder thereof to receive one ordinary share, par value $0.0001 of Pubco (the “Pubco Ordinary Shares”).

Uncertainty Due to Geopolitical Events

Due to Russia’s invasion of Ukraine, which began in February 2022, and the resulting sanctions and other actions against Russia and Belarus, there has been uncertainty and disruption in the global economy. Although Russia’s invasion of Ukraine did not have a material adverse impact on the Company’s revenue or other financial results for the year ended October 31, 2022, at this time the Company is unable to fully assess the aggregate impact will have on its business due to various uncertainties, which include, but are not limited to, the duration of the war, the war’s effect on the economy, its impact to the businesses of the Company’s customers, and actions that may be taken by governmental authorities related to the war.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 1 — BUSINESS ACTIVITIES: (cont.)

COVID-19

The global outbreak of COVID-19 was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020 and has negatively affected the U.S. and global economies, disrupted global supply chains, resulted in significant travel and transport restrictions, mandated closures and stay-at-home orders, and created significant disruption of the financial markets.

The continuing impact on the Company’s business including the decrease in our sales, the length and impact of stay-at-home orders and/or regional quarantines, labor shortages and employment trends, disruptions to supply chains, including its ability to obtain products from global suppliers, higher operating costs, the form and impact of economic stimulus and general overall economic instability, has contributed to and may continue to have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows. At this time the full impact could not be fully determined.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION:

The consolidated financial statements include the accounts of the Company, Organic Products Trading Company, LLC (“OPTCO”), Sonofresco LLC (“SONO”), Comfort Foods, Inc. (“CFI”) and Generations Coffee Company, LLC (“GCC”). All inter-company balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES:

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Significant estimates include, depreciable lives for long-lived assets, and valuation of goodwill and indefinitely lived intangible assets impairment testing. These estimates may be adjusted as more current information becomes available, and any adjustment could have a significant impact on recorded amounts.

CASH AND CASH EQUIVALENTS:

Cash and cash equivalents consists primarily of unrestricted cash on deposit and securities with an original maturity of 3 months or less at financial institutions and brokerage firms.

ACCOUNTS RECEIVABLE:

Trade accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. Past due balances over 60 days and other higher risk amounts are reviewed individually for collectability. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (cont.)

The reserve for sales discounts represents the estimated discount that customers will take upon payment. The reserve for other allowances represents the estimated amount of returns, slotting fees and volume based discounts estimated to be incurred by the Company from its customers. The allowances are summarized as follows:

	2022	2021
Allowance for doubtful accounts	$65,000	$65,000
Reserve for other allowances	35,000	35,000
Reserve for sales discounts	44,000	44,000
Totals	$144,000	$144,000

INVENTORIES:

Inventories are stated at the lower of cost (first in, first out basis) or net realizable value, including provisions for obsolescence commensurate with known or estimated exposures. There are no reserves for obsolescence as of October 31, 2022 and 2021.

BUILDING, MACHINERY AND EQUIPMENT:

Building, machinery and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Purchases of buildings, machinery and equipment and additions and betterments which substantially extend the useful life of an asset are capitalized at cost. Expenditures which do not materially prolong the normal useful life of an asset are charged to operations as incurred. The Company also provides for amortization of leasehold improvements which are depreciated over the shorter of the useful life of the improvement or the lease term.

COMMODITIES HELD BY BROKER:

The commodities held at broker represent the market value of the Company’s trading account, which consists of option and future contracts for coffee held with a brokerage firm. The Company uses options and futures contracts, which are not designated or qualifying as hedging instruments, to partially hedge the effects of fluctuations in the price of green coffee beans. Options and futures contracts are level 1 investments recognized at fair value in the consolidated financial statements with current recognition of gains and losses on such positions. The Company’s accounting for options and futures contracts may impact earnings volatility in any particular period. We record all open contract positions on our consolidated balance sheets at fair value in the due from and due to broker line items and typically do not offset these assets and liabilities.

The Company classifies its options and future contracts as trading securities and accordingly, unrealized holding gains and losses are included in the statement of operations as a component of cost of sales.

The Company recorded realized and unrealized gains and losses on these contracts as follows:

	Year Ended October 31,
	2022	2021
Gross realized gains	$2,307,714	$1,392,949
Gross realized (losses)	(1,683,401)	(63,516)
Unrealized (losses) gains	(721,350)	469,004
Total	$(97,037)	$1,798,437

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (cont.)

CUSTOMER LIST AND RELATIONSHIPS:

Customer list and relationships consist of a specific customer lists and customer contracts obtained by the Company in the acquisition of OPTCO, Comfort Foods and Sonofresco which are being amortized on the straight-line method over their estimated useful life of twenty years. Amortization expense for the years ended October 31, 2022 and 2021 was $62,552, respectively.

GOODWILL AND TRADEMARKS:

The Company has determined that its goodwill and trademarks, which consist of product lines, trade names and packaging designs have indefinite useful lives. Goodwill and trademarks are tested for impairment at least annually or when circumstances indicate that the carrying amount of goodwill or trademarks exceed fair value. For purposes of evaluating goodwill for impairment, the Company has determined it operates a single reporting unit. The Company performs its annual impairment test on October 31 of each year by first performing a qualitative assessment to determine if it is more likely than not that the carrying amounts exceed the fair values. Depending on the outcome of our qualitative assessment, we may perform a quantitative assessment to determine if the carrying amounts exceed the fair values on the assessment date. The Company quantitatively assessed the carrying amount of its goodwill in 2021 and 2022 due to its declining stock price. The most significant assumptions used in these impairment tests include the royalty rates using the relief from royalty method of testing trademarks, forecasted revenues and expenses, income tax rates and discounts and premiums built into our weighted average cost of capital to estimate future cash flows using an income approach. Due to the sustained decline in the price of the Company stock through the fourth quarter of 2022 and after the proposed Delta merger announcement, the Company determined that an impairment charge was necessary and recorded an impairment charge of $2,569,785, which consisted of $2,488,785 of goodwill and $81,000 of trademarks and tradenames. No impairment charge was recorded to the carrying amount of goodwill as the reporting unit had a fair value in excess of its carrying amount of approximately 4% as of October 31, 2021. For the year ended October 31, 2021, we recorded impairment charges on two of our trademarks as the carrying amount of these trademarks exceeded the respective fair values on the test date which were determined using the relief from royalty method. These impairments were due to a change in the estimated future revenues relating to these trademarks. The impairment charge amounted to $1,080,000 for the year ended October 31, 2021.

Trademarks and tradenames	Total
Balance at November 1, 2020	$1,488,000
Impairment	(1,080,000)
Balance at October 31, 2021	408,000
Impairment charge	(81,000)
Balance at October 31, 2022	$327,000

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (cont.)

IMPAIRMENT OF LONG-LIVED ASSETS:

The Company assesses the impairment of long-lived assets used in operations, primarily buildings, machinery and equipment as well as intangible assets subject to amortization, when events and circumstances indicate that the carrying value amounts of these assets might not be recoverable. For purposes of evaluating the recoverability of buildings, machinery and equipment and amortizable intangible assets, the undiscounted cash flows estimated to be generated by those assets are compared to the carrying amounts of those assets. If and when the carrying amounts of the assets exceed the undiscounted cashflows, then the related assets will be written down to fair value, if less. During the year ended October 31, 2022 and 2021, the Company recorded $199,767 and 0, respectively of impairment charges of its amortizable intangible assets. No impairment charges were recorded against buildings, machinery and equipment.

ADVERTISING:

The Company expenses the cost of advertising and promotion as incurred. Advertising costs charged to operations totaled $42,001 and $67,643 for the years ended October 31, 2022 and 2021, respectively.

INCOME TAXES:

The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for temporary differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or benefit is the tax incurred for the period plus or minus the change during the period in deferred tax assets and liabilities.

(LOSS) EARNINGS PER SHARE:

Basic (loss) earnings per common share was computed by dividing net (loss) income by the sum of the weighted-average number of common shares outstanding. Diluted (loss) earnings per common share is computed by dividing the net (loss) income by the weighted-average number of common shares outstanding plus the dilutive effect of common shares issuable upon exercise of potential sources of dilution. The Company has issued 1,000,000 options that are outstanding which have not been included in the calculation of diluted (loss) earnings per share because they are anti-dilutive.

The weighted average common shares outstanding used in the computation of basic and diluted (loss) earnings per share were 5,708,599 and 5,575,453 for the years ended October 31, 2022 and 2021, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

The carrying amounts of cash, accounts receivable, notes due to/(from) broker and accounts payable approximate fair value because of the short-term nature of these instruments. The carrying amount of the bank line of credit approximates fair value because the debt is based on current rates at which the Company could borrow funds with similar remaining maturities. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instruments when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The Company measures fair value as required by Accounting Standards Codification (“ASC”) Topic 820 “Fair Value Measurements and Disclosures” (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (cont.)

to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

A)	Level 1 — unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.
B)	Level 2 — inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.
C)	Level 3 — unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

The hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

REVENUE RECOGNITION:

The Company recognizes revenue in accordance with the five-step model as prescribed by the Financial Accounting Standards Board (“FASB”) Accounting Codification (“ASC”) Topic 606 (“ASC 606”) in which the Company evaluates the transfer of promised goods or services and recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the Company expects to be entitled to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The following table presents revenues by product line for the years ended October 31, 2022 and 2021.

	2022	2021
Green	$27,210,883	$26,118,492
Packaged	38,495,996	37,803,910
Totals	$65,706,879	$63,922,402

Revenue for these product lines is recognized upon shipment to the customer.

SHIPPING AND HANDLING FEES AND COSTS:

Revenue earned from shipping and handling fees is reflected in net sales. Costs associated with shipping product to customers aggregating approximately $2,964,000 and $3,165,000 for the years ended October 31, 2022 and 2021, respectively, is included in selling and administrative expenses.

STOCK-BASED COMPENSATION:

Stock-based awards are accounted for as required by ASC Topic 718 “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718 stock-based awards are valued at fair value on the date of grant, and that fair value is recognized over requisite service period. The Company accounts for forfeitures when they occur.

CONCENTRATION OF RISK:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits at financial institutions and brokerage firms.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (cont.)

Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. At October 31, 2022 and 2021, the Company had approximately $625,000 and $2,224,000 in excess of FDIC insured limits, respectively.

The accounts at the brokerage firm contain cash and securities. Balances are insured up to $500,000, with a limit of $100,000 for cash, by the Securities Investor Protection Corporation (SIPC). At October 31, 2022 and 2021, the Company had approximately $1,560,000 and $523,000 in excess of SIPC insured limits, respectively.

EQUITY METHOD OF ACCOUNTING:

Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an Investee depends on an evaluation of several factors including, among others, representation on the Investee company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Investee company. Under the equity method of accounting, an Investee company’s accounts are not reflected within the Company’s consolidated Balance Sheets and consolidated Statements of Operations; however, the Company’s share of the earnings or losses of the Investee company is reflected in the caption “Loss from equity method investments” in the consolidated Statements of Operations. The Company’s carrying value in an equity method Investee company is reflected in the caption “Equity method investments” in the Company’s consolidated Balance Sheets.

The Company’s equity method investments consist of the following:

(1) 20% interest in Healthwise Gourmet Coffees, LLC, a distributor of low acidity coffees. The initial investment in this company amounted to $100,000. The loss recognized amounted to $15,178 and $9,213 for the years ended October 31, 2022 and 2021, respectively. The carrying amount of this investment as presented on the consolidated balance sheet at October 31, 2022 and 2021 was $56,601 and $71,779, respectively.

(2) On October 15, 2020 the Company acquired a 49% interest in Jordre Well LLC, a company that will produce CBD infused products. The investment was made in 139,250 shares of the Company’s common stock. The price of the stock on October 15, 2020 was $3.45 for an initial investment of $480,413. An additional 139,250 shares of the Company’s common stock will be transferred if Jordre Well LLC generates $500,000 in revenue from the sale of its newly created brands. The loss recognized amounted to $32,622 and $149,947 for the year ended October 31, 2022 and 2021, respectively. The net value of this investment as presented on the consolidated balance sheet at October 31, 2022 and 2021 was $297,843 and $330,466.

INVESTMENTS — OTHER:

Investment — other represent investments made by the Company that do not qualify as equity method investments as the Company cannot exercise significant influence over the target. The Company accounts for these investments in accordance with ASC Topic 321 “Investments — Equity Securities” (“ASC 321”). In August 2021, the Company made an investment of $2,500,000 in an entity that hold investments in the plant-based protein drink manufacturing industry. The Company has determined they do not have significant influence over the investee. Pursuant to ASC 321, the Company has elected an alternate measurement to account for this investment at cost less any impairment with adjustments to fair value if there are observable price changes. As of October 31, 2022 and 2021, no such price changes and investments-other was $2,500,000 on the accompanying consolidated balance sheet.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (cont.)

LEASES:

Leases are accounted for under ASC 842. The Company determines if an arrangement is or contains a lease at inception. The Company’s operating lease arrangement are comprised of real estate and facility leases. Right of use assets represent the Company’s right to use the underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right of use assets and lease liabilities are recognized at the commencement date based on the present value of the lease payments over the lease term. As the Company’s leases do not provide an implicit rate and the implicit rate is not readily determinable, the Company estimates its incremental borrowing rate based on the information available at the measurement date in determining the present value of the lease payments. The present value of the lease payments was determined to be 5.00% for new leases and lease amendments that occurred during fiscal year 2022 and 2021. Right of use assets also exclude lease incentives.

NOTE 3 — INVENTORIES:

Inventories at October 31, 2022 and 2021 consisted of the following:

	2022	2021
Packed coffee	$2,677,617	$2,705,356
Green coffee	14,847,708	10,890,091
Roaster parts	576,778	422,858
Packaging supplies	1,150,111	1,943,561
Totals	$19,252,214	$15,961,866

NOTE 4 — BUILDING, MACHINERY AND EQUIPMENT:

Building machinery and equipment at October 31, 2022 and 2021 consisted of the following:

	Estimated Useful Life	2022	2021
Improvements	15 – 30 years	$233,766	$233,766
Building	31 years	900,321	900,321
Machinery and equipment	7 years	7,730,098	8,441,382
Furniture and fixtures	7 years	1,184,387	1,082,022
		10,048,572	10,657,491
Less, accumulated depreciation		6,848,782	7,994,863
		$3,199,790	$2,662,628

Depreciation expense totaled $522,043 and $600,357 for the years ended October 31, 2022 and 2021, respectively. In October 2021 the Company sold $651,175 of machinery and equipment with a carrying value of $434,817 at disposal for $113,166 of proceeds and recognized a loss on disposal of $321,651 recorded as a component of operating expenses for the year ended October 31, 2021.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 5 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses at October 31, 2022 and 2021 consisted of the following:

	2022	2021
Accounts payable	$2,637,051	$4,144,700
Purchase accruals	784,531	875,201
Other accruals	393,282	27,739
Totals	$3,814,864	$5,047,640

NOTE 6 — LINE OF CREDIT:

On April 25, 2017 the Company and OPTCO (together with the Company, collectively referred to herein as the “Borrowers”) entered into an Amended and Restated Loan and Security Agreement (the “A&R Loan Agreement”) and Amended and Restated Loan Facility (the “A&R Loan Facility”) with Sterling National Bank (“Sterling”), which consolidated (i) the financing agreement between the Company and Sterling, dated February 17, 2009, as modified, (the “Company Financing Agreement”) and (ii) the financing agreement between Company, as guarantor, OPTCO and Sterling, dated March 10, 2015 (the “OPTCO Financing Agreement”), amongst other things.

On March 17, 2022, the Company reached an agreement for a new loan modification agreement and credit facility which extended the maturity date to June 29, 2022. The facility was then approved for a two-year extension. All other terms of the A&R Loan Agreement and A&R Loan Facility remain the same.

On June 28, 2022, the Company reached an agreement for a new loan modification agreement and credit facility with Webster Bank. The terms of the new agreement, among other things: (i) provided for a new maturity date of June 30, 2024, and (ii) changed the interest rate per annum to SOFR plus 1.75% (with such interest rate not to be lower than 3.50%). All other terms of the A&R Loan Agreement and A&R Loan Facility remain the same.

The Company is subject to certain covenants with respect to its line of credit agreement. The Company was not in compliance with the net profit and non-borrower affiliate covenants as of October 31, 2022. The Company requested a waiver from the lender and the waiver was granted and received on March 15, 2023. The lender also extended the due date of the October 31, 2022 financial statements until April 15, 2023. The loan agreement was also modified on March 15, 2023. The terms of the modification, among other things: (i) provides for a requirement for subordination agreements if necessary, and (ii) changes the terms of transactions with affiliates from a dollar limitation to allowable in the ordinary course of business, (iii) establishes a new covenant for a fixed charge coverage ratio.

Each of the A&R Loan Facility and A&R Loan Agreement contains covenants, subject to certain exceptions, that place annual restrictions on the Borrowers’ operations, including covenants relating to debt restrictions, capital expenditures, indebtedness, minimum deposit restrictions, tangible net worth, net profit, leverage, employee loan restrictions, dividend and repurchase restrictions (common stock and preferred stock), and restrictions on intercompany transactions. The outstanding balance on the Company’s lines of credit were $8,314,000 and $3,800,850 as of October 31, 2022 and October 31, 2021, respectively.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 7 — INCOME TAXES:

The Company’s provision/(benefit) for income taxes in 2022 and 2021 consisted of the following:

	2022	2021
Current
Federal	$—	$427,210
State and local	—	90,771
	—	517,981
Deferred
Federal	(933,489)	(50,451)
State and local	(62,304)	(127,350)
	(995,793)	(177,801)
Income tax (benefit)	$(995,793)	$340,180

A reconciliation of the difference between the expected income tax rate using the statutory U.S. federal tax rate and the Company’s effective tax rate is as follows:

	2022	2021
(Benefit) from provision for tax at the federal statutory rate	$(1,175,507)	$253,650
Goodwill impairment	265,796
Other permanent differences	135,025	19,736
State and local tax, net of federal	(221,107)	66,794
(Benefit from) provision for income taxes	$(995,793)	$340,180
Effective income tax rate	18%	28%

The tax effects of the temporary differences that give rise to the deferred tax assets and liabilities as of October 31, 2022 and 2021 are as follows:

	2022	2021
Deferred tax assets:
Accounts receivable	$34,547	$34,203
Unrealized loss	173,058	—
Deferred rent	15,643	20,652
Deferred compensation	58,355	74,075
Net operating loss	547,570	57,576
Stock-based compensation	602,237	499,841
Inventory	107,298	77,579
Total deferred tax asset	1,538,708	763,926

Deferred tax liabilities:
Intangible assets acquired	70,021	346,892
Unrealized gain	—	111,068
Buildings, machinery and equipment	395,500	228,572
Total deferred tax liabilities	465,521	686,532
Net deferred tax asset	$1,073,187	$77,394

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 7 — INCOME TAXES: (cont.)

A valuation allowance was not provided at October 31, 2022 or 2021. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are expected to be deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

As of October 31, 2022 and 2021, the Company did not have any unrecognized tax benefits or open tax positions. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of October 31, 2022 and 2021, the Company had no accrued interest or penalties related to income taxes. The Company currently has no federal or state tax examinations in progress.

The Company files a U.S. federal income tax return and California, Colorado, Connecticut, Idaho, Kansas, Michigan, New Jersey, New York, New York City, Virginia, Texas, Rhode Island, South Carolina, and Oregon state tax returns. The Company’s federal income tax return is no longer subject to examination by the federal taxing authority for years before fiscal 2019. The Company’s California, Colorado and New Jersey and Texas income tax returns are no longer subject to examination by their respective taxing authorities for the years before fiscal 2019. The Company’s Oregon, New York, Kansas, South Carolina, Rhode Island, Connecticut and Michigan income tax returns are no longer subject to examination by their respective taxing authorities for the years before fiscal 2019.

As of October 31, 2022, and 2021, the Company had cumulative net operating loss carryforwards of approximately $2,281,518 and $274,173 respectively, which begin to expire in 2038. In accordance with Section 382 of the Internal Revenue code, the usage of the Company’s net operating loss carryforwards is subject to an annual limitation of $60,469. These net operating loss carryforwards may be further limited in the event of a change in ownership.

NOTE 8 — COMMITMENTS AND CONTINGENCIES:

CLASS ACTION COMPLAINT

The Company was named as a defendant in a putative class action lawsuit filed in the United States District Court for the Northern District of Illinois (the “Court”) on or about December 21, 2020. The plaintiffs, Eileen Brodsky and Rhonda Diamond, purported to represent a class of individuals who purchased coffee products at Aldi, Inc. (“Aldi”), a supermarket chain, generally allege that Aldi sold private label coffee products manufactured by the Company and by Pan American Coffee Co., LLC (“Pan American”), which falsely described the number of cups of coffee that could be made from the amount of product purchased. Aldi and Pan American were also named as defendants in the action. The complaint asserted a variety of claims under New York and California consumer protection laws, and sought unspecified monetary damages, including disgorgement and restitution, as well as other forms of relief including class certification, declaratory and injunctive relief, attorneys’ fees, and interest. On September 28, 2021, the Court entered an order granting the Company’s motion to dismiss with prejudice (the “Dismissal Order”). In the Dismissal Order, the Court stated that no reasonable coffee drinker would be deceived by the Company’s packaging. The plaintiffs filed an appeal with the 7th Circuit Court of Appeals (the “Appeal”). After the Appeal was filed, the Company and the plaintiffs’ settled the matter during mediation in late January 2022 and the Appeal was dismissed.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 8 — COMMITMENTS AND CONTINGENCIES: (cont.)

A significant customer of the Company was named as a defendant in a putative class action lawsuit filed in the United States District Court for the District of Massachusetts (the “Massachusetts District Court”) on or about February 2, 2021, concerning the labeling on private label coffee productions the Company sold to the customer.

The plaintiff, David Cohen, purporting to represent a class of individuals who purchased coffee products from our customer, generally allege that the customer sold private label coffee products manufactured by the Company which falsely described the number of cups of coffee that could be made from the amount of product purchased. The Company is not named as a defendant in the action, but has agreed to indemnify the customer for the costs and expenses incurred in defending the lawsuit and for any liability the customer may suffer as a result. The complaint asserts a variety of claims under Massachusetts consumer protection laws, and seeks unspecified monetary damages as well as other forms of relief including class certification, declaratory and injunctive relief, attorneys’ fees, and interest. The Company believes the allegations in the complaint are wholly without merit and that the claims asserted are legally deficient, and intends to vigorously support the customer in defending the action. On February 28, 2022, the Company and the plaintiff, in his individual capacity and not on behalf of a presumptive class, resolved the matter in principle and have reported the agreement in principle to the Massachusetts District Court. After the end of the period, the parties finalized the details of a settlement agreement. The final settlement amount was immaterial to the Company’s operations and results of operations.

The Company has a 401(k) Retirement Plan, which covers all the full time employees who have completed one year of service and have reached their 21st birthday. The Company matches 100% of the aggregate salary reduction contribution up to the first 3% of compensation and 50% of aggregate contribution of the next 2% of compensation. Contributions to the plan aggregated $75,004 and $72,558 for the years ended October 31, 2022 and 2021, respectively.

NOTE 9 — LEASES:

The following summarizes the Company’s operating leases:

	2022	2021
Right-of-use operating lease assets	$2,871,773	$3,545,786
Current lease liability	220,734	340,400
Non-current lease liability	3,136,006	3,299,784
Total lease liability	$3,356,740	$3,640,184

The amortization of the right-of-use asset for the years ended October 31, 2022 and 2021 was $674,013 and $350,871, respectively.

Weighted average remaining lease term	11.4
Weighted average discount rate	4.9%

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 9 — LEASES: (cont.)

Maturities of lease liabilities by year for our operating leases are as follows:

2023	$623,696
2024	474,670
2025	354,528
2026	360,108
2027	367,788
Thereafter	2,333,300
Total lease payments	$4,514,090
Less: imputed interest	(1,157,350)
Present value of operating lease liabilities	$3,356,740

The aggregate cash payments under these leasing agreements was $426,271 and $442,118 for the years ended October 31, 2022 and 2021, respectively.

In June 2021, the Company purchased a facility in Colorado for $900,321 that it was previously leasing. On the date of purchase, the Company wrote off the carrying value of the right-of-use asset and lease liability associated with this facility of $242,888.

In September 2021, the Company extended its headquarters lease in Staten Island, New York through September 2036. As a result, on the date of the modification the Company increased its right-of-use asset and lease liability by $2,025,316.

NOTE 10 — RELATED PARTY TRANSACTIONS:

The Company has engaged its 40% partner in Generation Coffee Company, LLC as an outside contractor (the “Partner”). Included in contract labor expense, which is a component of cost of sales, are expenses incurred from the Partner during the years ended October 31, 2022 and 2021 of $285,696 and $349,760, respectively.

An employee of one of the top two vendors is a director of the Company. Purchases from that vendor totaled approximately $3,500,000 for the year ended October 31, 2021. This director retired from this vendor. The corresponding accounts payable balance to this vendor was approximately $1,014,000 at October 31, 2021.

In January 2005, the Company established the “Coffee Holding Co., Inc. Non-Qualified Deferred Compensation Plan.” Currently, there is only one participant in the plan: Andrew Gordon, the CEO. The deferred compensation payable represents the liability due to this employee of the Company upon his retirement. The deferred compensation liability at October 31, 2022 and 2021 was $243,238 and $311,872, respectively. Deferred compensation expenses included in officers’ salaries were $0 during the years ended October 31, 2022 and 2021, respectively as no amounts were contributed to this plan during the years ended October 31, 2022 and 2021.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2022 AND 2021

NOTE 11 — STOCKHOLDERS’ EQUITY:

a.

Treasury Stock.    The Company utilizes the cost method of accounting for treasury stock. The cost of reissued shares is determined under the last-in, first-out method. The Company did not purchase any shares during the years ended October 31, 2022 and 2021.

b.

Stock Options.    The Company has an incentive stock plan, the 2013 Equity Compensation Plan (the “2013 Plan”), and on April 19, 2019, has granted 1,000,000 stock options to employees, officers and non-employee directors from the 2013 Plan each with an exercise price of $5.43. Options granted under the 2013 Plan may be Incentive Stock Options or Nonqualified Stock Options, as determined by the Administrator at the time of grant. No options were granted, forfeited or expired during the years ended October 31, 2022 and 2021. As of October 31, 2022 and October 31, 2021, 1,000,000 and 666,383 options were exercisable, respectively.

The Company recorded $405,821 and $759,073 of stock-based compensation during the years ended October 31, 2022 and 2021, respectively. Stock compensation was fully recognized during the year ended October 31, 2022.

NOTE 12 — SUBSEQUENT EVENTS:

The Company is subject to certain covenants with respect to its line of credit agreement. The Company was not in compliance with the net profit and non-borrower affiliate covenants as of October 31, 2022. The Company requested a waiver from the lender and the waiver was granted and received on March 15, 2023. The lender also extended the due date of the October 31, 2022 financial statements until April 15, 2023. The loan agreement was also modified on March 15, 2023. The terms of the modification, among other things: (i) provides for a requirement for subordination agreements if necessary, (ii) changes the terms of transactions with affiliates from a dollar limitation to allowable in the ordinary course of business and (iii) establishes a new covenant for a fixed charge coverage ratio.

To the Shareholders and Board of Directors of
Delta Corp Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Delta Corp Holdings Limited (the “Company”) as of December 31, 2022, and 2021, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since March 30, 2022.

Melville, NY
September 26, 2023

Delta Corp Holdings Limited

Consolidated statement of profit or loss and other comprehensive income
For the year ended 31 December 2022

	Note	2022	2021
		USD’000	USD’000
Revenue	6	621,056	532,150
Cost of sales	7	(584,513)	(481,175)

Gross profit		36,543	50,975

Employee benefit expenses	9	(9,596)	(7,637)
General and administrative expenses	10	(11,361)	(5,973)
Finance expense	11	(6,371)	(977)
Depreciation and amortisation	12,14,15	(2,339)	(878)
Other income	8	19,311	5
Finance income	11	29	8,272

Profit before tax		26,216	43,787

Tax income	13	1,581	1,020

Profit for the year		27,797	44,807

Other comprehensive income:
Items that will not be reclassified to profit or loss:
Remeasurement of defined benefit plans	24	(133)	(21)

Items that may be reclassified to profit or loss:
Exchange loss arising on translation of foreign Operations		(87)	(10)

Other comprehensive income, net of taxes		(220)	(31)
Total comprehensive income		27,577	44,776

Profit for the year attributable to:
Owners of the parent		27,797	44,807
Non-controlling interest		—	—
		27,797	44,807

Total comprehensive income attributable to:
Owners of the parent		27,577	44,776
Non-controlling interest		—	—
		27,577	44,776

Earnings per share attributable to the ordinary equity holders of the parent

Basic and diluted (USD’000)	26	27.80	44.81

Delta Corp Holdings Limited

Consolidated statement of financial position
As of 31 December 2022

	Note	2022	2021
		USD’000	USD’000
Assets
Current assets
Cash and bank balances	20	9,190	20,008
Inventories	18	19,408	10,135
Trade and other receivables	19	81,470	49,980
Amount due from related party	28	1,580	—
Other current assets	21	16,480	12,556
Derivative financial asset	29	—	3,764

Total current assets		128,128	96,443

Non-Current assets
Property, plant and equipment (net)	12	31,751	135
Right-of-use assets	14	3,609	2,495
Intangible assets	15	5,093	1,134
Trade and other receivables	19	—	68
Deferred tax assets	17	4,123	1,824
Total non-current assets		44,576	5,656

Total assets		172,704	102,099

Liabilities
Current liabilities
Trade and other payables	22	66,600	44,994
Corporate tax provision		1,830	842
Short term borrowings	23	7,895	3,258
Derivative liability	29	4,676	—
Amount due to related parties	28	1,979	1,029
Lease liabilities	14	939	1,139
Provisions for employee benefits	24	23	4
Total current liabilities		83,942	51,266

Non-current liabilities
Long term borrowings	23	8,589	—
Lease lability	14	2,700	1,415
Provisions for employee benefits	24	653	175

Total non-current liabilities		11,942	1,590

Total liabilities		95,884	52,856

Equity
Share capital	25	1	1
Retained earnings		76,914	49,250
Foreign exchange translation reserve		(95)	(8)

Total equity		76,820	49,243
TOTAL EQUITY AND LIABILITIES		172,704	102,099

Delta Corp Holdings Limited

Consolidated statement of cash flows
For the year ended 31 December 2022

	Note	2022	2021
		USD’000	USD’000
Cash flows from operating activities
Profit for the year		26,216	43,787
Adjustments for:
Liability written back	8	(6,573)	(2)
Bargain gain on business combination	8	(8,706)	—
Gain on lease cancellation	8	(7)	(3)
Loss/(Gain) on derivative instrument	11	452	(4,509)
Unrealised loss/(gain) on derivatives	11	4,676	(3,764)
Allowance for impairment loss	10	5,245	314
Bad debts written off	10	482	—
Depreciation and amortisation	12,14,15	2,339	878
Provision for gratuity payable	24	304	79
Provision for compensated absences		44	9
Interest on borrowings and lease liabilities	11	1,230	974
Asset write off	12	15	—
Operating profit before working capital changes		25,717	37,763
Workings capital adjustments:
Increase in inventories		(4,763)	(4,765)
Increase in trade and other receivables		(17,014)	(34,096)
Increase in amount due from related party		(276)	—
Increase in other current Assets		(2,813)	(8,696)
Increase in trade and other payables		6,677	22,918
(Decrease)/Increase in amount due to related Party		(1,651)	1,029
Net cash generated from operations		5,877	14,153
Gratuity paid		(3)	—
Corporate tax paid		(182)	(4)
Net cash flows generated from operating activities		5,692	14,149

Cashflows from investing activities
Acquisition of subsidiary, net of cash acquired	27	208	(400)
Acquisition of property, plant and equipment	12	(18,463)	(36)
Advance paid for acquisition investments	19	(6,827)	—
Acquisition of intangible assets	15	(11)	(12)
Net cash used in investing activities		(25,093)	(448)

Cashflows from financing activities
Lease payments (Including interest portion)	14	(1,302)	(738)
Net receipts on trading of derivative instruments		3,312	4,880
Net proceeds from borrowings		12,225	—
Repayment of borrowings		(4,616)	(14,500)
Interest paid on borrowings	11	(1,135)	(930)
Net cash generated from/(used in) financing Activities		8,484	(11,288)

Net (decrease)/increase in cash and cash Equivalents		(10,917)	2,413
Cash and cash equivalents at beginning of year		20,008	17,604
Exchange (losses)/gains on cash and cash Equivalents		99	(9)

Cash and cash equivalents at end of year	20	9,190	20,008

Delta Corp Holdings Limited

Consolidated statement of cash flows — (continued)
For the year ended 31 December 2022

Following table demonstrates changes in liabilities arising from financing activities:

Particulars

	Note	2022	2021
		USD’000	USD’000
Borrowings
Opening balance as at 1 January		3,258	17,758
Acquired in business combination	27	5,591	—
Interest for the year		890	930
Repayments during the year (including interest)		(5,506)	(15,430)
Drawdown during the year		12,225	—
Foreign exchange adjustments		26	—
Closing balance as at 31 December	23	16,484	3,258

Lease liabilities
Opening balance as at 1 January		2,554	436
Interest for the year		95	44
Additions during the year		2,574	2,871
Lease cancellations		(98)	(56)
Payments during the year		(1,302)	(738)
Remeasurement adjustments		3	1
Foreign exchange adjustments		(187)	(4)
Closing balance as at 31 December	14	3,639	2,554

Delta Corp Holdings Limited

Consolidated statement of changes in equity
For the year ended 31 December 2022

	Share Capital	Foreign exchange translation reserve	Retained earnings	Total equity
	USD’000	USD’000	USD’000	USD’000
1 January 2022	1	(8)	49,250	49,243

Comprehensive income for the year
Profit for the year	—	—	27,797	27,797
Other comprehensive income	—	(87)	(133)	(220)
Total comprehensive income for the year	—	(87)	27,664	27,577

31 December 2022	1	(95)	76,914	76,820
1 January 2021	1	2	4,464	4,467

Comprehensive income for the year
Profit	—	—	44,807	44,807
Other comprehensive income	—	(10)	(21)	(31)
Total comprehensive income for the year	—	(10)	44,786	44,776

31 December 2021	1	(8)	49,250	49,243

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

1.      General information

Delta Corp Holdings Limited (the “Company”), incorporated on 28 January 2021, is a company limited by shares incorporated and registered in United Kingdom. Its parent and controlling party is Core Maritime Commodities FZ-LLC, Ras Al-Khaimah, UAE (“Parent”). The registered office of the Company is located at 128 City Road, London, EC1V 2NX, United Kingdom.

The principal activities of the Company and its subsidiaries (the “Group”) and the nature of the Group’s operations are set out in note 15.

2.      Basis of preparation and presentation

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards and International Accounting Standards as issued by the International Accounting Standards Board (IASB) and Interpretations issued IFRS Interpretations Committee (collectively “IFRS”).

The principal accounting policies adopted in the preparation of the consolidated financial statements are set out in notes 3. The policies have been consistently applied to all the years presented, unless otherwise stated.

The individual financial statements of each group company are presented in the currency of the primary economic environment in which it operates (its functional currency).

For the purpose of the consolidated financial statements, United States Dollars (“USD”) is chosen as the presentation currency by management to facilitate the stakeholders’ ability to evaluate the Group’s performance and financial position to similar companies.

Amounts are rounded to the nearest thousand, unless otherwise stated.

The preparation of financial statements in compliance with adopted IFRS requires the use of certain critical accounting estimates. It also requires Group management to exercise judgment in applying the Group’s accounting policies. The areas where significant judgments and estimates have been made in preparing the financial statements and their effect are disclosed in note 4.

Going concern

The directors have, at the time of approving the financial statements, a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Thus, they continue to adopt the going concern basis of accounting in preparing the financial statements.

Basis of measurement

The consolidated financial statements have been prepared on a historical cost basis except the following items:

•        Derivative financial instruments (fair value through profit or loss) (Note 3.16)

•        Net defined benefit liability (actuarial value) (Note 3.7)

Changes in accounting policies

a)      New standards, interpretations and amendments adopted by the Group from 1 January 2022

The group has applied the following amendments for the first time for their annual reporting period commencing 1 January 2022:

•        Property, Plant and Equipment: Proceeds before Intended Use — Amendments to IAS 16

•        Onerous Contracts — Cost of Fulfilling a Contract — Amendments to IAS 37

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

2.      Basis of preparation and presentation (cont.)

•       Annual Improvements to IFRS Standards 2018-2020 — Amendments to IFRS 1, IFRS 9, IFRS 16 and IFRS 41

•        Reference to the Conceptual Framework — Amendments to IFRS 3

Above amendments do not have significant impact on these consolidated financial statements and therefore the disclosures have not been made.

b)      New standards, interpretations and amendments not yet effective

There are a number of standards, amendments to standards, and interpretations which have been issued by the IASB that are effective in future accounting periods that the Group has decided not to adopt early.

The following amendments are effective for the period beginning 1 January 2023:

•        IFRS 17 Insurance Contracts

•        Disclosure of Accounting Policies — Amendments to IAS 1 and IFRS Practice Statement 2

•        Definition of Accounting Estimates — Amendments to IAS 8

•        Deferred Tax Related to Assets and Liabilities arising from a Single Transaction — Amendments to IAS 12

The following amendments are effective for the period beginning 1 January 2024:

•        Liability in a Sale and Leaseback — Amendments IFRS 16 Leases

•        Classification of Liabilities as Current or Non-current — Amendments to IAS 1 Presentation of Financial Statements

•        Non-current Liabilities with Covenants Amendments to IAS 1 Presentation of Financial Statements

The above mentioned new IFRSs and amendments to IFRSs will be adopted in the annual consolidated financial statements of the Group when they become effective, and the Directors anticipate that the adoption of these new IFRSs and amendments to IFRSs will have no material impact on the consolidated financial statements of the Group in the period of initial application.

3.      Significant Accounting Policies

3.1    Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries) made up to 31 December each year.

Control is achieved when the Company:

•        Has the power over the investee,

•        Is exposed, or has rights, to variable returns from its involvement with the investee, and

•        Has the ability to use its power to affect its returns.

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

When the Company has less than a majority of the voting rights of an investee, it considers that it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally.

The Company considers all relevant facts and circumstances in assessing whether or not the Company’s voting rights in an investee are sufficient to give it power, including:

•        The size of the Company’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders

•        Potential voting rights held by the Company, other vote holders or other parties

•        Rights arising from other contractual arrangements

•        Any additional facts and circumstances that indicate that the Company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings

Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Specifically, the results of subsidiaries acquired or disposed of during the year are included in profit or loss from the date the Company gains control until the date when the Company ceases to control the subsidiary.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with the Group’s accounting policies.

All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between the members of the Group are eliminated on consolidation.

Non-controlling interests in subsidiaries are identified separately from the Group’s equity therein. Those interests of non-controlling shareholders that are present ownership interests entitling their holders to a proportionate share of net assets upon liquidation may initially be measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Other non-controlling interests are initially measured at fair value. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity.

Profit or loss and each component of other comprehensive income are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of the subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Changes in the Group’s interests in subsidiaries that do not result in a loss of control are accounted for as equity transactions. The carrying amount of the Group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the Company.

When the Group loses control of a subsidiary, the gain or loss on disposal recognised in profit or loss is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), less liabilities of the subsidiary and any non-controlling interests. All amounts previously recognised in other comprehensive income in relation to that subsidiary are accounted for as if the Group had directly

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

disposed of the related assets or liabilities of the subsidiary (i.e., reclassified to profit or loss or transferred to another category of equity as required/permitted by applicable IFRS Standards). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IFRS 9 when applicable, or the cost on initial recognition of an investment in an associate or a joint venture.

3.2    Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interest issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognised in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired, and the liabilities assumed are recognised at their fair value at the acquisition date, except that:

•        Deferred tax assets or liabilities and assets or liabilities related to employee benefit arrangements are recognised and measured in accordance with IAS 12 and IAS 19 respectively.

•        Liabilities or equity instruments related to share-based payment arrangements of the acquiree, or share-based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 at the acquisition date.

•        Assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 are measured in accordance with that Standard.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognised immediately in profit or loss as a bargain purchase gain.

When the consideration transferred by the Group in a business combination includes a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Changes in fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

The subsequent accounting for changes in the fair value of the contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Other contingent consideration is remeasured to fair value at subsequent reporting dates with changes in fair value recognised in profit or loss.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period (see above), or additional assets or liabilities are recognised, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognised as of that date.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

3.3    Goodwill

Goodwill is initially recognised and measured as set out above.

Goodwill is not amortised but is reviewed for impairment at least annually. For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash-generating units (or groups of cash-generating units) expected to benefit from the synergies of the combination. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss recognised for goodwill is not reversed in a subsequent period.

On disposal of a cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

3.4    Revenue Recognition

Revenue is recognised when or as a performance obligation in the contract with customer is satisfied, i.e., when the “control” of the goods or services underlying the particular performance obligation is transferred to the customer.

A performance obligation is a promise to transfer a distinct goods or service (or a series of distinct goods or services that are substantially the same and that have the same pattern of transfer) to the customer that is explicitly stated in the contract and implied in the Group’s customary business practices.

Revenue is measured at the amount of consideration to which the Group expects to be entitled in exchange for transferring the promised goods or services to the customers, excluding amounts collected on behalf of third parties such as taxes. If the amount of consideration varies due to discounts, rebates, refunds, credits, incentives, penalties or other similar items, the Group estimates the amount of consideration to which it will be entitled based on the expected value or the most likely outcome. If the contract with customer contains more than one performance obligation, the amount of consideration is allocated to each performance obligation based on the relative stand-alone selling prices of the goods or services promised in the contract.

The revenue is recognised to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The control of the promised goods or services may be transferred over time or at a point in time. The control over the goods or services is transferred over time and revenue is recognised over time if:

•        the customer simultaneously receives and consumes the benefits provided by the Group’s performance as the Group performs; or

•        the Group’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or

•        the Group’s performance does not create an asset with an alternative use and the Group has an enforceable right to payment for performance completed to date.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

Revenue for performance obligation that is not satisfied over time is recognised at the point in time at which the customer obtains control of the promised goods or services.

Revenue is measured at the fair value of the consideration received or receivable, net of returns, applicable taxes, cash and trade discounts.

a)      Bulk Logistics

The revenue from Bulk Logistics mainly comprises of freight and forwarding revenue, hire revenue and demurrage revenue.

Freight and forwarding revenue

The revenue from freight and forwarding is measured at the fixed transaction price agreed under the voyage CP agreement or by applying rate per unit of weight agreed in purchase order.

Revenue from freight and forwarding is recognised over time as the customer simultaneously receives and consumes the benefit as the Group performs. The customer benefits from the Group’s performance as it occurs if another entity would not need to substantially re-perform the Group’s performance to date, i.e., the distance already travelled. Revenue is recognised by the Group it is probable that the Group will collect the consideration to which it will be entitled in exchange for the services that will be provided to the customer.

Revenue is recognised over the tenure of the contract by reference to the progress towards complete satisfaction of that performance obligation. The progress towards complete satisfaction of the performance obligation is measured based on the Group’s efforts or inputs to the satisfaction of the performance obligation i.e., by reference to the number of days elapsed out of the total days envisaged in a voyage or total distance travelled from point of origination to point of delivery.

Demurrage revenue

Demurrage revenue represents damages paid by the customer for excess laytime. The Group charges demurrage from customer when charter exceeds the amount of time specified in the contract for transportation.

Demurrage revenue is recognised on provisional basis when the performance obligation in freight and forwarding revenue is satisfied. The Group estimates the amount of demurrage based on the most likely amount to which the Group will be entitled.

The estimated amount of demurrage is updated at the reporting date to reflect the position at that date.

Hire revenue

Hire revenue is generated by the Group by leasing vessels to third parties for time charter or voyage charter, which is usually short-term and does not exceed a year.

The Group applies IFRS 16 and recognises the revenue from leasing of ships as described in ‘Group as a Lessor’ section of the lease policy (see note 3.6).

b)      Energy Logistics

The main performance obligation for Energy Logistics is the sale of marine fuel to vessels at sea or in ports as well as manufacturing and distribution of oil and lubricants.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

Revenue from the sale of marine fuel or petroleum products is recognised when our customers obtain control of the marine fuel or petroleum products, which is typically upon delivery of each promised gallon or barrel to an agreed-upon delivery point.

c)      Asset Management

The main performance obligation for Asset Management is managing vessels and offshore oil and gas assets for third-party owners. The revenue from Asset Management is measured at the fixed transaction price agreed under the ship management agreement. Revenue from Asset Management is recognised over time as the customer simultaneously receives and consumes the benefit as the Group performs.

3.5    Leases

Group as a lessee

The Group assesses whether a contract is, or contains, a lease, at inception of the contract. The Group recognises a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones). For these leases, the Group recognises the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Group uses its incremental borrowing rate.

The incremental borrowing rate depends on the term, currency and start date of the lease and is determined based on a series of inputs including: the risk-free rate based on government bond rates; a country-specific risk adjustment; a credit risk adjustment based on bond yields; and an entity-specific adjustment when the risk profile of the entity that enters into the lease is different to that of the Group and the lease does not benefit from a guarantee from the Group.

Lease payments included in the measurement of the lease liability comprise:

•        Fixed lease payments (including in-substance fixed payments), less any lease incentives receivable

•        Variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date

•        The amount expected to be payable by the lessee under residual value guarantees

•        The exercise price of purchase options, if the lessee is reasonably certain to exercise the options

•        Payments of penalties for terminating the lease, if the lease term reflects the exercise of an option to terminate the lease

The lease liability is presented as a separate line in the consolidated statement of financial position.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

The Group remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset) whenever:

•        The lease term has changed or there is a significant event or change in circumstances resulting in a change in the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate.

•        The lease payments change due to changes in an index or rate or a change in expected payment under a guaranteed residual value, in which cases the lease liability is remeasured by discounting the revised lease payments using an unchanged discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used).

•        A lease contract is modified, and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

The right-of-use assets comprise the initial measurement of the corresponding lease liability, lease payments made at or before the commencement day, less any lease incentives received and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses.

Whenever the Group incurs an obligation for costs to dismantle and remove a leased asset, restore the site on which it is located or restore the underlying asset to the condition required by the terms and conditions of the lease, a provision is recognised and measured under IAS 37. To the extent that the costs relate to a right-of-use asset, the costs are included in the related right-of-use asset, unless those costs are incurred to produce inventories.

Right-of-use assets are depreciated over the shorter period of lease term and useful life of the right-of-use asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Group expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease.

The right-of-use assets are presented as a separate line in the consolidated statement of financial position.

The Group applies IAS 36 to determine whether a right-of-use asset is impaired and accounts for any identified impairment loss as described in the ‘Impairment of Property, Plant and Equipment and intangible assets excluding goodwill’ policy (see note 3.12).

Variable rents that do not depend on an index or rate are not included in the measurement the lease liability and the right-of-use asset. The related payments are recognised as an expense in the period in which the event or condition that triggers those payments occurs.

Group as a lessor

The Group enters into lease agreements as a lessor with respect to ocean transportation capacity. Leases for which the Group is a lessor are classified as finance or operating leases. Whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee, the contract is classified as a finance lease. All other leases are classified as operating leases.

When the Group is an intermediate lessor, it accounts for the head lease and the sub-lease as two separate contracts. The sub-lease is classified as a finance or operating lease by reference to the right-of-use asset arising from the head lease.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

Rental income from operating leases is recognised on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term.

Amounts due from lessees under finance leases are recognised as receivables at the amount of the Group’s net investment in the leases. Finance lease income is allocated to accounting periods so as to reflect a constant periodic rate of return on the Group’s net investment outstanding in respect of the leases.

The Group does not have any finance leases.

When a contract includes both lease and non-lease components, the Group applies IFRS 15 to allocate the consideration under the contract to each component.

Sale and leaseback

When the Group (the seller-lessee) transfers an asset to another entity (the buyer-lessor) and leases that asset back from the buyer-lessor, both the Group accounts for the transfer contract and the lease as sale and leaseback.

The Group applies the requirements of IFRS 15 (Note 3.4) to determine when a performance obligation is satisfied, in to determine whether the transfer of an asset is accounted for as a sale of that asset. If the requirements are satisfied the Group measures the right-of-use asset arising from the leaseback at the proportion of the previous carrying amount of the asset that relates to the right of use retained by the Group. Accordingly, the Group recognises only the amount of any gain or loss that relates to the rights transferred to the buyer-lessor.

If the transfer of an asset by the Group does not satisfy the requirements of IFRS 15 the Group continues to recognise the transferred asset and shall recognise a financial liability equal to the transfer proceeds. It shall account for the financial liability applying IFRS 9 (Note 3.16).

3.6    Foreign currencies

In preparing the consolidated financial statements of the Group, transactions in currencies other than the Group’s functional currency (foreign currencies) are recognised at the rates of exchange prevailing on the dates of the transactions. At each reporting date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated at exchange rates prevailing on the reporting date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the date of transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in a foreign exchange translation reserve.

3.7    Employee benefit expenses

Short term benefits

Wages, salaries, paid annual leave and bonuses are measured on an undiscounted basis and are recognised in profit or loss, where appropriate, in the period in which the associated services are rendered by employees of the Group.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

Liabilities recognised in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service.

Retirement benefit costs

The cost of providing benefits is determined using the projected unit credit method, with actuarial valuations being carried out at the end of each annual reporting period. Remeasurements comprising actuarial gains and losses are recognised immediately in the statement of financial position with a charge or credit to other comprehensive income in the period in which they occur. Remeasurements recognised in other comprehensive income are not reclassified. Past service cost is recognised in profit or loss when the plan amendment or curtailment occurs, or when the Group recognises related restructuring costs or termination benefits, if earlier. Gains or losses on settlement of a defined benefit plan are recognised when the settlement occurs. Net interest is calculated by applying a discount rate to the net defined benefit liability or asset.

Defined benefit costs are split into three categories:

•        Service costs, which includes current service cost, past service cost and gains and losses on curtailments and settlements

•        Net interest expense or income

•        Remeasurements

The Group recognises service costs within profit or loss as employee benefit expenses (see note 8).

Net interest expense or income is recognised within finance costs (see note 10).

3.8    Taxation

The tax expense/income represents the sum of the tax currently payable and deferred tax expense/income.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in profit or loss because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

A provision is recognised for those matters for which the tax determination is uncertain, but it is considered probable that there will be a future outflow of funds to a tax authority. The provisions are measured at the best estimate of the amount expected to become payable. The assessment is based on the judgement of tax professionals within the Group supported by previous experience in respect of such activities.

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit and is accounted for using the liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, a deferred tax liability is not recognised if the temporary difference arises from the initial recognition of goodwill.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled, or the asset is realised based on tax laws and rates that have been enacted or substantively enacted at the reporting date.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Current tax and deferred tax for the year

Current and deferred tax are recognised in profit or loss, except when they relate to items that are recognised in other comprehensive income or directly in equity, in which case the current and deferred tax are also recognised in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

3.9    Property, plant and equipment

All items of property, plant and equipment are initially measured at cost. Cost includes expenditure that are directly attributable to the acquisition of the asset and other costs directly attributable to bringing the asset to working condition for its intended use.

Subsequent to initial recognition, all property, plant and equipment, other than freehold land and capital work in progress, are stated at cost less accumulated depreciation and any impairment losses.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when the cost is incurred, and it is probable that the future economic benefits associated with the asset will flow to the Group and the cost of the asset can be measured reliably. The carrying amount of parts that are replaced is derecognised. The costs of the day-to-day servicing of property, plant and equipment are recognised in profit or loss as incurred.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

Depreciation is recognised so as to write off the cost or valuation of assets less their residual values over their useful lives, using the straight-line method, on the following bases:

Land	Indefinite life
Building	25 years
Vessel	15 years*
Vehicle	5 years
Furniture and fixture	5 years
Computer equipment	5 years
Office Equipment	5 years
Leasehold improvements	Shorter of useful life and term of underlying lease

_________

*        The Group estimates the useful life of the vessel to be 25 years from the date of initial delivery from the shipyard to the original owner. At the time of acquisition of vessel, the Group estimated remaining useful life of the vessel to be 15 years.

The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.

3.10  Intangible assets acquired separately

Intangible assets are carried at cost less accumulated amortisation and accumulated impairment losses. Amortisation is recognised on a straight-line method over their estimated useful life, on following bases:

Computer software	3 – 5 years
Ship management manuals	3 years
Contracts with customers Goodwill	Indefinite life Indefinite life
Non-compete agreement	1 year
Trademark	5 years

The estimated useful life and amortisation method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Intangible assets with indefinite useful lives that are acquired separately are carried at cost less accumulated impairment losses.

3.11  Impairment of property, plant and equipment and intangible assets excluding goodwill

At each reporting date, the Group reviews the carrying amounts of its property, plant and equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication at the end of a reporting period that the asset may be impaired.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

3.12  Impairment of property, plant and equipment and intangible assets excluding goodwill

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease and to the extent that the impairment loss is greater than the related revaluation surplus, the excess impairment loss is recognised in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss to the extent that it eliminates the impairment loss which has been recognised for the asset in prior years. Any increase in excess of this amount is treated as a revaluation increase.

3.13  Inventories

Inventories mainly comprise marine fuel. Inventories are stated at the lower of cost and net realisable value. Cost comprises purchase cost, freight, insurance and other overheads that have been incurred in bringing the inventories to their present location and condition.

Cost is calculated using the first-in first-out (FIFO) method for inventory in Bulk Logistics business and weighted average cost method for inventory in Energy Logistics business.

Net realisable value represents the estimated selling price less all estimated costs of completion and costs to be incurred in marketing, selling and distribution.

3.14  Contract assets and contract liabilities

Contract asset is the right to consideration for services transferred to the customers. The Group’s contract asset is the excess of cumulative revenue earned over the billings to-date.

Where there is objective evidence of impairment, the amount of impairment losses is determined by comparing the contract asset’s carrying amount and the present value of estimated future cash flows to be generated by the contract asset.

Contract asset is reclassified to trade receivables at the point at which invoices have been billed to customers.

Contract liability is the obligation to transfer services to customers for which the Group has received the consideration or has billed the customers. The Group’s contract liability is the excess of the billings to-date over the cumulative revenue earned. Contract liabilities are recognised as revenue when the Group performs its obligation under the contracts.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

3.15  Deferred contract costs

The Group recognises the incremental costs of obtaining a contract with a customer, which are expected to be recovered, as an asset. The incremental costs of obtaining a contract are costs incur to obtain a contract with a customer that it would not have incurred if the contract had not been obtained.

These contract costs are initially measured at cost and amortised on a systematic basis that is consistent with the pattern of revenue recognition to which the asset relates. An impairment loss is recognised in profit and loss when the carrying amount of the contract cost asset exceeds the expected revenue less expected costs that will be incurred.

3.16  Financial instruments

Financial assets and financial liabilities are recognised in the Group’s statement of financial position when the Group becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value, except for trade receivables that do not have a significant financing component which are measured at transaction price. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.

a)      Financial assets

All recognised financial assets are measured subsequently in their entirety at either amortised cost or fair value, depending on the classification of the financial assets.

Classification of financial assets

Financial assets that meet the following conditions are measured subsequently at amortised cost:

•        The financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows.

•        The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets that meet the following conditions are measured subsequently at fair value through other comprehensive income (FVTOCI):

•        The financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling the financial assets.

•        The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

By default, all other financial assets are measured subsequently at fair value through profit or loss (FVTPL).

The Group does not have any financial assets measured at FVTOCI.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

Amortised cost and effective interest method

The Group specifies all its financial assets comprising trade and other receivables and cash and cash equivalents as debt instruments measured at amortised cost.

The amortised cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus the principal repayments, plus the cumulative amortisation using the effective interest method of any difference between that initial amount and the maturity amount, adjusted for any loss allowance. The gross carrying amount of a financial asset is the amortised cost of a financial asset before adjusting for any loss allowance.

The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating interest income over the relevant period.

For financial assets other than purchased or originated credit-impaired financial assets (i.e., assets that are credit-impaired on initial recognition), the effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) excluding expected credit losses, through the expected life of the debt instrument, or, where appropriate, a shorter period, to the gross carrying amount of the debt instrument on initial recognition. For purchased or originated credit-impaired financial assets, a credit-adjusted effective interest rate is calculated by discounting the estimated future cash flows, including expected credit losses, to the amortised cost of the debt instrument on initial recognition.

Interest income is recognised using the effective interest method for debt instruments measured subsequently at amortised cost and at FVTOCI. Interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset.

Interest income is recognised in profit or loss as finance income.

Derecognition of financial assets

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity.

On derecognition of a financial asset measured at amortised cost, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognised in profit or loss.

b)      Financial liabilities and equity

Classification as debt or equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Group are recognised at the proceeds received, net of direct issue costs.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

Repurchase of the Company’s own equity instruments is recognised and deducted directly in equity. No gain or loss is recognised in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments.

Financial liabilities

All financial liabilities are measured subsequently at amortised cost using the effective interest method or at FVTPL.

Financial liabilities at amortised cost

Financial liabilities that are not (i) contingent consideration of an acquirer in a business combination, (ii) held for trading, or (iii) designated as at FVTPL, are measured subsequently at amortised cost using the effective interest method.

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortised cost of a financial liability.

Derecognition of financial liabilities

The Group derecognises financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable is recognised in profit or loss.

c)      Derivative financial instruments

The Group enters into a variety of derivative financial instruments to manage its price risks as well as for trading. Derivatives are recognised initially at fair value at the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting date. The resulting gain or loss is recognised in profit or loss immediately. Fair value is determined in the manner described in Note 29.

A derivative with a positive fair value is recognised as a financial asset whereas a derivative with a negative fair value is recognised as a financial liability. Derivatives are not offset in the financial statements unless the Group has both a legally enforceable right and intention to offset. A derivative is presented as a non-current asset or a non-current liability if the remaining maturity of the instrument is more than 12 months and it is not due to be realised or settled within 12 months. Other derivatives are presented as current assets or current liabilities. The Group does not have any derivatives whose remaining maturities are more than 12 months.

3.17  Impairment of financial assets

The Group recognises a loss allowance for expected credit losses (ECL) on financial assets that are measured at amortised cost. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

The Group applies the simplified approach to measure the impairment of trade receivables and contract assets at lifetime ECL. The ECL are estimated based on the Group’s and historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the end of the reporting period, including time value of money where appropriate.

To measure the ECL, trade receivables and contract assets have been grouped based on shared credit risk characteristics and the days past due. The contract assets relate to unbilled work in progress and have substantially the same risk characteristics as the trade receivables. The Group has therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the contract assets.

For other financial assets such as other receivables and amount owing from related companies, the Group recognises lifetime ECL when there has been a significant increase in credit risk since initial recognition. However, if the credit risk on the financial instrument has not increased significantly since initial recognition, the Group measures the impairment losses for that financial instrument at an amount equal to 12-month ECL.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECL, the Group considers reasonable and supportable information that is relevant and available without due cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group’s historical experience and informed credit assessment and includes forward-looking information.

At the end of each reporting period, the Group assesses whether the financial assets carried at amortised cost are credit impaired. A financial asset is “credit-impaired” when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred, such as debtor who have defaulted on payment, or are in significant financial difficulties, or it is becoming probable that the borrower will enter bankruptcy. These assets are written off when there is no reasonable expectation of recovery, with case-by-case assessment performed based on indicators such as insolvency or demise.

Subsequent recoveries of amounts previously written off are recognised in profit or loss as bad debts recovered.

Deposits and bank balances of the Group are placed with reputable financial institution with high credit ratings and no history of default. Hence, the Group do not expect any losses from default or non-performance by the counterparties.

3.18  Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the reporting date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material).

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognised as an asset if it is virtually certain that reimbursement will be received, and the amount of the receivable can be measured reliably.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

3.      Significant Accounting Policies (cont.)

Onerous contracts

An onerous contract is considered to exist where the Group has a contract under which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.

Present obligations arising under onerous contracts are recognised and measured as provisions.

Contingent liabilities acquired in a business combination

Contingent liabilities acquired in a business combination are initially measured at fair value at the acquisition date.

At the end of subsequent reporting periods, such contingent liabilities are measured at the higher of the amount that would be recognised in accordance with IAS 37 and the amount recognised initially less cumulative amount of income recognised in accordance with the principles of IFRS 15.

3.19  Segment information

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker is considered to be Group’s leadership team who make strategic decisions and are responsible for allocating resources and assessing performance of the operating segments.

4.      Critical accounting judgements and key sources of estimation uncertainty

In applying the Group’s accounting policies, which are described in note 3, the directors are required to make estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Critical accounting judgements

The directors are of the opinion that there are no instances of application of judgement which are expected to have a significant effect on the amounts recognised in the financial statements.

Key sources of estimation uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the reporting period that may have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

Calculation of loss allowance

When measuring ECL the Group uses reasonable and supportable forward-looking information, which is based on assumptions for the future movement of different economic drivers and how these drivers will affect each other.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

4.      Critical accounting judgements and key sources of estimation uncertainty (cont.)

Loss given default is an estimate of the loss arising on default. It is based on the difference between the contractual cash flows due and those that the lender would expect to receive, taking into account cash flows from collateral and external and internal credit assessments.

Probability of default constitutes a key input in measuring ECL. Probability of default is an estimate of the likelihood of default over a given time horizon, the calculation of which includes historical data, assumptions and expectations of future conditions.

Determination of lease term

The determination of lease term for some of the lease contracts in which the Group is a lessee, depends on reasonably certain to exercise lessee options, i.e., termination or extension of lease.

The Group considers all relevant facts and circumstances that create an economic incentive for the Group to exercise, or not to exercise, the option, including any expected changes in facts and circumstances from the commencement date until the exercise date of the option.

The Group also considers its past practice regarding the period over which it has typically used particular types of assets, and its economic reasons for doing so.

After the commencement date, the Group reassesses the lease term upon the occurrence of a significant event or a significant change in circumstances that is within the control of the Group and affects whether the Group is reasonably certain to exercise an option not previously included in its determination of the lease term, or not to exercise an option previously included in its determination of the lease term.

5.      Segment information

The Group’s strategic steering committee, consisting of the Chief Executive Officer, the Chief Financial Officer and the managers of each business line, examines the Group’s performance both from a service perspective and has identified 3 reportable segments of its business. All service lines have been described in note 3.4.

Factors that management used to identify the Group’s reportable segments

The Group’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different processes and marketing strategies.

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision maker has been identified as the management team including the Chief Executive Officer, Chief Financial Officer and the Finance Director.

Measurement of operating segment profit or loss

The Group evaluates segmental performance on the basis of profit or loss from operations calculated in accordance with IFRS but excluding non-recurring losses, such as goodwill impairment.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

5.      Segment information (cont.)

Inter-segment sales are priced along the same lines as sales to external customers, with an appropriate discount being applied to encourage use of group resources at a rate acceptable to local tax authorities. This policy was applied consistently throughout the current and prior period.

31 December 2022	Bulk Logistics	Energy Logistics	Asset Management	Total
Total revenue	424,350	250,183	1,096	675,629
Internal revenue	(4,901)	(49,571)	(101)	(54,573)
Total revenue from external customers	419,449	200,612	995	621,056
Segment expenses	(405,762)	(202,888)	(1,806)	(610,456)

Segment profit before tax	13,687	(2,276)	(811)	10,600
Unallocable income				19,311
Unallocable expenses				(3,695)
Group profit before tax				26,216
31 December 2021	Bulk Logistics	Energy Logistics	Asset Management	Total
Total revenue	479,588	112,339	362	592,289
Internal revenue	(56,732)	(3,407)	—	(60,139)
Total revenue from external customers	422,856	108,932	362	532,150
Segment expenses	(379,208)	(115,160)	(640)	(495,008)

Segment profit/(loss) before tax	43,648	(6,228)	(278)	37,142
Unallocable income				8,276
Unallocable expense				(1,631)
Group profit before tax				43,787
	2022	2021
	USD’000	USD’000
Asia	426,950	423,218
Europe	180,636	108,932
Africa	13,470	—
	621,056	532,150

6.      Revenue from contracts with customers

Disaggregation of Revenue

The Group derives its revenue from contracts with customers for the transfer of services over time and at a point in time in the following major service lines.

	2022	2021
	USD’000	USD’000
Bulk logistics
Freight and forwarding revenue	320,062	336,950
Hire revenue	66,897	60,370
Demurrage revenue	24,220	23,283
Energy logistics	199,147	108,823
Asset management	972	362
Other operating revenue	9,758	2,362
	621,056	532,150

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

6.      Revenue from contracts with customers (cont.)

	2022	2021
	USD’000	USD’000
Revenue by timing of revenue
Services transferred over time	386,959	397,320
Services transferred at a point in time	234,097	134,830
	621,056	532,150

The transaction price allocated to (partially) unsatisfied performance obligations at 31 December are as set out below.

	2022	2021
	USD’000	USD’000
Bulk logistics
Freight revenue	11,806	18,364
Hire revenue	2,058	3,189
	13,864	21,553

Management expects that 100 per cent of the transaction price allocated to the unsatisfied contracts as of the year ended 2022 will be recognised as revenue during the next financial year.

7.      Cost of sales

	2022	2021
	USD’000	USD’000
Bulk logistics	337,791	370,542
Energy logistics	241,715	110,633
Other operating costs	5,007	—
	584,513	481,175

8.      Other income

	2022	2021
	USD’000	USD’000
Bargain gain on business combination (Note 26)	8,706	—
Liabilities written back	6,573	2
Gain on lease cancellation	7	3
Other	4,025	—
	19,311	5

9.      Employee benefit expenses

	2022	2021
	USD’000	USD’000
Wages and salaries	8,566	6,921
Other employee benefit expenses	1,030	716
	9,596	7,637

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

9.      Employee benefit expenses (cont.)

Key management personnel compensation

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group.

	2022	2021
	USD’000	USD’000
Wages and salaries	1,848	1,369

10.    General and administration expenses

	2022	2021
	USD’000	USD’000
Legal and professional fees	2,860	3,158
Allowance for impairment loss (Note 18)	5,245	314
Selling and marketing	926	581
Bad debts written off	482	—
Office expenses	95	504
Other expenses	1,753	1,416
	11,361	5,973

11.    Finance expense and income

Finance expense	2022	2021
	USD’000	USD’000
Unrealised loss on derivative instrument	4,676	—
Interest on borrowings and amount due to related party	1,135	931
Loss on derivative settlements	452	—
Interest on lease liabilities	95	43
Interest on severance benefit liability	13	3
Total finance expense	6,371	977
Finance income	2022	2021
	USD’000	USD’000
Interest income on loans and bank deposits	29	—
Gain on derivative settlements	—	4,508
Unrealised gain on derivative instrument	—	3,764
Total finance income	29	8,272

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

12.    Property, plant and equipment (net)

	Leasehold improvements	Land & Building	Vessel	Furniture and fixtures	Computer equipment	Office equipment	Vehicles	Capital work in- progress	Total
	USD’000	USD’000	USD’000	USD’000	USD’000	USD’000		USD’000	USD’000
Cost
At 1 January 2021	45	—	—	9	36	5	—	15	110
Additions during the year	—	—	—	30	30	19	—	—	79
Foreign exchange movements	—	—	—	—	(2)	—	—	—	(2)

At 31 December 2021	45	—	—	39	64	24	—	15	187
Additions during the year	370	—	18,000	15	21	57	—	—	18,463
Acquired through business combinations	5,106	5,884	—	56	27	1,037	2,116	—	14,226
Write off	—	—	—	—	—	—	—	(15)	(15)
Foreign exchange movements	35	(208)	—	—	—	1	—	—	(172)
At 31 December 2022	5,556	5,676	18,000	110	112	1,119	2,116	—	32,689

Accumulated depreciation
At 1 January 2021	—	—	—	1	11	1	—	—	13
Depreciation for the year	16	—	—	2	16	5	—	—	39

At 31 December 2022	16	—	—	3	27	6	—	—	52
Depreciation for the year	26	66	533	13	26	212	10	—	886
At 31 December 2022	42	66	533	16	53	218	10	—	938

Carrying amount
31 December 2021	29	—	—	36	37	18	—	15	135
31 December 2022	5,514	5,610	17,467	94	59	901	2,106	—	31,751

On July 22, 2022, the Company acquired 100% of the shares of EShips Progress Limited, a Marshall Islands registered company and owner of the 2012-built supramax dry bulk carrier, “EShips Progress”. The aggregate purchase price for the acquisition was approximately USD 22.7 million, which includes USD 18.0 million for the purchase of the vessel with the balance related primarily to fuel, pre-paid dry-docking expenses, and receivables.

The acquisition was financed with a combination of cash on hand as well as the sale-and-lease back of the vessel to subsidiaries of Oaktree Capital Group LLC for USD 12.5 million. The vessel was sold and leased back under a bareboat charter for a period of five years with a purchase obligation at the end of year five. The vessel was subsequently renamed, “Delta Avon”.

The transfer of Vessel to a third party under this transaction did not qualify as a sale as per IFRS 15 Revenue from Contract with Customers. Accordingly, the Group continues to recognise the transferred vessel as property, plant and equipment and has recognised a financial liability of USD’000 12,225 as ‘Loan from third party’ in Note 21 Borrowings.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

13.    Tax (income)/expense

	2022	2021
	USD’000	USD’000
Current tax expense
Current tax on profits for the year	67	693
	67	693
Deferred tax income
Origination of temporary differences	(1,648)	(1,713)
Total tax income	(1,581)	(1,020)

The standard rates of corporation tax applied to reported profit are 0-32% per cent (2021: 0-25% per cent).

14.    Right-of-use asset and lease liabilities

The group leases a number of office premises in the jurisdictions from which it operates. In some jurisdictions it is customary for lease contracts to provide for payments to increase each year by inflation or and in others to be reset periodically to market rental rates. In some jurisdictions, for property leases the periodic rent is fixed over the lease term.

The group also leases certain barges. Leases of barges comprise only fixed payments over the lease terms.

The movement in right-of -use assets during the year is as follows:

	Office Premises	Barges	Total
	USD’000	USD’000	USD’000
At 1 January 2021	427	—	427
Additions during the year	531	2,369	2,900
Depreciation for the year	(244)	(507)	(751)
Lease cancellation	(56)	—	(56)
Remeasurement adjustment	3	(2)	1
Foreign exchange movements	(26)	—	(26)
At 31 December 2021	635	1,860	2,495
Additions during the year	2,578	—	2,578
Depreciation for the year	(513)	(685)	(1,198)
Lease cancellations	(91)	—	(91)
Remeasurement adjustments	6	(3)	3
Foreign exchange movements	(24)	(154)	(178)
At 31 December 2022	2,591	1,018	3,609

The Group leases several assets including office premises and barges. The lease term for office premises is 24-180 months (2021: 24-60 months) and for barges is 38 months (2021: 38 months).

Expense relating to short term leases amounting to USD’000 15 (2021: USD’000 38) has been included in general and administration expenses and USD’000 3,036 (2021: USD’000 3,083) has been included in cost of goods sold. The total interest expense on lease liabilities included in finance cost (Note 10) was USD’000 95 (2021: USD’000 43).

The total cash outflow for leases in 2022 was USD’000 1,302 (2021: USD’000 738).

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

14.    Right-of-use asset and lease liabilities (cont.)

The maturity analysis of lease liabilities is as follows:

	2022	2021
	USD’000	USD’000
Year 1	1,313	1,149
Year 2	1,273	962
Year 3 – 5	870	507
Beyond Year 5	349	—
	3,805	2,618
Less: unearned interest	(166)	(64)
	3,639	2,554

Analysed as:
Current	939	1,139
Non-current	2,700	1,415
	3,639	2,554

The Group does not face a significant liquidity risk with regard to its lease liabilities. Lease liabilities are monitored within the Group’s treasury function.

15.    Intangible assets

	Computer software	Ship management manuals	Contract with customers	Non- compete agreement	Goodwill	Total
	USD’000	USD’000	USD’000	USD’000	USD’000	USD’000
Cost
At 1 January 2021	118	—	—	—	—	118
Additions during the year	252	53	671	56	78	1,110
Foreign exchange movements	(4)	—	—	—	—	(4)
At 31 December 2021	366	53	671	56	78	1,224

Additions during the year	11	—	—	—	—	11
Acquired through business combinations	—	—	2,653	13	1,537	4,203
At 31 December 2022	377	53	3,324	69	1,615	5,438

Accumulated depreciation
At 1 January 2021	1	—	—	—	—	1
Depreciation for the year	59	7	—	23	—	89
At 31 December 2021	60	7	—	23	—	90

Depreciation for the year	106	18	95	36	—	255
At 31 December 2022	166	25	95	59	—	345

Carrying amount
31 December 2021	306	46	671	33	78	1,134
31 December 2022	211	28	3,229	10	1,615	5,093

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

16.    Subsidiaries

The principal subsidiaries of the Group as at 31 December 2022 are set out below. They have share capital consisting solely of ordinary shares that are held directly by the Group, and the proportion of ownership interests held equals the voting rights held by the Group. The country of incorporation or registration is also their principal place of business.

Name	Principal activity	Country of incorporation	Ownership held by the Group
			2022	2021
Delta Corp Shipping B.V.	Intermediate investment holding	Netherlands	100%	100%
Delta Corp Shipping Pte. Ltd.	Freight and forwarding	Singapore	100%	100%
Delta Corp Europe Aps	Freight and forwarding	Denmark	100%	100%
Delta Carriers ME DMCC	Freight and forwarding	United Arab Emirates	100%	100%
Deltabulk Shipping India Private Ltd.	Administrative services	India	100%	100%
Delta Bulk Shipping DMCC	Vessel chartering	United Arab Emirates	100%	100%
Delta Energy Fuel Supply and Trading B.V.	Intermediate investment holding	Netherlands	100%	100%
Delta Energy Fuel Supply and Trading S.A.	Marine fuel supply	Switzerland	100%	100%
Delta Energy Fuel Supply and Trading GmbH	Marine fuel supply	Germany	100%	100%
Delta Corp Ship Management B.V.	Intermediate investment holding and Marine fuel supply	Netherlands	100%	100%
Delta Corp Ship Management DMCCO	Asset management	United Arab Emirates	100%	100%
Delta Avon Ltd.**	Leasing	Marshal Islands	100%	—
Delta HNT FZE**	Bulk liquid storage terminals	United Arab Emirates	100%	—
Delta Energy Fuel Supply and Trading Ltd.**	Marine fuel supply	Ireland	100%	—
Delta Energies Limited**	Intermediate investment holding	United Kingdom	100%	—
Delta Corp (Mauritius) Limited**	Intermediate investment holding	Mauritius	100%	—
Delta Energy Fuel and Lubricants Nigeria Ltd.*	Trading and manufacturing of oil and lubricants	Nigeria	100%	—
Delta Energies (Mauritius) Limited*	Intermediate investment holding	Mauritius	100%	—
DC Energy Kenya Ltd.*	Supplier of oil and lubricants	Kenya	100%	—
Delta Energy Rwanda Ltd.*	Supplier of oil and lubricants	Rwanda	100%	—
DC Energy Uganda Ltd.*	Supplier of oil and lubricants	Uganda	100%	—
Delta Corp Tanzania Ltd.*	Supply and manufacturing of oil and lubricants	Tanzania	100%	—
Delta Connect DMCC**	Marine fuel supply	United Arab Emirates	100%	—
Vishwaa Carriers LLC*#	Freight and forwarding	United Arab Emirates	49%	—
Oleo Energy DMCC*	Supplier of petroleum products	United Arab Emirates	100%	—
Oleo Energy India Private Ltd*	Supplier of petroleum products	India	100%	—
Gulf Petrochem Factory LLC*@	Bitumen processing plant	United Arab Emirates	49%	—
__________ * Acquired during the year (see note 26)
** Incorporated during the year

#        51% of the equity shares of Vishwaa Carriers LLC (“Vishwaa”) are held by a local shareholder in the United Arab Emirates and the remaining 49% are held by Delta Bulk Shipping DMCC (“DBS”). DBS has concluded that it controls Vishwaa by the virtue of having its directors as the directors of Vishwaa. The local shareholder or its representatives are not involved in the management of Vishwaa. DBS is also entitled to 100% of the profits or loss in Vishwaa to DBS. Therefore, Vishwaa is consolidated as a subsidiary for the purpose of these consolidated financial statements (Note 25).

@        51% of the equity shares of Gulf Petrochem Factory LLC (GPF) are held by a local shareholder in the United Arab Emirates and the remaining 49% are held by Oleo Energy DMCC (Oleo). Oleo controls GPF by the virtue of having one its directors and employees as the directors of GPF. The local shareholder or its representative are not involved in management of the business of GPF. Oleo is also entitled to 99% of the share in profit or loss of GPF. Therefore, GPF is consolidated as a subsidiary for the purpose of these consolidated financial statements (Note 26).

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

17.    Deferred tax assets

Deferred tax is calculated in full on temporary differences under the liability method using effective tax rates of multiple jurisdictions. The movement on the deferred tax account is as shown below:

	2022	2021
	USD’000	USD’000
As at 1 January	1,824	111
Recognised in profit or loss as income (note 13)	1,648	1,713
Arising on business combinations	663	—
Exchange differences	(12)	—
	4,123	1,824

The following are the major assets recognised by the Group and movements thereon during the current and prior year:

	2022	2021
	USD’000	USD’000
Carried forward tax losses	3,825	1,824
Allowance for impairment losses	283	—
Provision for employee benefits	16	—
Depreciation	(1)	—
	4,123	1,824

At the reporting date, the Group has unused tax losses of USD’000 12,975 (2021: USD’000 7,515) available for offset against future profits. A deferred tax asset has been recognised in respect of USD’000 6,502 (2021: USD’000 6,853) of such losses. The group expects to earn sufficient profits in the future that will allow the deferred tax asset to be recovered.

18.    Inventories

	2022	2021
	USD’000	USD’000
Marine fuel for bulk logistics	13,173	8,164
Marine fuel for energy logistics	6,216	1,971
Others	19	—
	19,408	10,135

Marine fuel for bulk logistics comprises marine fuels consumed by the bulk logistics business. Marine fuel for energy logistics comprise marine fuels held in inventory awaiting onward sale by the Energy Logistics business.

The cost of inventories recognised as an expense during the year in respect of continuing operations was USD’000 332,737 (2021: USD’000 174,747).

The net realisable value of inventory approximates its cost as at 31 December 2022 and 31 December 2021.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

19.    Trade and other receivables

	2022	2021
	USD’000	USD’000
Trade receivables	61,209	28,760
Less: Provision for impairment loss	(5,321)	(314)

Trade receivables – net	55,888	28,446
Contract assets	6,827	12,129
Advance for acquisition of investments	6,827	—
Loans to third parties	1,678	—
Refundable security deposits (current portion)	419	112
Loan to a related party	19	19
Other receivables	9,812	9,274
	81,470	49,980
Refundable security deposits (non-current portion)	—	68

Trade receivables

The average credit period on provision of services is 0 – 30 days (2021: 0 – 30 days). No interest is charged on outstanding trade receivables.

The Group always measures the loss allowance for trade receivables at an amount equal to lifetime ECL. The expected credit losses on trade receivables are estimated using a provision matrix by reference to past default experience of the debtor and an analysis of the debtor’s current financial position, adjusted for factors that are specific to the debtors, general economic conditions of the industry in which the debtors operate and an assessment of both the current as well as the forecast direction of conditions at the reporting date.

To measure expected credit losses on a collective basis, trade receivables are grouped based on similar credit risk and aging. The expected loss rates are based on the Group’s historical credit losses experienced over the 3-5 years period prior to the period end. The historical loss rates are then adjusted for current and forward-looking information on macroeconomic factors affecting the Group’s customers which include gross domestic product (GDP), unemployment rate, inflation rate, oil price indexes amongst other, as the key macroeconomic factors in the countries where the Group operates.

The Group considers that default has occurred when a debtor is more than 120 days past due for all business except freight and forwarding. For freight and forwarding business the Group considers that default has occurred when a debtor is more than 360 days past due.

The Group writes off a trade receivable when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery, e.g., when the debtor has been placed under liquidation or has entered into bankruptcy proceedings, or when the trade receivables are over two years past due, whichever occurs earlier. Trade receivables amounting to USD’000 716 (2021: Nil) has been written off during the year.

There has been no change in the estimation techniques during the current reporting period.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

19.    Trade and other receivables (cont.)

The lifetime expected loss provision for trade receivables and contract assets is as follows:

For the year ended 31 December 2022

	Expected loss rate	Gross carrying amount	Loss provision
		USD’000	USD’000
Less than 90 days past due	0.33%	27,638	91
91 – 180 days past due	3.82%	6,943	265
181 – 270 days past due	1.10%	3,727	41
271 – 360 days past due	2.50%	641	16
More than 360 days past due	7.35%	2,110	155
Total		41,059	568

For the year ended 31 December 2021

	Expected loss rate	Gross carrying amount	Loss provision
		USD’000	USD’000
Less than 90 days past due	0.46%	23,626	108
901 – 180 days past due	0.99%	3,322	33
181 – 270 days past due	1.69%	770	13
271 – 360 days past due	2.52%	159	4
More than 360 days past due	10.43%	1,495	156
Total		29,372	314

Excluded from the above table are the trade receivables which are considered credit impaired. The Group has classified trade receivables amounting to USD’000 20,150 (2021: Nil) as credit impaired on account of legal proceedings being initiated against these customers. Of these debtors, USD’000 17,606 is due from one customer and the Group is in ongoing discussions with this customer to settle its outstanding amount and anticipates reaching a resolution within 12 months from the date of this report. For rest of these debtors amounting to USD’000 2,544, the Group has recorded a provision of USD’000 1,272.

Of the trade receivables balance at the end of the year, USD’000 17,606 (2021: USD’000 8,560) is due from 1 customer (2021: 5 customers). Apart from this, the Group does not have significant credit risk exposure to any single counterparty or any group of counterparties having similar characteristics. Concentration of credit risk to any other counterparty did not significantly at any time during the year. The concentration of credit risk is limited due to the fact that the customer base is large and unrelated.

Movements in the impairment allowance for trade receivables are as follows:

	2022	2021
	USD’000	USD’000
Opening balance as at 1 January	314	—
Net remeasurement of loss allowance
Collectively assessed	486	314
Individually assessed	4,759	—
Write off	(234)	—
Foreign exchange difference	(4)	—
Closing balance as at 31 December	5,321	314

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

19.    Trade and other receivables (cont.)

Advance for acquisition of investments

b)      On 5 May 2022, the Group signed a binding term sheet to acquire at least a 51% shareholding of Three Wheels United, Inc. (“TWU”), a company engaged in the financing of electric two and three wheeled vehicles, primarily servicing the Indian market, for total consideration of USD 5.5 million. As of 31 December 2022, the Group has advanced approximately USD 1.1 million as partial consideration for this transaction.

c)      On 9 December 2022, the Group entered into a Sale and Purchase Agreement with GP Global HNT Terminals FZE (“GP HNT Terminals”), a company engaged in the import, export, storage, and distribution of bulk liquid commodities, to acquire 100% of the shares of GP HNT Terminals for total consideration of USD 34 million. As of 31 December 2022, the Group has advanced approximately USD’000 6,800 as partial consideration for this transaction.

However, due to ongoing litigation in the local court, the acquisition of GP HNT Terminals has not been completed as of the date of this report. The Group received partial refund of the purchase consideration deposited, amounting to USD’000 6,700 in May 2023. The Group has not made any new deposits for the acquisition of GP HNT Terminals in 2023 and expects to close the acquisition of GP HNT Terminals; however, the timing remains uncertain. The group has taken terminals on lease from July 2023 while awaiting a resolution from the local court.

Loans to third parties

The Group has advanced unsecured loans to certain entities during the year. The interest rate on these loans is in range of 6% – 13% per annum. The loans have maturity ranging from repayable on demand to up to 3 years from disbursement.

Loans to third parties include the following:

•        On 9 September 2022, the Group signed a binding term sheet to acquire at least a 46.33% shareholding of Zyngo EV Mobility Private Limited (“Zyngo”), a company engaged in last-mile delivery services, primarily servicing the Indian market, for total consideration of Indian Rupees 350 million (or approximately USD 4.3 million). As of 31 December 2022, the Group advanced approximately USD’000 96 as partial consideration for this transaction in the form of an interest-bearing loan.

20.    Cash and bank balances

	2022	2021
	USD’000	USD’000
Cash at bank*	9,175	19,980
Cash in hand	15	28
Closing balance as at 31 December	9,190	20,008

__________

*        Includes demand deposits balance of USD’000 18 that has certain restrictions and can be used only to settle future claims, if any, as directed by the concerned bank. The contractual restriction on the use of this amount is not expected to end in next 12 months.

These balances are not treated as cash and cash equivalents.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

21.    Other current assets

	2022	2021
	USD’000	USD’000
Deferred contract costs	4,970	8,045
Advances to suppliers	11,510	4,511
Closing balance as at 31 December	16,480	12,556

Deferred contract costs represent the costs paid to suppliers which related to partially or unsatisfied performance obligations. Management expects that deferred contract costs will be realised during next financial year.

22.    Trade and other payables

	2022	2021
	USD’000	USD’000
Trade payables	36,440	17,722
Accrued expenses	17,794	18,866
Contract liability	9,144	1,489
Salary and other benefit payable	688	6,423
Purchase consideration payable (Note 26)	500	—
Other payables	2,034	494
	66,600	44,994

Trade payables and accruals principally comprise amounts outstanding for trade purchases and ongoing costs. The average credit period taken for trade purchases is 0 – 30 days (2020: 0 – 30 days).

Contract liabilities represent advance payments and billings in excess of revenue recognised. The amount of contract liability disclosed as on 31 December 2021 has been recognised as revenue during the current year.

23.    Borrowings

	2022	2021
	USD’000	USD’000
Secured borrowings at amortised cost
Loan(s) from third parties	10,904	—
Loans from banks and financial institutions	326	—

Unsecured borrowings at amortised cost
Loan(s) from banks and financial institutions	171	—
Loan(s) from third parties	5,083	3,258
	16,484	3,258

Non-current	8,589	—
Current*	7,895	3,258
	16,484	3,258
__________ * Includes current maturities of long-term loan amounting to USD’000 2,560 (2021: Nil).

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

23.    Borrowings (cont.)

Loan(s) from third parties

•        Loan from a third party pertains to the financial liability recorded in a sale and leaseback transaction explained in Note 11. The loan amounting to USD 12.5 million was taken out on 6 July 2022. Repayments commenced on 22 July 2022 and will continue until May 2027. The loan is secured as the legal ownership of the Vessel lies with a third party. The loan carries an interest rate of 1-month USD-LIBOR plus applicable margin. The effective interest rate on the fixed portion is 9.49%.

The Company has issued a corporate guarantee, guaranteeing the due payment of all amounts payable to the third party in relation to the above loan. The corporate guarantee remained in effect as on 31 December 2022.

The above loan is subject to a financial covenant which is tested annually and 31 December each year. The covenant measures the following:

(i)     minimum liquidity of guarantor should be USD 5 million; and

(ii)    minimum net worth of guarantor should be USD 10 million; and

The Group has complied with this covenant in 2022.

•        On 15 November 2019, certain entities in African Operations (Note 26) entered into an agreement with YNI-fin Capital Investments SPC (“YNI”), a company incorporated under the laws of Cayman Islands, for a short-term loan facility of up to USD’000 5,000. The purpose of facility was to finance the working capital requirements of those entities. The facility was available for utilisation for a period of 12 months from the date of the agreement. The loan was repayable after 12 months from date of first drawdown. The loan carries interest rate of LIBOR + 6.5% with interest payable every six months.

With effect from 15 June 2022, the loan amounting to USD’000 4,777 was assigned to Poseidon Opportunities Fund Ltd, a company incorporated in Bermuda. The security and terms of repayment remain same after assignment.

Loan(s) from banks and financial institutions

(1)    Vehicle loan

A vehicle loan of USD’000 1,054 was taken out by Vishwaa Carriers LLC during the year 2019. Repayments commenced in March 2019 and will continue until February 2023. The loan is secured by mortgage of vehicles so acquired, whose carrying value is USD’000 81. The loan carries an interest rate of 7.25 per cent per annum. This loan was acquired by the Group as a part of the business combination described in Note 26. This loan was retired in March 2023.

(2)    Term loans

•        A commercial terms loan of USD’000 309 was taken out by Delta Corp Tanzania Ltd. in November 2019. Repayments commenced in 2020 and will continue until 2027. The loan is secured by mortgage of property so acquired, whose carrying value is USD’000 319. The loan carries an interest rate of Government of Tanzania Treasury Bill Rate plus applicable margin. This loan was acquired by the Group as a part of the business combination described in Note 25.

•        A sort-term unsecured revolving loan of USD’000 412 was taken out by Delta Corp Tanzania Ltd. in November 2019. Repayments commenced in 2020 and will continue until 2023. The loan carries an interest rate of Government of Tanzania Treasury Bill Rate plus applicable margin. This loan was acquired by the Group as a part of the business combination described in Note 26. The loan is fully repaid in June 2023.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

24.    Provisions for employee benefits

	2022	2021
	USD’000	USD’000
Provision for gratuity payable	617	164
Provision for compensated absences	59	15
	676	179

The present value of the defined benefit liability, and the related current service cost and past service cost, were measured using the projected unit credit method.

The principal assumptions used for the purposes of the actuarial valuations were as follows:

	Valuation at 2022	Valuation at 2021
Discount rate	4.5% – 16.5%	5% – 7%
Expected rate of increase in salary	5% – 10%	5%
Average longevity and retirement age*
Male	60 years	60 years
Female	60 years	60 years
__________ * Based on IALM 2012-14 standard mortality table with modifications to reflect expected changes in mortality.

Movements in the present value of defined benefit obligations in the year were as follows:

	2022	2021
	USD’000	USD’000
Opening defined benefit obligations as at 1 January	164	69
Current service cost	291	76
Interest expense	13	3
Acquired in business combination	21	—
Actuarial loss on remeasurement	133	16
Benefits paid	(3)	—
Changes due to foreign exchange translation	(2)	—
	617	164

Current	12	3
Non-current	605	161
	617	164

Amounts recognised in profit or loss in respect of these defined benefit plans are as follows:

	2022	2021
	USD’000	USD’000
Current service cost	291	76
Interest expense	13	3
Components of defined benefit costs recognised in profit or loss	304	79

Current service cost has been included in the profit or loss as gratuity expense. The interest expense has been included within finance costs (see note 10).

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

24.    Provisions for employee benefits (cont.)

The actuarial loss on remeasurement of the net defined benefit liability is included in other comprehensive income.

Amount recognised in other comprehensive income is as follows:

	2022	2021
	USD’000	USD’000
Actuarial loss arising from changes in financial assumptions	116	—
Actuarial loss arising from experience adjustments	17	16
	133	16

The sensitivity of the defined benefit obligation to changes in the weighted principal assumptions is:

Change in assumption	2022	2021
	USD’000	USD’000
Discount rate:
1% increase	533	146
1% decrease	686	179

Salary increase rate
1% increase	684	179
1% decrease	536	145

The average duration of the benefit obligation at the end of the reporting period is 17 years (2021: 19 years).

Though it is a defined benefit plan, it is exposed to several risks, the most significant are detailed below:

(a)     Interest risk:    A decrease in the bond interest rate will increase the plan liability but this will be partially offset by an increase in the return on the plan’s debt investments.

(b)    Longevity risk:    The present value of the defined benefit plan liability is calculated by reference to the best estimate of the mortality of plan participants both during and after their employment. An increase in the life expectancy of the plan participants will increase the plan’s liability.

(c)     Salary risk:    The present value of the defined benefit plan liability is calculated by reference to the future salaries of plan participants. As such, an increase in the salary of the plan participants will increase the plan’s liability.

25.    Share capital

	2022	2021
	USD’000	USD’000
Authorised
1,000 ordinary shares of GBP 1 each	1	1

Issued and fully paid
At 1 January/31 December ordinary shares of GBP 1 each	1	1

(GBP = Great Britain Pound)

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

26.    Earnings per share

	2022	2021
Earnings used in basic EPS and diluted EPS (in USD’000)	27,797	44,807
Weighted average number of shares used in basic EPS and diluted EPS	1,000	1,000
Basic EPS and diluted EPS	27.80	44.81

27.    Business combinations during the period

Vishwaa Carriers LLC

On 19 October 2022 the Group acquired 49% of the equity shares of Vishwaa Carriers LLC, a company whose principal activity is inland freight and forwarding. The company was established in 2007 in Fujairah, United Arab Emirates. The acquisition broadens the Group’s service portfolio to include mine-to-port logistics, providing an end-to-end logistics solution to its certain of its customers in the United Arab Emirates.

The fair value of identifiable assets and liabilities acquired, purchase consideration and goodwill are as follows (note that fair value was not used as the measurement basis for assets and liabilities that require a different basis, which includes leases):

	Book value	Adjustment	Fair value
	USD’000	USD’000	USD’000
Assets
Property, plant & equipment	1,201	959	2,160
Non-compete agreement	—	13	13
Contract with customer*	—	210	210
Trade and other receivables	1,255	—	1,255
Other current assets	42	—	42
Inventories	23	—	23
Cash & bank balances	60	—	60
Total assets	2,581	1,182	3,763
Liabilities
Borrowings	145	—	145
Trade and other payables	718	—	718
Provision for gratuity payable	21	—	21
Total liabilities	884	—	884
Net assets	1,697	1,182	2,879

Fair value of consideration paid

USD’000
Cash/Total consideration**	769
Bargain purchase gain	2,110

__________

*        Contract with customer represents the present value of cash inflows from customer contract, in effect on the date of acquisition, which Vishwaa Carriers LLC had entered with the customer. This contract shall continue to be in effect until March 2023 and the useful life of this contract with customer is considered as 6 months.

**      Out of total purchase consideration amounting to USD’000 769, the group has settled consideration to the extent of USD’000 519 during current year and remaining consideration amounting to USD’000 250 will be settled in next financial year.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

27.    Business combinations during the period (cont.)

The bargain purchase of US’000 2,110 arises because the Group acquired only 49% of equity shares in Vishwaa Carriers LLC, however, the Group fair valued non-controlling interest at Nil on the acquisition date. As a result, the entire net worth is attributable to the Group. Further, the previous owners transferred the equity shares of Vishwaa Carriers LLC under distressed sale and as a result the Group acquired equity shares at lower than fair value.

Vishwaa Carriers LLC contributed USD’000 1,139 to the revenue and incurred loss of USD’000 194, included in the Group’s profit, for the period between the date of acquisition and the reporting date. If the acquisition of Vishwaa Carriers LLC had been completed on the first day of the financial year, Group revenues for the year would have been USD’000 4,494 and Group’s profit would have included loss of USD’000 390.

Oleo Energy DMCC

On 9 December 2022 the Group acquired 100% of the equity shares of Oleo Energy DMCC, a company whose principal activity is the supply and storage of petroleum products. The company was established in 2020 in the DMCC free zone area in Dubai, United Arab Emirates. The acquisition expanded the Group’s Energy Logistics business into new markets. This acquisition expands the Group’s reach into Middle East and Indian subcontinent and vertically integrates its energy supply chain.

Details of the fair value of identifiable assets and liabilities acquired, purchase consideration and goodwill are as follows (note that fair value was not used as the measurement basis for assets and liabilities that require a different basis, which includes leases):

	Book value	Adjustment	Fair value
	USD’000	USD’000	USD’000
Assets
Property, plant and equipment	377	1,093	1,470
Trade and other receivables	11,947	(150)	11,797
Inventory	2,535	—	2,535
Due from related party	1,304	—	1,304
Other Current Asset	165	—	165
Cash & bank balances	97	—	97
Total assets	16,425	943	17,368

Liabilities
Trade and other payables	(16,854)	564	(16,290)
Due to related party	(2,601)	—	(2,601)
Total liabilities	(19,455)	564	(18,891)
Net assets	(3,030)	1,507	(1,523)

Fair value of consideration paid

USD’000
Cash/Total consideration	14
Goodwill	1,537

The goodwill of US’000 1,537 arises from the market expansion and vertical integration synergies achieved due to business combination as described above.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

27.    Business combinations during the period (cont.)

Oleo Energy DMCC contributed USD’000 6,581 to the revenue and incurred loss of USD’000 11, included in the Group’s profit, for the period between the date of acquisition and the reporting date. If the acquisition of Oleo Energy DMCC had been completed on the first day of the financial year, Group revenues for the year would have been USD’000 115,463 and Group’s profit would have included loss of USD’000 3,862.

African operations

On 1 October 2022 the Group acquired 100% equity shareholding of the following companies in a single transaction:

GP Global Mauritius Limited
GP Global Kenya Limited
GP Global Rwanda Limited
Gulf Petrochem Energy Services Limited
GP Global Energy Services (T) Limited
GP Global Uganda Limited

Collectively referred to as ‘African Operations’.

The African Operations are domiciled in various countries across the African continent (Note 15). The acquisition broadens the Energy Logistics service portfolio to include marine and industrial lubricant manufacturing and distribution, retail fuelling stations, and enables the Group to benefit from the potential for future growth in the energy sector while diversifying its existing revenue streams.

Details of the fair value of identifiable assets and liabilities acquired, purchase consideration and bargain gain are as follows (note that fair value was not used as the measurement basis for assets and liabilities that require a different basis, which includes leases, deferred tax assets):

	Book value	Adjustment	Fair value
	USD’000	USD’000	USD’000
Assets
Property, Plant & Equipment	10,038	558	10,596
Contract with customers	—	2,444	2,444
Trade and other receivables	246	—	246
Inventory	1,951	—	1,951
Other current assets	906	—	906
Due from a related party
Deferred tax asset	663	—	663
Cash & bank balances	1,334	—	1,334
Total assets	15,138	3,002	18,140

Liabilities
Trade and other payables	(5,729)	1,735	(3,994)
Borrowings	(5,446)	—	(5,446)
Tax payable	(1,103)	—	(1,103)
Total liabilities	(12,278)	1,735	(10,543)
Net assets	2,860	4,737	7,597

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

27.    Business combinations during the period (cont.)

Fair value of consideration paid

USD’000
Cash/Total consideration*	1,000
Bargain purchase gain	6,597

__________

*        Out of total purchase consideration amounting to USD’000 1,000, the group has settled consideration to the extent of USD’000 750 during current year and remaining consideration amounting to USD’000 250 will be settled in next financial year.

The bargain gain of USD’000 9,983, was due to the fact that the previous owner, Gulf Petrochem FZC, was undergoing restructuring and needed to liquidate its assets to meet its overdue loan obligations. As a result, the shares were acquired by Delta at lower than the fair value.

African Operations contributed USD’000 16,936 to the Group’s revenue and earned a profit of USD’000 4,016, for the period between the date of acquisition and the reporting date.

If the acquisition of African Operations had been completed on the first day of the financial year, its contribution to the Group’s revenues for the year would have been USD’000 61,802 and its profit contribution would have been of USD’000 5,666.

Total acquisition-related costs (included in general and administrative expenses) amount to USD’000 201.

Net cash outflow to acquire subsidiaries, net of cash acquired is as follows:

USD’000
Cash consideration	1,783
Less: Balances acquired
Cash	(2)
Bank balances	(1,489)
Less: Purchase consideration payable at reporting date (Note 26)	(500)
Net cash inflow presented in investing activities	(208)

28.    Related party transactions

During the year Group companies entered into the following transactions with related parties who are not members of the Group.

	2022	2021
	USD’000	USD’000
Ultimate holding company
– Receipt of services	—	996
– Supply of services	985	—
– Purchase of investment	—	33

Entity with common director
– Supply of services	1,200	—
– Unsecured loan taken	285	—
– Interest expenses	238	—
– Expenses incurred on behalf of the related party	142	—
– Loan given	134	—

Director
– Expenses incurred on behalf of the Group	11	—

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

28.    Related party transactions (cont.)

Details of KMP’s remuneration are given in note 9.

	2022	2021
	USD’000	USD’000
Amount due to related parties
Ultimate holding company	45	1,029
Director	11	—
Entity with common director	1,923	—
	1,979	1,029

Amount due from related parties
Entities with common director(s)	1,580	—

29.    Derivative financial (liability)/asset

	2022	2021
	USD’000	USD’000
Derivatives instruments carried at fair value:
Forward freight agreements	(4,676)	3,769
Oil price futures and swaps	—	(5)
	(4,676)	3,764

The Group has entered into these derivative contracts with one counterparty. As such, the derivative asset and liability with this counterparty meets the offsetting criteria in IAS 32. Consequently, the gross derivative liability is offset against the gross derivative asset, resulting in the presentation of a net derivative asset.

30.    Financial instruments — Risk Management

The Group is exposed through its operations to the following financial risks:

•        Credit risk

•        Interest rate risk

•        Foreign exchange risk

•        Liquidity risk

•        Other market price risk.

The Group is exposed to risks that arise from its use of financial instruments. This note describes the Group’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout these consolidated financial statements.

There have been no substantive changes in the Group’s exposure to financial instrument risks, its objectives, policies and processes for managing those risks or the methods used to measure them from previous periods unless otherwise stated in this note.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

30.    Financial instruments — Risk Management (cont.)

a)      Principal financial instruments

The principal financial instruments used by the Group, from which financial instrument risk arises, are as follows:

•        Trade receivables and other receivables (excluding contract assets)

•        Cash and cash equivalents

•        Trade and other payables

•        Borrowings

b)      Financial instruments by category

Financial assets at amortised cost

	2022	2021
	USD’000	USD’000
Cash and bank balances	9,190	20,008
Trade and other receivables (excluding contract asset and advance tax)	74,643	37,919
Amount due from related party	1,580	—
Total financial assets	85,413	57,927
Financial liabilities at amortised cost
Borrowings (short-term and long-term)	16,484	3,258
Trade and other payables (excluding contract liability)	57,456	43,501
Lease liabilities	3,639	2,554
Amount due to related party	1,979	1,029
Total financial liabilities	79,558	50,342

c)      Financial instruments not measured at fair value

Financial instruments not measured at fair value includes cash and bank balances, trade and other receivables, trade and other payables, accrued expenses, short-term and long-term borrowings and amount due to/from related parties.

Due to their short-term nature, the carrying value of cash and bank balances, trade and other receivables, trade and other payables and short-term borrowings approximates their fair value.

d)      Financial instruments measured at fair value

The group measures derivative financial instruments at fair value. The fair value hierarchy of financial instruments measured at fair value is level 1 as per IFRS 13 Fair Value Measurement.

General objectives, policies, and processes

Management has responsibility for the Group’s risk management objectives and policies and, whilst retaining ultimate responsibility for them, it has delegated the authority for designing and operating processes that ensure the effective implementation of the objectives and policies to the Group’s finance function. Management reviews the effectiveness of the processes put in place and the appropriateness of the objectives and policies it sets.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

30.    Financial instruments — Risk Management (cont.)

The objective of Management is to set policies that seek to reduce risk as far as possible without unduly affecting the Group’s competitiveness and flexibility. Further details regarding these policies are set out below:

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. It is Group policy to assess the credit risk of new customers before entering contracts after taking into account local business practices. The Group has established credit policy under which new customers are analysed individually for creditworthiness before the payment and delivery terms and conditions are offered. The Group’s review includes external ratings, when available. Purchase limits are established for each customer, which represents the maximum open amount without requiring additional approval from the management.

The Group is mainly exposed to credit risk from following financial assets:

	2022	2021
	USD’000	USD’000
Cash and cash equivalents	9,190	20,008
Trade and other receivables (excluding contract asset and advance tax)	74,643	37,919
Amount due from related party	1,580	—
Total financial assets	85,413	57,927

Management monitors the credit ratings of counterparties regularly and at the reporting date does not expect any losses from non-performance by the counterparties. For all financial assets to which the impairment requirements have not been applied, the carrying amount represents the maximum exposure to credit loss.

The Group does not hold any collateral or other credit enhancements to cover its credit risks associated with its financial assets.

Further disclosures regarding the trade and other receivables are provided in Note 18.

With respect to credit risk arising from the other financial assets of the Group, which comprise bank balances and cash the Group’s exposure to credit risk arises from default of the counterparty, with a maximum exposure equal to the carrying amount of these assets.

Credit risk from balances with banks and financial institutions is managed by only placing the balances with international banks and local banks of good repute. Given the profile of its bankers, management does not expect any counterparty to fail in meeting its obligations.

Market risk

Market risk arises from the Group’s use of interest bearing and foreign currency financial instruments. It is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in interest rates (interest rate risk), foreign exchange rates (currency risk) or other market factors (price risk).

Interest rate risk

The Group is exposed to interest rate risk from long-term borrowings at variable rate.

At the reporting date, the Group’s borrowings at variable rate were denominated in USD is USD’000 16,484 (2020: USD’000 3,258).

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

30.    Financial instruments — Risk Management (cont.)

A sensitivity analysis is performed by applying a simulation technique to the liabilities that represent major interest-bearing positions. Based on the simulations performed, the impact on profit or loss and net assets of a 100 basis-point shift would be an increase of USD’000 165 (2021: USD’000 33) or a decrease of USD’000 165 (2021: USD’000 33). The gain or loss potential is then compared to the limits determined by Management.

Foreign exchange risk

Foreign exchange risk arises when individual Group entities enter into transactions denominated in a currency other than their functional currency. The Group’s policy is, where possible, to allow group entities to settle liabilities denominated in their functional currency with the cash generated from their own operations in that currency. Where group entities have liabilities denominated in a currency other than their functional currency (and have insufficient reserves of that currency to settle them), cash already denominated in that currency will, where possible, be transferred from elsewhere within the Group.

The Group is exposed to currency risk on the transactions that are denominated in a currency other than the functional currency of each company. The currencies in which these transactions primarily are denominated are USD.

As of 31 December, the Group’s net exposure to foreign exchange risk was as follows:

Currency	Liabilities		Assets
	2022	2021	2022	2021
	USD’000	USD’000	USD’000	USD’000
USD	7,210	—	4,764	606

Foreign currency sensitivity

The following tables demonstrate the sensitivity to a reasonably possible change in foreign currency rates, with all other variables held constant. The impact on the group’s profit/(loss) before tax is due to changes in the fair value of monetary assets and liabilities including non-designated foreign currency derivatives. The Company’s exposure to foreign currency changes for all other currencies is not material.

	Change in currency rate		Effect on profit before tax
Currency	2022	2021	2022	2021
	USD’000	USD’000	USD’000	USD’000
USD	+10%	+10%	(245)	61
	-10%	-10%	245	(61)

Liquidity risk

Liquidity risk arises from the Group’s management of working capital and the finance charges and principal repayments on its debt instruments. It is the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due. The Group’s policy is to ensure that it will always have sufficient cash to allow it to meet its liabilities when they become due.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

30.    Financial instruments — Risk Management (cont.)

The following table sets out the contractual maturities (representing undiscounted contractual cash-flows) of financial liabilities:

	Up to 1 year	Between 1 to 2 years	Between 2 to 5 years
	USD’000	USD’000	USD’000
At 31 December 2022
Trade and other payables (excluding contract liability)	57,456	—	—
Borrowings	8,342	1,021	7,630
Lease liabilities	1,313	1,273	1,219
Total	67,111	2,294	8,849

At 31 December 2021
Trade and other payables (excluding contract liability)	43,501	—	—
Borrowings	3,258	—	—
Lease liabilities	1,149	962	507
Total	47,908	962	507

Price risk

Commodity price risk in the Group primarily arises from fluctuation in freight rates and marine fuel prices. The Group may enter into derivative contracts to mitigate these risks. The Group has used following two derivatives to mitigate these risks:

•        Under Forward Freight Agreements (FFAs), the Group agrees to exchange the difference between fixed price, agreed with the counterparty, and average of closing price on the Baltic Exchange, during the tenure of derivative, upon settlement. Such contracts enable the Group to mitigate the risk of volatility in freight rates. The fair value of FFAs at the end of the year is difference between the fixed price and closing price on Baltic Exchange.

•        Under Oil price futures and swaps, the Group agrees to exchange the difference between fixed price, agreed with the counterparty, and average floating rate on underlying oil assets on respective exchanges. Such contracts enable the Group to mitigate the risk of fluctuation in cost of oil consumed in operations. The fair value of these derivative at the end of the year is difference between the fixed price and closing price on respective exchange.

If the closing prices on index had been 10% higher or lower, the value of derivative financial liability/asset would increase or decrease by USD’000 468 (2021: USD’000 377) or USD 468 (2021: USD’000 377).

31.    Significant events after the reporting period

On 5 May 2022, the Group signed a binding term sheet to acquire at least a 51% shareholding of Three Wheels United, Inc. (“TWU”), a company engaged in the financing of electric two and three wheeled vehicles, primarily servicing the Indian market, for total consideration of USD 5.5 million. The acquisition of TWU enters the Company into the fast-growing market for the electrification of last-mile logistics. Together with the acquisition of Zyngo, discussed below, The Group is developing a leading electrified last mile logistics platform within the Indian consumer market.

On 1 March 2023 the Group closed this transaction. The share purchase was funded with cash on hand and is expected to be recorded as a business combination on Delta’s financial statements; however, the accounting treatment for this acquisition has not been completed by the closing of these financial statements.

Delta Corp Holdings Limited
Notes to consolidated financial statements
For the year ended 31 December 2022

31.    Significant events after the reporting period (cont.)

On 9 December 2022, the Group entered into a Sale and Purchase Agreement with GP Global HNT Terminals FZE (“GP HNT Terminals”), a company engaged in the import, export, storage, and distribution of bulk liquid commodities, to acquire 100% of the shares of GP HNT Terminals for total consideration of USD 34 million (Note 19). However, due to ongoing litigation in the local court, the acquisition of GP HNT Terminals has not been completed as of the date of this report. The Group expects to close the acquisition of GP HNT Terminals; however, the timing remains uncertain.

On 29 June 2023, certain of the Group’s announced that they closed a revolving credit facility of up to USD 15 million with a leading bank in the United States of America. The facility is secured by the working capital of certain of the Group’s subsidiaries and carriers a rate of interest of 1- or 3-month SOFR plus an applicable margin. Borrowings under the facility are expected to fund growth in the Group’s Bulk Logistics and Energy Logistics segments and for general corporate purposes.

The Company has issued a corporate guarantee, guaranteeing the due payment of all amounts payable to the third party in relation to the above revolving credit facility. The above revolving credit facility is subject to financial covenants as follows:

(i)     Leverage ratio of not more than 2.0 to 1.0;

(ii)    Working capital of not less than USD 30 million; and

(iii)   minimum net worth of not less than USD 30 million.

Management expects to initiate and/or complete the following corporate actions in the coming twelve months as of December 31, 2022:

(1)    The completion of the definitive merger and share exchange agreement between Coffee Holding Co., Inc. (“Coffee Holding”) and Delta, whereby Coffee Holding and Delta will each become wholly owned subsidiaries of a newly created holding company incorporated under the laws of the Cayman Islands, Delta Corp Holdings Limited (“Pubco”). This is expected to close within twelve months of the period commencing December 31, 2022; however, the closing of the transactions contemplated by the definitive agreement is subject to certain conditions, including, without limitation, the approval of the shareholders of Coffee Holding and the approval of the listing of the shares of Pubco on the Nasdaq Stock Market.

(2)    Investment in Zyngo EV Mobility, a company engaged in last-mile delivery services primarily servicing the Indian market (Note 19). This is expected to close within twelve months of the period commencing December 31, 2022.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

Annex A-1

MERGER AND SHARE EXCHANGE AGREEMENT
by and among

Delta Corp Holdings LIMITED,
as Delta,

DELTA CORP HOLDINGS LIMITED,
as Pubco,

CHC MERGER SUB INC.,
as Merger Sub,

COFFEE HOLDING CO., INC.,
as CHC,

and

THE SHAREHOLDERS OF DELTA NAMED HEREIN,
as the Sellers

Dated as of September 29, 2022

Annex A-2

Annex A-3

Annex A-4

Annex A-5

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Voting Agreement

Annex A-6

MERGER AND SHARE EXCHANGE AGREEMENT

This MERGER AND SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2022, by and among (i) Delta Corp Holdings Limited, a company incorporated in England and Wales (together with its successors and assigns, “Delta”), (ii) Delta Corp Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iii) CHC Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Pubco (“Merger Sub”), (iv) Coffee Holding Co., Inc., a Nevada corporation (“CHC”), and (v) each of the holders of outstanding capital stock of Delta named on Annex I hereto (collectively, the “Sellers”). Delta, Pubco, Merger Sub, CHC, and the Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in Article XIII hereof.

RECITALS:

WHEREAS, Delta, directly and indirectly through its direct and indirect subsidiaries, engages in the bulk logistics and energy logistics business and the management of assets related to the logistics business;

WHEREAS, CHC, directly and indirectly through its subsidiaries, is an integrated wholesale coffee roaster and dealer located in the United States;

WHEREAS, Pubco is a newly incorporated Cayman Islands exempted company that is wholly owned by Delta, and Merger Sub is a newly incorporated Nevada corporation that is wholly owned by Pubco;

WHEREAS, the Parties desire and intend to effect certain transactions whereby (a) Pubco shall acquire all of the issued and outstanding Delta Shares from the Sellers in exchange for the issue by Pubco of ordinary shares in the capital of Pubco (the “Share Exchange”), and (b) immediately following and subject to the Share Exchange, Merger Sub shall merge with and into CHC, with CHC continuing as the surviving entity in the merger, as a result of which, (i) CHC shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of CHC immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco (the “Merger” and, collectively with the Share Exchange and the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the NRS and other applicable law;

WHEREAS, simultaneously with the execution and delivery of this Agreement, (a) the Sellers and certain holders of CHC Common Stock are entering into lock-up agreements with Pubco, Delta and CHC, in the form attached hereto as Exhibit A (the “Lock-Up Agreements”), which Lock-Up Agreements shall become effective as of the Closing; (b) each of Andrew Gordon and David Gordon (together, the “Management Shareholders”) are entering into non-competition and non-solicitation agreements in favor of Pubco, Delta and CHC, in the form attached hereto as Exhibit B (the “Non-Competition Agreements”), which Non-Competition Agreements shall become effective as of the Closing; and (c) Pubco, CHC, Delta, each of the Sellers and the Management Shareholders and certain other holders of CHC Common Stock are entering into a registration rights agreement, in the form attached hereto Exhibit C hereto (the “Registration Rights Agreement”), which will become effective as of the Closing;

WHEREAS, prior to the Closing, the Parties intend that, in connection with the Transactions, Pubco or its Subsidiaries, on the one hand, and certain individuals to be agreed by Delta and CHC prior to the Closing, shall enter into employment agreements (the “Employment Agreements”), effective as of the Closing, in form and substance acceptable to Pubco, Delta and CHC;

WHEREAS, Delta has received voting and support agreements, in the form attached as Exhibit D hereto (collectively, the “Voting Agreements”), signed by certain holders of CHC Common Stock;

WHEREAS, the boards of directors of Merger Sub and CHC each (a) have determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders, and (b) have approved this Agreement and the Transactions, all upon the terms and subject to the conditions set forth herein;

Annex A-7

WHEREAS, the boards of directors of Pubco and Delta each (a) have determined that the Transactions are in the best interests of their respective companies, and (b) have approved this Agreement and the Transactions, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, for U.S. federal income Tax purposes, it is intended that, taken together, the Merger and the Share Exchange will be treated as a tax-free transaction pursuant to Section 351 of the Code and (ii) if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, this Agreement will constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of the Code and the Treasury Regulations thereunder.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1         Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement (including the completion of the Share Exchange), and in accordance with the applicable provisions of the NRS, CHC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into CHC, with CHC being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and CHC shall continue as the surviving corporation in the Merger. CHC, as the surviving corporation following the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to CHC for periods after the Effective Time shall include the Surviving Corporation).

1.2         Effective Time. Simultaneous with or immediately following the completion of the Share Exchange, CHC and Merger Sub shall cause the Merger to be consummated by filing Articles of Merger for the Merger of Merger Sub with and into CHC, with CHC being the surviving entity in the Merger (the “Certificate of Merger”), with the Secretary of State of the State of Nevada, in accordance with the relevant provisions of the NRS (the time of such filing, or such later time as may be specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.3         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and CHC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include, without limitation, the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and CHC set forth in this Agreement to be performed after the Effective Time, and the Surviving Corporation shall continue its existence as a wholly owned Subsidiary of Pubco.

1.4         Organizational Documents of Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of CHC, each as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety in the form of the certificate of incorporation and bylaws of Merger Sub, in each case as in effect immediately prior to the Effective Time, respectively (except that the name of the corporation may be changed to a name to be mutually agreed by Delta and CHC) and, as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Corporation until the same may be thereafter further amended and/or restated in accordance with their terms and the NRS.

1.5         Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of CHC shall resign and the board of directors and the executive officers of the Surviving Corporation shall as determined by Pubco, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

Annex A-8

1.6         Effect of Merger on Issued Securities of CHC, Pubco and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of CHC, Pubco or Merger Sub:

(a)         CHC Common Stock. Each share of CHC Common Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.6(d) below) shall automatically be converted into the right to receive one Pubco Ordinary Share (the “Merger Consideration”), following which all such shares of CHC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(b)         CHC Preferred Stock. There shall be no shares of CHC Preferred Stock outstanding.

(c)         CHC Stock Options.

(i)          Subject to Section 1.6(c)(iv) below, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each CHC Stock Option, whether vested or unvested, immediately prior to the Effective Time shall be cancelled and substituted with option(s) to purchase Pubco Ordinary Shares to be granted under the Pubco Equity Plan (each, a “Substituted Option”). The Substituted Options represent the right to purchase that number of shares of Pubco Ordinary Shares equal to the number of shares of CHC Common Stock underlying such CHC Stock Option immediately prior to the Effective Time with a per-share exercise price of such Substituted Option equal to the exercise price per CHC Common Stock subject to such CHC Stock Option immediately prior to the Effective Time.

(ii)         Each Substituted Option shall have the same material terms and conditions applicable to the corresponding CHC Stock Option immediately prior to the Effective Time, except that those CHC Stock Options listed on Schedule 1.6(c)(ii) shall expire on the two (2)-year anniversary of the Closing Date. To the extent applicable to each grantee, the number of shares of Pubco Ordinary Shares underlying any such Substituted Option, the exercise price, and the other terms and conditions of any such Substituted Option will be determined in a manner consistent with the requirements of Section 409A of the Code.

(iii)        Following the Effective Time, no holder of a CHC Stock Option or any other employee benefit arrangement of CHC or any of its Subsidiaries or under any employment agreement, shall have any right hereunder to acquire any share capital or other equity interests (including any “phantom” stock or stock appreciation rights) in the Surviving Corporation or its Subsidiaries.

(iv)        Prior to the Effective Time, Pubco and CHC shall take all necessary or appropriate action to effectuate the substitution of the CHC Stock Options by Pubco in accordance with the terms of this Section 1.6 and the assignment to Pubco of the authorities and responsibilities of the CHC Board or any committee thereof under the applicable CHC Benefit Plan that govern such CHC Stock Options.

(d)         Cancellation of Capital Stock Owned by CHC. If there are any shares of capital stock of CHC that are owned by CHC as treasury shares immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e)         Surrender of Shares of Pubco. The sole holder of shares in the capital of Pubco issued and outstanding at the Effective Time shall surrender all such shares to Pubco, which shares shall thereupon be canceled.

(f)          Cancellation of Shares of Merger Sub. All of the shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(g)         Exchange of CHC Stock.

(i)          Appointment of Exchange Agent. Prior to the Effective Date, CHC shall appoint Direct Transfer, LLC (the “Exchange Agent”) to act as transfer and exchange agent with respect to the shares of CHC to accomplish the deliveries and other actions contemplated by this Section 1.6. CHC shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to Delta and Pubco.

Annex A-9

(ii)         Escrow Arrangements with Exchange Agent. On or before the Effective Date, Pubco shall arrange with the Exchange Agent, for the benefit of the holders of shares of CHC Common Stock outstanding immediately prior to the Effective Date, for exchange and transfer in accordance with this Article I, for shares of Pubco to be issued pursuant to this Article I in respect of shares of CHC Common Stock outstanding immediately prior to the Effective Date to be held in escrow with the Exchange Agent (such shares, the “Pubco Book Entry Shares”). The Pubco Book Entry Shares subject to escrow with the Exchange Agent pursuant to this Section 1.6(g) are referred to collectively as the “Exchange Fund.”

(iii)        Promptly after the Closing Date, Pubco shall cause the Exchange Agent to mail to each holder of record of shares of CHC Common Stock outstanding immediately prior to the Effective Date a letter of transmittal in a form prepared by Pubco and reasonably acceptable to CHC (a “Letter of Transmittal”) (which shall specify that the delivery shall be effected only upon proper delivery of the certificates of CHC Common Stock (the “CHC Certificates”) (or affidavits of loss in lieu thereof) or transfer of the CHC Book Entry Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of CHC Book Entry Shares) and instructions for use in effecting the surrender of CHC Certificates (or affidavits of loss in lieu thereof) or CHC Book Entry Shares in exchange for the Merger Consideration.

(iv)        Each holder of shares of CHC Common Stock that possesses the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a CHC Certificate (or affidavit of loss in lieu thereof), together with a properly completed Letter of Transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of CHC Book Entry Shares, the Merger Consideration in respect of the shares of CHC Common Stock represented by a CHC Certificate (or affidavit of loss in lieu thereof) or CHC Book Entry Shares. The Merger Consideration shall be in uncertificated book-entry form. The Exchange Agent shall accept such CHC Certificates (or affidavits of loss in lieu thereof) or CHC Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any Merger Consideration is to be issued to a Person other than the Person in whose name the CHC Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that (i) either such CHC Certificate shall be properly endorsed or such CHC Certificate (or affidavit of loss in lieu thereof) shall otherwise be in proper form for the transfer or such CHC Book Entry Shares shall be properly transferred, and (ii) the Person requesting such exchange shall pay to Pubco any transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the CHC Certificate (or the shares specified in an affidavit of loss in lieu thereof) and/or CHC Book Entry Shares so surrendered, or such Person shall establish to the reasonable satisfaction of Delta that such Tax has been paid or is not applicable.

(v)         From and after the Effective Date, until surrendered as contemplated by this Section 1.6(g), each CHC Certificate and/or CHC Book Entry Share shall be deemed to represent only the right to receive upon such surrender, in each case together with a duly executed and properly completed Letter of Transmittal, evidence of shares in book-entry form representing the Pubco Ordinary Shares that the holder of such CHC Certificate and/or CHC Book Entry Share is entitled to receive pursuant to this Article I. No interest will be paid or will accrue on any Merger Consideration. The issuance of the Merger Consideration in accordance with the terms of this Agreement shall be deemed issued in full satisfaction of all rights pertaining to such CHC Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with this Section 1.6(g).

(vi)        After the Effective Date, there shall be no further transfer on the records of CHC of shares of CHC Common Stock which have been converted, pursuant to this Agreement, into the right to receive the Merger Consideration set forth herein, and if any CHC Certificates (or affidavits of loss in lieu thereof) and/or CHC Book Entry Shares, together with a duly executed and properly completed Letter of Transmittal, are presented to the Exchange Agent, Pubco or the Surviving Corporation for transfer, they shall be cancelled and exchanged, without interest, for the Merger Consideration.

(vii)       None of Delta, CHC, Pubco, or Merger Sub shall be liable to any Person in respect of any Pubco Ordinary Shares (or dividends or distributions with respect thereto) for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

Annex A-10

(viii)      If any CHC Certificate shall have been lost, stolen or destroyed, upon such Person’s (i) making of an affidavit of that fact claiming such certificate to be lost, stolen or destroyed, (ii) delivery to Pubco of a bond of indemnity in an amount and upon terms reasonably satisfactory to Delta, and (iii) execution and delivery of a Letter of Transmittal, Pubco will pay, in exchange for such lost, stolen or destroyed certificate, the amount and type of consideration to be paid in respect of each share of CHC Common Stock represented by such Certificate in accordance with the terms of this Agreement.

(h)         Transfers of Ownership. If any certificate representing securities of CHC is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to CHC or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of CHC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(i)          No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Surviving Corporation, Pubco or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j)          Surrender of CHC Certificates. Securities issued upon the surrender of CHC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of CHC Securities shall also apply to the Pubco Securities so issued in exchange.

(k)         Lost, Stolen or Destroyed CHC Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.4; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco and the Surviving Corporation, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

1.7         Certain Adjustments. Without limiting the provisions of this Agreement, if, from the date hereof until the Effective Time, the outstanding shares of CHC Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, or similar transaction, the Merger Consideration and any items on which the calculation of the Merger Consideration depends, as the case may be, shall be correspondingly adjusted as appropriate to provide the holders of CHC Common Stock (including the holders of CHC Stock Options) the same economic effect as contemplated by this Agreement prior to such event.

1.8         Fractional Shares. Any fractional Pubco Ordinary Share that otherwise would be issuable pursuant to the Merger shall be rounded up or down to the nearest whole share of Pubco Ordinary Shares.

1.9         Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income Tax purposes, taken together, the Share Exchange and the Merger, are intended to qualify as exchanges described in Section 351 of the Code. The Merger may also qualify as a “reorganization” within the meaning of Section 368(a) of the Code and, if it so qualifies, this Agreement shall constitute and is hereby adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). The Parties hereby agree to file all Tax and other informational returns on a basis consistent with the Tax treatment described in this Section 1.9. Each of the Parties acknowledges and agrees that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any Taxes that may arise if the Share Exchange and the Merger, taken together, do not qualify as exchanges described in Section 351 of the Code.

Annex A-11

1.10       Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of CHC and Merger Sub, the officers and directors of CHC and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
SHARE EXCHANGE

2.1         Exchange of Delta Shares. At the Closing, upon the terms and subject to the conditions of this Agreement, immediately prior to the consummation of the Merger, the Sellers shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Sellers, all of the Delta Shares held by the Sellers (collectively, the “Purchased Shares”), which comprise all of Delta Shares issued and outstanding as of the Closing Date, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws). At or prior to the Closing, Delta shall terminate any issued and outstanding Delta Convertible Securities (if any), without any consideration, payment or Liability therefor.

2.2         Exchange Consideration. Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, at the Effective Time, Pubco shall issue and register in the name of the Sellers an aggregate number of Pubco Ordinary Shares (the “Exchange Shares”) in accordance with this Section 2.2 with an aggregate value (the “Exchange Consideration”) equal to, without duplication, (a) Six Hundred Twenty Five Million U.S. Dollars ($625,000,000), plus (b) the Aggregate Other Acquisition Value (if any). Each Delta Share shall be exchanged for the right to receive a number of Pubco Ordinary Shares determined based upon the Exchange Ratio (such total number of Pubco Ordinary Shares to be received by a holder of Delta Shares (as rounded down to the nearest whole number), without interest, the “Holder Exchange Consideration”). As of the Effective Time, each Seller shall cease to have any other rights in and to Delta or the Surviving Corporation.

2.3         Surrender of Delta Securities and Disbursement of Exchange Consideration.

(a)         At the Closing, Pubco shall cause the Exchange Shares to be issued to the Sellers in exchange for their Delta Shares in accordance with each Seller’s portion of the Exchange Consideration.

(b)         At the Closing, each Seller will transfer to, and register in the name of, Pubco their Delta Shares, including any certificates representing Delta Shares (“Delta Certificates”), along with applicable share power or transfer forms reasonably acceptable to Pubco. In the event that any Delta Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Delta Certificate to Pubco, the Seller may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Delta Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco or Delta with respect to Delta Shares represented by Delta Certificates alleged to have been lost, stolen or destroyed.

(c)         Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.4         Earnout. Following the Closing, upon the terms and subject to the conditions set forth herein, the Sellers shall have the contingent right to receive an aggregate amount of additional Pubco Ordinary Shares having a value equal to Fifty Million Dollars ($50,000,000) (the “Earnout Consideration Shares”) as additional Exchange Consideration as follows:

(a)         The Sellers shall have the contingent right to receive the Earnout Consideration Shares if the Net Income of Pubco with respect to the fiscal year ended December 31, 2023 is equal to or exceeds Seventy Million Dollars ($70,000,000).

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(b)         The Earnout Consideration Shares shall be valued based upon the ten-day VWAP for the ten (10)-day period preceding the date on which Pubco files the 2023 Annual Report with the SEC and shall be issued within ten (10) calendar days following the date on which the Surviving Public Company files the 2023 Annual Report with the SEC.

(c)         The number of Earnout Consideration Shares (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations) issued to each Seller pursuant to this Section 2.4 shall be allocated among the Sellers on a pro rata basis based upon their holdings of Delta Shares immediately prior to the Closing.

2.5         Seller Consent. Each Seller, as a shareholder or other security holder of Delta, hereby approves, authorizes and consents to Delta’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by Delta of its obligations hereunder and thereunder and the consummation by Delta of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of Delta) pursuant to Delta’s Organizational Documents, any other agreement in respect of Delta to which any Seller is a party or bound and all applicable Laws.

2.6         Termination of Certain Agreements. Without limiting the provisions of Section 11.1, Delta and the Sellers hereby agree that, effective at the Closing, (a) any shareholders’, voting or similar agreement among Delta and any of the Sellers or among the Sellers with respect to Delta’s share capital, and (b) any registration rights agreement between Delta and its shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, each Seller and Delta hereby waive any obligations of the parties under Delta’s Organizational Documents or any agreement described in clause (a) above with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the Parties to comply with the terms thereof in connection with the Transactions.

Article III
CLOSING

3.1         Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP (“EGS”), 1345 Avenue of the Americas, New York, New York 10105, remotely via the electronic exchange of signatures, on the second (2nd) Business Day after all of the Closing conditions set forth in this Agreement have been satisfied or waived, at 10:00 a.m. local time, or at such other date, time or place as CHC and Delta may agree (the date and time at which the Closing is actually held being the “Closing Date”). Closing signatures may be transmitted by e-mailed PDF files or by facsimile.

Article IV
REPRESENTATIONS AND WARRANTIES OF CHC

Except as set forth in (i) the disclosure schedules delivered by CHC to Delta, Pubco and the Sellers on the date hereof (the “CHC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, CHC represents and warrants to Delta and Pubco, as of the date hereof and as of the Closing, as follows:

4.1         Organization and Standing. CHC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. CHC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CHC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. CHC has heretofore made available to Delta accurate and complete copies of its Organizational Documents, each as currently in effect. CHC is not in violation of any provision of its Organizational Documents.

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4.2         Authorization; Binding Agreement. CHC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of CHC and (b) other than the Required Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of CHC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which CHC is a party shall be when delivered, duly and validly executed and delivered by CHC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of CHC, enforceable against CHC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3         Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority on the part of CHC is required to be obtained or made in connection with the execution, delivery or performance by CHC of this Agreement and each Ancillary Document to which it is a party or the consummation by CHC of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on CHC.

4.4         Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by CHC of this Agreement and each Ancillary Document to which it is a party, the consummation by CHC of the transactions contemplated hereby and thereby, and the compliance by CHC with any of the provisions hereof and thereof, shall not (a) conflict with or violate any provision of CHC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to CHC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by CHC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of CHC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any CHC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on CHC.

4.5         Capitalization.

(a)         CHC is authorized to issue 30,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares are preferred stock, par value $0.001 per share. The issued and outstanding CHC Securities as of the date of this Agreement are set forth on Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding shares of CHC Preferred Stock. All outstanding shares of CHC Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, CHC’s Organizational Documents or any Contract to which CHC is a party. None of the outstanding CHC Securities have been issued in violation of any applicable securities Laws.

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(b)         Except as set forth in Schedule 4.5(a) or Schedule 4.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of CHC or (B) obligating CHC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating CHC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of CHC to repurchase, redeem or otherwise acquire any shares of CHC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(b), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which CHC is a party with respect to the voting of any shares of CHC.

(c)         All Indebtedness of CHC as of the date of this Agreement is disclosed on Schedule 4.5(c). Except as set forth on Schedule 4.5(c), no Indebtedness of CHC contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by CHC, (iii) the ability of CHC to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions.

(d)         Except as set forth on Schedule 4.5(d), since the date of formation of CHC, and except as contemplated by this Agreement, CHC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and CHC’s board of directors has not authorized any of the foregoing.

4.6         Subsidiaries. Schedule 4.6 sets forth the name of each Subsidiary of CHC, and with respect to each Subsidiary, (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of CHC are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the CHC Companies, free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which CHC or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of CHC other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of CHC is a party or which are binding upon any Subsidiary of CHC providing for the issuance or redemption of any equity interests of any Subsidiary of CHC. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of CHC. No Subsidiary of CHC has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another CHC Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.6, CHC does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth on Schedule 4.6, no CHC Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a CHC Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.7         SEC Filings and CHC Financials.

(a)         CHC, since November 1, 2019, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by CHC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, CHC has delivered to Delta copies in the form filed with the SEC of all of the following: (i) CHC’s annual reports on Form 10-K for each fiscal year of CHC beginning with the first year CHC was required to file such a form, (ii) CHC’s quarterly reports on Form 10-Q for each fiscal quarter that CHC filed such reports to disclose its quarterly financial results in each of the fiscal years of CHC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by CHC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively

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as the “SEC Reports”), and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the CHC Common Stock is listed on Nasdaq, (B) CHC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such CHC Securities, (C) there are no Actions pending or, to the Knowledge of CHC, threatened, against CHC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such CHC Securities on Nasdaq and (D) such CHC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)         The financial statements and notes of CHC contained or incorporated by reference in the SEC Reports (the “CHC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of CHC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable)).

(c)         All financial projections with respect to the CHC Companies that were delivered by or on behalf of CHC to Delta or Pubco or their respective Representatives were prepared in good faith using assumptions that CHC believes to be reasonable.

(d)         All accounts, notes and other receivables, whether or not accrued, and whether or not billed (the “Accounts Receivable”), of the CHC Companies arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a CHC Company arising from its business. None of the Accounts Receivable of the CHC Companies are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the CHC Financials. All of the Accounts Receivable of the CHC Companies are, to the Knowledge of CHC, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the CHC Companies (net of reserves) within ninety (90) days.

(e)         Except (i) as and to the extent reflected or reserved against in the CHC Financials, (ii) for Liabilities incurred in the ordinary course of business since July 31, 2022, or (iii) as disclosed on Schedule 4.7(d), CHC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the CHC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since CHC’s last annual report on Form 10-K.

(f)          CHC is in compliance in all material respects with the applicable provisions of SOX.

(g)         CHC has made available to Delta true and complete copies of all written comment letters from the staff of the SEC relating to the SEC Reports and all written responses of CHC thereto through the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports and, to the Knowledge of CHC, none of the SEC Reports is the subject of ongoing SEC review. As of the date of this Agreement, to the Knowledge of CHC, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened regarding CHC, including, but not limited to, any accounting practices of CHC.

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(h)         CHC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. CHC’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by CHC in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to CHC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. CHC’s management has completed an assessment of the effectiveness of CHC’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable SEC Report that is a periodic report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on CHC’s management’s most recently completed evaluation of CHC’s internal control over financial reporting prior to the date of this Agreement, (i) CHC had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect CHC’s ability to record, process, summarize and report financial information and (ii) CHC does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in CHC’s internal control over financial reporting, except as otherwise disclosed in the SEC Reports.

4.8         Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.8, each CHC Company (a) has conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.3 (without giving effect to Schedule 8.3) if such action were taken on or after the date hereof without the consent of Delta.

4.9         Compliance with Laws. Except as set forth on Schedule 4.9, no CHC Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any CHC Company received, since January 1, 2017, any written, or, to the Knowledge of CHC, notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10       Permits. Each CHC Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any CHC Company), holds all material Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “CHC Permits”) except where the failure to have any of such CHC Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. CHC has made available to Delta true, correct and complete copies of all material CHC Permits, all of which material CHC Permits are listed on Schedule 4.9. All of the CHC Permits are in full force and effect, and no suspension or cancellation of any of CHC Permits is pending or, to CHC’s Knowledge, threatened. No CHC Company is in violation in any material respect of the terms of any CHC Permit, and no CHC Company has received any written or, to the Knowledge of CHC, oral notice of any Actions relating to the revocation or modification of any CHC Permit.

4.11       Litigation. Except as described on Schedule 4.10, there is no (a) Action of any nature currently pending or, to CHC’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to CHC’s Knowledge, threatened since January 1, 2017); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2017, in either case of (a) or (b) by or against any CHC Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a CHC Company must be related to the CHC Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.10, if finally determined adverse to the CHC Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any CHC Company. Since January 1, 2017, none of the current or former officers, senior management or directors of any CHC Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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4.12       Material Contracts.

(a)         Schedule 4.12(a) sets forth a true, correct and complete list of, and CHC has made available to Delta (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any CHC Company is a party or by which any CHC Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “CHC Material Contract”) that:

(i)          contains covenants that limit the ability of any CHC Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)         involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)        involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any CHC Company having an outstanding principal amount in excess of $250,000;

(v)         involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any CHC Company or another Person;

(vi)        relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any CHC Company, its business or material assets;

(vii)       by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the CHC Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate (other than each employment, management, service or consulting agreement);

(viii)      is with any CHC Top Customer or CHC Top Vendor;

(ix)        obligates the CHC Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x)         is between any CHC Company and any directors, officers or employees of a CHC Company (other than at-will employment arrangements and restrictive covenants agreements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi)        obligates the CHC Companies to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xii)       relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any CHC Company has outstanding obligations (other than customary confidentiality obligations);

(xiii)      provides another Person (other than another CHC Company or any manager, director or officer of any CHC Company) with a power of attorney;

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(xiv)      that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by CHC as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if CHC was the registrant; or

(xv)       is otherwise material to any CHC Company and not described in clauses (i) through (xiv) above.

(b)         Except as disclosed in Schedule 4.12(b), with respect to each CHC Material Contract: (i) such CHC Material Contract is valid and binding and enforceable in all respects against the CHC Company party thereto and, to the Knowledge of CHC, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions contemplated by this Agreement will not affect the validity or enforceability of any CHC Material Contract; (iii) no CHC Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any CHC Company, or permit termination or acceleration by the other party thereto, under such CHC Material Contract; (iv) to the Knowledge of CHC, no other party to such CHC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any CHC Company, under such CHC Material Contract; (v) no CHC Company has received written or, to the Knowledge of CHC, oral notice of an intention by any party to any such CHC Material Contract to terminate such CHC Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any CHC Company in any material respect; and (vi) no CHC Company has waived any rights under any such CHC Material Contract.

4.13       Intellectual Property.

(a)         Schedule 4.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a CHC Company or otherwise used or held for use by a CHC Company in which a CHC Company is the owner, applicant or assignee (“CHC Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a CHC Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“CHC IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “CHC IP Licenses” as that term is used herein), under which a CHC Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each CHC Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such CHC Company, and previously used or licensed by such CHC Company, except for the Intellectual Property that is the subject of CHC IP Licenses. Except as set forth on Schedule 4.13(a)(iii), all CHC Registered IP is owned exclusively by the applicable CHC Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such CHC Registered IP.

(b)         Each CHC Company has performed all material obligations imposed on it in CHC IP Licenses, has made all payments required to date, and such CHC Company is not, nor, to the Knowledge of CHC, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of CHC, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the CHC Companies of the Intellectual Property that is the subject of CHC IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any CHC Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any CHC Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c)         No Action is pending or, to CHC’s Knowledge, threatened against a CHC Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the CHC Companies. No CHC Company has received

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any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any CHC Company, nor to the Knowledge of CHC is there a reasonable basis therefor. There are no Orders to which any CHC Company is a party or its otherwise bound that (i) restrict the rights of a CHC Company to use, transfer, license or enforce any Intellectual Property owned by a CHC Company, (ii) restrict the conduct of the business of a CHC Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a CHC Company. No CHC Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a CHC Company or, to the Knowledge of CHC, otherwise in connection with the conduct of the respective businesses of the CHC Companies. To CHC’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any CHC Company (“CHC IP”) in any material respect.

(d)         No current or former officers, employees or independent contractors of a CHC Company have claimed any ownership interest in any Intellectual Property owned by a CHC Company. To the Knowledge of CHC, there has been no violation of a CHC Company’s policies or practices related to protection of CHC IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a CHC Company. To CHC’s Knowledge, none of the employees of any CHC Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the CHC Companies, or that would materially conflict with the business of any CHC as presently conducted or contemplated to be conducted. Each CHC Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material CHC IP to the extent such CHC IP derives value from the secrecy and/or confidentiality thereof.

(e)         To the Knowledge of CHC, no Person has obtained unauthorized access to confidential third party information and data in the possession of a CHC Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each CHC Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the CHC Companies has not and does not violate any right to privacy or publicity of any third party, or constitute unfair competition or trade practices under applicable Law.

(f)          The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a CHC Company, or (ii) any CHC IP License. Following the Closing, CHC shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the CHC Companies’ rights under such Contracts or CHC IP Licenses to the same extent that the CHC Companies would have been able to exercise had the Transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the CHC Companies would otherwise be required to pay in the absence of such transactions.

4.14       Taxes and Returns. Except as set forth on Schedule 4.14:

(a)         Each CHC Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in CHC Financials have been established, have been timely paid, collected or withheld. Each CHC Company has complied in all material respects with all applicable Laws relating to Tax.

(b)         There is no current pending or, to the Knowledge of CHC, threatened Action against a CHC Company by a Governmental Authority in a jurisdiction where a CHC Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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(c)         No CHC Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of CHC, orally by any Tax authority that any such audit is contemplated or pending. To the Knowledge of CHC, there are no material claims, assessments, audits, examinations, investigations or other Actions pending against a CHC Company in respect of any Tax, and no CHC Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in CHC Financials have been established).

(d)         There are no Liens with respect to any Taxes upon any CHC Company’s assets, other than Permitted Liens.

(e)         No CHC Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a CHC Company for any extension of time within which to file any material Tax Return or within which to pay any material Taxes shown to be due on any Tax Return (other than an extension resulting from having received an automatic extension of time to file the applicable Tax Return not requiring the approval of any Governmental Authority).

(f)          No CHC Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g)         No CHC Company has participated in any listed transaction within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h)         No CHC Company has any Liability for the Taxes of another Person (other than another CHC Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No CHC Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such CHC Company with respect to any period following the Closing Date.

(i)          No CHC Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j)          No CHC Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which CHC is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which CHC is or was the common parent corporation.

(k)         No shareholder of CHC is subject to a binding commitment or has otherwise agreed to sell, exchange, transfer by gift or otherwise dispose of any of the shares of Pubco received by it pursuant to this Agreement, or take any other action that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as a transaction described in Section 351 of the Code.

(l)          No CHC Company, nor any of the respective Affiliates of any such Persons, have taken or have agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

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4.15       Real Property.

(a)         Schedule 4.15(a) contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a CHC Company for the operation of the business of a CHC Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “CHC Real Property Leases”), as well as the current annual rent and term under each CHC Real Property Lease. CHC has provided to Delta a true and complete copy of each of the CHC Real Property Leases, and in the case of any oral CHC Real Property Lease, a written summary of the material terms of such CHC Real Property Lease. The CHC Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of CHC, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a CHC Company or any other party under any of the CHC Real Property Leases, and no CHC Company has received notice of any such condition.

(b)         Schedule 4.15(b) contains a complete and accurate list of all property owned by CHC (“CHC Owned Real Property”), including the name of the record owner of each CHC Owned Real Property. CHC is not a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another Person any right to the possession, use, occupancy or enjoyment of the Owned Real Property.

(c)         All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other Person having jurisdiction over the Owned Real Property that are required or appropriate to use or occupy the Owned Real Property or to operate the Company’s business as currently conducted thereon, have been issued and are in full force and effect. Neither Seller nor the CHC Companies have received any written (or, to the Knowledge of the Seller, oral) notice from any Governmental Authorities or other Person having jurisdiction over the CHC Owned Real Property threatening a suspension, revocation, modification or cancellation of any material Real Property Permit. CHC has not received any written notice from any Governmental Authorities of any uncured violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the CHC Companies, the Leased Real Property or the Owned Real Property or the ability of the Seller and the CHC Companies to consummate the transactions contemplated hereby. CHC Companies have not received any written notice that any insurance policy held by or on behalf of the CHC Companies relating to or affecting the CHC Owned Real Property or the CHC Real Property Leases is not in full force and effect and the Company has not received any written notice of default that remains uncured or notice terminating or threatening to terminate any such insurance policy.

4.16       Personal Property. Except as set forth in Schedule 4.16, material items of equipment and other tangible assets owned by or leased to CHC are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the CHC Companies. The operation of each CHC Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a CHC Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a CHC Company. Each item of Personal Property which is currently owned, used or leased by a CHC Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto.

4.17       Title to and Sufficiency of Assets. Each CHC Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the CHC Interim Balance Sheet and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the CHC Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the CHC Companies as now conducted and presently proposed to be conducted or that are used or held by the CHC Companies for use in the operation of the businesses of the CHC Companies, and, taken together, are adequate and sufficient for the operation of the businesses of the CHC Companies as currently conducted and as presently proposed to be conducted.

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4.18       Employee Matters.

(a)         Except as set forth in Schedule 4.18(a), no CHC Company is a party to any collective bargaining agreement or other Contract covering any labor organization or other labor agreements and CHC has no Knowledge of any activities or proceedings of any labor union to organize or represent such employees. There has not occurred or, to the Knowledge of CHC, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such CHC Company employees. Schedule 4.18(a) sets forth all unresolved labor Actions (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of CHC, threatened, between any CHC Company and Persons employed by or providing services as independent contractors to a CHC Company. No current officer or employee of a CHC Company has provided any CHC Company written or, to the Knowledge of CHC, oral, notice of his or her current plan to terminate his or her employment with any CHC Company.

(b)         Except as set forth in Schedule 4.18(a), each CHC Company (i) is and has been in compliance for the past six (6) years in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of CHC, oral notice that there is any pending Action involving unfair labor practices against a CHC Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of CHC, threatened against a CHC Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)         Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the CHC Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the CHC Companies)), and (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2021, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2022. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a CHC Company and each is employed “at will”, and (B) the CHC Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no CHC Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to CHC’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each CHC Company employee has entered into CHC’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a CHC Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Delta by CHC.

(d)         Schedule 4.18(c) contains a list of all independent contractors (including consultants) currently engaged by any CHC Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a CHC Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a CHC Company, a copy of which has been provided to Delta by CHC. For the purposes of applicable Law, including the Code, all independent contractors who are

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currently, or within the last six (6) years have been, engaged by a CHC Company are bona fide independent contractors and not employees of a CHC Company. Except as set forth on Schedule 4.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any CHC Company to pay severance or a termination fee.

4.19       Benefit Plans.

(a)         Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan that is maintained, contributed to, required to be contributed to, or sponsored by CHC or any CHC Company for the benefit of any current or former employee, officer, director or consultant, or under which the CHC or any CHC Company has any material liability (each, a “CHC Benefit Plan”).

(b)         With respect to each CHC Benefit Plan, CHC has made available to Delta accurate and complete copies, if applicable, of: (i) the current plan documents and currently effective related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the material terms of any CHC Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; (iii) the most recent summary plan description; (iv) a copy of the most recently filed Form 5500 annual report and accompanying schedules, (v) copy of the most recently received IRS determination, opinion or advisory letter; (vi) the three (3) most recent nondiscrimination testing reports and (vii) all material non-routine communications with any Governmental Authority within the past three (3) years concerning any matter that is still pending or for which a CHC Company has any outstanding Liability or obligation.

(c)         With respect to each CHC Benefit Plan: (i) such CHC Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) to the Knowledge of CHC no breach of fiduciary duty has occurred; (iii) no Action is pending, or to CHC’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a CHC Benefit have in all material respects been timely made.

(d)         No CHC Company has any commitment to modify, change or terminate any CHC Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(e)         None of the CHC Benefit Plans is or has at any time during the past six (6) years been, nor does any CHC Company or any ERISA Affiliate (as hereinafter defined) have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under ERISA, or (v) a voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with any CHC Company is a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(f)          Except as set forth on Schedule 4.19(f), CHC is not, nor will be, obligated, whether under any CHC Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Person. Except as set forth on Schedule 4.19(f), the Transactions shall not be the direct or indirect cause of any amount paid or payable by CHC being classified as an “excess parachute payment” under Section 280G of the Code and no arrangement exists pursuant to which CHC or any CHC Company will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax under Section 4999 on a payment to such Person.

(g)         None of the CHC Benefit Plans provides medical or other welfare benefits to any current or former employee, officer, director or consultant of CHC or any CHC Company after termination of employment or service except: (i) as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder; (ii) benefits through the end of the month of termination of employment; (iii) death or

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disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment; and (iv) post-termination benefits from an insurer during any period to convert a group CHC Benefit Plan to an individual plan. Each CHC Benefit Plan is and has been in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(h)         Each CHC Benefit Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and, to the Knowledge of CHC, no fact or event has occurred since the date of such determination, opinion, or advisory letter or letters from the IRS that would adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(i)          There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any CHC Benefit Plan that could reasonably be expected to result in material liability to CHC or any CHC Company.

(j)          CHC has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each CHC Benefit Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)         CHC and each CHC Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been for the past six (6) years in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010, and no event has occurred, and no condition or circumstance exists, that would subject CHC or any Health Plan to any material liability for penalties or excise Taxes under Sections 4980D or 4980H of the Code.

(l)          Each CHC Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance since January 1, 2005 with the operational and, since January 1, 2009, the documentary requirements of Section 409A of the Code and the Treasury Regulations thereunder. All stock options or other equity-based awards have been issued or granted by CHC are in compliance with, or exempt from, Section 409A of the Code. There is no Contract or plan to which CHC or any CHC Company is a party or by which it is bound to gross up any employee, consultant, director, or other Person for penalty taxes paid pursuant to Section 409A of the Code.

4.20       Environmental Matters. Except as set forth in Schedule 4.20:

(a)         Each CHC Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to CHC’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to CHC’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)         No CHC Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No CHC Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)         No Action has been made or is pending, or to CHC’s Knowledge, threatened, against any CHC Company or any assets of a CHC Company alleging either or both that a CHC Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

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(d)         No CHC Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any CHC Company or any property currently or formerly owned, operated, or leased by any CHC Company or any property to which a CHC Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a CHC Company incurring any material Environmental Liabilities.

(e)         There is no investigation of the business, operations, or currently owned, operated, or leased property of a CHC Company or, to CHC’s Knowledge, previously owned, operated, or leased property of a CHC Company pending or, to CHC’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)          To the Knowledge of CHC, there is not located at any of the properties of a CHC Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)         CHC has provided to Delta all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any CHC Company.

4.21       Transactions with Related Persons. Except as set forth on Schedule 4.21, no CHC Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a CHC Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a CHC Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the CHC Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the CHC Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no CHC Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any CHC Company. The assets of the CHC Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the CHC Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 4.21 that cannot be terminated upon sixty (60) days’ notice by the CHC Companies without cost or penalty.

4.22       Investment Company Act. CHC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

4.23       Finders and Brokers. Except as set forth on Schedule 4.23, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from CHC, Pubco, the CHC Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of CHC.

4.24       Certain Business Practices.

(a)         Neither CHC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or

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foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since January 1, 2017, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder CHC or assist it in connection with any actual or proposed transaction.

(b)         The operations of CHC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving CHC with respect to any of the foregoing is pending or, to the Knowledge of CHC, threatened.

(c)         None of CHC or any of its directors or officers, or, to the Knowledge of CHC, any other Representative acting on behalf of CHC, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and CHC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.25       Business Insurance.

(a)         Schedule 4.25(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a CHC Company relating to a CHC Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Delta. All premiums due and payable under all such insurance policies have been timely paid and the CHC Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No CHC Company has any self-insurance or co-insurance programs. Since January 1, 2017, no CHC Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)         Schedule 4.25(b) identifies each individual insurance claim in excess of $50,000 made by a CHC Company since January 1, 2017. Each CHC Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the CHC Companies. To the Knowledge of CHC, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No CHC Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.26       Top Customers and Suppliers. Schedule 4.26 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the CHC Interim Balance Sheet Date, the ten (10) largest customers of the CHC Companies (the “CHC Top Customers”) and the ten (10) largest suppliers of goods or services to the CHC Companies (the “CHC Top Vendors”), along with the amounts of such dollar volumes. The relationships of each CHC Company with such suppliers and customers are good commercial working relationships and (i) no CHC Top Vendor or CHC Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to CHC’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a CHC Company, (ii) no CHC Top Vendor or CHC Top Customer has during the last twelve (12) months decreased materially or, to CHC’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a CHC Company or intends to stop, decrease or limit materially its products or services to any CHC Company or its usage or purchase of the products or services of any CHC Company, (iii) to CHC’s Knowledge, no CHC Top Vendor or CHC Top Customer intends to refuse to pay any amount due to any CHC Company or seek to exercise any remedy against any CHC Company, (iv) except as set forth on Schedule 4.26, no CHC Company has within the past two (2) years been engaged in any material dispute with any CHC Top Vendor or CHC Top Customer, and (v) to CHC’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any CHC Company with any CHC Top Vendor or CHC Top Customer.

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4.27       Independent Investigation. CHC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Delta Companies, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Delta Companies, Pubco and Merger Sub for such purpose. CHC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Delta, the Sellers, Pubco and Merger Sub set forth in this Agreement (including the related portions of Delta Disclosure Schedules) and in any certificate delivered to CHC pursuant hereto, and the information provided by or on behalf of Delta, the Sellers, Pubco or Merger Sub for the Registration Statement; and (b) none of Delta, the Sellers, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to the CHC Companies, the Sellers, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of Delta Disclosure Schedules) or in any certificate delivered to CHC pursuant hereto.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB

Pubco represents and warrants to CHC, Delta and the Sellers, as of the date hereof and as of the Closing, as follows:

5.1         Organization and Standing. Pubco is duly incorporated as an exempted company, validly existing and in good standing under the laws of the Cayman Islands. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to CHC accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. Neither Pubco nor Merger Sub is in violation of any provision of its Organizational Documents.

5.2         Authorization; Binding Agreement. Subject to the Amended Pubco Charter becoming effective, each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3         Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco or Merger Sub, as applicable.

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5.4         Non-Contravention. The execution and delivery by Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the Amended Pubco Charter becoming effective, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco or Merger Sub, as applicable.

5.5         Capitalization. As of the date hereof, (i) Pubco is authorized to issue 499,000,000 Pubco Ordinary Shares and 1,000,000 Pubco Preference Shares, of which one Pubco Ordinary Share is issued and outstanding, the ownership of which is set forth on Schedule 5.5, and no Pubco Preference Shares are issued and outstanding, and (ii) Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6         Ownership of Exchange Shares. (i) All Exchange Shares to be issued and delivered in accordance with Article II to the Sellers shall be, upon issuance and delivery of such Exchange Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, and (ii) upon issuance and delivery of such Exchange Shares each Seller shall have good and valid title to its portion of such Exchange Shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Lock-Up Agreements, the Registration Rights Agreement, the provisions of this Agreement and any Liens incurred by the Sellers, and (iii) the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7         Pubco and Merger Sub Activities. Since their formation and/or incorporation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8         Tax and Legal Matters.

(a)         No shareholder of Pubco is subject to a binding commitment or has otherwise agreed to sell, exchange, transfer by gift or otherwise dispose of any of the shares of Pubco, or take any other action that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as a transaction described in Section 351 of the Code.

(b)         None of Pubco, Merger Sub, nor any of the respective Affiliates of any such Persons have taken or have agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

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(c)         As a result of the Share Exchange, Pubco will satisfy the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3), including, without limitation, the requirements that (i) Pubco be engaged, directly or indirectly through a qualified subsidiary or qualified partnership, in an active trade or business for the entire thirty-six (36) month period immediately preceding the Transactions, (ii) Pubco has no intention at the time of the Transactions to dispose of or discontinue such trade or business, and (iii) the substantiality test (as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)) will be satisfied.

5.9         Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the CHC Companies, Pubco, the Delta Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.10       Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

5.11       Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to CHC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of CHC, the Delta Companies, the Sellers or any of their respective Affiliates.

5.12       Independent Investigation. Each of Pubco and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Delta Companies and CHC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Delta Companies and CHC for such purpose. Each of Pubco and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Delta, the Sellers and CHC set forth in this Agreement (including the related portions of Delta Disclosure Schedules and the CHC Disclosure Schedules) and in any certificate delivered to Pubco or Merger Sub pursuant hereto, and the information provided by or on behalf of Delta, the Sellers or CHC for the Registration Statement; and (b) none of Delta, the Sellers, CHC or their respective Representatives have made any representation or warranty as to the Delta Companies, the Sellers, CHC or this Agreement, except as expressly set forth in this Agreement (including the related portions of Delta Disclosure Schedules and the CHC Disclosure Schedules) or in any certificate delivered to Pubco or Merger Sub pursuant hereto.

Article VI
REPRESENTATIONS AND WARRANTIES OF DELTA

Except as set forth in the disclosure schedules delivered by Delta to CHC on the date hereof (the “Delta Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Delta hereby represents and warrants to CHC and Pubco, as of the date hereof and as of the Closing, as follows:

6.1         Organization and Standing. Delta is a company duly incorporated, validly existing and in good standing under the laws of England and Wales and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Delta Company is

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a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Delta Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 6.1 lists all jurisdictions in which any Delta Company is qualified to conduct business and all names other than its legal name under which any Delta Company does business. Delta has provided to CHC accurate and complete copies of the Organizational Documents of each Delta Company, each as amended to date and as currently in effect. No Delta Company is in violation of any provision of its Organizational Documents.

6.2         Authorization; Binding Agreement. Delta has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform Delta’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which Delta is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of Delta in accordance with Delta’s Organizational Documents, the laws of its jurisdiction of incorporation or formation, any other applicable Law and any Contract to which Delta or any of its shareholders are party or bound and (b) no other corporate proceedings on the part of Delta are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Delta is or is required to be a party shall be when delivered, duly and validly executed and delivered by Delta Party and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Delta, enforceable against Delta in accordance with its terms, subject to the Enforceability Exceptions.

6.3         Capitalization.

(a)         The issued shares in the capital of Delta consists of 1,000 Delta Shares, and there are no other issued equity interests of Delta. The Sellers are the legal (registered) and beneficial owners of all of the issued Delta Shares, with each Seller owning Delta Shares set forth on Schedule 6.3(a), all of which Delta Shares are owned by the Sellers free and clear of any Liens other than those imposed under Delta Organizational Documents and applicable securities Laws. After giving effect to the Share Exchange, Pubco shall own all of the issued and outstanding shares in the capital of Delta free and clear of any Liens other than those imposed under Delta Organizational Documents and applicable securities Laws. All of the issued shares and other equity interests of Delta have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of its jurisdiction of incorporation or formation, any other applicable Law, Delta’s Organizational Documents or any Contract to which Delta is a party or by which Delta or its securities are bound. Delta does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b)         Delta does not maintain any equity incentive plans. Schedule 6.3(b) sets forth the beneficial and record owners of all outstanding Delta Convertible Securities (if any) prior to the Share Exchange, and except as set forth on Schedule 6.3(b), there are no Delta Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which Delta or, to the Knowledge of Delta, any of their respective shareholders are a party or bound relating to any equity securities of Delta, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Delta. Except as set forth on Schedule 6.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of Delta’s share capital. Except as set forth in Delta’s Organizational Documents, there are no outstanding contractual obligations of Delta to repurchase, redeem or otherwise acquire any of its shares or securities, nor has Delta granted any registration rights to any Person with respect to its shares. All of the issued and outstanding securities of Delta have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no shares in the capital of Delta are issuable and no rights in connection with any interests, warrants, rights, options or other securities of Delta accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(c)         All Indebtedness of Delta as of the date of this Agreement is disclosed on Schedule 6.3(c). No Indebtedness of Delta contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by Delta, (iii) the ability of Delta to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions.

(d)         Since January 1, 2022, Delta has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any shares in the capital of Delta, and the board of directors of Delta has not authorized any of the foregoing.

6.4         Subsidiaries. Schedule 6.4 sets forth the name of each Subsidiary of Delta, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of Delta are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Delta Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which Delta or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of Delta other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of Delta is a party or which are binding upon any Subsidiary of Delta providing for the issuance or redemption of any equity interests of any Subsidiary of Delta. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of Delta. Except as set forth in Schedule 6.4, no Subsidiary of Delta has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Delta Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, Delta does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Delta Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Delta Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.5         Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Delta Company is required to be obtained or made in connection with the execution, delivery or performance by Delta of this Agreement or any Ancillary Documents or the consummation by Delta of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Delta Companies, taken as a whole, or the ability of Delta to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6         Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by Delta (or any other Delta Company, as applicable) of this Agreement and each Ancillary Document to which any Delta Company is or is required to be a party or otherwise bound, and the consummation by any Delta Company of the transactions contemplated hereby and thereby and compliance by any Delta Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Delta Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Delta Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Delta Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Delta Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Delta Material Contract, except in cases of clauses (b) and (c), as

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would not individually or in the aggregate reasonably be expected to be material to the Delta Companies, taken as a whole, or the ability of Delta to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7         Financial Statements.

(a)         As used herein, the term “Delta Financials” means (i) the audited consolidated financial statements of the Delta Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheet of the Delta Companies as of December 31, 2021 (the “Delta Balance Sheet Date”; such date, the “Delta Balance Sheet Date”), and as of December 31, 2020, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended (the “Audited Delta Financials”). The Audited Delta Financials (x) were prepared from the books and records of the Delta Companies as of the times and for the periods referred to therein, (y) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), and (z) fairly present in all material respects the consolidated financial position of the Delta Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Delta Companies for the periods indicated. No Delta Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)         Each Delta Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Delta Company does not maintain any off-the-book accounts and that such Delta Company’s assets are used only in accordance with such Delta Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Delta Company and to maintain accountability for such Delta Company’s assets, (iv) access to such Delta Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Delta Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Delta Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Delta Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Delta Company. Since January 1, 2017, no Delta Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Delta Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Delta Company has engaged in questionable accounting or auditing practices.

(c)         The Delta Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 6.7(c). Except as disclosed on Schedule 6.7(c), no Indebtedness of any Delta Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Delta Company, or (iii) the ability of the Delta Companies to grant any Lien on their respective properties or assets.

(d)         No Delta Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS or GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of Delta and its Subsidiaries as of the Delta Balance Sheet Date contained in Delta Financials or (ii) not material and that were incurred after the Delta Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e)         All financial projections with respect to the Delta Companies that were delivered by or on behalf of Delta to CHC or Pubco or their respective its Representatives were prepared in good faith using assumptions that Delta believes to be reasonable.
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(f)          All Accounts Receivable of the Delta Companies arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Delta Company arising from its business. None of the Accounts Receivable of the Delta Companies are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Delta Financials. All of the Accounts Receivable of the Delta Companies are, to the Knowledge of Delta, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Delta Companies (net of reserves) within ninety (90) days.

6.8         Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, since January 1, 2022, each Delta Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2) if such action were taken on or after the date hereof without the consent of CHC.

6.9         Compliance with Laws. No Delta Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Delta Company received, since January 1, 2017, any written or, to the Knowledge of Delta, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

6.10       Permits. Each Delta Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Delta Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Delta Permits”). Delta has made available to CHC true, correct and complete copies of any material Delta Permits, all of which material Delta Permits are listed on Schedule 6.10. All of the Delta Permits are in full force and effect, and no suspension or cancellation of any of Delta Permits is pending or, to Delta’s Knowledge, threatened. No Delta Company is in violation in any material respect of the terms of any Delta Permit, and no Delta Company has received any written or, to the Knowledge of Delta, oral notice of any Actions relating to the revocation or modification of any Delta Permit.

6.11       Litigation. Except as described on Schedule 6.11, there is no (a) Action of any nature currently pending or, to Delta’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to Delta’s Knowledge, threatened since January 1, 2017); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2017, in either case of (a) or (b) by or against any Delta Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Delta Company must be related to the Delta Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 6.11, if finally determined adverse to the Delta Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Delta Companies, taken as a whole. Since January 1, 2017, none of the current or former officers, senior management or directors of any Delta Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12       Material Contracts.

(a)         Schedule 6.12(a) sets forth a true, correct and complete list of, and Delta has made available to CHC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Delta Company is a party or by which any Delta Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 6.12(a), a “Delta Material Contract”) that:

(i)          contains covenants that limit the ability of any Delta Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

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(ii)         involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)        involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Delta Company having an outstanding principal amount in excess of $1,000,000;

(v)         involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $5,000,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Delta Company or another Person;

(vi)        relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Delta Company, its business or material assets;

(vii)       by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Delta Companies under such Contract or Contracts of at least $5,000,000 per year;

(viii)      is with any Delta Top Customer or Delta Top Vendor;

(ix)        obligates the Delta Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $1,000,000;

(x)         is between any Delta Company and any directors, officers or employees of a Delta Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice and loans made to employees in the ordinary course of business in an amount not exceeding $25,000), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi)        obligates the Delta Companies to make any capital commitment or expenditure in excess of $5,000,000 (including pursuant to any joint venture);

(xii)       relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Delta Company has outstanding obligations (other than customary confidentiality obligations);

(xiii)      provides another Person (other than another Delta Company or any manager, director or officer of any Delta Company) with a power of attorney;

(xiv)      that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by Delta as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if Delta was the registrant; or

(xv)       is otherwise material to any Delta Company and not described in clauses (i) through (xiv) above.

(b)         With respect to each Delta Material Contract: (i) such Delta Material Contract is valid and binding and enforceable in all respects against the Delta Company party thereto and, to the Knowledge of Delta, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Delta Material Contract; (iii) no Delta Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Delta Company, or permit termination or acceleration by the other party thereto, under such Delta Material Contract; (iv) to the Knowledge of Delta, no other party to such Delta Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice

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or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Delta Company, under such Delta Material Contract; (v) no Delta Company has received written or, to the Knowledge of Delta, oral notice of an intention by any party to any such Delta Material Contract to terminate such Delta Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Delta Company in any material respect; and (vi) no Delta Company has waived any rights under any such Delta Material Contract.

6.13       Intellectual Property.

(a)         Schedule 6.13(a)(i) sets forth: all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a Delta Company or otherwise used or held for use by a Delta Company in which a Delta Company is the owner, applicant or assignee (“Delta Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Delta Company; Schedule 6.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Delta IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Delta IP Licenses” as that term is used herein), under which a Delta Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Delta Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Delta Company, and previously used or licensed by such Delta Company, except for the Intellectual Property that is the subject of Delta IP Licenses. Except as set forth on Schedule 6.13(a)(iii), all Delta Registered IP is owned exclusively by the applicable Delta Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Delta Registered IP.

(b)         Each Delta Company has a valid and enforceable license to use all Intellectual Property that is the subject of Delta IP Licenses applicable to such Delta Company. .Each Delta Company has performed all material obligations imposed on it in Delta IP Licenses, has made all payments required to date, and such Delta Company is not, nor, to the Knowledge of Delta, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of Delta, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Delta Companies of the Intellectual Property that is the subject of Delta IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Delta Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Delta Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c)         No Action is pending or, to Delta’s Knowledge, threatened against a Delta Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Delta Companies. No Delta Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Delta Company, nor to the Knowledge of Delta is there a reasonable basis therefor. There are no Orders to which any Delta Company is a party or its otherwise bound that (i) restrict the rights of a Delta Company to use, transfer, license or enforce any Intellectual Property owned by a Delta Company, (ii) restrict the conduct of the business of a Delta Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Delta Company. No Delta Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Delta Company or, to the Knowledge of Delta, otherwise in connection with the conduct of the respective businesses of the Delta Companies. To Delta’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Delta Company (“Delta IP”) in any material respect.

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(d)         All employees and independent contractors of a Delta Company have assigned to the Delta Companies all Intellectual Property developed by such employees and independent contractors in the performance of services for a Delta Company by such Persons other than to the extent ownership of such Intellectual Property would otherwise vest in the applicable Delta Company by operation of law. No current or former officers, employees or independent contractors of a Delta Company have claimed any ownership interest in any Intellectual Property owned by a Delta Company. To the Knowledge of Delta, there has been no violation of a Delta Company’s policies or practices related to protection of Delta IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Delta Company. To Delta’s Knowledge, none of the employees of any Delta Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Delta Companies, or that would materially conflict with the business of any Delta Company as presently conducted or contemplated to be conducted. Each Delta Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Delta IP to the extent such Delta IP derives value from the secrecy and/or confidentiality thereof.

(e)         To the Knowledge of Delta, no Person has obtained unauthorized access to confidential third party information and data in the possession of a Delta Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Delta Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Delta Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(f)          The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Delta Company, or (ii) any Delta IP License. Following the Closing, Delta shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Delta Companies’ rights under such Contracts or Delta IP Licenses to the same extent that the Delta Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Delta Companies would otherwise be required to pay in the absence of such transactions.

6.14       Taxes and Returns. Except as set forth on Schedule 6.14:

(a)         Each Delta Company has timely filed all income and other material Tax Returns required to be filed by it (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Delta Financials have been established, have been timely paid, collected or withheld. Each Delta Company has complied in all material respects with all applicable Laws relating to Tax.

(b)         There is no current pending or, to the Knowledge of Delta, threatened Action against a Delta Company by a Governmental Authority in a jurisdiction where a Delta Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)         No Delta Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of Delta, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Delta Company in respect of any Tax, and no Delta Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in Delta Financials have been established).

(d)         There are no Liens with respect to any Taxes upon any Delta Company’s assets, other than Permitted Liens.

(e)         No Delta Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Delta Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

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(f)          No Delta Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g)         No Delta Company has engaged in any (i) “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b), (ii) “listed transaction,” or (iii) transaction, a “significant” purpose of which is the avoidance or evasion of U.S. federal income Tax, within the meanings of Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder.

(h)         Each Delta Company has complied with, and is currently in compliance with, all transfer pricing rules and regulations (including Section 482 of the Code and any comparable or similar provision of applicable Law). The Delta Companies have properly and timely documented their transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any comparable or similar provision of applicable Law. No Delta Company is a party to any advance pricing agreement or any similar contract or agreement. No Delta Company is subject to any gain recognition agreement under Section 367 of the Code.

(i)          No Delta Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code.

(j)          No Delta Company has any Liability for the Taxes of another Person (other than another Delta Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Delta Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Delta Company with respect to any period following the Closing Date.

(k)         No Delta Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(l)          No Delta Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Delta is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Delta is or was the common parent corporation.

(m)        No Delta Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes. No Delta Company has ever been engaged in a U.S. trade or business (within the meaning of the Code).

(n)         The Delta Companies will cause Pubco to be treated as satisfying the “active trade or business test” in Treasury Regulation Section 1.367(a)-3(c)(1)(iv) so that the deemed transfer of CHC shares to Pubco by its U.S. shareholders can avoid being subject Section 367(a)(1). As a result of the Share Exchange, Pubco will satisfy the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3), including, without limitation, the requirements that (i) Pubco be engaged, directly or indirectly through a qualified subsidiary or qualified partnership, in an active trade or business for the entire thirty-six (36) month period immediately preceding the Transactions, (ii) Pubco has no intention at the time of the Transactions to dispose of or discontinue such trade or business, and (iii) the substantiality test (as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)) will be satisfied.

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(o)         No Seller is subject to a binding commitment or has otherwise agreed to sell, exchange, transfer by gift or otherwise dispose of any of the shares of Pubco, or take any other action that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as a transaction described in Section 351 of the Code.

(p)         No Delta Company, nor any of the respective Affiliates of any such Persons, have taken or have agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

6.15       Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Delta Company for the operation of the business of a Delta Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Delta Real Property Leases”), as well as the current annual rent and term under each Delta Real Property Lease. Delta has provided to CHC a true and complete copy of each of Delta Real Property Leases, and in the case of any oral Delta Real Property Lease, a written summary of the material terms of such Delta Real Property Lease. Delta Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of Delta, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Delta Company or any other party under any of Delta Real Property Leases, and no Delta Company has received notice of any such condition. No Delta Company owns any real property or any interest in real property (other than the leasehold interests in Delta Real Property Leases).

6.16       Personal Property. Each item of Personal Property which is currently owned, used or leased by a Delta Company with a book value or fair market value of greater than ($1,000,000) is set forth on Schedule 6.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Delta Personal Property Leases”). Except as set forth in Schedule 6.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Delta Companies. The operation of each Delta Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Delta Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Delta Company Delta has provided to CHC a true and complete copy of each of Delta Personal Property Leases, and in the case of any oral Delta Personal Property Lease, a written summary of the material terms of such Delta Personal Property Lease. Delta Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of Delta, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Delta Company or any other party under any of Delta Personal Property Leases, and no Delta Company has received notice of any such condition.

6.17       Title to and Sufficiency of Assets. Each Delta Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, and (c) Liens specifically identified on the Delta Balance Sheet. The assets (including Intellectual Property rights and contractual rights) of the Delta Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Delta Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Delta Companies for use in the operation of the businesses of the Delta Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Delta Companies as currently conducted and as presently proposed to be conducted.

6.18       Employee Matters.

(a)         No Delta Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Delta Company and Delta has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of Delta, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.

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There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims) that are pending or, to the Knowledge of Delta, threatened between any Delta Company and Persons employed by or providing services as independent contractors to a Delta Company. No current officer or employee of a Delta Company has provided any Delta Company written or, to the Knowledge of Delta, oral notice of his or her plan to terminate his or her employment with any Delta Company.

(b)         Except as set forth in Schedule 6.18(b), each Delta Company (i) is and has been for the past six (6) years in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of Delta, oral notice that there is any pending Action involving unfair labor practices against a Delta Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of Delta, threatened against a Delta Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)         Schedule 6.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Delta Companies showing for each as of such date the employee’s name, job title or description, employer and location. Except as set forth on Schedule 6.18(c), (A) no employee is a party to a written employment Contract with a Delta Company and each is employed “at will”, and (B) the Delta Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Delta Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to Delta’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 6.18(c), each Delta Company employee has entered into Delta’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Delta Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to CHC by Delta.

(d)         Schedule 6.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Delta Company. Except as set forth on Schedule 6.18(d), all of such independent contractors are a party to a written Contract with a Delta Company. Except as set forth on Schedule 6.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Delta Company to pay severance or a termination fee.

6.19       Benefit Plans.

(a)         Set forth on Schedule 6.19(a) is a true and complete list of each Foreign Plan of a Delta Company (each, a “Delta Benefit Plan”). No Delta Company nor any ERISA Affiliate has ever established, maintained, contributed to, or has or had any Liability with respect to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b)         With respect to each Delta Benefit Plan, Delta has made available to CHC accurate and complete copies, if applicable, of: (i) the current plan documents and currently effective related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the material terms of any Delta Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; and (iv) all material non-routine communications with any Governmental Authority within the past three (3) years concerning any matter that is still pending or for which a Delta Company has any outstanding Liability or obligation.

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(c)         With respect to each Delta Benefit Plan: (i) such Delta Benefit Plan (1) has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and (2) has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities (iii) no Action is pending, or to Delta’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Delta Benefit have in all material respects been timely made. No Delta Company has incurred, or will incur in connection with the transactions contemplated by this Agreement, any material Liability in connection with termination of, or withdraw from, any Delta Benefit Plan, except for customary administrative charges.

(d)         To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Delta Benefit Plan, determined as of the end of Delta’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Delta Benefit Plan allocable to such benefit liabilities or have been accrued in all material respects on the Delta Financials.

(e)         Delta is not, nor will be, obligated, whether under any Delta Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Person. The Transactions shall not be the direct or indirect cause of any amount paid or payable by a Delta Company being classified as an “excess parachute payment” under Section 280G of the Code and no arrangement exists pursuant to which Delta or any Delta Company will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax under Section 4999 on a payment to such Person.

6.20       Environmental Matters. Except as set forth in Schedule 6.20:

(a)         Each Delta Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Environmental Permits required for its business and operations, no Action is pending or, to Delta’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to Delta’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)         No Delta Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Delta Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)         No Action has been made or is pending, or to Delta’s Knowledge, threatened against any Delta Company or any assets of a Delta Company alleging either or both that a Delta Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)         No Delta Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Delta Company or any property currently or formerly owned, operated, or leased by any Delta Company or any property to which a Delta Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Delta Company incurring any material Environmental Liabilities.

(e)         There is no investigation of the business, operations, or currently owned, operated, or leased property of a Delta Company or, to Delta’s Knowledge, previously owned, operated, or leased property of a Delta Company pending or, to Delta’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)          To the Knowledge of Delta, there is not located at any of the properties of a Delta Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

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(g)         Delta has provided to CHC all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Delta Company.

6.21       Transactions with Related Persons. No Delta Company nor any of its Related Persons is presently, or in the past three (3) years, has been, a party to any transaction with a Delta Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Delta Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Delta Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). No Delta Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Delta Company. The assets of the Delta Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Delta Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 6.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 6.21 that cannot be terminated upon sixty (60) days’ notice by the Delta Companies without cost or penalty.

6.22       Business Insurance.

(a)         Schedule 6.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Delta Company relating to a Delta Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to CHC. All premiums due and payable under all such insurance policies have been timely paid and the Delta Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Delta Company has any self-insurance or co-insurance programs. Since January 1, 2017, no Delta Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)         Schedule 6.22(b) identifies each individual insurance claim in excess of $50,000 made by a Delta Company since January 1, 2017. Each Delta Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Delta Companies. To the Knowledge of Delta, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Delta Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23       Top Customers and Suppliers. Schedule 6.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the Delta Balance Sheet Date, the ten (10) largest customers of the Delta Companies (the “Delta Top Customers”) and the ten largest suppliers of goods or services to the Delta Companies (the “Delta Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Delta Company with such suppliers and customers are good commercial working relationships and (i) no Delta Top Vendor or Delta Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to Delta’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Delta Company, (ii) no Delta Top Vendor or Delta Top Customer has during the last twelve (12) months decreased materially or, to Delta’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Delta Company or intends to stop, decrease or limit materially its products or services to any Delta Company or its usage or purchase of the products or services of any Delta Company, (iii) to Delta’s Knowledge, no Delta Top Vendor or Delta Top Customer intends to refuse to pay any amount due to any Delta Company or seek to exercise any remedy against any Delta Company, (iv) no Delta

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Company has within the past two (2) years been engaged in any material dispute with any Delta Top Vendor or Delta Top Customer, and (v) to Delta’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Delta Company with any Delta Top Vendor or Delta Top Customer.

6.24       Certain Business Practices.

(a)         No Delta Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. No Delta Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Delta Company or assist any Delta Company in connection with any actual or proposed transaction.

(b)         The operations of each Delta Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Delta Company with respect to the any of the foregoing is pending or, to the Knowledge of Delta, threatened.

(c)         No Delta Company or any of their respective directors or officers, or, to the Knowledge of Delta, any other Representative acting on behalf of a Delta Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Delta Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

6.25       Investment Company Act. No Delta Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

6.26       Finders and Brokers. Except as set forth in Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from CHC, Pubco, the Delta Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Delta Company.

6.27       Information Supplied. None of the information supplied or to be supplied by Delta expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to CHC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Delta expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Delta makes no representation, warranty or covenant with respect to any information supplied by or on behalf of CHC or its Affiliates.

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6.28       Independent Investigation. Delta has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of CHC, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of CHC, Pubco and Merger Sub for such purpose. Delta acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of CHC, Pubco and Merger Sub set forth in this Agreement (including the related portions of the CHC Disclosure Schedules) and in any certificate delivered to Delta pursuant hereto, and the information provided by or on behalf of CHC, Pubco or Merger Sub for the Registration Statement; and (b) none of CHC, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to CHC, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the CHC Disclosure Schedules) or in any certificate delivered to Delta pursuant hereto.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Seller Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each Seller, severally and not jointly, hereby represents and warrants to CHC and Pubco, as of the date hereof and as of the Closing, as follows:

7.1         Organization and Standing. Such Seller, if not an individual, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2         Authorization; Binding Agreement. Such Seller has all requisite power, authority and legal right and, if an individual, capacity, to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which such Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3         Ownership. Such Seller owns good, valid and marketable title to the Purchased Shares set forth opposite such Seller’s name on Annex I attached hereto, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Seller is a party or by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of such Seller’s Purchased Shares to Pubco on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Purchased Shares and good, valid and marketable title to such Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4         Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by such Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

7.5         Non-Contravention. The execution and delivery by such Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by such Seller with any of the provisions hereof and thereof, will not, (a) if such Seller is an entity, conflict with or violate any provision of such Seller’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to such Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of

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time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Seller is a party or such Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

7.6         No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving such Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

7.7         Investment Representations. Such Seller (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available, and (iii) are subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement; (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement, Pubco is under no obligation hereunder to register the Exchange Shares under the Securities Act. Such Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), such Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. Such Seller has carefully read and understands all materials provided by or on behalf of Pubco, CHC or their respective Representatives to such Seller or such Seller’s Representatives pertaining to an investment in Pubco and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Such Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Such Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Pubco, CHC, or their respective Representatives. Such Seller acknowledges and agrees that, except as set forth in Article IV (including the related portions of the CHC Disclosure Schedules) and Article V, no representations or warranties have been made by Pubco, Merger Sub, CHC or any of their respective Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Such Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

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7.8         Tax and Legal Matters. Neither such Seller1 nor such Seller’s Affiliates have taken or agreed to take any action, or are aware of any fact or circumstance, that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

7.9         Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from CHC, Pubco, Delta or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

7.10       Information Supplied. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to CHC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of CHC or its Affiliates.

7.11       Independent Investigation. Such Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of CHC, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of CHC, Pubco and Merger Sub for such purpose. Such Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Seller has relied solely upon its own investigation and the express representations and warranties of CHC, Pubco and Merger Sub set forth in this Agreement (including the related portions of the CHC Disclosure Schedules) and in any certificate delivered to such Seller pursuant hereto, and the information provided by or on behalf of CHC, Pubco or Merger Sub for the Registration Statement; and (b) none of CHC, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to CHC, Pubco, Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the CHC Disclosure Schedules) or in any certificate delivered to such Seller pursuant hereto.

Article VIII
COVENANTS

8.1         Access and Information.

(a)         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of Delta, Pubco and Merger Sub shall give, and shall cause its Representatives to give, CHC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Delta Companies, Pubco or Merger Sub as CHC or its Representatives may reasonably request regarding the Delta Companies, Pubco or Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public

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accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the, Delta, Pubco and Merger Sub to reasonably cooperate with CHC and its Representatives in their investigation, except that nothing herein shall require Delta, Pubco, Merger Sub or their Representatives to disclose any information to CHC and CHC’s Representatives that would cause a risk of loss of legal privilege to the disclosing party or would constitute a violation of applicable Laws; provided that Delta, Pubco, Merger and their Representatives shall have used commercially reasonable efforts to provide such information without violation of applicable Law. CHC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Delta Companies, Pubco or Merger Sub.

(b)         During the Interim Period, subject to Section 8.13, CHC shall give, and shall cause its Representatives to give, Delta, Pubco, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to CHC or its Subsidiaries, as Delta, Pubco, Merger Sub or their respective Representatives may reasonably request regarding CHC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of CHC’s Representatives to reasonably cooperate with Delta, Pubco and Merger Sub and their respective Representatives in their investigation, except that nothing herein shall require either CHC or its Subsidiaries to disclose any information to Delta, Pubco, Merger Sub, or their Representatives that would cause a risk of loss of legal privilege to the disclosing party or would constitute a violation of applicable Laws; provided that CHC shall have used commercially reasonable efforts to provide such information without violation of applicable Law. Delta and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of CHC or any of its Subsidiaries.

8.2         Conduct of Business of Delta, Pubco, Merger Sub and the Sellers.

(a)         Unless CHC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 8.2, Delta, Pubco and Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Delta Companies, Pubco and Merger Sub and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)         Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 8.2, during the Interim Period, without the prior written consent of CHC (such consent not to be unreasonably withheld, conditioned or delayed), each of Delta, Pubco or Merger Sub shall not, and each shall cause its Subsidiaries not to:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, provided that Delta shall be entitled to issue a number of shares up to five percent (5%) of the issued and outstanding Delta Shares to directors, officers, employees and consultants pursuant to share or option awards or otherwise, provided that the recipient or transferee of such securities (the “New Seller”) executes and delivers to Pubco, Delta, and CHC a joinder agreement

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in form and substance reasonably acceptable to Delta and CHC to become bound by the terms and conditions of this Agreement as a Seller hereunder, as well as execute and deliver to Pubco, Delta and CHC any Ancillary Documents to which such New Seller would have been required to be a party or bound if such New Seller were a Seller on the date of this Agreement, and the Parties shall make any appropriate adjustments to Annex I to account for such New Seller;

(iii)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)        except in connection with any Other Acquisition, incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $5,000,000, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $5,000,000;

(v)         increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Delta Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)        make, change or revoke any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, make any material change in its accounting or Tax policies or procedures, file any Tax Return in a manner inconsistent with past practice, or enter into any contractual obligation in respect of Taxes with any Tax authority, in each case, except as required by applicable Law or in compliance with GAAP or IFRS, as relevant;

(vii)       transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Delta Registered IP, Delta Licensed IP or other Delta IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)      terminate, or waive or assign any material right under any Delta Material Contract or enter into any Contract that would be a Delta Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix)        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)         establish any Subsidiary or enter into any new line of business;

(xi)        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)       revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with such Party’s outside auditors;

(xiii)      waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $1,000,000 (individually or in the aggregate), or otherwise pay, discharge

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or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Delta Financials or the consolidated financial statements of Pubco, as applicable, other than any waivers, releases, assignments, settlements or compromises entered into in the ordinary course of business of Delta in accordance with its past practices which are not material individually or in the aggregate;

(xiv)      close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)       sell, transfer or dispose of, or authorize the sale, transfer or disposition of, any material assets, taken as a whole, except for dispositions of obsolete assets or sales;

(xvi)      except for any Other Acquisition, acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice or pursuant to any Delta Material Contract;

(xvii)     except in connection with any Other Acquisition, make capital expenditures in excess of $5,000,000 for any project;

(xviii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix)      voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $5,000,000 other than in the ordinary course of business consistent with past practice, pursuant to the terms of a Delta Material Contract or Delta Benefit Plan, or in connection with any Other Acquisition;

(xx)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, in any case outside of the ordinary course of business consistent with past practice;

(xxi)      enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Delta, Pubco or Merger Sub;

(xxii)     take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxiii)    accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiv)    enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by this Agreement) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxv)     authorize or agree to do any of the foregoing actions.

(c)         Without limiting Sections 8.2(a) and 8.2(b), during the Interim Period, without the prior written consent of CHC, (i) Delta shall not issue any Delta Securities, and (ii) no Seller shall sell, transfer or dispose of any Delta Securities owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Delta Securities (the “New Seller”) executes and delivers to CHC, Pubco, Merger Sub and Delta a joinder agreement, in form and substance reasonably acceptable to CHC and Pubco, to become bound by the terms and conditions of this Agreement as a Seller hereunder, as well as execute and deliver to CHC, Pubco, Merger Sub and Delta any Ancillary Documents which such New Seller would have been required to be a party or bound if such New Seller were a Seller on the date of this Agreement. The Parties shall make any appropriate adjustments to Annex I to account for any such New Seller.

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8.3         Conduct of Business of CHC.

(a)         Unless Delta and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 8.3, CHC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to CHC and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)         Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 8.3, during the Interim Period, without the prior written consent of Delta and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), CHC shall not, and shall cause its Subsidiaries not to:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards (other than the issuances of common stock issuable pursuant to the CHC Stock Options, which options are outstanding as of the date hereof), or engage in any hedging transaction with a third Person with respect to such securities;

(iii)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent CHC from borrowing funds necessary to finance its ordinary course administrative costs and expenses, including its ordinary course accounts payables, and Expenses incurred in connection with the consummation of the Transactions;

(v)         make, change or revoke any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, make any material change in its accounting or Tax policies or procedures, file any Tax Return in a manner inconsistent with past practice, or enter into any contractual obligation in respect of Taxes with any Tax authority, in each case, except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

(vi)        terminate, waive or assign any material right under any material agreement to which it is a party;

(vii)       fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(viii)      establish any Subsidiary or enter into any new line of business;

(ix)        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

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(x)         revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting CHC’s outside auditors;

(xi)        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, CHC or any CHC Company) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the CHC Financials, other than waivers, releases, assignments, settlements or compromises entered into in the ordinary course of business of CHC in accordance with its past practices which are not material individually or in the aggregate;

(xii)       acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xiii)      sell, transfer or dispose of, or authorize the sale, transfer or disposition of, any material assets, taken as a whole, except for dispositions of obsolete assets or sales;

(xiv)      make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xv)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)      voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvii)     sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)    enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx)       take any action that would result in CHC having a net exposure in excess of One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate under all of its hedging activities; or

(xxi)      authorize or agree to do any of the foregoing actions.

8.4         Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, Delta shall deliver to CHC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Delta Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of Delta to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Delta Companies as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, Delta will also promptly deliver to CHC copies of any audited consolidated financial statements of the Delta Companies that the Delta Companies’ certified public accountants may issue.

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8.5         CHC Public Filings. During the Interim Period, CHC shall keep current and timely file (subject to extension pursuant to Rule 12b-25 promulgated by the SEC) all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Transactions to maintain the listing of the CHC Common Stock on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares.

8.6         No Solicitation.

(a)         From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, except as set forth below, CHC shall not, shall cause each CHC Company, and shall use commercially reasonable efforts to cause each officer, director, employee or Affiliate of CHC or of any CHC Company not to, and shall not authorize or permit any Representative of CHC or any CHC Company, directly or indirectly, to (i) solicit, initiate, encourage or take any other action designed to solicit or which may have the effect of soliciting or indicating an interest in a solicitation of, the submission of, any Takeover Proposal, (ii) participate or engage in any written correspondence, discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (iii) unless the CHC board of directors (“CHC Board”) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be reasonably likely to violate the fiduciary duties of the CHC Board to CHC’s stockholders under applicable Law and solely to the extent necessary to permit such third party to submit an unsolicited Takeover Proposal that is, or is reasonably likely to be, a Superior Proposal, to the CHC Board, release any third party from any confidentiality or standstill agreement to which CHC is a party, or fail to reasonably enforce or grant any material waiver, request or consent to any Takeover Proposal under, any such agreement. CHC shall, and shall cause each CHC Company and CHC’s and each such CHC Company’s respective Representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussions or negotiations heretofore conducted by CHC, any CHC Company or their respective Representatives with respect to any Takeover Proposal. CHC shall promptly after the date of this Agreement instruct each Person that has heretofore executed a confidentiality agreement relating to any Takeover Proposal to promptly return or destroy all information, documents and materials relating to a Takeover Proposal or to CHC or its businesses, operations or affairs heretofore furnished by CHC or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement. It is understood that any violation of the restrictions of this Section 8.6(a) in any material respect by any Representative of CHC or any CHC Company shall be deemed a material breach of this agreement by CHC.

(b)         Notwithstanding the restrictions set forth in Section 8.6(a), if, prior to the Required Company Stockholder Vote, in response to an unsolicited written, bona fide Takeover Proposal from a third party that the CHC Board determines in good faith (after consultation with its financial advisors and independent outside legal counsel) is, or would reasonably be expected to result in or lead to, a Superior Proposal, CHC and its Representatives may, subject to CHC giving Delta prompt written notice (which notice shall contain a description of the material terms and conditions pertinent thereto and the other parties thereto), and a statement to the effect that the CHC Board has made the determination required by this Section 8.6(b) in respect thereof and that CHC intends to furnish non-public information to, or enter into discussions or negotiations with, such Person):

(i)          furnish information with respect to CHC and each CHC Company to the Person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement that contains terms no less favorable to CHC than the terms of the confidentiality provisions of this Agreement or any non-disclosure agreement entered into between CHC and Delta (except that such confidentiality agreement shall contain additional provisions that expressly permit CHC to comply with the provisions of this Section 8.6), provided, that a copy of all such information is delivered simultaneously to Delta to the extent it has not previously been so furnished to Delta, and

(ii)         engage in such negotiations or discussions with the Person making such Takeover Proposal as the CHC Board shall determine in good faith that the failure to take such action would be reasonably likely to violate the fiduciary duties of the CHC Board to CHC’s stockholders under applicable Law.

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(c)         Except as otherwise permitted by Section 8.6(d), neither the CHC Board nor any committee thereof shall (i) withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Delta, Pubco or Merger Sub, the CHC Board recommendation regarding the Transactions, or fail to include a recommendation in the Proxy Statement to approve the Transactions, (ii) approve or recommend or propose publicly to approve or recommend, any Takeover Proposal (any of the foregoing in clause (i) or (ii), a “Change in Recommendation”), (iii) take any action to exempt any Person (other than Delta, Pubco, Merger Sub and their respective Affiliates) from the restrictions contained in any takeover Law or otherwise cause such restrictions not to apply, (iv) enter into any agreement, agreement-in-principle or letter of intent with respect to, or accept, any Takeover Proposal, or (v) enter into any agreement, agreement-in-principle or letter of intent requiring Company (whether or not subject to conditions) to abandon, terminate or fail to consummate the Transactions or breach its obligations under this Agreement.

(d)         Notwithstanding the provisions of this Section 8.6, at any time prior to the Required Stockholder Approval, the CHC Board (or applicable committee thereof) may:

(i)          in the absence of a Takeover Proposal, make a Change in Recommendation if a material event or change in circumstances has occurred after the date hereof that was not known or reasonably foreseeable by CHC prior to the date hereof and the CHC Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be reasonably likely to violate the fiduciary duties of the CHC Board to CHC’s stockholders under applicable Law, or

(ii)         if the CHC Board (or the applicable committee thereof) has received a written, bona fide Takeover Proposal (that has not been withdrawn) that constitutes a Superior Proposal, and such Takeover Proposal shall not have resulted from a breach or violation of the terms of this Section 8.6, terminate this Agreement to authorize and allow CHC to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if, prior to the CHC Board taking any such action contemplated by clauses (i) or (ii): (A) CHC shall have provided to Delta prompt written notice advising Delta of the decision of the CHC Board to take such action and the reasons therefor; (B) CHC shall have given Delta five (5) business days after the date of delivery of such notice to propose revisions to the terms of this Agreement or make another proposal and, if Delta proposes to revise the terms of this Agreement or make another proposal, CHC shall have, during such period, negotiated in good faith with Delta with respect to such proposed revisions or other proposal and to make such adjustments in the terms and conditions of this Agreement as would permit CHC or the CHC Board not to accept such Takeover Proposal without being in violation of the fiduciary duties of CHC’s directors (it being agreed that any material changes to any Takeover Proposal shall require delivery of a new notice and a new period of five (5) business days after the date of such delivery for negotiations between Delta and CHC); and (C) with respect to any Takeover Proposal contemplated by clause (ii), the CHC Board shall have determined in good faith, after consultation with its financial advisors and outside legal counsel and after considering the results of such negotiations and giving effect to the proposals made by Delta, if any, that such Takeover Proposal constitutes a Superior Proposal.

(e)         Nothing contained in this Agreement shall prohibit CHC or the CHC Board from (i) taking and disclosing to the stockholders of CHC a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act) or (ii) making a “stop, look and listen” communication to the stockholders of CHC pursuant to Rule 14d-9(f) under the Exchange Act, in each case provided CHC has otherwise complied with the terms of this Section 8.6(e), provided, however, that any disclosure made by CHC or the CHC Board pursuant to Rules 14d-9 or 14e-2(a) will be limited to a statement that CHC is unable to take a position with respect to the bidder’s tender offer unless the CHC Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Laws; provided, further, that (x) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Change in Recommendation subject to the terms and conditions of this Agreement unless the CHC Board reaffirms the CHC Board Recommendation in such disclosure or public statement; and (y) CHC shall not affect a Change in Recommendation unless specifically permitted pursuant to the terms of this Section 8.6(e).

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(f)          Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. on October 19, 2022 (the “Go-Shop Period”), CHC shall have the right to: (i) initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that constitute Takeover Proposals, including by way of providing access to non-public information to any Person and its Representatives, its affiliates and its prospective equity and debt financing sources, provided that prior to furnishing such information, CHC has entered into an non-disclosure agreement with such Person, and provided, further, that CHC shall promptly make available to Delta any non-public information concerning CHC or any CHC Company that it provides to any Person given such access if such information was not previously made available to Delta, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons and their Representatives, their affiliates and their prospective equity and debt financing sources with respect to any Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. In the event that the CHC Board determines to accept any Takeover Proposal it receives during the Go-Shop Period, Delta shall be entitled to negotiate the terms of Delta’s proposal and this Agreement in accordance with Section 8.6(d), and submit a topping or alternate bid provided that the amount of the Superior Proposal Termination Fee otherwise payable under Section 10.4 shall be deducted from the amount of consideration payable by Delta in connection with such topping or alternate bid.

(g)         In addition to the other obligations of CHC set forth in this Section 8.6, CHC shall promptly, and in any case within twenty-four (24) hours of its receipt, advise Delta orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Takeover Proposal, and the material terms and conditions of such request, Takeover Proposal or inquiry. CHC shall keep Delta informed on a reasonably current basis of the status and material terms and conditions (including all material amendments or proposed material amendments) of any such Takeover Proposal or inquiry. In addition to the foregoing, CHC shall provide Delta with at least twenty-four (24) hours prior notice of a meeting of the CHC Board (or such lesser notice as is provided to the members of the CHC Board) at which the CHC Board is reasonably expected to consider a Takeover Proposal.

(h)         In the event that CHC accepts a Takeover Proposal which is a Superior Proposal or effects a Change in Recommendation, contemporaneously with the acceptance of the Takeover Proposal or Change in Recommendation, CHC shall pay to Delta, by wire transfer of immediately available funds, the Termination Fee as defined in Section 10.4. For the avoidance of doubt, it shall be a condition to the acceptance of a Superior Proposal or a Change in Recommendation that the Termination Fee be paid at the time set forth in Section 10.4(c).

8.7         No Trading. Delta, Pubco, Merger Sub and the Sellers each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of CHC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Delta, Pubco, Merger Sub and the Sellers each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of CHC, communicate such information to any third party, take any other action with respect to CHC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8         Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to Delta, any Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to Delta, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to Delta, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware

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of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to Delta, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to Delta, any Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9         Efforts.

(a)         Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)         In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. The Parties agree that any fees, costs and expenses in connection with any filings required under Antitrust Laws pursuant to this Section 8.9(b) shall be borne by Delta.

(c)         As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to Delta, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions

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contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)         Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, Delta, Pubco and Merger Sub shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined Rule 3b-4 under the Exchange Act and to maintain such status through the Closing.

8.10       Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11       The Registration Statement.

(a)         As promptly as practicable after the date hereof, CHC and Pubco shall prepare with the assistance of Delta and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of CHC Securities prior to the Effective Time, which Registration Statement will also contain a proxy statement of CHC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from CHC stockholders for the matters to be acted upon at the Special Stockholder Meeting.

(b)         The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from CHC stockholders to vote, at a special meeting of CHC stockholders to be called and held for such purpose (the “Special Stockholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions, by the holders of CHC Common Stock in accordance with CHC’s Organizational Documents, the NRS and the rules and regulations of the SEC and Nasdaq, (B) the adoption and approval of a new Equity Incentive Plan for Pubco, in form and substance to be mutually agreed by Pubco, Delta and CHC prior to the Closing (the “Pubco Equity Plan”), which will provide that the total awards under such Pubco Equity Plan will be a number of Pubco Ordinary Shares equal to fifteen percent (15%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, and containing a customary “evergreen” provision equal to two percent (2%) of the outstanding Pubco Ordinary Shares on a fully diluted basis per annum, (C) the appointment, and designation of classes, of the members of the Post-Closing Pubco Board, in each case in accordance with Section 8.14 hereof, (D) such other matters as Delta, Pubco and CHC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (D), collectively, the “Stockholder Approval Matters”), and (E) the adjournment of the Special Stockholder Meeting, if necessary or desirable in the reasonable determination of CHC.

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(c)         If, on the date one day immediately preceding the date for which the Special Stockholder Meeting is scheduled, CHC reasonably believes that it will not receive proxies representing a sufficient number of shares to obtain the Required Stockholder Approval, whether or not a quorum is present, or, CHC will not have sufficient shares of CHC common stock to constitute a quorum, CHC may in its sole discretion make one or more successive postponements or adjournments of the Special Stockholder Meeting as long as such Special Stockholder Meeting is not postponed more than five days for each postponement or adjournment or an aggregate of ten days for all such postponements or adjournments. In connection with the Registration Statement, CHC and Pubco shall file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in CHC’s Organizational Documents, the NRS and the rules and regulations of the SEC and Nasdaq. CHC and Pubco shall cooperate and provide Delta (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. Delta shall provide CHC with such information concerning the Delta Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by Delta shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(d)         Pubco shall use commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby, which shall include reasonable best efforts to cause to be delivered to consent from its independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form F-4 under the Securities Act. Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Special Stockholder Meeting, respectively. Each of CHC, Pubco and Delta shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to Delta, Pubco, CHC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to CHC’s stockholders to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and CHC’s Organizational Documents; provided, however, Pubco may not amend the Registration Statement without CHC’s written consent.

(e)         CHC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. CHC and Pubco shall provide Delta with copies of any written comments, and shall inform Delta of any material oral comments, that CHC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Stockholder Meeting promptly after the receipt of such comments and shall give Delta a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(f)          As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, CHC and Pubco shall distribute the Registration Statement to CHC’s stockholders and, pursuant thereto, shall call the Special Stockholder Meeting in accordance with the NRS for a date no later than forty (40) days following the effectiveness of the Registration Statement.

(g)         CHC and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, CHC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Stockholder Meeting.

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8.12       Public Announcements.

(a)         The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of CHC, Pubco and Delta, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)         The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within twenty-four (24) hours thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release and within four (4) Business Days of execution of this Agreement, CHC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which Delta shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with Delta reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within twenty-four (24) hours thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release and within four (4) Business Days of execution of this Agreement, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which CHC shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

8.13       Confidential Information.

(a)         Delta, Pubco, Merger Sub and the Sellers agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any CHC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the CHC Confidential Information without CHC’s prior written consent; and (ii) in the event that Delta, Pubco, Merger Sub, any Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any CHC Confidential Information, (A) provide CHC to the extent legally permitted with prompt written notice of such requirement so that CHC or an Affiliate thereof may seek, at CHC’s cost, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or CHC waives compliance with this Section 8.13(a), furnish only that portion of such CHC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such CHC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Delta, Pubco, Merger Sub and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to CHC or destroy (at CHC’s election) any and all copies (in whatever form or medium) of CHC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

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(b)         CHC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Delta Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Delta Confidential Information without Delta’s prior written consent; and (ii) in the event that CHC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Delta Confidential Information, (A) provide Delta to the extent legally permitted with prompt written notice of such requirement so that Delta may seek, at Delta’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or Delta waives compliance with this Section 8.13(b), furnish only that portion of such Delta Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Delta Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, CHC shall, and shall cause its Representatives to, promptly deliver to Delta or destroy (at Delta’s election) any and all copies (in whatever form or medium) of Delta Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, CHC and its Representatives shall be permitted to disclose any and all Delta Confidential Information to the extent required by the Federal Securities Laws.

8.14       Post-Closing Board of Directors and Executive Officers.

(a)         The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of not less than five (5) and not greater than seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) one (1) individual that is designated by CHC prior to the Closing who will be reasonably acceptable to Delta (the “CHC Director”); and (ii) up to six (6) individuals (as applicable) that are designated by Delta prior to the Closing (the “Delta Directors”). Pursuant to the Amended Pubco Charter as in effect as of the Closing, the Post-Closing Pubco Board shall be a classified board with three classes of directors, with (A) one class of directors, the Class A Directors, initially serving a one (1)-year term, such term effective from the Closing (but any subsequent Class A Directors serving a three (3)-year term), (b) a second class of directors, the Class B Directors, initially serving a two (2)-year term, such term effective from the Closing (but any subsequent Class B Directors serving a three (3)-year term), and (c) a third class of directors, the Class C Directors, serving a three (3)-year term, such term effective from the Closing.

(b)         The Parties shall take all action necessary, including causing the executive officers of Pubco to either resign or be removed from their office, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of Delta immediately prior to the Closing (unless Delta desires to appoint another qualified person to serve in either such role, in which case, such other person identified by Delta shall serve in such role).

8.15       Indemnification of Directors and Officers; Tail Insurance.

(a)         The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of CHC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of CHC (the “D&O Indemnified Persons”) as provided in CHC’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and CHC, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of CHC to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O

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Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of CHC to the extent permitted by applicable Law. The provisions of this Section 8.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)         For the benefit of CHC’s directors and officers, CHC shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than CHC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and CHC shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and CHC shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

8.16       Employment Agreements. Prior to the Closing, Delta and CHC shall use its reasonable best efforts to cause the persons set forth on Schedule 8.16 to enter into the Employment Agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to Delta and CHC, between each such person and Pubco or a Subsidiary of Pubco, as applicable.

8.17       Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, indirect and other substantially similar Taxes (including any indirect capital gains taxes) and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be borne by Delta. Delta shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and CHC agrees to cooperate in the filing of such Tax Returns and other documentation, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns and other documentation.

8.18       Tax Matters. Each of the Parties (together with each of its respective Affiliates) shall use its reasonable best efforts to cause, taken together, the Merger and the Share Exchange to qualify as an exchange described in Section 351 of the Code, and shall not take any action or fail to take any action that could reasonably be expected to impede or prevent, taken together, the Merger and the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

8.19       Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Pubco, Delta and CHC will take all such steps as may be required (to the extent permitted under applicable Laws and no-action letters issued by the SEC) to cause any acquisition of Pubco Ordinary Shares (including derivative securities with respect to Pubco Ordinary Shares) by each Person (including any director by deputization) who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Pubco, to be exempt under Rule 16b-3 under the Exchange Act. At least ten (10) days prior to the Closing Date, CHC will furnish the following information to Pubco for each Person who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CHC: (a) the number of shares of CHC Common Stock held by such Person and expected to be exchanged for Pubco Ordinary Shares pursuant to the Transaction and (b) the number of other derivative securities (if any) with respect to CHC Common Stock held by such individual and expected to be converted into Pubco Ordinary Shares or derivative securities with respect to Merger Sub Common Stock in connection with the Transactions.

8.20       Pubco S-8 Registration Statement. Pubco shall file with the SEC, as soon as reasonably practicable following the Effective Date, a registration statement on Form S-8, if available, for use by Pubco, relating to the Pubco Ordinary Shares issuable with respect to CHC Stock Options assumed by Pubco in accordance with Section 1.6(c).

8.21       Listing. Pubco shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the Pubco Ordinary Shares to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance) and (b) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially

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reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. CHC and Delta will cooperate with Pubco as reasonably requested by Pubco with respect to the Nasdaq Listing Application and promptly furnish to Pubco all information concerning the Delta Companies, or CHC and its stockholders, as applicable, that may be required or reasonably requested in connection with any action contemplated by this Section 8.21.

8.22       Employees; Employee Benefits.

(a)         During the twelve (12)-month period commencing on the Closing (or, if earlier, the date of termination of the applicable Continuing Employee) (the “Continuation Period”), Pubco shall, or shall cause CHC or its Subsidiaries or Affiliates, as applicable, to, provide to each employee of CHC immediately before the Closing who continues employment with Pubco or any of its Subsidiaries or Affiliates after the Closing Date (such employees, the “Continuing Employees”): (i) base salary or base wages at the same annual or periodic rate as the base salary or base wages provided to such Continuing Employee immediately before the Closing; (ii) an annual cash bonus opportunity or commissions opportunity that is no less favorable than the annual cash bonus opportunity or commissions opportunity provided to such Continuing Employee immediately before the Closing; and (iii) employee benefits that are no less favorable in the aggregate than those employee benefits provided to such Continuing Employee immediately before the Closing (excluding any equity or equity-based compensation, any deferred compensation, any long-term incentive compensation, any defined benefit pension, any retiree medical arrangements, or any retention bonus, change of control bonus, transaction bonus, or similar bonus compensation).

(b)         From and after the Closing Date, Pubco shall treat, and shall cause CHC or its Subsidiaries or Affiliates, as applicable, and each of the Delta Benefit Plans after the Closing Date in which a Continuing Employee participates or becomes eligible to participate to treat, for purposes of determining eligibility to participate, vesting, and accrual of and entitlement to benefits where length of service is relevant (but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA) all service with CHC as service with Delta and Pubco or their respective Subsidiaries and Affiliates to the same extent recognized under the analogous CHC Benefit Plan prior to Closing, except to the extent it would result in duplication of benefits or coverage.

(c)         From and after the Closing Date, Pubco or Delta, as applicable, shall take commercially reasonable efforts to cause each Delta Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA: (i) to waive any and all eligibility waiting periods, evidence of insurability requirements, and pre-existing condition limitations and exclusions with respect to each Continuing Employee to the extent waived or satisfied under the analogous CHC Benefit Plan; and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment, and out-of-pocket maximums under such Delta Benefit Plan any deductible, co-payment, and out-of-pocket expenses paid by the Continuing Employee under an analogous CHC Benefit Plan during the plan year for such CHC Benefit Plan in which occurs the later of the Closing Date and the date on which such Continuing Employee becomes covered under such Delta Benefit Plan.

(d)         This Section 8.22 shall only be binding upon and inure solely to the benefit of each of CHC and Delta or their respective Subsidiaries and Affiliates, and nothing in this Section 8.22, express or implied, shall confer upon any other Person any third-party beneficiary or other rights or remedies of any nature whatsoever under or by reason of this Section 8.22 or inure to the benefit of or be enforceable by any service provider, employee, director or independent consultant of CHC, Delta, Pubco or their respective Subsidiaries or Affiliates, of any entity or any Person representing the interest of any employees, directors or independent consultants or of any Person whose rights are derivative of any such employee (including a family member or estate of the employee). Nothing contained herein, express or implied shall (i) be construed to establish, amend or modify any CHC Benefit Plan or other benefit plan, program, agreement or arrangement or (ii) alter or limit the ability of CHC, Delta, Pubco or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 8.22 shall not create any right in any service provider, CHC employee or any other Person to any continued employment with CHC, Delta, Pubco or any of their respective Subsidiaries or Affiliates or compensation or benefits of any nature or kind whatsoever.

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Article IX
CLOSING CONDITIONS

9.1         Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by Delta and CHC of the following conditions:

(a)         Required Stockholder Approval. The Stockholder Approval Matters that are submitted to the vote of the stockholders of CHC at the Special Stockholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of CHC at the Special Stockholder Meeting in accordance with CHC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Stockholder Approval”).

(b)         Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c)         Requisite Regulatory Approvals. All Consents set forth in Schedule 9.1(c) shall have been obtained.

(d)         Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 9.1(d) shall have each been obtained or made.

(e)         No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f)          Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.14.

(g)         Pubco Charter Amendment. At or prior to the Closing, the shareholders of Pubco shall have amended and restated the memorandum and articles of association of Pubco in form and substance as shall have been mutually agreed by Pubco, Delta and CHC prior to the Closing (the “Amended Pubco Charter”).

(h)         Foreign Private Issuer Status. Each of Delta and CHC shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(i)          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(j)          Stock Exchange Listing. The Pubco Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

9.2         Conditions to Obligations of Delta, Pubco, Merger Sub and the Sellers. In addition to the conditions specified in Section 9.1, the obligations of Delta, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction or written waiver (by Delta and Pubco) of the following conditions:

(a)         Representations and Warranties. All of the representations and warranties of CHC set forth in Article IV of this Agreement and in any certificate delivered by or on behalf of CHC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, CHC.

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(b)         Agreements and Covenants. CHC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)         No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to CHC since the date of this Agreement which is continuing and uncured.

(d)         Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)         Hedging Activities. CHC shall not have net exposure in excess of One Million Five Hundred Thousand $1,500,000 under all of its hedging activities at the Closing.

(f)          Cash and Cash Equivalents; Indebtedness. Upon the Closing, CHC shall have no more than $9.0 million of debt (inclusive of capital leases and liabilities), $4.0 million in available cash post-closing, $0.9 million of minority interests and no stand-by equity lines, preferred equity, warrants, options (other than the CHC Stock Options outstanding), derivatives or any other convertible securities outstanding).

(g)         Closing Deliveries.

(i)          Officer Certificate. CHC shall have delivered to Delta and Pubco a certificate, dated the Closing Date, signed by an executive officer of CHC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to CHC.

(ii)         Secretary Certificate. CHC shall have delivered to Delta and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of CHC’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of CHC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which CHC is or is required to be a party or otherwise bound.

(iii)        Good Standing. CHC shall have delivered to Delta and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for CHC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of CHC’s jurisdiction of organization and from each other jurisdiction in which CHC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)        FIRPTA Certificate. CHC shall deliver to Pubco a duly executed certification that meets the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and in form and substance reasonably acceptable to Pubco, certifying that CHC is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; provided, however, that provision of such certificate shall not be a condition to Closing and that the sole remedy for failure to provide such certification shall be withholding, if applicable.

9.3         Conditions to Obligations of CHC. In addition to the conditions specified in Section 9.1, the obligations of CHC to consummate the Transactions are subject to the satisfaction or written waiver (by CHC) of the following conditions:

(a)         Representations and Warranties. All of the representations and warranties of Delta, Pubco, Merger Sub and the Sellers set forth in Articles V, Article VI and Article VII of this Agreement and in any certificate delivered by or on behalf of Delta, Pubco, Merger Sub or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and

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warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Delta Company, Pubco or any Seller.

(b)         Agreements and Covenants. Delta, Pubco, Merger Sub and the Sellers shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)         No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Delta Company or Pubco since the date of this Agreement which is continuing and uncured.

(d)         Certain Ancillary Documents. Each Non-Competition Agreement, each Lock-Up Agreement and the Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)         Share Exchange. The Share Exchange shall have been effectuated in accordance with Section 2.1.

(f)          Closing Deliveries.

(i)          Officer Certificate. CHC shall have received a certificate from Delta, dated as the Closing Date, signed by an executive officer of Delta in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c). Pubco shall have delivered to CHC a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco and Merger Sub, as applicable.

(ii)         Seller Certificate. CHC shall have received a certificate from each Seller, dated as the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b) with respect to such Seller.

(iii)        Secretary Certificates. Delta and Pubco shall each have delivered to CHC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iv)        Good Standing. Delta shall have delivered to CHC a good standing certificate (or similar documents applicable for such jurisdictions) for Delta certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Delta’s jurisdiction of organization and from each other jurisdiction in which Delta is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to CHC good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v)         Cash and Cash Equivalents. Upon the Closing, Delta shall provide to CHC reasonably satisfactory evidence that Delta has cash and cash equivalents of not less than $5,000,000.

(vi)        Tax Opinions. At or prior to the Closing, Lowenstein Sandler LLP, counsel for CHC, and EGS, U.S. counsel for Delta, Pubco, Merger Sub and the Sellers, each shall have delivered a tax opinion, dated as of the Closing Date, that the Transactions should be treated as an exchange described in Section 351 of the Code.

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9.4         Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to Delta, any Delta Company, any Seller, Pubco or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X
TERMINATION AND EXPENSES

10.1       Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)         by mutual written consent of CHC and Delta;

(b)         by written notice by CHC or Delta if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by June 29, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to Delta, the Sellers, Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)         by written notice by either CHC or Delta if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to Delta, the Sellers, Pubco or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)         by written notice by Delta to CHC, if (i) there has been a material breach by CHC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of CHC shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section (i)(a) or Section (i)(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to CHC by Delta or (B) the Outside Date; provided, that Delta shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time Delta, Pubco, Merger Sub or any Seller is in material uncured breach of this Agreement;

(e)         by written notice by CHC to Delta, if (i) there has been a breach by Delta, Pubco, Merger Sub or any Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Delta by CHC or (B) the Outside Date; provided, that CHC shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time CHC is in material uncured breach of this Agreement;

(f)          by written notice by CHC to Delta, if there shall have been a Material Adverse Effect on any Delta Company or Pubco following the date of this Agreement which is uncured and continuing;

(g)         by written notice by either CHC or Delta to the other if the Special Stockholder Meeting is held (including any adjournment or postponement thereof) and has concluded, CHC’s stockholders have duly voted, and the Required Stockholder Approval was not obtained; or

(h)         by written notice by CHC to Delta, if CHC accepts a Takeover Proposal which is a Superior Proposal or effects a Change in Recommendation, contemporaneously with the acceptance of the Takeover Proposal or Change in Recommendation.

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10.2       Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 10.3, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Sections 10.3 and this Section 10.2 (but subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.8), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3       Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

10.4       Termination Fees.

(a)         Notwithstanding Section 10.3 above, in the event that there is a valid and effective termination of this Agreement by Delta pursuant to Section 10.1(d), then CHC shall pay to Delta a termination fee in cash equal to Seven Hundred Fifty Thousand Dollars ($750,000) plus a disbursement of all documented, out-of-pocket expenses up to Two Hundred Fifty Thousand Dollars ($250,000) (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) (the “CHC Termination Fee”); provided that no CHC Termination Fee shall be payable in the event that this Agreement is terminated for failure of CHC to obtain the Required Stockholder Approval so long as CHC has held the Special Stockholder Meeting in accordance with applicable Law effective in accordance of the provisions of the Securities Act. Any CHC Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Delta within three (3) Business Days of the notice of such termination.

(b)         Notwithstanding Section 10.3 above, in the event that there is a valid and effective termination of this Agreement by CHC pursuant to Section 10.1(e), then Delta shall pay to CHC a termination fee in cash equal to Seven Hundred Fifty Thousand Dollars ($750,000) plus a disbursement of all documented, out-of-pocket expenses up to Two Hundred Fifty Thousand Dollars ($250,000) (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) (the “Delta Termination Fee”); provided that no Delta Termination Fee shall be payable in the event that this Agreement is terminated for failure of (x) CHC to obtain the Required Stockholder Approval so long as CHC has held the Special Stockholder Meeting in accordance with applicable Law or (y) the Registration Statement to have been deemed effective subject to the applicable provisions of Securities Act. Any Delta Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Delta within three (3) Business Days of the notice of such termination.

(c)         Notwithstanding Section 10.3 above, in the event that there is a valid and effective termination of this Agreement by CHC pursuant to Section 10.3(h) in the event that CHC accepts a Takeover Proposal which is a Superior Proposal or effects a Change in Recommendation, contemporaneously with the acceptance of the Takeover Proposal or Change in Recommendation, CHC shall pay to Delta, by wire transfer of immediately available funds, a break-up fee equal to the greater of (i) One Million Three Hundred Thousand Dollars ($1,300,000) and (ii) the amount of all documented, reasonable out-of-pocket costs, fees and expenses incurred by Delta (including,

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without limitation, any documented reasonable fees, costs and expenses incurred by Delta for consultants, advisors and attorneys), up to an aggregate of Two Million Dollars ($2,000,000) (the “Superior Proposal Termination Fee” and each of the Superior Proposal Termination Fee, CHC Termination Fee and the Delta Termination Fee, a “Termination Fee”).

(d)         Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Termination Fee is payable under this Section 10.4, the payment of such Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the terminating Party or its Affiliates would otherwise be entitled to assert against the other Party or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the terminating Party or its Affiliates, provided, that the foregoing shall not limit (x) the other Party or its Affiliates from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of Delta or CHC, as the case may be, to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article XI
WAIVERS AND Releases

11.1       Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Delta Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Delta Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Delta Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Delta Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 11.1.

11.2       No Recourse. Except in the case of fraud, or to the extent otherwise set forth in any document, certificate or instrument delivered in connection with this Agreement, the Ancillary Documents or the Transactions contemplated hereunder, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement or any of the Ancillary Documents, (b) the negotiation, execution or performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to this Agreement or any of the Ancillary Documents), (c) any breach or violation of this Agreement or any of the Ancillary Documents and (d) the failure of the transactions contemplated hereunder to be consummated, in each case, may be made by the parties hereto only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties hereto or thereto, as applicable (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to the items in the immediately preceding clauses (a) through (d), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates of another Contracting Party. Without limiting the foregoing, to the maximum extent permitted by Law (other than as set forth in any applicable Ancillary Document), (i) each Contracting Party hereby waives and releases

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any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any other Contracting Party’s Nonparty Affiliate in respect of this Agreement or any Ancillary Document, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party disclaims any reliance upon any other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any Ancillary Document or any representation or warranty made in, in connection with, or as an inducement to this Agreement or any Ancillary Document.

Article XII
MISCELLANEOUS

12.1       Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

12.2       Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) if sent by email on a Business Day before 11:59 p.m. (recipient’s time), when transmitted; (iii) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (iv) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (v) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to CHC at or prior to the Closing, to: Coffee Holding Co., Inc. 3475 Victory Boulevard Staten Island, New York 10314 Attn: Andrew Gordon, President, CEO & CFO	with a copy (which will not constitute notice) to: Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Attn: Steven M. Skolnick, Esq.
If to Delta at or prior to the Closing, to: c/o Delta Corp Holdings Limited Suite 3016, The Leadenhall Building 122 Leadenhall Street London EC3V 4AB, United Kingdom Attn: Mudit Paliwal, CEO

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq. and Sarah E.
Williams, Esq.

If to Pubco or Merger Sub at or prior to the Closing, to: Boundary Hall, Cricket Square Grand Cayman KY1-1102 Cayman Islands Attn: Mudit Paliwal

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq. and Sarah E.
Williams, Esq.

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If to any Seller, to: the address of such Seller as set forth underneath such Seller’s signature on the signature page hereto with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq. and Sarah E.
Williams, Esq.

If to Pubco, CHC or Delta after the Closing, to: Boundary Hall, Cricket Square Grand Cayman KY1-1102 Cayman Islands Attn: Mudit Paliwal

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq. and Sarah E. Williams, Esq.

12.3       Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of CHC, Pubco and Delta (except that Delta shall be entitled to assign this Agreement and its rights and obligations hereunder to an Affiliate without the prior written consent of any Party), and any assignment without such consent shall be null and void; provided that no such assignment (except an assignment by Delta to an Affiliate) shall relieve the assigning Party of its obligations hereunder.

12.4       Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 8.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.5       Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12.5 for which the provisions of Section 12.6 and Section 12.7 will be applicable) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 12.5. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of

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the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

12.6       Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 12.5, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 12.5, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.7       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

12.8       Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.9       Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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12.10     Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by CHC, Pubco, Delta, and the Sellers holding a majority of the Delta Shares; provided that no amendment, supplementation or modification shall affect a Seller in a manner materially and adversely disproportionate to the other Sellers without the prior written consent of such Seller, provided, that, after approval of the Transactions by the CHC stockholders, as applicable, no amendment may be made which by Law requires further approval by such stockholders without such further approval.

12.11     Waiver. Each of CHC, Pubco and Delta on behalf of itself and its Affiliates, and each Seller on its behalf, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.12     Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.13     Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall

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be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by Delta to be given, delivered, provided or made available by Delta, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to CHC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of Delta for the benefit of CHC and its Representatives at least two (2) Business Days prior to the date of this Agreement and CHC and its Representatives have been given access to the electronic folders containing such information. To the extent that any Contract, document, certificate or instrument is represented and warranted to by CHC to be given, delivered, provided or made available by CHC, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Delta or its Representatives, such Contract, document, certificate or instrument shall have been (i) filed publicly or (ii) posted to the electronic data site maintained on behalf of CHC for the benefit of Delta and its Representatives at least two (2) Business Days prior to the date of this Agreement and Delta and its Representatives have been given access to the electronic folders containing such information.

12.14     Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Article XIII
DEFINITIONS

13.1       Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“2023 Annual Report” means the annual report of Pubco for the fiscal year ended December 31, 2023 filed with the SEC.

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Aggregate Other Acquisition Value” means the total value attributable to all Other Acquisitions (if any).

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Non-Competition Agreements, the Lock-Up Agreements, the Registration Rights Agreement, the Pubco Equity Plan, the Amended Pubco Charter, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

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“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“CHC Allocation Percentage” means the quotient of (a) the CHC Equity Value divided by (b) the sum of the CHC Equity Value and the Exchange Consideration.

“CHC Interim Balance Sheet” means the balance sheet of CHC included in its Quarterly Report on Form 10-Q for the quarter ended July 31, 2022, filed with the SEC on September 14, 2022.

“CHC Interim Balance Sheet Date” means July 31, 2022.

“CHC Book Entry Shares” means the CHC Common Stock held in book-entry or other non-certificated form.

“CHC Common Stock” means the shares of Common Stock, par value $0.001 per share, of CHC.

“CHC Company” means each of CHC and its direct and indirect Subsidiaries.

“CHC Confidential Information” means all confidential or proprietary documents and information concerning CHC or any of its Affiliates; provided, however, that CHC Confidential Information shall not include any information which, (i) at the time of disclosure by Delta, Pubco, Merger Sub, any Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by CHC or its Representatives to by Delta, Pubco, Merger Sub, any Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such CHC Confidential Information.

“CHC Equity Value” means $31,467,295.

“CHC Outstanding Shares” means the sum of (a) a number of shares equal to 12,727 (representing a number of shares attributable to the in-the-money portion of each CHC Stock Option outstanding as of the Closing) and (b) the total number of shares of CHC Common Stock outstanding as of immediately prior to the Closing.

“CHC Preferred Stock” means shares of Preferred Stock, par value $0.001 par value per share, of CHC.

“CHC Securities” means the CHC Common Stock, the CHC Preferred Stock and the CHC Stock Options, collectively.

“CHC Stock Options” means options to purchase shares of CHC Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

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“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Delta Allocation Percentage” means 1.00 minus the CHC Allocation Percentage (which CHC Allocation Percentage shall be decreased in connection with any Other Acquisition).

“Delta Company” means each of Delta and its direct and indirect Subsidiaries.

“Delta Confidential Information” means all confidential or proprietary documents and information concerning the Delta Companies, Pubco, Merger Sub or the Sellers or any of their respective Affiliates, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Delta Confidential Information shall not include any information which, (i) at the time of disclosure by CHC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Delta, Pubco, Merger Sub, the Seller or their respective Representatives to CHC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Delta Confidential Information.

“Delta Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of Delta or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of Delta.

“Delta Outstanding Shares” means the total number of shares of Delta Shares issued and outstanding immediately prior to the Closing expressed on a fully-diluted and as-converted basis and assuming, without limitation or duplication, (a) the exercise of any Delta share options outstanding as of immediately prior to the Closing and (b) the issuance of Delta Shares in respect of all other outstanding options, restricted share awards, warrants or rights to receive such shares, whether conditional or unconditional, and including any outstanding options, restricted share awards, warrants or rights triggered by or associated with the Closing (but excluding any other Delta Shares reserved for issuance under any Delta equity incentive plan).

“Delta Securities” means, collectively, Delta Shares, any Delta options and any other Delta Convertible Securities.

“Delta Shares” means the ordinary shares, par value £1 per share, of Delta.

“Delta Transaction Shares” means a number of shares equal to the product determined by multiplying (a) the Post-Closing CHC Shares by (b) the Delta Allocation Percentage.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

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“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient (rounded to four decimal places) obtained by dividing (a) the Delta Transaction Shares by (b) the Delta Outstanding Shares. For purposes of clarity, the calculation of the Exchange Ratio and resulting Pubco ownership as of the date of this Agreement is set forth on Schedule 13.1 hereto.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by Delta or any one or more of its Subsidiaries primarily for the benefit of employees of Delta or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based upon an alleged false or misleading statement, as defined at common law, provided that the false or misleading statement is made intentionally or with willful disregard of the truth.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), whether contingent or otherwise, including the principal amount thereof and all fees and interest accrued thereon, (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, minority interests, preferred shares, or other debt security, including all interest accrued thereon, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person

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and (j) all guarantees, pledges or similar assurances by any member of such Person to pay another Person’s debt or to perform another Person’s obligation in the case of default, (k) all off-balance sheet Liabilities of such Person; and (l) all obligations described in clauses (a) through (k) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Knowledge” means, with respect to (a) Delta, the actual knowledge of each of Mudit Paliwal, Peter Shaerf and Joseph Nelson, after reasonable inquiry with his direct reports responsible for the applicable subject matter and any relevant books and records; (b) CHC, the actual knowledge of each of Andrew Gordon and David Gordon, after reasonable inquiry with his direct reports responsible for the applicable subject matter and any relevant books and records; and (c) any other Party, (i) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (ii) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic (including, without limitation, COVID-19), including the effects of any Governmental Authority or other third-party responses thereto; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse

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Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to CHC, the failure to obtain the Required Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to CHC.

“Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Net Income” means the “net income” line item in the consolidated audited income statement of Pubco included in the 2023 Annual Report (or its equivalent metric under IFRS).

“NRS” means the Nevada Revised Statutes Act, as amended.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, statutory books, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Other Acquisition” any acquisition by any Delta Company (whether by equity or asset purchase or otherwise) of all or substantially all of one or more other businesses, if any, completed prior to the date the Proxy Statement is mailed to the CHC stockholders, the value of which (as it relates to the Exchange Consideration) in each such case shall be determined in good faith by Delta and CHC.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP or IFRS, as applicable) have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, exempted company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

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“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Post-Closing CHC Shares” means the quotient determined by dividing (a) the CHC Outstanding Shares by (b) the CHC Allocation Percentage.

“Pubco Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Preference Shares” means the preference shares, par value $0.0001 per share, of Pubco.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Preferred Shares, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Superior Proposal” means any bona fide written offer in respect of a Takeover Proposal (provided, that for the purposes of this definition all references in the definition of Takeover Proposal to (a) “15%” shall be replaced by references to “a majority” and (b) “85%” shall be replaced by “50%”) received by CHC after the date hereof that is not the result of a breach or violation by CHC of Section 8.6 of this Agreement and is on terms that the CHC Board determines in its good faith judgment (after consultation with a financial advisor and outside legal counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the ability to finance the proposal, financial legal and regulatory considerations, the identity of the Person or Persons making the proposal, the possibility of CHC’s stockholders to participate in the continuing growth of the Surviving

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Corporation, and other aspects of the proposal that the CHC Board deems relevant, (i) if completed, is more favorable from a financial point of view to the holders of CHC Common Stock than the Transactions (taking into account the payment of the Superior Proposal Termination Fee hereunder, as well as the terms of any proposal by Delta to modify the terms of the Transactions) and (ii) is reasonably capable of being completed on the terms proposed.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined under Section 13(d) of the Exchange Act) (other than Delta, Merger Sub or any of their Affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, dissolution, direct or indirect business combination, asset acquisition, exclusive license, tender or exchange offer or other similar transaction involving CHC or any CHC Company and involving (a) assets or businesses that constitute or represent 15% or more of the total revenue or assets of CHC and its Subsidiaries, taken as a whole, (b) 15% or more of the outstanding shares of CHC Common Stock or any other CHC capital stock or capital stock of, or other equity or voting interests in, any CHC Company directly or indirectly holding, individually or taken together, the assets or business referred to in clause (a) above, (c) a transaction pursuant to which the stockholders of CHC immediately preceding such transaction would hold less than 85% of the voting equity interest in the surviving or resulting entity of such transaction, or (d) any combination of the foregoing, in each case other than the Transactions.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, real property, personal property, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, (c) liability under any abandonment or unclaimed property, escheat or similar Law and (d) any Liability for the payment of amounts described in clauses (a), (b) or (c) of this sentence as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Annex A-79

13.2       Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA Procedures	12.5
Accounts Receivable	4.7(d)
Agreement	Preamble
Amended Pubco Charter	9.1(g)
Antitrust Laws	8.9(b)
Audited Delta Financials	6.7(a)
Certificate of Merger	1.2
Change in Recommendation	8.6(c)
CHC	Preamble
CHC Benefit Plan	4.19(a)
CHC Board	8.6(a)
CHC Book Entry Shares	13.1
CHC Certificates	1.6(g)(iii)
CHC Directors	8.14(a)
CHC Disclosure Schedules	Article IV
CHC Financials	4.7(b)
CHC IP	4.13(c)
CHC IP Licenses	4.13(a)
CHC Material Contract	4.12(a)
CHC Owned Real Property	4.15(b)
CHC Permits	4.10
CHC Personal Property Leases	4.16
CHC Real Property Leases	4.15(a)
CHC Registered IP	4.13(a)
CHC Termination Fee	10.4(a)
CHC Top Customers	4.26
CHC Top Vendors	4.26
Closing	3.1
Closing Date	3.1
Closing Filing	8.12(b)
Closing Press Release	8.12(b)
Continuation Period	8.22(a)
Continuing Employees	8.22(a)
Delta	Preamble
Delta Balance Sheet	6.7
Delta Balance Sheet Date	6.7
Delta Benefit Plan	6.19(a)
Delta Certificates	2.3(b)
Delta Directors	8.14(a)
Delta Disclosure Schedules	Article VI
Delta Financials	6.7(a)
Delta IP	6.13(c)
Delta IP Licenses	6.13(a)
Delta Material Contract	6.12(a)
Delta Permits	6.10
Delta Personal Property Leases	6.16
Delta Real Property Leases	6.15
Delta Registered IP	6.13(a)

Annex A-80

Term	Section
Delta Termination Fee	10.4(b)
Delta Top Customer	6.23
Delta Top Vendor	6.23
D&O Indemnified Person	8.15(a)
D&O Tail Insurance	8.15(b)
Dispute	12.5
Earnout Consideration Shares	2.4
Effective Time	1.2
EGS	3.1
Employment Agreements	Recitals
Enforceability Exceptions	4.2
Environmental Permit	4.20(a)
Exchange Consideration	2.2
Exchange Fund	1.6(g)(ii)
Exchange Shares	2.2
Expenses	10.3
Federal Securities Laws	8.7
Go Shop Period	8.6(f)
Health Plan	4.19(k)
Holder Exchange Consideration	2.2
Interim Period	8.1(a)
Letter of Transmittal	1.6(g)(iii)
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	2.3(b)
Management Shareholders	Recitals
Merger Consideration	1.6(a)
Merger Sub	Preamble
Merger	Recitals
New Seller	8.2(b)(ii)
Non-Competition Agreement	Recitals
Nonparty Affiliates	11.2
OFAC	4.24(c)
Off-the-Shelf Software	4.13(a)
Outside Date	10.1(b)
Party(ies)	Preamble
Post-Closing Pubco Board	8.14(a)
Proxy Statement	8.11(a)
Pubco	Preamble
Pubco Book Entry Shares	1.6(g)(ii)
Pubco Equity Plan	8.11(b)
Public Certifications	4.7(a)
Purchased Shares	2.1
Registration Rights Agreement	Recitals
Registration Statement	8.11(a)
Related Person	4.21
Releasing Persons	11.1
Required Stockholder Approval	9.1(a)
Resolution Period	12.5
SEC Reports	4.7(a)
Sellers	Preamble

Annex A-81

Term	Section
Share Exchange	Recitals
Special Stockholder Meeting	8.11(b)
Signing Filing	8.12(b)
Signing Press Release	8.12(b)
Specified Courts	12.6
Stockholder Approval Matters	8.11(b)
Substituted Option	1.6(c)(i)
Superior Proposal Termination Fee	10.4(c)
Superior Proposal	8.6
Surviving Corporation	1.1
Takeover Proposal	8.6
Termination Fee	10.4(c)
Transactions	Recitals
Transfer Taxes	8.17
Voting Agreements	Recitals

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

Annex A-82

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Delta:
DELTA CORP HOLDINGS LIMITED
By:	/s/ Mudit Paliwal
Name: Mudit Paliwal
Title: Chief Executive Officer

Pubco:
DELTA CORP HOLDINGS LIMITED
By:	/s/ Mudit Paliwal
Name: Mudit Paliwal
Title: Chief Executive Officer

Merger Sub:
CHC MERGER SUB INC.
By:	/s/ Mudit Paliwal
Name: Mudit Paliwal
Title: Chief Executive Officer

CHC:
COFFEE HOLDING CO., INC.
By:	/s/ Andrew Gordon
Name: Andrew Gordon
Title: Chief Executive Officer

[Signature Page to Merger and Share Exchange Agreement]

Annex A-83

The Sellers:
Print Name
of Seller: Core Maritime Commodities FZ-LLZ
By:	/s/ Mudit Paliwal
[Signature]
If Entity, Print Name
and Title of Signatory:	Director
Address: c/o Delta Corp Holdings Limited
Suite 3016, The Leadenhall Building
122 Leadenhall Street
London EC3V 4AB, United Kingdom

[Signature Page to Merger and Share Exchange Agreement]

Annex A-84

ANNEX I
List of Sellers

Seller Name	Number of Delta Shares Held by Seller	Percentage Ownership
Core Maritime Commodities FZ-LLC	1,000	100%

TOTAL	1,000	100.00%

Annex A-85

ANNEX B

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

DELTA CORP HOLDINGS LIMITED

(adopted by Special Resolution dated [Date] and effective on [date])

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

DELTA CORP HOLDINGS LIMITED

(adopted by Special Resolution dated [Date] and effective on [date])

1            The name of the Company is Delta Corp Holdings Limited

2            The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3            The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4            The liability of each Member is limited to the amount unpaid on such Member’s shares.

5            The share capital of the Company is US$50,000 divided into 499,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7            Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

Annex B-1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

DELTA CORP HOLDINGS LIMITED

(adopted by Special Resolution dated [Date] and effective on [date])

1            Interpretation

1.1         In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above named company.
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

Annex B-2

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Securities Act”

means the United States Securities Act of 1933, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Share”	means an Ordinary Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

Annex B-3

1.2         In the Articles:

(a)         words importing the singular number include the plural number and vice versa;

(b)         words importing the masculine gender include the feminine gender;

(c)         words importing persons include corporations as well as any other legal or natural person;

(d)         “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)         “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)          references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)         any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)         the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)          headings are inserted for reference only and shall be ignored in construing the Articles;

(j)          any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)         any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)          sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)        the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)         the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares

3.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

Annex B-4

3.2         The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3         The Company may issue securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4         The Company shall not issue Shares to bearer.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

Annex B-5

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5         Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option or warrant.

7.2         The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

Annex B-6

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10          Variation of Rights of Shares

10.1       Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11          Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12          Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

Annex B-7

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

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15.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

15.5       A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies the survivor or survivors (where they were a joint holder) or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

16.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

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17          Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1       The Company may by Ordinary Resolution:

(a)         increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)         convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)         by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)         cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3       Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)         change its name;

(b)         alter or add to the Articles;

(c)         alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)         reduce its share capital or any capital redemption reserve fund.

18          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19          General Meetings

19.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2       The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

19.3       The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4       A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than one-third in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5       The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

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19.6       If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within 21 days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21 day period.

19.7       A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

19.8       Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

20          Notice of General Meetings

20.1       At least 10 clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)         in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

20.2       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21          Proceedings at General Meetings

21.1       No business shall be transacted at any general meeting unless a quorum is present. The holders of at least one-third of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

21.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

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21.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if the chairperson shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

21.6       If no Director is willing to act as chairperson or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

21.7       The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8       When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9       If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

21.10     When a general meeting is postponed for 30 days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

21.11     A resolution put to the vote of the meeting shall be decided on a poll.

21.12     A poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13     A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14     In the case of an equality of votes the chairperson shall be entitled to a second or casting vote.

22          Votes of Members

22.1       Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which they are the holder.

22.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.
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22.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4       No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

22.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

22.6       Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7       A Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

23          Proxies

23.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3       The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

23.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

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24          Corporate Members

24.1       Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

24.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

25          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26          Directors

26.1       There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

26.2       The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term of three years with the initial Class I Directors’ terms expiring at the Company’s annual general meeting to be held in 2025, the Class II Directors shall stand appointed for a term of one year with the initial Class II Directors’ terms expiring at the Company’s annual general meeting to be held in 2024 and the Class III Directors shall stand appointed for a term of two years with the initial Class III Directors’ terms expiring at the Company’s annual general meeting to be held in 2023. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

27          Powers of Directors

27.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

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27.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28          Appointment and Removal of Directors

28.1       The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2       The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29          Vacation of Office of Director

The office of a Director shall be vacated if:

(a)         the Director gives notice in writing to the Company that they resign the office of Director; or

(b)         the Director is absent (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by them) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)         the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)         the Director is found to be or becomes of unsound mind; or

(e)         all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30          Proceedings of Directors

30.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office. A Director who also acts as an alternate Director shall, if their appointor is not present, count twice towards the quorum.

30.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of their appointor to a separate vote on behalf of their appointor in addition to their own vote.

30.3       A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

30.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of

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such resolution (an alternate Director being entitled to sign such a resolution on behalf of their appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of their appointor and in their capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5       A Director or alternate Director may, or other Officer on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7       The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

30.8       All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9       A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31          Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32          Directors’ Interests

32.1       A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2       A Director or alternate Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director or alternate Director.

32.3       A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

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32.4       No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or their alternate Director in their absence) shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

32.5       A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34          Delegation of Directors’ Powers

34.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by that Director, provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3       The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made

Annex B-17

up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

34.4       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.5       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

34.6       The Directors may appoint such Officers of the Company as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate their office at any time if they give notice in writing to the Company that they resign their office.

35          Alternate Directors

35.1       Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by them.

35.2       An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which their appointor is a member, to attend and vote at every such meeting at which the Director appointing them is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of their appointor as a Director in their absence.

35.3       An alternate Director shall cease to be an alternate Director if their appointor ceases to be a Director.

35.4       Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5       Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for their own acts and defaults and shall not be deemed to be the agent of the Director appointing them.

36          No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37          Remuneration of Directors

37.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

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37.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

38          Seal

38.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3       A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39          Dividends, Distributions and Reserve

39.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

39.4       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

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39.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8       No Dividend or other distribution shall bear interest against the Company.

39.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40          Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41          Books of Account

41.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

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42          Audit

42.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2       Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3       If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8       Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9       The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10     At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43          Notices

43.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, telex, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail. Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority.

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43.2       Where a notice is sent by:

(a)         courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)         post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)         telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted; and

(d)         email or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

43.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44          Winding Up

44.1       If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)         if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)         if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator

Annex B-22

may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45          Indemnity and Insurance

45.1       Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47          Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48          Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49          Business Opportunities

49.1       To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except

Annex B-23

to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

49.2       Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

49.3       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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ANNEX C

September 27, 2022

PRIVATE & CONFIDENTIAL

For the Board of Directors of Coffee Holding Co., Inc. (NASDAQ:JVA)

3475 Victory Boulevard, Staten Island, NY 10314 | United States

We understand that Coffee Holding Co., Inc. (NASDAQ:JVA), a publicly traded company that is a Nevada corporation (“JVA”), is considering entering into a Merger and Share Exchange Agreement (the “Merger Agreement”) with Delta Corp. Cayman Ltd., a Cayman Islands exempted company (“Delta”), the shareholders of Delta (the “Sellers”), Delta Corp. Holdings Ltd., a Cayman Islands exempted company (the “Pubco”), and CHC Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Pubco (the “Merger Sub”).

•        The Merger Agreement provides for the combination of JVA and Delta as wholly owned subsidiaries of Pubco, a newly formed holding company, and pursuant to which (a) Pubco will acquire all of the issued and outstanding capital shares of Delta from the Sellers in exchange for ordinary shares of Pubco, such that Delta becomes a wholly owned subsidiary of Pubco and the Sellers become shareholders of Pubco (the “Share Exchange”); and immediately thereafter (b) JVA will merge with Merger Sub, with JVA continuing as the surviving entity and wholly owned subsidiary of Pubco (the “Merger” and collectively with the Share Exchange, the “Business Combination”).

•        According to the Merger Agreement, at its effective time: (a) each of JVA’s issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock”) will be cancelled in exchange for the right to receive one ordinary share, par value $0.001 per share, of Pubco (a “Pubco Ordinary Share”), consisting of approximately 5,721,326 Pubco Ordinary Shares that shall have an approximate aggregate value equal to Thirty One Million Five Hundred Thousand U.S. Dollars ($31,500,000) (the “Merger Consideration”); and (b) in the Share Exchange, the Sellers will receive the 119,357,690 Pubco Ordinary Shares that shall have an approximate aggregate value equal to Six Hundred and Twenty-Five Million U.S. Dollars ($625,000,000), ( the “Exchange Consideration”, and (a) and (b) collectively, the “Business Combination Consideration”), in each case subject to adjustment as set forth in the Merger Agreement, and all upon the terms and subject to the conditions set forth in the Merger Agreement.

•        It is anticipated that, immediately following completion of the Business Combination, JVA’s existing stockholders will own approximately 4.79% of the outstanding Ordinary Shares of Pubco, and the existing stockholders of Delta, the Sellers, will own approximately 95.21% of the outstanding Ordinary Shares of Pubco.

The Board of Directors has retained Newbridge Securities Corporation to render an opinion as to whether, on the date of such opinion, the Business Combination Consideration to be received by the stockholders of JVA in the Business Combination is fair, from a financial point of view, to JVA’s stockholders (the “Opinion”).

We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of JVA to proceed with the Transaction. Pursuant to the “Go-Shop” provision in the Merger Agreement, Newbridge has agreed, that upon execution of the Merger Agreement, at the request of the JVA executive management, to contact several strategic and financial parties about a potential transaction with JVA as an alternative to the transaction with Delta. Our Opinion does not address the relative merits of the Business Combination as compared to any alternative business strategy that might exist for JVA.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, JVA has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Annex C-1

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Business Combination.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, JVA, and its successor entities.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

•        Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        Reviewed drafts of the Merger Agreement related to the Business Combination;

•        Reviewed JVA’s publicly available last twelve fiscal quarters of historical financial results, (Q4-2019 - Q3-2022) as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of JVA since September 2020;

•        Reviewed publicly available financial information of JVA filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between September 14th, 2020, through September 26th, 2022;

•        Reviewed a financial model of Delta with historical and future financial projections (including potential revenue growth, EBITDA and net income margins) provided by Delta’s management team;

•        Performed a Public Company Comparable analysis of similar companies to Delta in the “Air Freight and Logistics (Asset Light)” sector to derive the Price-To-Earnings multiples;

•        Performed Comparable Precedent M&A Transaction analysis of similar companies to Delta in the “Air Freight and Logistics” sector to derive the Price-To-Earnings multiples;

•        Performed a Discounted Cash Flow analysis layered onto Delta’s financial model;

•        Conducted discussions with JVA’s management team to better understand JVA’s recent business history, and near-term financials;

•        Conducted discussions with Delta’s management team to better understand Delta’s recent business history, and near-term financials; and

•        Performed such other analyses and examinations, as we deemed appropriate.

In forming our Opinion, we have had full access to, and full cooperation from the management team of both JVA and Delta to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of JVA and Delta provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management teams of both JVA and Delta as to the future financial performance of the combined parties without and subsequent to a potential business combination.

This Opinion is for the use of the Board of Directors of Coffee Holding Co., Inc. (NASDAQ:JVA), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner

Annex C-2

or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with JVA may be included in, filings made by JVA with the U.S. Securities & Exchange Commission and in any proxy statement or similar disclosure document delivered to the stockholders of JVA.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Merger Consideration to be received by the stockholders of JVA in the Business Combination is fair, from a financial point of view, to JVA’s stockholders.

Sincerely,

Newbridge Securities Corporation
/s/ Chad D. Champion
Chad D. Champion Senior Managing Director, Head of Equity Capital Markets

Annex C-3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime.

Delta’s Proposed Articles that will be in effect upon completion of the Business Combination provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted under the laws of the Cayman Islands, in the absence of wilful neglect or default. In connection with the Closing, Delta intends to enter into indemnification agreements with each post-Closing director of Delta.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.     Exhibits and Financial Statement Schedules

(a)     The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
2.1†

Agreement and Plan of Merger, dated as of September 29, 2022, by and among (i) JVA, (ii) Pubco, (iii) Merger Sub, and (iv) Delta (included as Annex A to the proxy statement/prospectus of Pubco, which is part of this Registration Statement, and incorporated herein by reference).

3.1	Memorandum and Articles of Association of Pubco as filed in the Cayman Islands on September 21, 2022.
3.2

Form of Amended and Restated Memorandum and Articles of Association of Pubco to be effective upon Closing (included as Annex B to the proxy statement/prospectus of Pubco, which is part of this Registration Statement, and incorporated herein by reference).

4.1*	Specimen Ordinary Share Certificate.
5.1*	Opinion of Maples and Calder (Cayman) LLP.
8.1*	Tax Opinion of Lowenstein Sandler LLP.
10.1	Form of Voting and Support Agreement (incorporated by reference to Exhibit 10.2 to JVA’s Form 8-K (File No. 001-32491), filed with the SEC on September 30, 2022).
10.2*	Form of Lock-up Agreement.
10.3*	Form of Non-competition Agreement.
10.4	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.1 to JVA’s Form 8-K (File No. 001-32491), filed with the SEC on September 30, 2022).
10.5*#	Coffee Holding Co., Inc. 2013 Equity Compensation Plan.
10.6*#	Amendment No. 1 to Coffee Holding Co., Inc. 2013 Equity Compensation Plan.
21.1*	Subsidiaries of Pubco.
23.1	Consent of Marcum LLP, independent registered accounting firm of JVA.
23.2	Consent of Marcum LLP, independent registered accounting firm of Delta.
23.3*	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1).
23.4*	Consent of Lowenstein Sandler LLP (included in Exhibit 8.1).
23.5	Consent of Newbridge Securities Corporation.
24.1	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Form of Proxy Card for Stockholders.
99.2	Opinion of Newbridge Securities Corporation (included as Annex C to the proxy statement/prospectus, which is part of this Registration Statement, and incorporated herein by reference).
99.3	Consent of Mudit Paliwal to be named as a director.
99.4	Consent of Peter Shaerf to be named as a director.
99.5	Consent of Michelle R. Bockmann to be named as a director.

Exhibit Number	Description
99.6	Consent of Lelia Konyn to be named as a director.
99.7	Consent of Elizabeth Turnbull to be named as director.
99.8	Consent of Andrew Gordon to be named as director.
107.1	Calculation of Registration Fee Table.

____________

#        Indicates management contract or compensatory plan or arrangement.

†        Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

*        To be filed by amendment.

Item 22.     Undertakings

(a)    Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)    Registration on Form S-4 or F-4 of securities offered for resale.

(1)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)    The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

i.       to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. The undertaking in this subparagraph (i) a includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

ii.      To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on the 26th of September, 2023.

DELTA CORP HOLDINGS LIMITED
By:	/s/ Mudit Paliwal
Name:	Mudit Paliwal
Title:	Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mudit Paliwal and Joseph Nelson as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign one or more Registration Statement on Form F-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of Delta Corp Holdings Limited. and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Dates
/s/ Mudit Paliwal	Chief Executive Officer	September 26, 2023
Name: Mudit Paliwal	(Principal Executive Officer)
/s/ Joseph Nelson	Chief Financial Officer	September 26, 2023
Name: Joseph Nelson	(Principal Financial and Accounting Officer)
/s/ Mudit Paliwal	Director	September 26, 2023
Name: Mudit Paliwal

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Delta Corp Holdings Limited, has signed this registration statement in the City of Newark, Delaware, on the 26th day of September, 2023.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director